As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-190934

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PMC Commercial Trust

(Exact name of registrant as specified in its charter)

Texas	6798	75-6446078
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17950 Preston Road, Suite 600, Dallas, Texas 75252

(972) 349-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jan F. Salit

Chief Executive Officer and President

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

X. Lane Folsom John B. McKnight Locke Lord LLP 2200 Ross Avenue, Suite 2200 Dallas, Texas 75201-6776	Gregory R.A. Dahlgren Neal Aizenstein DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, IL 60601-1293

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and the satisfaction or waiver of all other conditions to the closing of the merger and other transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(1)(4)
Common Shares of Beneficial Interest, par value $.01 per share	22,000,003(2)	N/A	$66,183,113	$9,028

(1)	This amendment withdraws from the original Registration Statement on Form S-4 (file no. 333-190934) (a) 65,028,571 Class A Convertible Cumulative Preferred Shares of Beneficial Interest and (b) 455,199,997 Common Shares of Beneficial Interest issuable upon conversion of the Class A Convertible Cumulative Preferred Shares of Beneficial Interest.
(2)	Represents the number of Registrant’s Common Shares of Beneficial Interest to be issued in connection with the merger described herein.
(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price of the Registrant’s Common Shares of Beneficial Interest was calculated based upon the book value of securities received by registrant from CIM Urban Partners, L.P. and CIM Urban Partners GP, LLC as of the latest practicable date.
(4)	A registration fee of $195,810 was previously paid on August 30, 2013 in connection with filing the original Registration Statement on Form S-4 (file no. 333-190934). Such registration fee was calculated on the basis of 22,000,003 Common Shares of Beneficial Interest, 65,028,571 Class A Convertible Cumulative Preferred Shares of Beneficial Interest and 455,199,997 Common Shares of Beneficial Interest issuable upon conversion of the Class A Convertible Cumulative Preferred Shares of Beneficial Interest originally sought to be registered on the original Registration Statement. The registrant may apply the unused portion of such registration fee to a future filing in accordance with Rule 457(p).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. PMC Commercial Trust may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2013

PROXY STATEMENT/PROSPECTUS

PMC COMMERCIAL TRUST

17950 PRESTON ROAD, SUITE 600

DALLAS, TEXAS 75252

Dear PMC Commercial Trust Shareholder:

You are cordially invited to attend a special meeting of the shareholders of PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), at 9:00 a.m., Central Daylight Time, on [                    ], 2013 at [                    ].

At the special meeting, PMC Commercial shareholders will be asked to consider and vote upon a proposal to approve the issuance of common shares and preferred shares of PMC Commercial pursuant to the terms of the agreement and plan of merger dated as of July 8, 2013, by and among PMC Commercial, CIM Urban REIT, LLC (“CIM REIT”), and their respective merger subsidiaries. We refer to this document as the “Merger Agreement” in this proxy statement/prospectus, which references include amendments thereto, including the consent to assignment and limited waiver to agreement and plan of merger dated as of November 20, 2013 (the “Consent and Waiver”), and both the Merger Agreement itself and the Consent and Waiver are attached as Annex A to this proxy statement/prospectus.

Pursuant to the Merger Agreement: (a) a merger subsidiary of CIM REIT will merge with and into a merger subsidiary of PMC Commercial, at which time PMC Commercial will become the parent company of CIM Urban Partners L.P. (“CIM Urban”) and its subsidiaries; and (b) PMC Commercial will issue to Urban Partners II, LLC (“Urban II”), the members of which will be CIM REIT and CIM Urban Partners GP, LLC (the current general partner of CIM Urban), 22,000,003 common shares of PMC Commercial (the “PMC Commercial Common Shares”) and 65,028,571 Class A convertible cumulative preferred shares of PMC Commercial (the “PMC Commercial Preferred Shares”). Each PMC Commercial Preferred Share will be convertible into seven PMC Commercial Common Shares.

Under the terms of the Merger Agreement, the board of trust managers of PMC Commercial shall, on the last business day prior to consummation of the merger and the related transactions provided for in the Merger Agreement and the annexes, agreements and other documents referenced therein (the “Merger”), declare a special dividend payable to each registered shareholder on that day of $5.50 per PMC Commercial Common Share (plus that portion of PMC Commercial’s regular quarterly dividend accrued through that day), which special dividend shall be payable on or prior to the tenth business day after consummation of the Merger. All of the PMC Commercial Common Shares outstanding immediately prior to the Merger will remain outstanding following the Merger. Assuming conversion of the PMC Commercial Preferred Shares, Urban II will receive approximately 97.8% of the PMC Commercial Common Shares issued and outstanding immediately after consummation of the Merger. PMC Commercial expects that, following the Merger, the PMC Commercial Common Shares will be listed on The NASDAQ Stock Market LLC.

PMC Commercial is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. This proxy statement/prospectus also constitutes a prospectus of PMC Commercial. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “RISK FACTORS” beginning on page 39.

PMC Commercial’s board of trust managers has unanimously (i) determined that the Merger Agreement and the Merger, including the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement, are advisable, fair to and in the best interests of PMC Commercial and its shareholders, and (ii) approved the Merger Agreement and the annexes attached thereto, as well as the Merger and the issuance of the PMC Commercial Common Shares and the PMC Commercial Preferred Shares, as provided in the Merger Agreement. PMC Commercial’s board of trust managers unanimously recommends that PMC Commercial shareholders vote FOR the proposal to approve the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement (including the issuance of PMC Commercial Common Shares upon the conversion of such PMC Commercial Preferred Shares) (the “Share Issuance Proposal”). CIM REIT’s director, CIM Urban Partners GP, LLC, has also approved the Merger Agreement and the Merger.

The Merger cannot be completed unless the Share Issuance Proposal is approved by the affirmative vote of the holders of at least a majority of the PMC Commercial Common Shares that are present in person or by proxy at the special meeting. No other vote of the holders of PMC Commercial Common Shares is required to complete the Merger.

Your vote is very important. If you are a registered shareholder, please vote your shares as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the special meeting in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. If you are a registered shareholder and you attend the special meeting and wish to vote in person, you may withdraw your proxy with proper documentation and vote in person. A form of photo identification will be required for admission to the special meeting. For further information on admission, please refer to the question entitled “Who can attend the special meeting?” on page 7 of the proxy statement/prospectus.

On behalf of our board of trust managers, I thank you for your support and look forward to the successful completion of the Merger.

Sincerely,

[ ], 2013

Jan F. Salit Chief Executive Officer and President

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [                    ], 2013, and is first being mailed to the shareholders of PMC Commercial on or about [                    ], 2013.

PMC COMMERCIAL TRUST

17950 PRESTON ROAD, SUITE 600

DALLAS, TEXAS 75252

NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS OF PMC COMMERCIAL TRUST

TO BE HELD ON [                    ], 2013

To the Shareholders of PMC Commercial Trust:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), will be held at 9:00 a.m., Central Daylight Time, on [                    ], 2013, at [                    ]. You are cordially invited to attend the special meeting of shareholders for the following purposes:

(1) The Share Issuance Proposal—to consider and vote upon a proposal to approve the issuance of the common shares and preferred shares of PMC Commercial (including the common shares issuable upon conversion of such preferred shares) pursuant to the terms of that certain agreement and plan of merger, dated as of July 8, 2013 (as it may be amended from time to time and including the consent to assignment and limited waiver to agreement and plan of merger dated November 20, 2013, the “Merger Agreement”), by and among PMC Commercial, Southfork Merger Sub, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of PMC Commercial (“PMC Merger Sub”), CIM REIT, and CIM Merger Sub, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of CIM REIT (“CIM Merger Sub”) (the “Share Issuance Proposal”);

(2) The Merger-Related Compensation Proposal—to consider and vote upon, through a non-binding advisory vote, certain compensation arrangements for PMC Commercial’s named executive officers in connection with the merger and other transactions contemplated by the Merger Agreement (the “Merger-Related Compensation Proposal”);

(3) The Adjournment Proposal—to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal; and

(4) to consider and transact such other procedural matters as may properly come before the special meeting of shareholders or any adjournment or postponement thereof.

The Share Issuance Proposal is not conditioned on the approval of the Merger-Related Compensation Proposal or the adjournment proposal, as approval of the Share Issuance Proposal is the only PMC Commercial shareholder approval required for consummation of the merger described in the Merger Agreement.

Only registered shareholders of PMC Commercial at the close of business on [                    ], 2013 are entitled to notice of the special meeting of shareholders and to vote and have their votes counted at the special meeting of shareholders and any adjournments or postponements of the special meeting of shareholders. A complete list of PMC Commercial registered shareholders entitled to vote at the special meeting of shareholders will be available for ten days before the special meeting of shareholders at the principal executive offices of PMC Commercial for inspection by shareholders during usual business hours for any purpose germane to the special meeting of shareholders.

The transactions contemplated by the Merger Agreement will be consummated only if the holders of at least a majority of the shares that are present in person or by proxy at the special meeting vote in favor of the Share Issuance Proposal.

Thank you for your participation. We look forward to your continued support.

[ ], 2013	By Order of the Board of Trust Managers

Jan F. Salit Chief Executive Officer and President

This notice was mailed by PMC Commercial on [                    ], 2013.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about PMC Commercial from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone at the following address and telephone number:

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3235

Attention: Investor Relations

or

AST Phoenix Advisors

6201 15th Avenue

Brooklyn, NY 11219

(800) 780-7314

If you would like to request any documents, please do so by [                    ], 2013 in order to receive them before the special meeting.

You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of the documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 209.

ABOUT THIS DOCUMENT

This document, which forms part of a Registration Statement on Form S-4 filed with the SEC by PMC Commercial, constitutes a prospectus of PMC Commercial under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the PMC Commercial Common Shares to be issued to Urban II pursuant to the terms of the Merger Agreement. This document also constitutes a proxy statement of PMC Commercial under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to PMC Commercial shareholders nor the issuance by PMC Commercial of its securities in connection with the Merger will create any implication to the contrary.

Information contained or incorporated by reference in this proxy statement/prospectus regarding PMC Commercial has been provided by PMC Commercial, and information contained in this proxy statement/prospectus regarding CIM Group has been provided by CIM REIT.

-i-

(continued)

-ii-

(continued)

-iii-

ANNEXES

-iv-

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement, the Merger, the Share Issuance Proposal and the special meeting. These questions and answers do not address all questions that may be important to you as a shareholder. Please refer to the “SUMMARY TERM SHEET” beginning on page 12 and the more detailed information contained elsewhere in this proxy statement/prospectus and the annexes to this proxy statement/prospectus, which you should read carefully.

Unless otherwise indicated or the context requires otherwise:

•	all references to the “Advisor” refer to CIM Urban REIT Management L.P., a California limited partnership that provides day-to-day management of CIM Urban’s operations;

•	all references to the “Board of Trust Managers” refer to the board of trust managers of PMC Commercial, and all references to a “Trust Manager” refer to a member thereof;

•	all references to “CIM Group” refer to CIM Group LLC, a Delaware limited liability company, and its affiliates;

•	all references to “CIM Merger Sub” refer to CIM Merger Sub, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of CIM REIT;

•	all references to “CIM REIT” refer to CIM Urban REIT, LLC, a Delaware limited liability company;

•	all references to “CIM Urban” refer to CIM Urban Partners L.P., a Delaware limited partnership and subsidiary of CIM REIT;

•

all references to the “Consent and Waiver” refer to the Consent to Assignment and Limited Waiver to Agreement and Plan of Merger dated as of November 20, 2013 by and among PMC Commercial, CIM REIT, PMC Merger Sub, and CIM Merger Sub, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM REIT, Urban II, a copy of which is attached and included in Annex A to this proxy statement/prospectus;

•

all references to “Manager” refer to CIM Service Provider, LLC, a Delaware limited liability company, together with any of its affiliates appointed to act as manager pursuant to the Master Services Agreement;

•

all references to “Master Services Agreement” refer to the Master Services Agreement to be entered into by the Manager and PMC Commercial and its subsidiaries effective upon consummation of the Merger;

•

all references to the “Merger” refer to the merger of CIM Merger Sub with and into PMC Merger Sub, as contemplated by the Merger Agreement, together with the related transactions provided for in the Merger Agreement and the annexes, agreements and other documents referenced therein;

•

all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of July 8, 2013, as it may be amended from time to time and including the Consent and Waiver, among PMC Commercial, PMC Merger Sub, CIM REIT and CIM Merger Sub, a copy of which is attached and included in Annex A to this proxy statement/prospectus;

•	all references to the “Merger-Related Compensation Proposal” refer to the proposed compensation arrangements for PMC Commercial’s named executive officers in connection with the Merger;

•	all references to “PMC Commercial” refer to PMC Commercial Trust;

•	all references to “PMC Commercial Common Shares” refer to the common shares of beneficial interest, par value $0.01 per share, of PMC Commercial;

•	all references to “PMC Commercial Preferred Shares” refer to the Class A convertible cumulative preferred shares of beneficial interest, par value $0.01 per share, of PMC Commercial;

•	all references to “PMC Merger Sub” refer to Southfork Merger Sub, LLC, a newly formed Delaware limited liability company and wholly-owned subsidiary of PMC Commercial;

•

all references to the “Share Issuance Proposal” refer to the proposed issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares pursuant to the Merger Agreement (including the issuance of PMC Commercial Common Shares upon the conversion of such PMC Commercial Preferred Shares);

•

all references to the “Special Dividend” refer to the dividend to be declared by the Board of Trust Managers to the holders of PMC Commercial Common Shares on the last business day prior to consummation of the Merger, providing for the payment of $5.50 per PMC Commercial Common Share plus that portion of PMC Commercial’s regular quarterly dividend accrued through that day, which in accordance with the terms of the Merger Agreement shall be payable on or prior to the tenth business day after consummation of the Merger, and

•	all references to “Urban II” refer to Urban Partners II, LLC, the members of which are CIM REIT and CIM Urban Partners GP, LLC.

Q:	What is the proposed transaction?

A:	The proposed Merger, as described in the Merger Agreement. If the Share Issuance Proposal is approved by PMC Commercial shareholders and the other closing conditions specified in the Merger Agreement are satisfied or waived, the Merger will be consummated.

Q:	What will happen in the Merger?

A:	As a result of the Merger:

•	PMC Commercial will become the parent of CIM Urban and its subsidiaries; and

•	PMC Commercial will issue to Urban II 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares.

Q:	What will PMC Commercial shareholders receive as a result of the Merger?

A:	Pursuant to the declaration of the Board of Trust Managers, PMC Commercial registered shareholders on the last business day prior to consummation of the Merger will receive payment of the Special Dividend. In addition, each existing shareholder of PMC Commercial at the time of the Merger will continue to own the PMC Commercial Common Shares that such shareholder owned before the Merger. Assuming conversion of the PMC Commercial Preferred Shares issued in connection with the Merger, the shareholders of PMC Commercial prior to the Merger, on an aggregate basis, will own approximately 2.2% of the issued and outstanding PMC Commercial Common Shares immediately after the Merger.

Q:	What vote is required for PMC Commercial shareholders to approve the Share Issuance Proposal?

A:	Approval of the Share Issuance Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting. Approval of the Share Issuance Proposal is the only PMC Commercial shareholder approval required for consummation of the Merger.

Q:	What are some of the key terms of the PMC Commercial Preferred Shares to be issued to Urban II in connection with the Merger?

A:	The holder of each PMC Commercial Preferred Share is entitled to a cumulative dividend at the rate of 2.0% of $35.00 per year, which is subject to increase to 3.5% under certain conditions, and is convertible into seven PMC Commercial Common Shares.

Q:	What will be the equity capitalization of PMC Commercial immediately after the Merger?

A:	Upon consummation of the Merger, existing shareholders of PMC Commercial will continue to own approximately 10.6 million PMC Commercial Common Shares and Urban II will own approximately 22.0 million PMC Commercial Common Shares and approximately 65.0 million PMC Commercial Preferred Shares. Assuming conversion of the PMC Commercial Preferred Shares, Urban II will hold approximately 97.8% of the PMC Commercial Common Shares issued and outstanding immediately following the consummation of the Merger.

Q:	What are some of the key actions required to consummate the Merger?

A:	The following are some of the key actions that must be taken to consummate the Merger:

•	the approval of the Share Issuance Proposal by PMC Commercial’s shareholders;

•	any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) shall have been terminated or expired;

•	a national securities exchange mutually acceptable to CIM REIT and PMC Commercial shall have approved for listing the PMC Commercial Common Shares;

•

the Small Business Administration (the “SBA”) shall have approved those aspects of the Merger subject to its jurisdiction, and such approval shall not contain any terms or conditions that are unacceptable to CIM REIT or PMC Commercial or inconsistent with the Merger Agreement;

•

the Registration Statement on Form S-4 to be filed with the SEC by PMC Commercial, of which this proxy statement/prospectus constitutes a part, shall have been declared effective, and no stop order or proceeding suspending the effectiveness of the Form S-4 has been initiated or threatened by the SEC;

•

the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as PMC Commercial and CIM REIT shall agree and specify in the certificate of merger to be filed with the Secretary of State of the State of Delaware) so that CIM Merger Sub will be merged with and into PMC Merger Sub; and

•	the issuance by PMC Commercial to Urban II of 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares.

Q:	What dividend rate does PMC Commercial expect to pay on PMC Commercial Common Shares after the Merger?

A:	Subject to declaration by the then Board of Trust Managers, PMC Commercial expects to initially pay an annual dividend of $0.175 per PMC Commercial Common Share following the Merger, to be paid on a quarterly basis. For historical dividend information, please see “COMPARATIVE SHARE INFORMATION—Comparative PMC Commercial and CIM Urban Market Price and Dividend Information” beginning on page 37 of this proxy statement/prospectus. Although property real estate investment trusts (“REITs”) usually pay shareholders a lower yield than mortgage REITs, PMC Commercial believes over time property REITs experience higher price appreciation on average than do mortgage REITs.

Q:	What will be the composition of the Board of Trust Managers following the Merger?

A:	The post-Merger Board of Trust Managers will consist of the following Trust Managers: Richard Ressler, Avraham Shemesh, Shaul Kuba and Kelly Eppich, plus three independent Trust Managers to be appointed prior to the effective time of the Merger.

Q:	Why are PMC Commercial and CIM REIT proposing the Merger?

A:	The decision of the Board of Trust Managers to approve entry into the Merger Agreement and the annexes attached thereto was the result of careful consideration by the Board of Trust Managers of numerous factors, including the following material factors:

•

PMC Commercial is not a diversified company, as it is dependent on its SBA 7(a) mortgage loan product that is made to borrowers primarily in the limited service hospitality industry. Following the Merger, PMC Commercial’s business will be diversified by product type, industry, tenant and asset class.

•

It is expected that the Merger will provide PMC Commercial with the ability to obtain capital on more attractive terms than are currently available and the opportunity to participate in the enhanced future growth potential of the combined company, including any potential growth as a result of its increased size.

•	The Merger provides PMC Commercial with the ability to increase significantly its size in the short term rather than building over time in an effort to achieve a critical asset mass.

•

Although property REITs usually pay shareholders a lower yield than mortgage REITs, PMC Commercial believes over time property REITs experience higher price appreciation on average than do mortgage REITs.

•

PMC Commercial’s Common Shares have historically traded at a discount to the book value per PMC Commercial Common Share. The Board of Trust Managers believes that the Merger (including payment of the Special Dividend) will be accretive to the value of PMC Commercial Common Shares and provide a premium to the then-current market price of PMC Commercial Common Shares.

•

The Board of Trust Managers believes that the Merger is more favorable to PMC Commercial shareholders than remaining independent, liquidating, or the other strategic alternatives available to PMC Commercial, which belief was formed based on a number of factors, including its evaluation of PMC Commercial’s current operations and projections and the potential strategic alternatives available to PMC Commercial and consideration of the bids submitted during the third party solicitation process with respect to a possible business combination transaction in 2011 and 2012, as well as discussions with various market participants in early 2013 and during the Go-Shop Period in 2013 (see the section titled “THE MERGER—Background of the Merger” beginning on page 67).

•

The Board of Trust Managers believes that PMC Commercial’s shareholders will likely benefit, over time, from the enhanced liquidity that should result from a much greater number of PMC Commercial Common Shares being held by a broader shareholder base.

•

PMC Commercial is a small public company that must bear the substantial fixed costs associated with being a public company, and the Merger will result in a substantially larger combined company with a larger base of business over which these costs can be spread, thus reducing these costs as a percentage of revenue.

•

The Board of Trust Managers believes that CIM Group’s understanding of the business, operational and financial aspects of operating a real estate business will accrue to the benefit of PMC Commercial and its shareholders.

•	The Merger will provide PMC Commercial with the opportunity to invest in a portfolio of high quality performing real property assets that is managed by an experienced senior management team.

•

The Board of Trust Managers expects that PMC Commercial’s lending operations and management team will continue and it will have enhanced opportunities for liquidity, growth and an expanded business model and platform.

•

The Merger Agreement provisions permit PMC Commercial to enter into or participate in discussions or negotiations with a third party that makes an unsolicited written acquisition proposal to engage in a business combination or similar transaction, if the Board of Trust Managers determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties and that the third party proposal, after consultation with outside legal counsel and its financial advisor, constitutes a superior proposal or could reasonably be expected to result in a superior proposal (see the section titled “THE MERGER AGREEMENT—Acquisition Proposals—Unsolicited Offers” beginning on page 98).

•

The opinion of Sandler O’Neill + Partners, L.P., dated July 8, 2013, to the Board of Trust Managers, as to the fairness, from a financial point of view, of the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares pursuant to the terms of the Merger Agreement together with the payment of the Special Dividend (the “Merger Consideration”), to PMC Commercial and its shareholders, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, as more fully described below in the section “THE MERGER—Opinion of PMC Commercial’s Financial Advisor” beginning on page 76.

See the section titled “THE MERGER—Reasons of PMC Commercial’s Board of Trust Managers for the Merger” beginning on page 73.

CIM REIT’s director, CIM Urban Partners GP, LLC, approved the Merger Agreement and the Merger. CIM REIT is proposing the Merger:

•

to provide CIM Urban with a flexible capital structure with which to efficiently pursue its business strategy of owning and growing its portfolio of substantially stabilized assets in submarkets in which CIM Group’s opportunistic funds have targeted investment;

•	to allow potential investors who were previously unable to invest in CIM REIT, due to an inability to meet the minimum capital commitment requirements, to own interests in CIM Urban assets;

•

to allow potential investors who were previously unable to invest in CIM REIT, due to a restriction a potential investor may have faced regarding making investments in non-public vehicles, to own interests in CIM Urban assets;

•	to allow existing investors in CIM REIT who wish to continue owning interests in CIM Urban assets to do so through a publicly-traded, perpetual life liquid entity; and

•	as an economically efficient path to liquidity, over time, for existing investors in CIM REIT through a public vehicle.

Q:	What will be the strategy of PMC Commercial and its subsidiaries, including CIM Urban, after the Merger?

A:	PMC Commercial and/or its subsidiaries plan to (i) invest primarily in substantially stabilized real estate and real estate-related assets in high density, high barrier-to-entry urban markets throughout North America, in a manner similar to the current investment strategy of CIM Urban and (ii) continue to originate loans to small businesses collateralized by first liens on the real estate of the related business, in accordance with the current investment strategy of PMC Commercial but with a focus on expanding PMC Commercial’s existing business of originating loans through the Small Business Administration’s 7(a) Guaranteed Loan Program. The Advisor will provide the day-to-day management of CIM Urban’s operations. CIM Group will manage most aspects of PMC Commercial’s real estate business after the completion of the Merger, and it is anticipated that PMC Commercial will be the principal investment vehicle through which CIM Group will place substantially stabilized real estate investments.

PMC Commercial expects to generate additional value by:

•

expanding the existing CIM Urban portfolio through the acquisition of substantially stabilized real estate and real estate-related assets at yields which are accretive relative to the targeted dividend;

•

increasing the leverage of the CIM Urban portfolio from its current 15.8% ratio[1] to a ratio more in line with the broad universe of REITs, which currently averages approximately 40%[2], and to the extent additional borrowing is then available, subsequently investing the proceeds of approximately $1.0 billion into additional investments; and

•

expanding, over time, into new real estate-related activities supported by CIM Group’s broad real estate investment capabilities. These activities may include (i) originating and/or investing in a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans, (ii) real estate development activities to create core property or otherwise, and/or (iii) forming an open-ended REIT to raise additional capital from institutional investors, which would involve a joint venture with CIM Urban. These new activities may be internally managed or externally managed by the Advisor or its affiliates.

Q:	What will happen in the post-Merger shareholder meeting contemplated by the Merger Agreement?

A:	If the Merger is consummated, PMC Commercial will hold another meeting of shareholders as soon as practicable thereafter to approve an increase in the number of authorized PMC Commercial Common Shares to one billion (thereby satisfying the condition provided for in the Merger Agreement for the automatic conversion of the PMC Commercial Preferred Shares issued in connection with the Merger into an aggregate of 455,199,997 PMC Commercial Common Shares). At this meeting, PMC Commercial shareholders may also be asked to approve (i) a reverse stock split of the outstanding PMC Commercial Common Shares, and/or (ii) the reincorporation of PMC Commercial from Texas to Maryland (the “Reincorporation”) so that PMC Commercial’s corporate governance and the rights of shareholders will be governed by Maryland law and a proposed new Maryland charter (as attached hereto as Annex F, the “Maryland Charter”) and proposed new Maryland bylaws (as attached hereto as Annex G, the “Maryland Bylaws”) instead of Texas law and the Declaration of Trust of PMC Commercial and existing bylaws of PMC Commercial. The Reincorporation would be effected by a merger of PMC Commercial with and into a newly formed, wholly-owned Maryland corporate subsidiary. Urban II has agreed to vote its 97.8% post-Merger ownership of PMC Commercial Common Shares in favor of each of the proposals presented to shareholders at this meeting; as a consequence, if the Merger is consummated, there is a very high probability that the proposals to be presented at this subsequent shareholders meeting will be approved.

Q:	What are the reasons for the potential Reincorporation?

A:	The Maryland Charter and Maryland Bylaws and being governed by Maryland law would bring PMC Commercial’s corporate governance more in line with that of other public REITs, as over 70% of which are currently organized under Maryland law. The Maryland Charter would also increase the number of authorized PMC Commercial Common Shares so that the condition provided for in the Merger Agreement for automatically converting the PMC Commercial Preferred Shares into PMC Commercial Common Shares would be satisfied.

[1]

Leverage ratio reflects the total debt outstanding, inclusive of CIM Urban’s unsecured revolving credit lines of approximately $378 million, as of September 30, 2013, divided by CIM Urban’s determination of the fair value of its total assets of approximately $2.4 billion, as of September 30, 2013. CIM Urban’s determination of the fair value of its total assets as of September 30, 2013 reflects independent third-party appraised values for each of its investments as of December 31, 2012, increased by the cost of capital expenditures made during the period from January 1, 2013 to September 30, 2013. CIM Urban’s real estate investments were appraised at December 31, 2012 using either the discounted cash flow or direct capitalization method. The weighted average discount rate, terminal capitalization rate and revenue growth rate for those investments valued using discounted cash flows were 8.1%, 6.9% and 3.4%, respectively. The weighted average terminal capitalization rate for those investments valued under the direct capitalization method was 4.8%.

[2]	This average reflects the ratio of debt to gross asset value of each REIT covered by Morgan Stanley Equity Research; source: “Weekly REIT Insights: Fall NAREIT Recap”, November 18, 2013.

For additional information about the Reincorporation, including a comparison of the rights of PMC Commercial shareholders and PMC Commercial’s corporate governance before and after the potential Reincorporation, please see “STRATEGY OF PMC COMMERCIAL AFTER THE MERGER—The Reincorporation” on page 187.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of PMC Commercial will be held on [ ], 2013, at [ ], starting at 9:00 a.m. Central Daylight Time.

Q:	Who can attend the special meeting?

A:	Only persons who are holders of PMC Commercial Common Shares as of the record date for the special meeting or who are invited guests of PMC Commercial may attend and be admitted to the special meeting. All shareholders attending the special meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission. If a shareholder’s shares are registered in the name of a bank, broker or other custodian, the shareholder must also bring a proxy or a letter from that bank, broker or other custodian or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of PMC Commercial Common Shares as of the record date.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to consider and vote to approve the Share Issuance Proposal;

•	to consider and vote to approve, through a non-binding advisory vote, the Merger-Related Compensation Proposal;

•	to consider and vote on the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal; and

•	to consider and transact such other procedural matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	How does the PMC Commercial Board of Trust Managers recommend that I vote on the proposals?

A:	The Board of Trust Managers unanimously recommends that you vote:

•	“FOR” approval of the Share Issuance Proposal;

•	“FOR” approval of the Merger-Related Compensation Proposal; and

•	“FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Q:	What vote is required for PMC Commercial shareholders to approve the Share Issuance Proposal?

A:	Approval of the Share Issuance Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting. The Share Issuance Proposal is not conditioned on the approval of the Merger-Related Compensation Proposal or the adjournment proposal, as approval of the Share Issuance Proposal is the only PMC Commercial shareholder approval required for consummation of the Merger.

Q:	What vote is required for PMC Commercial shareholders to approve the Merger-Related Compensation Proposal?

A:

In accordance with Section 14A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), PMC Commercial is providing its shareholders with the opportunity to approve, through a non-binding advisory vote, certain compensation arrangements for PMC Commercial’s named executive officers in connection with the Merger, as described in “THE MERGER—Advisory Vote on Merger-Related Compensation Proposal.” Approval of the Merger-Related Compensation Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

Q:	What vote is required for PMC Commercial shareholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal?

A:	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting. Less than a quorum may adjourn the special meeting.

Q:	How are votes counted?

A:	For the proposal to approve the Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will count for the purpose of determining whether a quorum is present at the special meeting. If you abstain, it will have the same effect as a vote against the approval of the Share Issuance Proposal. In addition, if your shares are held in the name of a bank, broker or other custodian, your bank, broker or other custodian will not vote your shares in the absence of specific instructions from you on how to vote your shares. Inasmuch as no routine matters will be voted upon at the special meeting, no broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the Share Issuance Proposal.

For the proposal to approve the Merger-Related Compensation Proposal through a non-binding advisory vote, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain, it will have the same effect as a vote against the approval of the Merger-Related Compensation Proposal. No broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the Merger-Related Compensation Proposal.

For the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting. No broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the proposal to adjourn the special meeting.

If you hold your shares in your name and you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the Share Issuance Proposal, “FOR” the approval of the Merger-Related Compensation Proposal, and “FOR” the adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of record of PMC Commercial Common Shares as of the close of business on [ ], 2013, which is the record date for the special meeting, are entitled to vote at the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [ ] issued and outstanding PMC Commercial Common Shares. The holder of each PMC Commercial Common Share outstanding on the record date is entitled to one vote per share on each proposal presented at the special meeting.

Q:	What happens if I sell my PMC Commercial Common Shares before the special meeting?

A:

The record date of the special meeting is earlier than the date of the special meeting, the date that the Merger is expected to be completed and the record date for the Special Dividend in connection therewith. If you sell your PMC Commercial Common Shares after the record date for the special meeting, but before the record date for the Special Dividend, you will retain your right to vote at the special meeting, but you will have forfeited your right to receive the Special Dividend. In order to receive the Special Dividend, you must hold your PMC Commercial Common Shares through the record date of the Special Dividend, which is expected to be declared on the last business day prior to consummation of the Merger.

Q:	How do I vote?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the special meeting.

To submit your proxy by telephone, dial 1-800-[                    ] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.[                    ]. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by [                    ], [        ].m., Central Daylight Time, on [                    ], 2013.

To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Share Issuance Proposal, “FOR” the Merger—Related Compensation Proposal and “FOR” the adjournment proposal.

If you hold your shares in “street name,” please read the immediately following question and answer.

Q:	My shares are held in “street name” by my bank, broker or other custodian. Will my bank, broker or other custodian vote my shares for me?

A:	Your bank, broker or other custodian will only be permitted to vote your shares if you instruct your bank, broker or other custodian how to vote. You should follow the procedures provided by your bank, broker or other custodian regarding the voting of your shares. If you do not instruct your bank, broker or other custodian how to vote your shares, your shares will not be voted and will have no effect on the vote count for the Share Issuance Proposal, the Merger-Related Compensation Proposal or the proposal to adjourn the special meeting. If you wish to vote in person at the special meeting, you will need to obtain a legal proxy from your bank, broker or other custodian in order to do so.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to [ ],[ ].m., Central Daylight Time, on [ ], 2013,

•	filing with the Corporate Secretary of PMC Commercial, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of PMC Commercial before the taking of the vote at the special meeting, or

•	voting in person at the special meeting.

Your attendance at the special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other custodian to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other custodian to change your vote.

Q:	What if I do not vote?

A:	If you are not represented (in person or by proxy) at the special meeting, it will have no effect on the vote count for any of the proposals. If you are represented (in person or by proxy) at the special meeting but do not vote, your presence will have the same effect as a vote cast “against” the Share Issuance Proposal, the Merger-Related Compensation Proposal and the proposal to adjourn the special meeting.

Q:	When do you expect to complete the Merger?

A:	We are working to complete the Merger during the fourth quarter of 2013.

Q:	What happens if the Merger is not completed?

A:	If the Share Issuance Proposal is not approved by PMC Commercial shareholders or if the Merger is not completed for any other reason, PMC Commercial would remain an independent company. Under certain circumstances, PMC Commercial may be required to pay CIM REIT a termination fee and reimburse CIM REIT for certain of its out-of-pocket expenses as described under “THE MERGER AGREEMENT— Termination Fees and Expenses” beginning on page 102.

Q:	Am I entitled to exercise dissenters’ rights?

A:	No. Shareholders of PMC Commercial will not be entitled to exercise dissenters’ rights with respect to any matter to be voted upon at the special meeting. Any shareholder may abstain from or vote against any matters to be voted on at the special meeting.

Q:	Is the Merger expected to be taxable to me?

A:	The Special Dividend should be treated as a distribution from PMC Commercial to the holders of PMC Commercial Common Shares under Section 301 of the Internal Revenue Code of 1986, as amended (the “Code”).

You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes. Additional information relating to material U.S. federal income tax consequences of the Merger can be found in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 113.

Q:	How can I obtain additional information about PMC Commercial?

A:	PMC Commercial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). PMC Commercial will provide copies of its reports, proxy statements and other information, including this proxy statement/prospectus, without charge to any shareholder who makes a request to PMC Commercial Trust, 17950 Preston Road, Suite 600, Dallas, Texas 75252, Attention: Investor Relations, or at (972) 349-3235. PMC Commercial’s filings with the SEC may also be accessed on the Internet at www.sec.gov or on the Investor Resources page of PMC Commercial’s website at www.pmctrust.com. The information provided on PMC Commercial’s website is not part of this proxy statement/prospectus and is not incorporated by reference into this proxy statement/prospectus. For a more detailed description of the information available, please see “WHERE YOU CAN FIND MORE INFORMATION” on page 209.

Q:	Who can help answer my questions?

A:	If you have additional questions about the Merger or the special meeting after reading this proxy statement/prospectus, please call PMC Commercial’s proxy solicitor, AST Phoenix Advisors toll-free at (800) 780-7314. If your bank, broker or other custodian holds your shares, you may also call your bank, broker or other custodian for additional information.

Q:	What else do I need to do now?

A:	You are urged to read this proxy statement/prospectus carefully and in its entirety, including its annexes, and to consider how the Merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the registered shareholder, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. If you hold your shares in “street name” through a bank, broker or other custodian, then you should have received this proxy statement/prospectus from that custodian, along with that custodian’s proxy card which includes voting instructions and instructions to vote.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the Merger or the special meeting. Accordingly, you are encouraged to read this proxy statement/prospectus, including its annexes, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “WHERE YOU CAN FIND MORE INFORMATION” on page 209.

Parties to the Merger (Page 64)

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

PMC Commercial is a Texas real estate investment trust organized in 1993 that primarily originates loans to small businesses collateralized by first liens on the real estate of the related business, predominantly in the hospitality industry (94% at September 30, 2013). Its operations are located in Dallas, Texas and include originating, servicing and selling the government guaranteed portions of certain loans. PMC Commercial originates loans, either directly or through its wholly-owned lending subsidiaries, as follows: First Western SBLC, Inc., PMC Investment Corporation and Western Financial Capital Corporation. First Western is licensed as a small business lending company that originates loans through the Small Business Administration’s 7(a) Guaranteed Loan Program. PMCIC and Western Financial are licensed small business investment companies.

Southfork Merger Sub, LLC

c/o PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

Southfork Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of PMC Commercial, or “PMC Merger Sub”, was formed solely for the purpose of completing the Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

CIM Urban REIT, LLC

c/o CIM Group

6922 Hollywood Blvd., Ninth Floor

Los Angeles, California 90028

Attn: General Counsel

(323) 860-4900

CIM Urban REIT, LLC, a Delaware limited liability company, invests, through its operating partnership subsidiary, CIM Urban Partners L.P., primarily in substantially stabilized real estate and real estate-related assets in high density, high barrier to entry urban markets throughout North America, which CIM Group has targeted for opportunistic investment and which are likely, in CIM Group’s opinion, to experience above-average rent growth relative to national averages and/or their neighboring central business district (“CBDs”).

CIM Merger Sub, LLC

c/o CIM Group

6922 Hollywood Blvd., Ninth Floor

Los Angeles, California 90028

Attn: General Counsel

(323) 860-4900

CIM Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of CIM REIT, was formed solely for the purpose of completing the Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

The Special Meeting (Page 65)

Date, Time and Place. The special meeting of the PMC Commercial shareholders will be held at [                     ] on [                    ], 2013 at 9:00 a.m., Central Daylight Time.

Purpose. At the special meeting, PMC Commercial shareholders will be asked to approve the Share Issuance Proposal and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Record Date; Voting Rights. You are entitled to vote at the special meeting if you owned PMC Commercial Common Shares at the close of business on [                    ], 2013, the record date for the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [                    ] PMC Commercial Common Shares issued and outstanding. The holder of each PMC Commercial Common Share outstanding on the record date is entitled to one vote per share.

Quorum. The presence (in person or by proxy) of shareholders entitled to cast a majority of the votes of the PMC Commercial Common Shares at the special meeting shall constitute a quorum at the special meeting.

Required Vote. The approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

The approval of the Merger-Related Compensation Proposal requires the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting. Less than a quorum may adjourn the special meeting.

Voting; Proxies. Votes may be cast either in person or by a properly executed proxy at the special meeting. Abstentions will have the same effect as votes against the approval of the Share Issuance Proposal, the Merger-Related Compensation Proposal and the proposal to adjourn the special meeting. Inasmuch as no routine matters will be voted upon at the special meeting, no broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the Share Issuance Proposal, the Merger-Related Compensation Proposal or the proposal to adjourn the special meeting.

Revocation. Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to [ ], [ ].m., Central Daylight Time, on [ ], 2013,

•	filing with the Corporate Secretary of PMC Commercial, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of PMC Commercial before the taking of the vote at the special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies; Costs. PMC Commercial is soliciting proxies on behalf of the Board of Trust Managers. PMC Commercial will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by Trust Managers, officers and employees of PMC Commercial in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to Trust Managers, officers and employees of PMC Commercial in connection with this solicitation. PMC Commercial has retained AST Phoenix Advisors to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $80,000, including out-of-pocket expenses, which cost may vary depending upon the specific services provided.

The Merger (Page 67)

Under the Merger Agreement, CIM Merger Sub will be merged with and into PMC Merger Sub. PMC Merger Sub will be the surviving entity in the Merger. Upon completion of the Merger:

•	PMC Commercial will become the parent of CIM Urban and its subsidiaries; and

•	PMC Commercial will issue to Urban II 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares.

Post-Merger Structure

The following diagram summarizes the structure of PMC Commercial after the Merger, assuming that it is completed as provided in the Merger Agreement:

(1)	Following the Merger, Urban II will own PMC Commercial Common Shares and PMC Commercial Preferred Shares representing ownership of approximately 97.8% of the total PMC Commercial Common Shares (assuming conversion of the PMC Commercial Preferred Shares). The pre-Merger holders of PMC Commercial Common Shares will own the remaining 2.2% of the total PMC Commercial Common Shares (assuming conversion of the PMC Commercial Preferred Shares).
(2)	Effective upon the closing of the Merger, the Manager and PMC Commercial will enter into a Master Services Agreement pursuant to which an affiliate of CIM Group will become the manager of the general partner of CIM Urban.
(3)	Pursuant to an Investment Management Agreement, the Advisor manages CIM Urban and its investments.
(4)	The Manager and the Advisor are wholly-owned subsidiaries of the CIM Group. Shaul Kuba, Richard Ressler and Avi Shemesh, together with their respective heirs and trusts for the benefit of their respective heirs, directly and indirectly, control and are the majority owners of CIM Group and its subsidiaries. Messrs. Kuba, Ressler and Shemesh will, following the consummation of the Merger, serve as Trust Managers of PMC Commercial.

Following the consummation of the Merger, PMC Commercial’s lending business will continue to be managed by PMC Commercial’s existing employees and management team, and the Advisor will manage most aspects of PMC Commercial’s real estate business pursuant to the Investment Management Agreement. See “BUSINESS OF CIM URBAN—Investment Management Agreement” beginning on page 162 and “STRATEGY OF PMC COMMERCIAL AFTER THE MERGER—Business Strategy” beginning on page 186. The Advisor is a wholly-owned subsidiary of CIM Group. Shaul Kuba, Richard Ressler and Avi Shemesh, together with their respective heirs and trusts for the benefit of their respective heirs, directly and indirectly, control and are the majority owners of CIM Group and its subsidiaries. Following the consummation of the Merger, Shaul Kuba, Richard Ressler, Avi Shemesh, Kelly Eppich, Douglas Bech, Robert Cresci and Frank Golay will serve as Trust Managers, Jan Salit will serve as President and Secretary, and David Thompson will serve as Chief Financial Officer of PMC Commercial. See “MANAGEMENT OF PMC COMMERCIAL AFTER THE MERGER—Management and Board of Trust Managers” beginning on page 182.

Effective Time of the Merger (Page 90)

The Merger will become effective:

•	at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or

•	at such later time as PMC Commercial and CIM REIT shall agree and specify in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

PMC Commercial and CIM REIT will cause the effective time to occur on the closing date, which will occur no later than the second business day after satisfaction or waiver of the conditions to consummation of the Merger.

Conditions to Complete the Merger (Page 99)

The obligations of PMC Commercial and CIM REIT to complete the Merger are subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	the approval of the Share Issuance Proposal by PMC Commercial’s shareholders;

•	any waiting period applicable to the Merger under the HSR Act shall have been terminated or expired;

•	a national securities exchange mutually acceptable to CIM REIT and PMC Commercial shall have approved for listing the PMC Commercial Common Shares;

•

the SBA shall have approved those aspects of the Merger subject to its jurisdiction, and such approval shall not contain any terms or conditions that are unacceptable to CIM REIT or PMC Commercial or are inconsistent with the Merger Agreement;

•

the registration statement on Form S-4 filed with the SEC by PMC Commercial, of which this proxy statement/prospectus constitutes a part, shall have been declared effective, and no stop order or proceeding suspending the effectiveness of the Form S-4 shall have been initiated or threatened by the SEC and not withdrawn;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

•

PMC Commercial shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the PMC Commercial Common Shares and the PMC Commercial Preferred Shares pursuant to the Merger Agreement;

•

all other consents, approvals, orders, authorizations, registrations, and declarations of any governmental entity required to consummate the Merger shall have been obtained and remain in full force and effect, except for such consents, approvals, orders, authorizations, registrations, or declarations which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or otherwise prevent the parties from performing their respective obligations under the Merger Agreement in any material respect or have a material adverse effect;

•

CIM REIT and PMC Commercial shall have received opinions of counsel to CIM REIT, dated as of the closing date, reasonably satisfactory to CIM REIT and PMC Commercial, that (A) after giving effect to the Merger, PMC Commercial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (B) the Merger should qualify as a transfer of property by CIM REIT to PMC Commercial solely in exchange for shares of PMC Commercial, as described in section 351(a) of the Code;

•

since the date of the Merger Agreement, there shall have been no “CIM Material Adverse Change” or “PMC Commercial Material Adverse Change” (as such terms are defined under the section entitled “THE MERGER AGREEMENT—Conditions to Compete the Merger”);

•

all consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a CIM Material Adverse Effect or PMC Commercial Material Adverse Effect;

•

PMC Commercial shall have received an opinion of counsel to CIM REIT dated as of the closing date, reasonably satisfactory to PMC Commercial, to the effect that each REIT subsidiary of CIM Urban has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code at all times since the formation of such REIT subsidiary through the closing date; and

•

CIM REIT shall have received an opinion of counsel to PMC Commercial dated as of the closing date, reasonably satisfactory to CIM REIT, to the effect that, at all times since its taxable year ended December 31, 2007 through the closing date, PMC Commercial has been organized and operated in conformity with the requirements for qualification as a REIT under the Code.

Recommendation of PMC Commercial’s Board of Trust Managers (Page 76)

After careful consideration, the Board of Trust Managers has unanimously (i) determined that the Merger Agreement and the Merger, including the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement, are advisable, fair to and in the best interests of PMC Commercial and its shareholders, and (ii) approved the Merger Agreement and the annexes attached thereto, as well as the Merger and the issuance of the PMC Commercial Common Shares and the PMC Commercial Preferred Shares to Urban II, as provided in the Merger Agreement. The Board of Trust Managers unanimously recommends that you vote “FOR” the approval of the Share Issuance Proposal and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Opinion of PMC Commercial’s Financial Advisor (Page 76)

In connection with the Merger, the Board of Trust Managers received an opinion, dated July 8, 2013, of Sandler O’Neill + Partners, L.P. as to the fairness, from a financial point of view, of the Merger Consideration to PMC Commercial and its shareholders. The full text of the written opinion is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The opinion was addressed to the Board of Trust Managers (in its capacity as such) for its information and use in connection with its evaluation of the

Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger. Sandler O’Neill’s opinion did not address the underlying business decision by PMC Commercial to enter into the Merger Agreement, the relative merits of the Merger compared with other alternative business strategies that might exist for PMC Commercial, or the effect of any other transaction in which PMC Commercial might engage. The opinion does not constitute a recommendation by Sandler O’Neill, the Board of Trust Managers or any other person or entity in respect of any aspect of the Merger, including as to how any shareholder should vote or act in connection with the Merger, the Share Issuance Proposal, or any other matters.

Interests of PMC Commercial Trust Managers and Executive Officers in the Merger (Page 82)

In considering the recommendation of the Board of Trust Managers, you should be aware that some of PMC Commercial’s Trust Managers and executive officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are as follows:

•

Accelerated vesting of an aggregate of 6,666 PMC Commercial Common Shares subject to vesting conditions, of which 3,333 shares are held by each of Jan F. Salit and Barry N. Berlin upon a change of control, including the Merger. The value of such PMC Commercial Common Shares held by each of Messrs. Salit and Berlin, based on the per share closing price on November 14, 2013, was $29,664.

•

Benefits to be provided to Messrs. Salit and Berlin under their Restated Executive Employment Agreements, a summary of which follows. Under the Restated Executive Employment Agreements, each of Messrs. Salit and Berlin is entitled to a minimum annual salary of $425,000 and $350,000, respectively (which since November 2012 are the salary amounts currently being paid to each of them). The Board of Trust Managers may, in its discretion, increase the annual base salary and may also consider bonus compensation. However, under the Restated Executive Employment Agreements, if (1) in the case of Mr. Salit, the executive voluntarily resigns his employment no earlier than 12 months following the effective date of the agreement but no later than December 31, 2015 or, in the case of Mr. Berlin, the executive voluntarily resigns his employment on or before December 31, 2015 or (2) PMC Commercial terminates the executive’s employment without “Cause” on or before December 31, 2015, the executive will be entitled to receive cash compensation equal to 2.99 times the average of the last three years’ compensation calculated as of the termination date, subject to certain other qualifications. As described in “THE MERGER—Advisory Vote on Merger—Related Compensation Proposal” beginning on page 84, such cash severance payments are estimated at approximately $1,480,000 and $1,410,000 for each of Messrs. Salit and Berlin, respectively. For purposes of the Restated Executive Employment Agreements, “Cause” means (1) the intentional, unapproved material misuse of corporate funds, (2) professional incompetence or (3) acts or omissions constituting gross negligence or willful misconduct of executive’s obligations or otherwise relating to the business of PMC Commercial.

In addition, to the extent Mr. Salit or Mr. Berlin is employed by PMC Commercial on January 1, 2016 and such executive is not entitled to any disability, death or the severance payments detailed above under the Restated Executive Employment Agreement, the executive would receive, in the case of Mr. Salit, 300,000 restricted share awards (as defined in PMC Commercial’s 2005 Equity Incentive Plan) and in the case of Mr. Berlin, 225,000 restricted share awards, as an equity retention bonus. Such restricted share awards would vest immediately upon grant. As described in “THE MERGER—Advisory Vote on Merger—Related Compensation Proposal” beginning on page 84, the estimated values of such grants for each of Messrs. Salit and Berlin are $1,020,000 and $765,000, respectively. In no event can either of Messrs. Salit and Berlin be entitled to receive both (a) the cash severance payment described above and (b) the aforementioned equity retention bonus.

•

Continued employee benefits provided generally for PMC Commercial employees, including Messrs. Salit and Berlin, under the terms of the Merger Agreement, a summary of which follows. The Merger Agreement provides that (a) following the effective time of the Merger, PMC Commercial must honor all PMC Commercial benefit plans identified pursuant to the Merger Agreement, and (b) if the closing date occurs prior to December 31, 2013, PMC Commercial must (i) continue to sponsor through at least December 31, 2013 such benefit plans, and (ii) permit the continuing employees and their eligible dependents to participate in such benefit plans. In addition, subject to certain exceptions, CIM Group benefit plans must give each such continuing employee full credit for all service with PMC Commercial prior to the closing date of the Merger to the same extent as such continuing employee was entitled to under any similar PMC Commercial benefit plan.

The Merger Agreement also provides that, following the closing date of the Merger, CIM Group benefit plans providing benefits to any PMC Commercial continuing employee, including Messrs. Salit and Berlin, must, with respect to such continuing employee and their eligible dependents: (i) waive any pre-existing conditions, (ii) provide credit for prior service with PMC Commercial for purposes of satisfying any applicable waiting periods and (iii) give credit in the year in which the closing date occurs for any copayments, deductibles and out of pocket limits paid in such year prior to the closing date, in each case, as would have been applicable under the existing plans of PMC Commercial.

If the closing of the Merger occurs prior to December 31, 2013, PMC Commercial, as controlled by Urban II, consistent with past practices, shall pay to each continuing employee, including Messrs. Salit and Berlin, an annual bonus payment due to such continuing employee under PMC Commercial’s 2013 annual bonus plan. The annual bonus plan is administered by PMC Commercial’s Compensation Committee, and the amounts payable thereunder are discretionary and recommended to the Board of Trust Managers. Additionally, prior to January 15, 2014, PMC Commercial, as controlled by Urban II, consistent with past practices, shall fund an employer profit sharing contribution to the PMC Commercial 401(k) plan for the plan year ending December 31, 2013 with at least the same funding level as was funded for the plan year ending December 31, 2012. For the plan year ending December 31, 2012, PMC Commercial funded a profit sharing contribution of $24,224 for each of Messrs. Salit and Berlin.

•

Indemnification and insurance coverage for PMC Commercial Trust Managers and executive officers, as provided in the Merger Agreement. See “THE MERGER AGREEMENT—Certain Other Covenants—Indemnification” beginning on page 96. The aggregate premiums that PMC Commercial expects to pay with respect to such insurance coverage is $250,000.

Estimated Transaction Fees

The following table sets forth the transaction fees incurred by PMC Commercial in connection with the Merger through September 30, 2013, as well as management’s estimate of transaction fees incurred from October 1, 2013 through the date of consummation of the Merger.

	Through September 30, 2013	October 1, 2013- Consummation of the Merger		Total Fees(1)
	(in thousands)
Legal	$838	$500		$1,338
Accounting	155	150		305
SEC Registration Fee	196	—		196
Financial Advisory Fee	350	3,350	(2)	3,700

Total	$1,539	$4,000	(3)	$5,539

1	Excludes non-fee transaction costs incurred through September 30, 2013 of $76,000 and anticipated non-fee transaction costs from October 1, 2013 through the consummation of the Merger of approximately $600,000. Also excludes fees and costs related to defense of the lawsuit described under “THE MERGER—Litigation Relating to the Merger.”
2	Payment of up to this amount is contingent upon the consummation of the Merger.
3	Total anticipated transaction fees and costs of PMC Commercial to be incurred subsequent to October 1, 2013 are approximately $4.6 million.

No Dissenters’ Rights (Page 208)

PMC Commercial shareholders will not be entitled to exercise dissenters’ or appraisal rights with respect to any matter to be voted upon at the special meeting.

Material U.S. Federal Income Tax Consequences (Page 113)

The Special Dividend should be treated as a distribution from PMC Commercial to the holders of PMC Commercial Common Shares under Section 301 of the Code.

You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes. Additional information of the material U.S. federal income tax consequences of the Merger can be found in “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 112.

Acquisition Proposals; Go-Shop Period (Page 98)

The Go-Shop Period (as defined in “THE MERGER AGREEMENT—Acquisition Proposals—Go-Shop Period”) provided for in the Merger Agreement ended on August 6, 2013. During the Go-Shop Period, PMC Commercial and its representatives had the right to:

•

initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals (as defined in “THE MERGER AGREEMENT—Acquisition Proposals—Go-Shop Period”), including by way of providing access to non-public information to any person pursuant to a confidentiality agreement, and

•

engage or enter into or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

See “THE MERGER AGREEMENT—Acquisition Proposals—Go-Shop Period” beginning on page 98 and “THE MERGER AGREEMENT—Termination Fees and Expenses” beginning on page 102.

No-Shop Period (Page 98)

The “No-Shop Period” began after the Go-Shop Period terminated. Upon termination of the Go-Shop Period, PMC Commercial and its officers and representatives were obligated to immediately cease any discussions or negotiations with any persons that were ongoing with respect to an Acquisition Proposal.

During the No-Shop Period, PMC Commercial and its officers and representatives shall not (A) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning PMC Commercial or its subsidiaries to any person relating to any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

See “THE MERGER AGREEMENT—No-Shop Period’” beginning on page 98 and “THE MERGER AGREEMENT—Termination Fees and Expenses” beginning on page 102.

Termination of the Merger Agreement (Page 101)

The Merger Agreement may be terminated by mutual written consent of PMC Commercial and CIM REIT at any time before the completion of the Merger (including after PMC Commercial shareholders have approved the Merger Agreement). In addition, either PMC Commercial or CIM REIT may terminate the Merger Agreement at any time before the completion of the Merger if:

•	the Merger shall not have been consummated by March 31, 2014;

•

the PMC Commercial shareholders meeting shall have been held and completed and PMC Commercial shareholder approval of the Merger shall not have been obtained at such PMC Commercial shareholders meeting or at any adjournment or postponement thereof; or

•

any injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after PMC Commercial shareholder approval has been obtained).

PMC Commercial may also terminate the Merger Agreement if any of the following occurs:

•

(i) the Board of Trust Managers authorizes PMC Commercial to enter into definitive transaction documentation providing for a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the Merger Agreement, PMC Commercial enters into an alternative acquisition agreement with respect to a superior proposal and (iii) PMC Commercial pays to CIM REIT the applicable termination fee; or

•

there has been a breach of any representation, warranty, covenant or agreement made by CIM REIT or CIM Merger Sub in the Merger Agreement such that the conditions set forth therein would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by PMC Commercial to CIM REIT and (ii) March 31, 2014.

CIM REIT may also terminate the Merger Agreement if any of the following occurs:

•

the Board of Trust Managers fails to recommend in the Proxy Statement the Merger or shall make a change of recommendation or shall approve, recommend or endorse an alternative Acquisition Proposal or resolves or publicly proposes to do any of the foregoing; or there shall have been a material breach by any of PMC Commercial’s Trust Managers, officers or managers of certain of PMC Commercial’s covenants which cannot be or is not cured within five business days after written notice thereof; or

•

there has been a breach of any representation, warranty, covenant or agreement made by PMC Commercial or PMC Merger Sub in the Merger Agreement such that the conditions set forth therein would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) 30 days after written notice thereof is given by CIM REIT to PMC Commercial and (ii) March 31, 2014.

Termination Fees and Expenses (Page 102)

If the Merger Agreement is terminated under certain circumstances, PMC Commercial shall pay CIM REIT a termination fee of (i) $4,000,000 (except that in the event the Merger Agreement was terminated by PMC Commercial in order to enter into an alternative acquisition agreement prior to the commencement of the No-Shop Period, the termination fee would have been equal to $3,000,000), plus (ii) all reasonable documented out-of-pocket expenses of CIM REIT up to $700,000 (exclusive of expenses incurred by PMC Commercial prior to the execution of the Merger Agreement and reimbursed by CIM REIT or its affiliates).

Summary of Key Risk Factors (Page 39)

You should consider carefully all the risk factors together with all of the other information included in this proxy statement/prospectus before deciding how to vote. The risks are described in detail under the section “RISK FACTORS” beginning on page 39, and a summary of some key risk factors follows.

•	PMC Commercial shareholders will experience significant immediate dilution in percentage ownership and effective voting power;

•	there is no certainty as to the market value of the PMC Commercial shares to be issued to Urban II if the Merger is completed;

•	the market price of the PMC Commercial Common Shares may decline as a result of the Merger;

•	the Merger may not be completed, which could adversely affect PMC Commercial’s business and the market price of PMC Commercial Common Shares;

•

the Board of Trust Managers will initially include a majority of Trust Managers affiliated with the Advisor, and Urban II will after the Merger have effective control over the outcome of all actions requiring PMC Commercial shareholder approval;

•

after the Merger, Urban II will control the vote required for conversion of the PMC Commercial Preferred Shares, which if not timely converted could materially adversely affect the PMC Commercial Common Shares (as well as the PMC Commercial Preferred Shares);

•

inasmuch as a majority of CIM Urban’s properties, by aggregate net operating income and square feet, are located in Oakland, California and the District of Columbia, CIM Urban is particularly susceptible to events or conditions that could adversely affect those markets;

•

the Advisor’s fees are based on the gross asset value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future. This fee arrangement may lead the Advisor to recommend riskier investments regardless of their long-term performance in an effort to maximize its compensation;

•

certain of the Trust Managers and executive officers of PMC Commercial after the Merger may face conflicts of interests related to positions they hold with the Advisor, CIM Group and their affiliates, which could result in decisions that are not in the best interests of PMC Commercial’s shareholders;

•

CIM Urban competes with current and future investment entities affiliated with the Advisor for access to the benefits that CIM Urban’s relationship with the Advisor provides to CIM Urban, including access to investment opportunities;

•

after the Merger, the business of CIM Urban will be managed by Urban GP Manager (as defined under the section entitled “RISK FACTORS”), an affiliate of Urban II, and PMC Commercial will have limited rights with respect to the management and control of CIM Urban;

•	CIM Urban is subject to certain investment limitations that may inhibit CIM Urban’s ability to make investments that otherwise meet its investment strategy;

•	PMC Commercial cannot assure you that it will in the future be able to pay dividends;

•

following the Merger, subject to the Board of Trust Manager’s supervision, the Manager will have the right to manage the business of PMC Commercial and its subsidiaries pursuant to the Master Services Agreement and other investment management agreements, which agreements may be assigned in certain circumstances without PMC Commercial’s consent and may not be terminated by PMC Commercial, except in the case of the Master Services Agreement, in limited circumstances for cause, either or both of which contractual features may have a material adverse effect on PMC Commercial; and

•	the market price of PMC Commercial Common Shares may decline as a result of actual or potential sales of the PMC Commercial Common Shares, even if PMC Commercial’s business is doing well.

Share Ownership of Trust Managers and Executive Officers of PMC Commercial

At the close of business on [                    ], 2013, the Trust Managers and executive officers of PMC Commercial and their affiliates held and were entitled to vote [                ] PMC Commercial Common Shares, collectively representing less than [    ]% of the PMC Commercial Common Shares outstanding and entitled to vote on that date. The Trust Managers and executive officers of PMC Commercial have each indicated that they expect to vote “FOR” the Share Issuance Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Share Issuance Proposal.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF PMC COMMERCIAL

The following table sets forth selected consolidated historical financial information derived from (i) PMC Commercial’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2013 and 2012 contained in its Quarterly Report on Form 10-Q filed with the SEC on November 12, 2013, a copy of which is incorporated herein by reference, and (ii) PMC Commercial’s audited financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 contained in its Annual Report on Form 10-K filed with the SEC on March 18, 2013, a copy of which is incorporated herein by reference. The selected historical financial information for each of the years ended December 31, 2009 and 2008 and the selected balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from PMC Commercial’s audited consolidated financial statements for such years contained in PMC Commercial’s reports filed with the SEC, which are not incorporated by reference into this proxy statement/prospectus.

You should read the selected historical financial information presented below together with the financial statements included in PMC Commercial’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2013, filed with the SEC on November 12, 2013, and Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 18, 2013, each of which is incorporated herein by reference, and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PMC Commercial contained in such reports. See also “WHERE YOU CAN FIND MORE INFORMATION” on page 209.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share information)
Total revenues(1)	$13,587	$12,615	$17,065	$16,076	$15,463	$16,267	$23,117
Total expenses(2)	$9,805	$11,758	$17,856	$11,270	$10,752	$10,377	$13,776
Income (loss) from continuing operations	$2,836	$546	$(1,356)	$4,692	$4,842	$6,057	$9,022
Discontinued operations(3)	$(323)	$(643)	$(823)	$(1,045)	$(545)	$704	$784
Net income (loss)(4)	$2,513	$(97)	$(2,179)	$3,647	$4,297	$6,761	$9,806
Basic weighted average common shares outstanding	10,594	10,584	10,585	10,570	10,554	10,573	10,767
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations(1)	$0.27	$0.05	$(0.13)	$0.44	$0.46	$0.57	$0.84
Net income (loss)	$0.24	$(0.01)	$(0.21)	$0.34	$0.41	$0.64	$0.91
Dividends declared, common	$3,974	$5,083	$6,353	$6,767	$6,757	$7,445	$10,908
Dividends per common share	$0.375	$0.48	$0.60	$0.64	$0.64	$0.705	$1.015
Return on total assets(5)	3.19%	1.51%	0.73%	2.96%	3.41%	4.15%	6.15%
Return on equity(6)	2.44%	-0.09%	-1.53%	2.46%	2.85%	4.43%	6.33%

	At September 30,		At December 31,
	2013	2012	2012	2011	2010 (7)	2009	2008
	(In thousands)
Loans receivable, net	$230,052	$241,914	$238,991	$234,427	$233,218	$196,642	$179,807
Retained interests in transferred assets	$699	$797	$773	$996	$1,010	$12,527	$33,248
Total assets	$249,901	$254,344	$247,707	$251,247	$252,127	$228,243	$227,524
Debt	$104,505	$100,544	$97,168	$95,861	$92,969	$68,509	$61,814
Total beneficiaries’ equity	$136,899	$141,658	$138,326	$146,836	$149,660	$151,558	$153,462
Net asset value per common share	$13.00	$13.46	$13.15	$13.97	$14.26	$14.45	$14.43

(1)	The decrease in total revenues and income from continuing operations from 2008 to 2010 is primarily due to declines in LIBOR. At December 31, 2012 and September 30, 2013, approximately 53% and 55%, respectively, of PMC Commercial’s loans were based on LIBOR. In addition, due to a change in accounting rules effective January 1, 2010, PMC Commercial’s total revenues will fluctuate significantly based on secondary market loan sales and recorded premium income.
(2)	During the nine months ended September 30, 2013, includes $1.6 million of transaction fees and costs related to the Merger. During the nine months ended September 30, 2012, includes $3.6 million related to evaluation of strategic alternatives. During 2012, includes $3.9 million related to the evaluation of strategic alternatives and $2.1 million of severance and related benefits expense.
(3)	PMC Commercial foreclosed on the underlying collateral of three hospitality properties during 2010 which generated significant operating and impairment losses during the years ended December 31, 2010, 2011 and 2012 and the nine months ended September 30, 2012 and 2013.
(4)	The decrease in net income (loss) from 2011 to 2012 is due primarily to costs associated with the evaluation of strategic alternatives of $3.9 million and severance and related benefits expense of $2.1 million during 2012. The increase in net income (loss) from the nine months ended September 30, 2012 to the nine months ended September 30, 2013 is primarily due to the elimination of fees and costs associated with evaluation of strategic alternatives of $3.6 million during the nine months ended September 30, 2012 partially offset by $1.6 million of transaction fees and costs during the nine months ended September 30, 2013.
(5)	Earnings (loss) before interest expense and income taxes as a percentage of average total assets, percentages for the periods ending September 30, 2013 and 2012 have been annualized.
(6)	Earnings (loss) as a percentage of average total beneficiaries’ equity, percentages for the periods ending September 30, 2013 and 2012 have been annualized.
(7)	Effective January 1, 2010, due to a change in accounting rules, the assets and liabilities of the off-balance sheet securitizations were consolidated. In addition, effective January 1, 2010, due to a change in accounting rules, proceeds received from legally sold portions of loans pursuant to secondary market loan sales (those sold for excess spread or those sold for a 10% cash premium and excess spread) are permanently treated as secured borrowings for the life of the loan.

SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF CIM URBAN

The following table sets forth selected historical financial information derived from (i) CIM Urban’s unaudited financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2013 and 2012, (ii) CIM Urban’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 and (iii) CIM Urban’s audited financial statements not included in this proxy statement/prospectus as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008. You should read the following selected financial data in conjunction with the section entitled “CIM Urban’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Selected Historical Financial Data

In Thousands

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Statement of Operations Data:
Revenues	$175,633	$174,238	$232,513	$213,293	$210,662	$196,296	$140,947
Expenses	163,244	157,236	212,716	206,984	205,117	201,678	135,777

Income (loss) from continuing operations(1)	12,389	17,002	19,797	6,309	5,545	(5,382)	5,170
Income (loss) from discontinued operations(2)	—	—	—	—	8,120	187	(1,794)

Net income (loss)	12,389	17,002	19,797	6,309	13,665	(5,195)	3,376
Noncontrolling interest	(103)	(99)	(208)	(187)	(137)	15	(292)

Net income (loss) attributable to CIM Urban	$12,286	$16,903	$19,589	$6,122	$13,528	$(5,180)	$3,084

Funds From Operations (FFO)	$63,679	$68,805	$89,740	$75,113	$78,357	$76,643	$53,251

Dividends declared by CIM REIT(3)	$63,000	$56,000	$76,000	$68,000	$65,500	$57,500	$49,000

	At September 30,		At December 31,
	2013	2012	2012	2011	2010	2009	2008
Balance Sheet Data:
Total assets	$1,833,916	$1,881,446	$1,870,712	$1,916,009	$1,888,418	$2,024,172	$1,506,293
Debt	378,371	341,919	345,631	324,537	241,581	332,460	289,255
Equity	1,395,309	1,483,393	1,466,073	1,519,521	1,581,547	1,629,970	1,156,014

(1)	The loss from continuing operations in 2009 reflects the impact of the loss of the primary tenant in two of CIM Urban’s office properties located in the District of Columbia market during the period.
(2)	The income (loss) from discontinued operations for the years ended December 31, 2010, 2009 and 2008 represent the activities of a hotel property that was sold in December 2010.
(3)	Represents dividends declared by CIM REIT, which are funded by distributions from CIM Urban.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma financial information is intended to show how the Merger might have affected historical financial statements as if the Merger had been completed on January 1, 2012, the beginning of the earliest period being presented, for the purposes of the statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013, and on September 30, 2013 for balance sheet presentation. The unaudited pro forma condensed combined financial statements (the “Pro Forma Financial Statements”) are based on the historical consolidated financial position and results of operations of CIM Urban and PMC Commercial. The following should be read in conjunction with the audited and unaudited historical financial statements of CIM Urban and the notes thereto beginning on pages F-1 and F-7 respectively, the sections entitled “CIM Urban’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 165, the audited and unaudited historical financial statements of PMC Commercial and the notes thereto incorporated herein by reference, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in PMC Commercial’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, each of which are incorporated herein by reference, and the other financial information contained in this proxy statement/prospectus.

U.S. Generally Accepted Accounting Principles (“GAAP”), require that for each business combination, one of the combining entities shall be identified as the acquirer, and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination. In a business combination effected primarily by exchanging equity interests, the acquirer usually is the entity that issues its equity interests. However, the acquirer for accounting purposes may not be the legal acquirer (i.e., the entity that issues its equity interest to effect the business combination).

After taking in consideration all relevant facts, CIM Urban is considered to be the acquirer for accounting purposes primarily because it will obtain effective control of PMC Commercial. The Merger will constitute the acquisition of a business for purposes of Financial Accounting Standards Board’s Accounting Standards Codification 805, “Business Combinations,” or ASC 805. As a result, PMC Commercial’s assets and liabilities will be recorded at their estimated fair values. The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of these preliminary valuations within one year of consummation of the Merger.

As a result, the Merger will be accounted for as a reverse acquisition. At the transaction date, CIM Urban’s assets and liabilities will be presented at their pre-combination amounts, and PMC Commercial’s assets and liabilities will be recorded and measured at fair value. In addition, the consolidated equity will reflect PMC Commercial Common Shares and PMC Commercial Preferred Shares, at par value, as PMC Commercial is the legal acquirer. The total consolidated equity will consist of CIM Urban’s equity just before the Merger, plus the fair value of assumed assets of PMC Commercial, net, as well as adjustments to equity caused by the consummation of the Merger, as per the guidance for business combinations in ASC 805.

The Pro Forma Financial Statements were prepared in accordance with Article 11 of SEC Regulation S-X. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined financial statements.

The unaudited Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position. The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable.

The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited Pro Forma Financial Statements do not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in the pro forma financial data is preliminary and is based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition and certain other adjustments. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed. There can be no assurance that the final valuations will not result in material changes to the preliminary estimated purchase price allocation.

The pro forma adjustments included in this proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analyses to determine the fair value of PMC Commercial’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the Pro Forma Financial Statements may change the amount of the purchase price allocated to goodwill, if any, and other assets and liabilities and may impact CIM Urban’s statements of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to PMC Commercial’s equity, including results of operations from September 30, 2013 through the date the Merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill and/or bargain purchase gain. The final adjustments may be materially different from the Pro Forma Financial Statements presented in this proxy statement/prospectus.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the effects of expected cost savings or expected increases in costs, or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits of the combined company would have been had the two companies been combined during these periods.

The unaudited pro forma equity and net income from continuing operations are qualified by the statements set forth under this caption and should not be considered indicative of the market value of PMC Commercial Common Shares or the actual or future results of operations of PMC Commercial for any period. Actual results may be materially different than the pro forma information presented.

CIM Urban Partners

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2013

(In Thousands)

	Historical CIM Urban	Historical PMC Commercial (A)	Pro Forma Adjustments		Pro Forma Combined
Assets:
Investments in real estate	$1,648,812	$—	$—		$1,648,812
Loans receivable	40,100	230,052	(28,810	)(B)	241,342
Deferred rent receivable and charges	79,625	—	—		79,625
Cash and cash equivalents	17,305	12,589	(4,600	)(C)	83,573
			58,279	(D)
Other intangible assets, net	18,674	—	2,000	(E)	20,674
Other assets	29,400	7,260	(1,555	)(F)	35,105

Total assets	$1,833,916	$249,901	$25,314		$2,109,131

Liabilities and Equity:
Liabilities:
Debt	$378,371	$104,505	$58,279	(D)	$538,245
			(2,910	)(G)
Accounts payable and accrued expenses	23,838	2,975	—		26,813
Intangible liabilities, net	9,481	—	—		9,481
Due to related parties	6,181	—	—		6,181
Dividends payable	—	1,347	58,279	(D)	59,626
Security deposits, deferred revenues, advances and other liabilities	20,736	3,275	1,475	(H)	25,486

Total liabilities	438,607	112,102	115,123		665,832

Equity:
Partners’ equity	1,392,559	—	(1,392,559	)(I)	—
Common stock	—	111	220	(I)	331
Preferred stock	—	—	650	(I)	650
Additional paid-in-capital	—	153,113	1,391,689	(I)	1,441,469
			(103,333	)(I)
Treasury stock	—	(4,901)	—		(4,901)
Retained earnings and net unrealized appreciation	—	(11,424)	11,424	(I)	—

	1,392,559	136,899	(91,909)		1,437,549
Noncontrolling interests	2,750	900	2,100	(J)	5,750

	1,395,309	137,799	(89,809)		1,443,299

Total liabilities and equity	$1,833,916	$249,901	$25,314		$2,109,131

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2013

(in Thousands, except per share amounts)

	Historical CIM Urban	Historical PMC Commercial (A)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Rent	$136,762	$—	$—		$136,762
Expense reimbursements	7,637	—	—		7,637
Hotel	28,696	—	—		28,696
Interest and fees	332	12,456	2,161	(K)	14,949
Other income	2,206	1,131	—		3,337

	175,633	13,587	2,161		191,381

Expenses:
Rental operating	56,020	—	—		56,020
Hotel operating	19,805	—	—		19,805
Asset management fees	16,282	—	750	(L)	17,032
Interest	14,013	2,511	1,028	(M)	17,552
Provision for loan losses	—	562	—		562
General and administrative	1,821	5,117	669	(N)	7,607
Transaction costs	4,013	1,615	(4,235	)(C)	1,393
Depreciation and amortization	51,290	—	300	(E)	51,590

	163,244	9,805	(1,488)		171,561

Income before income tax and noncontrolling interests	12,389	3,782	3,649		19,820
Provision for income taxes	—	(946)	111	(O)	(835)
Noncontrolling interests	(103)	—	—		(103)

Income from continuing operations	$12,286	$2,836	$3,760		$18,882

Income from continuing operations per share:
Basic		$0.27			$0.04	(P)

Diluted		$0.27			$0.04

Weighted average common shares outstanding:
Basic		10,594			487,794	(P)

Diluted		10,596			487,796

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2012

(In Thousands, except per share amounts)

	Historical CIM Urban	Historical PMC Commercial (A)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Rent	$181,042	$—	$—		$181,042
Expense reimbursements	9,194	—	—		9,194
Hotel	36,858	—	—		36,858
Interest and fees	3,890	15,785	2,881	(K)	22,556
Other income	1,529	1,280	—		2,809

	232,513	17,065	2,881		252,459

Expenses:
Rental operating	74,006	—	—		74,006
Hotel operating	25,582	—	—		25,582
Asset management fees	20,924	—	1,000	(L)	21,924
Interest	18,856	3,538	1,400	(M)	23,794
Provision for loan losses	—	1,934	—		1,934
Acquisition related costs and strategic alternatives	632	3,870	—		4,502
Severance and related benefits	—	2,114	—		2,114
General and administrative	2,773	6,400	893	(N)	10,066
Depreciation and amortization	69,943	—	400	(E)	70,343

	212,716	17,856	3,693		234,265

Income (loss) before income tax and noncontrolling interests	19,797	(791)	(812)		18,194
Provision for income taxes	—	(565)	148	(O)	(417)
Noncontrolling interests	(208)	—	—		(208)

Income (loss) from continuing operations	$19,589	$(1,356)	$(664)		$17,569

Income (loss) from continuing operations per share:
Basic		$(0.13)			$0.04	(P)

Diluted		$(0.13)			$0.04

Weighted average common shares outstanding:
Basic		10,585			487,785	(P)

Diluted		10,585			487,785

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In Thousands, except share and per share data)

Note 1: Description of the Merger

The Merger Agreement provides for the business combination of CIM Urban and PMC Commercial. Pursuant to the terms of the Merger Agreement, PMC Commercial will issue to Urban II 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares in connection with the Merger. Each PMC Commercial Preferred Share is entitled to a cumulative dividend at the rate of 2.0% of $35.00 per year, which is subject to increase to 3.5% under certain conditions, and is convertible into seven PMC Commercial Common Shares. In addition, pursuant to the declaration of the Board of Trust Managers, each holder of record of PMC Commercial Common Shares on the last day of business prior to the consummation of the Merger will be entitled to receive the Special Dividend of $5.50 per share, payable on or prior to the tenth business day after the consummation of the Merger. For purposes of the Pro Forma Financial Statements only, the total consideration to the holders of PMC Commercial Common Shares is comprised of the Special Dividend and the estimated fair value of the equity issuance which is based on the November 14, 2013 closing price of PMC Commercial Common Shares of $8.90 per share adjusted by the $5.50 Special Dividend per PMC Commercial Common Share. This amount of total consideration is not necessarily indicative of the actual consideration that holders of PMC Commercial Common Shares will receive in the Merger.

Note 2: Basis of Presentation

The foregoing unaudited pro forma financial information is based on the historical consolidated financial statements of CIM Urban and PMC Commercial after giving effect to the Merger and the assumptions and adjustments described in these notes to the unaudited Pro Forma Financial Statements.

The historical financial statements are presented under GAAP and, as such, the historical statements of income have been adjusted to remove the impact of any asset sales that qualify for discontinued operations treatment. The historical statements of operations present results through income from continuing operations.

The unaudited pro forma balance sheet as of September 30, 2013 is presented as if the Merger had occurred on September 30, 2013. The unaudited pro forma statements of operations for the nine months ended September 30, 2013 and the year ended December 31, 2012 are presented as if the Merger had taken place on January 1, 2012.

CIM Urban is considered to be the acquirer for accounting purposes because it will obtain effective control of PMC Commercial. The Merger will constitute the acquisition of a business for purposes of ASC 805. As a result, PMC Commercial’s assets and liabilities will be recorded at their fair values. The allocation of the purchase price used in the unaudited Pro Forma Financial Statements is based upon a preliminary valuation. Goodwill will be recognized as of the acquisition date in the amount equal to the excess of the purchase price (consideration) over the fair value of the identifiable net assets acquired. A bargain purchase gain will be recorded as of the acquisition date in the amount equal to the excess of the fair value of the identifiable net assets acquired over the excess of the purchase price (consideration). Based on CIM Urban’s preliminary purchase price allocation, a bargain purchase gain of $8,963 is currently estimated to be recorded in the period the Merger is completed. Estimates and assumptions are subject to change upon finalization of these preliminary valuations.

The unaudited Pro Forma Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company. The Pro Forma Financial Statements are based upon available information and certain assumptions that the managements of CIM Urban and PMC Commercial believe are reasonable.

The unaudited Pro Forma Financial Statements do not reflect any revenue enhancements, operating efficiencies, or cost savings that may be achieved. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

Note 3: Preliminary Purchase Accounting Allocation

The total purchase price is estimated based on the November 14, 2013 PMC Commercial Common Share closing price of $8.90 per share and is comprised of the following:

PMC Commercial shares outstanding (in thousands)(a)	10,596
Equity consideration price per common share(b)	$3.40

Estimated fair value of the equity consideration(c)	$36,027
Estimated payment in cash—Special Dividend(d)	58,279

Estimated total purchase price	$94,306

Net book value of net assets at September 30, 2013	$136,899
Less transaction costs to be incurred by acquiree	(4,600)

Net tangible book value of net assets acquired	132,299

Fair value adjustments to net book value of net assets:
Loans receivable	(28,810)
Debt	2,910
Noncontrolling interests	(2,100)
Deferred financing costs	(1,555)
Record identifiable intangible	2,000
Deferred tax liability	(1,475)
Special dividend liability	(58,279)

Total fair value adjustments	(87,309)

Fair value of net assets acquired	$44,990

Computation of Bargain Purchase Gain:
Fair value of net assets acquired	$44,990
Fair value of PMC Commercial shares(b)	36,027

Bargain purchase gain	$8,963

(a)	Number of shares of PMC Commercial Common Shares issued and outstanding as of September 30, 2013.
(b)	Closing price of PMC Commercial Common Shares on the NYSE MKT on November 14, 2013 of $8.90 per share, adjusted by the $5.50 per PMC Commercial Common Share impact of the Special Dividend cash payment as discussed in (d) below.
(c)	Number of PMC Commercial Common Shares outstanding multiplied by the estimated equity consideration price per common share.
(d)	The cash payment is the Special Dividend, made in connection with the Merger to the PMC Commercial shareholders. PMC Commercial will make the $58,279 cash payment (or $5.50 per share) on or prior to the tenth business day after the consummation of the Merger, without interest, in the aggregate to the holders of PMC Commercial Common Shares on the last business day prior to the consummation of the Merger.

For pro forma purposes, the fair value of the PMC Commercial Common Shares used in determining the purchase price was $8.90 per share, representing the closing price as of November 14, 2013. The final purchase consideration could significantly differ from the amounts presented in the unaudited pro forma condensed financial information due to movement in the price of PMC Commercial Common Shares as of the closing of the Merger. A hypothetical change of 10% of the closing price of PMC Commercial Common Shares from $8.90 per share would result in a $9.4 million change in estimated purchase price and goodwill / bargain purchase gain.

Note 4: Reclassifications and Pro Forma Adjustments

(A)	Certain reclassifications have been made to the historical balances of PMC Commercial to conform to the financial presentation of CIM Urban. PMC Commercial’s premium income of $1,960 for the nine months ended September 30, 2013, and $1,889 for the year ended December 31, 2012, has been reclassified to interest and fees, and salaries and related benefits expense of $3,172 for the nine months ended September 30, 2013, and $4,273 for the year ended December 31, 2012, has been reclassified to general and administrative expense.

(B)	The fair value of the loan portfolio acquired from PMC Commercial is estimated by CIM Urban to be less than book value. Based on management’s judgment, CIM Urban applied an approximate discount of $28,810 to PMC Commercial’s gross loan portfolio to estimate the fair value adjustment as of September 30, 2013. The adjustment reflects CIM Urban’s estimates of the market interest rate differential on pools of loans. In addition, the estimated value of the loan portfolio reflects discounting to the anticipated cash flow from these loans receivable to reflect the value that would be attained on a sale of certain portions of the portfolio assuming they are not held to maturity. There can be no assurance that any portion of the loan portfolio will be sold prior to maturity or whether the adjusted value based on the pro forma discount will be achieved. The final value will be determined after the Merger is completed and after completion of a thorough analysis of the portfolio. The loan fair value adjustment will be amortized over the estimated remaining life of the loan portfolio. As adjusted, PMC Commercial’s loans receivable estimated fair market value was $201,242 as of September 30, 2013.

(C)	The estimated transaction fees and costs related to the Merger to be incurred by the acquiree are approximately $4,600. These fees and costs are included in the Pro Forma Condensed Combined Balance Sheet, but are not included in the Pro Forma Condensed Combined Statements of Operations. For purposes of the pro forma presentation, these fees and costs are assumed to be paid out in cash by PMC Commercial at September 30, 2013. However, several of these fees and costs may not actually be paid out in cash and would be accrued for or paid by PMC Commercial subsequent to consummation of the Merger.

These fees and costs consist of advisory fees of approximately $3,400, and legal, accounting, printing, proxy solicitation and other costs and fees of approximately $1,200.

In addition, fees and costs of $1,615 incurred by PMC Commercial and $2,620 incurred by CIM Urban during the nine months ended September 30, 2013 that specifically related to the Merger have been eliminated. There were no transaction costs eliminated during 2012.

The plan to integrate the operations of PMC Commercial and CIM Urban following the Merger is still being developed. The specific details of the plan will continue to be refined throughout the period prior to closing and will include assessments of employee benefit plans and contracts to determine the extent of any redundancies that may be eliminated. Certain decisions arising from these assessments may involve changing information systems and canceling contracts with service providers. Costs associated with these actions will be recorded based on the nature of the cost and timing of the integration actions.

(D)	To reflect the increase in cash from borrowings on CIM Urban’s credit facility in order to fund the Special Dividend, which is payable on or prior to the tenth business day following the effective date of the Merger in the amount of $5.50 per share for a total dividend of $58,279.

(E)	To record an identifiable intangible asset of PMC Commercial. Adjustments to other intangible assets include an intangible of approximately $2,000 relating to the value of PMC Commercial’s licenses to operate under programs of the SBA. The amortization of the value of the SBA license intangible is estimated at approximately $400 for the year ended December 31, 2012, and $300 for the nine months ended September 30, 2013 based on an estimated life of five years. Additional intangible assets may be identified and recorded upon completion of the detailed purchase price allocation.

(F)	To write-off deferred financing costs of PMC Commercial totaling $1,555 as of the date of the Merger.

(G)	The fair value of the debt acquired from PMC Commercial is estimated by CIM Urban to be less than book value. Based on management’s judgment, CIM Urban applied a discount of $2,910 to PMC Commercial’s debt to estimate the fair value adjustment as of September 30, 2013. As adjusted estimated fair value of PMC Commercial’s debt was $101,595 as of September 30, 2013.

(H)	To reflect the deferred tax liability associated with the net increase in value of the loan portfolio of PMC Commercial’s taxable REIT subsidiaries. The estimated fair value increase was approximately $4,338 at September 30, 2013.

(I)	Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of PMC Commercial as summarized below and the elimination of PMC Commercial’s retained earnings and net unrealized appreciation accounts since PMC Commercial is not considered to be the accounting acquirer.

The adjustment reflects the reclassification of CIM Urban’s partners equity to additional paid-in-capital and to reflect the issuance of 22,000,003 shares of $0.01 par value common stock and the issuance of 65,028,571 shares of $0.01 par value preferred stock. The 65,028,571 shares of PMC Commercial Preferred Shares are automatically converted into 455,199,997 PMC Commercial Common Shares upon an increase in the number of authorized PMC Commercial Common Shares that will accommodate a full conversion. This conversion is not assumed as of the September 30, 2013 date of the pro forma balance sheet, as the vote to increase the authorized number of shares will not occur concurrently with the Merger.

In addition to the reclassification described above, the equity of PMC Commercial has been adjusted as follows:

Adjustments:
Additional Paid-in-Capital	$(103,333)
Retained Earnings	11,424

$(91,909)

Detail:
Fair value adjustments (Note 3)	$(87,309)
Transaction costs to be incurred (Note 4C)	(4,600)

$(91,909)

(J)	To adjust PMC Commercial’s noncontrolling interests, representing cumulative preferred stock of a subsidiary, to estimated fair value of $3,000 as of the date of the Merger.

(K)	To record the portion of the fair value adjustment to PMC Commercial’s loans receivable classified as accretable yield that will be amortized over the estimated remaining life of the loan portfolio of ten years.

(L)	To reflect the base services fee of $1,000 annually to be paid to the Manager pursuant to the Master Services Agreement.

(M)	To record the estimated increase in interest expense related to the Merger, including (a) incremental interest expense associated with assumed borrowings to fund the Special Dividend of $874 and $1,166 during the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively, (b) the amortization of debt discount associated with the fair value adjustment to PMC Commercial’s outstanding debt balance at the assumed date of the Merger of $218 and $291 during the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively, and (c) the elimination of the amortization of deferred financing charges of $64 and $57 recorded by PMC Commercial during the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively.

The estimated increase in interest expense related to the Merger is computed at an assumed floating interest rate of 2.00% for both the year ended December 31, 2012 and the nine months ended September 30, 2013. Each 12.5 basis point change in the assumed interest rate would result in a change in interest expense of approximately $73 for the year ended December 31, 2012 and $54 for the nine months ended September 30, 2013.

(N)	To record estimated incremental compensation expense associated with equity compensation awards that will be awarded to certain PMC Commercial executive officers as a result of the Merger. The total award is 525,000 restricted shares that amortize over a two-year service period. The value of the awards was determined to be $3.40 per share, which was the equity consideration price per common share which is based on the closing price of PMC Commercial of $8.90 per share on November 14, 2013 less the Special Dividend of $5.50 per share, which the executive officers are not entitled to receive. The related expense is recorded over the two-year service period post-Merger.

(O)	Adjustments to income tax expense represent the tax effect of the pro forma adjustments relating to PMC Commercial’s taxable REIT subsidiaries using a statutory rate of 34%.

(P)	For purposes of calculating basic earnings per share, the 65,028,571 PMC Commercial Preferred Shares to be issued in connection with the Merger have been assumed to have been converted into 455,199,997 PMC Commercial Common Shares, as Urban II has agreed to vote its 97.8% post-Merger ownership of PMC Commercial Common Shares in favor of an increase in the number of authorized PMC Commercial Common Shares to one billion, thereby satisfying the condition for the automatic conversion of these shares.

COMPARATIVE SHARE INFORMATION

Consolidated Per Share Information

The following table sets forth selected historical equity ownership information for PMC Commercial and CIM Urban and unaudited pro forma combined per share ownership information after giving effect to the Merger. This information is being provided to aid you in your analysis of the financial aspects of the Merger. The historical information should be read in conjunction with “Selected Historical Consolidated Financial Data of CIM Urban,” and “Selected Historical Consolidated Financial Data of PMC Commercial” included elsewhere in this proxy statement/prospectus and the historical consolidated and combined financial statements of PMC Commercial and CIM Urban and the related notes thereto included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

CIM Urban is considered to be the acquirer for accounting purposes because it will obtain effective control of PMC Commercial. The Merger will constitute the acquisition of a business for purposes of ASC 805. As a result, PMC Commercial’s assets and liabilities will be recorded at their fair values. The allocation of the purchase price used in the unaudited Pro Forma Financial Statements is based upon a preliminary valuation. Estimates and assumptions are subject to change upon finalization of these preliminary valuations.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of PMC Commercial and CIM Urban would have been had the Merger been completed on the dates indicated or to project PMC Commercial’s or CIM Urban’s results of operations that may be achieved after the completion of the Merger. The unaudited pro forma book value per share information below does not purport to represent what the value of PMC Commercial and CIM Urban would have been had the Merger been completed on the dates indicated or the book value per share for any future date or period.

	Historical PMC Commercial(1)	Historical CIM Urban(2)		Unaudited Pro Forma Combined
Year Ended December 31, 2012
Basic and diluted earnings (loss) per share (4)	$(0.13)	$0.04		$0.04
Book value per share at December 31, 2012	$13.15	$3.07		—
Dividends declared per share	$0.60	$0.16	(3)	$0.17	(5)

Nine Months Ended September 30, 2013
Basic and diluted earnings per share (4)	$0.27	$0.03		$0.04
Book value per share at September 30, 2013	$13.00	$2.92		$2.96	(6)
Dividends declared per share	$0.375	$0.13	(3)	$0.13	(5)

(1)	These per share amounts have been calculated based on the weighted average shares outstanding which includes all issued and outstanding PMC Commercial Common Shares.
(2)	CIM Urban is currently organized as a limited partnership. Accordingly, these per share amounts have been calculated assuming the conversion of all PMC Commercial Preferred Shares issued in the Merger, which together with the 22,000,003 PMC Commercial Common Shares issued directly to Urban II in the Merger, yields an aggregate of 477,200,000 PMC Commercial Common Shares used in the calculations.
(3)	Represents dividends declared by CIM REIT, which are funded by distributions from CIM Urban.
(4)	Based upon income (loss) from continuing operations.
(5)	No change in dividend policy is expected pursuant to the proposed Merger. Share information includes the 477,200,000 PMC Commercial Common Shares as discussed above in (2) and the basic weighted average of 10,585,000 and 10,594,000 PMC Commercial Common Shares during the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.
(6)	Share information used in the calculation includes the 477,200,000 PMC Commercial Common Shares as discussed above in (2) and 10,596,000 PMC Commercial Common Shares outstanding as of September 30, 2013.

Selected Comparative Historical Information

(In thousands)
	PMC Commercial	CIM Urban
Year Ended December 31, 2012
Earnings (loss) (1)	$(1,356)	$19,589
Book value at December 31, 2012	$139,226	$1,466,073
Dividends declared	$6,353	$76,000	(2)

Nine Months Ended September 30, 2013 (unaudited)
Earnings (1)	$2,836	$12,286
Book value at September 30, 2013	$137,799	$1,395,309
Dividends declared	$3,974	$63,000	(2)

(1)	Represents income (loss) from continuing operations
(2)	Represents dividends declared by CIM REIT, which are funded by distributions from CIM Urban.

Comparative PMC Commercial and CIM Urban Market Price and Dividend Information

PMC Commercial’s Market Price and Dividend Data

PMC Commercial Common Shares are traded on the NYSE MKT under the symbol “PCC.” The following table sets forth, for the periods indicated, the high and low sales prices as reported on the NYSE MKT (previously NYSE Amex) and the regular dividends per share declared by PMC Commercial for each such period.

Quarter Ended	High	Low	Regular Dividends Per Share
October 1, 2013 to November 14, 2013	$9.15	$8.55	—
September 30, 2013	$10.24	$8.30	$0.125
June 30, 2013	$8.54	$7.28	$0.125
March 31, 2013	$7.60	$6.71	$0.125
December 31, 2012	$7.76	$6.06	$0.120
September 30, 2012	$8.25	$7.35	$0.160
June 30, 2012	$8.76	$7.50	$0.160
March 31, 2012	$9.00	$6.95	$0.160
December 31, 2011	$8.00	$6.84	$0.160
September 30, 2011	$8.56	$7.50	$0.160
June 30, 2011	$8.97	$8.19	$0.160
March 31, 2011	$9.45	$8.25	$0.160

As of November 14, 2013, there were approximately 660 holders of record of PMC Commercial Common Shares, excluding shareholders whose shares were held by brokerage firms, depositories and other institutional firms in “street name” for their customers.

CIM Urban’s Market Price and Dividend Data

There is no established public trading market for the equity interests of CIM Urban. At the close of business on September 30, 2013, CIM REIT was the sole holder of record of equity interests of CIM Urban. The following table sets forth, for the periods indicated, the dividends declared by CIM REIT per PMC Commercial Common Share which Urban II would have received after giving effect to the Merger.

Quarter Ended	CIM REIT Dividends Declared per PMC Commercial Common Share to be received(1)(2)	CIM REIT Dividends Declared(2) (In thousands)
September 30, 2013	$0.044	$21,000
June 30, 2013	$0.044	$21,000
March 31, 2013	$0.044	$21,000
December 31, 2012	$0.042	$20,000
September 30, 2012	$0.042	$20,000
June 30, 2012	$0.040	$19,000
March 31, 2012	$0.036	$17,000
December 31, 2011	$0.036	$17,000
September 30, 2011	$0.036	$17,000
June 30, 2011	$0.036	$17,000
March 31, 2011	$0.036	$17,000

(1)	Assuming the conversion of all PMC Commercial Preferred Shares issued in the Merger, which together with the 22,000,003 PMC Commercial Common Shares issued to Urban II in the Merger yields an aggregate of 477,200,000 PMC Commercial Common Shares used in the calculations.
(2)	Represents dividends declared by CIM REIT, which are funded by distributions from CIM Urban.

Recent Closing Prices

The following table sets forth the closing per share sales prices of PMC Commercial Common Shares as reported on the NYSE MKT on November 14, 2013, the latest practicable trading day before the date of this proxy statement/prospectus, and on July 5, 2013, the last full trading day before the public announcement of the execution of the Merger Agreement by PMC Commercial:

PMC Commercial Common Shares
November 14, 2013	$8.90
July 5, 2013	$8.44

Following the effective time of the Merger, the PMC Commercial Common Shares are expected to be listed on The NASDAQ Stock Market LLC.

RISK FACTORS

In addition to the other information contained in or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Related to the Merger

PMC Commercial’s shareholders will experience significant immediate dilution in percentage ownership and effective voting power as a consequence of the issuance of the PMC Commercial Common Shares and PMC Commercial Preferred Shares to Urban II as consideration in the Merger.

The Merger will significantly dilute the ownership position and effective voting power of the current PMC Commercial shareholders. Following the issuance of the PMC Commercial Common Shares and PMC Commercial Preferred Shares to Urban II pursuant to the Merger Agreement (and assuming conversion of the PMC Commercial Preferred Shares pursuant to the Merger Agreement), the current PMC Commercial shareholders will hold approximately 2.2% of the PMC Commercial Common Shares issued and outstanding immediately after consummation of the Merger.

PMC Commercial’s shareholders cannot be certain of the market value of the PMC Commercial Common Shares and PMC Commercial Preferred Shares that will be issued to Urban II if the Merger is completed.

In connection with the closing of the Merger, PMC Commercial will issue 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares to Urban II. Because the number of shares to be issued in connection with the Merger is fixed, the market value of the PMC Commercial shares issued in connection with the Merger will depend upon the market price of a PMC Commercial Common Share upon completion of the Merger. The market value of PMC Commercial Common Shares will fluctuate prior to completion of the Merger and therefore may be different at the time the Merger is consummated than it was at the time the Merger Agreement was negotiated, signed and at the time of the special meeting. Share price changes may result from a variety of factors that are beyond PMC Commercial’s control, including general market and economic conditions and changes in business prospects. Accordingly, PMC Commercial shareholders cannot be certain of the market value of the PMC Commercial shares that will be issued to Urban II in connection with the Merger or the market value of PMC Commercial Common Shares at any time after the Merger.

The market price of the PMC Commercial Common Shares may decline as a result of the Merger.

The market price of the PMC Commercial Common Shares may decline as a result of the Merger if PMC Commercial does not achieve the perceived benefits of the Merger as rapidly as or to the extent anticipated by its shareholders or financial or industry analysts, or the effect of the Merger on PMC Commercial’s financial results is not consistent with the expectations of its shareholders or financial or industry analysts.

In addition, following the Merger, PMC Commercial shareholders will own interests in a company with an expanded business with a different mix of assets, risks and liabilities. Existing PMC Commercial shareholders may not wish to continue to invest in PMC Commercial post-Merger, or for other reasons may wish to dispose of some or all of their PMC Commercial Common Shares. If, following the Merger, large amounts of PMC Commercial Common Shares are sold, the price of PMC Commercial Common Shares could decline substantially.

The Merger may not be completed, which could adversely affect PMC Commercial’s business.

Completion of the Merger is subject to the satisfaction of various conditions, including approval of the Share Issuance Proposal by PMC Commercial shareholders and the other conditions described in the Merger

Agreement. Neither PMC Commercial nor CIM REIT can guarantee when or if these conditions will be satisfied or that the Merger will be successfully completed. In the event that the Merger is not completed, PMC Commercial may be subject to several risks, including the following:

•	PMC Commercial management’s and employees’ attention from day-to-day business may be diverted.

•

PMC Commercial would still be required to pay significant transaction costs related to the Merger, including legal, accounting, financial adviser, filing, printing and mailing expenses, and under certain circumstances would be required to pay a termination fee of $4,000,000 and reimburse CIM REIT’s out-of-pocket transaction expenses up to $700,000 (exclusive of expenses incurred by PMC Commercial prior to the execution of the Merger Agreement and reimbursed by CIM REIT or its affiliates). See “THE MERGER AGREEMENT—Termination Fees and Expenses” beginning on page 102.

•

To the extent the costs incurred by PMC Commercial were to cause it to be unable to comply with the covenants under its revolving credit facility, an event of default would occur. The existence of an event of default could restrict PMC Commercial from borrowing under the revolving credit facility and from paying dividends to its shareholders. The occurrence of an event of default would also permit the lender to accelerate repayment of all amounts due and to terminate its commitment to lend thereunder.

If the Merger is not completed, these risks could materially affect the business and financial results of PMC Commercial and the market price of PMC Commercial Common Shares.

The Merger is subject to the receipt of consents and approvals from government entities and third parties that could delay completion of the Merger or impose conditions that could have a material adverse effect on PMC Commercial or CIM Urban or cause abandonment of the Merger, which may adversely affect the value of PMC Commercial Common Shares.

Completion of the Merger is conditioned upon the consent of the SBA. A substantial delay in obtaining consent from the SBA or the imposition of unfavorable terms and conditions by the SBA could have an adverse effect on the business, financial condition or results of operations of PMC Commercial, or may cause the abandonment of the Merger.

Completion of the Merger is also subject to approval by certain third parties. A substantial delay in obtaining such approvals, the failure to obtain such approvals or the imposition of unfavorable terms or conditions could have an adverse effect on the business, financial condition or results of operations of PMC Commercial or CIM Urban, or may cause the abandonment of the Merger.

The Merger will result in changes to the Board of Trust Managers and initially, a majority of the Trust Managers will be affiliated with the Advisor and will not be independent; and Urban II will have effective control over the outcome of all actions requiring the approval of PMC Commercial shareholders, which might adversely affect the market price of the PMC Commercial Common Shares.

After the closing of the Merger and assuming conversion of the PMC Commercial Preferred Shares, Urban II will own approximately 97.8% of the outstanding PMC Commercial Common Shares. As a result, PMC Commercial will be a “controlled company,” which is a company in which over 50% of the voting power is held by an individual, a group or another company. As a “controlled company,” PMC Commercial will not be required to comply with certain national securities exchange rules requiring a board of directors with a majority of independent directors, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors. PMC Commercial’s other shareholders will not have the same corporate governance protections that they would otherwise have if PMC Commercial were not a controlled company.

Urban II will have the ability to determine the outcome of all corporate actions of PMC Commercial requiring shareholder approval, including the ability to elect or remove all of the Trust Managers. Following the closing of the Merger, the Board of Trust Managers will consist of four Trust Managers who are affiliated with the Advisor and three independent Trust Managers who are recommended for membership on the Board of Trust Managers by the Advisor. Accordingly, PMC Commercial will not have the benefit of a Board of Trust Managers with a majority of independent Trust Managers, and there is a risk that the interests of Urban II and these Trust Managers will not be consistent with the interests of other holders of PMC Commercial Common Shares.

In addition to the effects described above, this concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the PMC Commercial Common Shares.

The Merger Agreement may be terminated by either PMC Commercial or CIM REIT if the Merger is not consummated by March 31, 2014.

Either PMC Commercial or CIM REIT may terminate the Merger Agreement if the Merger has not been consummated by March 31, 2014, whether such date is before or after the approval of PMC Commercial’s shareholders is obtained. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the Merger Agreement and that failure was the primary cause of, or the primary factor that resulted in, the failure to consummate the Merger. For more information, see “THE MERGER AGREEMENT—Termination of the Merger Agreement” beginning on page 101.

After the Merger is completed, Urban II will control the vote required for the conversion of the PMC Commercial Preferred Shares into PMC Commercial Common Shares to occur, which could materially and adversely affect the holders of PMC Commercial Common Shares (and PMC Commercial Preferred Shares) if such conversion is delayed or does not occur at all.

The Board of Trust Managers has authorized the issuance of the PMC Commercial Preferred Shares, consisting of 65,028,571 Class A Convertible Cumulative Preferred Shares, $.01 par value per share (liquidation preference $17.50 per share). The PMC Commercial Preferred Shares will rank senior to the PMC Commercial Common Shares, as to distributions and with respect to distribution rights or payments upon liquidation, dissolution or winding up of PMC Commercial. The holders of the PMC Commercial Preferred Shares will be entitled to receive, when and as authorized by the Board of Trust Managers and declared by PMC Commercial, cumulative distributions at the rate of 2% of $35.00 per share per year; provided that if the PMC Commercial Preferred Shares are converted on or before the date that is six months from the effective date of the Merger (which date may be extended due to certain force majeure events as provided in the Statement of Designation setting forth the terms of the PMC Commercial Preferred Shares), the distribution amount payable on the PMC Commercial Preferred Shares will be calculated at the rate of 3.5% of $35.00 per year. Pursuant to the Merger Agreement, each PMC Commercial Preferred Share will automatically convert into seven PMC Commercial Common Shares on the first business day on which, pursuant to the PMC Commercial Declaration of Trust, there are sufficient authorized but unissued shares to convert all of the PMC Commercial Preferred Shares into PMC Commercial Common Shares.

Pursuant to the Merger Agreement, if the Merger is completed, CIM REIT has agreed to cause PMC Commercial, and PMC Commercial has agreed, to hold another meeting of PMC Commercial shareholders as soon as practicable thereafter to approve, among other things, an increase in the number of authorized PMC Commercial Common Shares to one billion (thereby satisfying the condition for the automatic conversion of the PMC Commercial Preferred Shares issued in connection with the Merger into an aggregate of 455,199,997 PMC Commercial Common Shares). After the Merger is completed, Urban II will hold a sufficient number of shares to control the vote required for the conversion of the PMC Commercial Preferred Shares to occur. In the event that the conversion of the PMC Commercial Preferred Shares into PMC Commercial Common Shares is delayed or does not occur at all, the rights of the holders of PMC Commercial Common Shares (as well as the PMC Commercial Preferred Shares) could be materially and adversely affected. For more information, see “THE TERMS OF THE PMC COMMERCIAL PREFERRED SHARES” beginning on page 103.

After the Merger is completed, Urban II will have the ability to make the Reincorporation occur, which will cause the holders of PMC Commercial Common Shares to have different rights that may be less advantageous than their current rights.

After the closing of the Merger, PMC Commercial shareholders may be asked to approve the Reincorporation so that PMC Commercial’s corporate governance and the rights of its shareholders will be governed by Maryland law, the Maryland Charter and the Maryland Bylaws, instead of Texas law, PMC Commercial’s existing Declaration of Trust and existing bylaws. In the event that Urban II decides to make the Reincorporation occur, Urban II will hold a sufficient number of shares to control the vote required to make the Reincorporation occur. Following any Reincorporation, holders of PMC Commercial Common Shares will have different rights that may be less advantageous than the rights they currently have. You may conclude that your rights as a shareholder of PMC Commercial after the Reincorporation may be less advantageous than the rights you currently have as a shareholder of PMC Commercial. For a detailed discussion of your rights as a shareholder of PMC Commercial after the Reincorporation and the significant differences between your current rights as a shareholder of PMC Commercial and your rights as a shareholder of PMC Commercial after the Reincorporation, see “STRATEGY OF PMC COMMERCIAL AFTER THE MERGER—The Reincorporation” beginning on page 187.

Uncertainties associated with the Merger may have a negative impact on business relationships.

The announcement of the Merger may have a negative impact on PMC Commercial business relationships. Moreover, due to operating covenants in the Merger Agreement, PMC Commercial may be unable, during the pendency of the Merger, to pursue certain strategic transactions and otherwise pursue actions that are not in the ordinary course of business even if such actions would prove beneficial. These events could have a material negative impact on PMC Commercial’s results of operations and financial condition.

Some of the Trust Managers and executive officers of PMC Commercial have interests in seeing the Merger completed that are different from, or in addition to, those of the PMC Commercial shareholders.

Some of the Trust Managers and executive officers of PMC Commercial have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of the shareholders of PMC Commercial. These interests include, among other things, acceleration of equity awards, benefits under employment agreements and continuation of employee benefits and indemnification and insurance arrangements. These interests, among other things, may influence the Trust Managers and executive officers of PMC Commercial to support or approve the Merger. See “THE MERGER—Interests of PMC Commercial Trust Managers and Executive Officers in the Merger” beginning on page 82.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of PMC Commercial from submitting an alternative Acquisition Proposal or that could result in any competing Acquisition Proposal being at a lower price than it might otherwise be.

Under the Merger Agreement, PMC Commercial agreed not to, beginning on the date that is 31 days after the date of the Merger Agreement, (i) solicit proposals relating to alternative Acquisition Proposals or (ii) engage or participate in discussions or negotiations with, or provide non-public information to, any person relating to any such alternative Acquisition Proposal, subject to certain limited exceptions where the failure to take certain action would be inconsistent with the legal duties of the Board of Trust Managers under applicable law. See “THE MERGER AGREEMENT—Acquisition Proposals—Go Shop Period” beginning on page 98. Even if a person submitted an alternative Acquisition Proposal, prior to recommending such alternative Acquisition Proposal to its shareholders as a superior proposal and terminating the Merger Agreement, PMC Commercial would be required to negotiate with CIM REIT in good faith for a period of five business days (to the extent CIM REIT desires to negotiate) to revise the terms of the Merger Agreement in response to such alternative Acquisition Proposal. In addition, upon termination of the Merger Agreement in certain circumstances,

PMC Commercial may be required to pay a termination fee and expense reimbursement as directed by CIM REIT. See “THE MERGER AGREEMENT—Termination Fees and Expenses” beginning on page 102. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of PMC Commercial from considering or submitting an alternative Acquisition Proposal. These provisions could also result in a potential competing acquirer proposing to pay a lower price per share than it might otherwise have proposed to pay because of the incremental expense of the termination fee and expense reimbursement that may become payable by PMC Commercial in certain circumstances.

In connection with the proposed Merger, one lawsuit has been filed and is pending, as of October 11, 2013, seeking, among other things, to enjoin the Merger and damages for lost shareholder value; an adverse judgment in this lawsuit may prevent the Merger from becoming effective within the expected timeframe or at all.

Shareholders of PMC Commercial have filed a lawsuit against PMC Commercial, members of the Board of Trust Managers and CIM REIT challenging the Merger. The complaint alleges, among other things, that the Trust Managers and PMC Commercial breached PMC Commercial’s Declaration of Trust and have conspired to deprive PMC Commercial’s shareholders of the right to approve or decline the Merger, to approve or decline of the sale of PMC Commercial and to approve or decline the authorization of the PMC Commercial Common Shares necessary to support the conversion rights of the PMC Commercial Preferred Shares. The complaint alleges that CIM REIT is liable as a principal and for tortiously interfering with the rights of shareholders under the PMC Commercial Declaration of Trust and causing or inducing the foregoing breaches. The complaint further alleges the Trust Managers breached their fiduciary duties to PMC Commercial shareholders in connection with the Merger, and claims that CIM REIT aided and abetted those alleged breaches of fiduciary duty. The complaint seeks an order enjoining consummation of the Merger, an order certifying the matter as a class action for damages, damages for lost shareholder value, exemplary damages, attorney’s fees and costs, appointment of a receiver, if justice so demands, in order to preserve and maximize shareholder value, and all other such relief as the court may find reasonable and necessary to which plaintiffs may be entitled. On November 12, 2013, the plaintiffs filed an amended petition to add PMC Merger Sub as a defendant to the lawsuit.

While PMC Commercial and CIM REIT management deny the allegations in the complaint and intend to defend vigorously against these allegations, PMC Commercial and CIM REIT cannot assure you as to the outcome of this, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not the plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of PMC Commercial and CIM REIT. For more information about the litigation related to the Merger, see “THE MERGER—Litigation Relating to the Merger” beginning on page 88.

Risks Related to CIM Urban’s Business and Properties

The following risk factors apply to the business and operations of CIM Urban and also will apply to the consolidated business and operations of PMC Commercial following the completion of the Merger. Any of the risk factors described below could significantly and adversely affect CIM Urban’s business, prospects, revenues, gross profit, cash flows, financial condition and results of operations.

Capital and credit market conditions may adversely affect demand for CIM Urban’s properties and the overall availability and cost of credit.

In periods when the capital and credit markets experience significant volatility, demand for CIM Urban’s properties and the overall availability and cost of credit may be adversely affected. No assurances can be given that the capital and credit market conditions will not have a material adverse effect on CIM Urban’s business, financial condition or results of operations.

In addition, CIM Urban’s business and results of operations could be adversely affected by significant volatility in the capital and credit markets as follows:

•

The tenants in CIM Urban’s office properties may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants’ ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting CIM Urban’s ability to maintain occupancy levels.

•

Constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment and to fund start-up business expenses, could impact CIM Urban’s ability to procure new tenants for spaces currently vacant in existing office properties or properties under development.

•

CIM Urban’s joint venture and other co-investment partners could experience difficulty obtaining financing in the future for the same reasons discussed above. Their inability to obtain financing on acceptable terms, or at all, could negatively impact CIM Urban’s ability to acquire additional properties.

Current general economic conditions could have an adverse effect on the office, lodging and apartment communities industries.

The United States continues to be in a post-recessionary slow-growth environment, which has experienced historically high levels of unemployment. Uncertainty over the depth and duration of this economic environment continues to have a negative impact on the office, lodging and apartment communities industries. There is some general consensus among economists that the economy in the United States emerged from a recessionary environment in 2009, but high unemployment levels were evident in 2010, 2011, 2012 and 2013. As a result, CIM Urban and the office, lodging and apartment communities industries may, among other things, experience reductions in revenue resulting from lower rental rates and occupancy levels. Accordingly, CIM Urban’s financial results could be impacted by the economic environment, and future financial results and growth could be further harmed until a more expansive national economic environment is prevalent. A weaker than anticipated economic recovery, or a return to a recessionary national economic environment, could result in low or decreased levels of business and consumer travel, negatively impacting the lodging industry. Moreover, in the event of another recession, the office and apartment communities industries could experience reductions in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising and turnover expenses. Such an economic outcome could also negatively impact CIM Urban and its tenants’ future growth prospects and could significantly impact their results of operations.

CIM Urban’s operating performance is subject to risks associated with the lodging industry.

The success of CIM Urban’s hotel properties depends largely on the property operators’ ability to adapt to dominant trends in the lodging industry as well as disruptions such as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and macroeconomic and microeconomic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of its business, and trends in the lodging industry may affect CIM Urban’s income and cash available for dividends.

The lodging industry could also experience a significant decline in occupancy and average daily rates due to a reduction in business and/or leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual’s willingness to travel.

A majority of CIM Urban’s properties, by aggregate net operating income and square feet, are located in California and the District of Columbia. CIM Urban is dependent on the California and the District of Columbia office and hotel markets and economies, and is therefore susceptible to risks of events in those markets that could adversely affect CIM Urban’s business, such as adverse market conditions, changes in local laws or regulations and natural disasters.

Because CIM Urban’s properties in California (and particularly, in Oakland, California) and the District of Columbia represent a significant portion of CIM Urban’s portfolio by aggregate net operating income and square feet, CIM Urban is exposed to greater economic risks than if it owned a more geographically dispersed portfolio. CIM Urban is susceptible to adverse developments in the California (and particularly, in Oakland) and the District of Columbia economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods and other events). In addition, the State of California is also regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office and hotel space in California. Any adverse developments in the economy or real estate markets in California (and particularly, in Oakland) or the District of Columbia, or any decrease in demand for office or hotel space resulting from the California (and particularly, in Oakland) or the District of Columbia regulatory or business environments, could adversely impact CIM Urban’s financial condition, results of operations and cash flow.

Investments in office buildings that have government tenants are subject to the risks associated with conducting business with the U.S. federal government.

Investments in office buildings that have government tenants are subject to risks associated with conducting business with the U.S. federal government. Congressional action to reduce budgetary spending by the United States could limit the funding of government agencies or other organizations. Adverse developments and/or conditions affecting government tenants could reduce demand for space, impact the credit-worthiness of such tenants or force such tenants to curtail operations, which could impair their ability to meet their rent obligations to CIM Urban and, accordingly, could have a material adverse effect on CIM Urban’s results of operations. The risks of conducting business with the U.S. federal government also include the risk of civil and criminal fines and the risk of public scrutiny of CIM Urban’s performance at high profile sites.

CIM Urban’s operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond the control of CIM Urban. Certain events may decrease cash available for dividends, as well as the value of CIM Urban’s properties. These events include, but are not limited to:

•	adverse changes in economic and socioeconomic conditions;

•	vacancies or CIM Urban’s inability to rent space on favorable terms;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	inability to collect rent from tenants;

•	competition from other real estate investors with significant capital, including other real estate operating companies, publicly-traded REITs and institutional investment funds;

•	reductions in the level of demand for office, hotel and apartment community space and changes in the relative popularity of properties;

•	increases in the supply of office, hotel and apartment community space;

•	fluctuations in interest rates, which could adversely affect CIM Urban’s ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

•	dependence on third parties to provide leasing, brokerage, property management and other services with respect to CIM Urban’s investments;

•

increases in expenses, including insurance costs, labor costs, utility prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and CIM Urban’s inability to pass on some or all of these increases to CIM Urban’s tenants; and

•

changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act (ADA) of 1990.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If CIM Urban cannot operate its properties so as to meet its financial expectations, CIM Urban’s financial condition, results of operations, cash flow and ability to satisfy its debt service obligations and to pay dividends could be adversely affected. There can be no assurance that CIM Urban can achieve its economic objectives.

Tenant concentration increases the risk that cash flow could be interrupted.

CIM Urban is, and expects that it will continue to be, subject to a degree of tenant concentration at certain of its properties. In the event that a tenant occupying a significant portion of one or more of CIM Urban’s properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness or file bankruptcy, it would more negatively impact CIM Urban’s financial condition and results of operations than if the tenant did not occupy multiple properties or occupied a smaller portion of a single property.

CIM Urban has a concentration of government tenants across its portfolio. The reduction of government funding for such government agencies and other organizations and changes in regulations governing such agencies and organizations could have a material adverse effect on CIM Urban’s investments in office buildings with government tenants.

CIM Urban has incurred indebtedness and expects to incur significant additional indebtedness on a consolidated basis, which may affect its ability to pay dividends, may expose it to interest rate fluctuation risk and may expose it to the risk of default under CIM Urban’s debt obligations.

As of September 30, 2013, the total consolidated indebtedness of CIM Urban was approximately $378 million. CIM Urban expects to incur significant additional indebtedness, including through the use and potential expansion of its existing revolving credit lines or the use of a new credit line, and there are no restrictions on the amount of indebtedness that CIM Urban may incur. The degree of leverage could make CIM Urban more vulnerable to a downturn in business or the economy generally.

Payments of principal and interest on borrowings may leave CIM Urban’s property-owning entities with insufficient cash resources to operate its properties and/or pay distributions. The incurrence of substantial outstanding indebtedness by CIM Urban, and the limitations imposed by the debt agreements of CIM Urban, could have significant other adverse consequences, including the following:

•	the cash flow of CIM Urban may be insufficient to meet its required principal and interest payments;

•	CIM Urban may be unable to borrow additional funds as needed or on favorable terms, which could adversely affect CIM Urban’s liquidity for acquisitions or operations;

•	CIM Urban may be unable to refinance its indebtedness at maturity or the refinancing terms may be less favorable than the terms of CIM Urban’s original indebtedness;

•	CIM Urban may be forced to dispose of one or more of its properties, possibly on disadvantageous terms;

•	CIM Urban will be exposed to interest and future interest rate volatility with respect to indebtedness that is variable rate; and

•	any property-owning entity may default on its obligations and the lenders or mortgagees may foreclose on CIM Urban’s properties and execute on any collateral that secures their loans.

If any one of these events were to occur, CIM Urban’s financial condition, results of operations, cash flow, and ability to satisfy its debt service obligations and to pay dividends could be adversely affected. In addition, any foreclosure on CIM Urban’s properties could create taxable income without accompanying cash proceeds, which could adversely affect CIM Urban’s ability to meet the REIT distribution requirements imposed by the Code.

CIM Urban may be unable to refinance its indebtedness at maturity or the refinancing terms may be less favorable than the terms of CIM Urban’s original indebtedness.

Upon maturity of indebtedness obtained by CIM Urban, there is no assurance that replacement financing can be obtained or, if it is obtained, that interest rates and other terms would be as favorable as for the original indebtedness. Inability to refinance indebtedness on favorable terms may compel CIM Urban to attempt to dispose of the property or other properties on terms less favorable than might be obtained at a later date. In addition, if the indebtedness matured before refinancing could be procured, the lender could foreclose on the collateral and CIM Urban might suffer losses as a result of that foreclosure. Further, lenders may require insurance against terrorist acts, particularly for large properties in urban areas, and the unavailability of such insurance may make it difficult to finance or refinance investments.

Third parties seeking to satisfy a liability of CIM Urban may have recourse against all of CIM Urban’s assets generally.

CIM Urban’s assets, including any investments made by CIM Urban and any funds held by CIM Urban, may be available to satisfy all liabilities and other obligations of CIM Urban. If CIM Urban becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to CIM Urban’s assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability. In particular, CIM Urban has a recourse, unsecured line of credit. In the event CIM Urban is unable to pay its obligations as they become due under the line of credit, the lender may pursue any or all of CIM Urban’s assets.

CIM Urban may become subject to risks and liabilities unique to joint venture relationships.

As of the date of this proxy statement/prospectus, CIM Urban owns two properties through “joint venture” investments in which it co-invests with another investor. CIM Urban’s business plan contemplates further acquisitions of properties through joint ventures and sales to institutions of partial ownership of properties that it wholly owns. Real estate is relatively difficult to sell quickly. CIM Urban may be unable to realize its investment objectives by a sale of equity at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in domestic or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Joint venture investments involve certain risks, including that joint venture partners may control or share certain approval rights over major decisions or might have economic or other business interests or goals that are inconsistent with the business interests of CIM Urban or goals that would affect CIM Urban’s ability to operate the property. The occurrence of one or more of the foregoing events could adversely affect CIM Urban’s financial condition, results of operations and cash flow and CIM Urban’s ability to pay dividends.

CIM Urban’s success depends on the ability of the Advisor to manage its investments, and the Advisor’s failure to manage its investments in a sufficient manner could have a material adverse effect on CIM Urban’s business strategy, the value of its real estate investments and results of operations.

CIM Urban presently has no employees. CIM Urban depends on the Advisor’s ability to manage its investments in a manner sufficient to maintain or increase revenues and to generate sufficient revenues in excess of its operating and other expenses. The Advisor is not required to dedicate any particular number of employees or employee hours to CIM Urban’s business in order to fulfill its obligations under the Investment Management Agreement entered into between CIM Urban and the Advisor (the “Investment Management Agreement”). CIM Urban believes that its success depends to a significant extent upon the experience of the Advisor’s senior management team, whose continued service is not guaranteed. CIM Urban is subject to the risk that upon termination of the Investment Management Agreement, no suitable replacement will be found to manage CIM Urban. If the Investment Management Agreement is terminated, CIM Urban may not be able to execute its business plan and may suffer losses, which could have a material adverse effect on its ability to make distributions. The Advisor’s failure to manage CIM Urban and its investments will adversely affect the underlying value of CIM Urban’s real estate investments, the results of its operations and its ability to make distributions and to pay amounts due on its indebtedness. The terms of the Investment Management Agreement provide that it can only be terminated by the mutual agreement of CIM Urban and the Advisor. Accordingly, CIM Urban is subject to the further risk that it does not have the ability to unilaterally terminate the Investment Management Agreement in the event of the Advisor’s poor performance.

The Manager’s and Advisor’s fees are payable regardless of CIM Urban’s and PMC Commercial’s performance, which may reduce their incentive to devote time and resources to CIM Urban’s portfolio.

Pursuant to the Master Services Agreement, the Manager is entitled to receive a base services fee of $1 million per year, regardless of the performance of PMC Commercial, and is also entitled to receive fees related to the provision of transactional and other services. The Advisor is entitled to receive an asset management fee based upon the gross asset value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future. See “BUSINESS OF CIM URBAN—Investment Management Agreement” beginning on page 162. The Manager’s and the Advisor’s entitlement to substantial non-performance based compensation might reduce their incentive to devote their time and effort to seeking profitable opportunities for CIM Urban’s portfolio.

The Advisor’s fees are based on the gross asset value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future. This fee arrangement may lead the Advisor to recommend riskier investments regardless of their long-term performance in an effort to maximize its compensation.

The Advisor’s fees are based on the gross asset value of CIM Urban’s assets, including any assets acquired by CIM Urban in the future, which may provide incentive for the Advisor to invest in assets that are riskier investments regardless of their performance. Consequently, the Advisor may recommend investments that are not necessarily in the best interest of PMC Commercial’s shareholders in order to maximize its compensation. Neither CIM Urban nor PMC Commercial has the right pursuant to the terms of the Investment Management Agreement to terminate unilaterally the Investment Management Agreement in the event of CIM Urban’s poor investment performance or mismanagement by the Advisor.

The Advisor, the Manager and their respective affiliates may engage in additional management or investment opportunities which compete with PMC Commercial and its subsidiaries, which could result in decisions that are not in the best interests of PMC Commercial’s shareholders.

The Investment Management Agreement with the Advisor and the Master Services Agreement with the Manager do not prevent the Advisor and the Manager, as applicable, and their respective affiliates from engaging in additional management or investment opportunities, some of which could compete with PMC Commercial and its subsidiaries. The Advisor, the Manager and their respective affiliates may engage in additional management or investment opportunities that have overlapping objectives with CIM Urban, and may thus face conflicts in the allocation of investment opportunities to these other investments. Allocation of investment opportunities is at the discretion of the Advisor and/or the Manager and there is no guarantee that this allocation would be made in the best interest of the PMC Commercial shareholders.

CIM Urban competes with current and future investment entities affiliated with the Advisor for access to the benefits that CIM Urban’s relationship with the Advisor provides to CIM Urban, including access to investment opportunities.

There may be conflicts of interest in allocating investment opportunities to CIM Urban and other funds, investment vehicles and ventures managed by the Advisor. For example, the Advisor currently serves as the investment manager of CIM VI (Urban REIT), LLC and its parallel funds (collectively, “CIM VI”), a private fund formed to invest in substantially stabilized real estate and real estate-related assets located in urban areas that CIM Group has already qualified for investment. There will be a significant overlap in the assets and investment strategies of CIM Urban and CIM VI, and many of the same investment personnel will provide services to both entities. Although there are no contractual restrictions limiting the ability of CIM Urban to acquire additional properties, it is the intention of CIM Group not to provide CIM Urban with acquisition opportunities until the equity capital of CIM VI is fully committed. As of the date of this proxy statement/prospectus, approximately $100 million of equity in CIM VI remains uncommitted; since January 1, 2013, CIM VI has committed and/or invested $509 million of equity in connection with the purchase, or commitment to purchase, of $713 million of real estate assets. Further, the Advisor and its affiliates may in the future form additional funds or sponsor additional investment vehicles and ventures that have overlapping objectives with CIM Urban and therefore may compete with CIM Urban for investment opportunities. The ability of the Advisor, the Manager and their officers and employees to engage in other business activities, including the management of other investment vehicles sponsored by CIM Group, may reduce the time the Advisor and the Manager spend managing the activities of CIM Urban and PMC Commercial.

The business of CIM Urban will be managed by Urban GP Manager, an affiliate of CIM Group, and PMC Commercial will have limited rights with respect to the management and control of CIM Urban.

Pursuant to the Master Services Agreement, PMC Commercial has agreed to appoint a member of the Manager or any of its affiliates, as designated by the Manager, as the manager (the “Urban GP Manager”) of Urban Partners GP, LLC, the general partner of CIM Urban (the “CIM Urban GP”). Subject to the limitations set forth in the governing documents of CIM Urban and the CIM Urban GP, the Urban GP Manager will have the power and authority to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (x) the CIM Urban GP and (y) CIM Urban. PMC Commercial will be an indirect limited partner of CIM Urban; the rights and obligations of PMC Commercial will be subject to the limitations set forth in CIM Urban’s partnership agreement (the “CIM Urban Partnership Agreement”); and, except as set forth in the Master Services Agreement and the rights specifically reserved to limited partners by the CIM Urban Partnership Agreement and applicable law, PMC Commercial will have no part in the management and control of CIM Urban.

PMC Commercial may only remove the Urban GP Manager as the manager of the CIM Urban GP for “cause” (as defined in the Master Services Agreement). Removal for “cause” also requires the approval of the holders of at least 66 2/3% of the outstanding shares of PMC Commercial (excluding for this purpose any shares held by the Manager and any affiliates of the Manager, except to the extent set forth in the immediately following sentence). Notwithstanding the foregoing, CIM REIT will have the right to vote any shares of PMC Commercial that it owns with respect to any vote held to remove the Urban GP Manager as the manager of the CIM Urban GP; provided, however, if any such removal vote is held after the second anniversary of the Master Services Agreement, CIM REIT shall obtain voting instructions from certain of its non-affiliated investors with respect to voting the shares beneficially owned by such non-affiliated investors and CIM REIT shall vote the number of shares beneficially owned by each such non-affiliated investor as so instructed by such non-affiliated investor. Upon removal, a replacement manager will be appointed by the independent Trust Managers.

Following consummation of the Merger, the CIM Urban Partnership Agreement will remain in place and CIM Urban will continue to be subject to the investment limitations set forth therein, unless approved by CIM Urban’s advisory committee, which may inhibit CIM Urban’s ability to make investments that otherwise meet its investment strategy.

Following consummation of the Merger, the CIM Urban Partnership Agreement, as may be amended from time to time, will remain in place. Accordingly, CIM Urban will continue to be subject to the investment limitations set forth therein, and, without the approval of its advisory committee, which consists of representatives of certain non-affiliated members of CIM REIT, it may not:

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invest more than the lesser of (x) 25% of the aggregate capital commitments of its partners and (y) $500 million of capital contributions in any one asset or company; provided, however, that the foregoing limitation shall not apply to an investment consisting of a portfolio of, or a company or other entity owning, multiple assets (i.e., the foregoing limitation shall apply to each individual asset in any such portfolio or entity);

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(i) invest more than 25% of the aggregate capital commitments of its partners in any metropolitan statistical area (“MSA”) with a population of 1,000,000 or less or in any recognized real estate submarket of an MSA with a population of more than 1,000,000 or (ii) invest more than 50% of the aggregate capital commitments of its partners in any MSA with a population of more than 1,000,000;

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invest in the securities of a publicly-traded company, except as part of a transaction or series of transactions designed for the purpose of acquiring control of the company and/or its underlying assets; and

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acquire or originate any senior debt (i.e., first mortgage loans) if the acquisition or origination by CIM Urban of such senior debt would cause the aggregate adjusted fair value of all CIM Urban investments that are senior debt to equal or exceed 25% of the aggregate adjusted fair value of all CIM Urban investments (including, without duplication, any property level reserves with respect to such investments).

Accordingly, CIM Urban may not be able to acquire certain investments that otherwise meet its investment strategy. See “BUSINESS OF CIM URBAN—CIM Urban Partnership Agreement” beginning on page 160.

The CIM Urban Partnership Agreement contains provisions that give rights to certain unaffiliated members of CIM REIT to influence the business and operations of CIM Urban; such members may have interests that are adverse to PMC Commercial’s shareholders and the exercise of such rights may negatively impact the rights of PMC Commercial’s shareholders, the ability of CIM REIT and PMC Commercial to effect the Merger or the business of PMC Commercial after the consummation of the Merger.

The CIM Urban Partnership Agreement requires that CIM Urban maintain an advisory committee composed of certain members of CIM REIT who are not affiliated with the general partner of CIM Urban. As discussed in “Business of CIM Urban—CIM Urban Partnership Agreement,” the advisory committee is responsible for resolving conflicts of interest and selecting a new audit firm for CIM Urban. CIM Urban also may not take certain actions (including those described below) or make certain investments without the consent of the advisory committee. Since the CIM Urban Partnership Agreement will remain in place following the consummation of the Merger and will not be amended to modify or eliminate the rights of the advisory committee, the advisory committee will also remain in place and will continue to be comprised of members of CIM REIT. If the advisory committee refuses to consent to certain actions or arrangements of CIM Urban, it may adversely affect the ability of CIM Urban to manage or expand its business.

The CIM Urban Partnership Agreement requires the consent of a majority in interest of certain members of CIM REIT in order to amend the CIM Urban Partnership Agreement and the Investment Management Agreement. In certain situations, upon a two-thirds vote of certain members of CIM REIT, the general partner of CIM Urban may be removed and replaced. The refusal to permit amendment of the CIM Urban Partnership Agreement or the removal of the general partner by the members of CIM REIT may adversely impact PMC Commercial. Removal of the general partner by such members of CIM REIT prior to the consummation of the Merger may impair the ability of CIM REIT to consummate the Merger.

The CIM Urban Partnership Agreement specifies that CIM Urban is responsible for the operating expenses and obligations of CIM REIT, as well as certain out-of-pocket operating expenses of CIM Urban GP. CIM Urban also has indemnity obligations to CIM Urban GP, the Advisor, any member of the advisory committee and their respective affiliates under the terms of the CIM Urban Partnership Agreement. These obligations may result in material liabilities to CIM Urban.

CIM Urban may be unable to renew leases or lease vacant office space.

As of September 30, 2013, leases representing approximately 3.7% of the approximately 5.4 million rentable square feet of CIM Urban’s office portfolio were scheduled to expire during the remainder of 2013, and approximately an additional 12.7% of the rentable square footage of CIM Urban’s office portfolio was available for lease. These leases may not be renewed, or may be re-leased at rental rates equal to or below existing rental rates. Substantial rent abatements, tenant improvements, concessions, early termination rights or below-market renewal options may be offered to attract new tenants or retain existing tenants. Accordingly, portions of CIM Urban’s office properties may remain vacant for extended periods of time. In addition, some existing leases currently provide tenants with options to renew the terms of their leases at rates that are less than the current market rate or to terminate their leases prior to the expiration date thereof. If CIM Urban is unable to obtain rental rates that are on average comparable to its asking rents across its office portfolio, then its ability to generate cash flow growth will be negatively impacted.

Potential losses may not be covered by insurance.

CIM Urban’s business operations in California, New York, North Carolina, Texas and the District of Columbia are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, volcanoes, wind, blizzards, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in its portfolio, the risk of which is enhanced by the concentration of its properties, by aggregate net income and square feet, in California and the District of Columbia. CIM Urban’s insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. CIM Urban does not maintain insurance on its properties for earthquakes, except for those properties for which the lender requires such insurance coverage. In addition, CIM Urban’s insurance policies include customary deductibles and limitations on recovery. As a result, CIM Urban may be required to incur significant costs in the event of adverse weather conditions and natural disasters. CIM Urban may discontinue part or all of any insurance coverage on some or all of its properties in the future if the cost of premiums for any of these policies in its judgment exceeds the value of the coverage discounted for the risk of loss.

Furthermore, CIM Urban may not carry insurance for certain losses, including, but not limited to, losses caused by war or by certain environmental conditions, such as mold or asbestos. In addition, its title insurance policies may not insure for the current aggregate market value of its portfolio, and CIM Urban does not intend to increase its title insurance coverage if the market value of its portfolio increases. As a result, CIM Urban may not have sufficient coverage against all losses that CIM Urban may experience, including from adverse title claims. If CIM Urban experiences a loss that is uninsured or that exceeds policy limits, it could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties.

In addition, CIM Urban’s properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that CIM Urban experiences a substantial or comprehensive loss of one of its properties, it may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements.

Terrorism and other factors affecting demand for the properties of CIM Urban could harm its operating results.

The strength and profitability of CIM Urban’s business depends on demand for and the value of its properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and the District of Columbia on September 11, 2001 and in Boston on April 15, 2013, and other acts of terrorism or war may have a negative impact on its operations. Such terrorist attacks could have an adverse impact on its business even if they are not directed at its properties. In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and CIM Urban’s insurance policies for terrorism include large deductibles and co-payments. Although CIM Urban maintains terrorism insurance coverage on its portfolio, the lack of sufficient insurance for these types of acts could expose CIM Urban to significant losses and could have a negative impact on its operations.

CIM Urban faces competition.

CIM Urban’s office portfolio competes with a number of developers, owners and operators of office real estate, many of which own properties similar to CIM Urban in the same markets in which its properties are located. If CIM Urban’s competitors offer space at rental rates below current market rates, or below the rental rates CIM Urban currently charges its tenants, CIM Urban may lose existing or potential tenants and it may be pressured to reduce its rental rates below those it currently charges or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when its tenants’ leases expire. In that case, CIM Urban’s financial condition, results of operations, cash flow and ability to satisfy its debt service obligations and to pay dividends may be adversely affected.

CIM Urban’s hotel portfolio competes for guests primarily with other hotels in the immediate vicinity of CIM Urban’s hotels and secondarily with other hotels in the geographic market of CIM Urban’s hotels. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room of CIM Urban’s hotels in that area.

There are numerous housing alternatives that compete with CIM Urban’s apartment communities in attracting residents. These include other apartment communities and single-family homes that are available for rent in the markets in which the communities are located. If the demand for CIM Urban’s apartment communities is reduced or if competitors develop and/or acquire competing apartment communities, rental rates may drop, which may have a material adverse effect on CIM Urban’s financial condition and results of operations. CIM Urban also faces competition from other real estate investment funds, businesses and other entities in the acquisition, development and operation of apartment communities. This competition may result in an increase in costs and prices of apartment communities that CIM Urban acquires and/or develops.

Because CIM Urban owns real property, it is subject to extensive environmental regulation which creates uncertainty regarding future environmental expenditures and liabilities.

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. Contamination resulting from any of these substances, or the failure to properly remediate them, may adversely affect CIM Urban’s ability to sell or rent its property or to borrow using the property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. In other cases, some of the properties of CIM Urban may have been impacted by contamination from past operations or from off-site sources. As a result, CIM Urban may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

Although most of CIM Urban’s properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with the property. Unless required by applicable law, CIM Urban may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments. Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether CIM Urban will incur material environmental liabilities in the future. If CIM Urban does incur material environmental liabilities in the future, it may face significant remediation costs, and it may find it difficult to sell any affected properties.

Compliance with the Americans with Disabilities Act (ADA) and fire, safety and other regulations may require CIM Urban to make unanticipated expenditures that could significantly reduce the cash available for dividends.

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although CIM Urban believes that its properties substantially comply with present requirements of the ADA, it has not conducted an audit or investigation of all of its properties to determine its compliance. If one or more of its properties or future properties is not in compliance with the ADA, then CIM Urban would be required to incur additional costs to bring the property into compliance. Additional federal, state and local laws also may require modifications to its properties or restrict its ability to renovate its properties. CIM Urban cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

In addition, CIM Urban properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If CIM Urban were to fail to comply with these various requirements, it might incur governmental fines or private damage awards. If CIM Urban incurs substantial costs to comply with the ADA or any other regulatory requirements, its financial condition, results of operations, cash flow, ability to satisfy its debt service obligations and to pay dividends could be adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict its use of its properties and may require it to obtain approval from local officials or community standards organizations at any time with respect to its properties, including prior to acquiring a property or when undertaking renovations of any of its existing properties.

CIM Urban may be unable to complete acquisitions that would grow its business and, even if consummated, CIM Urban may fail to successfully integrate and operate acquired properties.

CIM Urban plans to acquire additional properties as opportunities arise. CIM Urban’s ability to acquire properties on favorable terms and successfully integrate and operate them is subject to the following significant risks:

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CIM Urban may be unable to acquire desired properties because of competition from other real estate investors with better access to less expensive capital, including other real estate operating companies, publicly-traded REITs and investment funds;

•	CIM Urban may acquire properties that are not accretive to its results upon acquisition, and CIM Urban may not successfully manage and lease those properties to meet its expectations;

•	competition from other potential acquirers may significantly increase purchase prices;

•	CIM Urban may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate an acquisition on favorable terms or at all;

•	CIM Urban may need to spend more than anticipated amounts to make necessary improvements or renovations to acquired properties;

•	CIM Urban may spend significant time and money on potential acquisitions that CIM Urban does not consummate;

•	CIM Urban may be unable to quickly and efficiently integrate new acquisitions into its existing operations;

•	CIM Urban may suffer higher than expected vacancy rates and/or lower than expected rental rates; and

•	CIM Urban may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

If CIM Urban cannot complete property acquisitions on favorable terms, or operate acquired properties to meet its goals or expectations, its financial condition, results of operations, cash flow, ability to satisfy its debt service obligations and to pay dividends could be adversely affected.

CIM Urban may be unable to successfully expand its operations into new markets.

Each of the risks applicable to CIM Urban’s ability to acquire and successfully integrate and operate properties in the markets in which its properties are located are also applicable to its ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, CIM Urban may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that it may enter, which could adversely affect its ability to expand into those markets. CIM Urban may be unable to build a significant market share or achieve a desired return on its investments in new markets. If CIM Urban is unsuccessful in expanding into new markets, it could adversely affect its financial condition, results of operations, cash flow, ability to satisfy its debt service obligations and to pay dividends.

Following the Merger, CIM Urban may expand into new real estate-related activities and investors will not have any approval rights regarding expansion strategies or specific future investments.

Following the Merger, CIM Urban may expand its operations into new real estate-related activities, including, without limitation, (i) originating and/or investing in a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans and/or (ii) real estate development activities to create substantially stabilized properties. As of the date of this proxy statement/prospectus such new real estate-related activities have not been determined and CIM Urban has not yet identified any future investments for its portfolio. Investors will not have any approval rights with respect to expansion strategies or future investments. Investors will therefore be relying on the Advisor with respect to future investments to be made by CIM Urban.

CIM Urban may make investments outside of the U.S., which would subject it to additional risks that may affect its operations favorably or unfavorably.

CIM Urban may invest some of its capital outside of the U.S. CIM Urban’s investments in foreign countries will be affected favorably or unfavorably by changes in exchange rates due to political and economic factors, including inflation. Because non-U.S. companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable with those applicable to U.S. companies, there may be different types of, and lower quality, information available about non-U.S. companies and their assets. This may affect CIM Urban’s ability to underwrite and evaluate proposed investments in foreign countries or to obtain appropriate financial reports relating to such investments. In addition, with respect to certain countries, there may be an increased potential for corrupt business practices, or the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments that could affect CIM Urban’s investments in those countries. Moreover, individual economies will differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, changes in currency rates and exchange control regulations and capital reinvestment.

If CIM Urban were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for CIM Urban to continue its business as contemplated and could have an adverse effect on CIM Urban’s business.

CIM Urban is not an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and intends to conduct its operations so that it will not be deemed an investment company. However, if it were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on the nature of investments and ability to transact with affiliates, could make it impractical for CIM Urban to continue its business as contemplated. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of CIM Urban as an investment company, the failure by CIM Urban to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, also have a material adverse effect on CIM Urban.

Risks Related to PMC Commercial after the Merger

PMC Commercial expects to incur substantial expenses related to the Merger.

PMC Commercial expects to incur substantial expenses in connection with completing the Merger and integrating the business, operations, networks, systems, technologies, policies and procedures of CIM Urban with those of PMC Commercial. There are several systems that must be integrated, including accounting and finance and asset management. While PMC Commercial has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

If PMC Commercial fails to maintain an effective system of internal control over financial reporting after the Merger, it may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in PMC Commercial’s financial and other public reporting, which would harm its business and the trading price of the PMC Commercial Common Shares.

CIM Urban is currently privately owned and has not been subject to complying with the rules and regulations that are applicable to publicly-traded companies including, without limitation, those of the SEC, national securities exchanges and the Public Company Accounting Oversight Board, federal and state securities laws and the Sarbanes-Oxley Act of 2002. Upon completion of the Merger, PMC Commercial will continue as a public company subject to Section 404 of the Sarbanes-Oxley Act relating to internal controls over financial reporting, subject to a possible one year deferral as discussed below. PMC Commercial will be required to expand and integrate CIM Urban into its internal controls and procedures.

Effective internal controls over financial reporting are necessary for PMC Commercial to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to integrate CIM Urban into its controls and procedures or to implement required new or improved controls, or difficulties encountered in their integration or implementation, could cause PMC Commercial to fail to meet its reporting obligations. In addition, any testing by PMC Commercial or its independent registered public accounting firm conducted in connection with Section 404 of the Sarbanes-Oxley Act may reveal deficiencies in PMC Commercial’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in PMC Commercial’s reported financial information, which could have a negative effect on the trading price of the PMC Commercial Common Shares.

PMC Commercial is required to disclose changes made in its internal control procedures on a quarterly basis and its management is required to assess the effectiveness of these controls annually. However, as permitted by the SEC, management’s assessment of these controls in PMC Commercial’s annual report on Form 10-K for the calendar year ended December 31, 2013 will not cover CIM Urban and its subsidiaries. In addition, PMC Commercial may be able to exclude an assessment of internal controls for the calendar year ended December 31, 2013 as well. Moreover, PMC Commercial’s independent registered public accounting firm will not attest to the effectiveness of PMC Commercial’s internal control over financial reporting with respect to CIM Urban and its subsidiaries in PMC Commercial’s annual report on Form 10-K for the calendar year ended December 31, 2013. An independent assessment of the effectiveness of PMC Commercial’s internal controls could detect problems that its management’s assessment might not. Undetected material weaknesses in PMC Commercial’s internal controls could lead to financial statement restatements and require it to incur the expense of remediation.

If PMC Commercial is unable to integrate successfully the operations of CIM Urban, its business and earnings may be negatively affected.

The Merger will involve the integration of companies, which currently operate as a publicly-traded REIT and a privately owned limited partnership that have previously operated independently from each other. Successful integration of the operations of CIM Urban will depend primarily on PMC Commercial’s ability to consolidate business, operations, networks, systems, technologies, policies and procedures. The Merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of PMC Commercial and CIM Urban. PMC Commercial may not be able to integrate CIM Urban’s operations without encountering difficulties, including, but not limited to, the loss of key employees, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. If PMC Commercial has difficulties with any of these integrations, this may hurt its business and financial results.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/prospectus may not be representative of PMC Commercial’s results following the Merger, and accordingly, this proxy statement/prospectus presents limited financial information on which to evaluate PMC Commercial on a post-Merger basis.

The unaudited pro forma combined condensed financial information included elsewhere in this proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Merger been completed as of the date indicated, nor is it indicative of the future operating results or financial position of PMC Commercial. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the effective time of the Merger, including the costs related to any future nonrecurring charges resulting from the Merger, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger that PMC Commercial and CIM Urban believe are reasonable under the circumstances. PMC Commercial and CIM Urban cannot assure you that the assumptions will prove to be accurate over time.

The future consolidated results of PMC Commercial and its subsidiaries, including CIM Urban, after the Merger may suffer if PMC Commercial does not effectively manage its expanded operations following the Merger.

Following the Merger, PMC Commercial may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of PMC Commercial and its subsidiaries after the Merger will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations and business lines in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. PMC Commercial’s expansion or acquisition opportunities may not be successful, and the combined company may not realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

PMC Commercial may be unable to secure funds for its future long-term liquidity needs, which could adversely impact PMC Commercial’s business and results of operations.

Following consummation of the Merger, PMC Commercial’s long-term liquidity needs will consist primarily of funds necessary to pay for development or repositioning of properties, non-recurring capital expenditures, loan originations and refinancing of indebtedness. PMC Commercial may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements, although it should be noted that PMC Commercial does not currently have any significant property development or repositioning projects planned. The nature of PMC Commercial’s business, and the requirements imposed by REIT rules that it distribute a substantial majority of its REIT taxable income on an annual basis in the form of dividends, may cause PMC Commercial to have substantial liquidity needs over the long-term. PMC Commercial will seek to satisfy its long-term liquidity needs through cash flows from operations, long-term secured indebtedness and property dispositions. These sources of funding may not be available on attractive terms or at all. If PMC Commercial cannot obtain additional funding for its long-term liquidity needs, its investments may generate lower cash flows or decline in value, or both, which may cause PMC Commercial to reduce its dividend or sell assets at a time when it would not otherwise do so.

PMC Commercial cannot assure you that it will be able to pay dividends.

PMC Commercial plans to pay a quarterly dividend of $0.04375 per PMC Commercial Common Share following the Merger, which is less than the quarterly dividend that PMC Commercial is currently paying. The payment of such dividends to PMC Commercial shareholders may be impacted by various factors, including the following:

•	PMC Commercial may not have enough capital resources to pay such dividends due to changes in PMC Commercial’s cash requirements, capital spending plans, cash flow or financial position;

•

holders of PMC Commercial Preferred Shares are entitled to receive dividends prior to holders of PMC Commercial Common Shares and there may be insufficient cash to pay dividends on PMC Commercial Common Shares after the payment of dividends to holders of PMC Commercial Preferred Shares;

•

decisions on whether, when and in which amounts to make any future dividends will remain at all times entirely at the discretion of the Board of Trust Managers, which reserves the right to change PMC Commercial’s dividend practices at any time and for any reason;

•	to the extent that PMC Commercial obtains credit ratings, PMC Commercial may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that PMC Commercial’s subsidiaries may distribute to PMC Commercial is subject to restrictions imposed by the SBA and may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

PMC Commercial’s shareholders have no contractual or other legal right to dividends that have not been declared. Only if the Merger is approved and consummated will a holder of PMC Commercial Common Shares be entitled to receive the Special Dividend.

PMC Commercial depends on the experience and expertise of its executive management team, and the loss of the services of its key personnel could have a material adverse effect on PMC Commercial’s business strategy, financial condition and results of operations.

PMC Commercial is dependent on the efforts, diligence, skill, network of business contacts and close supervision of all aspects of its business by its executive management team. The loss of these members of executive management or key personnel could harm PMC Commercial’s business strategy, financial condition and results of operations. Following the Merger, PMC Commercial will also be dependent on the efforts, diligence, skill, network of business contacts and close supervision of certain aspects of its business by the senior management team of the Advisor.

Following the Merger, the Manager will have the right to manage the business of PMC Commercial and its subsidiaries pursuant to the Master Services Agreement and other investment management agreements. Notwithstanding the fact that these agreements provide broad discretion and authority and the payment of fees to the Manager, the agreements may be assigned by the Manager in certain circumstances without PMC Commercial’s consent and may not be terminated by PMC Commercial, except in the case of the Master Services Agreement, in limited circumstances for cause, either or both of which may have a material adverse effect on PMC Commercial.

Effective upon the completion of the Merger, the Manager and PMC Commercial will enter into the Master Services Agreement pursuant to which the Manager will have the right to provide or designate third parties to provide various management and administrative services to PMC Commercial and its direct and indirect subsidiaries. PMC Commercial will be obligated to pay the Manager a quarterly base service fee of $250,000 for the provision of base services and market rate transaction fees for transactional and other services that the Manager elects to provide to PMC Commercial. Pursuant to the terms of the Master Services Agreement, the Manager will have the right to provide any transactional services to PMC Commercial that PMC Commercial would otherwise engage a third party to provide.

Pursuant to the terms of the Master Services Agreement, the Manager may also recommend new business opportunities to PMC Commercial for its approval and will make a recommendation as to whether each such new business should be internally managed or externally managed and if externally managed, the external manager and the terms of the management agreement. If the proposed external manager is to be the Manager, PMC Commercial’s independent Trust Managers must approve the decision to make such new business externally managed and the terms of the applicable management agreement. If such new business is to be internally managed, the Manager will oversee the hiring of personnel and the implementation of internal management as a transactional service.

The Master Services Agreement continues in full force and effect until December 31, 2018, and thereafter will renew automatically each year. PMC Commercial may generally only terminate the Master Services Agreement for the Manager’s material breach of the Master Services Agreement, fraud, gross negligence or willful misconduct or if in certain limited circumstances, a change of control of the Manager occurs that PMC Commercial’s independent Trust Managers determine to be materially detrimental to PMC Commercial and its subsidiaries as a whole. PMC Commercial does not have the right to terminate the Master Services Agreement solely for the poor performance of PMC Commercial’s operations or any investment made by PMC Commercial on the recommendation of the Manager. In addition, any removal of Urban GP Manager as manager of CIM Urban GP pursuant to the Master Services Agreement will not affect the rights of the Manager under the Master Services Agreement. Accordingly, the Manager will continue to provide the Base Services and receive the Base Service Fee, and the Manager or the applicable service provider will continue to provide the Transactional Services and receive the Transaction Fees, under the Master Services Agreement.

Further, the Master Services Agreement may be assigned by the Manager without the consent of PMC Commercial in the case of an assignment by the Manager to an affiliate or an entity that is a successor through merger or acquisition of the business of the Manager. In certain circumstances, including the merger or other acquisition of the business of the Manager, the amount of fees being paid pursuant to the agreements or the poor performance by the Manager, PMC Commercial may desire to terminate one or more of the management agreements. As a result of the limited termination rights under these agreements, it may not have the right to terminate such agreement(s), which could have a material adverse effect on PMC Commercial. See “THE REGISTRATION RIGHTS AND LOCKUP AGREEMENT; MASTER SERVICES AGREEMENT—Master Services Agreement” beginning on page 107.

REITs are subject to a range of complex organizational and operational requirements.

In order to continue to qualify as a REIT, PMC Commercial must distribute with respect to each taxable year at least 90% of its REIT taxable income (excluding capital gains) to its shareholders. A REIT must also meet certain requirements with respect to the nature of its income and assets, and the ownership of its shares. For any taxable year that PMC Commercial fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its shareholders in computing taxable income and thus would become subject to U.S. federal income tax as if it were a regular taxable corporation. In such an event, PMC Commercial could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, PMC Commercial would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If PMC Commercial failed to qualify as a REIT, the market price of PMC Commercial Common Shares may decline, and PMC Commercial may need to reduce substantially the amount of distributions to its shareholders because of its increased tax liability.

The rules regulating REITs impose restrictions on the types of investments a REIT can make and the types of activities in which it can engage directly. PMC Commercial’s activities will be limited by these restrictions. PMC Commercial might, however, also make certain investments or engage in certain activities that a REIT could not engage in directly (e.g., the sale of condominiums) through one or more “taxable REIT subsidiaries” (“TRSs”). Any income earned through a TRS would be subject to federal income tax at regular corporate rates.

Future sales of the PMC Commercial Common Shares may cause its market price to drop significantly, even if PMC Commercial’s business is doing well.

Urban II will be entitled to registration rights, subject to certain limitations, with respect to the PMC Commercial securities it receives in the Merger pursuant to the Registration Rights and Lockup Agreement to be entered into in connection with the consummation of the Merger. Urban II will be entitled to require PMC Commercial, on up to eight occasions, to register under the Securities Act the PMC Commercial Common Shares it receives in the Merger and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares it receives in the Merger.

In accordance with lockup provisions included in the Registration Rights and Lockup Agreement, Urban II will not be permitted to engage in public sales of the PMC Commercial Common Shares it receives in the Merger (and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares it receives in the Merger) until after the 12-month anniversary of the consummation of the Merger without restriction, provided that these restrictions do not apply with respect to 40 million PMC Commercial Common Shares six months following the Merger with the prior approval of a majority of the independent Trust Managers. There shall be no lockup restrictions applied to private sales or transfer of such shares.

Following the expiration of the lockup restrictions, there may be significant pent-up demand by CIM REIT to sell its PMC Commercial Common Shares. A large volume of sales of PMC Commercial Common Shares could decrease the prevailing market price of the PMC Commercial Common Shares and could impair PMC Commercial’s ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of PMC Commercial Common Shares do not occur, the mere perception of the possibility of these sales could depress the market price of PMC Commercial Common Shares and have a negative effect on PMC Commercial’s ability to raise capital in the future.

Certain of PMC Commercial’s Trust Managers and executive officers after the Merger may face conflicts of interest related to positions they hold with the Advisor, CIM Group and their affiliates, which could result in decisions that are not in the best interest of PMC Commercial’s shareholders.

Following the completion of the Merger, PMC Commercial anticipates that some of its Trust Managers and executive officers will be individuals who are also part owners, officers and directors of CIM Group, the Advisor, the Manager and their affiliates. As a result, they may owe fiduciary duties to these various other entities and their equity owners, which fiduciary duties may from time to time conflict with the fiduciary duties they owe to PMC Commercial and its shareholders. Further, these multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit PMC Commercial and their other affiliates. The individuals may be incentivized to allocate investment opportunities to other entities rather than to PMC Commercial. Their loyalties to other affiliated entities could result in actions or inactions that are detrimental to PMC Commercial’s business, strategy and investment opportunities. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Interests of Trust Managers in Fees Paid to CIM Group.”

If PMC Commercial and CIM Urban seek to internalize the management functions provided pursuant to the Master Services Agreement and the Investment Management Agreement, there is no assurance that PMC Commercial could reach agreements with the Manager and the Advisor and PMC Commercial could incur substantial costs and lose certain key personnel.

At some point in the future, the Board of Trust Managers may determine that it is in the best interest of PMC Commercial and CIM Urban to become self-managed by internalizing the functions performed by the Manager and the Advisor and to terminate the Master Services Agreement and the Investment Management Agreement. However, neither PMC Commercial nor CIM Urban has the unilateral right to terminate the Master Services Agreement or the Investment Management Agreement, and neither the Manager nor the Advisor would be obligated to enter into an internalization transaction with PMC Commercial or CIM Urban. There is no assurance that a mutually acceptable agreement with these entities as to the terms of the internalization could be reached. In addition, the costs that PMC Commercial and CIM Urban would incur in any such internalization transaction are uncertain and could be substantial.

Further, if PMC Commercial and CIM Urban were to internalize these management functions, certain key employees may not become employees of PMC Commercial but may instead remain employees of the Manager and the Advisor or their respective affiliates, especially if the management functions are internalized but the Manager and the Advisor are not acquired by PMC Commercial. An inability to manage an internalization transaction could effectively result in PMC Commercial’s incurring excess costs and suffering deficiencies in its disclosure controls and procedures or its internal control over financial reporting. These deficiencies could cause it to incur additional costs, and management’s attention could be diverted from most effectively managing its investments, which could result in it incurring unanticipated costs in connection with any internalization transaction.

PMC Commercial may incur adverse tax consequences if PMC Commercial or any REIT subsidiary of CIM Urban has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

CIM Urban holds investments through REIT subsidiaries. Each of PMC Commercial and each REIT subsidiary of CIM Urban has operated in a manner that it believes has allowed it to qualify as a REIT for federal income tax purposes under the Code, and PMC Commercial and each such REIT subsidiary of CIM Urban intends to continue operating in such a manner. Neither of PMC Commercial nor any such REIT subsidiary of CIM Urban has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within the control of PMC Commercial or any such REIT subsidiary of CIM Urban may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of PMC Commercial and each such REIT subsidiary of CIM Urban must satisfy a number of requirements, including requirements regarding the ownership of its shares, requirements regarding the composition of its assets and a requirement that at least 95% of its gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains. If any REIT subsidiary of CIM Urban has failed or fails to qualify as a REIT for any reason, and the Merger is completed, PMC Commercial would succeed to or incur significant tax liabilities and its ownership of CIM Urban could result in PMC Commercial failing to qualify as a REIT.

If PMC Commercial loses its REIT status, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, for each of the years involved because:

•	it would not be allowed a deduction for dividends paid to shareholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

•	it also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless it is entitled to relief under applicable statutory provisions, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified.

In addition, if PMC Commercial fails to qualify as a REIT, it will not be required to make distributions to shareholders, and accordingly, distributions from CIM Urban could be similarly reduced. As a result of all these factors, PMC Commercial’s failure to qualify as a REIT could impair its ability to expand its business and raise capital, and would materially adversely affect the value of its shares.

While (i) DLA Piper LLP (US) and Locke Lord LLP will provide opinions at the closing of the Merger to the effect that each REIT subsidiary of CIM Urban and PMC Commercial, respectively, has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and (ii) DLA Piper LLP (US) will provide an opinion at the closing of the Merger to the effect that, after giving effect to the Merger, PMC Commercial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code in the future, opinions of counsel are not binding upon the IRS or any court and there can be no assurances that each REIT subsidiary of CIM Urban or PMC Commercial has in fact met the requirements for taxation as a REIT. See “THE MERGER AGREEMENT—Conditions to Complete the Merger” and “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES—Taxation of PMC Commercial.”

After the Merger, the power of the Board of Trust Managers to revoke PMC Commercial’s REIT election without shareholder approval may cause adverse consequences to its shareholders.

If the Reincorporation occurs, PMC Commercial’s organizational documents will permit its Board of Trust Managers to revoke or otherwise terminate its REIT election, without the approval of its shareholders, if the Board of Trust Managers determines that it is not in PMC Commercial’s best interest to qualify as a REIT. In such a case, PMC Commercial would become subject to U.S. federal, state and local income tax on its net taxable income and PMC Commercial would no longer be required to distribute most of its net taxable income to its shareholders, which may have adverse consequences on the total return to its shareholders.

In management’s opinion, PMC Commercial and CIM Urban face the foregoing material risks.

The risks set forth above reflect, in management’s opinion, all material risks related to the Merger, to CIM Urban’s business and properties, and to PMC Commercial after the Merger. The identification of such risks is not, however, exhaustive, and you should be aware that following the Merger, PMC Commercial and CIM Urban will face various other risks that in management’s opinion are not material, including those discussed in the reports filed by PMC Commercial with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 209.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the annexes to this proxy statement/prospectus contain “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements, and statements regarding the benefits of the Merger or PMC Commercial’s or CIM Urban’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain information contained in the sections “THE MERGER—Background of the Merger,” “The Merger—Reasons for the Merger” and “THE MERGER—Recommendation of the PMC Commercial Board of Trust Managers” constitute forward-looking statements.

PMC Commercial and CIM REIT base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of PMC Commercial’s and CIM REIT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. In addition to other factors and matters contained in this proxy statement/prospectus, including those disclosed under “RISK FACTORS” beginning on page 39, these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

•	the ability of PMC Commercial to implement the combined company’s operating strategy and to achieve success after completion of the Merger;

•

the inability to complete the Merger due to the failure to obtain approval of the Share Issuance Proposal by PMC Commercial’s shareholders or other conditions to completion of the Merger described in the Merger Agreement;

•	the failure of the Merger to be completed for any other reason or any significant delay in the expected completion of the Merger contemplated by the Merger Agreement;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the fact that a termination under certain circumstances could require PMC Commercial to pay CIM REIT a termination fee and expense reimbursement, as described under “THE MERGER AGREEMENT—Termination Fees and Expenses” beginning on page 102;

•	the possibility that the Merger involves unexpected costs that may be in addition to or exceed PMC Commercial’s and CIM REIT’s estimates of Merger-related costs and expenses;

•	the outcome of any litigation and judicial actions that may be instituted against PMC Commercial, CIM REIT and others relating to the Merger;

•	the risk that the announcement of the Merger disrupts PMC Commercial’s or CIM REIT’s ongoing business operations;

•	adverse changes in the real estate and real estate capital markets;

•	changes in laws, including increased tax rates, changes in regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulations and governmental bodies;

•	the outcome of current and future litigation, regulatory proceedings or inquiries;

•	changes in general political, economic and competitive conditions and specific market conditions;

and other risks detailed in PMC Commercial’s filings with the SEC, including PMC Commercial’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, a copy of which is incorporated by reference into this proxy statement/prospectus. See also “WHERE YOU CAN FIND MORE INFORMATION” on page 209 of this proxy statement/prospectus.

As you read and consider the information in this proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents attached as annexes to this proxy statement/prospectus, in the case of forward-looking statements made in those documents. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this proxy statement/prospectus or the annexes to this proxy statement/prospectus will in fact transpire. New factors emerge from time to time, and it is not possible for PMC Commercial or CIM REIT to predict all of them. Nor can PMC Commercial or CIM REIT assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

Neither PMC Commercial nor CIM REIT undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the data of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

All subsequent written or oral forward-looking statements concerning the Merger or the other transactions contemplated by the Merger Agreement or other matters addressed in this proxy statement/prospectus and attributable to PMC Commercial, on the one hand, and/or CIM REIT, on the other hand, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section of this proxy statement/prospectus.

THE PARTIES TO THE MERGER

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

PMC Commercial is a REIT organized in 1993 that primarily originates loans to small businesses collateralized by first liens on the real estate of the related business, predominantly in the hospitality industry (94% at September 30, 2013). Its operations are located in Dallas, Texas and include originating, servicing and selling the government guaranteed portions of certain loans. PMC Commercial originates loans, either directly or through its wholly-owned lending subsidiaries, as follows: First Western SBLC, Inc., PMC Investment Corporation and Western Financial Capital Corporation. First Western is licensed as a small business lending company that originates loans through the Small Business Administration’s 7(a) Guaranteed Loan Program. PMCIC and Western Financial are licensed small business investment companies.

Southfork Merger Sub, LLC

c/o PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

(972) 349-3200

Southfork Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of PMC Commercial, or “PMC Merger Sub”, was formed solely for the purpose of completing the Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

CIM Urban REIT, LLC c/o CIM Group

6922 Hollywood Blvd., Ninth Floor

Los Angeles, California 90028

Attn: General Counsel

(323) 860-4900

CIM REIT, through its wholly-owned subsidiary, CIM Urban, invests primarily in substantially stabilized real estate and real estate-related assets in high density, high barrier to entry urban markets throughout North America, which CIM Group has targeted for opportunistic investment and which are likely, in CIM Group’s opinion, to experience above-average rent growth relative to national averages and/or their neighboring CBDs.

CIM Merger Sub, LLC c/o CIM Group

6922 Hollywood Blvd., Ninth Floor

Los Angeles, California 90028

Attn: General Counsel

(323) 860-4900

CIM Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of CIM REIT, was formed solely for the purpose of completing the Merger and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from PMC Commercial shareholders for use at the PMC Commercial special meeting. This proxy statement/prospectus and accompanying form of proxy are first being mailed to PMC Commercial shareholders on or about [                ], 2013.

Date, Time and Place

The special meeting of the PMC Commercial shareholders will be held at [                    ], on [                    ], 2013 at 9:00 a.m., Central Daylight Time.

Purpose

At the special meeting, PMC Commercial shareholders will be asked to approve the Share Issuance Proposal, to approve, by a non-binding advisory vote, the Merger-Related Compensation Proposal, and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Record Date; Voting Rights

You are entitled to vote at the special meeting if you owned PMC Commercial Common Shares at the close of business on [                    ], 2013, the record date for the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [                    ] PMC Commercial Common Shares issued and outstanding. The holder as of the record date of each PMC Commercial Common Share is entitled to one vote per share.

Quorum

The presence (in person or by proxy) of shareholders entitled to cast a majority of the votes of the PMC Commercial Common Shares at the special meeting shall constitute a quorum at the special meeting.

Required Vote

The approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

The approval of the Merger-Related Compensation Proposal, which is a non-binding advisory vote, requires the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal will require the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting. Less than a quorum may adjourn the special meeting.

The Share Issuance Proposal is not conditioned on the approval of the Merger-Related Compensation Proposal or the adjournment proposal, as approval of the Share Issuance Proposal is the only PMC Commercial shareholder approval required for consummation of the Merger.

Voting; Proxies

Votes may be cast either in person or by a properly executed proxy. Abstentions will have the same effect as votes against the approval of the Share Issuance Proposal, the Merger-Related Compensation Proposal and the

proposal to adjourn the special meeting. Inasmuch as no routine matters will be voted upon at the special meeting, no broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the Share Issuance Proposal, the Merger-Related Compensation Proposal or the proposal to adjourn the special meeting.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the special meeting. To submit your proxy by telephone, dial 1-800-[                    ] using a touch tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.[                    ]. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by [                    ], [    ].m., Central Daylight Time, on [                    ], 2013.

To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the Share Issuance Proposal, “FOR” the proposal to approve the Merger-Related Compensation Proposal and “FOR” the adjournment proposal.

If you hold your shares in “street name,” your bank, broker or other custodian will only be permitted to vote your shares if you instruct your bank, broker or other custodian how to vote. You should follow the procedures provided by your bank, broker or other custodian regarding the voting of your shares. If you do not instruct your bank, broker or other custodian how to vote your shares, your shares will not be voted and will have no effect on the vote count for the Share Issuance Proposal, the Merger-Related Compensation Proposal or the proposal to adjourn the special meeting.

Revocation

Any proxy given by a registered shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

•	submitting a later proxy by telephone or through the Internet prior to [ ], [ ].m., Central Daylight time, on [ ], 2013,

•	filing with the Corporate Secretary of PMC Commercial, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy card,

•	duly executing a later dated proxy card relating to the same shares and delivering it to the Corporate Secretary of PMC Commercial before the taking of the vote at the special meeting, or

•	voting in person at the special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions for revocation provided to you by your bank, broker or other nominee.

Solicitation of Proxies; Costs

PMC Commercial is soliciting proxies on behalf of the Board of Trust Managers. PMC Commercial will bear the costs of soliciting proxies. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by Trust Managers, officers and employees of PMC Commercial in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to Trust Managers, officers and employees of PMC Commercial in connection with this solicitation. PMC Commercial has retained AST Phoenix Advisors to solicit, and for advice and assistance in connection with the solicitation of, proxies for the special meeting at a cost of $80,000, including out-of-pocket expenses, which cost may vary depending upon the specific services provided.

THE MERGER

This section and the sections entitled “THE MERGER AGREEMENT,” “THE TERMS OF THE PMC COMMERCIAL PREFERRED SHARES,” and “THE REGISTRATION RIGHTS AND LOCKUP AGREEMENT; MASTER SERVICES AGREEMENT” in this proxy statement/prospectus describe the material aspects of the Merger and related agreements. While PMC Commercial believes that this description covers the material terms of the Merger and related agreements, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes attached to this proxy statement/prospectus and the other documents to which PMC Commercial has referred to or incorporated by reference herein. For a more detailed description of where you can find those other documents, please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 209 of this proxy statement/prospectus.

Background of the Merger

From time to time, PMC Commercial’s Board of Trust Managers, in consultation with its executive management, considered and reviewed alternative strategies for achieving PMC Commercial’s business objectives and enhancing shareholder value, including, among others, potential strategic initiatives, strategic business combinations, business line expansion, joint ventures, property acquisitions and the acquisition of a private business.

In May 2011, PMC Commercial’s former Chief Executive Officer and Chairman of the Board of Trust Managers and certain of his family members, including another Trust Manager of PMC Commercial (collectively, the “Family Shareholders”), received an unsolicited, non-binding indication of interest from a privately-owned manager of hedge and private equity funds, which together with its affiliates is referred to as Party A, to acquire approximately 1.3 million PMC Commercial Common Shares from the Family Shareholders for a purchase price of $10.50 per share in cash. On June 2, 2011, PMC Commercial received a written presentation to the Board of Trust Managers from Party A together with a request to make an oral presentation to the Board of Trust Managers at the June 10, 2011 Board of Trust Managers’ meeting. The presentation at that meeting contemplated the purchase by Party A of 1.3 million PMC Commercial Common Shares from the Family Shareholders, the contribution by Party A to PMC Commercial of REIT-eligible assets valued by Party A at $120 million in exchange for additional PMC Commercial Common Shares, the resignation of the two Trust Managers who were Family Shareholders and increasing the size of the Board of Trust Managers to seven members, and adding three representatives of Party A and one new independent member designated by Party A to the Board of Trust Managers.

Following discussions with PMC Commercial’s legal counsel, Locke Lord LLP, in response to the receipt of Party A’s request, as well as certain other inquiries that PMC Commercial had received during 2011 expressing a preliminary interest in potential strategic transactions, on June 23, 2011, PMC Commercial’s audit committee engaged separate legal counsel to represent the independent Trust Managers.

On July 13, 2011, Nathan G. Cohen, PMC Commercial’s lead independent Trust Manager, received a non-binding term sheet from Party A, which contemplated the purchase of PMC Commercial Common Shares from the Family Shareholders and (i) approval by the Board of Trust Managers of Party A as an “Excepted Person” (as defined in PMC Commercial’s Declaration of Trust) so that PMC Commercial’s 9.8% limitation on share ownership would not apply and Party A would be permitted to purchase up to 15% of the outstanding PMC Commercial Common Shares, (ii) the resignation of the two Trust Managers who were Family Shareholders, the increase in the size of the Board of Trust Managers from five to seven members, and the designation by Party A of four representatives of Party A to the Board of Trust Managers and the appointment of a representative of Party A as PMC Commercial’s Chief Executive Officer, and (iii) the waiver of any provisions under the employment contracts of Jan F. Salit and Barry N. Berlin concerning severance and other change of control benefits triggered in connection with the transaction. Party A subsequently changed its proposal to designate two

Trust Managers instead of four Trust Managers, thus eliminating the requirement that the size of the Board of Trust Managers be increased.

On August 18, 2011, the Board of Trust Managers formed a special committee of all of PMC Commercial’s independent Trust Managers (the “Special Committee”) to consider and analyze Party A’s proposal, as well as to engage, if deemed necessary by the Special Committee, a financial advisor and to consider and advise the full Board of Trust Managers as to whether the Special Committee believed PMC Commercial should pursue any strategic alternative that the financial advisor presented. On September 28, 2011, the Special Committee engaged a financial advisor, referred to as Advisor A. At the direction of the Special Committee, Advisor A contacted some potential strategic industry and financial partners, including certain parties that had previously expressed an interest directly to PMC Commercial or were referred to PMC Commercial, and solicited indications of interest in a strategic relationship or other transaction with PMC Commercial.

In connection with the multi-round process conducted by the Special Committee, referred to as the 2011 Process, Advisor A contacted 20 potential bidders, including four parties that had previously had discussions with PMC Commercial and/or made reverse inquiries, of which 12 parties executed confidentiality and standstill agreements. Seven preliminary bids were received based on public information (including a verbal indication from Party A). Six parties conducted due diligence and received access to non-public information regarding PMC Commercial through access to an online data room, discussions with executive management, and on-site visits to PMC Commercial’s office in Dallas, Texas. Five updated non-binding bids were received (including a revised non-binding bid from Party A), of which one bid constituted a change of control transaction and the remaining four bids constituted minority stake investments for primary or secondary PMC Commercial Common Shares.

The Special Committee and its advisors evaluated the indications of interest received and concluded that it was in the best interest of PMC Commercial to negotiate with one interested strategic party, referred to as Party B, to the exclusion of Party A and all other parties. The Special Committee and its advisors entered into extensive discussions and due diligence with Party B. The Special Committee ultimately determined that it was in the best interest of PMC Commercial’s shareholders to terminate the discussions with Party B. The Special Committee and the Board of Trust Managers further determined in connection with the strategic alternatives evaluation process that at that time it was in the best interest of PMC Commercial’s shareholders to continue to operate PMC Commercial as an independent entity and focus aggressively on developing an expanded business plan to improve operating performance and long-term growth potential. On October 26, 2012, PMC Commercial announced that upon the recommendation of the Special Committee, the Board of Trust Managers had suspended the formal strategic alternatives process and that the Special Committee had concluded the engagement of Advisor A and was preparing to dissolve.

On October 26, 2012, PMC Commercial further announced that it had effected a change in its Chief Executive Officer and had promoted Jan F. Salit to Chief Executive Officer. Mr. Salit was also appointed to the Board of Trust Managers and elected as the Chairman of the Board of Trust Managers.

In connection with those events, PMC Commercial also announced that it intended to embark on the pursuit of strategic growth initiatives to build shareholder value, including evaluating complementary lines of business and other non-lending real estate-related investments that PMC Commercial believed would be accretive to value and provide a stronger growth platform. PMC Commercial stated that it would be committed to executing its core business plan while considering and implementing strategies to maximize shareholder value.

On January 18, 2013, PMC Commercial and Sandler O’Neill + Partners, L.P., referred to as Sandler O’Neill or Advisor B, executed an engagement letter providing for general financial advisory services to PMC Commercial in an effort to assist it with expansion of business lines, internal growth initiatives, increased focus on loan origination, and the identification of any potential strategic combinations for PMC Commercial.

Following the execution of this engagement letter with Sandler O’Neill, in early 2013 PMC Commercial continued to evaluate complementary lines of business and other non-lending real estate-related investments that executive management believed would provide a stronger growth platform. In pursuit of these initiatives, Messrs. Salit and Berlin had informal preliminary discussions with various market participants introduced to them by Sandler O’Neill. However, these discussions were of a more general nature and were not designed to, nor did they result in, the receipt of a written offer or indication of interest with respect to a change of control transaction.

During the week of January 28, 2013, Mr. Salit received an unsolicited call from an individual affiliated with Orchard First Source Asset Management, LLC, stating that Richard Ressler, the founder and President of Orchard Capital Corp., was interested in speaking to him about a potential transaction between PMC Commercial and CIM REIT, a large, private externally managed REIT.

On February 14, 2013, Messrs. Salit and Ressler met over lunch in Addison, Texas. Mr. Ressler proposed a merger between PMC Commercial and a subsidiary of CIM REIT, with PMC Commercial being the surviving entity. At this meeting, Mr. Ressler proposed consideration to each of PMC Commercial’s existing shareholders of a $5.00 per share special dividend and the continued ownership of the PMC Commercial Common Shares that such shareholder owned before the Merger. This was a preliminary meeting to determine whether PMC Commercial had any interest in discussing a potential strategic transaction with CIM REIT. No negotiations took place at this meeting.

On February 19, 2013, Messrs. Salit and Berlin held a telephone conference with the Board of Trust Managers to advise the Board of Trust Managers of the meeting between Messrs. Salit and Ressler, discuss the opportunity proposed by Mr. Ressler, and determine whether the members of the Board of Trust Managers were interested in having PMC Commercial executive management continue the discussions with CIM REIT and pursue the proposed opportunity. The members of the Board of Trust Managers indicated that they were interested in having PMC Commercial executive management continue discussions with CIM REIT and authorized executive management to proceed accordingly.

On February 28, 2013, PMC Commercial received via email from CIM REIT (i) a draft of a non-binding term sheet, referred to as the Term Sheet, outlining CIM REIT’s proposed offer providing for a $5.00 per share special dividend to PMC Commercial’s existing shareholders and the issuance of PMC Commercial shares such that CIM REIT and CIM Urban GP would beneficially own 97.8% of the issued and outstanding PMC Commercial Common Shares immediately after the Merger and shareholders of PMC Commercial prior to the Merger, on an aggregate basis, would own 2.2% of the issued and outstanding PMC Commercial Common Shares immediately after the Merger, (ii) a presentation providing an overview of CIM REIT, and (iii) a presentation providing a summary of each asset in CIM Urban’s portfolio. PMC Commercial also received CIM Urban’s audited financial statements for the year ending December 31, 2011, which included its financial statements for 2010 and 2009.

On March 4, 2013, a telephone conference was held among representatives of Sandler O’Neill, CIM REIT and Messrs. Salit and Berlin to discuss generally the proposed terms set forth in the draft Term Sheet, including CIM REIT’s requirement that the existing investment management agreement between the Advisor and CIM Urban would remain in place and CIM Urban would be externally managed on a post-closing basis, and to obtain additional information about CIM REIT and CIM Urban.

On March 6, 2013, a special telephonic meeting of the Board of Trust Managers was held for the purpose of updating and discussing with the Board of Trust Managers the proposed terms of the draft Term Sheet and the related information about CIM REIT and CIM Urban, as well as continuing discussions that had taken place between and among Messrs. Salit and Berlin and CIM REIT and Sandler O’Neill. The Board of Trust Managers was advised that the existing investment management agreement between the Advisor and CIM Urban would remain in place and CIM Urban would be externally managed on a post-closing basis. The Board of Trust

Managers was advised that this point was non-negotiable. After discussion, the Board of Trust Managers authorized executive management to proceed with discussions with CIM REIT, authorized the execution of a confidentiality and non-disclosure agreement with CIM REIT, and authorized the negotiation of the draft Term Sheet. The Board of Trust Managers further authorized using Sandler O’Neill to assist in the evaluation and negotiation of the Term Sheet. Executive management was to obtain further authorization from the Board of Trust Managers prior to finalizing and executing the Term Sheet.

On March 8, 2013, PMC Commercial and CIM REIT entered into a confidentiality and non-disclosure agreement.

On March 14, 2013, at PMC Commercial’s regularly scheduled Board of Trust Managers meeting, representatives of Sandler O’Neill were present and made a presentation to the Board of Trust Managers, including an overview of the then current REIT market, an overview of CIM REIT and CIM Urban and an overview of the terms then under discussion in the Term Sheet. Following such presentation and discussion, members of the Board of Trust Managers authorized PMC Commercial’s executive management to continue to negotiate the Term Sheet with CIM REIT.

On March 21, 2013, CIM REIT provided access to Sandler O’Neill to CIM REIT’s online data room. PMC Commercial and Locke Lord were also subsequently provided access to this online data room.

On March 30, 2013, PMC Commercial and Sandler O’Neill executed a new engagement letter providing for specific advisory services to be provided by Sandler O’Neill in connection with the proposed transaction with CIM REIT.

On April 5, 2013, Sandler O’Neill provided CIM REIT comments to the Term Sheet on behalf of PMC Commercial, proposing to increase the $5.00 per share special dividend payable to PMC Commercial’s existing shareholders to $5.50 per share and to change certain other terms favorable to PMC Commercial, including reducing the number of PMC Commercial shares that would be issued in connection with the Merger such that the shareholders of PMC Commercial prior to the Merger, on an aggregate basis, would own 2.9% of the issued and outstanding PMC Commercial Common Shares immediately after the Merger rather than the 2.2% ownership that had been proposed by CIM REIT.

During the week of April 8, 2013, representatives of PMC Commercial, Locke Lord, Sandler O’Neill, CIM REIT and CIM REIT’s legal counsel, DLA Piper LLP (US), negotiated the Term Sheet.

Messrs. Salit and Berlin and representatives of Sandler O’Neill met with representatives of CIM REIT in Los Angeles, California on April 10 and 11, 2013 and visited certain properties owned by CIM Urban and other CIM Group funds. At various times, representatives of Sandler O’Neill visited properties owned by CIM Urban located in Dallas, Texas, Washington, D.C., Oakland, San Francisco and Sacramento, California and New York, New York.

On April 12, 2013, a telephonic conference was held with the Board of Trust Managers for the purpose of updating the Board of Trust Managers about executive management’s trip to Los Angeles, the meetings with representatives of CIM REIT and Sandler O’Neill, and the status of the negotiations of the Term Sheet. The Board of Trust Managers was advised about the negotiations related to price and in particular, of CIM REIT’s agreement to increase the amount of the special cash dividend to be paid to PMC Commercial’s existing shareholders from $5.00 to $5.50 per share. However, the number of PMC Commercial Common Shares to be issued in connection with the Merger would remain the same such that the shareholders of PMC Commercial prior to the Merger, on an aggregate basis, would own 2.2% of the PMC Commercial Common Shares immediately after the Merger. Representatives of Sandler O’Neill discussed certain aspects of the proposed transaction and the anticipated strategy of the combined company on a post-closing basis, as well as anticipated value and dividend yield. Representatives of Locke Lord and Sandler O’Neill discussed execution risks related to the transaction and the magnitude of expenses that could be incurred. They further discussed other proposed changes relating to the Term Sheet, including the addition of a go-shop provision, CIM REIT’s request for exclusivity, and the proposed addition of a lockup period and registration rights to be granted to holders of the PMC Commercial Common Shares and PMC Commercial Preferred Shares that would be issued in connection with the proposed Merger. After further discussion, the Board of Trust Managers approved the changes in the proposed transaction terms and authorized executive management to execute the Term Sheet in form and substance as modified consistent with the proposed changes, subject to any further substantive changes being approved by the Board of Trust Managers.

Later that day and into the evening of April 12, 2013, representatives of PMC Commercial, Locke Lord, Sandler O’Neill, CIM REIT and DLA Piper LLP (US) continued to negotiate and finalize the terms of the Term Sheet. That evening, PMC Commercial and CIM REIT executed the Term Sheet.

On April 16, 2013, a special telephonic meeting of the Board of Trust Managers was held for the purpose of updating the Board of Trust Managers on the status of the proposed transaction with CIM REIT, including the fact that the Term Sheet had been executed with no further substantive changes and that PMC Commercial would begin its formal due diligence process.

During the period of April 17 through April 29, 2013, the CIM REIT due diligence team conducted on-site due diligence at PMC Commercial’s offices.

On April 29, 2013, PMC Commercial received the initial draft of the Merger Agreement from DLA Piper LLP (US). During the period from April 29 through July 7, 2013, the parties and their respective representatives negotiated the terms of the Merger Agreement and various ancillary agreements. In addition, representatives acting on behalf of PMC Commercial conducted legal and financial due diligence.

On May 7, 2013, the Board of Trust Managers held a special telephonic meeting for the purpose of updating the Board of Trust Managers on the status of the proposed transaction and authorizing the execution of a modification to the Term Sheet to provide for an agreement by CIM REIT to reimburse PMC Commercial for certain legal and due diligence expenses that would be incurred in connection with the proposed transaction in advance of the execution of any definitive agreement.

On June 3, 2013, a special telephonic meeting of the Board of Trust Managers was held for the purpose of updating the Board of Trust Managers on the status of and proposed changes to the terms of the transaction. Members of executive management and representatives of Sandler O’Neill gave the Board of Trust Managers a detailed update on the status of the negotiations regarding, and the contemplated timing of, the proposed transaction. Locke Lord provided the Board of Trust Managers with a detailed summary of the materials prepared and distributed by Locke Lord to the Board of Trust Managers prior to the meeting regarding the fiduciary duties of the Board of Trust Managers in connection with a sale of control transaction, and specifically with respect to the proposed transaction. Locke Lord and Sandler O’Neill provided the Board of Trust Managers with an overview of, among other things, the proposed terms of the go-shop process, including the reduced termination fee relating thereto, and the lockup period and the registration rights. After discussion, the Board of Trust Managers approved the proposed terms of the go-shop, lockup and registration rights. The Board of Trust Managers was further updated regarding the status and timing of the ongoing due diligence on CIM REIT and CIM Urban that was being performed by representatives acting on behalf of PMC Commercial.

On June 4, 2013, the parties executed a modified Term Sheet providing for the reimbursement of certain legal and due diligence expenses to PMC Commercial and the other modified terms approved by the Board of Trust Managers.

On June 14, 2013, PMC Commercial held a regular meeting of the Board of Trust Managers. Representatives of Locke Lord and Sandler O’Neill participated in the meeting and together with Messrs. Salit and Berlin, provided the Board of Trust Managers with information obtained through the due diligence process about CIM REIT, CIM Urban and the CIM Urban property portfolio and provided an update on the status of the proposed transaction and changes in the terms of the proposed transaction since the last meeting of the Board of Trust Managers.

On July 2, 2013, PMC Commercial completed its due diligence work. Also on that date, Locke Lord distributed packages to each of the members of the Board of Trust Managers that included copies of the near-final versions of the Merger Agreement and other transaction documents, a detailed summary of the Merger Agreement and other transaction documents prepared by Locke Lord, Sandler O’Neill’s financial analysis and various other materials.

On July 5, 2013, the Board of Trust Managers held a special meeting to definitively evaluate the proposed transaction. At the meeting, PMC Commercial’s executive management first summarized the recent material changes to the terms of the transaction. Then, representatives of Locke Lord made a presentation to the Board of Trust Managers regarding (i) the principal terms and conditions of the Merger Agreement, including the go-shop period, the no-shop terms and termination expenses, and (ii) the ancillary documents, including the Statement of Designation, Registration Rights and Lockup Agreement and Master Services Agreement. Also at the meeting, representatives of Sandler O’Neill reviewed with the Board of Trust Managers Sandler O’Neill’s financial analysis and then delivered Sandler O’Neill’s oral opinion, which opinion was subsequently confirmed in writing, to the effect that, based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, the Merger Consideration is fair, from a financial point of view, to PMC Commercial and its shareholders. Following these presentations and discussions, and other discussions and deliberations by the Board of Trust Managers concerning, among other things, the matters described below under “Reasons of PMC Commercial’s Board of Trust Managers for the Merger”, the Board of Trust Managers unanimously (i) determined that the Merger Agreement and the Merger, including the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement, are advisable, fair to and in the best interests of PMC Commercial and its shareholders, (ii) approved the Merger Agreement and the annexes attached thereto, as well as the Merger and the issuance of the PMC Commercial Common Shares and the PMC Commercial Preferred Shares, as provided in the Merger Agreement, (iii) recommended that PMC Commercial’s shareholders approve the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement (including the issuance of PMC Commercial Common Shares issuable upon the conversion of such PMC Commercial Preferred Shares) and directed that the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement be submitted to PMC Commercial’s shareholders for their approval and (iv) authorized PMC Commercial’s executive management, in concert with Sandler O’Neill and Locke Lord, to manage, direct, supervise and advise upon the PMC Commercial go-shop process, as permitted under the terms of the Merger Agreement.

The Merger Agreement and related documents were finalized on Sunday, July 7, 2013, and were executed and delivered by PMC Commercial, CIM REIT and their respective merger subsidiaries as of July 8, 2013. On Monday morning, July 8, 2013, prior to the opening of trading of PMC Commercial Common Shares on the NYSE MKT, the parties issued a press release announcing the execution of the Merger Agreement and the commencement of the go-shop process during which proposals from third parties would be actively solicited.

Pursuant to the go-shop provisions of the Merger Agreement, at the direction of the Board of Trust Managers, representatives of Sandler O’Neill immediately began contacting prospective strategic and financial bidders that were believed to be potentially interested in, and capable of, consummating an acquisition of all or part of PMC Commercial. During the go-shop period, 36 parties were contacted. The 36 parties contacted included public REITs, specialty lenders, hedge funds/private equity firms, some private companies that have expressed an interest in becoming public and a few third party intermediaries.

The parties contacted included six parties, including Party A and Party B, that had submitted nonbinding proposals or indications of interest in the 2011 Process. Eighteen parties expressly declined and one party entered into a confidentiality agreement with PMC Commercial, but later indicated, prior to submitting an initial indication of interest, that it would not be making a proposal to acquire PMC Commercial. The Go-Shop Period ended at 11:59 p.m. (Eastern time) on August 6, 2013.

On October 24, 2013, PMC Commercial held a special meeting of the Board of Trust Managers for the purpose of updating the Board of Trust Managers regarding the status of the proposed transaction. At that meeting, the Board of Trust Managers considered the changes to the transaction related to CIM REIT’s formation of Urban II and the other changes then-reflected in the proposed form of Consent and Waiver. Members of executive management and representatives of Locke Lord were also at the meeting. Following discussion, the Board of Trust Managers approved the changes to the proposed transaction related to Urban II and otherwise set forth in the then-proposed form of Consent and Waiver.

On November 20, 2013, PMC Commercial held a special meeting of the Board of Trust Managers for the purpose of updating the Board of Trust Managers regarding the status of the proposed transaction and consideration of further changes to the terms of the Consent and Waiver, including the extension of the Termination Date. Members of PMC Commercial’s executive management and representatives of Sandler O’Neill and Locke Lord were also present at the meeting. Following discussion, the Board of Trust Managers approved the terms and the execution of the Consent and Waiver.

Reasons of CIM REIT for the Merger

CIM REIT’s director, CIM Urban Partners GP, LLC, approved the Merger Agreement and the Merger. CIM REIT is proposing the Merger:

•

to provide CIM Urban with a flexible capital structure with which to efficiently pursue its business strategy of owning and growing its portfolio of substantially stabilized assets in submarkets in which CIM Group’s opportunistic funds have targeted investment;

•	to allow potential investors who were previously unable to invest in CIM REIT, due to an inability to meet the minimum capital commitment requirements, to own interests in CIM Urban assets;

•

to allow potential investors who were previously unable to invest in CIM REIT, due to a restriction a potential investor may have faced regarding making investments in non-public vehicles, to own interests in CIM Urban assets;

•	to allow existing investors in CIM REIT who wish to continue owning interests in CIM Urban assets to do so through a publicly-traded, perpetual life, liquid entity; and

•	as an economically efficient path to liquidity, over time, for existing investors in CIM REIT through a public vehicle.

Reasons of PMC Commercial’s Board of Trust Managers for the Merger

The Board of Trust Managers has unanimously determined that the Merger Agreement and the Merger, including the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement, are advisable, fair to and in the best interests of PMC Commercial and its shareholders. The decision of the Board of Trust Managers to approve into the Merger Agreement and the annexes attached thereto was the result of careful consideration by the Board of Trust Managers of numerous factors, including the following material factors:

•

PMC Commercial is not a diversified company as it is dependent on its SBA 7(a) mortgage loan product that is made to borrowers primarily in the limited service hospitality industry. Following the Merger, PMC Commercial’s business will be diversified by product type, industry, tenant and asset class.

•

PMC Commercial is a microcap company with a limited ability to grow due to its limited ability to obtain leverage. Prior to 2005, PMC Commercial’s primary source of long-term funds was structured loan sale transactions and the issuance of trust preferred securities. The limited market for structured loan sales of commercial loans has not been available to PMC Commercial and there is no current market for the issuance of trust preferred securities. The unavailability of these markets combined with the limited of access to other sources of capital has constrained PMC Commercial’s ability to grow. It is expected that the Merger will provide PMC Commercial with the ability to obtain capital on more attractive terms than are currently available and the opportunity to participate in the enhanced future growth potential of the combined company, including any potential growth as a result of its increased size.

•	The Merger provides PMC Commercial with the ability to increase significantly its size in the short term rather than building over time in an effort to achieve a critical asset mass.

•

Although property REITs usually pay shareholders a lower yield than mortgage REITs, PMC Commercial believes over time property REITs experience higher price appreciation on average than do mortgage REITs.

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PMC Commercial’s Common Shares have historically traded at a discount to the book value per PMC Commercial Common Share. The Board of Trust Managers believes that the Merger (including payment of the Special Dividend) will be accretive to the value of PMC Commercial’s Common Shares and provide a premium to the then-current market price of PMC Commercial Common Shares.

•

The Board of Trust Managers believes that the Merger is more favorable to PMC Commercial shareholders than remaining independent, liquidating, or the other strategic alternatives available to PMC Commercial, which belief was formed based on a number of factors, including its evaluation of potential strategic alternatives available to PMC Commercial and consideration of the bids submitted during the third party solicitation process with respect to a possible business combination transaction in 2011 and 2012, as well as discussions with various market participants in early 2013 and the Go-Shop Period in 2013 (see the section titled “—Background of the Merger” beginning on page 67).

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The Board of Trust Managers believes that PMC Commercial’s shareholders will likely benefit, over time, from the enhanced liquidity that should result from a much greater number of PMC Commercial Common Shares being held by a broader shareholder base.

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PMC Commercial is a small public company that must bear the substantial fixed costs associated with being a public company, and the Merger will result in a substantially larger combined company with a larger base of business over which these costs can be spread, thus reducing these costs as a percentage of revenue.

•

The Board of Trust Managers believes that CIM Group’s understanding of the business, operational and financial aspects of operating a real estate business will accrue to the benefit of PMC Commercial and its shareholders.

•	The Merger will provide PMC Commercial with the opportunity to invest in a portfolio of high quality performing real property assets that is managed by an experienced senior management team.

•

The Board of Trust Managers expects that PMC Commercial’s lending operations and management team will continue and it will have enhanced opportunities for liquidity, growth and an expanded business model and platform.

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The Merger Agreement provisions permit PMC Commercial to enter into or participate in discussions or negotiations with a third party that makes an unsolicited written acquisition proposal to engage in a business combination or similar transaction, if the Board of Trust Managers determines in good faith, after consultation with outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties and that the third party proposal, after consultation with outside legal counsel and its financial advisor, constitutes a superior proposal or could reasonably be expected to result in a superior proposal (see the section titled “THE MERGER AGREEMENT—Acquisition Proposals—Unsolicited Offers” beginning on page 98).

•

The opinion of Sandler O’Neill, dated July 8, 2013, to the Board of Trust Managers, as to the fairness, from a financial point of view, of the Merger Consideration to PMC Commercial and PMC Commercial’s shareholders, which opinion was based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described below in the section “—Opinion of PMC Commercial’s Financial Advisor” beginning on page 76.

The Board of Trust Managers also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger. These factors included:

•	PMC Commercial shareholders will experience significant immediate dilution in percentage ownership and effective voting power;

•

the market value for PMC Commercial Common Shares following the Merger may be adversely impacted by the overhang of shares held by Urban II and by the subsequent public sale or distribution of such shares;

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the fact that almost all of the business operations and assets of PMC Commercial after the Merger will be externally managed by the Manager, the Advisor and their affiliates, which will subject PMC Commercial to certain expenses and conflicts of interest;

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the Board of Trust Managers will initially include a majority of Trust Managers affiliated with the Advisor, and CIM REIT will after the Merger have effective control over the outcome of all actions requiring PMC Commercial shareholder approval;

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after the Merger, Urban II will control the vote required for conversion of the PMC Commercial Preferred Shares, which if not timely converted could materially adversely affect the PMC Commercial Common Shares;

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the termination fee of $4.0 million and the expense reimbursement of up to $700,000 (exclusive of expenses incurred by PMC Commercial prior to the execution of the Merger Agreement and reimbursed by CIM REIT or its affiliates) to be paid to CIM REIT if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement may discourage other parties that may otherwise have an interest in a business combination with, or an acquisition of, PMC Commercial (see the section entitled “The Merger Agreement—Termination Fee and Expenses” beginning on page 102);

•

the terms of the Merger Agreement placing limitations on the ability of PMC Commercial to solicit, initiate, encourage or knowingly facilitate any inquiry or offer relating to an acquisition proposal, and to furnish non-public information to, or engage in discussions or negotiations with, a third party relating to an acquisition proposal (see the section entitled “The Merger Agreement—Acquisition Proposals—No-Shop Period” beginning on page 98);

•

the possibility that the Merger may not be completed, or that completion may be unduly delayed, including because PMC Commercial shareholders may not approve the Merger (see the section entitled “The Merger Agreement—Conditions to Complete the Merger” beginning on page 99);

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the risk that failure to complete the Merger could negatively affect liquidity alternatives available to PMC Commercial, the market value of PMC Commercial Common Shares, and PMC Commercial’s operating results, particularly in light of the costs incurred in connection with the Merger;

•

certain of PMC Commercial’s Trust Managers and executive officers after the Merger may face conflicts of interest related to positions they hold with the Advisor, CIM Group and their affiliates, which could result in decisions that are not in the best interests of PMC Commercial’s shareholders;

•	the incremental costs associated with bringing CIM Urban into compliance with the rules and regulations applicable to publicly-traded companies;

•	the substantial costs to be incurred in connection with the Merger and the expenses arising from the Merger;

•	the restrictions on the conduct of PMC Commercial’s business between the date of the Merger Agreement and the date of the closing of the Merger;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

•	the possible disruption to PMC Commercial’s and CIM REIT’s business that may result from the announcement of the Merger; and

•	other matters described under the section “RISK FACTORS”.

The Board of Trust Managers also considered the interests that certain Trust Managers and executive officers of PMC Commercial may have with respect to the Merger in addition to their interests as shareholders of PMC Commercial generally (see the section entitled “Interests of PMC Commercial’s Trust Managers and Executive Officers in the Merger” beginning on page 82 of this proxy statement/prospectus). Although the foregoing discussion sets forth the material factors considered by the Board of Trust Managers in reaching its recommendation that PMC shareholders approve the Share Issuance Proposal, it may not include all of the factors considered by the Board of Trust Managers, and each Trust Manager may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the Board of Trust Managers did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The Board of Trust Managers realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the Board of Trust Managers concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole.

This explanation of the reasoning of the Board of Trust Managers and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of PMC Commercial’s Board of Trust Managers

After careful consideration, for the reasons set forth above, the Board of Trust Managers has unanimously (i) determined that the Merger Agreement and the Merger, including the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares as provided in the Merger Agreement, are advisable, fair to and in the best interests of PMC Commercial and its shareholders, and (ii) approved the Merger Agreement and the annexes attached thereto, as well as the Merger and the issuance of the PMC Commercial Common Shares and the PMC Commercial Preferred Shares, as provided in the Merger Agreement. The Board of Trust Managers unanimously recommends that you vote “FOR” the approval of the Share Issuance Proposal and “FOR” adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal.

Opinion of PMC Commercial’s Financial Advisor

By letter dated March 30, 2013, Sandler O’Neill was engaged by the Board of Trust Managers to provide certain financial advisory services, including rendering an opinion to the Board of Trust Managers in connection with the Board of Trust Managers’ evaluation of a proposed business combination transaction, such as the Merger. At the Board of Trust Managers’ July 5, 2013 meeting, Sandler O’Neill delivered to the Board of Trust Managers its oral opinion, which was subsequently confirmed in writing, that the Merger Consideration was fair to PMC Commercial and the holders of PMC Commercial Common Shares from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Annex E to this proxy statement/prospectus. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to PMC Commercial and the holders of PMC Commercial Common Shares, and does not address the underlying business decision of PMC Commercial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PMC Commercial or the effect of any other transaction in which PMC Commercial might engage.

Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions and REITs. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of REITs and their securities in connection with mergers and acquisitions and other corporate transactions. Sandler O’Neill was selected by the Board of Trust Managers based on Sandler O’Neill’s qualifications, expertise and reputation.

Sandler O’Neill acted as financial advisor to the Board of Trust Managers in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. The Merger Consideration was determined through negotiations between PMC Commercial and CIM REIT, and was approved by the Board of Trust Managers. Sandler O’Neill’s opinion was one of the many factors taken into consideration by the Board of Trust Managers in making its determination to approve the Merger Agreement and the Merger. The opinion rendered by Sandler O’Neill outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in presenting its opinion to the Board of Trust Managers. The description of Sandler O’Neill’s opinion set forth below is qualified in its entirety by reference to the opinion. All shareholders of PMC Commercial are urged to read the entire opinion carefully. Sandler O’Neill’s opinion only speaks as of the date of such opinion. In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	internal financial projections for PMC Commercial for the years ending December 31, 2013 through December 31, 2015 as provided by senior management of PMC Commercial;

•	internal financial projections for CIM Urban for the years ending December 31, 2013 through December 31, 2014, as provided by senior management of CIM Group;

•

other financial information, such as major lease agreements, investment memoranda, capital expenditure budgets and straight-line lease analyses for CIM Urban, as provided by senior management of CIM Group;

•

the pro forma financial impact of the Merger on PMC Commercial, as a combined entity, based on assumptions relating to transaction expenses, projected increases in leverage, and other synergies as determined by the senior management of PMC Commercial and CIM Group;

•

a comparison of certain financial and other information for PMC Commercial and CIM Urban with similar publicly available information for certain other REITs, the securities of which are publicly-traded;

•	the terms and structures of other recent mergers and acquisition transactions in the REIT sector;

•	the current market environment generally and in the REIT sector in particular;

•	the current and historical market prices and trading activity for PMC Commercial Common Shares; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

In addition, Sandler O’Neill discussed with certain members of senior management of PMC Commercial the business, financial condition, results of operations and prospects of PMC Commercial and held similar discussions with senior management of CIM Group regarding the business, financial condition, results of operations and prospects of CIM Urban.

Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by PMC Commercial and CIM Group, or that was otherwise reviewed by it, and has assumed such accuracy and completeness for purposes of preparing its fairness opinion. The respective managements of PMC Commercial and CIM Group confirmed to Sandler O’Neill that such managements were not aware of any facts at the time of delivery of such information that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities

(contingent or otherwise) of PMC Commercial and CIM REIT or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the value of the assets to be contributed by CIM REIT to the combined entity.

With respect to the internal projections for PMC Commercial and CIM REIT, the respective senior managements of PMC Commercial and CIM Group confirmed to Sandler O’Neill that they reflected the best then currently available estimates and judgments of the future financial performance of PMC Commercial and CIM REIT, respectively. With respect to the transaction expenses, projected increases in leverage, and other synergies determined by the senior managements of PMC Commercial and CIM Group, such managements confirmed that they reflected the best then currently available estimates of those managements. Sandler O’Neill expresses no opinion as to the earnings estimates, growth rates and other estimates or the assumptions on which they are based, as contained in such internal projections. Sandler O’Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PMC Commercial and CIM Urban since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill has also assumed in all respects material to its analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct in all material respects, that each party to the agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. Sandler O’Neill was not asked to and it does not express any opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. In order to fully understand the financial analyses, this information must be read together with the accompanying text. The tables presented below alone do not constitute a complete description of the financial analyses. The preparation of Sandler O’Neill’s opinion was a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of PMC Commercial and the Merger. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analysis described below is identical to PMC Commercial or CIM REIT and no transaction is identical. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the values of PMC Commercial and the companies to which it is being compared.

Sandler O’Neill assumed in all respects material to its analysis that the combined entity of PMC Commercial and CIM Urban (the “Merged Company”) would remain as a going concern for all periods relevant to its analysis, and that the Merged Company will qualify as a REIT in 2013 and 2014.

In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of PMC Commercial, CIM REIT and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for the purposes of rendering its opinion and its analyses was intended only for the purpose of presentation to the Board of Trust Managers in connection with the proposed Merger.

Sandler O’Neill’s opinion does not address the underlying business decision of PMC Commercial to undertake the Merger and it is not and shall not be construed as an endorsement or recommendation of any aspect of the Merger to the holders of PMC Commercial Common Shares. Sandler O’Neill’s opinion is not to be reproduced, nor quoted or referred to, in whole or in part, in any document without Sandler O’Neill’s prior written consent, such consent not to be unreasonably withheld. Sandler O’Neill has consented to the inclusion of its opinion in this proxy statement/prospectus. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by PMC Commercial’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of PMC Commercial, if any.

Valuation Analysis

Stand Alone—Comparable Company Analysis

Sandler O’Neill reviewed and compared publicly available information for PMC Commercial’s publicly-traded peers. For each of the selected companies, Sandler O’Neill calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the companies, Wall Street Equity Research, SNL Financial and Bloomberg. Although none of the following companies are identical or directly comparable to PMC Commercial, Sandler O’Neill chose the following selected companies for its analysis, in the exercise of its professional judgment and based on its knowledge of the industry, because each selected company had publicly-traded equity securities and was determined to be relevant for its analysis. Sandler O’Neill reviewed financial information of publicly available financial and stock market information of the following six publicly-traded REITs in the mortgage REIT sector:

•	Apollo Commercial Real Estate

•	Arbor Realty Trust, Inc.

•	BRT Realty Trust

•	Colony Financial, Inc.

•	RAIT Financial Trust

•	Resource Capital Corp.

Stand Alone—PMC Commercial Share Price and Trading Analysis

Sandler O’Neill reviewed the history of the publicly reported trading prices of PMC Commercial Common Shares for the one-year, three-year and five-year periods ended June 26, 2013. Sandler O’Neill then compared the relationship between the movements in the price of PMC Commercial Common Shares from the beginning to the end of each such period against the movements in the prices of an index of the comparable company peer group, the SNL Finance REIT Index, and the Russell 2000 Index from the beginning to the end of each such period.

PMC Commercial One-Year Stock Performance

	Beginning Index Value June 26, 2012	Ending Index Value June 26, 2013
PMC	100.0%	109.0%
Peer Group Index	100.0%	112.2%
SNL Financial REIT Index	100.0%	86.7%
Russell 2000	100.0%	126.0%

PMC Commercial Three-Year Stock Performance

	Beginning Index Value June 25, 2010	Ending Index Value June 26, 2013
PMC	100.0%	100.6%
Peer Group Index	100.0%	104.3%
SNL Financial REIT Index	100.0%	87.4%
Russell 2000	100.0%	149.4%

PMC Commercial Five-Year Stock Performance

	Beginning Index Value June 26, 2008	Ending Index Value June 26, 2013
PMC	100.0%	103.0%
Peer Group Index	100.0%	48.8%
SNL Financial REIT Index	100.0%	67.2%
Russell 2000	100.0%	138.0%

Stand Alone—Selected Precedent Transaction Analysis

Sandler O’Neill reviewed financial data of the following six selected transactions that involved the specialty finance and mortgage REIT sector:

Completion Date	Acquirer	Target
June 13, 2013	Encore Capital Group, Inc.	Asset Acceptance Capital Corp.
May 23, 2013	Annaly Capital Management, Inc.	CreXus Investment Corp.
May 17, 2013	Varde Partners, Inc.	FirstCity Financial Corporation
April 2, 2013	BFC Financial Corporation	Bluegreen Corporation
February 14, 2013	Parthenon Capital Partners	White River Capital, Inc.
November 1, 2012	Aquiline Capital Partners LLC	First Investors Financial Services Group

Sandler O’Neill reviewed, among other things, equity values of the selected transactions, based on the purchase prices paid for the target company’s equity, as multiples of, to the extent publicly available, trailing twelve months earnings and book value per share. Based on these analyses, the range observed for price to trailing earnings was 3.7x to 12.8x, and price to book value multiple of 0.98x to 1.52x. Financial data of the selected transactions were based on publicly available information.

Sandler O’Neill applied the range for the above price to trailing earnings analysis, which indicated an implied equity value range of $18.7 million ($1.76 per share) to $64.3 million ($6.06 per share) for PMC Commercial. In addition, Sandler O’Neill applied the range for the above price to book value multiple analysis, which indicated an implied equity value range of $136.2 million ($12.85 per share) to $211.1 million ($19.91 per share) for PMC Commercial. Financial data of PMC Commercial was based on historically available information included in PMC Commercial’s 10-K and 10-Q filings, and excluded one-time charges for 2012.

Stand Alone—Discounted Cash Flow Analysis

A discounted cash flow analysis estimates the present value of a company’s equity value as a function of the company’s estimated future cash flows over a period of several years. Sandler O’Neill performed a discounted cash flow analysis using financial projections prepared and provided to Sandler O’Neill by PMC Commercial’s executive management for the years ending December 31, 2013 through December 31, 2015. Sandler O’Neill selected a terminal value for PMC Commercial by applying a range of earnings multiples of the selected comparable company peer group of PMC Commercial. For purposes of its analysis, Sandler O’Neill selected a reference range of discount rates of 9.0% to 12.0% based on the estimated weighted average cost of capital of PMC Commercial, which included consideration of current market data, historical rates of return for the companies analyzed in the comparable company analysis described above, market borrowing rates available to companies comparable to PMC Commercial, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to comparable companies. Sandler O’Neill applied these discount rates to the projected unlevered cash flows derived from PMC Commercial management’s projections to determine the present value of PMC Commercial’s projected cash flows. Sandler O’Neill subsequently divided these results by the number of outstanding shares of PMC Commercial to derive the implied per share equity value for PMC Commercial.

Based on the discount rate and other assumptions set forth above, the discounted cash flow analysis indicated an implied per share equity value reference range of $6.82 per share to $7.67 per share for PMC Commercial.

Merged Company—Comparable Company Analysis

Sandler O’Neill reviewed and compared publicly available information for Merged Company’s publicly-traded peers in its analysis. For each of the selected companies, Sandler O’Neill calculated and compared certain financial information and various financial market multiples and ratios based on publicly available information obtained from filings made by the companies, Wall Street Equity Research, SNL Financial and Bloomberg. Although none of the following companies is identical or directly comparable to Merged Company, Sandler O’Neill chose the following selected comparable companies for its analysis, in the exercise of its professional judgment and based on its knowledge of the industry, because they had publicly-traded equity securities and were determined to be relevant for its analysis. Sandler O’Neill reviewed financial information of publicly available financial and stock market information of the following six publicly-traded property REITs:

•	Boston Properties

•	Brookfield Office Properties

•	CommonWealth REIT

•	Douglas Emmett, Inc.

•	Hudson Pacific Properties, Inc.

•	SL Green Realty Corp.

For the purposes of its analyses, Sandler O’Neill reviewed a number of financial metrics, including price as of July 1, 2013 as a multiple of estimated funds from operations, or “FFO,” and price as of July 1, 2013 as a multiple of estimated Adjusted FFO, or “AFFO,” for calendar year 2014. Based on these analyses, the range observed for price as a multiple of FFO was 8.6x to 18.9x and the range observed for price as a multiple of AFFO was 16.5x to 33.0x.

Sandler O’Neill’s comparison of selected companies to Merged Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Merged Company.

Sandler O’Neill applied the 2014 FFO multiple range to Merged Company’s 2014 FFO per share, which indicated an implied equity value range of $2.57 per share to $5.64 per share for Merged Company (which, together with the $5.50 per share dividend payment to be paid shortly following the closing of the Merger, would indicate an implied equity value range of $8.07 per share to $11.14 per share). In addition, Sandler O’Neill applied the 2014 AFFO multiple range to Merged Company’s 2014 AFFO per share, which indicated an implied equity value range of $4.23 per share to $8.39 per share for Merged Company (which, together with the $5.50 per share dividend payment to be paid shortly following the closing of the Merger, would indicate an implied equity value range of $9.73 per share to $13.89 per share).

Merged Company—Discounted Cash Flow Analysis

A discounted cash flow analysis estimates the present value of a company’s per share equity value as a function of the company’s estimated future cash flows over a period of several years.

Sandler O’Neill performed a discounted cash flow analysis using financial projections prepared and provided to Sandler O’Neill by CIM Group’s management for the years ending December 31, 2013 through December 31, 2014, and Sandler O’Neill utilized CIM Group’s major lease agreements and investment memoranda, as well as general market statistics, to determine an estimated market growth rate for projections for 2015 through 2018. Sandler O’Neill selected a terminal value for Merged Company by applying a range of EBITDA multiples of the comparable companies of Merged Company. For purposes of its analysis, Sandler O’Neill selected a reference range of discount rates of 7.0% to 11.0% based on the estimated weighted average cost of capital of Merged Company, which included consideration of current market data, historical rates of return for the companies analyzed in the comparable company analysis described above, market borrowing rates available to companies comparable to Merged Company, risks inherent in the industry, risks common to companies with comparable market capitalization and capital structures common to comparable companies. Sandler O’Neill applied these discount rates to the projected unlevered cash flows to determine the present value of Merged Company’s projected cash flows. Sandler O’Neill subsequently divided these results by the number of outstanding post-transaction PMC Commercial Common Shares (after giving effect to the conversion of PMC Commercial Preferred Shares) to derive the implied per share equity value for Merged Company.

Based on the discount rate and other assumptions set forth above, the discounted cash flow analysis indicated an implied per share equity value reference range of $6.60 per share to $7.78 per share for Merged Company (which, together with the $5.50 per share dividend payment to be paid shortly following the closing of the Merger, would indicate an implied per share equity value reference range of $12.10 per share to $13.28 per share).

General

PMC Commercial agreed to pay Sandler O’Neill a transaction fee of approximately $1.7 million, which is contingent upon the closing of the Merger. PMC Commercial also agreed to pay Sandler O’Neill a fee of $350,000 to render an opinion in connection with the Merger, which became due and payable in immediately available funds at the time such opinion was rendered and is creditable against the transaction fee. PMC Commercial also agreed to reimburse Sandler O’Neill for its expenses up to a maximum amount of $25,000, and to indemnify it against certain liabilities arising out of its engagement.

Sandler O’Neill may actively trade the debt and/or equity securities of PMC Commercial or its affiliates for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

During the last two years, Sandler O’Neill has not provided investment banking services to, or had any other material relationship with, PMC Commercial, CIM REIT, or their respective affiliates for which it received compensation, except that (1) on June 8, 2012 the Special Committee of the Board of Trust Managers retained Sandler O’Neill to provide financial advisory services, for which PMC Commercial paid Sandler O’Neill a fee of $400,000, and (2) in January 2013 the Board of Trust Managers retained Sandler O’Neill to provide general financial advisory services, for which to date PMC Commercial has paid Sandler O’Neill $50,000.

Interests of PMC Commercial Trust Managers and Executive Officers in the Merger

In addition to their interests in the Merger as shareholders, some of the PMC Commercial Trust Managers and executive officers have interests in the Merger that differ from, or are in addition to, the interests of other PMC Commercial shareholders. In considering the recommendation of the Board of Trust Managers to vote “FOR” the approval of the Share Issuance Proposal, the Board of Trust Managers was aware of, and considered the interests of, the PMC Commercial Trust Managers and executive officers in approving the Merger Agreement and the Merger, including the matters described below.

Treatment of Equity Awards

As provided in PMC Commercial’s 2005 Equity Incentive Plan, at the effective time of the Merger, all existing share options to purchase PMC Commercial Common Shares will become fully exercisable and all existing restricted PMC Commercial Common Shares will no longer be subject to any forfeiture or vesting condition. The Merger Agreement further provides that, in connection with the declaration of the Special Dividend, the compensation committee of the Board of Trust Managers may adjust the exercise price per share under each share option to appropriately account for such dividend, provided that the adjustment does not exceed $5.50 per share and in no event reduces the exercise price below $0. None of the Trust Managers or executive officers hold any options to purchase shares of PMC Commercial Common Shares. However, Jan F. Salit and Barry N. Berlin each hold 3,333 restricted PMC Commercial Common Shares subject to vesting conditions that will accelerate at the effective time of the Merger, the value of which shares for each of Messrs. Salit and Berlin, based on the per share closing price for PMC Commercial Common Shares on October 8, 2013, was $29,264.

Executive Employment Agreements

Each of Messrs. Salit and Berlin entered into executive employment agreements with PMC Commercial dated December 11, 2012 (the “Executive Employment Agreements”). These agreements provide benefits to the executives upon a termination of employment by PMC Commercial for any reason other than “Cause” or by the executive due to “Constructive Discharge”, in each case within 12 months following a “Change in Control” (each as defined in the Executive Employment Agreements) or, subject to certain conditions described below, prior to a Change in Control in contemplation of that Change in Control. The Merger would constitute a Change in Control under the Executive Employment Agreements.

For purposes of the Executive Employment Agreements: (a) “Cause” means (1) the intentional, unapproved material misuse of corporate funds, (2) professional incompetence or (3) willful neglect of duties or responsibilities or events described; and (b) “Constructive Discharge” means the occurrence of any of the following: (1) the executive’s base salary is reduced below $425,000 for Mr. Salit or $350,000 for Mr. Berlin, (2) a material reduction in the executive’s job function, authority, duties or responsibilities, or other similar change deteriorating the executive’s working conditions that violates the spirit of the employment agreement, (3) a required relocation to a location more than 35 miles from the executive’s job location at the time of the employment agreement’s execution, or excessive travel in comparison to other executives in similar situations or (4) any breach of the employment agreement that is not cured within 14 days following a written notice to PMC Commercial describing the situation.

If (1) there is a Change in Control during the executive’s employment period, and within 12 months following the Change in Control, PMC Commercial (or its successor) terminates the executive’s employment without Cause as described above, (2) the executive terminates his employment due to Constructive Discharge as described above, (3) PMC Commercial terminates the executive’s employment without Cause while PMC Commercial is negotiating a transaction that reasonably could result in a Change in Control or (4) PMC Commercial terminates the executive’s employment without Cause and a Change in Control occurs within three (3) months following the date the executive is terminated, the executive is entitled to receive compensation equal to 2.99 times the average of the last three years’ compensation paid. All amounts due to a Change in Control are payable to the executive in a lump sum cash payment in accordance with the terms of the employment agreement.

Following execution of the Merger Agreement, CIM REIT proposed to each of Messrs. Salit and Berlin that the terms of their employment agreements then in effect be amended to incentivize them to remain with PMC Commercial following consummation of the Merger. Following negotiations, Messrs. Salit and Berlin entered into amended and restated executive employment agreements (the “Restated Executive Employment Agreements”), which will become effective upon consummation of the Merger and replace their existing Executive Employment Agreements.

Under the Restated Executive Employment Agreements, each of Messrs. Salit and Berlin is entitled to a minimum annual salary of $425,000 and $350,000, respectively (which since November 2012 are the salary amounts currently being paid to each of them). The Board of Trust Managers may, in its discretion, increase the annual base salary and may also consider bonus compensation.

For purposes of the Restated Executive Employment Agreements, “Cause” means (1) the intentional, unapproved material misuse of corporate funds, (2) professional incompetence or (3) acts or omissions constituting gross negligence or willful misconduct of executive’s obligations or otherwise relating to the business of PMC Commercial.

Under the Restated Executive Employment Agreements, if (1) in the case of Mr. Salit, the executive voluntarily resigns his employment no earlier than 12 months following the effective date of the agreement but no later than December 31, 2015 or, in the case of Mr. Berlin, the executive voluntarily resigns his employment on or before December 31, 2015 or (2) PMC Commercial terminates the executive’s employment without Cause on or before December 31, 2015, the executive will be entitled to receive compensation equal to 2.99 times the average of the last three years’ compensation calculated as of the termination date, based on the calculation methodology set forth in PMC Commercial’s definitive proxy statement for its 2013 annual meeting; provided, however, that the amount of any annual equity awards included in such calculation shall be capped at $25,000 per annum.

In addition, to the extent an executive is employed by PMC Commercial on January 1, 2016 and such executive is not entitled to any disability, death or severance payments under the Restated Executive Employment Agreement, the executive would receive, in the case of Mr. Salit, 300,000 restricted share awards (as defined in PMC Commercial’s 2005 Equity Incentive Plan) and in the case of Mr. Berlin, 225,000 restricted share awards. Such restricted share awards would vest immediately upon grant.

Employee Benefits

The Merger Agreement provides that for one year following the effective date of the Merger, PMC Commercial will continue to provide PMC Commercial’s employees (including its executive officers) compensation and employee benefits that are substantially comparable in value in the aggregate to those provided on July 8, 2013, the date of the Merger Agreement (excluding equity or equity awards compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses).

Indemnification

PMC Commercial’s Trust Managers and executive officers will have rights to indemnification and directors’ and officers’ liability insurance that will survive the Merger. The aggregate premiums that PMC Commercial expects to pay with respect to such insurance coverage is $250,000.

Advisory Vote on Merger-Related Compensation Proposal

PMC Commercial is required pursuant to Section 14A of the Exchange Act to include in this proxy statement/prospectus a proposal with respect to a non-binding advisory vote on the compensation payable to each of its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the proposed Merger, and PMC Commercial is therefore asking its shareholders to approve the following resolution:

RESOLVED, that the compensation that will or may become payable to the named executive officers of PMC Commercial in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K and as set forth in this proposal titled “Advisory Vote on Merger-Related Compensation Proposal,” is hereby approved.
Approval of the foregoing Merger-Related Compensation Proposal will require the affirmative vote of at least a majority of the shares that are present in person or by proxy at the special meeting. Abstentions will have the same effect as a vote against the Merger-Related Compensation Proposal. No broker non-votes will be cast at the special meeting, and therefore broker non-votes will have no effect on the vote count for the Merger-Related Compensation Proposal.

At the 2013 annual meeting of shareholders, PMC Commercial’s shareholders approved the advisory vote on executive compensation, including the compensation set forth in the following table. The following table sets forth the amount of PMC Commercial’s payment obligation if each of its named executive officers incurred a termination on December 31, 2012 as a result of the applicable scenario. All vacation days are assumed to have been taken, and all reasonable business expenses are assumed to have been previously reimbursed for purposes of the following table. Each of the amounts in the table is PMC Commercial’s best estimate of the amounts that its executives would receive upon a termination or a change in control, but the precise amount would not be determinable until an actual termination occurred.

Name	Death(1)	Disability(2)	Constructive Discharge(3)	Change in Control/ Employment Agreement(4)
Jan F. Salit	$850,000	$454,000	$1,321,000	$1,344,000
Barry N. Berlin	$700,000	$451,000	$1,319,000	$1,343,000

(1)	Amounts in this column approximate two times the annual base salary of each of the current named executive officers effective as of January 1, 2013.
(2)	Amounts in this column approximate the total amount of compensation earned by each of the current named executive officers with respect to the year ended December 31, 2012.
(3)	The amounts shown in this column are based upon the product of the three-year average total annual compensation and 2.99. Total annual compensation with respect to the calendar years ended December 31, 2012, 2011 and 2010 are reported under “Executive Compensation” in PMC Commercial’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2013.
(4)	Includes the compensation due for Constructive Discharge plus the accelerated vesting of the 3,333 unvested restricted shares held by each of Messrs. Salit and Berlin as of December 31, 2012 pursuant to PMC Commercial’s 2005 Equity Incentive Plan upon a change in control transaction. Values were calculated based on a per share closing market price of $7.10 on December 31, 2012.

PMC Commercial has entered into the Restated Executive Employment Agreements with Messrs. Salit and Berlin, each of which provide for “double trigger” severance payments and benefits that are only payable upon certain terminations of employment following the Merger. For more information relating to these agreements, see the section entitled “THE MERGER—Interests of PMC Commercial Trust Managers and Executive Officers in the Merger” beginning on page 82. The information set forth in the table below describes only the compensation that may become payable to each PMC Commercial named executive officer pursuant to the Restated Executive Employment Agreements and that is based on or otherwise relates to the Merger, assuming the consummation of the Merger occurred on November 14, 2013 and the occurrence of a “qualifying termination.”

Severance/Retention Compensation*

Name	Cash(a) ($)	or	Equity(b) ($)
Jan F. Salit	$1,480,000		$1,020,000
Barry N. Berlin	$1,410,000		$765,000

*	Each of Messrs. Salit and Berlin will, under the terms of his Restated Executive Employment Agreement, be entitled to receive the cash severance payment indicated in column (a) or the equity retention bonus indicated in column (b), but not both of such amounts.
(a)	Cash severance would be payable in a lump sum upon a “qualifying termination,” which means (i) with respect to Mr. Salit, a termination of Mr. Salit’s employment by him for any reason no earlier than 12 months following the effective date of the Merger but no later than December 31, 2015 or by PMC Commercial without Cause on or before December 31, 2015 and (ii) with respect to Mr. Berlin, a termination of Mr. Berlin’s employment by him for any reason or by PMC Commercial without Cause, in each case on or before December 31, 2015, subject, in each case, to the executive’s timely execution of a general release of claims.

In such an event, pursuant to the Restated Executive Employment Agreements, the executive would be entitled to receive compensation equal to 2.99 times the average of the last three years’ compensation paid, calculated as of the termination date, based on the calculation methodology in PMC Commercial’s most recent definitive proxy statement; provided, however, that the amount of any annual equity awards included in such calculation shall be capped at $25,000 per annum. Such payment would be less applicable state and federal taxes and withholding and paid out in a lump sum on the 60th day following the executive’s termination date.

(b)	If an executive is employed by PMC Commercial on January 1, 2016 and such executive is not entitled to any disability, death or severance payments under his Restated Executive Employment Agreement, the executive would receive, in the case of Mr. Salit, 300,000 restricted share awards and in the case of Mr. Berlin, 225,000 restricted share awards, in each case as a retention bonus. Such restricted share awards would vest immediately upon grant. Values were calculated based on an assumed per share market closing price of $3.40 on the closing of the Merger which is based on the pro forma closing price of $8.90 less the Special Dividend of $5.50 per share. The actual value of the restricted shares on January 1, 2016 may vary from this assumed price based on, among other things, the actual financial position and results of operations of PMC Commercial.

The Board of Trust Managers recommends a non-binding advisory vote “FOR” the foregoing Merger-Related Compensation Proposal.

Security Ownership of PMC Commercial’s Board of Trust Managers and Executive Officers and Current Beneficial Owners

Trust Managers and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of PMC Commercial Common Shares as of November 14, 2013 by (1) all current Trust Managers, (2) each current named executive officer and (3) all current Trust Managers and current executive officers as a group. Unless otherwise indicated, the PMC Commercial Common Shares listed in the table are owned directly by the individual, or by both the individual and the individual’s spouse. Except as otherwise noted, the individual had sole voting and investment power as to PMC Commercial Common Shares shown or, the voting power is shared with the individual’s spouse. All individuals set forth below have the same principal business address as PMC Commercial.

Name	PMC Commercial Common Shares Owned Beneficially	Percent of PMC Commercial Common Shares Owned Beneficially
Jan F. Salit(1)	34,336	*
Barry N. Berlin(2)	37,710	*
Martha Rosemore Morrow(3)	360,377	3.4%
Barry A. Imber(4)	33,580	*
Nathan G. Cohen(5)	15,770	*
Trust Managers and Executive Officers as a group (5 persons)	481,773	4.5%

*	Less than 1%.
(1)	Includes 612 shares held in an IRA and 3,333 restricted shares.
(2)	Includes 211 shares held in the name of his child and 6,823 shares held jointly with his spouse and 3,333 restricted shares.
(3)	Includes 77,495 shares held in an IRA, 14,171 shares held in a trust for the benefit of Dr. Morrow, 16,909 shares held individually. All remaining shares are held by a partnership of which Dr. Morrow is the sole manager.
(4)	Includes 3,274 shares held in an IRA for the benefit of his child and 1,202 shares held in an IRA.
(5)	Includes 1,700 shares held in the name of his spouse.

Beneficial Owners of More than 5% of the PMC Commercial Common Shares

The following table sets forth certain information regarding the beneficial ownership of the PMC Commercial Common Shares based on filings with the SEC as of November 14, 2013, by each person known by PMC Commercial to own beneficially more than 5% of the PMC Commercial Common Shares.

Name and Address of Beneficial Owner	PMC Commercial Common Shares Owned Beneficially	Percent of PMC Commercial Common Shares Owned Beneficially
REIT Redux LP(1) 14901 Quorum Drive Suite 900 Dallas, Texas 75254	583,140	5.50%

Hoak Public Equities, L.P.(2) 3963 Maple Avenue Suite 450 Dallas, Texas 75219	769,254	7.26%

(1)	On April 1, 2013, REIT Redux LP filed a Schedule 13D reporting beneficial ownership as of March 22, 2013, of 582,085 shares. On October 25, 2013 REIT Redux LP filed Amendment No. 4 to Schedule 13D reporting beneficial ownership as of October 24, 2013 of 583,140 shares. The securities reported on Amendment No. 4 to Schedule 13D are beneficially owned by eight reporting persons. According to Amendment No. 4 to Schedule 13D, there are no agreements between the reporting persons, legal or otherwise, concerning the voting or dispositive power at this time other than between Robert J. Stetson and REIT Redux LP as stated below. According to Amendment No. 4 to Schedule 13D, in addition to their respective direct holdings, Robert J. Stetson may be deemed to beneficially own the 109,935 shares held by REIT Redux LP by virtue of his position as President of REIT Redux LLC, the general partner of REIT Redux LP, that has the power to vote and dispose of such shares; Lonnie B. Whatley III may be deemed to beneficially own the 65,418 shares held by B.T. Interest, Ltd. and the 39,212 shares held by Lonnie & Rosalie Whatley Family LLC as a result of his power to vote and dispose of such shares; and David West may be deemed to beneficially own the 65,350 shares held by West Partners L.P. and the 22,857 shares held by the David Martin West Asset Trust as a result of his power to vote and dispose of such shares.
(2)	On April 16, 2013, Hoak Public Equities, L.P. filed a Schedule 13D reporting beneficial ownership as of April 12, 2013, of 545,000 shares. On October 7, 2013, Hoak Public Equities, L.P. filed Amendment No. 3 to Schedule 13D reporting beneficial ownership as of October 4, 2013 of 769,254 shares. The securities reported on Amendment No. 3 to Schedule 13D are beneficially owned by six reporting persons. According to Amendment No. 3 to Schedule 13D, the reporting persons have shared voting and dispositive power with respect to 580,000 shares. One reporting person has sole voting and dispositive power with respect to 189,254 shares. According to Amendment No. 3 to Schedule 13D, J. Hale Hoak, together with Hoak Public Equities, L.P., Hoak Income Opportunity Fund, L.P., Hoak Fund Management, L.P., Hoak & Co. and James M. Hoak, has shared voting and dispositive power with respect to 580,000 shares; James M. Hoak has the sole voting and dispositive power with respect to 189,254 shares.

Listing of PMC Commercial Shares

The PMC Commercial Common Shares are currently listed on the NYSE MKT under the symbol “PCC.” The Merger Agreement provides that a condition to completion of the Merger is that the PMC Commercial Common Shares must be approved for listing on a national securities exchange mutually acceptable to PMC Commercial and CIM REIT. PMC Commercial has submitted a listing application to The NASDAQ Stock Market LLC and, consistent with the terms of the Merger Agreement, plans to use its commercially reasonable efforts to have The NASDAQ Stock Market LLC approve for listing the PMC Commercial Common Shares.

Post-Merger Shareholders Meeting

If the Merger is consummated, PMC Commercial will hold another meeting of shareholders as soon as practicable thereafter to approve an increase in the number of authorized PMC Commercial Common Shares to one billion (thereby satisfying the condition for the automatic conversion into PMC Commercial Common Shares of the PMC Commercial Preferred Shares issued in connection with the Merger). At this meeting, PMC Commercial shareholders may also be asked to approve a reverse stock split of the outstanding PMC Commercial Common Shares and the Reincorporation of PMC Commercial from Texas to Maryland. Please see “STRATEGY OF PMC COMMERCIAL AFTER THE MERGER—The Reincorporation” on page 187 of this proxy statement/prospectus.

Regulatory Approvals

PMC Commercial and CIM REIT must obtain certain regulatory approvals, including approval by the SBA of those aspects of the Merger subject to its jurisdiction, before they can complete the Merger. In addition, any applicable waiting period (and any extension thereof applicable to the Merger under the HSR Act) shall have been terminated or shall have expired.

PMC Commercial cannot predict whether all required regulatory approvals for the Merger will be obtained, or whether any approvals will include conditions that may be detrimental to PMC Commercial or CIM REIT, or to the consummation of the Merger in accordance with the terms of the Merger Agreement.

Accounting Treatment

CIM Urban is considered to be the acquirer for accounting purposes because it will obtain effective control of PMC Commercial. The Merger will constitute the acquisition of a business for purposes of ASC 805. As a result, PMC Commercial’s assets and liabilities will be recorded at their fair values.

Voting Rights

You are entitled to vote at the special meeting if you owned PMC Commercial Common Shares at the close of business on [                    ], 2013, the record date for the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [                    ] PMC Commercial Common Shares issued and outstanding. The holder of each PMC Commercial Common Share outstanding on the record date is entitled to one vote per share.

The approval of the Share Issuance Proposal requires the affirmative vote of at least a majority of the shares present or represented by proxy at the special meeting.

Litigation Relating to the Merger

On October 9, 2013, a putative class action and derivative lawsuit was filed in the Dallas County Court at Law No. 5 in Dallas County, Texas against and purportedly on behalf of PMC Commercial captioned REIT Redux, L.P., et al. v. PMC Commercial Trust, et al. The complaint names as defendants PMC Commercial, the members of the Board of Trust Managers, its executive officers, and CIM REIT. The plaintiffs assert the action as a direct action, as well as a derivative action and allege, among other things, that the Trust Managers of PMC Commercial breached the PMC Commercial Declaration of Trust and have conspired to deprive the plaintiffs and the class of their right to vote to approve or decline the Merger, to approve or decline of the sale of PMC Commercial and to approve or decline the authorization of the PMC Commercial Common Shares necessary to support the conversion rights of the PMC Commercial Preferred Shares. They allege that CIM REIT is liable as a principal and for tortiously interfering with the rights of shareholders under the PMC Commercial Declaration of Trust and causing or inducing the foregoing breaches. The plaintiffs further allege, among other things, that the Trust Managers breached their fiduciary duties by approving and recommending the transaction to the PMC

Commercial shareholders without due regard for the fairness of the transaction—either in substance or in the manner of its eventual execution—to PMC Commercial’s existing shareholders, failing to maximize value for shareholders, engaging in bad faith and self-dealing by preferring transactions that further enriched them at the expense of shareholders, and conspiring to deprive the shareholders of their voting power and voting prerogatives. The complaint alleges that CIM REIT aided, abetted and induced those breaches of fiduciary duty. The complaint further alleges that the causes of action were aggravated by gross negligence and intentional and malicious wrongdoing. The complaint seeks an order enjoining a vote on the transactions contemplated by the Merger Agreement, an order certifying the matter as a class action for damages, damages for lost shareholder value, exemplary damages, attorney’s fees and costs, appointment of a receiver, if justice so demands, in order to preserve and maximize shareholder value, and all other such relief as the court may find reasonable and necessary to which plaintiffs may be entitled. On November 12, 2013, the plaintiffs filed an amended petition to add PMC Merger Sub as a defendant to the lawsuit.

While PMC Commercial and CIM REIT management deny the allegations in the complaint and intend to defend vigorously against these allegations, PMC Commercial and CIM REIT cannot assure you as to the outcome of this, or any similar future lawsuits.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement, as modified to reflect the terms of the Consent and Waiver. On November 20, 2013, PMC Commercial, CIM REIT, PMC Merger Sub, and CIM Merger Sub entered into the Consent and Waiver, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM REIT, Urban II. The Consent and Waiver provides for (a) the waiver of any requirements in the Merger Agreement that require the registration under applicable securities laws and listing on a national securities exchange of the PMC Commercial Preferred Shares to be issued pursuant to the Merger Agreement, including the PMC Commercial Common Shares issuable upon conversion of such PMC Commercial Preferred Shares, (b) certain clarifications to the Merger Agreement to reflect the formation of Urban II, (c) Urban II’s succession to CIM REIT’s and CIM Urban GP’s ownership of the partnership interests of CIM Urban and certain of their rights and obligations under the Merger Agreement related to the ownership of the PMC Commercial Common Shares and PMC Commercial Preferred Shares issued pursuant to the Merger Agreement, and (d) a right of termination of the Merger Agreement after March 31, 2014, rather than after December 31, 2013 (as defined in the Merger Agreement, the “Termination Date”). As a result of Urban II’s succession, it (i) will receive all of the PMC Commercial Common Shares and PMC Commercial Preferred Shares to be issued pursuant to the Merger Agreement, (ii) will enter into the Registration Rights and Lockup Agreement, and (iii) has agreed to vote its 97.8% post-Merger ownership of PMC Commercial Common Shares in favor of an increase in the number of authorized PMC Commercial Common Shares to one billion, thereby satisfying the condition for the automatic conversion of the PMC Commercial Preferred Shares.

This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this proxy statement/prospectus, is the legal document that governs the Merger.

The Merger Agreement has been included in this proxy statement/prospectus to provide you with information regarding the terms of the Merger. It is not intended to provide you with any other factual or financial information about PMC Commercial, CIM REIT, CIM Urban or their respective affiliates or businesses. Information about PMC Commercial can be found elsewhere in this proxy statement/prospectus and in the other filings PMC Commercial makes with the SEC, which are available without charge at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION” on page 209 of this proxy statement/prospectus.

The Merger

The Merger Agreement provides for the merger of CIM Merger Sub with and into PMC Merger Sub. Upon completion of the Merger:

•	PMC Commercial will become the parent of CIM Urban and its subsidiaries; and

•

PMC Commercial will issue to Urban II 22,000,003 PMC Commercial Common Shares and 65,028,571 PMC Commercial Preferred Shares (which PMC Commercial Preferred Shares shall automatically be convertible into 455,199,997 PMC Commercial Common Shares once the authorized number of PMC Commercial Common Shares is increased to one billion).

Each PMC Commercial registered shareholder on the last business day prior to consummation of the Merger will, pursuant to the declaration of the Board of Trust Managers, be entitled to receive the Special Dividend, comprised of a special dividend of $5.50 per PMC Commercial Common Share plus that portion of PMC Commercial’s regular quarterly dividend accrued through that day, payable on or prior to the tenth business day after consummation of the Merger. Each existing shareholder of PMC Commercial at the time of the Merger will continue to own the PMC Commercial Common Shares that such shareholder owned before the Merger.

Effective Time of the Merger

The Merger will become effective:

•	at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or

•	at such later time as PMC Commercial and CIM REIT shall agree and specify in the certificate of merger to be filed with the Secretary of State of the State of Delaware.

PMC Commercial and CIM REIT will cause the effective time of the Merger to occur on the closing date, which will occur no later than the second business day after satisfaction or waiver of the conditions described under “—Conditions to Complete the Merger” beginning on page 99 (other than those conditions that by their terms are required to be satisfied or, if permissible, waived at the closing).

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. These representations and warranties were made only for the purposes of the Merger Agreement, have been qualified by confidential disclosures and were made for the purpose of allocating contractual risk between the parties to the Merger Agreement. The representations and warranties may be subject to standards of materiality applicable to the parties to the Merger Agreement that differ from the standards applicable to you or other investors. You should not rely on the representations and warranties contained in the Merger Agreement or any descriptions of such representations and warranties as characterizations of the actual state of facts or condition of PMC Commercial, CIM REIT, CIM Urban or any of their respective affiliates or businesses.

In the Merger Agreement, CIM REIT and CIM Merger Sub made representations and warranties to PMC Commercial relating to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on its business as now being conducted;

•	its subsidiaries’ due incorporation or organization, valid existence, good standing and power and authority to carry on its business as now being conducted;

•	authority of CIM REIT and CIM Merger Sub to enter into the Merger Agreement and to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	absence of conflicts with, violations of, or defaults under, its and its subsidiaries’ organizational documents, certain contracts applicable to it and its subsidiaries and applicable laws;

•

consents, approvals of, or registrations or filings with, governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•	certain consolidated financial statements of CIM Urban;

•	absence of liabilities required to be reflected on a balance sheet by GAAP since December 31, 2012;

•	enforceability of the Merger Agreement against it;

•	absence of any CIM Material Adverse Change and certain other changes and events since December 31, 2012 through the date of the Merger Agreement;

•	absence of litigation or investigations against or affecting CIM Urban or its subsidiaries;

•	environmental matters affecting CIM Urban and its subsidiaries;

•	certain related party transactions;

•	ERISA and benefit plan rule compliance;

•	real property owned, leased or subleased by CIM Urban and its subsidiaries;

•	tax matters affecting CIM Urban and its subsidiaries;

•	any employment or severance contract requiring amounts payable upon a change of control to CIM Urban’s or its subsidiaries’ employees, officers or directors;

•	absence of any undisclosed broker’s or finder’s fees;

•	compliance with laws by CIM Urban and its subsidiaries;

•	the absence of any breach or violation or default of any material contract or debt instrument by CIM Urban or its subsidiaries;

•	accuracy and compliance with applicable securities law of the information supplied by CIM REIT and CIM Merger Sub for inclusion in this proxy statement/prospectus;

•	insurance policies maintained by CIM Urban and its subsidiaries;

•	sufficiency of funds to consummate the transactions contemplated by the Merger Agreement; and

•	no ownership of PMC Commercial Common Shares by CIM REIT or its affiliates as of the date of the Merger Agreement.

In the Merger Agreement, PMC Commercial and PMC Merger Sub made representations and warranties to CIM REIT relating to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on its business as now being conducted;

•	its subsidiaries’ due incorporation or organization, valid existence, good standing and power and authority to carry on its business as now being conducted;

•	the capital structure of PMC Commercial;

•	authority of PMC Commercial and PMC Merger Sub to enter into the Merger Agreement and to complete the Merger;

•	absence of conflicts with, violations of, or defaults under, its and its subsidiaries’ organizational documents, certain contracts applicable to it and its subsidiaries and applicable laws;

•

consents, approvals of, or registrations or filings with, governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

•	PMC Commercial’s SEC filings since December 31, 2011, and the financial statements contained therein;

•	absence of liabilities required to be reflected on a balance sheet by GAAP since December 31, 2012;

•	enforceability of the Merger Agreement against it;

•	absence of any PMC Commercial Material Adverse Change and certain other changes and events since December 31, 2012 through the date of the Merger Agreement;

•	absence of litigation or investigations against or affecting PMC Commercial or its subsidiaries;

•	environmental matters affecting PMC Commercial;

•	certain related party transactions;

•	ERISA and benefit plan rule compliance;

•	loans by PMC Commercial and its subsidiaries;

•	tax matters affecting PMC Commercial, including PMC Commercial’s REIT qualification;

•	any employment or severance contract requiring amounts payable upon a change of control to PMC Commercial’s or its subsidiaries’ employees, officers or directors;

•	absence of any undisclosed broker’s or finder’s fees;

•	compliance with applicable laws;

•	the absence of any breach or violation or default of any material contract or debt instrument by PMC Commercial or its subsidiaries;

•	opinion of financial advisor;

•	exemption of PMC Commercial from anti-takeover or similar statutes;

•	accuracy and compliance with applicable securities law of the information supplied by PMC Commercial for inclusion in this proxy statement/prospectus;

•	insurance policies maintained by PMC Commercial; and

•	vote of the PMC Commercial shareholders necessary to approve the Merger Agreement.

Conduct of CIM REIT’s Business Pending the Merger

Under the Merger Agreement, CIM REIT has agreed that, subject to certain exceptions in the disclosure schedules delivered in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, CIM REIT shall use commercially reasonable efforts to cause CIM Urban and its subsidiaries to carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the Merger Agreement and, to the extent consistent with that conduct, use commercially reasonable efforts to preserve intact their current business organization, goodwill and ongoing business.

CIM REIT also agreed that during the same time period, except as specifically permitted by the Merger Agreement, CIM REIT will use commercially reasonable efforts to cause CIM Urban and its subsidiaries not to (and not to authorize or commit or agree to):

•

except for regular quarterly dividend payments consistent with past practice, including a pro rata dividend payment which is consistent with past practice but paid prior to the effective time of the Merger, declare, set aside or pay any dividends on, or make any other distributions in respect of, any equity interests of CIM Urban, if any;

•	split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests;

•	purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

•

issue, deliver or sell, or grant any option or other right in respect of, any equity interests of any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to a subsidiary;

•	amend the articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of CIM Urban or any of its subsidiaries;

•	merge or consolidate with any person;

•	sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

•	amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

•	enter into, amend, or terminate contracts with a CIM Related Party (as defined in the Merger Agreement);

•	acquire any assets other than in the ordinary course of business;

•	incur any liabilities for borrowed indebtedness except in the ordinary course of business consistent with past practice or to raise funds for the payment of the Special Dividend;

•

adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

•	settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement.

Conduct of PMC Commercial’s Business Pending the Merger

Under the Merger Agreement, PMC Commercial has agreed that, subject to certain exceptions in the disclosure schedules delivered in connection with the Merger Agreement, between the date of the Merger Agreement and the effective time of the Merger, PMC Commercial shall, and shall cause its subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the Merger Agreement and, to the extent consistent with that conduct, use commercially reasonable efforts to preserve intact their current business organization, goodwill and ongoing business.

PMC Commercial also agreed that during the same time period, except as specifically permitted by the Merger Agreement, PMC Commercial shall not, and shall cause its subsidiaries not to (and not to authorize or commit or agree to):

•

except for the payment of regular quarterly dividends not in excess of $0.125 per PMC Commercial Common Share (including any pro rata portion thereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of PMC Commercial’s capital shares other than the Special Dividend;

•	split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests;

•	purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

•

except as required pursuant to the exercise of options or the issuance of shares pursuant to share rights or warrants outstanding on the date of the Merger Agreement, issue, deliver or sell, or grant any option or other right in respect of, any equity interests of PMC Commercial or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to PMC Commercial or a subsidiary thereof;

•

amend the declaration of trust, articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of PMC Commercial or any of its subsidiaries;

•	merge or consolidate with any person;

•

make or change any tax election or take any other action (or fail to take any action) that would result in PMC Commercial no longer qualifying as a REIT or no longer being entitled to the benefit of the provisions of Part II of subchapter M of the Code;

•	sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

•	amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

•	enter into, amend, or terminate contracts with a Trust Related Party (as defined in the Merger Agreement);

•	acquire any assets other than in the ordinary course of business;

•	incur any liabilities for borrowed indebtedness except in the ordinary course of business consistent with past practice;

•

adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

•	settle any shareholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the Merger Agreement.

Preparation of the Registration Statement and the Proxy Statement

As required by the Merger Agreement, CIM REIT and PMC Commercial were obligated to prepare, and PMC Commercial was obligated to file with the SEC, a registration statement that includes a preliminary version of this proxy statement/prospectus. Each of CIM REIT and PMC Commercial are obligated to use commercially reasonable efforts to (i) respond to any comments of the SEC and (ii) have the registration statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the registration statement effective as long as is reasonably necessary to consummate the Merger.

PMC Commercial is obligated to use commercially reasonable efforts to cause this proxy statement/prospectus to be mailed to PMC Commercial’s shareholders as promptly as practicable after the registration statement is declared effective under the Securities Act.

PMC Commercial is obligated to also take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares pursuant to the Merger Agreement, and CIM REIT shall furnish all information concerning CIM Urban as may be reasonably requested in connection with any such action. PMC Commercial will use commercially reasonable efforts to obtain, prior to the effective date of the registration statement of which this proxy statement/prospectus forms a part, all necessary state securities or “blue sky” permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay or cause one of its subsidiaries to pay all expenses incident thereto.

Shareholders Meeting

PMC Commercial is required to call, give notice of, convene and hold a meeting of PMC Commercial shareholders for the purpose of obtaining shareholder approval of the Share Issuance Proposal as promptly as reasonably practicable after the date of mailing of this proxy statement/prospectus. Subject to certain exceptions in the Merger Agreement, PMC Commercial will, through the Board of Trust Managers, recommend to its shareholders approval of the Share Issuance Proposal.

Access to Information

Subject to the requirements of confidentiality agreements with third parties, each of CIM REIT and PMC Commercial shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the effective time to all their respective properties, books, contracts, commitments, personnel and records.

Agreement to Take Certain Action and Use Commercially Reasonable Efforts

CIM REIT and PMC Commercial shall: (a) use all commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the effective time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the effective time from, governmental or regulatory authorities in connection with the execution and delivery of the Merger Agreement and (ii) timely make all such filings and timely seek all such consents, approvals, permits and authorizations; (b) use all commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger; and (c) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement.

Certain Other Covenants

The Merger Agreement contains certain other covenants of the parties relating to, among other things:

•	complying with the HSR Act;

•	obtaining the approval of the SBA of those aspects of the Merger subject to its jurisdiction;

•	updating schedules;

•	the payment of certain transaction costs and expenses;

•	the tax treatment of the transactions contemplated by the Merger Agreement; and

•	delivery of resignation letters by the Trust Managers, and the appointment of certain individuals as Trust Managers.

In addition, the Merger Agreement contains the following covenants:

Public Announcements

None of the parties may issue a press release or make any public statement with respect to the Merger Agreement or the transactions contemplated thereby without the prior written consent of the other parties.

Listing

PMC Commercial must submit to a national securities exchange mutually acceptable to PMC Commercial and CIM REIT a listing application covering the PMC Commercial Common Shares. Prior to the effective time of the Merger, PMC Commercial must use commercially reasonable efforts to have such national securities exchange approve such shares for listing, upon official notice of issuance.

Rule 16b-3

Prior to the effective time of the Merger, PMC Commercial must take all steps required to cause the issuance of PMC Commercial Common Shares and PMC Commercial Preferred Shares pursuant to the Merger Agreement to be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.

Indemnification

PMC Commercial is obligated to defend against any threatened or actual claim, suit or investigation involving any person who was an officer, director or manager of PMC Commercial or any subsidiary of PMC Commercial prior to the effective time of the Merger pertaining to (i) the fact that such person is or was serving in such capacity or, at the request of PMC Commercial or a subsidiary of PMC Commercial, in a similar fiduciary or agent capacity for another company or entity or (ii) the discussion, negotiation or execution of the Merger Agreement or any other arrangements or documents contemplated thereby, or directly or indirectly relating to the Merger Agreement or such other arrangements or documents, or the consummation of the transactions contemplated by the Merger Agreement. To the fullest extent permitted by applicable law, PMC Commercial must indemnify and hold harmless all such indemnified parties from and against any and all losses, liabilities, costs and expenses (including reasonable attorney fees) incurred in connection with any such threatened or actual claim, suit or investigation.

All rights of any indemnified party to indemnification and advancement of expenses, and all limitations on the personal liability of PMC Commercial or any subsidiary of PMC Commercial (in the Merger Agreement or otherwise), will survive the transactions contemplated by the Merger Agreement and continue in full force and effect for six years following the effective time of the Merger, provided that all such rights that are asserted or made with respect to a claim within such period will survive until the final disposition of such claim. In addition, subject to certain limitations, for a period of six years after the effective time of the Merger, PMC Commercial must maintain policies of managers’, directors’, officers’ and fiduciary liability insurance with respect to claims directly or indirectly arising from or relating to facts which occurred at or prior to the effective time, provided, that PMC Commercial shall not be obligated to expend annually more than 200% of the annual premiums currently paid by PMC Commercial for such insurance. However, in lieu of obtaining such insurance, PMC Commercial may purchase a “tail” or “runoff” insurance program for six years after the effective time with respect to wrongful acts or omissions committed or allegedly committed at or prior to the effective time, provided that the coverage under such policy is comparable to PMC Commercial’s existing manager, director and officer liability policy and has coverage limits that are at least as high as those of such existing policy.

Employee Matters

Following the effective time of the Merger, PMC Commercial must honor all employment agreements and all PMC Commercial benefit plans as listed in the disclosure schedules to the Merger Agreement. For at least 12 months following the closing of the Merger, each PMC Commercial employee will continue to be employed by PMC Commercial and will continue to receive, subject to certain exceptions, compensation and benefits that are substantially comparable to those provided as of the date of the Merger Agreement. PMC Commercial may only increase an employee’s compensation between the date of the Merger Agreement and the closing date of the Merger in the ordinary course of business consistent with past practice. If the closing date occurs prior to December 31, 2013, PMC Commercial must (i) continue to sponsor through at least December 31, 2013 such benefit plans, and (ii) permit the continuing employees and their eligible dependents to participate in such benefit plans.

Subject to certain exceptions, CIM Group benefit plans must give each such continuing employee full credit for all service with PMC Commercial prior to the closing date of the Merger to the same extent as such continuing employee was entitled to under any similar PMC Commercial benefit plan.

Following the closing date of the Merger, CIM Group benefit plans providing benefits to any PMC Commercial continuing employee must, with respect to such continuing employee and their eligible dependents: (i) waive any pre-existing conditions, (ii) provide credit for prior service with PMC Commercial for purposes of satisfying any applicable waiting periods and (iii) give credit in the year in which the closing date occurs for any copayments, deductibles and out of pocket limits paid in such year prior to the closing date, in each case, as would have been applicable under the existing plans of PMC Commercial.

If the closing of the Merger occurs prior to December 31, 2013, PMC Commercial, as controlled by Urban II, consistent with past practice, shall pay to each continuing employee an annual bonus payment due to such continuing employee under PMC Commercial’s 2013 annual bonus plan. Prior to January 15, 2014, PMC Commercial, as controlled by Urban II, consistent with past practice, shall fund an employer profit sharing contribution to the PMC Commercial 401(k) plan for the plan year ending December 31, 2013 for at least the same funding level as was funded for the plan year ending December 31, 2012.

PMC Commercial Board Nomination Committee Procedures

Prior to the effective time of the Merger, PMC Commercial must take such actions as may be necessary so that, as of the effective time, (a) the number of Trust Managers that will comprise the Board of Trust Managers shall be seven, consisting of three independent Trust Managers and four non-independent Trust Managers (who are affiliated with CIM Group) and (b) the Board of Trust Managers (and committees thereof) shall have been properly evaluated and approved by PMC Commercial’s Nominating and Corporate Governance Committee (or CIM REIT shall be advised otherwise and shall be entitled to nominate substitute candidate(s)) so that they may commence to serve effective as of the effective time.

Subsequent Proxy Statement

Promptly after the effective time of the Merger, PMC Commercial must file with the SEC a preliminary proxy statement to solicit proxies from PMC Commercial’s shareholders to vote in favor of an increase in the authorized number of PMC Commercial Common Shares to one billion shares through an amendment to the Declaration of Trust of PMC Commercial or reincorporation of PMC Commercial from Texas to Maryland. As soon as practical following its clearance by the SEC, PMC Commercial must distribute such proxy statement to PMC Commercial’s shareholders and convene a meeting of PMC Commercial’s shareholders to approve the matters set forth in the such proxy statement. Urban II must vote all of the PMC Commercial Common Shares and PMC Commercial Preferred Shares held by it in favor of such matters. Promptly after such meeting, PMC Commercial must take all actions necessary to effectuate the transactions and other proposals described in the such proxy statement that were approved at such meeting.

Closing Dividend

PMC Commercial must pay the Special Dividend on or prior to the tenth business day after the effective time of the Merger.

Acquisition Proposals

In this proxy statement/prospectus, the term “Acquisition Proposal” means any proposal or offer with respect to (x) a merger, consolidation, business combination or similar transaction with any person or group of persons that involves PMC Commercial or any of its subsidiaries or (y) any acquisition (whether by tender offer, share exchange or other manner) by any person or group of persons which, in each case of (x) and (y), if consummated would result in any person or group of persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of PMC Commercial or any of its subsidiaries representing more than 20% of all outstanding equity securities of PMC Commercial (by vote or value), or more than 20% of the consolidated total assets (including equity securities of its subsidiaries) of PMC Commercial and its subsidiaries, taken as a whole, in each case other than the transactions contemplated by the Merger Agreement.

Go-Shop Period

The “Go-Shop Period” began on the date of execution of the Merger Agreement and lasted until August 6, 2013.

During the Go-Shop Period, PMC Commercial and its representatives had the right to:

•

initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any person pursuant to confidentiality agreements on customary terms not materially more favorable in the aggregate to such person than those contained in the confidentiality agreement with CIM REIT; provided that PMC Commercial had promptly (and in any event within 24 hours thereafter) made available to CIM REIT any material non-public information concerning PMC Commercial or its subsidiaries if such information was not previously made available to CIM REIT, and

•

engage or enter into or otherwise participate in any discussions or negotiations with any persons or groups of persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

PMC Commercial has the obligation, both during the Go-Shop Period and thereafter during the No-Shop Period, to provide CIM REIT with a written summary of the material terms of any Acquisition Proposal and the identity of the party making such proposal.

No-Shop Period

The “No-Shop Period” began after the Go-Shop Period expired on August 6, 2013. Upon termination of the Go-Shop Period, PMC Commercial and its officers and representatives were obligated to immediately cease any discussions or negotiations with any persons that were ongoing with respect to an Acquisition Proposal.

During the No-Shop Period, PMC Commercial and its officers and representatives shall not (A) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning PMC Commercial or its subsidiaries to any person relating to any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Unsolicited Offers

If PMC Commercial receives an unsolicited written Acquisition Proposal that is not in violation of the No-Shop Period, (i) PMC Commercial and its representatives may provide non-public information and data concerning PMC Commercial in response to a request therefor by such person (subject to a confidentiality agreement) and (ii) PMC Commercial and its representatives may engage or participate in any discussions or negotiations with such person, if and only to the extent that, (x) prior to taking any action described above, the Board of Trust Managers or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the Trust Managers’ fiduciary duties under applicable law, and (y) the Board of Trust Managers or any committee thereof has determined in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal.

Fiduciary Termination

The Merger Agreement provides that prior to the time that PMC Commercial’s shareholders approve the Share Issuance Proposal, the Board of Trust Managers may withhold, withdraw, qualify or modify its recommendation that the Company’s shareholders approve the Share Issuance Proposal only if the Board of Trust Managers determines that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties (a “Change in Recommendation”), in which event the Board of Trust Managers may also terminate the Merger Agreement (a “Fiduciary Termination”). However, the Merger Agreement provides that the Board of Trust Managers must notify CIM REIT before it makes a Change in Recommendation and negotiate in good faith with CIM REIT to make such changes to the Merger Agreement as would preclude the Board of Trust Managers from effecting a Change in Recommendation or a Fiduciary Termination. The Merger Agreement also provides that if the Board of Trust Managers determines that its fiduciary duties so require, the Board of Trust Managers may effect a Change in Recommendation after there has been a material event or circumstance relating to the business of the Company that occurs or arises after the date of the Merger Agreement and becomes known to the Board of Trust Managers after the date of the Merger Agreement and before the Share Issuance Proposal is approved (an “Intervening Event”). However, the Merger Agreement provides that prior to making such a Change in Recommendation in response to an Intervening Event, the Company must notify CIM REIT and negotiate in good faith with CIM REIT to make such changes to the terms of the Merger Agreement as would preclude the Board from effecting such a Change in Recommendation.

Conditions to Complete the Merger

The obligations of each party to complete the Merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the Share Issuance Proposal by PMC Commercial’s shareholders;

•	any waiting period applicable to the Merger under the HSR Act shall have been terminated or expired;

•	a national securities exchange mutually acceptable to CIM REIT and PMC Commercial shall have approved for listing the PMC Commercial Common Shares;

•

the SBA shall have approved those aspects of the Merger subject to its jurisdiction, and such approval shall not contain any terms or conditions that are unacceptable to CIM REIT or PMC Commercial or are inconsistent with the Merger Agreement;

•

the registration statement on Form S-4 filed with the SEC by PMC Commercial, of which this proxy statement/prospectus constitutes a part, shall have been declared effective, and no stop order or proceeding suspending the effectiveness of the Form S-4 shall have been initiated or threatened by the SEC and not withdrawn;

•

no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

•

PMC Commercial shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the PMC Commercial Common Shares and the PMC Commercial Preferred Shares pursuant to the Merger Agreement;

•

all other consents, approvals, orders, authorizations, registrations, and declarations of any governmental entity required to consummate the Merger shall have been obtained and remain in full force and effect, except for such consents, approvals, orders, authorizations, registrations, or declarations which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or otherwise prevent the parties from performing their respective obligations under the Merger Agreement in any material respect or have a material adverse effect; and

•	CIM REIT and PMC Commercial shall have received opinions of counsel to CIM REIT, dated as of the closing date, reasonably satisfactory to CIM REIT and PMC Commercial, that (A) after giving effect to the Merger, PMC Commercial’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (B) the Merger should qualify as a transfer of property by CIM REIT to PMC Commercial solely in exchange for shares of PMC Commercial, as described in section 351(a) of the Code. For purposes of such opinions, which shall be in a form customary for transactions of this nature, counsel to CIM REIT may rely on customary assumptions and representations of CIM REIT, PMC Commercial and their officers.

The obligations of PMC Commercial and PMC Merger Sub to complete the Merger are further subject to satisfaction or waiver of, among other things, the following conditions:

•

the representations and warranties of CIM REIT and CIM Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date, as though made on and as of the closing date, except to the extent the representation or warranty is expressly limited by its terms to another date. This condition shall be deemed satisfied unless any or all breaches of CIM REIT’s and CIM Merger Sub’s representations and warranties in the Merger Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a CIM Material Adverse Effect (as defined below);

•	each of CIM REIT and CIM Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time;

•	since the date of the Merger Agreement, there shall have been no CIM Material Adverse Change;

•

all consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a CIM Material Adverse Effect;

•	the Advisor shall have executed and delivered the Master Services Agreement to PMC Commercial to be effective as of the effective time of the Merger; and

•

PMC Commercial shall have received an opinion of counsel to CIM REIT dated as of the closing date, reasonably satisfactory to PMC Commercial, to the effect that each REIT subsidiary of CIM Urban has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code at all times since the formation of such REIT subsidiary through the closing date.

The obligations of CIM REIT and CIM Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement are further subject to satisfaction or waiver of, among other things, the following conditions:

•

the representations and warranties of PMC Commercial and PMC Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the closing date, as though made on and as of the closing date, except to the extent the representation or warranty is expressly limited by its terms to another date. This condition shall be deemed satisfied unless any or all breaches of PMC Commercial’s and PMC Merger Sub’s representations and warranties in the Merger Agreement (without giving effect to any materiality qualification or limitation) are reasonably expected to have a PMC Commercial Material Adverse Effect (as defined below);

•	each of PMC Commercial and PMC Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time;

•	since the date of the Merger Agreement, there shall have been no PMC Commercial Material Adverse Change;

•

CIM REIT shall have received an opinion of counsel to PMC Commercial dated as of the closing date, reasonably satisfactory to CIM REIT, to the effect that, at all times since its taxable year ended December 31, 2007 through the closing date, PMC Commercial has been organized and operated in conformity with the requirements for qualification as a REIT under the Code;

•	the Board of Trust Managers (and committees thereof) shall be as set forth in the Merger Agreement as of the effective time;

•	PMC Commercial shall have executed and delivered the Master Services Agreement to the Advisor to be effective as of the effective time of the Merger; and

•

all consents and waivers from third parties necessary in connection with the consummation of the Merger shall have been obtained, other than such consents and waivers from third parties which, if not obtained, would not have a PMC Commercial Material Adverse Effect.

In this proxy statement/prospectus, the term:

“CIM Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition or results of operations of CIM Urban and its subsidiaries taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which CIM Urban operates, (b) the Merger Agreement, the Merger or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions.

“CIM Material Adverse Change” shall mean any change that would have a CIM Material Adverse Effect.

“PMC Commercial Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition or results of operations of PMC Commercial and its subsidiaries taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which PMC Commercial operates, (b) the Merger Agreement, the Merger or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions.

“PMC Commercial Material Adverse Change” shall mean any change that would have a PMC Commercial Material Adverse Effect.

Termination of the Merger Agreement

Termination by Mutual Consent

The Merger Agreement and the corresponding transactions may be terminated by mutual agreement of PMC Commercial and CIM REIT at any time prior to the effective time, regardless of whether or not PMC Commercial shareholder approval has been obtained.

Termination by Either CIM REIT or PMC Commercial

Either CIM REIT or PMC Commercial may terminate the Merger Agreement if:

•	the Merger shall not have been consummated by March 31, 2014;

•

the PMC Commercial shareholders meeting shall have been held and completed and PMC Commercial shareholder approval of the Share Issuance Proposal shall not have been obtained at such PMC Commercial shareholders meeting or at any adjournment or postponement thereof; or

•

any injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after PMC Commercial shareholder approval has been obtained).

Termination by PMC Commercial

PMC Commercial may terminate the Merger Agreement if:

•

the Board of Trust Managers authorizes PMC Commercial to enter into definitive transaction documentation providing for a superior proposal, (ii) immediately prior to or substantially concurrently with the termination of the Merger Agreement, PMC Commercial enters into an alternative acquisition agreement with respect to a superior proposal and (iii) PMC Commercial pays to CIM REIT the applicable termination fee; or

•

there has been a breach of any representation, warranty, covenant or agreement made by CIM REIT or CIM Merger Sub in the Merger Agreement such that the conditions set forth therein would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by PMC Commercial to CIM REIT and (ii) March 31, 2014.

Termination by CIM REIT

CIM REIT may terminate the Merger Agreement if:

•

the Board of Trust Managers fails to recommend in this proxy statement/prospectus the Share Issuance Proposal or shall make a change of recommendation or shall approve, recommend or endorse an alternative Acquisition Proposal or resolves or publicly proposes to do any of the foregoing; or there shall have been a material breach by any of PMC Commercial’s Trust Managers, officers or managers of certain of PMC Commercial’s covenants which cannot be or are not cured within five business days after written notice thereof; or

•

there has been a breach of any representation, warranty, covenant or agreement made by PMC Commercial or PMC Merger Sub in the Merger Agreement such that the conditions set forth therein would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) 30 days after written notice thereof is given by CIM REIT to PMC Commercial and (ii) March 31, 2014.

Termination Fees and Expenses

If:

(x)	(a) the Merger Agreement is terminated by PMC Commercial or CIM REIT because (i) the Merger has not been consummated by March 31, 2014 or (ii) the PMC Commercial shareholder approval of the Share Issuance Proposal has not been obtained at the PMC Commercial shareholders meeting, or if CIM REIT terminates the Merger Agreement because there has been a material and willful breach by PMC Commercial or PMC Merger Sub, (b) any person makes a bona fide alternative Acquisition Proposal (for ownership 50% or more) prior to such termination that is not irrevocably withdrawn, and (c) within 12 months after such termination, PMC Commercial enters into a definitive agreement or consummates a transaction with respect to such Acquisition Proposal or any other Acquisition Proposal, or

(y)	if CIM terminates the Merger Agreement because the Board of Trust Managers fails to recommend the Share Issuance Proposal, makes a change of recommendation, or approves an alternative Acquisition Proposal, or if there has been a material breach by PMC Commercial’s directors, officers or managers of certain provisions of the Merger Agreement, then PMC Commercial must pay CIM REIT a termination fee equal to $4 million plus expense reimbursement of up to $700,000 (exclusive of expenses incurred by PMC Commercial prior to the execution of the Merger Agreement and reimbursed by CIM REIT or its affiliates).

Additionally, if PMC Commercial terminates the Merger Agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, then PMC Commercial must pay CIM REIT a termination fee equal to $4 million ($3 million if the Merger Agreement had been terminated during the Go-Shop Period) plus expense reimbursement up to $700,000 (exclusive of expenses incurred by PMC Commercial prior to the execution of the Merger Agreement and reimbursed by CIM REIT or its affiliates).

Amendment and Waiver

The Merger Agreement may be amended by the parties at any time before or after the PMC Commercial shareholder approvals are obtained and prior to the effective time of the Merger, but any such amendments that require approval of the shareholders of PMC Commercial must be submitted for such approval.

THE TERMS OF THE PMC COMMERCIAL PREFERRED SHARES

PMC Commercial is authorized to issue one or more series of preferred shares and with respect to any such series to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series, in each case, if any, as permitted by Texas law and as the Board of Trust Managers may authorize.

The Board of Trust Managers has authorized the issuance of a class of PMC Commercial preferred shares, consisting of 65,028,571 preferred shares designated as Class A Convertible Cumulative Preferred Shares, $.01 par value per share (liquidation preference $17.50 per share). The PMC Commercial Preferred Shares have an initial price of $35.00 per share.

The following is a summary of certain provisions of the PMC Commercial Preferred Shares and is qualified in its entirety by reference to all of the provisions of the form of Statement of Designation of the Class A Preferred Shares of Beneficial Interest of PMC Commercial, which is included as Annex B to this proxy statement/prospectus (the “Statement of Designation”) and is deemed to be part of the Merger Agreement. Because this description is only a summary, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the Statement of Designation in its entirety.

Ranking

Each authorized PMC Commercial Preferred Share shall rank pari passu with any other PMC Commercial preferred shares with respect to distribution rights or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of PMC Commercial. The PMC Commercial Preferred Shares, together with any other PMC Commercial preferred shares, will rank senior to the PMC Commercial Common Shares and any other class or series of shares of beneficial interest of PMC Commercial ranking, as to distributions and upon liquidation, junior to the PMC Commercial Preferred Shares (collectively, the “Junior Shares”).

Distributions

The holders of the then outstanding PMC Commercial Preferred Shares shall be entitled to receive, when and as authorized by the Trust Managers and declared by PMC Commercial out of any funds legally available therefor, cumulative distributions at the rate of 2% of $35.00 per share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per year (the “Class A Preferred Amount”); provided, however, that if the Conversion Date (as defined below) occurs on or before the Conversion Deadline (as defined below), the Class A Preferred Amount shall be calculated at the rate of 3.5% of $35.00 per share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per year. Distributions paid on the PMC Commercial Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Unless the full Class A Preferred Amount shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no dividends or distributions shall be declared or paid or set aside for payment nor shall any other dividend or distribution be declared or made upon the PMC Commercial Common Shares, or any Junior Shares (except for any dividends or distributions declared prior to the date of the Statement of Designation authorizing the PMC Commercial Preferred Shares).

Except as provided in the Statement of Designation authorizing the PMC Commercial Preferred Shares, the PMC Commercial Preferred Shares shall not be entitled to participate in PMC Commercial’s earnings or assets.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of PMC Commercial, before any payment or distribution shall be made on any Junior Shares, the holders of the PMC Commercial Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of PMC Commercial available for distribution to its shareholders in the amount of $17.50 per share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event), plus accrued and unpaid distributions thereon. After the payment to the holders of the PMC Commercial Preferred Shares of the full preferential amounts, the holders of the PMC Commercial Preferred Shares will share, ratably with the PMC Commercial Common Shares, in any distribution(s) of the remaining assets of PMC Commercial; provided, that, for such purposes, each PMC Commercial Preferred Share shall be considered 3.5 Common Shares, and each PMC Commercial Preferred Share shall receive a distribution that is 3.5 times the distribution paid to each PMC Commercial Common Share (such 3.5 amount shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event).

If, upon any voluntary or involuntary dissolution, liquidation or winding up of PMC Commercial, the amounts payable with respect to the preference value of the PMC Commercial Preferred Shares and any other shares of beneficial interest of PMC Commercial ranking as to any such distribution on parity with the PMC Commercial Preferred Shares are not paid in full, the holders of the PMC Commercial Preferred Shares and of such other shares will share ratably in any such distribution of assets of PMC Commercial in proportion to the full respective preference amounts to which they are entitled. A voluntary or involuntary liquidation, dissolution or winding up of PMC Commercial does not include its consolidation or merger with one or more entities or a sale of all or substantially all of the assets of PMC Commercial.

Redemption

The PMC Commercial Preferred Shares are not redeemable by any person.

Conversion

On the first business day on which, pursuant to PMC Commercial’s Declaration of Trust, there are sufficient authorized but unissued shares to convert all of the PMC Commercial Preferred Shares into PMC Commercial Common Shares (the “Conversion Date”), each PMC Commercial Preferred Share shall automatically convert into seven fully paid and non-assessable PMC Commercial Common Shares (as equitably adjusted to reflect any stock split, subdivision, combination or similar event). Each holder of a PMC Commercial Preferred Share shall surrender the certificate representing such share, duly endorsed or assigned to PMC Commercial or in blank, at the office of PMC Commercial’s transfer agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such PMC Commercial Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to PMC Commercial, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to PMC Commercial demonstrating that such taxes have been paid). As promptly as practicable after the surrender of certificates representing PMC Commercial Preferred Shares as aforesaid, PMC Commercial shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full PMC Commercial Common Shares issuable upon the conversion of such shares. Upon conversion, holders of PMC Commercial Preferred Shares shall be entitled to receive a final distribution, per PMC Commercial Preferred Share, equal to the accrued and unpaid Class A

Preferred Amount which had accrued up to the most recent dividend record date and which remains unpaid as of the Conversion Date; provided, however, that if the Conversion Date occurs on or before the Conversion Deadline, the Class A Preferred Amount shall be calculated at the rate of 3.5% of $35.00 per share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per year. The payment(s) described in this paragraph shall be considered paid prior to the conversion of the PMC Commercial Preferred Shares into PMC Commercial Common Shares. If the Conversion Date occurs on the same date as a dividend record date, then (x) the Class A Preferred Amount shall accrue through the dividend record date and the final distribution shall be paid in accordance therewith, and (y) the PMC Commercial Common Shares resulting from the conversion of the PMC Commercial Preferred Shares shall not be deemed held or owned on the dividend record date.

“Conversion Deadline” means the date which is six months from the effective date of the Merger; provided, however, that in the event that the Conversion Date does not occur on or prior to the date which is six months from the effective date of the Merger due to the occurrence of one or more of the events specified below (each, a “Force Majeure Event”), then the Conversion Deadline shall be extended by one day for each day by which such Force Majeure Event(s) has delayed the occurrence of the Conversion Date (provided that each of PMC Commercial and the persons issued PMC Commercial Common Shares and PMC Commercial Preferred Shares in connection with the Merger Agreement uses its reasonable commercial efforts to cure the applicable Force Majeure Event and effect the Conversion Date as promptly as practicable). “Force Majeure Events” mean (a) any action taken by any court, governmental body (including the SEC), or any other person or entity unaffiliated with the persons issued PMC Commercial Common Shares and PMC Commercial Preferred Shares in connection with the Merger Agreement that prevents or delays the Conversion Date; or (b) fire, flood, earthquakes, interruption of utilities, strikes, labor disturbances, terrorism, riots, explosions, civil disorders, armed conflict, economic catastrophe, governmental (including SEC) shutdown, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, or other forces or events beyond the control of PMC Commercial and/or the persons issued PMC Commercial Common Shares and PMC Commercial Preferred Shares in connection with the Merger Agreement.

PMC Commercial covenants that any PMC Commercial Common Shares issued upon conversion of the PMC Commercial Preferred Shares shall be validly issued, fully paid and non-assessable. PMC Commercial shall list the PMC Commercial Common Shares required to be delivered upon conversion of the PMC Commercial Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding PMC Commercial Common Shares are listed at the time of such delivery. PMC Commercial will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of PMC Commercial Common Shares or other securities or property on conversion of the PMC Commercial Preferred Shares; provided, however, that PMC Commercial shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of PMC Commercial Common Shares or other securities or property in a name other than that of title holder of the PMC Commercial Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to PMC Commercial the amount of any such tax or established, to the reasonable satisfaction of PMC Commercial, that such tax has been paid.

Prior to the delivery of any securities that PMC Commercial shall be obligated to deliver upon conversion of the PMC Commercial Preferred Shares, PMC Commercial shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

Voting Rights

Except as otherwise provided in the Statement of Designation authorizing the PMC Commercial Preferred Shares, the holders of the PMC Commercial Preferred Shares shall be entitled to vote at any meeting of the shareholders for election of Trust Managers, for any other purposes and otherwise to participate in any action taken by PMC Commercial or the shareholders thereof, and to receive notice (except for such notice as required by law) of any meeting of shareholders. In any matter in which the PMC Commercial Preferred Shares are entitled to vote, including any action by written consent, each PMC Commercial Preferred Share shall be entitled to seven votes, each of which seven votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each PMC Commercial Preferred Share, the holder thereof may designate up to seven proxies, with each such proxy having the right to vote a whole number of votes (totaling seven votes per PMC Commercial Preferred Share). The number of proxies and votes set forth in this paragraph shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event.

So long as any PMC Commercial Preferred Shares remain outstanding, PMC Commercial will not (whether by merger, consolidation or otherwise), without the affirmative vote or consent of the holders of at least two-thirds of the PMC Commercial Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking on a parity with or senior to the PMC Commercial Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of PMC Commercial into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (ii) except for the amendment to PMC Commercial’s Declaration of Trust to increase the number of authorized PMC Commercial Common Shares as contemplated by the Merger Agreement, amend, alter or repeal the provisions of PMC Commercial’s Declaration of Trust or the terms of the PMC Commercial Preferred Shares whether by merger, consolidation or otherwise, so as to affect any right, preference, privilege or voting power of the PMC Commercial Preferred Shares or the holders thereof; (iii) issue, combine or subdivide any shares of beneficial interest in PMC Commercial (except upon exercise of stock options outstanding on the date of the Statement of Designations setting forth the terms of the PMC Commercial Preferred Shares for the purchase of PMC Commercial Common Shares outstanding on the date thereof) or (iv) issue any rights, options, warrants or other convertible securities evidencing the right to purchase shares of beneficial interest of PMC Commercial. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, there are no outstanding PMC Commercial Preferred Shares.

Transfer

The PMC Commercial Preferred Shares shall be subject to the restrictions on transfer and ownership of shares set forth in Article  Twenty-One of PMC Commercial’s Declaration of Trust.

Amendment

The Statement of Designation setting forth the terms of the PMC Commercial Preferred Shares may be amended only with the affirmative vote of the holders of at least two-thirds of the PMC Commercial Preferred Shares and a majority of the independent Trust Managers of PMC Commercial; provided, that if any such amendment would have an adverse financial effect of greater than $250,000 in the aggregate or a non-financial material adverse effect on the holders of the PMC Commercial Common Shares, then such amendment must also receive the approval of the holders of at least a majority of the PMC Commercial Common Shares voting on such amendment (not including any votes cast by CIM REIT or its affiliates or the holders of any PMC Commercial Preferred Shares).

THE REGISTRATION RIGHTS AND LOCKUP AGREEMENT;

MASTER SERVICES AGREEMENT

The Registration Rights and Lockup Agreement

The following is a summary of certain provisions of the Registration Rights and Lockup Agreement and is qualified in its entirety by reference to all of the provisions of the agreement. Because this description is only a summary, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the Registration Rights And Lockup Agreement in its entirety, which is included as Annex C to this proxy statement/prospectus.

Urban II will be entitled to registration rights, subject to certain limitations, with respect to PMC Commercial Common Shares it will receive in the Merger and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares it will receive in the Merger pursuant to a Registration Rights and Lockup Agreement to be entered into in connection with the consummation of the Merger. The securities that may be registered pursuant to the Registration Rights and Lockup Agreement are referred to as “Registrable Securities.” The holders of at least a majority of the Registrable Securities are entitled to request that PMC Commercial file a registration statement under the Securities Act covering the registration of at least 5% of the Registrable Securities then outstanding, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5 million. After PMC Commercial has effected eight registrations and such registration statements have been declared or ordered effective and remained in effect for a period of at least 180 days, PMC Commercial is not obligated to take any action to effect any other such registration. PMC Commercial is also not obligated to take any action to effect such a registration if PMC Commercial has effected such a registration within the preceding three months that has been declared or ordered effective. In addition, holders of the Registrable Securities will have certain piggyback and certain rights to demand registration using Form S-3. PMC Commercial will bear the expenses incurred in connection with the filing of any such registration statements.

In accordance with lockup provisions included in the Registration Rights and Lockup Agreement, Urban II will not be permitted to engage in public sales of the PMC Commercial Common Shares it receives in the Merger (and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares) until after the 12-month anniversary of the effective time of the Merger, provided that these restrictions shall not apply with respect to 40 million PMC Commercial Common Shares six months following the Merger with the prior approval of a majority of the independent Trust Managers of PMC Commercial. The foregoing lockup restrictions do not apply to private sales or transfers of such shares; provided, that such transferred shares will be subject to the same public sale lockup restrictions.

Master Services Agreement

PMC Commercial and its subsidiaries will enter into the Master Services Agreement, effective upon consummation of the Merger, pursuant to which the Manager will agree to provide or arrange for other service providers to provide management and administration services to PMC Commercial and its subsidiaries.

The following is a summary of certain provisions of the Master Services Agreement and is qualified in its entirety by reference to all of the provisions of such agreement. Because this description is only a summary, it does not necessarily contain all of the information that you may find useful. We therefore urge you to review the Master Services Agreement in its entirety, which is attached as Annex D to this proxy statement/prospectus.

Appointment of the Managers and Base Services Rendered

Under the Master Services Agreement, PMC Commercial and its subsidiaries will appoint the Manager, as the service provider, to exclusively provide or arrange for the provision by an appropriate service provider of the following “Base Services:”

•	the non-exclusive right to make recommendations to the applicable nominating committee for members of PMC Commercial’s governing body;

•	providing overall strategic advice to PMC Commercial, including advising with respect to the expansion of its business into new markets;

•	recommending suitable candidates to serve on the governing bodies of the subsidiaries of PMC Commercial;

•	making recommendations to the appropriate governing body with respect to the exercise of any voting rights to which PMC Commercial and its subsidiaries are entitled;

•	making recommendations to the PMC Commercial governing body with respect to the payment of dividends by PMC Commercial or any other distributions by PMC Commercial and its subsidiaries;

•	making recommendations to the PMC Commercial governing body with respect to individuals to carry out the functions of the principal executive, accounting and financial officers for PMC Commercial;

•	providing qualified individuals to act as senior officers of PMC Commercial and its subsidiaries as agreed from time to time, subject to the approval of the relevant governing body;

•

engaging and supervising, on PMC Commercial’s behalf and at PMC Commercial’s expense, independent contractors, including affiliates of the Manager, that provide investment banking, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to PMC Commercial’s operations and investments (or potential investments);

•	advising PMC Commercial as to its capital structure and capital raising activities;

•

advising PMC Commercial regarding marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote PMC Commercial’s business;

•	providing all such other strategic planning services as may from time to time be deemed reasonably related to the above-listed Base Services as determined by the Manager; and

•

performing such other services as may be required from time to time for management and other activities relating to PMC Commercial’s properties and business, as its governing body shall reasonably request and the Manager shall deem appropriate under the particular circumstance.

The Manager may, from time to time, appoint an affiliate to act as a new Manager under the Master Services Agreement, effective upon the execution of a joinder agreement by the new Manager.

Base Service Fee

Pursuant to the Master Services Agreement, PMC Commercial will pay a base service fee to the Manager equal to $1 million per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2014). For any quarter in which the independent Trust Managers of PMC Commercial determine that there is insufficient cash to pay the base service fee as well as the next regular distribution on the PMC Commercial Common Shares, PMC Commercial may elect to pay all or a portion of the base service fee in PMC Commercial Common Shares, subject to certain conditions.

Transactional Services

Under the Master Services Agreement, to the extent that PMC Commercial would otherwise retain a third party to perform any of the following “Transactional Services,” the Manager may elect to provide, or have a service provider provide, such Transactional Service:

•	identifying, recommending, negotiating terms, transacting and closing on acquisitions and dispositions of assets or businesses;

•

overseeing, coordinating and executing on capital transactions for PMC Commercial, whether in the form of debt, equity, preferred equity, bonds, debentures, or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with the communications support in connection therewith;

•	securing, negotiating, structuring, working-out, amending and closing property level debt and other financing;

•	identifying and securing co-investment or joint venture partner equity for specific transactions;

•	property management services;

•	development and construction management services;

•	leasing services;

•	lending services and the origination of loans to third party borrowers;

•	overseeing and assisting with the implementation of internal management at any subsidiary;

•	obtaining insurance for PMC Commercial and/or its properties;

•	human resource services, including, without limitation, payroll, payroll taxes, and benefits (including retirement benefits);

•	accounting services; and

•	activities related to the servicing of individual, or a portfolio, of loans due from third-party borrowers.

At this time, the Manager has not made any determination as to whether any Transactional Services will be performed by an affiliate or a third party. To the extent that PMC Commercial would otherwise intend to engage affiliates and/or third parties to provide Transactional Services pursuant to the Master Services Agreement, it will enter into a contract with such service provider for the provision of Transactional Services for a fee equal to the fair market rate charged by similar quality service providers providing similar services in the same geographic market.

Transaction Fee

In connection with the provision of a Transactional Service, PMC Commercial will pay to the applicable service providers a “Transaction Fee”, as directed by the Manager, equal to the fair market rate charged by similar quality service providers providing similar services in the same geographic market and that are generally at least as favorable to PMC Commercial as the terms available in an arm’s-length transaction with a third party, subject to certain approvals by the independent Trust Managers of PMC Commercial; provided that no individual agreement with a service provider may obligate PMC Commercial to pay, in the aggregate, Transaction Fees in excess of $500,000 per calendar year without the approval of the independent Trust Managers. In addition, Transaction Fees for property management, leasing brokerage and development management services provided by affiliates of the Manager may not exceed certain market-level percentages of gross property revenues, base rent or contract price, as the case may be, as set forth in the CIM Urban Partnership Agreement.

Reimbursement of Expenses and Certain Taxes

Subject to certain limited exceptions, some of which are outlined in the next paragraph, PMC Commercial is not required to reimburse the Manager for the salaries and other remuneration of its management, personnel or support staff who carry out any services or functions for PMC Commercial or overhead for such persons.

PMC Commercial will reimburse the Manager for all direct expenses and out-of-pocket fees, costs and expenses incurred in connection with the provision of the services, including those of any third party. Such out-of-pocket fees, costs and expenses are expected to include, among other things: (i) the cost of any insurance required to be obtained by the Manager under the Master Services Agreement; (ii) all insurance costs incurred in connection with the operation of PMC Commercial’s or any of its subsidiaries’ business, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of PMC Commercial, but excluding the costs attributable to the insurance that the Manager elects to carry for itself and its personnel; (iii) fees, costs and expenses incurred in connection with the general administration of PMC Commercial; (iv) taxes, licenses and other statutory fees or penalties levied against or in respect of PMC Commercial in respect of services provided; (v) amounts owed by the relevant Manager under indemnification, contribution or similar arrangements; (vi) any other fees, costs and expenses incurred by the relevant Manager that are reasonably necessary for the performance by the relevant Manager of its duties and functions under the Master Services Agreement; and (vii) direct expenses of the Manager allocable to the provision of the services, including without limitation, accounting expenses and information technology expenses associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for PMC Commercial.

PMC Commercial will also be required to pay or reimburse the Manager for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges levied or imposed by reason of the Master Services Agreement, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Manager which are personal to the Manager.

Management of CIM Urban

The Master Services Agreement also provides that PMC Commercial will appoint the Manager or any of its affiliates, as designated by the Manager or any of its affiliates, as the manager (the “Urban GP Manager”) of the general partner of CIM Urban (the “CIM Urban GP”). Generally, Urban GP Manager can only be removed as the manager of the CIM Urban GP for “cause”. “Cause” includes, without limitation, acts or omissions constituting willful misconduct, fraud, willful disregard for Urban GP Manager’s duties, gross negligence, or the conviction of Urban GP Manager or any of its principals of a felony involving moral turpitude or constituting a financial crime or criminal culpability in connection with a securities law violation, or a material breach of the governing documents of CIM Urban GP or the CIM Partnership by Urban GP Manager within certain established cure periods. If “cause” exists, then the independent Trust Managers or the PMC Commercial shareholders shall have the right to call a special meeting of the PMC Commercial shareholders for the purpose of voting on the removal of Urban GP Manager and upon the approval of the holders of at least 66 2/3% of the outstanding shares of PMC Commercial (excluding for this purpose any shares held by the Manager and its affiliates), may remove Urban GP Manager as the manager of the CIM Urban GP; provided, however, if any such removal vote is held after the second anniversary of the Master Services Agreement, CIM REIT shall obtain voting instructions from certain of its non-affiliated investors with respect to voting the shares beneficially owned by such non-affiliated investors and CIM REIT shall vote the number of shares beneficially owned by each such non-affiliated investor as so instructed by such non-affiliated investor. Upon removal, a replacement manager will be appointed by the independent Trust Managers.

Management of New Business

The Manager may develop plans and recommend new business opportunities to the Board of Trust Managers for its approval. The Manager will also make a recommendation as to (i) whether each such new business should be internally or externally managed and (ii) if externally managed, the external manager and the terms of the applicable Investment Management Agreement. If the proposed external manager is a Manager, the independent Trust Managers must approve the decision to make such new business externally managed and the terms of the applicable Investment Management Agreement. If such new business will be internally managed, the Manager will oversee the hiring of personnel and the implementation of internal management as a Transactional Service.

Assignment

The Master Services Agreement may not be assigned by PMC Commercial or the Manager without the consent of the other party, except in the case of an assignment by the Manager to an affiliate or an entity that is a successor through merger or acquisition of the business of the Manager. In addition, upon notice to PMC Commercial, the Manager may pledge, hypothecate, transfer or assign its rights under the Master Services Agreement to a bona fide lender as security, but any foreclosure of such security interest will be deemed a material breach of the Master Services Agreement.

Term

The Master Services Agreement expires on December 31, 2018; provided, however, that the Master Services Agreement will automatically be renewed for additional one-year terms until terminated in accordance with its terms. The independent Trust Managers of PMC Commercial may terminate the Master Services Agreement upon 30 days’ prior written notice of termination to the Manager if any of the following occurs:

•

the Manager defaults in the performance or observance of any material term, condition or covenant contained in the Master Services Agreement in a manner that results in material harm to PMC Commercial and the default continues unremedied for a period of 60 days after written notice of the breach is given to such Manager;

•	the Manager engages in any act of fraud, misappropriation of funds or embezzlement against PMC Commercial that results in material harm to PMC Commercial;

•

the Manager acts, or fails to act, in a manner constituting gross negligence, willful misconduct or reckless disregard in the performance of its obligations under the Master Services Agreement, in each case that results in material harm to PMC Commercial;

•

a Manager Change of Control (as defined in the Master Services Agreement) occurs that the independent Trust Managers of PMC Commercial determine is materially detrimental to PMC Commercial and its subsidiaries as a whole; or

•	certain events relating to the bankruptcy or insolvency of the Manager.

However, the Master Services Agreement may not be terminated by PMC Commercial due solely to the poor performance or the underperformance of PMC Commercial’s operations. In addition, any removal of Urban GP Manager, as manager of CIM Urban GP, will not, in and of itself, affect the rights of the Manager under the Master Services Agreement. Accordingly, the Manager will continue to provide the Base Services and receive the Base Service Fee, and the Manager or the applicable service provider will continue to provide the Transactional Services and receive the Transaction Fees, under the Master Services Agreement.

The Manager may terminate the Master Services Agreement upon written notice of termination to PMC Commercial if PMC Commercial defaults in the performance or observance of any material term, condition or covenant contained in the Master Services Agreement in a manner that results in material harm to the Manager and the default continues unremedied for a period of 60 days after written notice of the breach is given to PMC Commercial. The Manager may also terminate the Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of PMC Commercial.

Indemnification and Limitations on Liability

Under the Master Services Agreement, the Manager will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that PMC Commercial takes in following or declining to follow the advice or recommendations of the Manager. In addition, under the Master Services Agreement, the Managers and the related indemnified parties will not be liable to PMC Commercial for any act or omission, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the Manager or any of its affiliates, or of any director, officer, agent, subcontractor, contractor, delegate, member, partner, shareholder, employee or other representative of the Manager or any of its affiliates, will be equal to the base services fee and certain of the transactional service fees previously paid by PMC Commercial in respect of services pursuant to the Master Services Agreement or any other agreement or arrangement contemplated by the Master Services Agreement in the two most recent calendar years. PMC Commercial has agreed to indemnify the Manager, its affiliates, directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with PMC Commercial’s businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Manager, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Outside Activities

The Master Services Agreement will not prohibit the Manager or its affiliates from pursuing other business activities or providing services to third parties whether or not the investment objectives or policies of any such third parties are similar to those of PMC Commercial or its subsidiaries. The Manager has an allocation policy and procedure in place, and the Manager is required to operate in compliance with such allocation policy and procedure, as it may be amended from time to time.

Exclusivity

During the term of the Master Services Agreement, PMC Commercial and its subsidiaries are prohibited from engaging any other person to provide any services comparable to the Base Services or the services under any Investment Management Agreement without the prior written consent of the Manager.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of (1) the Merger and of the Special Dividend to U.S. holders of PMC Commercial Common Shares and (2) an investment in PMC Commercial Common Shares. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code, applicable United States Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. Neither PMC Commercial nor CIM REIT has requested, and neither plans to request, any rulings from the Internal Revenue Service (the “IRS”) concerning any matter discussed in this proxy statement/prospectus and the statements in this proxy statement/prospectus are not binding on the IRS or any court. Neither PMC Commercial nor CIM REIT can provide any assurance that the tax consequences contained in this discussion will not be challenged by the IRS or, if challenged, will be sustained by a court.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder of PMC Commercial Common Shares in light of its investment or tax circumstances or to holders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold PMC Commercial shares on behalf of other persons as nominees;

•	persons who receive PMC Commercial shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding PMC Commercial shares as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. holders (as defined below).

This summary assumes that holders of PMC Commercial Common Shares hold, or will hold (as applicable), their shares as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of PMC Commercial Common Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of PMC Commercial Common Shares will depend on the shareholder’s particular tax circumstances. For example, a shareholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if PMC Commercial makes distributions attributable to “excess inclusion income.” See “—Taxation of PMC Commercial—Taxable Mortgage Pools and Excess Inclusion Income.” A similar tax may be payable by persons who hold PMC Commercial shares as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of the Merger or the Special Dividend, or of acquiring, holding, exchanging, or otherwise disposing of PMC Commercial Common Shares.

The entirety of this summary of material United States federal income tax consequences has been reviewed and opined upon by either Locke Lord LLP or DLA Piper LLP (US). We indicate below which firm reviewed and opined upon each portion of the summary.

United States Federal Income Tax Consequences of the Merger

This subsection of the summary addresses the United States federal income tax consequences of the Merger. The law firm of DLA Piper LLP (US) has reviewed and opined upon this subsection of the summary.

The Merger of CIM Merger Sub with and into PMC Merger Sub is intended to qualify as a transfer by Urban II of its property to PMC Commercial solely in exchange for shares of PMC Commercial, described in Section 351(a) of the Code. DLA Piper LLP (US), counsel to CIM REIT, relying on customary assumptions and representations by CIM REIT, has delivered an opinion that the Merger should qualify as a transaction described in Section 351(a) of the Code. Counsel must also deliver at the closing of the Merger a substantially similar opinion that the Merger should qualify as a transaction described in Section 351(a) of the Code in order to complete the Merger. The opinions will be based on (i) certain assumptions and representations as to factual matters made by PMC Commercial and CIM REIT, including that the Merger will be effected as described in this proxy statement/prospectus, which if incorrect may jeopardize the conclusions in the opinions, and (ii) the Code and Treasury Regulations in effect on the dates of the respective opinions, current administrative interpretations and positions of the IRS and existing court decisions.

Under Code Section 351(e)(1), Section 351(a) does not apply to a transfer to an investment company. Treasury Regulation Section 1.351-1(c)(1) provides that a transfer to an investment company occurs if (i) the transfer results in diversification of the transferor’s interests, and (ii) the transferee is a real estate investment trust. Because PMC Commercial is a real estate investment trust, if the Merger results in a diversification of CIM REIT’s interests, the Merger would not qualify under Code Section 351(a) but would be a taxable transaction.

A transfer ordinarily results in the diversification of the transferor’s interest if two or more persons transfer non-identical assets to a corporation. In the Merger, Urban II will transfer assets that are not identical to those owned by PMC Commercial, which could be viewed as resulting in a diversification of Urban II’s interests. Under Treasury Regulation Section 1.351-1(c)(6)(i), a transfer of shares and securities is not treated as resulting in a diversification of the transferor’s interests if the transferor transfers a diversified portfolio of shares and securities. For this purpose, a portfolio of shares and securities is diversified if (i) not more than 25% of the total value of the portfolio is invested in the shares and securities of any one issuer (the “25% test”) and (ii) not more that than 50% of the value of the total assets is invested in the share and securities of five or fewer issuers (the “50% test”).

The Code and Treasury Regulations do not provide a diversification standard for assets other than shares and securities. The IRS has issued private letter rulings (which may not be relied on as precedent) on transfers of real estate portfolios in Section 351 transactions and has concluded that the transferred real estate portfolios were diversified portfolios and therefore that Section 351(e) did not apply. None of the rulings, however, sets forth general rules for determining whether a real estate portfolio is considered diverse for this purpose.

CIM REIT has represented that if each of the real properties to be transferred in the Merger were treated as a share or security issued by a separate issuer, its real estate portfolio would satisfy the 25% and 50% tests for portfolios of shares and securities. Further, immediately after the Merger, Urban II’s former assets will constitute approximately 97.8% by value of all of PMC Commercial’s assets.

Based on the above, counsel to CIM REIT believes that the Merger should not be viewed as resulting in a diversification of Urban II’s interests, and, therefore, the Merger should not constitute a transfer of property to an investment company described in Code Section 351(e).

No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the law or the conclusions reached by counsel. In addition, any such change could apply retroactively to transactions preceding the date of change. The opinions will not be binding on the IRS or the courts, and PMC Commercial does not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such a challenge.

If the Merger qualifies as a transaction described in Section 351(a) of the Code, the material U.S. federal income tax consequences of the Merger will be as follows:

•	Neither PMC Commercial nor CIM REIT will recognize any gain or loss as a result of the Merger.

•	Urban II will not recognize any gain or loss upon the conversion of its CIM Merger Sub membership interests solely into PMC Commercial Common Shares and PMC Commercial Preferred Shares.

•

The aggregate tax basis of the PMC Commercial Common Shares and PMC Commercial Preferred Shares received by Urban II in the Merger will equal Urban II’s tax basis in its partnership interests in CIM Urban.

•

Urban II’s holding period for the PMC Commercial Common Shares and PMC Commercial Preferred Shares received in the Merger will include CIM REIT and CIM Urban GP’s holding period for their partnership interests in CIM Urban.

Tax Consequences to PMC Commercial Shareholders of the Special Dividend

This subsection of the summary addresses the United States federal income tax consequences of the Special Dividend. The law firm of Locke Lord LLP has acted as tax counsel to PMC Commercial and reviewed and opined upon this subsection of the summary.

The Special Dividend should be treated as a distribution from PMC Commercial to the holders of PMC Commercial Common Shares under Section 301 of the Code.

The Special Dividend should constitute a dividend for federal income tax purposes to the extent of PMC Commercial’s earnings and profits. The portion of the Special Dividend distributed to a holder of PMC Commercial Common Shares that constitutes a dividend (if any) will be taxed as ordinary income to such holder. Shareholders that are corporations will not be eligible for the dividends received deduction with respect to the Special Dividend. The Special Dividend will not constitute “qualified dividend income” and will therefore not qualify for the special reduced rates currently applicable to qualified dividend income.

The portion of the Special Dividend distributed to a holder of PMC Commercial Common Shares that does not constitute a dividend (if any) should constitute a tax-free return of capital to the extent that such portion of the distribution to such holder does not exceed such holder’s tax basis in his, her or its PMC Commercial Common Shares. A holder’s tax basis in his, her or its PMC Commercial Common Shares will be reduced by the amount of the Special Dividend so treated.

The portion of the Special Dividend distributed to a holder of PMC Commercial Common Shares that does not constitute a dividend should be treated as gain from the sale or exchange of such holder’s PMC Commercial Common Shares to the extent such portion exceeds such holder’s basis in his, her or its PMC Commercial Common Shares.

United States Federal Income Taxation of PMC Commercial Following the Merger

The remainder of this summary addresses the material U.S. federal income tax consequences of an investment in PMC Commercial’s Common Shares. The law firm of DLA Piper LLP (US) has reviewed and opined upon such portion of the summary. References to “PMC Commercial,” mean only PMC Commercial Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. The summary is based upon the assumption that PMC Commercial will operate itself and its subsidiaries and affiliated entities in accordance with their applicable organizational documents.

Taxation of PMC Commercial

PMC Commercial has elected to be treated as a REIT under Sections 856 through 860 of the Code for U.S. Federal income tax purposes commencing with its taxable year ended December 31, 1993. PMC Commercial believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT and expects that it will continue to do so.

The law firm of DLA Piper LLP (US), acting as PMC Commercial’s tax counsel in connection with this Merger, has rendered an opinion that, after giving effect to the Merger, PMC Commercial’s proposed method of operation will enable PMC Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of DLA Piper LLP (US) is based on various assumptions relating to PMC Commercial’s organization and operation and is conditioned upon fact-based representations and covenants made by PMC Commercial’s management regarding its organization, assets, and income, and the past, present and future conduct of its business operations. While PMC Commercial intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in its circumstances, no assurance can be given by DLA Piper LLP (US) or by PMC Commercial that PMC Commercial will qualify as a REIT for any particular year. The opinion is expressed as of the date issued and does not cover subsequent periods. Counsel has no obligation to advise PMC Commercial or PMC Commercial’s shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on PMC Commercial’s ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of share and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper LLP (US). PMC Commercial’s ability to qualify as a REIT also requires that PMC Commercial satisfy certain asset tests, some of which depend upon the fair market values of assets that PMC Commercial owns directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of PMC Commercial’s operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, PMC Commercial’s qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While PMC Commercial intends to operate so that it continues to qualify as a REIT, no assurance can be given that the Internal Revenue Service will not challenge PMC Commercial’s qualification, or that PMC Commercial will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that PMC Commercial qualifies as a REIT, generally it will be entitled to a deduction for dividends that it pays to its shareholders and therefore will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from an investment in a corporation. In general, the income that PMC Commercial generates is taxed only at the shareholder level upon distribution to its shareholders.

For tax years beginning in 2013, most domestic shareholders that are individuals, trusts or estates are taxed on corporate distributions at a maximum rate of 20% (the same as long-term capital gains). With limited exceptions, however, distributions from PMC Commercial or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which based on current rates will be as high as 39.6%. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”

Any net operating losses and other tax attributes generally do not pass through to PMC Commercial’s shareholders, subject to special rules for certain items such as the capital gains that PMC Commercial recognizes. See “—Taxation of Shareholders.”

If PMC Commercial qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

•	PMC Commercial will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	PMC Commercial may be subject to the “alternative minimum tax” on its items of tax preference, including any deductions of net operating losses.

•

If PMC Commercial has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•

If PMC Commercial elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” PMC Commercial may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If PMC Commercial derives “excess inclusion income” from an interest in certain mortgage loan securitization structures (e.g., a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or REMIC), PMC Commercial could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt shareholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•

If PMC Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain its qualification as a REIT because PMC Commercial satisfies other requirements, it will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with its gross income.

•

If PMC Commercial should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, PMC Commercial may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If PMC Commercial should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year; (b) 95% of its REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, PMC Commercial would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that PMC Commercial actually distributed and (ii) the amounts PMC Commercial retained and upon which it paid income tax at the corporate level.

•

PMC Commercial may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if PMC Commercial fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between PMC Commercial and a TRS (as described below) that do not reflect arms’-length terms.

•

If PMC Commercial acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, PMC Commercial may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if PMC Commercial subsequently recognizes gain on a disposition of any such assets during the applicable period following its acquisition from the subchapter C corporation.

•

The earnings of PMC Commercial’s subsidiaries, including any subsidiary PMC Commercial may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, PMC Commercial and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on its assets and operations. PMC Commercial could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. PMC Commercial’s Declaration provides restrictions regarding the ownership and transfer of its shares, which are intended to assist PMC Commercial in satisfying the share ownership requirements described in conditions (5) and (6) above.

In addition, PMC Commercial’s Declaration of Trust restricts the ownership and transfer of its shares so that PMC Commercial should continue to satisfy these requirements. The provisions of the Declaration restricting the ownership and transfer of PMC Commercial common shares are described in “Description of Shares—Restriction on Ownership of Shares.”

To monitor compliance with the share ownership requirements, PMC Commercial is generally required to maintain records regarding the actual ownership of its shares. To do so, PMC Commercial must demand written statements each year from the record holders of significant percentages of its shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include PMC Commercial’s distributions in their gross income). PMC Commercial must maintain a list of those persons failing or refusing to comply with this demand as part of its records. PMC Commercial could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If a shareholder fails or refuses to comply with the demands, the shareholder will be required by Treasury regulations to submit a statement with their tax return disclosing their actual ownership of PMC Commercial shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. PMC Commercial has adopted December 31 as its year-end, and thereby satisfies this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If PMC Commercial fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If PMC Commercial is a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that PMC Commercial is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. PMC Commercial’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, its proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in its hands. Thus, PMC Commercial’s proportionate share of the assets and items of income of any of its subsidiary partnerships will be treated as its assets and items of income for purposes of applying the REIT requirements. For any period of time that PMC Commercial owns 100% of a partnership, all of such partnership’s assets and income will be deemed to be PMC Commercial’s for federal income tax purposes.

Disregarded Subsidiaries. If PMC Commercial owns a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as its assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which PMC Commercial holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of PMC Commercial ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than PMC Commercial or another disregarded subsidiary of PMC Commercial—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect PMC Commercial’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. PMC Commercial has, and in the future may, jointly elect with any of its subsidiary corporations, whether or not wholly-owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. PMC Commercial generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless PMC Commercial and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that PMC Commercial and its subsidiaries generate in the aggregate, and may reduce its ability to make distributions to its shareholders.

PMC Commercial is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to PMC Commercial is an asset in PMC Commercial’s hands, and PMC Commercial treats the distributions of earnings and profits that are paid to it from such taxable subsidiary, if any, as income. This treatment can affect PMC Commercial’s income and asset test calculations, as described below. Because PMC Commercial does not include the assets and income of TRSs or other taxable subsidiary corporations in determining its compliance with the REIT requirements, it may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude PMC Commercial from doing directly or through pass-through subsidiaries. For example, PMC Commercial may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in its hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. PMC Commercial closely monitors all of its transactions with any of its subsidiaries that are treated as a TRS in an effort to ensure that PMC Commercial does not become subject to this excise tax; however, PMC Commercial cannot assure you that it will be successful in avoiding this excise tax.

PMC Commercial may own TRSs that are organized outside of the United States. For example, PMC Commercial may hold certain investments and instruments through TRSs to the extent that direct ownership by it could jeopardize its compliance with the REIT qualification requirements, and PMC Commercial may make TRS elections with respect to certain offshore issuers of certain instruments to the extent that PMC Commercial does not own 100% of the offshore issuer’s equity. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See “—Income Tests” below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. PMC Commercial currently expects that any offshore TRSs will rely on that exemption or otherwise operate in a manner so that they will generally not be subject to federal income tax on their net income at the entity level.

Income Tests

In order to maintain qualification as a REIT, PMC Commercial must satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, for each taxable year generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of the its gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing, which need not have any relation to real property.

Rents received by PMC Commercial will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” PMC Commercial generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which PMC Commercial derives no revenue. PMC Commercial is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, PMC Commercial may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, PMC Commercial is deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, PMC Commercial is generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that PMC Commercial does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If PMC Commercial receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that PMC Commercial acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is under-secured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which PMC Commercial refers to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that PMC Commercial derives interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had PMC Commercial earned the income directly.

PMC Commercial and its subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. PMC Commercial intends to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to its qualification as a REIT. However, the extent that any of its mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

PMC Commercial and its subsidiaries may also invest in real estate mortgage investment conduits, or REMICs, and PMC Commercial may invest in other types of commercial mortgage-backed securities, or CMBS. See below under “—Asset Tests” for a discussion of the effect of such investments on PMC Commercial’s qualification as a REIT.

PMC Commercial may also hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. B-Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originator of the loans is a party, along with one or more participants. The borrower on the underlying loans is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loans and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loans. The originator often retains a senior position in the underlying loans and grants junior participations which absorb losses first in the event of a default by the borrower. PMC Commercial generally expects to treat its participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that PMC Commercial derives from such investments as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the Internal Revenue Service will not challenge PMC Commercial’s treatment of its participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that PMC Commercial derives from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, PMC Commercial could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

PMC Commercial may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that PMC Commercial receives from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

PMC Commercial may receive various fees in connection with its operations relating to the origination or purchase of whole loans secured by first mortgages and other loans secured by real property. The fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by any TRS will not be included for purposes of the gross income tests. PMC Commercial and its subsidiaries may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction PMC Commercial entered into (1) in the normal course of its business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that PMC Commercial enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. PMC Commercial intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.

If PMC Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, PMC Commercial may still qualify as a REIT for such year if PMC Commercial is entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) PMC Commercial’s failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following its identification of the failure to meet the 75% or 95% gross income test for any taxable year, PMC Commercial files a schedule with the Internal Revenue Service setting forth each item of its gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether PMC Commercial would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, PMC Commercial may not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which PMC Commercial fails to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, PMC Commercial must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of its total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that PMC Commercial owns may not exceed 5% of the value of its total assets.

Third, PMC Commercial may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of its interest in the assets of a partnership or limited liability company in which PMC Commercial owns an interest will be based on its proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that PMC Commercial holds may not exceed 25% of the value of its total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests PMC Commercial is treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if PMC Commercial holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the Internal Revenue Service with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes instruments that are not in bearer form, are not convertible into equity of the issuer and do not have certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

Any interests that PMC Commercial holds in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of its interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If PMC Commercial holds a “residual interest” in a REMIC from which PMC Commercial derives “excess inclusion income,” PMC Commercial will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though PMC Commercial may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder; (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax; and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. Moreover, any excess inclusion income that PMC Commercial receives that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in PMC Commercial’s hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that PMC Commercial holds mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

PMC Commercial believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and PMC Commercial intends to monitor compliance on an ongoing basis. Certain mezzanine loans PMC Commercial makes or acquires may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “—Income Tests.” PMC Commercial may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. PMC Commercial intends to make such investments in such a manner as not to fail the asset tests described above.

No independent appraisals will be obtained to support PMC Commercial’s conclusions as to the value of its total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that PMC Commercial’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If PMC Commercial should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT qualification if PMC Commercial (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of PMC Commercial’s assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of its assets. If the condition described in (2) were not satisfied, PMC Commercial still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, PMC Commercial is required to make distributions, other than capital gain distributions, to its shareholders in an amount at least equal to:

(a)	the sum of

(1)	90% of its “REIT taxable income,” computed without regard to its net capital gains and the dividends-paid deduction, and

(2)	90% of its net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income, including, among other things, Excess Inclusion Income. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

PMC Commercial generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before PMC Commercial timely files its tax return for the year and if paid with or before the first regular distribution payment after such declaration. In order for distributions to be counted for this purpose, and to provide a tax deduction for us, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in its organizational documents.

To the extent that PMC Commercial distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, PMC Commercial will be subject to tax at ordinary corporate tax rates on the retained portion. PMC Commercial may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, PMC Commercial could elect for its shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that PMC Commercial paid. PMC Commercial’s shareholders would then increase their adjusted basis of their shares by the difference between (a) the amounts of capital gain distributions that PMC Commercial designated and that they include in their taxable income minus (b) the tax that PMC Commercial paid on their behalf with respect to that income.

To the extent that PMC Commercial has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that PMC Commercial must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of PMC Commercial’s shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”

If PMC Commercial should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year; (b) 95% of its REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, PMC Commercial would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed plus the amounts of income PMC Commercial retained and on which PMC Commercial has paid corporate income tax.

It is possible that, from time to time, PMC Commercial may not have sufficient cash to meet the distribution requirements due to timing differences between (a) its actual receipt of cash, including receipt of distributions from its subsidiaries and (b) its inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which PMC Commercial may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for PMC Commercial to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

PMC Commercial may be able to rectify certain failures to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in its deduction for distributions paid for the earlier year. In this case, PMC Commercial may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. PMC Commercial will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends. With the consent of its shareholders, PMC Commercial may report and deduct a consent dividend in order to satisfy the distribution requirement. A consent dividend is treated for federal income tax purposes as a distribution to shareholders occurring on the last day of the REIT’s taxable year and a shareholder contribution to the REIT on the same day.

Failure to Qualify

If PMC Commercial fails to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, PMC Commercial could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and PMC Commercial pays a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If PMC Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, PMC Commercial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. PMC Commercial cannot deduct distributions to shareholders in any year in which PMC Commercial is not a REIT, nor would it be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless PMC Commercial is entitled to relief under specific statutory provisions, PMC Commercial would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which PMC Commercial lost qualification. It is not possible to state whether, in all circumstances, PMC Commercial would be entitled to this statutory relief.

Prohibited Transactions

Net income that PMC Commercial derives from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. PMC Commercial intends to conduct its operations so that no asset that PMC Commercial owns (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of its business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that PMC Commercial sells will not be treated as property held for sale to customers, or that PMC Commercial can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Code.

Penalty Tax

Any redetermined rents, redetermined deductions or excess interest PMC Commercial generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by one of its taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to PMC Commercial that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents PMC Commercial receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Generally, services offered to tenants of PMC Commercial by an independent contractor shall not result in redetermined rents or any resultant penalty tax.

From time to time PMC Commercial’s taxable REIT subsidiaries may provide services to PMC Commercial’s tenants. PMC Commercial intends to set any fees paid to its taxable REIT subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, PMC Commercial would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that PMC Commercial acquires as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by PMC Commercial and secured by the property; (2) for which PMC Commercial acquired the related loan or lease at a time when default was not imminent or anticipated; and (3) with respect to which PMC Commercial made a proper election to treat the property as foreclosure property. PMC Commercial generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that PMC Commercial receives any income from foreclosure property that does not qualify for purposes of the 75% gross income test, PMC Commercial intends to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

PMC Commercial and its subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction PMC Commercial entered into (1) in the normal course of its business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that PMC Commercial enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. PMC Commercial intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT. PMC Commercial may conduct some or all of its hedging activities through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that PMC Commercial’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that its hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. PMC Commercial’s financing and securitization arrangements may give rise to TMPs with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT.

A portion of the REIT’s income from the TMP, which might be non-cash accrued income, could be treated as excess inclusion income. Under recently issued Internal Revenue Service guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its shareholders in proportion to distributions paid. PMC Commercial is required to notify its shareholders of the amount of “excess inclusion income” allocated to them. A shareholder’s share of PMC Commercial’s excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the shareholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax; and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign shareholders.

See “—Taxation of Shareholders.” To the extent that excess inclusion income is allocated from a TMP to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as a government entity), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income is calculated, or would be allocated to shareholders, including allocations among shares of different classes of share, remains unclear under current law. As required by Internal Revenue Service guidance, PMC Commercial intends to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of PMC Commercial that PMC Commercial does not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter PMC Commercial’s income and asset test calculations and could adversely affect its compliance with those requirements. PMC Commercial intends to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which PMC Commercial has an interest to ensure that they will not adversely affect PMC Commercial’s qualification as a REIT.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions. So long as PMC Commercial qualifies as a REIT, the distributions that PMC Commercial makes to its taxable domestic shareholders out of current or accumulated earnings and profits that it does not designate as capital gain distributions will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, PMC Commercial’s distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20% maximum federal rate) for qualified distributions received by domestic shareholders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in-gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that PMC Commercial designates as capital gain dividends will generally be taxed to its shareholders as long-term capital gains, to the extent that such distributions do not exceed its actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its shares. PMC Commercial may elect to retain and pay taxes on some or all of its net long-term capital gains, in which case provisions of the Code will treat its shareholders as having received, solely for tax purposes, PMC Commercial’s undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that PMC Commercial paid on such undistributed capital gains. See “—Taxation of PMC Commercial—Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of shareholders that are individuals, trusts and estates, and 35% in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of PMC Commercial’s current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions do not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that PMC Commercial declares in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by PMC Commercial and received by the shareholder on December 31 of such year, provided that PMC Commercial actually pays the distribution before the end of January of the following calendar year.

To the extent that PMC Commercial has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that PMC Commercial must make in order to comply with the REIT distribution requirements. See “—Taxation of PMC Commercial—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that PMC Commercial makes, which are generally subject to tax in the hands of shareholders to the extent that PMC Commercial has current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any shareholder, that income will be taxable in the hands of the shareholder and would not be offset by any net operating losses of the shareholder that would otherwise be available. See “Taxation of PMC Commercial—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, PMC Commercial intends to notify its shareholders if a portion of a distribution paid by PMC Commercial is attributable to excess inclusion income.

Dispositions of PMC Commercial Shares. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of PMC Commercial shares will be subject to a maximum federal income tax rate of 20% if the shares are held for more than one year, and will be taxed at ordinary income rates of up to 39.6% if the shares are held for one year or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of PMC Commercial shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of PMC Commercial shares by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that PMC Commercial makes that are required to be treated by the shareholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of PMC Commercial shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. Shareholders should consult their tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of PMC Commercial shares or securities or transactions that PMC Commercial might undertake directly or indirectly. Moreover, shareholders should be aware that PMC Commercial and other participants in the transactions in which PMC Commercial is involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that PMC Commercial makes and gain arising from the sale or exchange by a domestic shareholder of PMC Commercial shares will not be treated as passive activity income. As a result, shareholders will not be able to apply any “passive losses” against income or gain relating to PMC Commercial shares. To the extent that distributions PMC Commercial makes do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax on Unearned Income. The Health Care and Education Reconciliation Act of 2010 requires certain U.S. shareholders that are taxed as individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012.

Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of PMC Commercial shares applicable to non-U.S. holders. A non-U.S. holder is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds PMC Commercial common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of PMC Commercial common shares.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of distributions received by non-U.S. holders (1) that is payable out of PMC Commercial’s earnings and profits; (2) which is not attributable to PMC Commercial’s capital gains; and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign shareholder. Accordingly, PMC Commercial will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder’s share of PMC Commercial’s excess inclusion income. See “—Taxation of PMC Commercial—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, PMC Commercial intends to notify its shareholders if a portion of a distribution paid by PMC Commercial is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of PMC Commercial shares. In cases where the dividend income from a non-U.S. holder’s investment in PMC Commercial shares is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless PMC Commercial shares constitute a U.S. real property interest, or USRPI, distributions that PMC Commercial makes that are not out of its earnings and profits will not be subject to U.S. income tax. If PMC Commercial cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of PMC Commercial’s current and accumulated earnings and profits. If PMC Commercial shares constitute a USRPI, as described below, distributions that PMC Commercial makes in excess of the sum of

(a) the shareholder’s proportionate share of PMC Commercial’s earnings and profits, plus (b) the shareholder’s basis in its shares, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of PMC Commercial’s earnings and profits.

Capital Gain Distributions. Under FIRPTA, a distribution that PMC Commercial makes to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that PMC Commercial held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether PMC Commercial designates the distribution as a capital gain distribution. See above under “—Taxation of Foreign Shareholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, PMC Commercial will be required to withhold tax equal to 35% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if PMC Commercial held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of PMC Commercial’s assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Shareholders—Ordinary Dividends”), if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received.

Dispositions of PMC Commercial Shares. Unless PMC Commercial shares constitute a USRPI, a sale of PMC Commercial shares by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. PMC Commercial shares will not be treated as a USRPI if less than 50% of PMC Commercial’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, PMC Commercial shares nonetheless will not constitute a USRPI if PMC Commercial is a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. PMC Commercial believes that it is a domestically-controlled qualified investment entity, and that a sale of PMC Commercial shares should not be subject to taxation under FIRPTA. If PMC Commercial shares constitute a USRPI and it does not constitute a domestically-controlled qualified investment entity, a non-U.S. holder’s sale of PMC Commercial common shares nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of outstanding PMC Commercial Common Shares at all times during a specified testing period.

If gain on the sale of PMC Commercial shares were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Gain from the sale of PMC Commercial shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in PMC Commercial shares is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. shareholder with respect to such gain or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if PMC Commercial is a domestically controlled qualified investment entity, upon disposition of PMC Commercial shares, a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of PMC Commercial common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of PMC Commercial common shares within 30 days after such ex-dividend date.

Estate Tax. If PMC Commercial shares are owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the shares will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Withholding on Foreign Financial Institutions and Non-U.S. Shareholders. The Foreign Account Tax Compliance Act (“FATCA”) is contained in Sections 1471 through 1474 of the Code (and the Treasury Regulations thereunder) and was originally enacted in 2010 as part of the Hiring Incentives to Restore Employment Act. FATCA will impose a U.S. withholding tax at a 30% rate on dividends paid after June 30, 2014 and on proceeds from the sale of PMC Commercial shares paid after December 31, 2016 to “foreign financial institutions” (as defined under FATCA) and certain other foreign entities if certain due diligence and disclosure requirements related to U.S. accounts with, or ownership of, such entities are not satisfied or an exemption does not apply. If FATCA withholding is imposed, non-U.S. beneficial owners that are otherwise eligible for an exemption from, or a reduction of, U.S. withholding tax with respect to such distributions and sale proceeds would be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Any payment made by PMC Commercial that is subject to withholding under FATCA or otherwise will be net of the amount required to be withheld.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the Internal Revenue Service has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held PMC Commercial shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (2) PMC Commercial shares are not otherwise used in an unrelated trade or business, distributions that PMC Commercial makes and income from the sale of PMC Commercial shares generally should not give rise to UBTI to a tax-exempt shareholder.

To the extent, however, that PMC Commercial is (or a part of PMC Commercial, or a disregarded subsidiary of PMC Commercial is) deemed to be a TMP, or if PMC Commercial holds residual interests in a REMIC, a portion of the distributions paid to a tax-exempt shareholder that is allocable to excess inclusion income may be treated as UBTI. PMC Commercial anticipates that its investments may generate excess inclusion income. If excess inclusion income is allocable to some categories of tax-exempt shareholders that are not subject to UBTI, such as governmental investors, PMC Commercial will be subject to corporate level tax on such income. See “—Taxation of PMC Commercial—Taxable Mortgage Pools and Excess Inclusion Income.” As required by Internal Revenue Service guidance, PMC Commercial intends to notify its shareholders if a portion of a distribution paid by PMC Commercial is attributable to excess inclusion income.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that PMC Commercial makes as UBTI.

In certain circumstances, a pension trust that owns more than 10% of PMC Commercial shares could be required to treat a percentage of its distributions as UBTI, if PMC Commercial is a “pension-held REIT.” PMC Commercial will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of PMC Commercial shares or (2) a group of pension trusts, each individually holding more than 10% of the value of PMC Commercial shares, collectively owns more than 50% of PMC Commercial shares. Certain restrictions on ownership and transfer of PMC Commercial shares should generally prevent a tax-exempt entity from owning more than 10% of the value of PMC Commercial shares and should generally prevent PMC Commercial from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning PMC Commercial shares.

Backup Withholding and Information Reporting

PMC Commercial will report to its domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax. In addition, PMC Commercial may be required to withhold a portion of a capital gain distribution to any domestic shareholder who fails to certify its non-foreign status.

PMC Commercial must report annually to the Internal Revenue Service and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of PMC Commercial common shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of PMC Commercial common shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in PMC Commercial shares.

State, Local and Foreign Taxes

PMC Commercial and its subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions including those in which it or they transact business, own property or reside. PMC Commercial may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. PMC Commercial’s state, local or foreign tax treatment and that of its shareholders may not conform to the federal income tax treatment discussed above. PMC Commercial may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that PMC Commercial incurs do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in PMC Commercial shares.

Shareholders should consult their tax advisor for a complete analysis of the effect of the Merger on their federal, state and local and/or foreign taxes.

BUSINESS OF CIM URBAN

CIM Urban and its subsidiaries invest primarily in substantially stabilized real estate and real estate-related assets in high density, high barrier to entry urban markets throughout North America, which CIM Group has targeted for opportunistic investment which are likely, in CIM Group’s opinion, to experience above-average rent growth relative to national averages and/or their neighboring CBDs. CIM Urban is managed by an affiliate of CIM Group, a related party. CIM Group is an integrated, full-service investment manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities.

As of September 30, 2013, CIM Urban’s portfolio consisted of 31 assets, all of which are fee simple properties except one leasehold property and one mortgage loan asset. As of September 30, 2013, CIM Urban’s 19 office properties, totaling approximately 5.4 million rentable square feet, were 86.3% occupied by approximately 368 tenants; CIM Urban’s multifamily properties, composed of 930 units, were 94.9% occupied; and CIM Urban’s hotels3, which have a total of 665 rooms, had revenue per available room (RevPAR) of $101.31 for the nine months ended September 30, 2013, which represents a 3.7% increase compared to the same 2012 period. CIM Urban’s office portfolio contributed approximately 74.8% of total revenue for the nine months ended September 30, 2013, while its hotel and loan portfolio contributed approximately 16.6%, and its multifamily portfolio contributed approximately 8.6%.

CIM Urban’s office, multifamily and hotel assets are located in 11 U.S. markets. The breakdown by segment, market and submarket, as of September 30, 2013, is as follows:

[3]	Excluding CIM Urban’s investment in the first mortgage of the LAX Holiday Inn.

Overview of CIM Urban’s Portfolio as of September 30, 2013

Property Description	Market	Sub-Market	Office and Retail Rentable Square Feet	Multi- family Units	Hotel Rooms
Office Portfolio:
Properties (19)
BB&T Center	Charlotte, NC	Uptown	553,056	—	—
1 Kaiser Plaza	Oakland, CA	Lake Merritt	528,098	—	—
2101 Webster Street	Oakland, CA	Lake Merritt	473,831	—	—
980 9th Street	Sacramento, CA	Downtown/Midtown	456,645	—	—
211 Main Street	San Francisco, CA	S Financial District	415,120	—	—
370 L’Enfant Promenade	District of Columbia	Southwest	407,321	—	—
999 N Capitol Street	District of Columbia	Capitol Hill	321,980	—	—
899 N Capitol Street	District of Columbia	Capitol Hill	314,317	—	—
800 N Capitol Street	District of Columbia	Capitol Hill	310,359	—	—
1901 Harrison Street	Oakland, CA	Lake Merritt	272,952	—	—
830 1st Street	District of Columbia	Capitol Hill	247,337	—	—
1333 Broadway	Oakland, CA	City Center	239,801	—	—
2100 Franklin Street	Oakland, CA	Lake Merritt	207,526	—	—
11620 Wilshire Boulevard	Los Angeles, CA	West LA	191,075	—	—
Penn Field	Austin, TX	South	181,746	—	—
7083 Hollywood Boulevard	Los Angeles, CA	Hollywood/Sunset	82,180	—	—
260 Townsend	San Francisco, CA	South of Market	66,943	—	—
11600 Wilshire Boulevard	Los Angeles, CA	West LA	55,543	—	—
Civic Center	Orange County, CA	Central	37,116	—	—

			5,362,946	—	—

Ancillary Properties (3 Properties)
901 N Capitol Street(1)	District of Columbia	Capitol Hill	—	—	—
1010 8th St Parking (garage & retail)	Sacramento, CA	Downtown/Midtown	12,275	—	—
2353 Webster Street (parking garage)	Oakland, CA	Lake Merritt	—	—	—

			12,275	—	—

Total Office Portfolio (22 Properties)			5,375,221	—	—

Multifamily Portfolio:
4649 Cole Avenue	Dallas, TX	Oaklawn	—	334	—
Memorial Hills	Houston, TX	Montrose/River Oaks	—	308	—
47 E 34th Street	New York, NY	Midtown West	—	110	—
3636 McKinney Avenue	Dallas, TX	Central Dallas	—	103	—
3839 McKinney Avenue	Dallas, TX	Central Dallas	—	75	—

Total Multifamily Portfolio (5 Properties)			—	930	—

Hotel Portfolio:
Hotels (2 properties)
Sheraton Grand Hotel	Sacramento, CA	Downtown/Midtown	—	—	503
Courtyard Oakland	Oakland, CA	City Center	—	—	162

			—	—	665

First Mortgage (1 Property)
LAX Holiday Inn
First mortgage(2)	Los Angeles, CA	LAX	—	—	405

Ancillary Properties (1 Property)
Sheraton Grand Hotel Parking Garage & Retail	Sacramento, CA	Downtown/Midtown	9,453	—	—

Total Hotel Portfolio (4 Properties)			9,453	—	—

TOTAL PORTFOLIO (31 Properties)			5,384,674	930	1,070

1)	901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. The land parcel is entitled to develop an additional 270,172 square foot building.
2)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.

Currently, CIM Urban is externally managed by an affiliate of CIM Group. If the Merger is consummated, CIM Urban will continue to be managed by the Advisor pursuant to new or existing investment management agreements.

Overview and History of CIM Group

Founded by Shaul Kuba, Richard Ressler and Avi Shemesh, all of whom continue to direct the strategy of CIM Group and its day-to-day management, CIM Group (affiliates of which will provide services as the Advisor under various investment management agreements and as the Manager under the Master Services Agreement) is an integrated, full-service investment manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities. CIM Group, which as of September 30, 2013 had over 330 employees, has invested and committed to invest in 137 investments and currently manages investments totaling approximately $13.1 billion of assets4 as of September 30, 2013 for its principals, partners and investors, which include U.S. and international pension funds, endowments, multinational corporations and other institutional private investors.

CIM Group was established in 1994 as a partner for investors seeking urban real estate investments in communities qualified by CIM Group. During the past 19 years, CIM Group has implemented a consistent investment strategy and discipline in which it focuses on identifying and investing in urban properties in regions and specific submarkets in which market values have dropped below intrinsic values (i.e., long-term values to which CIM Group expects market values to recover) or in underserved/transitional urban districts that have dedicated resources to become vibrant urban communities. CIM Group’s investment track record includes the formation of seven institutional funds across CIM Group’s opportunistic and stabilized real estate investment platforms as well as its infrastructure investment platform. CIM Group has actively managed, leased, operated or otherwise controlled approximately 120 commercial real estate assets, aggregating more than 22.6 million square feet with the goal of generating superior returns for its investors relative to the risk undertaken through investment in such assets.

Initially, CIM Group’s investments were made primarily with capital contributed by its principals. CIM Group has grown its business significantly by investing in commercial and multifamily real estate located in high-barrier-to-entry urban markets through a variety of institutional funds. CIM Group’s primary real estate holdings include retail, lodging, office and multifamily assets located in traditional downtown areas and main streets within metropolitan areas of the United States. These neighborhoods typically possess above-average economic and socioeconomic characteristics, which historically have been resilient to various economic fluctuations. As an extension of CIM Group’s urban investment strategy, CIM Group may also invest in the basic pillars of growing communities through public goods and services, which includes transportation, energy and utilities, natural resources, social services and facilities and communications. As of September 30, 2013, CIM Group has approximately $13.1 billion in assets under management across its family of funds. Going forward, CIM Group is committed to growing its business by utilizing the same investment strategy to create value for its private and public investors.

Community Qualification

CIM Group’s investment strategy is centered around a community qualification process. Since 1994, CIM Group has qualified 95 communities for investment and has made investments in approximately 44 of these communities. The community qualification process can take as little as six months to as much as five years and is a key consideration when making an investment decision. CIM Urban expects that its investments will primarily consist of investments located in qualified communities. However, future investments may be located in other

[4]	Approximately $13.1 billion in assets includes assets purchased with joint venture partners and with borrowed funds, as of September 30, 2013.

areas (including areas outside of North America) that have been presented to CIM Group by a member of its relationship network.

CIM Group examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM Group undertakes in reviewing and making potential investments in its qualified communities. Qualified communities generally fall into one of two categories: (1) transitional urban districts and (2) well-established, thriving urban areas (typically major CBDs).

The criteria for qualifying communities that are transitional urban districts are as follows:

•	Improving demographics

•	Broad public support for CIM Group’s investment approach

•	Private investment

•	Underserved niches in the community’s real estate infrastructure

•	Potential to invest a minimum of $100 million of opportunistic equity within five years

The criteria for qualifying communities located in thriving urban areas are as follows:

•	Positive demographics

•	Public support for investment

•	Opportunities below intrinsic value

•	Potential to invest a minimum of $100 million of opportunistic equity within five years

Business Principles

The qualification process is one of CIM Group’s core competencies, which demonstrates a disciplined investing program and strategic outlook on urban communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

•	Permanent investor in its qualified communities

•	Product non-specific

•	Community-based tenanting

•	Local market leadership with North American footprint

•	Investment diversification

Overview and History of CIM REIT

CIM REIT was formed by CIM Group in 2005 to invest, through its wholly-owned operating partnership CIM Urban, primarily in substantially stabilized real estate and real estate-related assets in urban markets throughout North America. Deploying the investment discipline and processes it has developed as an investor in high density, high barrier to entry urban markets over the last 19 years, CIM Group has implemented a consistent investment strategy and discipline across its family of funds, in which it focuses on identifying and investing in urban properties in qualified communities. This strategy and discipline has resulted in a portfolio of assets held by CIM Urban that CIM Group believes will outperform acquisitions of similar asset type and vintage. CIM REIT has completed the investment of the approximately $1.8 billion of equity it raised from institutional investors.

CIM Urban Business Objectives and Growth Strategies

CIM Urban’s objective is to achieve superior long-term returns relative to the risk that CIM Urban is undertaking. CIM Urban intends to achieve this objective by continuing to deploy the investment processes that CIM Group has developed during 19 years as an investor in urban markets and identifying opportunities to invest at prices below intrinsic values.

CIM Urban intends to drive portfolio growth through a combination of acquisition and asset management strategies, which are designed to increase cash flows and asset value.

CIM Urban’s investment strategy is centered around a community qualification process. CIM Urban believes this strategy provides it with a significant competitive advantage when making urban real estate investments. The communities qualified by CIM Group are targeted urban districts that have a variety of resources and amenities that are instrumental to the communities’ vibrancy. These communities attract people who are looking for homes, jobs, stores, restaurants and other entertainment venues within proximity to public transportation. CIM Urban believes that improving demographics, combined with public commitment and future investments in these urban neighborhoods, will provide greater returns within these qualified communities compared to similar properties in other markets. Since 1994, CIM Group has qualified 95 communities and has deployed cash in approximately 44 of these qualified communities. The qualification process is a critical component of CIM Group’s investment evaluation. Although CIM Urban may not invest exclusively in qualified communities, it is expected that most of CIM Urban’s investments will be identified through this systematic process.

Through an active management program provided by CIM Group, CIM Urban’s objective is to enhance the value of its investments and increase cash flow. CIM Group has extensive in-house research, acquisition, investment, development, financing, leasing and other asset management capabilities. CIM Urban believes that its adherence to these core competencies through CIM Group creates significant efficiencies of scale for CIM Urban, and has positioned CIM Urban to increase operating income and asset values. As a fully integrated owner and operator, CIM Group’s asset management capabilities are complemented by its in-house property management capabilities, which include monthly and annual budgeting and reporting as well as vendor services management, property maintenance and capital expenditures management. CIM Group’s property managers seek to ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM Group reviews and approves strategic plans for each investment, including financial, leasing, marketing, property positioning, strategic and disposition plans. In addition, CIM Group reviews and approves the annual business plan for the portfolio on a property-by-property basis, including its capital and operating budget.

For more information about post-merger business strategy, see “STRATEGY OF PMC COMMERCIAL AFTER THE MERGER—Business Strategy” beginning on page 186.

Competitive Advantages

CIM Urban believes that it has several competitive advantages to effectively carry out the foregoing business objectives and growth strategies:

•

Strong Manager. CIM Urban will continue to be managed by CIM Group, which since 1994 has managed seven institutional funds, including CIM Urban. These funds have approximately 49 institutional investors. CIM Group has invested and committed to invest in 137 investments in approximately 44 qualified communities. The competitive advantages provided to CIM Urban by CIM Group include:

•

Experienced Management Team. CIM Group’s senior management team is composed of 10 principals who have an average of 24 years of real estate and investment experience. CIM Group’s three founders—Richard Ressler, Avi Shemesh and Shaul Kuba—have worked together for the last 20 years, and the broader senior management team has largely worked together for more than 10 years.

•

Integrated, Multidisciplinary Organization. As of September 30, 2013, CIM Group had over 330 employees located primarily in four U.S. offices. The company has extensive in-house expertise in all aspects of real estate, including market research, urban planning, community relations, architecture, legal affairs, finance, development, leasing, property management and tax. As a result, CIM Group provides hands-on operating expertise throughout the investment process.

•

Extensive Investment and Operating Experience. As of September 30, 2013, CIM Group manages approximately $13.1 billion of assets under the supervision of its management team. CIM Group has invested in and operated a wide array of asset types, including multifamily, retail, office, hotel, infrastructure, parking, signage and mixed-use properties, as well as loans, and has undertaken investments in both substantially stabilized assets as well as opportunistic assets requiring development, redevelopment, distressed turnaround and/or recapitalization strategies.

•

Disciplined Investment Process. CIM Group follows a clearly defined and disciplined investment process that it believes enables it to identify and select attractive investments and to quantify and mitigate risk factors. This process carries an investment through its entire lifecycle, spanning all stages including sourcing, research, underwriting, financing, acquisition, asset management and disposition.

•

Sourcing of Investment Opportunities. CIM Urban will have access to CIM Group’s extensive network of relationships with owners, lenders, special servicers, financial intermediaries and other industry participants from which it is able to cultivate investment opportunities that are either off-market or not broadly marketed. CIM Group also works with local government agencies to understand the goals and commitments of each municipality in an effort to improve the various neighborhoods in which CIM Group owns and operates real estate assets. CIM Group utilizes its in-depth knowledge of its qualified communities and its broad network of relationships to target investments at what CIM Group believes to be a discount to their intrinsic (i.e., expected long-term) values. These opportunities may include investments that are publicly listed for sale as well as those that may become available off-market, via privately negotiated transactions.

•

High Quality Assets. CIM Urban’s investments are typically high quality properties that CIM Group believes are well-positioned to outperform their peers. The investments CIM Urban makes in qualified communities are generally subject to positive external factors that CIM Urban believes will enhance their value, including higher rent growth rates than regional and national averages for similar assets.

•

Opportunity for Strategic Growth. CIM Urban expects to have a variety of capital resources due to the low leverage of its portfolio and its internal cash generation. CIM Urban believes these expected capital resources will enable CIM Urban to pursue a prudent growth strategy and allow for future accretive acquisitions.

Investment Strategy

CIM Urban’s investment strategy is to continue to invest in substantially stabilized real estate and real estate-related assets located in qualified communities in a manner that will allow CIM Urban to increase the value of its assets and to grow its revenue and cash flow in order to enhance the dividends paid to investors. By employing a similar investment strategy to that which CIM Urban has consistently utilized to target stabilized real estate assets, CIM Urban’s objective is to leverage its extensive knowledge of the targeted asset types and communities to identify investment opportunities at prices below intrinsic values and achieve superior returns relative to the risk which CIM Urban is undertaking.

CIM Urban plans to continue investing in a diverse range of stabilized urban properties and loans secured by such properties, including office, retail, hotel, multifamily apartments, signage and parking, which meet CIM Urban’s investment strategy and criteria and are located principally in qualified communities.

Policies with Respect to Certain Activities

CIM Urban may from time to time require additional funding in order to acquire new investments, elect to replace existing funding sources with new ones to reduce CIM Urban’s cost of capital, or refinance upcoming maturities of existing obligations. CIM Urban initially expects to obtain capital through (i) the addition of senior, non-recourse debt using target acquisitions as well as existing investments as collateral, and (ii) the use and potential expansion of its existing unsecured revolving credit line or the use of a new credit line. In the future, CIM Urban may utilize other sources of financing to the extent available to it, including through new offerings of equity or debt securities, formation of an open-ended REIT and the sale of existing investments. Although there are no restrictions on the amount of leverage CIM Urban may incur, CIM Urban expects to maintain leverage levels that are comparable to those of other commercial property REITs engaged in business strategies similar to its own.

Without the approval of its advisory committee, which consists of representatives of certain non-affiliated class A members of CIM REIT, CIM Urban may not invest more than (i) the lesser of (x) 25% of the aggregate capital commitments of its partners and (y) $500 million of capital contributions in any one asset or company; provided, however, that the foregoing limitation will not apply to an investment consisting of a portfolio of, or a company or other entity owning, multiple assets (i.e., the foregoing limitation will apply to each individual asset in any such portfolio or entity); (ii) 25% of the aggregate capital commitments of its partners in any MSA with a population of 1,000,000 or less or in any recognized real estate submarket of an MSA with a population of more than 1,000,000; and (iii) 50% of the aggregate capital commitments of its partners in any MSA with a population of more than 1,000,000.

CIM Urban may offer debt or equity securities in exchange for property.

CIM Urban has previously acquired one senior non-recourse mortgage secured by real estate collateral, and may from time to time continue to acquire loans and/or originate new loans to third parties, including, without limitation, to joint ventures in which CIM Urban participates, if the Advisor believes that such activities would be in accordance with the business strategies of CIM Urban and PMC Commercial. Without the approval of its advisory committee, CIM Urban may not acquire or originate any senior debt (i.e., first mortgage loans) if the acquisition or origination by CIM Urban of such senior debt would cause the aggregate adjusted fair value of all CIM Urban investments that are senior debt to equal or exceed 25% of the aggregate adjusted fair value of all CIM Urban investments (including, without duplication, any property level reserves with respect to such investments).

CIM Urban has not invested in the debt or equity securities of other public or private REITs for the purpose of exercising control over such entities, and does not intend to do so as of the date of this proxy statement/prospectus. Without the approval of its advisory committee, CIM Urban may not invest in the securities of a publicly-traded company, except as part of a transaction or series of transactions designed for the purpose of acquiring control of the company and/or its underlying assets.

CIM Urban has not engaged in trading, underwriting or agency distribution or sale of securities, and does not intend to do so as of the date of this proxy statement/prospectus.

CIM Urban has not repurchased equity or other securities, and does not intend to do so as a wholly-owned subsidiary of PMC Commercial.

CIM Urban has historically provided an annual report to CIM REIT’s Class A members containing financial statements certified by an independent accounting firm, and expects to continue to provide an annual audited financial report to such Class A members.

CIM Urban acquires assets for both income and capital appreciation.

Except as otherwise described above, the general partner of CIM Urban may change any of these policies without prior notice to, or a vote of, its limited partners.

Markets Overview

Market and industry data and other statistical information used throughout this section are based on independent industry publications, including Reis Inc. (“REIS”) as it relates to office and multifamily investments and Smith Travel Research, Inc. (“STR”) as it relates to hotel investments, sources which CIM Group believes to be reliable. Forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements contained in this proxy statement/prospectus. The accuracy and completeness of the information provided by these sources are not guaranteed. In addition, the market data obtained from Reis and STR that are included in this proxy statement/prospectus have not been expertized. As a result, Reis and STR do not and will not have any liability or responsibility whatsoever for any market data that are contained in this proxy statement/prospectus.

Reis, through its subsidiary, Reis Services, provides commercial real estate market information and analytical tools in the United States. The company maintains a proprietary database containing information on commercial properties, including apartment, office, retail, warehouse/distribution, and flex/research and development properties in major metropolitan markets and neighborhoods. Please note that for purposes of determining the year-over-year changes in vacancy and asking rents for each of the submarkets described below, the nine-month average for each year is calculated as the simple average of the vacancy and asking rent, as applicable, at the beginning and the end of the first quarter, and at the end of the second quarter and the third quarter of each year.

STR tracks supply and demand data for the hotel industry and provides market share analysis for all major hotel chains and brands across North America and the Caribbean.

Oakland

Oakland Office5

CIM Urban has five properties representing 1,722,208 square feet (approximately 32.0% of CIM Urban’s office portfolio) located in the CBD market of Oakland. The market experienced positive net absorption of 21,000 square feet during the third quarter of 2013. The vacancy rate within the market decreased by 20 basis points to 11.6% as of September 30, 2013 from 11.8% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.2% to $29.05 per square foot per annum as of September 30, 2013 from $29.00 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 30 basis points and asking rents increased by 1.0% in the first nine months of 2013. CIM Urban also owns a parking garage that is adjacent to two of CIM Urban’s Oakland office properties.

Oakland Hotel5

CIM Urban has one hotel representing 162 keys (approximately 15.1% of CIM Urban’s hotel portfolio, including CIM Urban’s investment in the Holiday Inn LAX in Los Angeles) located in the CBD market of Oakland. Similar hotels in the same market experienced higher occupancy and a higher average daily rate (ADR) for the trailing twelve-month period ended September 30, 2013, on a year-over-year basis. For the competitive set, occupancy increased by 350 bps to 79.8% for the twelve-month period ended September 30, 2013 from 76.3% as of September 30, 2012, and ADR increased by 10.8% to $129.73 for the twelve-month period ended September 30, 2013 from $117.09 as of September 30, 2012.

Sacramento

Sacramento Office

CIM Urban has one property representing 456,645 square feet (approximately 8.5% of CIM Urban’s office portfolio) located in the Downtown/Midtown submarket of Sacramento. The submarket experienced negative net absorption of 2,000 square feet during the third quarter of 2013. The vacancy rate within the submarket remained

[5]	Reis does not break out this market separately for the City Center and Lake Merritt submarkets.

constant at 15.6% as of September 30, 2013 on a quarter-over-quarter basis. During the third quarter of 2013, average asking rents increased by 0.2% to $29.18 per square foot per annum as of September 30, 2013 from $29.12 as of June 30, 2013. On a year-over-year basis, vacancy increased by 83 basis points and asking rents increased by 0.4% in the first nine months of 2013. CIM Urban also owns a parking garage with 12,275 square feet of retail space that neighbors CIM Urban’s Sacramento office property.

Sacramento Hotel

CIM Urban has one hotel representing 503 keys (approximately 47.0% of CIM Urban’s hotel portfolio, including CIM Urban’s investment in the LAX Holiday Inn in Los Angeles) located in the Downtown/Midtown submarket of Sacramento. CIM Urban’s hotel’s competitive set in the submarket experienced higher occupancy and higher ADR for the trailing twelve-month period ended September 30, 2013, on a year-over-year basis. For the competitive set, occupancy increased by 60 bps to 67.5% for the twelve-month period ended September 30, 2013 from 66.9% as of September 30, 2012, and ADR increased by 1.6% to $125.08 for the twelve-month period ended September 30, 2013 from $123.10 as of September 30, 2012. CIM Urban also owns a parking garage with 9,453 square feet of retail space that is across the street from CIM Urban’s Sacramento hotel.

Los Angeles

Los Angeles Office

CIM Urban has two properties representing 246,618 square feet (approximately 4.6% of CIM Urban’s office portfolio) located in the West LA submarket of Los Angeles. The submarket experienced flat net absorption during the third quarter of 2013. The vacancy rate within the submarket remained constant at 15.2% as of September 30, 2013 on a quarter-over-quarter basis. During the third quarter of 2013, average asking rents increased by 0.6% to $40.33 per square foot per annum as of September 30, 2013 from $40.10 as of June 30, 2013. On a year-over-year basis, vacancy increased by 173 basis points and asking rents increased by 0.4% in the first nine months of 2013.

CIM Urban has one property representing 82,180 square feet (approximately 1.5% of CIM Urban’s office portfolio) located in the Hollywood/Sunset submarket of Los Angeles. The submarket experienced positive net absorption of 39,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 100 basis points to 18.6% as of September 30, 2013 from 19.6% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.7% to $38.30 per square foot per annum as of September 30, 2013 from $38.05 as of June 30, 2013. On a year-over-year basis, vacancy increased by 185 basis points and asking rents increased by 1.0% in the first nine months of 2013.

Los Angeles Hotel

The hotel for which CIM Urban was the lender on its first mortgage represents 405 keys (approximately 37.9% of CIM Urban’s hotel portfolio) and is located in the LAX submarket of Los Angeles. The hotel’s competitive set in the submarket experienced higher occupancy and higher ADR for the trailing twelve months ending September 30, 2013, on a year-over-year basis. Occupancy increased by 380 bps to 88.6% for the twelve-month period ended September 30, 2013 from 84.8% as of September 30, 2012. ADR increased by 5.7% to $93.03 for the twelve-month period ended September 30, 2013 from $88.00 as of September 30, 2012.

The borrower under the first mortgage was in default, and the foreclosure auction took place on October 8, 2013. A credit bid submitted by a subsidiary of CIM Urban was accepted at the auction, and such subsidiary has taken possession of the LAX Holiday Inn.

District of Columbia

District of Columbia Office

CIM Urban has four properties representing 1,193,993 square feet (approximately 22.2% of CIM Urban’s office portfolio) located in the Capitol Hill submarket of the District of Columbia. The submarket experienced positive net absorption of 52,000 square feet during the third quarter of 2013. The vacancy rate within the submarket increased by 40 basis points to 12.4% as of September 30, 2013 from 12.0% as of June 30, 2013 due to new construction coming online. During the third quarter of 2013, average asking rents increased by 0.2% to $51.15 per square foot per annum as of September 30, 2013 from $51.05 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 5 basis points and asking rents increased by 2.4% in the first nine months of 2013.

CIM Urban has one property representing 407,321 square feet (approximately 7.6% of CIM Urban’s office portfolio) located in the Southwest submarket of the District of Columbia. The submarket experienced positive net absorption of 10,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 10 basis points to 10.0% as of September 30, 2013 from 10.1% as of June 30, 2013. During the third quarter of 2013, average asking rents decreased by 1.1% to $50.40 per square foot per annum as of September 30, 2013 from $50.97 as of June 30, 2013. On a year-over-year basis, vacancy increased by 143 basis points and asking rents increased by 0.3% in the first nine months of 2013. CIM Urban also owns an approximately 39,696 square foot development site located at 901 N. Capitol Street.

San Francisco

San Francisco Office

CIM Urban has one property representing 66,943 square feet (approximately 1.2% of CIM Urban’s office portfolio) located in the South of Market submarket of San Francisco. The submarket experienced positive net absorption of 40,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 90 basis points to 14.3% as of September 30, 2013 from 15.2% as of June 30, 2013. During the third quarter of 2013, average asking rents decreased by 0.1% to $38.40 per square foot per annum as of September 30, 2013 from $38.44 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 455 basis points and asking rents increased by 5.6% in the first nine months of 2013.

CIM Urban has one property representing 415,120 square feet (approximately 7.7% of CIM Urban’s office portfolio) located in the South Financial District submarket of San Francisco. The submarket experienced positive net absorption of 43,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 30 basis points to 9.9% as of September 30, 2013 from 10.2% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.8% to $42.00 per square foot per annum as of September 30, 2013 from $41.68 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 35 basis points and asking rents increased by 4.1% in the first nine months of 2013.

Charlotte

Charlotte Office

CIM Urban has one property representing 553,056 square feet (approximately 10.3% of CIM Urban’s office portfolio) located in the Uptown submarket of Charlotte. The submarket experienced negative net absorption of 92,000 square feet during the third quarter of 2013. The vacancy rate within the submarket increased by 60 basis points to 14.8% as of September 30, 2013 from 14.2% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.3% to $26.14 per square foot per annum as of September 30, 2013 from $26.05 as of June 30, 2013. On a year-over-year basis, vacancy increased by 183 basis points and asking rents increased by 2.4% in the first nine months of 2013.

Orange County

Orange County Office

CIM Urban has one property representing 37,116 square feet (approximately 0.7% of CIM Urban’s office portfolio) located in the Central Orange County submarket. The submarket experienced positive net absorption of 49,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 30 basis points to 15.7% as of September 30, 2013 from 16.0% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.3% to $23.52 per square foot per annum as of September 30, 2013 from $23.44 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 283 basis points and asking rents increased by 1.7% in the first nine months of 2013.

Austin

Austin Office

CIM Urban has one property representing 181,746 square feet (approximately 3.4% of CIM Urban’s office portfolio) located in the South submarket of Austin. The submarket experienced positive net absorption of 6,000 square feet during the third quarter of 2013. The vacancy rate within the submarket decreased by 30 basis points to 15.3% as of September 30, 2013 from 15.6% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.5% to $26.45 per square foot per annum as of September 30, 2013 from $26.32 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 98 basis points and asking rents increased by 2.7% in the first nine months of 2013.

Dallas

Dallas Multifamily

CIM Urban has one property representing 334 units (approximately 35.9% of CIM Urban’s multifamily portfolio) located in the Oaklawn submarket of Dallas. The submarket experienced positive net absorption of 5 units during the third quarter of 2013. The vacancy rate within the submarket decreased by 20 basis points to 3.3% as of September 30, 2013 from 3.5% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 0.4% to $1,274 per month as of September 30, 2013 from $1,270 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 108 basis points and asking rents decreased by 0.8% in the first nine months of 2013.

CIM Urban has two properties representing 178 units (approximately 19.2% of CIM Urban’s multifamily portfolio) located in the Central Dallas submarket of Dallas. The submarket experienced positive net absorption of 28 units during the third quarter of 2013. The vacancy rate within the submarket decreased by 20 basis points to 6.2% as of September 30, 2013 from 6.4% as of June 30, 2013. During the third quarter of 2013, average asking rents increased by 1.1% to $1,881 per month as of September 30, 2013 from $1,860 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 28 basis points and asking rents increased by 3.0% in the first nine months of 2013.

Houston

Houston Multifamily

CIM Urban has one property representing 308 units (approximately 33.1% of CIM Urban’s multifamily portfolio) located in the Montrose/River Oaks submarket of Houston. The submarket experienced positive net absorption of 975 units during the third quarter of 2013. The vacancy rate within the submarket increased by 80 basis points to 6.2% as of September 30, 2013 from 5.4% as of June 30, 2013, due to new units coming online. During the third quarter of 2013, average asking rents increased by 1.0% to $1,395 per month as of September 30, 2013 from $1,382 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 80 basis points and asking rents increased by 6.5% in the first nine months of 2013.

New York

New York Multifamily

CIM Urban has one property representing 110 units (approximately 11.8% of CIM Urban’s multifamily portfolio) located in the Midtown West submarket of New York. The submarket experienced positive net absorption of 104 units during the third quarter of 2013. The vacancy rate within the submarket increased by 20 basis points to 3.3% as of September 30, 2013 from 3.1% as of June 30, 2013, due to new units coming online. During the third quarter of 2013, average asking rents increased by 1.4% to $3,987 per month as of September 30, 2013 from $3,931 as of June 30, 2013. On a year-over-year basis, vacancy decreased by 13 basis points and asking rents increased by 2.3% in the first nine months of 2013.

Other Markets

CIM Urban may at times make new real estate acquisitions in other markets in which CIM Urban does not have investments at present. New investments are primarily targeted in urban markets that have been, or will be, researched and approved by CIM Group and meet the qualification criteria to become qualified communities.

Properties

As of September 30, 2013 CIM Urban’s investments consisted of (i) 19 office properties comprising approximately 5.4 million rentable square feet, (ii) five multifamily properties comprising 930 units, (iii) two hotels comprising 665 rooms, (iv) one first mortgage (which subsequently led to foreclosure proceedings and resulted in a subsidiary of CIM Urban taking possession of the LAX Holiday Inn), (v) three parking garages, two of which have street level retail space, and (vi) one development site. Each of CIM Urban’s properties is suitable and adequate for its intended use. The following tables contain descriptive information about all of CIM Urban’s properties as of September 30, 2013.

Office Portfolio—Key Operating Statistics By Property as of September 30, 2013

Property	Market	Rentable Square Feet	% Leased(1)	Annualized Rent(2)	Annualized Rent Per Leased Square Foot
BB&T Center	Charlotte, NC	553,056	82.7%	$10,034,786	$21.94
1 Kaiser Plaza	Oakland, CA	528,098	93.4%	18,306,521	37.11
2101 Webster Street	Oakland, CA	473,831	90.3%	16,110,157	37.65
980 9th Street	Sacramento, CA	456,645	78.7%	11,537,014	32.10
211 Main Street	San Francisco, CA	415,120	100.0%	12,029,760	28.98
370 L’Enfant Promenade	District of Columbia	407,321	88.7%	18,525,870	51.28
999 N Capitol Street(3)	District of Columbia	321,980	82.8%	11,245,058	42.18
899 N Capitol Street(3)	District of Columbia	314,317	62.9%	9,501,964	48.06
800 N Capitol Street	District of Columbia	310,359	94.8%	13,142,761	44.67
1901 Harrison Street	Oakland, CA	272,952	87.0%	7,885,863	33.21
830 1st Street	District of Columbia	247,337	100.0%	9,865,951	39.89
1333 Broadway	Oakland, CA	239,801	86.1%	5,508,344	26.68
2100 Franklin Street	Oakland, CA	207,526	87.2%	5,797,280	32.04
11620 Wilshire Boulevard	Los Angeles, CA	191,075	69.4%	4,653,963	35.10
Penn Field	Austin, TX	181,746	91.1%	4,181,403	25.25
7083 Hollywood Boulevard	Los Angeles, CA	82,180	96.3%	2,777,712	35.10
260 Townsend	San Francisco, CA	66,943	100.0%	2,172,362	32.45
11600 Wilshire Boulevard	Los Angeles, CA	55,543	83.9%	1,933,934	41.50
Civic Center	Orange County, CA	37,116	100.0%	748,591	20.17

Total Office/Weighted Average (19 Properties)		5,362,946	87.1%	$165,959,294	$35.51

901 N Capitol Street(3),(4)	District of Columbia	N/A	N/A	N/A
2353 Webster Street(5),(6)	Oakland, CA	N/A	N/A	564,769
1010 8th St Parking(6)	Sacramento, CA	12,275	0.0%	280,243

Ancillary Properties/Weighted Average (3 Properties)		12,275	0.0%	$845,012

Total Office Portfolio/Weighted Average (22 Properties)		5,375,221	86.9%	$166,804,306

1)	Based on leases signed as of September 30, 2013.
2)	Represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent. This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve.
3)	Ownership in property was 99.7% as of September 30, 2013.
4)	901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. The land parcel is entitled to develop an additional 270,172 square foot building.
5)	Parking garage at the property.
6)	The annualized rent for these properties represents gross monthly contractual rent under parking and retail leases commenced as of September 30, 2013, multiplied by twelve. For retail leases, this amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013 were immaterial.

Office Portfolio—Detail by Property and Submarket (Including Key Operating Statistics)

Market / Submarket / Property	Percent Ownership	Year Built/ Renovated	Annualized Rent(1)	Rentable Square Feet	% Leased(2)
Oakland, CA
Lake Merritt
1 Kaiser Plaza	100.0%	1970/2008	$18,306,521	528,098	93.4%
2101 Webster Street	100.0%	1984	16,110,157	473,831	90.3%
1901 Harrison Street	100.0%	1985	7,885,863	272,952	87.0%
2100 Franklin Street	100.0%	2008	5,797,280	207,526	87.2%

Subtotal/Weighted Average			48,099,821	1,482,407	90.4%
City Center
1333 Broadway	100.0%	1972/1995	5,508,344	239,801	86.1%

Total Market/Weighted Average			$53,608,165	1,722,208	89.8%

District of Columbia
Capitol Hill
999 N Capitol Street	99.7%	1969-1973/1999 & 2011	$11,245,058	321,980	82.8%
899 N Capitol Street	99.7%	1969-1973/1999 & 2011	9,501,964	314,317	62.9%
800 N Capitol Street	100.0%	1991	13,142,761	310,359	94.8%
830 1st Street	100.0%	2002	9,865,951	247,337	100.0%

Subtotal/Weighted Average			43,755,734	1,193,993	84.2%
Southwest
370 L’Enfant Promenade	100.0%	1987	18,525,870	407,321	88.7%

Total Market/Weighted Average			$62,281,604	1,601,314	85.4%

Charlotte, NC
Uptown
BB&T Center	100.0%	1977/1997	$10,034,786	553,056	82.7%

San Francisco, CA
South Financial District
211 Main Street	100.0%	1973/1998	$12,029,760	415,120	100.0%
South of Market
260 Townsend	100.0%	1986/2002	2,172,362	66,943	100.0%

Total Market/Weighted Average			$14,202,122	482,063	100.0%

Sacramento, CA
Downtown/Midtown
980 9th Street	100.0%	1992	$11,537,014	456,645	78.7%

Los Angeles, CA
West LA
11620 Wilshire Boulevard	100.0%	1976	$4,653,963	191,075	69.4%
11600 Wilshire Boulevard	100.0%	1955	1,933,934	55,543	83.9%

Subtotal/Weighted Average			6,587,897	246,618	72.7%
Hollywood/Sunset
7083 Hollywood Boulevard	100.0%	1981	2,777,712	82,180	96.3%

Total Market/Weighted Average			$9,365,609	328,798	78.6%

Austin, TX
South
Penn Field	100.0%	1918/2001	$4,181,403	181,746	91.1%

Orange County, CA
Central
Civic Center	100.0%	1980/2004	$748,591	37,116	100.0%

Office Properties/Weighted Average Total			$165,959,294	5,362,946	87.1%

Ancillary Properties
District of Columbia
Capitol Hill
901 N Capitol Street(3)	99.7%	N/A	N/A	N/A	N/A

Oakland, CA
Lake Merritt
2353 Webster Street Parking Garage	100.0%	1986	$564,769	N/A	N/A

Sacramento, CA
Downtown/Midtown
1010 8th St Parking Garage & Retail	100.0%	1962	$280,243	12,275	0.0%

Total Office/Weighted Average Portfolio			$166,804,306	5,375,221	86.9%

1)	Represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent, which may be estimated as of such date. Annualized rent for certain office properties includes rent attributable to retail and parking.
2)	Based on leases signed as of September 30, 2013.
3)	The property in the District of Columbia in Ancillary Properties is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. CIM Urban has the right to develop an additional 270,172 square foot building on such parcel.

Office Portfolio—Key Operating Statistics By Submarket as of September 30, 2013

Market	Submarket	Number of Properties	Rentable Square Feet	Percent Leased[1]	Annualized Rent[2]	Annual Rent Per Leased Square Foot
Oakland, CA	Lake Merritt	4	1,482,407	90.4%	$48,099,821	$35.89
District of Columbia	Capitol Hill	4	1,193,993	84.2%	43,755,734	43.52
Charlotte, NC	Uptown	1	553,056	82.7%	10,034,786	21.94
Sacramento, CA	Downtown/Midtown	1	456,645	78.7%	11,537,014	32.10
San Francisco, CA	South Fin. District	1	415,120	100.0%	12,029,760	28.98
District of Columbia	Southwest	1	407,321	88.7%	18,525,870	51.28
Los Angeles, CA	West LA	2	246,618	72.7%	6,587,897	36.74
Oakland, CA	City Center	1	239,801	86.1%	5,508,344	26.68
Austin, TX	South	1	181,746	91.1%	4,181,403	25.25
Los Angeles, CA	Hollywood/Sunset	1	82,180	96.3%	2,777,712	35.10
San Francisco, CA	South of Market	1	66,943	100.0%	2,172,362	32.45
Orange County, CA	Central	1	37,116	100.0%	748,591	20.17

Total Office Properties/Weighted Average		19	5,362,946	87.1%	$165,959,294	$35.51

Ancillary Properties
Sacramento, CA(3)	Downtown/Midtown	1	12,275	0.0%	$280,243
District of Columbia(4)	Capitol Hill	1	—	—	—
Oakland, CA(3)	Lake Merritt	1	—	—	564,769

Total Ancillary Office/Weighted Average		3	12,275	0.0%	$845,012

Total Office/Weighted Average Portfolio		22	5,375,221	86.9%	$166,804,306

1)	Based on leases signed as of September 30, 2013.
2)	Represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent, This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking.
3)

Represents gross monthly contractual rent under parking and retail (1010 8th Street Parking Garage & Retail and 2353 Webster Parking Garage) leases commenced as of September 30, 2013, multiplied by twelve. For retail leases, this amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013 were immaterial.

4)	The property in the District of Columbia in Ancillary Properties is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. The land parcel is entitled to develop an additional 270,172 square foot building.

Office Portfolio—Minimum Ground Lease Payments as of September 30, 2013(1)

October 1, 2013 through December 31, 2013	$109,313
2014	437,252
2015	475,511
2016	502,840
2017	502,840
2018	502,840
Thereafter (2019—2089)	129,031,316

Total	$131,561,912

1)	Represents ground lease payments for 800 N Capitol. This is the only CIM Urban property with a ground lease.

Office Portfolio—Top 10 Tenants by Annualized Rental Revenue as of September 30, 2013

Industry(1)	Lease Expiration	Rentable Square Feet	Annualized Rental Revenue(2)	% of Total Annualized Rent
Public Administration(3)	2013-2026	1,133,723	$48,664,214	29.2%
Health and allied services (4)	2015-2018	487,895	19,088,591	11.5%
Security brokers and dealers	2018	414,511	12,003,782	7.2%
Public Administration	2013-2021	196,981	9,501,964	5.7%
National commercial banks	2017	147,520	4,831,158	2.9%
State commercial banks	2015	100,522	3,529,010	2.1%
Radio broadcasting stations	2014-2017	99,482	3,495,898	2.1%
National commercial banks	2018	141,068	3,032,866	1.8%
National commercial banks	2014	121,171	2,881,377	1.7%
Management consulting services	2013-2014	49,682	2,656,788	1.6%

Total Annualized Rental Revenue for Top Ten Tenants			$109,685,648	65.8%

Total Annualized Rental Revenue			$166,804,306

1)	Industry classification is per the Standard Industrial Classification System.
2)	Annualized Rental Revenue represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent. This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve.
3)	Reflects leases signed by the General Services Administration (GSA) in eight CIM Urban properties for 20 different government tenants.
4)	Reflects multiple leases signed by Kaiser Foundation Health Plan, Inc.

Office Portfolio—Tenant Concentration Greater Than 10% (By Property) as of September 30, 2013

Property / Tenant Industry(1)	Lease Expiration(2)	Renewal Option	Total Leased Square Feet	% of Rentable Square Feet	Annualized Rent(3)	% of Annualized Rent
830 1st Street
Public Administration	7/31/2026	No	247,337	100.0%	$9,865,951	100.0%
260 Townsend
Construction	3/31/2016	Yes(4)	66,943	100.0%	2,172,362	100.0%
Civic Center
Services	8/21/2020	Yes(5)	37,116	100.0%	748,591	100.0%
211 Main Street
Finance, Insurance & Real Estate	4/30/2018	Yes(6)	414,511	99.9%	12,003,782	99.8%
47 E 34th Street
Services(7)	2/28/2014	No	77,855	95.3%	4,900,000	95.7%
7083 Hollywood Blvd
Services	8/31/2024	Yes(10)	35,792	43.6%	1,145,949	41.3%
Other Services(8),(9)	2015 & 2018	Yes(11)	28,151	34.3%	1,065,930	38.4%

Total			63,943	77.9%	2,211,879	79.7%

2100 Franklin St
Other Services(8)	9/30/2017	No	50,396	24.3%	1,768,900	30.5%
Services	5/31/2020	Yes(12)	49,311	23.8%	1,775,196	30.6%
Public Administration	7/31/2021	No	30,416	14.7%	1,258,390	21.7%
Public Administration	10/17/2021	Yes(13)	25,261	12.2%	913,795	15.8%

Total			155,384	75.0%	5,716,281	98.6%

1901 Harrison St
Finance, Insurance & Real Estate	12/31/2017	Yes(14)	147,520	54.0%	4,831,158	61.3%
Services	12/31/2022	No	42,220	15.5%	1,449,601	18.4%

Total			189,740	69.5%	6,280,759	79.7%

999 N Capitol Street
Public Administration	12/22/2021	Yes(15)	100,500	31.2%	4,398,172	39.1%
Public Administration	5/31/2023	Yes(16)	67,611	21.0%	2,893,938	25.7%
Public Administration	11/20/2016	Yes(17)	52,881	16.4%	2,174,632	19.3%

Total			220,992	68.6%	9,466,742	84.1%

2101 Webster St
Services	12/31/2015	Yes(18)	144,563	30.5%	5,336,829	33.1%
Public Administration	10/4/2026	No	76,737	16.2%	3,165,687	19.7%
Other Services(8)	9/30/2017	No	49,086	10.4%	1,726,999	10.7%
Business Services	11/30/2018	Yes(19)	48,428	10.0%	1,510,954	9.4%

Total			318,814	67.1%	11,740,469	72.9%

1 Kaiser Plaza
Services	2/28/2018	Yes(20)	343,332	65.0%	13,751,762	75.1%

899 N Capitol Street
Public Administration	2/28/2021	No	150,718	48.0%	7,599,273	80.0%
Public Administration	Holdover	No	46,263	14.7%	1,902,691	20.0%

Total			196,981	62.7%	9,501,964	100.0%

370 L’Enfant Promenade
Public Administration	12/31/2014	No	186,880	45.9%	9,179,684	49.6%
Services	7/31/2014	No	48,223	11.8%	2,603,194	14.1%

Total			235,103	57.7%	11,782,878	63.7%

800 N Capitol St
Public Administration	10/31/2022	No	62,438	20.1%	3,033,862	23.1%
Public Administration	2/26/2015	No	60,437	19.5%	2,238,430	17.0%
Public Administration	10/31/2015	No	50,175	16.2%	2,281,580	17.4%

Total			173,050	55.8%	7,553,872	57.5%

BB&T Center
Finance, Insurance & Real Estate	1/31/2018	Yes(21)	141,068	25.5%	3,032,365	30.2%
Finance, Insurance & Real Estate	4/30/2014	Yes(22)	121,171	21.9%	2,881,377	28.7%

Total			262,239	47.4%	5,913,742	58.9%

980 9th Street
Real Estate	6/30/2015	Yes(23)	100,522	22.0%	3,529,010	30.6%
Public Administration	12/31/2019	No	65,419	14.3%	1,749,009	15.2%

Total			165,941	36.3%	5,278,019	45.8%

1333 Broadway
Construction	1/31/2022	Yes(24)	78,384	32.7%	1,995,780	36.2%
Penn Field
Other Services(8)	8/31/2022	Yes(25)	28,700	15.8%	778,513	18.6%
Services	9/14/2020	Yes(26)	26,170	14.4%	718,644	17.2%

Total			54,870	30.2%	1,497,157	35.8%

1)	Tenant Industry classification as defined by the NAICS Association.
2)	Expiration dates assume no exercise of renewal, extension, or termination options.
3)	Represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013 were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent. This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking. Reimbursement were excluded for tenants in holdover.
4)	Tenant has an option to extend its term for one 5-year period at prevailing market rent.
5)	Tenant has an option to extend its term for two 5-year periods at prevailing market rent.
6)	Tenant has an option to extend its term for two 7-year periods with base rent for such extension periods being the greater of the base rent payable for the last month of the term of the lease immediately preceding the commencement of the extension period or 100% of prevailing market rent.
7)	A corporate housing operator leases 100% of the apartment units at 47 E 34th St, representing 95.3% of the property’s rentable square feet. The remaining space at the property is retail.
8)	Other Services includes transportation, communication, electric, gas and sanitary services.
9)	Tenant occupies building under multiple leases. Expiring April 30, 2015 and January 31, 2018.
10)	Tenant has an option to extend its term for one 5-year period with 3% annual rent increases during the option term.
11)	Tenant has an option to extend its term for one 5-year period at prevailing market rent.
12)	Tenant has an option to extend its term for two 5-year periods at prevailing market rent.
13)	Tenant has an option to extend its term for one 5-year period with base rent for such extension period being the greater of 100% of the prevailing market rent or the amount of monthly base rent payable for the month immediately preceding the commencement of the extended term.
14)	Tenant has an option to extend its term for two 10-year periods at 95% of prevailing market rent. The tenant exercised one of their extension options in 2006 prior to the expiration of the original term of the lease on December 31, 2007.
15)	Tenant has an option to extend its term for one 10-year period, with base rent set at an agreed upon negotiated rent in the existing lease.
16)	Tenant has an option to extend its term for two 5-year periods or one 10-year period at prevailing market rents.
17)	Tenant has an option to extend its term for one 5-year period, with base rent set at an agreed upon negotiated rent in the existing lease.
18)	Tenant has an option to extend the term of 95,597 square feet of its space for one 5-year period at prevailing market rent and has options to extend 48,960 square feet of its space for two 5-year periods at prevailing market rent.
19)	Tenant has an option to extend its term for one 5-year period at prevailing market rent.
20)	Tenant has an option to extend its term for two 5-year periods with base rent for the extension period being the greater of 95% of the prevailing market rent or the base rent payable for the year immediately preceding the commencement of the extended term.
21)	Tenant has an option to extend its term for two 5-year periods with base rent for such extension period being the lesser of a continuation of the percent increases set forth in the original lease or prevailing market rent.
22)	Tenant had an option to extend its term for two 5-year periods. The tenant also had an option to early terminate its term 2-years prior to the set expiration of their lease and the tenant has exercised their early termination option. As of September 30, 2013, CIM Urban has received $710 thousand in lease termination fees in connection with the tenant’s exercise of their termination option and an additional termination payment of $1.3 million is due.
23)	Tenant has an option to extend its term for two 5-year periods at prevailing market rents.
24)	Tenant has an option to extend its term for two 5-year periods at 95% of prevailing market rent.
25)	Tenant has an option to extend its term for one 5-year period at 95% of prevailing market rent.
26)	Tenant has an option to extend its term for two 5-year periods at prevailing market rent.

Office Portfolio—Lease Distribution by Square Footage as of September 30, 2013

Square Feet Under Lease	Number of Gross Leases	Number of Triple Net Leases	Total Number of Leases	Leases as a % of Total	Rentable Square Feet	Square Feet as a % of Total	Annualized Rent[1]	Annualized Rent as a % of Total
2,500 or Less	127	68	195	51.9%	185,961	3.5%	$5,604,946	3.4%
2,501—10,000	28	72	100	26.6%	480,741	9.0%	15,830,802	9.5%
10,001—20,000	7	23	30	8.0%	461,502	8.6%	16,115,551	9.7%
20,001—40,000	4	10	14	3.7%	407,762	7.6%	13,928,292	8.4%
40,001—100,000	11	7	18	4.8%	999,269	18.6%	38,084,859	23.0%
Greater than 100,000	—	11	11	2.9%	2,090,768	39.0%	76,394,842	46.0%

Subtotal	177	191	368	97.9%	4,626,003	86.3%	165,959,292	100.0%
Available	—	—	—	0.0%	679,815	12.7%	—	0.0%
Signed Leases Not Commenced	—	8	8	2.1%	57,128	1.0%	—	0.0%

Total/Weighted Average	177	199	376	100.0%	5,362,946	100.0%	$165,959,292	100.0%

1)	Annualized Rent represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements of $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent. This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking.

Office Portfolio—Lease Expiration as of September 30, 2013

Year of Lease Expiration	Number of Gross Leases	Number of Triple Net Leases	Total Number of Leases	Rentable Square Feet	Square Feet as a % of Total	Annualized Rent[1]	Annual Rent as a % of Total	Annual Rent Per Occupied Square Foot
Available for Lease	—	—	—	679,815	12.7%	$—	0.0%	$—
2013	93	18	111	200,317	3.7%	6,975,027	4.2%	34.82
2014	13	37	50	577,593	10.8%	23,018,964	13.8%	39.85
2015	5	27	32	531,423	9.9%	20,208,786	12.2%	38.03
2016	16	23	39	266,927	5.0%	8,848,393	5.3%	33.15
2017	12	29	41	515,063	9.6%	17,243,582	10.4%	33.48
2018	15	24	39	1,135,847	21.2%	36,840,138	22.2%	32.43
2019	8	10	18	162,543	3.0%	4,940,862	3.0%	30.40
2020	1	5	6	118,897	2.2%	3,468,559	2.1%	29.17
2021	3	11	14	428,233	8.0%	18,068,794	10.9%	42.19
Thereafter	11	7	18	689,160	12.9%	26,346,187	15.9%	38.23

Subtotal	177	191	368	5,305,818	99.0%	165,959,292	100.0%	35.88
Signed Leases Not Commenced	—	8	8	57,128	1.0%	—	0.0%	—

Total/Weighted Average	177	199	376	5,362,946	100.0%	$165,959,292	100.0%	$35.88

1)	Annualized Rent represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before abatements of $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent. This conversion increased annualized rent by $7.9 million, which is estimated based on reimbursements for the month of September 2013, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking.

Office Portfolio—New Leases

	For the Years Ended December 31,			Nine Months Ended September 30, 2013	Weighted Average January 1, 2010 to September 30, 2013
	2010(1)	2011	2012
Number of Leases	70	83	66	59	73

Square Feet	696,664	1,553,400	581,495	439,814	842,403

Tenant Improvement Costs
Per Square Foot(2)	$6.99	$33.81	$15.06	$21.46	$23.03
Leasing Commission Costs
Per Square Foot(2)	7.87	13.20	8.89	10.67	10.95

Total Tenant Improvement and Commission Costs Per Square Foot(2)	$14.86	$47.01	$23.95	$32.13	$33.98

1)	Includes partial years for 11600 Wilshire Boulevard (from May 2010) and 11620 Wilshire Boulevard (from June 2010), which were acquired in 2010.
2)	Assumes all tenant improvements and lease commissions were paid in the calendar year in which the lease commenced, which may be different than the year in which they were actually paid.

Office Portfolio—Historical Occupancy

	Rentable Square Feet	Occupancy Rates(1)
Property		2008	2009	2010	2011	2012
BB&T Center	553,056	100.0%	88.2%	94.0%	90.0%	94.6%
1 Kaiser Plaza	528,098	94.6%	91.6%	90.5%	93.2%	89.0%
2101 Webster Street	473,831	87.3%	94.5%	79.0%	87.9%	92.9%
980 9th Street(2)	456,645	—	—	87.7%	89.1%	84.3%
211 Main Street(2)	415,120	—	—	100.0%	100.0%	100.0%
370 L’Enfant Promenade	407,321	93.4%	100.0%	98.7%	82.5%	91.1%
999 N Capitol(3)	321,980	100.0%	100.0%	0.0%	47.6%	52.6%
899 N Capitol(3)	314,317	100.0%	100.0%	51.9%	59.5%	62.7%
800 N Capitol Street	310,359	100.0%	100.0%	100.0%	100.0%	97.2%
1901 Harrison Street	272,952	96.7%	89.4%	83.0%	84.1%	86.8%
830 1st Street	247,337	100.0%	100.0%	100.0%	100.0%	100.0%
1333 Broadway	239,801	75.4%	82.7%	72.4%	79.5%	80.7%
2100 Franklin Street(4)	207,526	0.0%	17.5%	17.5%	42.2%	54.8%
11620 Wilshire Blvd	191,075	—	—	85.1%	73.4%	66.4%
Penn Field	181,746	75.7%	71.9%	76.7%	78.7%	90.6%
7083 Hollywood Blvd	82,180	100.0%	100.0%	88.5%	28.0%	92.9%
260 Townsend	66,943	100.0%	100.0%	100.0%	100.0%	100.0%
11600 Wilshire Blvd	55,543	—	—	94.1%	85.0%	78.2%
Civic Center	37,116	67.1%	26.4%	100.0%	100.0%	100.0%

Total/Weighted Average	5,362,946	89.0%	88.8%	79.6%	82.5%	85.3%

1)	Historical occupancies for Office properties are based on leases commenced as of December 31 of each historical year.
2)	Occupancy Rates for 980 9th Street and 211 Main Street were excluded from the 2009 column as they were acquired during the last two weeks of December 2009.
3)	In September 2009, one of the two Union Square tenants’ leases expired and went into a holdover period.
4)	2100 Franklin was vacant when acquired in 2008.

Office Portfolio—Historical Annualized Rents

	Rentable Square Feet	Annualized Rent Per Occupied Square Foot(1)
Property		2008	2009	2010	2011	2012
BB&T Center	553,056	$17.73	$20.56	$20.50	$22.31	$22.55
1 Kaiser Plaza	528,098	35.19	36.45	36.66	35.40	36.68
2101 Webster Street	473,831	28.78	31.98	34.56	34.36	37.68
980 9th Street(2)	456,645	—	—	30.73	31.23	31.99
211 Main Street(2)	415,120	—	—	28.65	28.72	28.68
370 L’Enfant Promenade	407,321	45.88	46.91	48.48	49.18	51.21
999 N Capitol(3)	321,980	40.41	45.27	—	41.65	42.08
899 N Capitol(3)	314,317	41.81	47.30	40.33	48.94	46.91
800 N Capitol Street	310,359	43.23	44.10	41.17	41.43	42.68
1901 Harrison Street	272,952	29.89	30.98	30.56	31.18	31.21
830 1st Street	247,337	37.81	37.43	36.43	39.00	39.89
1333 Broadway	239,801	25.86	26.61	27.23	30.22	29.62
2100 Franklin Street(4)	207,526	0.00	36.60	38.29	38.52	38.69
11620 Wilshire Blvd	191,075	—	—	34.56	37.79	35.76
Penn Field	181,746	17.31	19.33	20.08	20.68	23.94
7083 Hollywood Blvd	82,180	31.00	31.78	32.35	31.56	32.59
260 Townsend	66,943	26.61	29.17	29.88	31.00	31.71
11600 Wilshire Blvd	55,543	—	—	40.89	42.17	43.78
Civic Center	37,116	25.44	21.72	18.00	18.54	20.42

Total/Weighted Average	5,362,946	$32.88	$35.44	$33.11	$34.30	$35.42

1)	Annualized Rent Per Occupied Square Foot represents annualized gross rent divided by total occupied square feet as of December 31 of each historical year. Annualized gross rent was calculated by taking monthly base rent under leases commenced as of December 31 of each historical year, multiplied by twelve. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent, based on reimbursements for the applicable period, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking.
2)	Annualized Rent Per Occupied Square Foot for 980 9th Street and 211 Main Street were excluded from the 2009 column as they were acquired during the last two weeks of December 2009.
3)	In September 2009, one of the two Union Square tenants’ leases expired and went into a holdover period. During the holdover period the tenant paid their normal rent plus a holdover premium. Union Square’s 2009 Annualized Rent Per Occupied Square Foot includes twelve months of rent at the tenants’ normal rate, plus estimated reimbursements, plus four months of holdover rent premium.
4)	2100 Franklin was vacant when acquired in 2008.

Multifamily Portfolio—Key Operating Statistics by Property as of September 30, 2013

Property	Units	Rentable Square Feet	Year Built	Year Acquired	Annualized Rent(1)	Monthly Rent per Leased Unit	Percent Leased Based on Units
4649 Cole Avenue	334	283,438	1994	2010	$4,859,531	$1,294	93.7%
Memorial Hills	308	297,405	2009	2010	6,269,338	1,771	95.8%
47 E 34th Street(2)	110	77,855	2009	2011	5,122,000	3,880	100.0%
3636 McKinney Avenue	103	98,335	2006	2010	1,808,080	1,586	92.2%
3839 McKinney Avenue	75	68,817	2006	2010	1,299,790	1,547	93.3%

Total/Weighted Average	930	825,850			$19,358,739	$1,827	94.9%

1)	Annualized rent represents gross monthly base rent under leases commenced as of September 30, 2013, multiplied by twelve. This amount reflects total cash rent before concessions. Total concessions for the twelve months ended September 30, 2013, were approximately $0.3 million. Annualized Rent for 47 E 34th Street includes $0.2 million of rent, exclusive of abatement, attributable to the first floor retail space.
2)	47 E 34th Street is a mixed use project that is predominantly multifamily but has a first-floor retail component that is comprised of 2,950 square feet of retail and 897 square feet of storage space. The data presented above only relates to the multifamily portion of the project. As of September 30, 2013, the retail and storage space was 100% occupied by one tenant under a long-term lease.

Multifamily Portfolio—Historical Occupancy Rates

	Units	Occupancy Rates(1)
Property		2008	2009	2010	2011	2012
4649 Cole Avenue	334	—	—	92.2%	95.5%	92.2%
Memorial Hills	308	—	—	93.8%	96.4%	96.4%
47 E 34th Street(2)	110	—	—	—	100.0%	100.0%
3636 McKinney Ave	103	—	—	97.1%	94.2%	97.1%
3839 McKinney Ave	75	—	—	100.0%	97.3%	98.7%

Total/Weighted Average	930	—	—	94.1%	96.3%	95.6%

1)	Historical occupancies are based on leases commenced as of December 31 of each historical year and were calculated using units and not square feet.
2)	The property located at 47 E 34th Street’s 2011 and 2012 occupancy rates exclude the retail portion of the property which was fully occupied on January 1, 2013.

Multifamily Portfolio—Historical Annualized Rents

	Units	Annualized Rent Per Occupied Unit(1)
Property		2008	2009	2010	2011	2012
4649 Cole Avenue	334	—	—	$12,331	$13,209	$14,162
Memorial Hills	308	—	—	17,994	19,345	20,413
47 E 34th Street	110	—	—	—	43,636	44,545
3636 McKinney Ave	103	—	—	16,509	17,864	17,657
3839 McKinney Ave	75	—	—	15,949	16,691	17,747

Total/Weighted Average	930	—	—	$15,343	$19,766	$20,701

1)	Annualized Rent Per Occupied Unit represents annualized gross rent divided by total occupied units as of December 31 of each historical year. Annualized gross rent was calculated by taking monthly base rent under leases commenced as of December 31 of each historical year, multiplied by twelve.

Hotel Portfolio—Ownership, Franchise and Management as of September 30, 2013

Market	Franchise	Hotel Type	Hotel Owner/Lessor	Lessee	Manager
Oakland, CA	Courtyard	Select Service	CIM Urban Partners, L.P.	N/A	RIM Hospitality
Sacramento, CA	Sheraton	Full Service	CIM Urban Partners, L.P.	N/A	Starwood
Los Angeles, CA(1)	Holiday Inn	Full Service	Brisam LAX (DE), LLC	N/A	Packard Hospitality Group, LLC

1)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn located in Los Angeles, CA and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn. RIM Hospitality is now the manager of the LAX Holiday Inn.

Hotel Portfolio—Cost and Tax Basis as of December 31, 2012

Market	Franchise	Number of Rooms/Suites	Gross Cost	Federal Income Tax Basis for Depreciable Real Property Component of Hotel	Year Built	Acquisition Date
Oakland, CA	Courtyard	162	$22,600,857	$21,072,663	2002	06/05/2007
Sacramento, CA(1)	Sheraton	503	123,431,859	121,403,520	2001	05/02/2008

Total		665	$146,032,716	$142,476,183

Los Angeles, CA(2)	Holiday Inn	405	N/A	N/A	1973/2010	03/28/2008

1)	Federal Income Tax Basis for Depreciable Real Property Component of Hotel for Sacramento Sheraton includes the Parking Garage adjacent to the Hotel.
2)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.

Hotel Portfolio—Key Operating Statistics by Submarket as of September 30, 2013

Market	Submarket	Number of Properties	Number of Rooms	Percent Occupied(1)	Revenue Per Available Room (RevPAR)(2)
Sacramento, CA	Downtown/Midtown	1	503	76.8%	$100.28
Oakland, CA	City Center	1	162	80.5%	104.48

Total Hotel		2	665	77.7%	$101.31

Los Angeles, CA(3)	LAX	1	405	83.4%	$68.00

Ancillary Property
Market	Submarket(1)	Number of Properties	Rentable Square Feet (Retail)	Percent Leased (Retail)(4)	Annualized Rent (Parking and Retail)(5)	Annualized Rent Per Leased Square Foot (Retail)
Sacramento, CA	Downtown/Midtown	1	9,453	87.9%	$1,734,292	$20.98

1)	Occupancy percentage for the nine-month period ended September 30, 2013 represents occupied rooms divided by available rooms.
2)	Revenue per Available Room for the nine-month period ended September 30, 2013 represents rooms revenue divided by available rooms.
3)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.
4)	Based on leases signed as of September 30, 2013.
5)	Represents gross monthly contractual rent under parking and retail leases commenced as of September 30, 2013, multiplied by twelve. For retail leases, this amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were immaterial.

Hotel Portfolio—Historical Occupancy Rate Data From January 1, 2008 to September 30, 2013

	Franchise	Rooms	Occupancy (%)(1)
Market			2008	2009	2010	2011	2012	9/30/2013(5)
Sacramento, CA(2)	Sheraton	503	67.8%	59.5%	67.0%	71.3%	73.0%	76.8%
Oakland, CA	Courtyard	162	68.4%	64.8%	69.9%	72.3%	77.7%	80.5%
Los Angeles, CA(3)		160	67.7%	64.4%	71.2%	—	—	—

Weighted Average		825	67.9%	61.5%	68.3%	71.6%	74.2%	77.7%

Los Angeles, CA(4)	Holiday Inn	405	86.0%	83.9%	78.6%	77.6%	83.0%	83.4%

1)	Occupancy percentage represents occupied rooms divided by available rooms.
2)	The Sheraton located in Sacramento, CA was purchased in May 2008; however the 2008 data presented above are for the full year and as such contain results prior to CIM Urban’s ownership of the hotel. The Sheraton Grand Hotel Retail was 87.9% leased as of September 30, 2013 and the Retail together with the Parking Garage had annualized rent of $1,732,292 as of September 30, 2013.

3)	CIM Urban sold the 160 room hotel located in Los Angeles, CA on December 17, 2010. The 2010 metrics presented above are for a partial year and represent the values for CIM Urban’s period of ownership only.
4)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.
5)	Represents Occupancy Rate for the nine months ended September 30, 2013.

Hotel Portfolio—Historical Average Daily Rate (“ADR”) Data From January 1, 2008 to September 30, 2013

	Franchise	Rooms	ADR (Price) Per Room/Suite ($)(1)
Market			2008	2009	2010	2011	2012	9/30/2013(5)
Sacramento, CA(2)	Sheraton	503	$150.14	$135.93	$129.13	$129.83	$130.82	$130.58
Oakland, CA	Courtyard	162	133.53	110.09	109.31	115.22	122.95	129.87
Los Angeles, CA(3)		160	130.93	109.80	118.67	—	—	—

Weighted Average		825	$143.14	$125.28	$123.08	$126.23	$128.81	$130.40

Los Angeles, CA(4)	Holiday Inn	405	$85.91	$68.08	$73.10	$78.31	$79.73	$81.56

1)	Average daily rate represents rooms revenue divided by occupied rooms.
2)	The Sheraton located in Sacramento, CA was purchased in May 2008; however the 2008 metrics presented above are for the full year and as such contain results prior to CIM Urban’s ownership of the hotel.
3)	CIM Urban sold the 160 room hotel located in Los Angeles, CA on December 17, 2010. The 2010 metrics presented above are for a partial year and represent the values for CIM Urban’s period of ownership only.
4)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.
5)	Represents ADR for the nine months ended September 30, 2013.

Hotel Portfolio—Historical Revenue per Available Room/Suite Data From January 1, 2008 to September 30, 2013

	Franchise	Rooms	Revenue Per Available Room/Suite ($)(1)
Market			2008	2009	2010	2011	2012	9/30/2013(5)
Sacramento, CA(2)	Sheraton	503	$101.87	$80.92	$86.45	$92.61	$95.54	$100.28
Oakland, CA	Courtyard	162	91.40	71.35	76.36	83.36	95.57	104.48
Los Angeles, CA(3)		160	88.58	70.68	84.51	—	—	—

Weighted Average		825	$97.23	$77.06	$84.09	$90.36	$95.55	$101.31

Los Angeles, CA(4)	Holiday Inn	405	$73.88	$57.10	$57.49	$60.78	$66.17	$68.00

1)	Revenue per Available Room represents rooms revenue divided by available rooms.
2)	The Sheraton located in Sacramento, CA was purchased in May 2008; however the 2008 metrics presented above are for the full year and as such contain results prior to CIM Urban’s ownership of the hotel.
3)	CIM Urban sold the 160 room hotel located in Los Angeles, CA on December 17, 2010. The 2010 metrics presented above are for a partial year and represent the values for CIM Urban’s period of ownership only.
4)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.
5)	Represents Revenue Per Available Room/Suite for the nine months ended September 30, 2013.

CIM Urban Real Estate and Accumulated Depreciation—As of December 31, 2012

($ in Thousands)

			Initial Cost			Gross Amount at Which Carried
Property Name	City and State	Encum- brances	Land	Building/ Improvements(1)	Net Improvements Since Acquisitions	Land	Building/ Improvements(1)	Total	Accumulated Depreciation	Year Acquired
Office
7083 Hollywood Blvd	Los Angeles, CA	$—	$6,276	$13,161	$4,840	$6,276	$18,001	$24,277	$4,835	2005
800 N Capitol Street	Washington, DC	66,877	—	109,948	742	—	110,690	110,690	27,811	2005
370 L’Enfant Promenade	Washington, DC	29,633	33,936	145,796	4,841	33,936	150,637	184,573	36,278	2005
260 Townsend	San Francisco, CA	—	7,574	13,843	—	7,574	13,843	21,417	4,592	2006
830 1st Street	Washington, DC	46,000	18,095	62,017	152	18,095	62,169	80,264	14,843	2006
BB&T Center	Charlotte, NC	—	7,702	109,006	7,287	7,702	116,293	123,995	25,584	2007
Civic Center	Santa Ana, CA	—	1,354	5,496	2,315	1,354	7,811	9,165	2,331	2007
Penn Field	Austin, TX	13,015	9,569	18,593	6,307	9,569	24,900	34,469	7,803	2007
899 N Capitol Street	Washington, DC	—	34,641	84,466	12,137	34,641	96,603	131,244	17,211	2007
999 N Capitol Street	Washington, DC	—	32,221	86,526	12,433	32,221	98,959	131,180	17,630	2007
901 N Capitol Street	Washington, DC	—	27,117	—	—	27,117	—	27,117	—	2007
1333 Broadway	Oakland, CA	—	7,048	41,578	3,626	7,048	45,204	52,252	6,864	2008
1901 Harrison Street	Oakland, CA	—	3,838	68,106	3,961	3,838	72,067	75,905	11,124	2008
2100 Franklin Street	Oakland, CA	—	4,277	34,033	7,319	4,277	41,352	45,629	5,761	2008
2101 Webster Street	Oakland, CA	—	4,752	109,812	21,788	4,752	131,600	136,352	21,741	2008
2353 Webster Street Parking Garage	Oakland, CA	—	—	9,138	49	—	9,187	9,187	976	2008
1 Kaiser Plaza	Oakland, CA	—	9,261	113,619	8,799	9,261	122,418	131,679	18,636	2008
980 9th Street	Sacramento, CA	—	3,380	86,939	5,925	3,380	92,864	96,244	11,378	2009
1010 8th Street Parking
Garage & Retail	Sacramento, CA	—	1,020	1,980	51	1,020	2,031	3,051	361	2009
211 Main Street	San Francisco, CA	37,268	14,364	106,875	777	14,364	107,652	122,016	12,488	2009
11600 Wilshire Blvd	Los Angeles, CA	10,748	3,477	18,522	1,415	3,477	19,937	23,414	1,877	2010
11620 Wilshire Blvd	Los Angeles, CA	35,391	7,672	51,999	2,351	7,672	54,350	62,022	4,982	2010
Multifamily
3636 McKinney Avenue	Dallas, TX	$9,996	$3,806	$11,077	$71	$3,806	$11,148	$14,954	$887	2010
3839 McKinney Avenue	Dallas, TX	6,631	1,679	8,621	67	1,679	8,688	10,367	693	2010
4649 Cole Avenue	Dallas, TX	25,153	17,483	16,355	2,776	17,483	19,131	36,614	1,453	2010
Memorial Hills	Houston, TX	31,305	9,811	40,150	54	9,811	40,204	50,015	3,265	2010
47 E 34th Street	New York, NY	—	30,612	31,145	99	30,612	31,244	61,856	944	2011
Hotel
Courtyard Oakland	Oakland, CA	—	$4,384	$16,168	$2,048	$4,384	$18,216	$22,600	$4,519	2007
Sheraton Grand Hotel	Sacramento, CA	—	10,049	107,447	5,935	10,049	113,382	123,431	21,436	2008
Sheraton Grand Hotel
Parking Garage & Retail	Sacramento, CA	—	—	10,996	73	—	11,069	11,069	1,922	2008
LAX Holiday Inn
First Mortgage[2]	Los Angeles, CA	—	—	—	—	—	—	—	—	2008

1)	Building / Improvements includes tenant improvements, tenant allowance, work in process, furniture, fixtures and equipment and land improvements.
2)	As of September 30, 2013, CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn.

CIM Urban Federal Income Tax Basis of Properties as of December 31, 2012(1)

Property	City and State	Rentable Square Feet	Gross Cost	Federal Income Tax Basis for Depreciable Real Property Component of Property	Year Built	Acquisition Date
Office Properties
7083 Hollywood Blvd	Los Angeles, CA	82,180	$24,276,372	$20,632,698	1981	05/20/2005
800 N Capitol Street	Washington, DC	310,359	110,690,371	109,146,891	1991	11/02/2005
370 L’Enfant Prom	Washington, DC	407,321	184,572,991	162,459,136	1987	12/30/2005
260 Townsend	San Francisco, CA	66,943	21,417,103	22,348,887	1986	03/24/2006
830 1st Street	Washington, DC	247,337	80,264,172	78,566,484	2002	05/03/2006
BB&T Center	Charlotte, NC	553,056	123,995,256	110,144,939	1977	01/25/2007
Civic Center	Santa Ana, CA	37,116	9,164,687	8,846,546	1980	05/22/2007
Penn Field	Austin, TX	181,746	34,469,467	32,222,459	1918	10/23/2007
999 N Capitol Street	Washington, DC	321,980	131,179,063	73,038,851	1969-1973	11/20/2007
899 N Capitol Street	Washington, DC	314,317	131,243,549	69,109,246	1969-1973	11/20/2007
1333 Broadway	Oakland, CA	239,801	52,251,969	47,128,452	1972	10/08/2008
1901 Harrison Street	Oakland, CA	272,952	75,905,459	64,967,828	1985	10/08/2008
2100 Franklin Street(2)	Oakland, CA	207,526	45,628,815	173,619,791	2008	10/08/2008
2101 Webster Street(2)	Oakland, CA	473,831	136,351,136	N/A	1984	10/08/2008
1 Kaiser Plaza	Oakland, CA	528,098	131,678,683	123,423,838	1970	10/08/2008
980 9th Street	Sacramento, CA	456,645	96,244,128	92,509,270	1992	12/18/2009
211 Main Street	San Francisco, CA	415,120	122,014,991	106,237,633	1973	12/23/2009
11600 Wilshire Blvd	Los Angeles, CA	55,543	23,414,306	23,276,386	1955	05/04/2010
11620 Wilshire Blvd	Los Angeles, CA	191,075	62,021,932	61,953,586	1976	06/17/2010

		5,362,946	$1,596,784,450	$1,379,632,921

Ancillary Office Properties
901 N Capitol Street(3)	Washington, DC	—	$27,117,377	$20,368,801	N/A	11/20/2007
2353 Webster Street
Parking Garage	Oakland, CA	—	9,186,266	2,706,286	2008	10/08/2008
1010 8th Street Parking
Garage & Retail	Sacramento, CA	12,275	3,051,477	2,496,664	1992	12/18/2009

		12,275	$39,355,120	$25,571,751

Total Office Portfolio		5,375,221	$1,636,139,570	$1,405,204,672

		Number of Units
Multifamily Properties
4649 Cole Avenue	Dallas, TX	334	$36,614,249	$34,754,015	1994	02/18/2010
Memorial Hills	Houston, TX	308	50,015,450	49,464,982	2009	02/18/2010
3636 McKinney Avenue	Dallas, TX	103	14,954,208	14,102,763	2006	02/18/2010
3839 McKinney Avenue	Dallas, TX	75	10,367,221	9,657,773	2006	02/18/2010
47 E 34th Street	New York, NY	110	61,855,501	67,194,840	2009	05/12/2011

Total Multifamily Portfolio		930	$173,806,629	$175,174,373

		Number of Rooms
Hotel Properties
Courtyard Oakland	Oakland, CA	162	$22,600,857	$21,072,663	2002	06/05/2007
Sheraton Grand Hotel(2)	Sacramento, CA	503	123,431,859	121,403,520	2001	05/02/2008

Total Hotel Properties		665	$146,032,716	$142,476,183

		Rentable Square Feet (Retail)

Ancillary Hotel Property
Sheraton Grand Hotel Parking Garage & Retail(2)	Sacramento, CA	9,453	$11,069,337	—	2001	05/02/2008

Total Hotel Portfolio		9,453	$157,102,053	$142,476,183

Total Portfolio			$1,967,048,252	$1,722,855,228

1)	Straight-line depreciation method is used for all properties. Depreciable life for all Office properties (including ancillary) of 5—39 years. Depreciable life for all Multifamily properties of 5—27 years. Depreciable life for all Hotel properties (including ancillary) of 5—39 years.

2)	For tax purposes, 2100 Franklin and 2101 Webster as well as the Sheraton Grand Hotel and Sheraton Hotel Parking Garage & Retail are not depreciated as separate assets. The Federal Income Tax Basis for 2100 Franklin and 2101 Webster was $173,619,791. The Federal Income Tax Basis for the Sheraton Grand Hotel and Sheraton Hotel Parking Garage & Retail was $121,403,520.
3)	901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. CIM Urban has the right to develop an additional 270,172 square foot building on such parcel.

CIM Urban Indebtedness as of September 30, 2013

Property	Outstanding Principal Balance	Interest Rate	Maturity Date	Balance Due At Maturity Date	Prepayment/ Defeasance
Penn Field	12,808,088	5.56%	07/01/2015	12,287,725	Note 1
11620 Wilshire Boulevard	34,790,305	5.06%	09/01/2015	33,068,178	Note 2
370 L’Enfant Promenade	28,614,599	7.66%	12/01/2015	25,323,858	Note 3
211 Main Street	35,400,331	6.65%	07/15/2018	21,136,209	Note 4
4649 Cole Avenue	24,880,490	5.39%	03/01/2021	21,489,640	Note 5
3636 McKinney Avenue	9,888,016	5.39%	03/01/2021	8,540,422	Note 6
3839 McKinney Avenue	6,559,146	5.39%	03/01/2021	5,665,231	Note 7
Memorial Hills Apartment Building	30,937,526	5.18%	06/05/2021	26,231,655	Note 8
830 1st Street	46,000,000	4.50%	01/05/2027	42,008,187	Note 9

Total/Weighted Average	$229,878,501	5.62%		$195,751,105

1)	Loan is prepayable but is subject to a prepayment fee equal to the interest that would have been due for the month in which the prepayment occurred. If the loan is prepaid prior to April 1, 2015 an additional prepayment fee equal to the greater of (a) one percent (1%) of the amount prepaid or (b) the amount by which the present value of all unpaid principal and interest payments exceeds a specified threshold is due. Loan may also be defeased up until June 1, 2015.
2)	Loan may not be prepaid. Loan may be defeased at any time.
3)	Loan is prepayable but is subject to a prepayment fee equal to the difference between (a) the present value of all remaining payments of principal and interest and (b) the amount of principal being prepaid, but in no event shall the prepayment fee be less than one percent (1%).
4)	Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the outstanding principal balance of the note or (b) modified yield maintenance.
5)	Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.
6)	Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.
7)	Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.
8)	Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of months until maturity divided by the term of the note or (b) the present value of the loan less the amount being prepaid.
9)	Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of months until maturity divided by the term of the note or (b) the present value of the loan less the principal and accrued interest being prepaid.

CIM Urban Partnership Agreement

CIM Urban is governed by the CIM Urban Partnership Agreement, which will remain in place following consummation of the Merger. CIM Urban GP has the full, exclusive and complete right, power, authority, discretion and responsibility vested in or assumed by a general partner of a limited partnership under the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law and is vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of CIM Urban, subject to the terms of the CIM Urban Partnership Agreement.

Advisory Committee

The advisory committee of CIM Urban consists of representatives of certain non-affiliated class A members of CIM REIT. Pursuant to the CIM Urban Partnership Agreement, the advisory committee will after the Merger continue to have certain rights and functions, including the following:

•	resolving issues involving conflicts of interest to the extent not otherwise provided for under the CIM Urban Partnership Agreement; and

•	at its election, selecting a new audit firm.

The advisory committee and other members of CIM REIT are entitled to certain information rights with respect to CIM Urban, including the right to inspect, copy and audit its books and records.

Business Restrictions

Pursuant to the CIM Urban Partnership Agreement, CIM Urban may not:

•

except with the approval of its advisory committee, invest more than the lesser of (x) 25% of the aggregate capital commitments of its partners and (y) $500 million of capital contributions in any one asset or company; provided, however, that the foregoing limitation shall not apply to an investment consisting of a portfolio of, or a company or other entity owning, multiple assets (i.e., the foregoing limitation shall apply to each individual asset in any such portfolio or entity);

•

except with the approval of its advisory committee, (i) invest more than 25% of the aggregate capital commitments of its partners in any MSA with a population of 1,000,000 or less or in any recognized real estate submarket of an MSA with a population of more than 1,000,000 or (ii) invest more than 50% of the aggregate capital commitments of its partners in any MSA with a population of more than 1,000,000;

•

except with the approval of its advisory committee, invest in the securities of a publicly-traded company, except as part of a transaction or series of transactions designed for the purpose of acquiring control of the company and/or its underlying assets;

•	take any actions, or make any investments, that the CIM Urban GP reasonably believes is likely to cause CIM REIT not to qualify as a REIT; or

•

except with the approval of its advisory committee, acquire or originate any senior debt (i.e., first mortgage loans) if the acquisition or origination by CIM Urban of such senior debt would cause the aggregate adjusted fair value of all CIM Urban investments that are senior debt to equal or exceed 25% of the aggregate adjusted fair value of all CIM Urban investments (including, without duplication, any property level reserves with respect to such investments).

Removal of General Partner

The class A members of CIM REIT, upon a two-thirds vote of the interests of such members, may remove and replace CIM Urban GP as the general partner of CIM Urban if (a) prior to the consummation of certain public transactions (including the transactions contemplated by the Merger Agreement), CIM Urban GP commits willful misconduct, fraud, gross negligence or other material breach of the CIM Urban Partnership Agreement, (b) certain affiliates and related parties of CIM Urban GP cease to own at least 85% of the class A membership units of CIM REIT that they have acquired or (c) any two of Shaul Kuba, Richard Ressler or Avraham Shemesh cease to be actively engaged in the management of the general partner.

Amendments

Subject to certain limited exceptions, amendments of the CIM Urban Partnership Agreement may be adopted only with the consent of the majority in interest of the class A members of CIM REIT who are not affiliates of CIM Urban GP.

Expenses

All expenses and obligations of CIM REIT must be paid for or reimbursed by CIM Urban. CIM Urban is also responsible for certain out of pocket operating expenses of CIM Urban GP.

Liability for Acts and Omissions

None of CIM Urban GP, any member of the advisory committee or any of their respective affiliates, members, shareholders, partners, managers, officers, directors, employees, agents and representatives will have any liability in damages or otherwise to any limited partner, any investors in CIM REIT or CIM Urban, and CIM Urban will indemnify such persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind which may be imposed on, incurred by or asserted against such persons in any way relating to or arising out of any action or inaction on the part of such persons when acting on behalf of CIM Urban or any of its investments, except for those liabilities that result from such persons’ fraud, gross negligence, willful misconduct or breach of the terms of the CIM Urban Partnership Agreement or any other agreement between such person and CIM Urban or its affiliates.

Investment Management Agreement

CIM Urban and the Advisor are parties to an Investment Management Agreement pursuant to which CIM Urban engaged the Advisor to provide investment advisory services to CIM Urban. Following the Merger, the Advisor will continue to manage CIM Urban’s investments in real estate and other assets, including debt, equity and equity-related interests in real estate, securities and investments (including cash), and has the power and authority to determine, and with full discretion to place orders in respect of, the purchase, retention and disposition of such investments and to execute agreements relating thereto in accordance with the investment objectives, policies and restrictions set forth in the CIM Urban Partnership Agreement.

The Advisor is entitled to receive from CIM Urban, as compensation for the Advisor’s management services, an annual management fee, payable quarterly in arrears, in an amount that is based on the daily average gross fair value of CIM Urban’s investments during such quarter as follows:

Daily Average Gross Fair Value of Investments		Quarterly Fee Percentage
From Greater of	To and Including
$—	$500,000,000	0.2500%
500,000,000	1,000,000,000	0.2375
1,000,000,000	1,500,000,000	0.2250
1,500,000,000	4,000,000,000	0.2125
4,000,000,000	20,000,000,000	0.1000

For the year ended December 31, 2012, the Advisor earned asset management fees of $20,923,852. The Advisor earned asset management fees of $5,442,339 and $5,215,507 for the three months ended September 30, 2013 and 2012, respectively, and $16,282,270 and $15,666,683 for the nine months ended September 30, 2013 and 2012, respectively.

The Advisor is responsible for the payment of all costs and expenses relating to the general operation of its business, including administrative expenses, employment expenses and office expenses. All costs and expenses incurred by the Advisor on behalf of CIM Urban are borne by CIM Urban. In addition, CIM Urban will indemnify the Advisor against losses, claims, damages or liabilities, and reimburse the Advisor for its legal and other expenses, in each case incurred in connection with any action, proceeding or investigation arising out of or in connection with CIM Urban’s business or affairs, except to the extent such losses or expenses result from fraud, gross negligence or willful misconduct of, or any violation of securities law or other intentional criminal wrongdoing or a breach of the terms of the Investment Management Agreement by, the Advisor. The Advisor will indemnify CIM Urban against any losses, claims, damages or liabilities to which CIM Urban becomes subject in connection with any matter arising out of or in connection with CIM Urban’s business or affairs that results from the Advisor’s fraud, gross negligence, willful misconduct or breach of the Investment Management Agreement.

Nothing in the Investment Management Agreement limits or restricts the right of any partner, officer or employee of the Advisor to engage in any other business or to devote his time and attention in part to any other business. Nothing in the Investment Management Agreement limits or restricts the right of the Advisor to engage in any other business or to render services of any kind to any other person.

The Investment Management Agreement will remain in effect until CIM Urban is dissolved or CIM Urban and the Advisor otherwise mutually agree.

Financing Strategy

CIM Urban has substantial borrowing capacity, and may finance its future activities through any of the following methods: (i) the addition of senior, non-recourse debt using target acquisitions as well as existing investments as collateral; (ii) the use and potential expansion of its existing revolving credit lines or the use of a new credit line; (iii) new offerings of common shares, preferred shares, senior securities, and other equity and debt securities; (iv) formation of an open-ended REIT; and (v) the sale of existing investments. CIM Urban expects to maintain leverage levels that are comparable to those of other commercial property REITs engaged in business strategies similar to its own.

Risk Management

As part of its risk management strategy, CIM Group will continually evaluate CIM Urban’s investments and actively manage the risks involved in its business strategies. CIM Group’s investment professionals will provide asset management oversight by closely monitoring the performance of CIM Urban’s investments relative to market and industry benchmarks and internal underwriting assumptions using direct knowledge of local markets provided by CIM Group’s in-house asset management, property management, and leasing management professionals. In-house property management capabilities include monthly and annual budgeting and reporting as well as vendor services management, property maintenance and capital expenditures management. Management monitors that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM Group’s Asset Management Committee oversees the asset management of investments and consists of several CIM principals. This committee reviews and approves strategic plans for the investments, including financial and operational analyses, operating strategies and agreements, tenant composition and marketing, asset positioning, market conditions affecting the asset, hold/sell analyses and timing considerations. In addition, the Asset Management Committee reviews and approves the annual business plan for each asset, including its capital and operating budget.

Regulatory Matters

Environmental Matters

Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under various of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect CIM Urban’s ability to sell or rent its property or to borrow using such property as collateral. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous materials. As part of CIM Urban’s efforts to mitigate these risks, CIM Urban typically engages third parties to perform assessments of potential environmental risks when evaluating a new acquisition of property.

Americans with Disabilities Act of 1990

Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although CIM Urban believes that its properties substantially comply with present requirements of the ADA, it has not conducted an audit or investigation of all of its properties to determine its compliance. If one or more of its properties or future properties is not in compliance with the ADA, then CIM

Urban would be required to incur additional costs to bring the property into compliance. CIM Urban cannot predict the ultimate amount of the cost of compliance with the ADA. If CIM Urban incurs substantial costs to comply with the ADA, its financial condition, results of operations, cash flow, ability to satisfy its debt service obligations and to pay dividends could be adversely affected.

Competition

CIM Urban competes with other investors engaged in the acquisition, development, and management of real estate and real estate-related investments. Its competitors include other REITs, insurance companies, pension funds, private equity funds, sovereign wealth funds, hedge funds, mortgage banks, investment banks, commercial banks, savings and loan associations, specialty finance companies, and other private and institutional investors and financial companies that pursue strategies similar to CIM Urban. Some of CIM Urban’s competitors may be larger than CIM Urban and have greater access to capital and other resources and may have other advantages over CIM Urban. In addition, some of CIM Urban’s competitors may have higher risk tolerances or lower profitability targets than CIM Urban, which could allow them to pursue new business more aggressively than CIM Urban. CIM Urban believes that its relationship with CIM Group gives it a competitive advantage that allows it to operate more effectively in the markets in which it conducts its business.

Management

Currently, CIM REIT is externally managed by an affiliate of CIM Group, which provides consulting, advisory, and other services to CIM REIT as the director of CIM REIT. It is contemplated that new investments/business lines that CIM Urban may pursue in the future may be either internally managed or externally managed by CIM Group or an affiliate pursuant to the Master Services Agreement and/or new or existing investment management agreements.

Legal Proceedings

On October 9, 2013, a putative class action and derivative lawsuit was filed in the Dallas County Court at Law No. 5 in Dallas County, Texas against and purportedly on behalf of PMC Commercial captioned REIT Redux, L.P., et al. v. PMC Commercial Trust, et al. The complaint names as defendants PMC Commercial, the members of the Board of Trust Managers, its executive officers and CIM REIT. The plaintiffs assert the action as a direct action, as well as a derivative action and allege, among other things, that the Trust Managers of PMC Commercial breached the PMC Commercial Declaration of Trust and have conspired to deprive the plaintiffs and the class of their right to vote to approve or decline the Merger, to approve or decline of the sale of PMC Commercial and to approve or decline the authorization of the PMC Commercial Common Shares necessary to support the conversion rights of the PMC Commercial Preferred Shares. They allege that CIM REIT is liable as a principal and for tortiously interfering with the rights of shareholders under the PMC Commercial Declaration of Trust and causing or inducing the foregoing breaches. The plaintiffs further allege, among other things, that the Trust Managers breached their fiduciary duties to the PMC Commercial shareholders in connection with the Merger, and allege that CIM REIT aided, abetted and induced those breaches of fiduciary duty. The complaint seeks an order enjoining a vote on the transactions contemplated by the Merger Agreement, an order certifying the matter as a class action for damages, damages for lost shareholder value, exemplary damages, attorney’s fees and costs, appointment of a receiver, if justice so demands, in order to preserve and maximize shareholder value, and all other such relief as the court may find reasonable and necessary to which plaintiffs may be entitled. See “THE MERGER—Litigation Relating to the Merger” beginning on page 88. On November 12, 2013, the plaintiffs filed an amended petition to add PMC Merger Sub as a defendant to the lawsuit.

While PMC Commercial and CIM REIT management deny the allegations in the complaint and intend to defend vigorously against these allegations, PMC Commercial and CIM REIT cannot assure you as to the outcome of this, or any similar future lawsuits.

Except for the foregoing, none of CIM REIT, CIM Urban or CIM Group are currently subject to any legal proceedings that CIM REIT, CIM Urban or CIM Group consider to be material.

CIM URBAN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes many forward-looking statements. For cautions about relying on such forward-looking statements, please see “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 62.

Executive Summary

Overview

CIM Urban and its subsidiaries invest primarily in substantially stabilized real estate and real estate-related assets located in high density, high barrier to entry urban markets throughout North America. CIM Group seeks investment opportunities that are likely, in CIM Group’s opinion, to experience above-average rent growth relative to both national averages and their neighboring CBDs. CIM Urban is managed by CIM Group, a related party. CIM Group is an integrated, full-service investment manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities.

CIM Urban’s office, multifamily and hotel assets are located in 11 U.S. markets—Oakland, Sacramento, Los Angeles, San Francisco, Austin, Dallas, Houston, New York, Charlotte, District of Columbia and Orange County, CA. As of September 30, 2013, CIM Urban’s portfolio was comprised of 31 properties, including one leasehold property and one mortgage loan asset. Currently, CIM Urban has 19 office properties, totaling approximately 5.4 million rentable square feet; 5 multifamily buildings, totaling 930 units; 2 hotels, totaling 665 rooms with 9,453 square feet of ancillary retail; a first mortgage on a 405-key full service hotel, 3 ancillary parking garages and one development site. CIM Urban may, at times, make new real estate acquisitions in markets in which CIM Urban does not currently have investments. New investments are targeted in urban markets that have been, or will be, researched and approved by CIM Group and meet the qualification criteria to become a qualified community. As of September 30, 2013 and December 31, 2012, the office portfolio was 86.3% and 85.3% occupied, respectively. As of September 30, 2013 and December 31, 2012, CIM Urban’s multifamily portfolio, which is comprised of 930 apartment units, was 94.9% and 95.6% occupied, respectively, with an average annual rental rate of $21,923 per unit and $20,701 per unit, respectively. CIM Urban’s hotel portfolio had a 3.7% increase in RevPAR for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 and a 5.7% increase in RevPAR for the year ended December 31, 2012 compared to the 2011 period.

During the nine months ended September 30, 2013 and the year ended December 31, 2012, CIM Urban did not engage in any acquisitions, dispositions, development or repositioning of real property.

Funds From Operations

CIM Urban discloses Funds From Operations (FFO) because it believes that FFO is a widely recognized and appropriate measure of the performance of a REIT. CIM Urban believes FFO is frequently used by security analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO represents net income (loss), computed in accordance with GAAP, excluding gains (or losses) from sales of real estate, real estate depreciation and amortization (other than amortization of deferred financing costs), and after adjustments for non-controlling interests. CIM Urban calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).

Like any metric, FFO should not be used as the only measure of CIM Urban’s performance, because it excludes depreciation and amortization and captures neither the changes in the value of CIM Urban’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of CIM Urban’s properties, all of which have real economic effect and could materially impact CIM Urban’s results from operations. Other REITs may not calculate FFO in accordance with NAREIT, accordingly, CIM Urban’s FFO may not be comparable to those other REITs’ FFO. Therefore,

FFO should be considered only as a supplement to net income as a measure of CIM Urban’s performance and should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP. FFO should not be used as a measure of CIM Urban’s liquidity, nor is it indicative of funds available to fund CIM Urban’s cash needs, including CIM Urban’s ability to pay dividends.

The following table sets forth a reconciliation of CIM Urban’s FFO to net income computed in accordance with GAAP:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
(in Thousands)
Net income attributable to CIM Urban	$12,286	$16,903	$19,589	$6,122	$13,528
Depreciation and amortization	51,290	51,803	69,943	68,804	71,204
Depreciation and amortization—discontinued operations	—	—	—	—	935
(Gain) from disposition of discontinued operations	—	—	—	—	(7,447)
Net income attributable to noncontrolling interests	103	99	208	187	137

Funds From Operations (FFO)	$63,679	$68,805	$89,740	$75,113	$78,357

Total FFO decreased to $63,679,000, or by 7.5%, for the nine months ended September 30, 2013, compared to $68,805,000 for the nine months ended September 30, 2012. The decrease was primarily attributable to approximately $4,013,000 of transaction-related costs in the 2013 period, which includes costs related to the proposed merger with PMC Commercial and costs associated with the LAX Holiday Inn, which CIM Urban took possession of in October 2013. Improved results from CIM Urban’s office and multifamily portfolios were offset by lower operating income generated from CIM Urban’s hotel segment primarily due to the LAX Holiday Inn First Mortgage being in default by the borrower during such period.

Total FFO increased to $89,740,000, or 19.5%, for the year ended December 31, 2012, compared to $75,113,000 for the year ended December 31, 2011. The increase was primarily attributable to improved operations as well as additional net income from a multifamily property acquired in 2011. For the year ended December 31, 2011, FFO decreased to $75,113,000, or 4.1%, compared to $78,357,000 for the year ended December 31, 2010. The decrease is primarily due to reduced income from certain properties that experienced significant tenant loss and the sale of a property in 2010. Overall, the aforementioned decreases were partially offset by increased income as a result of property acquisitions in 2011 and 2010.

Rental Rate Trends

Office Rental Rates: The following table sets forth the annualized rent per leased square foot across CIM Urban’s office portfolio as of the specified periods:

	As of September 30,		As of December 31,
	2013	2012	2012	2011	2010
Annualized Rent per Leased Square Foot(1)	$35.51	$34.76	$35.42	$34.30	$33.11

1)	Represents gross monthly base rent under leases commenced as of the specified periods, multiplied by twelve. This amount reflects total cash rent before abatements. Total abatements for the twelve months ended September 30, 2013, were approximately $12.6 million. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent, based on reimbursements for the applicable period, multiplied by twelve. Annualized Rent for certain office properties includes rent attributable to retail and parking.

The following table sets forth information regarding leases executed in CIM Urban’s total office portfolio during the specified periods:

Office Portfolio Leases Executed (1)

	For the Nine Months Ended September 30		For the Years Ended December 31,
	2013	2012	2012	2011	2010
Renewals (2)
Average annual straight-line rental rate (3)	$38.29	$41.81	$41.03	$24.38	$39.82

Tenant improvement costs per square foot per year (4)	$4.42	$0.89	$0.98	$4.28	$0.44
Lease commission costs per square foot per year (4)	2.27	1.18	1.32	1.93	2.48

Total tenant improvement and lease commission costs per square foot per year (4)	$6.69	$2.07	$2.30	$6.21	$2.92

New Leases
Average annual straight-line rental rate (3)	$38.37	$29.89	$34.47	$36.81	$22.61

Tenant improvement costs per square foot per year (4)	$1.61	$4.22	$3.89	$4.41	$1.79
Lease commission costs per square foot per year (4)	1.09	1.71	1.86	1.57	1.00

Total tenant improvement and lease commission costs per square foot per year (4)	$2.70	$5.93	$5.75	$5.98	$2.79

Combined Renewals and New Leases
Average annual straight-line rental rate (3)	$38.31	$37.38	$38.13	$32.07	$33.13

Tenant improvement costs per square foot per year (4)	$3.66	$2.13	$2.27	$4.36	$0.97
Lease commission costs per square foot per year (4)	1.95	1.38	1.56	1.71	1.90

Total tenant improvement and lease commission costs per square foot per year (4)	$5.61	$3.51	$3.83	$6.07	$2.87

1)	Balances have been adjusted to reflect the impact over time of rent abatements and rent escalations. CIM Urban management believes that this straight-line rent presentation provides a more appropriate analysis of its renewals and new leases than on a cash basis during the respective periods.
2)	Includes retained tenants that have relocated or expanded into new space within the CIM Urban office portfolio.
3)	Represents the weighted average straight-line annualized base rent per leased square foot for leases entered into within the CIM Urban office portfolio. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent.
4)	Represents the weighted average leasing commissions and tenant improvement allowances under all office leases within the CIM Urban office portfolio that were entered into during the applicable period, divided by the number of years of the lease.

CIM Urban typically originates leases within its office portfolio at or above prevailing market rental rates, which are contingent on various macro-economic and micro-economic conditions. Its leases have, generally, an escalator of approximately 2-3%, which increases the rental rate each year until renewal. In-place rental rates may vary when compared to prevailing market rates due to a variety of factors, such as (i) new competing space and (ii) capital improvements being performed within CIM Urban’s buildings, which may temporarily push rental rates down in the near term, but generally rebound after certain capital improvements are completed. As of September 30, 2013, blended market rents were $36.92 per square foot in the markets where CIM Urban operates, which compares to CIM Urban’s blended in-place rents of $35.51 per square foot.

Over the next four quarters, CIM Urban expects to see expiring cash rents as set forth in the table below:

	For the Three Months Ended
	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
Expiring Cash Rents:
Expiring Square Feet (1)	200,317	27,007	230,230	110,962
Expiring Rent Per Square Foot (2)	$34.82	$38.28	$30.78	$46.08

1)	All month-to-month tenants are included in the expiring leases in the first quarter listed.
2)	Represents gross monthly base rent, as of September 30, 2013, under leases expiring during the periods above, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been converted from triple net to gross by adding expense reimbursements to base rent.

Multifamily Rental Rates: The following table sets forth the monthly rent per leased unit across CIM Urban’s multifamily portfolio for the specified periods:

	As of September 30,		As of December 31,
	2013	2012	2012	2011	2010
Monthly Rent per Leased Unit(1)	$1,827	$1,756	$1,725	$1,647	$1,279

1)	Represents gross monthly base rent under leases as of the specified period, divided by leased units. This amount reflects total cash rent before concessions.

Occupancy Rates: The following tables set forth the occupancy rates for CIM Urban’s office and multifamily real estate portfolios as of the specified periods:

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010
Office portfolio	86.3%	84.6%	85.3%	82.5%	79.6%
Multifamily portfolio	94.9%	95.7%	95.6%	96.3%	94.1%

Hotel Statistics: The following table sets forth the occupancy, average daily rate (ADR) and revenue per available room (RevPAR) for the hotel portfolio for the specified periods:

Rental Rate Trends—Hotel Statistics(1)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2013	2012	2012	2011	2010(2)
Occupancy	77.7%	75.9%	74.2%	71.6%	68.3%
ADR	$130.40	$128.61	$128.81	$126.23	$123.08
RevPAR	$101.31	$97.66	$95.55	$90.36	$84.09

1)	Excludes LAX Holiday Inn, for which CIM Urban was the lender and held the first mortgage during such periods.
2)	CIM Urban sold a 160 room hotel located in Los Angeles, CA on December 17, 2010. The 2010 data provided above is for a partial year and represents the data for CIM Urban’s period of ownership only.

Results of Operations

The accompanying unaudited condensed consolidated financial statements as of September 30, 2013 and December 31, 2012 and for the three and nine months ended September 30, 2013 and 2012 included elsewhere in this proxy statement/prospectus are the consolidated financial statements of CIM Urban. All significant intercompany balances and transactions have been eliminated in the CIM Urban consolidated financial statements. The accompanying audited consolidated financial statements as of December 31, 2012 and 2011 and for the three years ended December 31, 2012 are the consolidated financial statements of CIM Urban. All significant intercompany balances and transactions have been eliminated in the CIM Urban consolidated financial statements.

The comparability of CIM Urban’s results of operations in 2013, 2012 and 2011 is affected by acquisitions completed in 2011 and 2010 and the impact of a hotel sale in 2010. See notes 3 and 4 to CIM Urban’s consolidated financial statements.

Comparison of Three Months Ended September 30, 2013 to the Three Months Ended September 30, 2012

Net income attributable to partners decreased to $1,766,000 for the three months ended September 30, 2013 compared to $4,847,000 for the three months ended September 30, 2012. The decrease was primarily attributable to $2,619,000 of transaction-related costs in the 2013 period, which includes costs related to the proposed merger with PMC Commercial and costs associated with the LAX Holiday Inn, which CIM Urban took possession of in October 2013. In addition, CIM Urban experienced lower operating income generated from its hotel segment, primarily due to reduced income from the LAX Holiday Inn first mortgage.

CIM Urban operates in three market segments: office properties; hotel; and multifamily. Set forth and described below are summary segment results for CIM Urban’s three market segments for the specified periods.

Summary Segment Results
(in Thousands)
	Three Months Ended September 30,		Change
	2013	2012	$	%
Revenues:
Office properties	$43,812	$43,324	$488	1.1%
Hotel	8,630	9,515	(885)	(9.3%)
Multifamily	5,044	4,760	284	6.0%
Expenses:
Office properties	17,695	17,122	573	3.3%
Hotel	6,447	6,304	143	2.3%
Multifamily	2,125	1,812	313	17.3%

Revenues

Office Properties: Revenues include rental revenues from CIM Urban’s office properties, expense reimbursements and lease termination income. Total office property revenues increased to $43,812,000, or 1.1%, for the three months ended September 30, 2013 compared to $43,324,000 for the comparable period in 2012. The increase primarily reflects an increase in rental revenue from CIM Urban’s properties in California. A decrease in revenue due to lower occupancy at CIM Urban’s North Carolina office property was offset by increases in revenue from CIM Urban properties in the District of Columbia and Texas compared to the 2012 third quarter.

Hotel Revenue: Total hotel revenue decreased to $8,630,000, or 9.3%, for the 2013 third quarter compared to $9,515,000 for the 2012 third quarter. The decrease is due to a reduction in interest income related to a note receivable from a hotel property, which is included in Hotel segment revenue. The borrower of the LAX Holiday

Inn first mortgage was in default during the 2013 third quarter. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn. The decrease in interest income of approximately $940,000 was partially offset by a net revenue increase from CIM Urban’s two other hotel properties.

Multifamily Revenue: Total multifamily revenue increased to $5,044,000, or 6.0%, for the 2013 third quarter compared to $4,760,000 for the 2012 third quarter. The increase is primarily due to increased revenue from two of CIM Urban’s multifamily properties in Texas, which achieved increased rental rates compared to the same period in 2012. Multifamily revenue also benefited from a retail lease at CIM Urban’s multifamily property in New York that was not in place in the 2012 third quarter.

Expenses

Office Properties: Total expenses increased to $17,695,000, or 3.3%, for the third quarter of 2013 compared to $17,122,000 in the third quarter of 2012. The increase is primarily due to increased real estate taxes at CIM Urban’s District of Columbia properties compared to the third quarter of 2012.

Hotel Expenses: Total hotel expenses increased to $6,447,000, or 2.3%, for the third quarter of 2013 compared to $6,304,000 for the third quarter of 2012. The increase is primarily due to higher operating costs associated with improved net revenues at CIM Urban’s two owned hotel properties in the 2013 third quarter.

Multifamily Expenses: Total multifamily expenses increased to $2,125,000, or 17.3%, for the third quarter of 2013 compared to $1,812,000 for the third quarter of 2012. The increase is primarily due to higher real estate tax expense in the third quarter of 2013 compared to the third quarter of 2012.

Interest Expense: Interest expense of $4,612,000 in the third quarter of 2013 represents a $94,000 decrease from $4,706,000 in the third quarter of 2012. Increased interest expense from incremental line of credit borrowings in the 2013 third quarter was offset by lower interest expense from amortizing fixed-rate mortgages and the repayment of the 800 N Capitol mortgage in early September 2013.

General and Administrative: General and administrative expenses that have not been allocated to segments decreased to $168,000 for the third quarter of 2013 compared to $388,000 in the comparable 2012 period. The decrease is primarily due to increased accounting and tax costs in the 2012 third quarter compared to the 2013 third quarter.

Acquisition-Related Costs: Acquisition-related costs totaling $2,619,000 includes $1,393,000 of tax, legal and other costs associated with the foreclosure of the LAX Holiday Inn and $1,226,000 of costs associated with the proposed merger with PMC Commercial, consisting primarily of due diligence costs, reimbursement of PMC Commercial’s acquisition-related costs, and legal and accounting expenses.

Asset Management Fees to Related Party: Asset management fees totaled $5,442,000 for the third quarter of 2013 compared to $5,216,000 for the third quarter of 2012. Management fees are calculated based on a percentage of the gross fair value of CIM Urban’s investments, which are appraised in the fourth quarter of each year. The higher fees reflect a net increase in the fair value of the real estate investments based on the December 31, 2012 appraised values, as well as incremental capital expenditures in the first nine months of 2013.

The appraisals of CIM Urban’s investments were performed annually by independent third-party appraisers who are members of the Appraisal Institute (MAI) and whose work product is represented to be Uniform Standards of Professional Appraisal Practice (USPAP) compliant. Each such independent third-party appraiser was selected directly by CIM’s board of directors notwithstanding the right of CIM Urban’s Advisory Board to elect to select the third-party appraiser from a list of three appraisers provided to the Advisory Board by CIM’s board of directors. The appraised values determined by the independent third-party appraisers were provided to

CIM Urban’s Advisory Board whom had the right to object to the appraised value and institute a process for determining the value. CIM Urban’s Advisory Board, the members of which are independent of CIM Group, has never objected to the appraised values provided by the appraisers selected by CIM’s board of directors.

Depreciation and Amortization: Depreciation and amortization expense decreased to $16,619,000, or 3.5%, in the third quarter of 2013, compared to $17,213,000 in the third quarter of 2012. The decrease in depreciation and amortization expense is primarily due to certain assets that became fully depreciated, partially offset by an increase in depreciation expense associated with additional capital expenditures compared to the third quarter of 2012.

Comparison of Nine Months Ended September 30, 2013 to the Nine Months Ended September 30, 2012

Net income attributable to partners decreased to $12,286,000, or 27.3%, for the nine months ended September 30, 2013 compared to $16,903,000 for the nine months ended September 30, 2012. The decrease was primarily attributable to $4,013,000 of transaction-related costs in the 2013 period related to the proposed merger with PMC Commercial and costs associated with the LAX Holiday Inn, which CIM Urban took possession of in October 2013. In addition, CIM Urban experienced improved results from its office and multifamily portfolios, which were offset by lower operating income generated from CIM Urban’s hotel segment, primarily due to reduced income from the LAX Holiday Inn first mortgage.

CIM Urban operates in three market segments: office properties; hotel; and multifamily. Set forth and described below are summary segment results for CIM Urban’s three market segments for the specified periods.

Summary Segment Results
(in Thousands)
	Nine Months Ended September 30,		Change
	2013	2012	$	%
Revenues:
Office properties	$131,409	$128,626	$2,783	2.2%
Hotel	29,201	31,542	(2,341)	(7.4%)
Multifamily	15,022	14,070	952	6.8%
Expenses:
Office properties	50,543	49,369	1,174	2.4%
Hotel	20,263	19,752	511	2.6%
Multifamily	5,973	5,637	336	6.0%

Revenues

Office Properties: Total office property revenues increased to $131,409,000, or 2.2%, for the nine months ended September 30, 2013 compared to $128,626,000 for the nine months ended September 30, 2012. The increase during the first nine months of 2013 primarily reflects a net increase in rental revenue of approximately $1.6 million from CIM Urban’s properties in the District of Columbia combined with a net increase of approximately $860,000 in rental revenue from CIM Urban’s properties in California. In addition, lease termination fees increased compared to the 2012 nine month period.

Hotel Revenue: Total hotel revenue decreased to $29,201,000, or 7.4%, for the first nine months of 2013 compared to $31,542,000 for the first nine months of 2012. The decrease is primarily due to lower interest income on a note receivable from the LAX Holiday Inn of approximately $2.8 million. The borrower of the first mortgage was in default during such period. A subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and has taken possession of the LAX Holiday Inn. This decrease was partially offset by increased revenue from CIM Urban’s two owned hotel properties.

Multifamily Revenue: Total multifamily revenue increased to $15,022,000 or 6.8%, in the first nine months of 2013 compared to $14,070,000 for the first nine months of 2012. The increase is primarily due to increased revenue from two of CIM Urban’s multifamily properties in Texas, which achieved increased rental rates compared to the 2012 period. Revenue also benefited from a new retail lease at CIM Urban’s multifamily property in New York.

Expenses

Office Properties: Total expenses increased to $50,543,000, or 2.4%, for the nine months ended September 30, 2013 compared to $49,369,000 for the nine months ended September 30, 2012. The increase is primarily due to increased real estate taxes at CIM Urban’s District of Columbia properties.

Hotel Expenses: Total hotel expenses increased to $20,263,000, or 2.6%, for the first nine months of 2013 compared to $19,752,000 for the first nine months of 2012. The increase reflects higher operating costs associated with revenue increases achieved at CIM Urban’s two owned hotel properties, which achieved higher combined occupancy and RevPAR.

Multifamily Expenses: Total multifamily expenses increased to $5,973,000, or 6.0%, for the first nine months of 2013 compared to $5,637,000 for the first nine months of 2012. The increase is primarily due to higher real estate tax expense in the first nine months of 2013 compared to the first nine months of 2012.

Interest Expense: Interest expense totaled $14,013,000 in the first nine months of 2013, compared to $14,138,000 in the first nine months of 2012. Increased interest expense from incremental line of credit borrowings in the 2013 nine month period was offset by lower interest expense from amortizing fixed-rate mortgages and the repayment of the 800 N Capitol mortgage in early September 2013.

General and Administrative: General and administrative expenses that have not been allocated to segments totaled $867,000 in the first nine months of 2013, consistent with $871,000 in the first nine months of 2012.

Acquisition-Related Costs: Acquisition-related costs totaling $4,013,000 includes $1,393,000 of tax, legal and other costs associated with the foreclosure of the LAX Holiday Inn and $2,620,000 of costs associated with the proposed merger with PMC Commercial, consisting primarily of due diligence costs, reimbursement of PMC Commercial’s acquisition-related costs, and legal and accounting expenses.

Asset Management Fees to Related Party: Asset management fees totaled $16,282,000 for the first nine months of 2013 compared to $15,667,000 for the first nine months of 2012. Management fees are calculated based on a percentage of the gross fair value of CIM Urban’s investments, which are appraised in the fourth quarter of each year. The higher fees reflect a net increase in the fair value of the real estate investments based on the December 31, 2012 appraised values, as well as incremental capital expenditures in the first nine months of 2013.

Depreciation and Amortization: Depreciation and amortization expense decreased to $51,290,000 in the first nine months of 2013, compared to $51,803,000 in the first nine months of 2012. The increase in depreciation expense resulting from additional capital expenditures was offset by decreased amortization of certain in place lease values.

Comparison of Year Ended December 31, 2012 to Year Ended December 31, 2011

Net income attributable to partners increased to $19,589,000 for the year ended December 31, 2012 compared to $6,122,000 for the year ended December 31, 2011. The increase was primarily attributable to improved operations, particularly in CIM Urban’s office segment, as well as additional net income from a multifamily property acquired in 2011.

CIM Urban operates in three market segments: office properties; hotel; and multifamily. Set forth and described below are summary segment results for CIM Urban’s three market segments for the specified periods.

Summary Segment Results
(in Thousands)
	Years Ended December 31,		Change
	2012	2011	$	%
Revenues:
Office properties	$172,583	$158,321	$14,262	9.0%
Hotel	41,086	39,505	1,581	4.0%
Multifamily	18,844	15,467	3,377	21.8%
Expenses:
Office properties	67,352	64,647	2,705	4.2%
Hotel	26,135	25,253	882	3.5%
Multifamily	7,751	6,230	1,521	24.4%

Revenues

Office Properties: Total office properties revenues increased to $172,583,000, or 9.0%, in 2012 compared to $158,321,000 in 2011. The increase primarily reflects an increase in occupancy and an increase in rental rates associated with new and renewed leases at CIM Urban’s properties in the District of Columbia and in Oakland, California.

Hotel Revenue: Total hotel revenue increased to $41,086,000, or 4.0%, in 2012 compared to $39,505,000 in 2011. The increase is primarily due to increases in RevPAR at both of CIM Urban’s owned hotel properties in 2012 compared to 2011, partially offset by lower revenue associated with the LAX Holiday Inn note receivable in 2012 due to lower discount amortization.

Multifamily Revenue: Total multifamily revenue increased to $18,844,000, or 21.8%, in 2012 compared to $15,467,000 in 2011. The increase is primarily due to additional revenue from a property acquired in 2011.

Expenses

Office Properties: Total expenses increased to $67,352,000, or 4.2%, in 2012 compared to $64,647,000 in 2011. The increase is primarily due to an increase in real estate taxes at certain properties within CIM Urban’s District of Columbia office portfolio.

Hotel Expenses: Total hotel expenses increased to $26,135,000, or 3.5%, in 2012 compared to $25,253,000 in 2011. The increase is primarily due to increased variable costs associated with increased occupancy.

Multifamily Expenses: Total multifamily expenses increased to $7,751,000, or 24.4%, in 2012 compared to $6,230,000 in 2011. The increase was primarily due to additional expenses from a property acquired in 2011 and increased real estate taxes due to a reassessment of certain properties acquired in 2010.

Interest Expense: Interest expense increased to $18,856,000, or 4.0%, in 2012 compared to $18,128,000 in 2011. The increase was primarily due to the incremental expense associated with borrowings under the line of credit, as well as a full year of interest expense on mortgages on five properties financed or refinanced in 2011.

General and Administrative: General and administrative expenses that have not been allocated to segments increased to $1,122,000 in 2012, compared to $1,022,000 in 2011. The increase is primarily related to higher accounting and consulting fees in 2012.

Asset Management Fees to Related Party: Asset management fees increased to $20,924,000, or 8.3%, in 2012 compared to $19,326,000 in 2011. Management fees are calculated based on a percentage of the gross fair value of CIM Urban’s investments. The increase is primarily due to an increase in the fair value of CIM Urban’s investments as determined by third-party appraisals.

Acquisition-Related Costs: Acquisition-related costs totaled $632,000 in 2012 compared to $3,574,000 in 2011. The decrease is primarily due to higher expenses in 2011 associated with the acquisition of a multifamily property.

Depreciation and Amortization: Depreciation and amortization expense increased to $69,943,000, or 1.7%, in 2012, compared to $68,804,000 in 2011. The increase is primarily due to a full year of depreciation associated with a property acquired in 2011 and incremental capital expenditures during 2012.

Comparison of Year Ended December 31, 2011 to Year Ended December 31, 2010

Net income attributable to partners decreased to $6,122,000 for the year ended December 31, 2011 compared to $13,528,000 for the year ended December 31, 2010. Excluding income from discontinued operations in the 2010 period, which reflects the sale of a hotel property, net income from continuing operations increased to $6,309,000, or 13.8%, for the year ended December 31, 2011 compared to $5,545,000 for the year ended December 31, 2010. Results in 2011 benefitted from increased income as a result of property acquisitions in 2011 and 2010, which was partially offset by reduced income from certain properties that experienced significant tenant loss.

CIM Urban operates in three market segments: office properties; hotel; and multifamily. Set forth and described below are summary segment results for CIM Urban’s three market segments for the specified periods.

Summary Segment Results
(in Thousands)
	Years Ended December 31,		Change
	2011	2010	$	%
Revenues:
Office properties	$158,321	$162,641	$(4,320)	(2.7%)
Hotel	39,505	37,725	1,780	4.7%
Multifamily	15,467	10,296	5,171	50.2%
Expenses:
Office properties	64,647	66,954	(2,307)	(3.4%)
Hotel	25,253	23,776	1,477	6.2%
Multifamily	6,230	5,146	1,084	21.1%

Revenues

Office Properties: Total office properties revenues decreased to $158,321,000, or 2.7%, in 2011 compared to $162,641,000 in 2010. The decrease primarily reflects a decrease in occupancy at two office properties in Washington, D.C., partially offset by a full year of revenues from properties acquired in 2010.

Hotel Revenue: Total hotel revenue increased to $39,505,000, or 4.7%, in 2011 compared to $37,725,000 in 2010. The increase is primarily due to RevPAR growth at both of CIM Urban’s owned hotel properties in 2011 compared to 2010.

Multifamily Revenue: Total multifamily revenue increased to $15,467,000, or 50.2%, in 2011 compared to $10,296,000 in 2010. The increase is primarily due to a full year of revenues from properties acquired in 2010 and additional revenue from a property acquired in 2011.

Expenses

Office Properties: Total expenses decreased to $64,647,000, or 3.4%, in 2011 compared to $66,954,000 in 2010. The decrease primarily reflects a decrease in occupancy at three office properties resulting in lower utility costs, which were partially offset by a full year of expenses from properties acquired in 2010. In addition, expenses in 2011 reflect property tax refunds received for two of CIM Urban’s District of Columbia properties.

Hotel Expenses: Total hotel expenses increased to $25,253,000, or 6.2%, in 2011 compared to $23,776,000 in 2010. The increase is primarily due to increased variable costs associated with higher occupancy.

Multifamily Expenses: Total multifamily expenses increased to $6,230,000, or 21.1%, in 2011 compared to $5,146,000 in 2010. The increase is primarily due to additional expenses from properties acquired in 2010 and 2011.

Interest Expense: Interest expense increased to $18,128,000, or 6.3%, in 2011 compared to $17,058,000 in 2010. The increase is primarily due to interest expense at five properties financed or refinanced in 2011 and a full year of interest expense from mortgages on two properties acquired in 2010. The increases were partially offset by reduced interest expenses due to loans that were repaid during 2010.

General and Administrative: General and administrative expenses that have not been allocated to segments increased to $1,022,000 in 2011 compared to $759,000 in 2010. The increase is primarily due to increased accounting, tax, and legal costs in 2011.

Asset Management Fees to Related Party: Asset management fees increased to $19,326,000, or 9.5%, in 2011 compared to $17,657,000 in 2010. Management fees are calculated based on a percentage of the gross fair value of CIM Urban’s investments. The increase in 2011 is primarily due to an increase in the fair value of CIM Urban’s investments as determined by the use of third-party appraisals.

Acquisition-Related Costs: Acquisition-related costs increased to $3,574,000 in 2011 compared to $2,562,000 in 2010. The increase is primarily due to higher expenses in the 2011 period associated with the acquisition of a multifamily property.

Depreciation and Amortization: Depreciation and amortization expense decreased to $68,804,000, or 3.4%, in 2011, compared to $71,204,000 in 2010. The decrease is primarily due to certain acquisition-related intangible assets that became fully amortized in 2011, partially offset by additional depreciation associated with incremental capital expenditures and acquisitions in 2010 and 2011.

Discontinued Operations

Net income from discontinued operations of $8,120,000 in 2010 includes the operations and gain on sale of a hotel property sold in 2010.

Liquidity and Capital Resources

Credit Facility

In February 2012, CIM Urban obtained an unsecured revolving credit facility allowing for maximum borrowings of $100.0 million. Borrowings under the facility are limited by certain borrowing base calculations. Outstanding advances under the facility bear interest at a base rate, as defined, plus 0.75% to 1.50% or LIBOR plus 1.75% to 2.50%, depending on the maximum consolidated leverage ratio, as defined. The facility matures in February 2016, with a one-year extension option under certain circumstances. As of September 30, 2013, $81.5 million was outstanding under the facility. CIM Urban has recently amended this facility to (i) change the interest rate to the base rate, as defined, plus 0.25% to 0.85% or LIBOR plus 1.25% to 1.85% and (ii) modify the borrowing base.

In addition, in August 2013 CIM Urban added a new $125 million unsecured revolving credit facility with the same bank syndicate. As of September 30, 2013, $64.0 million was outstanding under the facility. Borrowings under the facility will be limited by certain borrowing base calculations. Outstanding advances under the facility bear interest at the base rate, as defined, plus 0.25% to 0.85% or LIBOR plus 1.25% to 1.85%, depending on the maximum consolidated leverage ratio, as defined. The unsecured revolving credit facility matures six months from the closing date, as defined, subject to two three-month extension options which are subject to certain conditions. As of September 30, 2013, CIM Urban was in compliance with all of its financial covenants under both credit facilities.

CIM Urban’s liquidity needs for the next twelve months include the Special Dividend of approximately $58.3 million, capital expenditures and distributions. Mortgages maturing in September through December 2013, with interest rates of 5.95% to 6.30% were repaid during the third quarter of 2013 with borrowings under CIM Urban’s credit facilities, which have a relatively attractive interest rate of LIBOR plus 1.25%. CIM Urban expects to meet its liquidity requirements for the next twelve months through cash on hand, cash provided by operations and borrowings both under its existing facility and under the new revolving credit facility as described above.

In order to fund future acquisitions and to pay debts and other obligations as they become due, CIM Urban anticipates expansion of its current revolving credit facility, other term loans or longer-term debt issuances. The completion and the costs of future debt transactions will depend primarily upon market conditions. It is CIM Urban’s intention to conduct business activities in a manner which will allow reasonable access to capital for future investment activities. However, there can be no assurance that CIM Urban will be able to issue new debt or refinance existing debt on reasonable terms.

CIM Urban’s long-term liquidity needs consist primarily of funds necessary to pay for development or repositioning of properties, non-recurring capital expenditures and refinancing of indebtedness. CIM Urban does not expect that it will have sufficient funds on hand to cover all of these long-term cash requirements. The nature of CIM Urban’s business, and the requirements imposed by REIT rules that it distribute a substantial majority of its income on an annual basis in the form of dividends, may cause CIM Urban to have substantial liquidity needs over the long term. CIM Urban will seek to satisfy its long-term liquidity needs through cash flows from operations, long-term secured indebtedness and property dispositions.

Available Borrowings, Cash Balances and Capital Resources

CIM Urban has typically financed its capital needs through investor equity commitments, long-term secured mortgages and a short-term line of credit. As of December 2009, all of CIM Urban’s investors’ capital commitments were funded. As of September 30, 2013 and December 31, 2012, CIM Urban had total indebtedness of $378.4 million and $345.6 million, respectively. Included in total indebtedness is $145.5 million and $30 million of borrowings under lines of credit with total capacity of $225 million and $100 million at September 30, 2013 and December 31, 2012, respectively.

Commitments

The following table sets forth CIM Urban’s principal obligations and commitments, including periodic interest payments, as of December 31, 2012:

Payments due by Period

(in Thousands)

	Total	2013	2014-2015	2016-2017	Thereafter
Debt Obligations(1)	$430,368	$101,154	$108,779	$53,988	$166,447
Minimum Lease Payments	131,890	437	913	1,006	129,534

(1)	Excludes premiums and discounts and includes interest of $17,456 (2013), $25,251 (2014-2015), $14,993 (2016-2017) and $30,651 (thereafter) calculated based on the current effective interest rate on the related debt.

The following table sets forth CIM Urban’s principal obligations and commitments, including periodic interest payments, as of September 30, 2013:

Payments due by Period

(in Thousands)

	Total	2013	2014-2015	2016-2017	Thereafter
Debt Obligations(1)	$457,118	$6,093	$178,864	$105,714	$166,447
Minimum Lease Payments	131,562	109	913	1,006	129,534

(1)	Excludes premiums and discounts and includes interest of $4,534 (2013), $31,336 (2014-2015), $15,218 (2016-2017) and $30,651 (thereafter) calculated based on the current effective interest rate on the related debt.

Cash Flows

Nine Months Ended September 30, 2013 compared to September 30, 2012

CIM Urban’s cash and cash equivalents totaled $17.3 million and $31.5 million at September 30, 2013 and December 31, 2012, respectively. CIM Urban’s cash flows from operating activities are primarily dependent upon the occupancy level of CIM Urban’s real estate assets, the rental rates achieved through CIM Urban’s leases, the collectability of rent and recoveries from CIM Urban’s tenants. CIM Urban’s cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash provided by operating activities totaled $49.6 million for the first nine months of 2013 compared to $52.0 million for the first nine months of 2012. The decrease was primarily due to higher cash revenues in the first nine months of 2013, offset by greater uses of working capital in 2013 compared to the 2012 period.

CIM Urban’s net cash used in investing activities is generally used to fund property acquisitions, development and redevelopment projects and capital expenditures. Net cash used in investing activities decreased to $13.8 million in the first nine months of 2013 from $24.3 million in the first nine months of 2012. The decrease reflects higher levels of both acquisition and capital expenditure spending in the 2012 period.

CIM Urban’s net cash related to financing activities is generally impacted by its borrowings and capital activities, net of dividends and distributions paid to partners and non-controlling interests. Net cash used in financing activities increased to $50.0 million in the first nine months of 2013, from $36.2 million in the first nine months of 2012. The 2013 nine month period reflects higher net proceeds from unsecured line of credit borrowings, which was partially offset by the repayment of mortgage debt. The increase in cash used in financing activities also reflects increased partner distributions during 2013, which funded increased dividends declared by CIM REIT of $9.0 million. In addition, during the 2013 period, the CIM REIT dividend declared in September of $21.0 million was funded by CIM Urban partnership distributions in September 2013, while in 2012, the CIM REIT dividend declared in September was funded by CIM Urban partnership distributions in October 2012.

Year Ended December 31, 2012 compared to December 31, 2011

CIM Urban’s cash and cash equivalents totaled $31.5 million and $46.2 million at December 31, 2012 and 2011, respectively. CIM Urban’s cash flows from operating activities are primarily dependent upon the occupancy level of its real estate assets, the rental rates achieved through its leases, the collectability of rent and recoveries from its tenants. CIM Urban’s cash flows from operating activities are also impacted by fluctuations in operating expenses and other general and administrative costs. Net cash provided by operating activities increased to $66.7 million in 2012 from $46.2 million in 2011. The increase was primarily due to improved operating results across its office, multifamily and hotel properties, as well as a full year of operations from a property acquired in 2011.

CIM Urban’s net cash used in investing activities is generally used to fund property acquisitions, development and redevelopment projects and capital expenditures. Net cash used in investing activities decreased to $29.0 million for 2012 from $100.6 million in 2011. The decrease reflects higher levels of both acquisition and capital expenditure spending in 2011 compared to 2012.

CIM Urban’s net cash related to financing activities is generally impacted by its borrowings and capital activities, net of dividends and distributions paid to partners and non-controlling interests. Net cash used in financing activities increased to $52.4 million for 2012, from $5.7 million in 2011. The increase was primarily due to higher net proceeds from mortgages payable in 2011, which reduced net cash used in financing activities. The higher net proceeds from mortgages payable in 2011 reflects new mortgage debt on five properties financed or refinanced in 2011. In addition, 2012 partner distributions increased from 2011.

Critical Accounting Policies

CIM Urban’s discussion and analysis of the historical financial condition and results of operations of CIM Urban is based upon its consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these financial statements in conformity with GAAP requires CIM Urban to make estimates of certain items and judgments as to certain future events, for example with respect to the allocation of the purchase price of acquired property among land, buildings, improvements, equipment, and any related intangible assets and liabilities. These determinations, even though inherently subjective and subject to change, affect the reported amounts of CIM Urban’s assets, liabilities, revenues and expenses. While CIM Urban believes that its estimates are based on reasonable assumptions and judgments at the time they are made, some of CIM Urban’s assumptions, estimates and judgments will inevitably prove to be incorrect. As a result, actual outcomes will likely differ from CIM Urban’s accruals, and those differences—positive or negative—could be material. Some of CIM Urban’s accruals are subject to adjustment as CIM Urban believes appropriate based on revised estimates and reconciliation to the actual results when available. For a discussion of recently issued accounting literature, see Note 2 to CIM Urban’s consolidated financial statements.

In addition, CIM Urban identified certain critical accounting policies that affect certain of its more significant estimates and assumptions used in preparing CIM Urban’s consolidated financial statements in Management’s Discussion and Analysis in connection with CIM Urban’s December 31, 2012 financial statements. CIM Urban has not made any material changes to these policies during the period covered by this proxy statement/prospectus. Management of CIM Urban believes that the following critical accounting considerations and significant accounting policies represent CIM Urban’s more significant judgments and estimates used in the preparation of CIM Urban’s consolidated financial statements.

Investment in Real Estate

CIM Urban applies the acquisition method to all acquired real estate investments. The purchase consideration of the real estate is recorded at fair value to the acquired tangible assets, consisting primarily of land, site improvements, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships, and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), site improvements, and building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal, and other related costs.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired property, above-market, below-market, and in-place lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the remaining noncancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below-market, fixed-rate renewal periods. Acquired above-market leases are amortized and recorded to rental income over the initial term of the prospective leases and acquired below-market leases are amortized and recorded to income over the initial term plus any below-market, fixed rate renewal periods.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the estimated cost of operations during a theoretical lease-up period to replace in-place leases, including lost revenues and any unreimbursed operating expenses, plus an estimate of deferred leasing commissions for in-place leases. The value of in-place leases is amortized to expense over the remaining noncancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written-off.

For hotels, intangible value is assigned to expected revenues from advance bookings, which were calculated based on discounted income, and to franchise affiliation, which were calculated based on the difference between the net projected income in the year of acquisition and an estimate of income without the franchise. Advance bookings are amortized over one to three years, and franchise fee affiliation is amortized over the shorter of 10 years or when the hotel is no longer affiliated with the franchise.

A tax abatement intangible asset was recorded for a property acquired, based on an approval for a property tax abatement, due to the location of the property. The tax abatement intangible asset is amortized over its eight year life.

Initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date. Each of these estimates requires a great deal of judgment, and some of the estimates involve complex calculations. These allocation assessments have a direct impact on CIM Urban’s results of operations because if CIM Urban were to allocate more value to land there would be no depreciation with respect to such amount. If CIM Urban were to allocate more value to the buildings as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time, since the amounts allocated to buildings are depreciated over the estimated lives of the buildings whereas amounts allocated to tenant leases are amortized over the remaining terms of the leases.

Real estate acquisitions are recorded at cost as of the date of closing. Costs related to the acquisition of properties are expensed as incurred. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	15-40 years
Furniture, fixtures, and equipment	3-5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Consolidation Considerations for CIM Urban’s Investments in Real Estate

ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. CIM Urban analyzes its investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether CIM Urban is the primary beneficiary. CIM Urban’s judgment with respect to its level of influence or control over an entity and whether CIM Urban is the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of CIM Urban’s ownership interest, CIM Urban’s voting interest, the size of CIM Urban’s investment (including loans), and CIM Urban’s ability to participate in major policy making decisions. CIM Urban’s ability to correctly assess its influence or control over an entity affects the presentation of these investments in its consolidated financial statements.

Impairment of Long-Lived Assets

Investments in real estate are evaluated for impairment on an annual basis, or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two testing is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. These impairment losses have a direct impact on CIM Urban’s net income because recording an impairment loss results in an immediate negative adjustment to net income. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. If CIM Urban’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material.

Revenue Recognition

All leases are classified as operating leases, and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis, when CIM Urban is the primary obligor with respect to incurring expenses and with respect to having the credit risk.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met. Hotel room sales are recognized upon daily occupancy. Other hotel revenues are recognized as earned upon facility use or food and beverage consumption.

Accounts Receivable

Accounts receivable are carried net of the allowances for uncollectible amounts. Management’s determination of the adequacy of these allowances is based primarily upon evaluation of historical loss experience, individual receivables, current economic conditions, and other relevant factors. The allowances are increased or decreased through the provision for bad debts. If CIM Urban’s estimates of collectability differ from the cash received, the timing and amount of its reported revenue could be impacted.

Income Taxes

Under applicable federal and state income tax rules, CIM Urban is generally not subject to income taxes. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements. Income or loss is included in the income tax returns of the partners. CIM Urban files income tax returns in the United States federal and certain state jurisdictions.

Quantitative and Qualitative Disclosures about Market Risk

The fair value of CIM Urban’s mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of CIM Urban’s mortgages payable, using rates ranging from 4.54% to 5.15% for the period ended September 30, 2013 and 4.54% to 5.15% for the year ended December 31, 2012. Mortgages payable with book values of $232,871,074 and $315,631,338 as of September 30, 2013 and December 31, 2012, respectively, have a fair value of approximately $233,602,000 and $317,338,000, respectively.

CIM Urban’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. CIM Urban is exposed to market risk in the form of changes in interest rates and the potential impact such changes may have on the cash flows from its floating rate debt or the fair values of its fixed rate debt. Given the long term nature of its real estate investments, CIM Urban generally finances its properties with long term, fixed rate mortgage loans. At September 30, 2013 and December 31, 2012 (excluding premiums and discounts on assumed mortgages), $229.9 million (or 61.2%) and $312.0 million (or 91.2%) of CIM Urban’s debt was fixed rate mortgage loans and $145.5 million (or 38.8%) and $30 million (or 8.8%) was floating rate line of credit borrowings. Based on the level of floating rate debt outstanding at September 30, 2013 and December 31, 2012, a 12.5 basis point change in LIBOR would result in an annual impact to CIM Urban’s earnings of approximately $182,000 and $38,000, respectively. CIM Urban calculates interest rate sensitivity by multiplying the amount of floating rate debt by the respective change in rate. The sensitivity analysis does not take into consideration possible changes in the balances or fair value of CIM Urban’s floating rate debt.

MANAGEMENT OF PMC COMMERCIAL AFTER THE MERGER

Management and Board of Trust Managers

The following is a list of the persons who are anticipated to be PMC Commercial’s executive officers and Trust Managers following the Merger and their ages and anticipated positions following the Merger.

Name	Age	Position
Jan F. Salit	63	President and Secretary
David Thompson	50	Chief Financial Officer
Richard Ressler	55	Trust Manager and Chairman of the Board
Avraham Shemesh	51	Trust Manager
Shaul Kuba	50	Trust Manager
Kelly Eppich	56	Trust Manager
Douglas Bech	68	Trust Manager (independent)
Robert Cresci	69	Trust Manager (independent)
Frank Golay	65	Trust Manager (independent)

Jan F. Salit has been Chief Executive Officer, Chairman of the Board and Secretary of PMC Commercial since October 2012 and Treasurer since October 2008, and will be the President and Secretary of PMC Commercial following the Merger. Mr. Salit was Chief Operating Officer of PMC Commercial from October 2008 to October 2012, Executive Vice President of the PMC Commercial from June 1993 to October 2012, and Chief Investment Officer and Assistant Secretary from January 1994 to October 2012. He was also Executive Vice President of PMC Capital from May 1993 to February 2004 and Chief Investment Officer and Assistant Secretary of PMC Capital from March 1994 to February 2004. From 1979 to 1992, Mr. Salit was employed by Glenfed Financial Corporation and its predecessor company Armco Financial Corporation, a commercial finance company, holding various positions including Executive Vice President and Chief Financial Officer. Mr. Salit received his BA from Michigan State University and his MBA from New York University. Mr. Salit’s experience as President and Chief Executive Officer of PMC Commercial has given him in-depth knowledge of PMC Commercial’s operations and significant experience in financial and executive management, strategic planning, business integration and in dealing with the many regulatory aspects of PMC Commercial’s business.

David Thompson will be the Chief Financial Officer of PMC Commercial following the Merger. Mr. Thompson is a Principal, Chief Financial Officer of CIM Group. He joined CIM Group in 2009. Prior to joining CIM Group in 2009, Mr. Thompson spent fifteen years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller, where he was responsible for worldwide financial reporting, financial planning and analysis, internal control and technical accounting compliance. Mr. Thompson’s experience includes billions of dollars of real estate acquisitions and dispositions in the hospitality sector, as well as significant capital markets experience. He began his career as a C.P.A. in the Los Angeles office of Arthur Andersen & Co.

Richard Ressler is the founder and President of Orchard Capital Corporation (“Orchard Capital”), a firm that provides consulting and advisory services to companies (including CIM Group) in which Orchard Capital or its affiliates invest. He has been President of Orchard Capital since 1994. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group and Orchard First Source Asset Management (together with its affiliates, “OFSAM”), an investment adviser focusing on middle market debt investments. Both OFSAM and its wholly-owned subsidiary, OFS Capital Management, LLC, are registered with the SEC as registered investment advisers. Mr. Ressler serves as a board member for various public and private companies in which Orchard Capital or its affiliates invest, including j2 Global, Inc. (NASDAQ: “JCOM”) for which he has been Chairman of the Board of Directors and a director of j2 Global since 1997, and also served as j2 Global’s Chief Executive Officer from 1997 to 2000 (in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital). Mr. Ressler has in-depth knowledge of CIM Urban’s business and operations and has extensive experience with, and knowledge of, business management and finance as a result of his experience with CIM Group, including as Co-Founder thereof.

Avi Shemesh, Co-Founder and a Principal of CIM Group, has been an active real estate investor for over 23 years. Since co-founding CIM Group in 1994, Mr. Shemesh has been instrumental in building the firm’s real estate and infrastructure platforms. As a Principal and head of the firm’s Investments Group, he is actively involved in the investment process and provides guidance on the diverse investment ideas across CIM Group’s platforms. He serves on the firm’s Investment and Asset Management Committees. Additionally, Mr. Shemesh is responsible for the day-to-day operations of CIM Group, including strategic initiatives, property management and leasing and investor relations. Prior to CIM Group, Mr. Shemesh was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles. Mr. Shemesh has in-depth knowledge of CIM Urban’s business and operations and has significant experience with the real estate investment process and strategic planning as a result of his experience with CIM Group, including as Co-Founder thereof.

Shaul Kuba, Co-Founder and a Principal of CIM Group, has been an active real estate investor for over 23 years. Since co-founding the firm in 1994, Mr. Kuba has been an integral part of building CIM Group’s investment platforms. As a Principal and head of the firm’s development group, he is actively involved in the development, redevelopment and repositioning of CIM Group’s real estate investments including notable projects such as 432 Park Avenue. Additionally, Mr. Kuba is instrumental in sourcing new investment transactions and establishing and maintaining relationships with national and regional retailers, hospitality brands and restaurateurs. He serves on the firm’s Investment and Asset Management Committees and provides guidance on the diverse investment ideas across CIM Group’s platforms. Prior to CIM Group, Mr. Kuba was involved in a number of successful entrepreneurial real estate activities including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles. Mr. Kuba has in-depth knowledge of CIM Urban’s business and operations and has significant experience with the real estate development process and sourcing new investment transactions as a result of his experience with CIM Group, including as Co-Founder thereof.

Kelly Eppich is a Principal, Investments of CIM Group. He joined CIM Group in 2002. Prior to joining CIM Group, Mr. Eppich served as the Chief Financial Officer of the Decurion Corporation/Pacific Theatres. In that capacity, he was responsible for all areas of finance, accounting, treasury, risk management and information systems development of the firm. From 1989 to 2000, he was Vice President Finance / Controller and then Vice President of Business Development, Finance and Administration for the International Recreation Enterprises Division of Warner Bros., which was responsible for the acquisition, development and operations of theme parks and multiplex theater real estate projects outside of the United States. Prior to joining Warner Bros., Mr. Eppich served as an Assistant Vice President and Assistant Corporate Controller for Maxicare Health Plans Inc. (1986 – 1989) and worked for Ernst & Young (1979 – 1986). Mr. Eppich has in-depth knowledge of CIM Urban’s business and operations and has significant experience in the preparation and analysis of financial statements, strategic planning and financial management.

Douglas Bech has served as founder and Chief Executive Officer of Raintree Resorts International and its predecessors since August 1997. Raintree owns and operates upscale vacation ownership resorts in Mexico, the United States and Canada. Prior to founding Raintree, Mr. Bech practiced securities and corporate finance law from 1970 until 1997. Mr. Bech also has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company j2 Global acquired in November 2000. Mr. Bech also serves as lead director of HollyFrontier Corporation, which was the result of a merger of Frontier Oil Corporation and Holly Corporation in July 2011 and had previously served as a director of Frontier Oil Corporation since 1993. Mr. Bech’s previous work as a securities and corporate finance lawyer, as a director of two other public companies, and his current experience as a chief executive officer of a private enterprise engaged in marketing, management and consumer finance in three different countries, will provide expertise on corporate governance, legal matters and finance, as well as a general business management perspective to the Board of Trust Managers.

Robert J. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. He currently serves on the boards of j2 Global, Luminex Corporation and OFS Capital Corporation. Mr. Cresci previously served on the board of Continucare Corporation until 2011 and the board of Sepracor, Inc. until 2009. Mr. Cresci’s extensive knowledge of investment management and accounting from his experience with Pecks Management Partners and his experience serving on other public company boards of directors will provide expertise regarding investment strategies, accounting issues and public company matters.

Frank Golay has been associated with Sullivan & Cromwell LLP since September 1977. From 1977 to 1985 he was an associate located in the firm’s New York and London offices. From 1985 to 1988 he was a partner in the firm’s New York office, and from 1988 to 2008 he served as a partner in the firm’s Los Angeles office. Mr. Golay retired at the end of 2008 and has since been of counsel to the firm. Mr. Golay’s practice has included numerous securities offerings, including REIT offerings, merger and acquisition transactions and general corporate advice. He has represented both issuers and underwriters, companies and their financial advisors. Prior to his retirement, Mr. Golay’s clients included Orchard Capital, j2 Global and CIM Group. Mr. Golay is a member of the New York and California bars, and is a past chair of the Business and Corporations Law Section of the Los Angeles County Bar Association. Mr. Golay’s extensive legal experience in the securities, mergers and acquisitions, and general corporate fields will provide the Board of Trust Managers with a strong resource on a variety of important strategic matters.

Independence of the Board of Trust Managers

Upon consummation of the Merger and assuming conversion of the PMC Commercial Preferred Shares, Urban II will be the owner of approximately 97.8% of the outstanding PMC Commercial Common Shares. As a result, PMC Commercial will be a “controlled company” exempt from certain national securities exchange rules requiring a board of directors with a majority of independent directors. The Nominating and Corporate Governance Committee has determined that Messrs. Bech, Cresci and Golay are considered “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The NASDAQ Stock Market LLC.

Committees of the Board of Trust Managers

Effective upon completion of the Merger, the Board of Trust Managers will continue to have an audit committee. The Board of Trust Managers is not required to have a compensation committee or nominating and corporate governance committee as long as it is a “controlled company”, but may decide to have such committees in the future. The proposed composition and responsibilities of the audit committee are described below. Members will serve on the audit committee until their resignation or until otherwise determined by the Board of Trust Managers.

The Audit Committee will consist only of independent Trust Managers. The Audit Committee will be comprised entirely of Trust Managers who meet the independence and financial literacy requirements of The NASDAQ Stock Market LLC. Listing standards as well as the standards established under the Sarbanes-Oxley Act. In addition, the Board of Trust Managers will determine whether one of the Audit Committee members qualifies as an “audit committee financial expert” as defined in SEC rules.

The Audit Committee’s responsibilities include providing assistance to the Board of Trust Managers in fulfilling its responsibilities with respect to oversight of the integrity of PMC Commercial’s financial statements, PMC Commercial’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, performance and independence, and performance of the internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent registered public accounting firm, who reports directly to the Audit Committee, approve the engagement fee of the independent registered public accounting firm and pre-approve the audit services and any permitted non-audit services they may provide to PMC Commercial. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan and evaluates matters relating to the audit and internal controls of PMC Commercial. The Audit Committee will hold separate executive sessions, outside the presence of executive management, with PMC Commercial’s independent registered public accounting firm.

Code of Business Conduct and Ethics

PMC Commercial has a Code of Business Conduct and Ethics that applies to all Trust Managers, officers and employees, including PMC Commercial’s principal executive officer and principal financial and accounting officer and a Code of Ethical Conduct for Senior Financial Officers (collectively, the “Codes of Conduct”). The purposes of the Codes of Conduct are to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by PMC Commercial; and

•	promote compliance with all applicable rules and regulations that apply to PMC Commercial and its officers and Trust Managers.

If the Board of Trust Managers amends any provisions of either Code of Conduct that applies to PMC Commercial’s principal executive officer or senior financial officers or grants a waiver in favor of any such persons, PMC Commercial intends to satisfy its disclosure requirements by promptly publishing the text of the amendment or the specifics of the waiver on its website at www.pmctrust.com.

PMC Commercial intends to continue to act promptly to incorporate not only the actual requirements of rules adopted with respect to corporate governance matters but also additional voluntary measures it deems appropriate. The Charter for the Audit Committee and the Corporate Governance Guidelines and Code of Conduct may be viewed on PMC Commercial’s website at www.pmctrust.com under the “Corporate Governance” section. In addition, PMC Commercial will mail copies of the Corporate Governance Guidelines to shareholders upon their written request.

Trust Manager Compensation

After consummation of the Merger, PMC Commercial intends to continue to use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board of Trust Managers. In setting Trust Managers’ compensation, the Board of Trust Managers will consider, among other things, the substantial time commitment on the part of Trust Managers in fulfilling their duties as well as the skill level it requires of Trust Managers. In addition, Trust Managers will be reimbursed by PMC Commercial for their expenses related to attending board or committee meetings.

Following consummation of the Merger, it is anticipated that the independent Trust Managers will be compensated according to the following schedule:

Annual board retainer	$50,000
Annual audit committee chairman retainer	$20,000

The annual board retainer will be paid quarterly in advance and compensates the independent Trust Managers for the period beginning on the date of the annual meeting of the shareholders through the day immediately prior to the following annual meeting of the shareholders.

The annual audit committee chairman retainer will be payable quarterly.

In addition, PMC Commercial’s 2005 Equity Incentive Plan, which will terminate in 2015, allows for the issuance of share awards at the discretion of the Board of Trust Managers in accordance with the plan. It is anticipated that each independent Trust Manager will receive (i) a share award of 10,000 PMC Commercial Common Shares, which will vest twelve months from the date of the share award, and (ii) an annual share award thereafter of PMC Commercial Common Shares in an amount equal to $50,000 in value.

Executive Compensation

CIM Urban has no employees. After consummation of the Merger, the business of CIM Urban will be managed by the Advisor.

PMC Commercial entered into a Restated Executive Employment Agreement with Mr. Salit that will become effective upon consummation of the Merger and amends certain of his terms of compensation. See “THE MERGER—Interests of PMC Commercial Trust Managers and Executive Officers in the Merger” on page 82. After the consummation of the Merger, Mr. Salit’s compensation will continue to be paid by PMC Commercial. Mr. Thompson will provide services as Chief Financial Officer to PMC Commercial pursuant to the Master Services Agreement. Any other executive compensation arrangements and policies that PMC Commercial will provide for its named executive officers will be determined by the Board of Trust Managers after consummation of the Merger.

STRATEGY OF PMC COMMERCIAL AFTER THE MERGER

Business Strategy

After the Merger, PMC Commercial and/or its subsidiaries plan to (i) invest primarily in substantially stabilized real estate and real estate-related assets in high density, high barrier-to-entry urban markets throughout North America, in a manner similar to the current investment strategy of CIM Urban and (ii) continue to originate loans to small businesses collateralized by first liens on the real estate of the related businesses, in accordance with the current investment strategy of PMC Commercial but with a focus on expanding PMC Commercial’s existing business of originating loans through the Small Business Administration’s 7(a) Guaranteed Loan Program. PMC Commercial’s lending business will continue to be managed by PMC Commercial’s existing employees and management team. The Advisor will provide the day-to-day management of CIM Urban’s operations. CIM Group will manage most aspects of PMC Commercial’s real estate business after the completion of the Merger, and it is anticipated that PMC Commercial will be the principal investment vehicle through which CIM Group will place substantially stabilized real estate investments.

PMC Commercial expects to generate additional value by:

•

expanding the existing CIM Urban portfolio through the acquisition of substantially stabilized real estate and real estate-related assets at yields which are accretive relative to the targeted dividend;

•

increasing the leverage of the CIM Urban portfolio from its current 15.8% ratio[6] to a ratio more in line with the broad universe of REITs, which currently averages approximately 40%[7], and to the extent additional borrowing is then available, subsequently investing the proceeds of approximately $1.0 billion into additional investments; and

•

expanding, over time, into new real estate-related activities supported by CIM Group’s broad real estate investment capabilities. These activities may include (i) originating and/or investing in a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans, (ii) real estate development activities to create core property or otherwise, and/or (iii) forming an open-ended REIT to raise additional capital from institutional investors, which would involve a joint venture with CIM Urban.

The Advisor or one of its affiliates currently serves as the investment manager of CIM VI, a private fund formed to invest in substantially stabilized real estate and real estate-related assets located in urban areas that CIM Group has already qualified for investment. There will be a significant overlap in the assets and investment strategies of CIM Urban and CIM VI, and many of the same trading and investment personnel will provide services to both entities.

Although there are no contractual restrictions limiting the ability of CIM Urban to acquire additional properties, it is the intention of CIM Group not to provide CIM Urban with acquisition opportunities until the equity capital of CIM VI is fully committed. As of the date of this proxy statement/prospectus, approximately $100 million of equity in CIM VI remains uncommitted; since January 1, 2013, CIM VI has committed and/or invested $509 million of equity in connection with the purchase, or commitment to purchase, of $713 million of real estate assets. See “RISK FACTORS — Risks Related to CIM Urban’s Business and Properties — CIM Urban competes with current and future investment entities affiliated with the Advisor…”

The Reincorporation

If the Share Issuance Proposal is approved by PMC Commercial shareholders and the Merger is consummated, PMC Commercial will hold a meeting of shareholders as soon as practicable thereafter to approve an increase in the number of authorized PMC Commercial Common Shares to one billion (thereby satisfying the condition provided for in the Merger Agreement for the automatic conversion of the PMC Commercial Preferred Shares issued in connection with the Merger into an aggregate of 455,199,997 PMC Commercial Common Shares). At this meeting, PMC Commercial shareholders may also be asked to approve (i) a reverse stock split of the outstanding PMC Commercial Common Shares (including the PMC Commercial Common Shares issued upon automatic conversion of the PMC Commercial Preferred Shares), and/or (ii) the reincorporation of PMC Commercial from Texas to Maryland (the “Reincorporation”). The Reincorporation would be effected by a merger of PMC Commercial (“PMC Commercial” or “PMC Commercial (TX)”) with and into a newly formed,

[6]

Leverage ratio reflects the total debt outstanding, inclusive of CIM Urban’s unsecured revolving credit line of approximately $378 million, as of September 30, 2013, divided by CIM Urban’s determination of the fair market value of its total assets of approximately $2.4 billion, as of September 30, 2013. CIM Urban’s determination of the fair value of its total assets as of September 30, 2013 reflects independent third-party appraised values for each of its investments as of December 31, 2012, increased by the cost of capital expenditures made during the period from January 1, 2013 to September 30, 2013. CIM Urban’s real estate investments were appraised at December 31, 2012 using either the discounted cash flow or direct capitalization method. The weighted average discount rate, terminal capitalization rate and revenue growth rate for those investments valued using discounted cash flows were 8.1%, 6.9% and 3.4%, respectively. The weighted average terminal capitalization rate for those investments valued under the direct capitalization method was 4.8%.

[7]	This average reflects the ratio of debt to gross asset value of each REIT covered by Morgan Stanley Equity Research; source: “Weekly REIT Insights: Fall NAREIT Recap”, November 18, 2013.

wholly-owned Maryland subsidiary (“PMC Commercial (MD)”). Urban II has agreed to vote its 97.8% post-Merger ownership in PMC Commercial Common Shares in favor of each of the proposals presented to shareholders at this meeting.

Following the potential Reincorporation, PMC Commercial’s corporate governance and the rights of shareholders would be governed by the Maryland General Corporation Law (“MGCL”) and the proposed new charter and bylaws of PMC Commercial (MD) (respectively, the “Maryland Charter” and the “Maryland Bylaws”, which are attached hereto as Annex F and Annex G), instead of Texas law and the Declaration of Trust of PMC Commercial and existing PMC Commercial Bylaws. The Maryland Charter and Maryland Bylaws and being governed by Maryland law would bring PMC Commercial’s corporate governance more in line with that of other public REITs, over 70% of which are currently organized under Maryland law. The Maryland Charter also would increase the number of authorized PMC Commercial Common Shares so that the outstanding PMC Commercial Preferred Shares could automatically convert into PMC Commercial Common Shares.

What Would be the Benefits of the Reincorporation?

Potential benefits of changing PMC Commercial’s state of incorporation from Texas to Maryland include:

•	upon consummation of the Reincorporation, PMC Commercial would be governed by the MGCL, which contains provisions specifically conducive to the operations of a REIT;

•	Maryland offers additional protections for director and officer indemnification, which should facilitate PMC Commercial’s efforts to attract and retain qualified directors and officers;

•	Maryland law offers additional protections in the event of an unsolicited takeover attempt, which may better protect shareholder interests;

•

the fact that the large majority of public reporting REITs are currently organized under the laws of Maryland has resulted in the development of a more comprehensive and clearer body of law and practice relating to Maryland REITs than is available to a REIT that is organized in Texas; and

•	being governed by Maryland law would bring PMC Commercial’s corporate governance more in line with that of other REITs.

What Would be the Disadvantages of the Reincorporation?

While there are numerous potential benefits from the potential Reincorporation, Texas and Maryland law differ in some respects. The rights of shareholders and the powers of the respective Board of Trust Managers and board of directors and of PMC Commercial’s officers under Texas and Maryland law, as well as the rights of shareholders and the powers of the Board of Trust Managers and PMC Commercial’s officers under the Declaration of Trust of PMC Commercial and the existing PMC Commercial Bylaws, as compared to the rights of PMC Commercial’s shareholders and the powers of the board of directors and PMC Commercial’s officers under the Maryland Charter and the Maryland Bylaws, are discussed in more detail below.

How Would the Rights of PMC Commercial Shareholders and Corporate Governance Compare Before and After the Reincorporation?

Upon completion of the merger effecting the Reincorporation, shareholders in PMC Commercial (TX) would become stockholders in PMC Commercial (MD). The rights of the stockholders of PMC Commercial (MD) would be governed by the applicable laws of the State of Maryland, including the MGCL, and by the Maryland Charter and Maryland Bylaws. Since PMC Commercial (TX) is a Texas REIT, the rights of the shareholders of PMC Commercial (TX) are governed by the applicable laws of the State of Texas and by the Declaration of Trust of PMC Commercial and the existing PMC Commercial Bylaws.

Certain Material Provisions of Maryland Law and the Maryland Charter and Maryland Bylaws

The following description is a summary of certain material provisions of Maryland law and of the Maryland Charter and Maryland Bylaws. Certain provisions of Maryland law and the Maryland Charter and Maryland Bylaws may have the effect of delaying, deferring or preventing a takeover of PMC Commercial (MD) (including in connection with transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). The summary is not complete. We encourage you to read the Maryland Charter and Maryland Bylaws, which are attached to this proxy statement/prospectus as Annexes F and G, respectively.

Board of Directors

The Maryland Charter and Maryland Bylaws provide that the number of directors constituting PMC Commercial (MD)’s full board of directors will be not less than the minimum number required by Maryland law. The Maryland Bylaws provide that the number of directors constituting PMC Commercial (MD)’s full board of directors will not exceed 25 and the Maryland Charter and Maryland Bylaws provide that the number of directors constituting PMC Commercial (MD)’s full board of directors may only be increased or decreased by a vote of a majority of the directors. The Maryland Charter provides that any and all vacancies on the board of directors (including as a result of an increase in the number of directors constituting PMC Commercial (MD)’s full board of directors) may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. The Maryland Charter further provides that, at such time as PMC Commercial (MD) becomes eligible to make the election (which PMC Commercial expects will be upon consummation of the potential Reincorporation), PMC Commercial (MD) elects to be subject to Section 3-804(c) of Subtitle 8 of Title 3 of the MGCL so that any and all vacancies (including as a result of an increase in the number of directors constituting PMC Commercial (MD)’s full board of directors) on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. The Maryland Charter provides that a director may be removed with or without cause by the stockholders upon the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors. However, because of the board’s exclusive power to fill vacant directorships, stockholders will be precluded from filling the vacancies created by any removal with their own nominees. Each member of PMC Commercial (MD)’s board of directors is elected by stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of PMC Commercial Common Shares will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast. Consequently, at each annual meeting of stockholders, the holders of a majority of the PMC Commercial Common Shares can elect all of the directors then standing for election. If the holders of any class or series of stock that PMC Commercial (MD) may subsequently classify or reclassify shall have the right to elect one or more directors separately as a class, then such director or directors so elected shall serve for the remainder of the term in which such vacancy or vacancies occurred and a successor is duly elected and qualifies. Additionally, any such director or directors may be removed only by the holders of such class or series.

Action by Stockholders

Under the MGCL, stockholder action by common stockholders can be taken only at an annual or special meeting of stockholders by a majority of the votes cast (unless more than a majority of the votes cast is required by statute or by the charter) or by unanimous consent in lieu of a meeting, unless the charter provides for a lesser percentage (which the Maryland Charter does not). Stockholder action by preferred stockholders can be taken only at an annual or special meeting of stockholders or by a consent in lieu of a meeting by the holders of shares entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders’ meeting if the corporation gives notice of the action to each holder of the class of stock not later than ten days after the effective time of the action, unless the charter provides otherwise (which the

Maryland Charter does). The Maryland Charter provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given by each stockholder entitled to vote on the matter in writing or by electronic transmission. Special meetings of stockholders may be called by the board of directors, the chairman of the board of directors or the President, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by the Secretary upon the written request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of the Maryland Bylaws, which are summarized below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Amendment to the Maryland Charter and Maryland Bylaws

The Maryland Charter may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of not less than a majority of the stockholder votes entitled to be cast on the matter, unless the amendment either is permitted to be made without stockholder approval under the MGCL or by specific provision in the Maryland Charter or requires a different level of stockholder approval by specific provision in the Maryland Charter. As permitted by the MGCL, the Maryland Charter contains a provision permitting the directors, without any action by the stockholders, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that PMC Commercial (MD) has authority to issue and to classify unissued shares of common stock or preferred stock or to reclassify any previously classified, but unissued, shares of common stock or preferred stock, into other classes or series of stock. The board of directors has the exclusive power to adopt, amend, alter or repeal any provision of the Maryland Bylaws and make new bylaws. Any amendment of the provisions of the Maryland Charter relating to the removal of directors, restrictions on transfer and ownership of shares, indemnification or the requirements for the amendment of any of these provisions of the Maryland Charter requires that such amendment be declared advisable by the board of directors and approved by the affirmative vote of not less than two-thirds of all of the stockholder votes entitled to be cast on the matter.

Dissolution

Pursuant to the MGCL, the dissolution of PMC Commercial (MD) must be approved by a majority of the entire board of directors and by the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits “business combinations” between PMC Commercial (MD) and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of the outstanding voting stock; or

•

an affiliate or associate of PMC Commercial (MD) who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition and in addition to any vote otherwise required by Maryland law and the Maryland Charter, any business combination between PMC Commercial (MD) and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by the board of directors and approved by at least:

•	80% of the stockholder votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•

two-thirds of the stockholder votes entitled to be cast by holders of voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, it is expected that the board of directors of PMC Commercial (MD), by resolution, will exempt any business combinations between PMC Commercial (MD) and any person who is an existing, or becomes in the future an, “interested stockholder.” Consequently, the five-year prohibition and the supermajority vote requirements will likely not apply to business combinations between PMC Commercial (MD) and any such person. As a result, such persons may be able to enter into business combinations with PMC Commercial (MD) that may not be in the best interest of stockholders, without compliance with the statute, including its supermajority vote requirements. Additionally, this exempting resolution may be altered, revoked or repeated in whole or in part at any time and PMC Commercial (MD) may opt back into the business combination provisions of the MGCL. If this resolution is revoked or repealed, or not effectuated, the statute may discourage others from trying to acquire control of PMC Commercial (MD) and increase the difficulty of consummating any offer. It is expected that the board of directors of PMC Commercial (MD), by resolution, will exempt CIM Group from this prohibition.

Control Share Acquisitions

Maryland law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights, except to the extent approved by the affirmative vote of at least two-thirds of the stockholder votes entitled to be cast on the matter. Shares owned by the acquirer or by officers or by employees who are also directors are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares of stack that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of stockholders to be held within

50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, PMC Commercial (MD) may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, PMC Commercial (MD) may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if PMC Commercial (MD) is a party to the transaction, nor does it apply to acquisitions approved by or exempted by the Maryland Charter or Maryland Bylaws.

The Maryland Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of PMC Commercial (MD) stock. Consequently, the control share acquisition statute will not apply to PMC Commercial (MD) unless the board of directors later amends the Maryland Bylaws to modify or eliminate this provision, which it may do without stockholder approval, and which it may make effective prospectively or retrospectively.

Maryland Unsolicited Takeovers Act

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

In the Maryland Charter, PMC Commercial (MD) has elected that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the Maryland Charter and Maryland Bylaws unrelated to Subtitle 8, PMC Commercial (MD) (a) requires the affirmative vote of the stockholders entitled to cast at least two-thirds of all votes entitled to be cast generally in the election of directors for the removal of any director from the board, (b) vests in the board the exclusive power to fix the number of directorships and (c) provides that unless called by the chairman of the board of directors, the President or the board of directors, a special meeting of stockholders may only be called by the Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at the meeting.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Maryland Charter contains such a provision that eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The Maryland Charter and Maryland Bylaws also provide that PMC Commercial (MD) must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of PMC Commercial (MD) or a predecessor of PMC Commercial (MD) from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, the Maryland Charter provides that PMC Commercial (MD) may, with the approval of the board of directors, indemnify, if and to the extent determined to be authorized and appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by PMC Commercial (MD) or a predecessor of PMC Commercial (MD).

Maryland law requires a corporation (unless its charter provides otherwise, which the Maryland Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling PMC Commercial (MD) for liability arising under the Securities Act, PMC Commercial (MD) has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Stockholders

Special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors, the President or, in the case of a stockholder-requested special meeting, by the Secretary upon the written request of the stockholders entitled to cast not less than a majority of all votes entitled to be cast on any matter that may be properly considered at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Annual meetings of stockholders for the election of directors and any other business that may be considered and acted upon shall be held on a date and at a time set by the board of directors or, in the absence of such a determination, on the second Monday in the month of May at 2:00 p.m. Eastern Time, if a business day.

Interested Director and Officer Transactions

Pursuant to the MGCL, a contract or other transaction between PMC Commercial (MD) and a director or between PMC Commercial (MD) and any other corporation or other entity in which any of PMC Commercial (MD)’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:

•

the fact of the common directorship or interest is disclosed to the board of directors or a committee of the board, and the board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to PMC Commercial (MD)’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

•	the transaction or contract is fair and reasonable to PMC Commercial (MD).

PMC Commercial has a related party transaction policy which requires a committee of independent directors to approve related party transactions. In general, the committee will only approve or ratify a related party transaction if it determines that such transaction is reasonable and fair to PMC Commercial. See the section titled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—Code of Ethics and Related Person Policy” on page 205.

Advance Notice of Director Nominations and New Business

The Maryland Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to PMC Commercial (MD)’s notice of the meeting;

•	by or at the direction of the board of directors; or

•

by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the directors then standing for election or on such other business the stockholder proposes to bring before the meeting and who has complied with the advance notice procedures of the Maryland Bylaws.

With respect to special meetings of stockholders, only the business specified in PMC Commercial (MD)’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only:

•	pursuant to PMC Commercial (MD)’s notice of the meeting; and

•	by or at the direction of the board of directors; or

•

provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Generally, in accordance with the Maryland Bylaws, a stockholder seeking to nominate a director or bring other business before the annual meeting of stockholders must deliver a notice to the Secretary not later than 5:00 p.m., Eastern Time, on the 120th day, but not earlier than the 150th day, prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders (for purposes of the 2014 annual meeting, to constitute timely notice by the stockholder, such notice must be delivered not earlier than the 150th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by PMC Commercial (MD)). For a stockholder seeking to nominate a candidate for the board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation, number of shares held and other specified matters set forth in the Maryland Bylaws. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Comparison of Rights of Shareholders of PMC Commercial (TX) and Stockholders of PMC Commercial (MD)

The following is a summary comparison of:

•	the current rights of PMC Commercial (TX) shareholders under the Texas Business Organizations Code (the “TBOC”), the Declaration of Trust of PMC Commercial and the existing PMC Commercial Bylaws; and

•	the future rights of PMC Commercial (MD) stockholders under the MGCL, the Maryland Charter and the Maryland Bylaws.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the MGCL, the TBOC, the Declaration of Trust of PMC Commercial, the existing PMC Commercial Bylaws, the Maryland Charter and the Maryland Bylaws. Copies of the Declaration of Trust of PMC Commercial and the existing PMC Commercial Bylaws are incorporated by reference in this proxy statement/prospectus. Copies of the proposed new Maryland Charter and the Maryland Bylaws are attached to this proxy statement/prospectus as Annex F and Annex G, respectively.

PMC Commercial (TX)	PMC Commercial (MD)
Authorized Securities
100,000,000 shares of beneficial interest are authorized. Under the Declaration of Trust of PMC Commercial (TX), the Board of Trust Managers has the power to (i) create and authorize PMC Commercial Common Shares and other types of classes of securities from time to time, (ii) authorize from time to time the issuance of one or more series of preferred shares and, with respect to such series, to fix the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series, and (iii) classify or reclassify any unissued PMC Commercial Common Shares or preferred shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any such shares.	900,000,000 shares of common stock and 100,000,000 shares of preferred stock are authorized. Under the terms of the Maryland Charter, the board of directors has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences and rights as the board may desire, and (iii) classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock.

Voting Rights

At any meeting of shareholders, the presence (in person or by proxy) of shareholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum, except as otherwise provided by law, PMC Commercial (TX)’s Declaration of Trust or the existing PMC Commercial (TX) Bylaws, but in no event shall a quorum consist of shareholders holding less than one-third of the shares entitled to vote.

Unless the TBOC, PMC Commercial (TX)’s Declaration of Trust or the existing PMC Commercial (TX) Bylaws requires a greater percentage, any matter to be voted on by shareholders will be approved upon the affirmative vote of holders of at least a majority of the PMC Commercial Common Shares that are

At any meeting of stockholders, the presence (in person or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum.

Generally, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the Maryland Charter, listing standards of the national securities exchange on which the shares of common stock are to be listed or applicable law or regulation. A plurality of all the votes cast at a meeting of stockholders duly called and at which a

PMC Commercial (TX)	PMC Commercial (MD)

represented in person or by proxy at a meeting of shareholders at which a quorum is present. The existing PMC Commercial (TX) Bylaws provide that there are no cumulative voting rights.

Special meetings of shareholders may be called by the Trust Managers, any officer of PMC Commercial or the holders of at least 10% of all shares entitled to vote at the meeting, or such other person as may be provided in PMC Commercial (TX)’s Declaration of Trust or the existing PMC Commercial (TX) Bylaws.

quorum is present shall be sufficient to elect a director. The Maryland Charter provides that there are no cumulative voting rights.

Special meetings of stockholders may be called by the chairman of the board of directors, the President or the board of directors and must be called by the Secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at such meeting.

Business Combinations

The existing PMC Commercial (TX) Bylaws provide that holders of PMC Commercial Common Shares are entitled to vote at each shareholder meeting on each matter submitted to a vote, and any matter to be voted on by holders of such shares shall be approved upon the affirmative vote of the holders of at least a majority of the PMC Commercial Common Shares, subject, however, to the provisions of the TBOC and the Declaration of Trust that may require a greater voting requirement. The TBOC requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of a REIT entitled to vote on a fundamental business transaction to approve the transaction.

The TBOC generally provides that the shareholders of a REIT that is a party to a merger or involved in a conversion, a plan of exchange of shares or the sale of all or substantially all of the assets of the REIT (referred to hereafter as a “sale”) must approve the merger, conversion, plan of exchange of shares or sale in accordance with the TBOC. In each instance, the trust managers must adopt a resolution that: (1) approves the plan of merger, the plan of conversion or the plan of exchange (each referred to hereafter as a “plan”) or sale; and (2) if shareholder approval is required, (A) recommends that such plan or sale be approved by the shareholders; or (B) directs that such plan or sale be submitted to the shareholders for approval without recommendation if the trust managers determine for any reason not to recommend approval of such plan or sale. The trust managers may place conditions on the submission of such a plan or sale to the shareholders. If the trust managers approve such a plan or sale required to be approved by the shareholders but do not adopt a resolution recommending that such plan or sale be approved by the shareholders, the trust managers shall communicate to the shareholders the reason for the trust managers’ determination to submit such plan or sale without a recommendation. Notwithstanding, (a) unless required by a REIT’s declaration of trust, a plan of

The MGCL provides that a board of directors shall adopt a resolution declaring a proposed merger, consolidation, share exchange or sale of substantially all of the assets of a corporation is advisable and that the transaction shall be submitted to the stockholders for a vote. The MGCL provides that the affirmative vote of two-thirds of all the votes entitled to be cast is required to approve a merger, consolidation, share exchange or sale of all or substantially all of the assets, subject to certain exceptions in which only the board of directors need approve.

PMC Commercial (TX)	PMC Commercial (MD)

merger is not required to be approved by the shareholders of the REIT if: (1) the REIT is the sole surviving REIT in the merger; (2) the REIT’s declaration of trust following the merger will not differ from before the merger; (3) immediately after the effective date of the merger, each shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights; (4) the sum of the voting power of the number of voting shares outstanding immediately after the merger and the voting power of securities that may be acquired on the conversion or exercise of securities issued under the merger does not exceed by more than 20% the voting power of the total number of voting shares of the REIT that are outstanding immediately before the merger; and (5) the sum of the number of participating shares that are outstanding immediately after the merger and the number of participating shares that may be acquired on the conversion or exercise of securities issued under the merger does not exceed by more than 20% the total number of participating shares of the REIT that are outstanding immediately before the merger; and (b) unless required by a REIT’s declaration of trust, certain plans of merger under the TBOC (i.e., involving the creation of a holding company by merger or a short form merger) do not require the approval of the shareholders of the REIT.

Except as provided by the declaration of trust, a sale, lease, pledge, mortgage, assignment, transfer or other conveyance of an interest in real property or other assets of a REIT does not require the approval or consent of the shareholders of the REIT unless the transaction constitutes a sale of all or substantially all of the assets of the REIT. After the approval of the sale by the shareholders, the trust managers may abandon the sale of all or substantially all of the assets of the REIT, subject to the rights of a third party under a contract relating to the assets, without further action or approval by the shareholders.

Notice of Shareholder and Stockholder Meetings
Notice of any annual or special shareholder meeting will be sent to shareholders entitled to vote at such meeting not less than 10 days, nor more than 60 days prior to, any meeting. For purposes of determining shareholders entitled to notice of or to vote at any meeting of shareholders, the record date may not be more than 60 days nor less than 10 days prior to the date of the meeting or other action.	Notice of any annual or special stockholder meeting will be sent to stockholders entitled to notice of or vote at such meeting not less than 10 days, nor more than 90 days prior to any meeting. For purposes of determining stockholders entitled to notice of any meeting or to vote or to give consent to action without a meeting, a record date will not be more than 90 days nor fewer than 10 days prior to the date of any meeting.

PMC Commercial (TX)	PMC Commercial (MD)
Advance Notice of Shareholder and Stockholder Nominees and Other Shareholder and Stockholder Proposals
Generally, in accordance with PMC Commercial’s existing Bylaws, a shareholder seeking to nominate a Trust Manager or bring other business before the annual meeting of shareholders must deliver a notice to the secretary not later than 5:00 p.m., Central Time, on the 90th day, but not earlier than the 120th day, prior to the anniversary of the date of the prior year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting of shareholders is advanced or delayed by more than 30 days from the first anniversary of the date of the prior year’s annual meeting of shareholders, notice by the shareholder to be timely must be delivered not earlier than the 120th day prior to the date of such annual meeting of shareholders and not later than 5:00 p.m., Central Time, on the later of the 90th day prior to the date of such annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made by PMC Commercial (TX). For a shareholder seeking to nominate a candidate for the Board of Trust Managers, the notice must describe various matters regarding the nominee, including name, address, occupation, number of shares held and other specified matters. For a shareholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.	Generally, in accordance with the Maryland Bylaws, a stockholder seeking to nominate a director or bring other business before the annual meeting of stockholders must deliver a notice to the secretary not later than 5:00 p.m., Eastern Time, on the 120th day, but not earlier than the 150th day, prior to the first anniversary of the date of mailing of the notice for the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the prior year’s annual meeting of stockholders, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of the annual meeting of stockholders is first made by PMC Commercial (MD). For a stockholder seeking to nominate a candidate for the board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation, number of shares held and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Corporate Action Without a Meeting

Any action upon which a vote of shareholders is required or permitted may be taken without a meeting of shareholders if a consent in writing, setting forth the action so taken, is signed by all shareholders entitled to vote with respect to such subject matter.

Any action required or permitted to be taken at a meeting of the Trust Managers, or a committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Trust Managers or all of the members of the committee, as the case may be.

Any action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders if a unanimous consent of stockholders which sets forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if a consent in writing or electronic transmission to such action is given by each director and is filed in paper or electronic form with the minutes of the board of directors.

Size of Board of Trust Managers and Directors
The Board of Trust Managers shall be comprised of not less than three nor more than 15 members. The number of Trust Managers may be increased or decreased by a majority of the Trust Managers.	The number of directors initially shall be seven. The size of the board of directors may be increased or decreased by a majority of the entire board of directors, but shall never be less than the minimum number required by Maryland law nor more than 25.

PMC Commercial (TX)	PMC Commercial (MD)
Removal of Trust Managers and Directors
A Trust Manager may be removed with or without cause at a meeting of shareholders called for that purpose by the affirmative vote of holders of not less than two-thirds of the PMC Commercial Common Shares then outstanding and entitled to vote in the election of Trust Managers. No decrease in the number of Trust Managers will have the effect of shortening the term of any incumbent Trust Managers.	Any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any decrease in the number of directors will not cause the removal of any director prior to the expiration of such director’s term of office.

Filling Vacancies
Any vacancy on the Board of Trust Managers may be filled by a majority of the remaining Trust Managers. Any Trust Manager elected to fill a vacancy shall hold office for the unexpired term of such former Trust Manager.	Any vacancy on the board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Exculpation and Indemnification of Trust Managers, Directors and Officers
Subject to applicable law, PMC Commercial (TX) must indemnify every person who is or was a Trust Manager, officer, agent or any director, officer or employee of an agent of PMC Commercial (TX) and any person who is or was serving at the request of PMC Commercial (TX) as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another entity with respect to all costs and expenses incurred by such person as a result of such person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held one of the foregoing positions.	The Maryland Charter contains a provision that limits the liability of PMC Commercial (MD)’s directors and officers to PMC Commercial (MD) and its stockholders for money damages to the maximum extent permitted by Maryland law. PMC Commercial (MD) must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of PMC Commercial (MD) or a predecessor of PMC Commercial (MD) from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. PMC Commercial (MD) may, by the board of directors, by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast thereon or by special legal counsel appointed by the board of directors, indemnify, if and to the extent authorized and determined to be appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by PMC Commercial (MD) or a predecessor of PMC Commercial (MD).

Liability of Shareholders and Stockholders
PMC Commercial (TX)’s existing Bylaws provide that a shareholder shall not be personally or individually	The MGCL provides that a stockholder of a REIT is not personally liable for the obligations of the REIT.

PMC Commercial (TX)	PMC Commercial (MD)
liable for any debt, act, omission or obligation incurred by PMC Commercial (TX) or the Trust Managers. In the event a shareholder is held personally liable in such capacity, such shareholder will be entitled to indemnification from PMC Commercial (TX).

Inspection of Books and Records

Pursuant to PMC Commercial (TX)’s existing Bylaws, the Trust Managers shall determine from time to time whether, and if allowed, when and under what conditions and regulations the accounts and books of PMC Commercial (TX) (except such as may by statute be specifically opened to inspection) shall be open to inspection by the shareholders.

Under the TBOC, a shareholder of record of a REIT for at least six months immediately preceding the shareholder’s demand or a holder of record of at least five percent of all of the outstanding shares of a REIT is, on written demand stating a proper purpose, entitled to examine and copy, at a reasonable time, the REIT’s relevant books and records of account, minutes and share transfer records.

In accordance with Section 2-512 of the MGCL, the Maryland Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with PMC Commercial (MD) are open to inspection by stockholders at PMC Commercial (MD)’s offices during reasonable business hours. Section 2-512 of the MGCL also permits any stockholder to present to any officer or resident agent of PMC Commercial (MD) a written request for a statement showing all stock and securities issued by PMC Commercial (MD) during a specified period of not more than 12 months before the date of the request.

In addition, stockholders of record for at least 6 months of at least 5% of the outstanding stock of any class of PMC Commercial (MD) have the right to inspect the company’s accounting books and records and its stock ledger, as permitted by the laws of the State of Maryland, subject to and in accordance with Section 2-513 of the MGCL.

Amendments to Declaration of Trust and Charter
PMC Commercial (TX)’s Declaration of Trust may be amended by the affirmative vote of the holders of at least two-thirds of the outstanding shares.

Any amendment to the Maryland Charter will be valid only if declared advisable by the board of directors and approved by the affirmative vote of the stockholders of at least a majority of all the votes entitled to be cast on the matter, except for (i) amendments to the Maryland Charter relating to the removal of directors, restrictions on transfer and ownership of shares, indemnification or the vote required to amend such provisions of the Maryland Charter, which amendments require the affirmative vote of stockholders of at least two-thirds of all the votes entitled to be cast on the matter, or (ii) those amendments to the Maryland Charter permitted under Maryland law or by specific provision in the Maryland Charter.

Under the terms of the Maryland Charter, the board of directors additionally has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences

PMC Commercial (TX)	PMC Commercial (MD)
and rights as the board may desire, and (iii) classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock.

Bylaw Amendments
Except as otherwise provided in PMC Commercial (TX)’s Declaration of Trust, PMC Commercial (TX)’s Bylaws may be amended or repealed or new bylaws may be adopted by the Trust Managers. The indemnification provisions in PMC Commercial (TX)’s Bylaws may be amended only by the affirmative vote of the holders of at least two-thirds of the outstanding PMC Commercial Common Shares.	The board of directors has the exclusive power to adopt, amend, alter or repeal any provision of the Maryland Bylaws and to make new bylaws.

Fees and Expenses
The PMC Commercial (TX) Declaration of Trust contains a provision requiring the independent Trust Managers to determine at least annually that the total fees and expenses of PMC Commercial (TX) are reasonable and in accordance with its Bylaws.	The Maryland Charter does not require the board of directors to make a reasonable determination with respect to fees and expenses paid by PMC Commercial (MD).

Limits on Ownership and Transfer of Shares

No individual, other than an excepted person, may own, directly or indirectly, more than 9.8% of the lesser of the number or value of the outstanding shares. A transfer of shares in violation of this limitation will be null and void with respect to the amount of shares that results in such violation. Any transfer of shares that would (i) create a direct or indirect owner of excess shares (other than an excepted person); (ii) result in the shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code; (iii) result in PMC Commercial (TX) being “closely held” within the meaning of Section 856(h) of the Code; or (iv) otherwise result in the termination of PMC Commercial (TX) as a REIT under the REIT provisions of the Code, shall be void ab initio.

If, in the opinion of the Trust Managers, any proposed transfer of shares would jeopardize the status of PMC Commercial (TX) as a REIT under the Code, the Trust Managers have the right, but not the duty, to refuse to permit such transfer and to take any action to cause such transfer not to occur.

The Board of Trust Managers will exempt Urban II from these limitations so that it may own up to 97.8% of the aggregate outstanding shares of PMC Commercial (TX).

No individual, corporation, partnership, limited liability company, estate or trust, other than an “excepted holder” (defined as a stockholder whom the board of directors in its sole discretion exempts from the following ownership limits), may beneficially own or constructively own shares: (i) in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of PMC Commercial (MD) stock, excluding any outstanding shares of PMC Commercial (MD) stock not treated as outstanding for federal income tax purposes, or in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of PMC Commercial (MD) common stock, excluding any outstanding shares of PMC Commercial (MD) common stock not treated as outstanding for federal income tax purposes; (ii) in the case of an excepted holder, the aggregate ownership for such stockholder approved by the board; (iii) to the extent that such ownership would result in PMC Commercial (MD) being “closely held”; (iv) to the extent that such ownership would cause PMC Commercial (MD) stock to be beneficially owned by fewer than 100 persons; (v) to the extent such ownership would cause PMC Commercial (MD) to constructively own 10% or more of the ownership interests in a tenant of PMC Commercial (MD)’s real property; (vi) to the extent that such ownership would cause any independent contractor of PMC Commercial (MD) to not be treated as such; or (vii) to the extent such ownership would otherwise cause PMC Commercial

PMC Commercial (TX)	PMC Commercial (MD)

(MD) to fail to qualify as a REIT. The shares transferred in violation of the foregoing restrictions will automatically be transferred to a charitable trust for the benefit of a charitable beneficiary. If this transfer is not effective for any reason, then the transfer shall be null and void and the intended transferee shall acquire no rights in such shares.

The Maryland Charter, subject to certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to limit any person to beneficial or constructive ownership of no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of PMC Commercial (MD) stock, excluding any outstanding shares of PMC Commercial (MD) stock not treated as outstanding for federal income tax purposes, and no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of PMC Commercial (MD) common stock, excluding any outstanding shares of PMC Commercial (MD) common stock not treated as outstanding for federal income tax purposes.

Following the Reincorporation, it is expected that the board of directors will continue to exempt Urban II from these limitations so that it may own up to 97.8% of the aggregate outstanding shares of PMC Commercial (MD).

Distributions
The Trust Managers may, from time to time, declare, and PMC Commercial (TX) may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by PMC Commercial (TX)’s Declaration of Trust and by law, such dividends to be paid in cash or in property or in shares of beneficial interest of PMC Commercial (TX), except no dividends shall be paid when PMC Commercial (TX) is insolvent or when the payment thereof would render PMC Commercial (TX) insolvent. Subject to the provisions of any class or series outstanding, shareholders have no right to any dividend or declaration unless and until declared by the Trust Managers.	Distributions may be authorized by the board of directors in respect of its outstanding shares of stock and may be paid in cash, property or shares, subject to the provisions of Maryland law and the Maryland Charter. Section 2-311 of the MGCL prohibits PMC Commercial (MD) from making any distribution if, after giving effect to the distribution: (i) it would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business; or (ii) its total assets would be less than the sum of PMC Commercial (MD)’s total liabilities plus, unless the Maryland Charter permits otherwise, the amount that would be needed, if PMC Commercial (MD) were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Appraisal Rights
PMC Commercial (TX)’s Declaration of Trust provides that shareholders have no appraisal rights.	Stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor

PMC Commercial (TX)	PMC Commercial (MD)
statute unless the board of directors, upon the affirmative vote of a majority of the board of directors, determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Control Shares
The TBOC provides that a person who contemplates the acquisition of shares in a REIT may commit to act in a specified manner with respect to the shares after the acquisition, including the voting of the shares or the retention or disposition of the shares. To be binding, the commitment must be a contract between the shareholder and the REIT, in writing and be signed by the person acquiring the shares.	Sections 3-701 through 3-710 of the MGCL contain a “control share acquisition statute.” See “—Certain Material Provisions of Maryland Law and of the Maryland Charter and Bylaws—Control Share Acquisitions” above. The Maryland Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of PMC Commercial (MD) stock and, consequently, the control share acquisition statute will not apply to PMC Commercial (MD), unless the board of directors later amends the bylaws so as to modify or eliminate this exempting provision.

Investment Restrictions
The PMC Commercial (TX) Declaration of Trust contains a provision that as to any real property of PMC Commercial (TX), major capital improvements must be made with 15 years of purchase or the property must be sold. Such major improvements must equal or exceed the purchase price of such real property, if the same is unimproved property at the time of purchase or property outside the corporate limits of a city, town or village.	The Maryland Charter does not set forth any investment restrictions.

REIT Qualification
PMC Commercial (TX) may not engage in any business that does not further the purpose of a REIT, as set forth in PMC Commercial (TX)’s Declaration of Trust. At least 75% of total assets must be invested in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash and cash items and government securities.	The Maryland Charter contains a provision that if the board of directors determines that it is no longer in the best interests of PMC Commercial (MD) to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate PMC Commercial (MD)’s REIT election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

PMC Commercial has a related party transaction policy which requires a committee of independent Trust Managers to approve related party transactions. In general, the committee will only approve or ratify related party transactions if it determines that such transaction is reasonable and fair to PMC Commercial. A related party transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PMC Commercial (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $5,000, and in which a related person had, has or will have a direct or indirect material interest. A related person generally includes: (a) a Trust Manager or nominee for Trust Manager; (b) an executive officer; (c) an immediate family member of a Trust Manager or executive officer, or of any nominee for Trust Manager; (d) a greater than 5% beneficial owner of PMC Commercial Common Shares; and (e) any immediate family member of any such security holder.

Upon the consummation of the Merger, PMC Commercial will not have specific written standards for approving related party transactions with CIM Group, the Manager, the Advisor or their respective affiliates. However, the independent Trust Managers will under the terms of the Master Services Agreement have the right to approve certain actions that may involve a conflict of interest. Further, the Board of Trust Managers will establish a code of business conduct and ethics that applies to PMC Commercial’s officers and Trust Managers and the Manager’s and the Advisor’s officers, directors and personnel when such individuals are acting for PMC Commercial or on PMC Commercial’s behalf. Among other matters, PMC Commercial’s code of business conduct and ethics will be designed to detect and deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in PMC Commercial’s SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for PMC Commercial’s executive officers or Trust Managers may be made only by the Board of Trust Managers or one of its committees and will be promptly disclosed as required by law or share exchange regulations.

Interests of Trust Managers in Fees Paid to CIM Group

Shaul Kuba, Richard Ressler and Avi Shemesh, together with their respective heirs and trusts for the benefit of their respective heirs, directly and indirectly, control and are the majority owners of CIM Group and its subsidiaries which receive asset management fees and certain other fees from CIM Urban and will receive master services fees from PMC Commercial and its subsidiaries as contemplated in the Master Services Agreement. CIM Group received $26.8 million and $20.6 million in asset management, property management, and development management fees and leasing commissions from CIM Urban and its subsidiaries for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. In addition, CIM Group received reimbursements for direct and indirect expenses incurred on behalf of CIM Urban and its subsidiaries of $2.7 million and $3.5 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. These fees and expenses are payable pursuant to the Investment Management Agreement as well as several property related agreements at the CIM Urban property level.

Master Services Agreement

PMC Commercial and its subsidiaries will enter into the Master Services Agreement, effective upon consummation of the Merger, pursuant to which the Manager will agree to provide or arrange for other service providers to provide management and administrative services to PMC Commercial and its subsidiaries.

Under the Master Services Agreement, PMC Commercial will appoint the Manager, as the service provider, to provide or arrange for the provision by an appropriate service provider of Base Services. The Manager may, from time to time, appoint an affiliate of the Manager to act as a new Manager under the Master Services Agreement, effective upon the execution of a joinder agreement by the new Manager.

Pursuant to the Master Services Agreement, PMC Commercial will pay a base service fee to the Manager equal to $1 million per annum (subject to an annual escalation by a specified inflation factor beginning on January 1, 2014). For any quarter in which the independent Trust Managers determine that there is insufficient cash to pay the base service fee as well as the next regular distribution on the PMC Commercial Common Shares, PMC Commercial may elect to pay all or a portion of the base service fee in PMC Commercial Common Shares, subject to certain conditions.

Under the Master Services Agreement, if PMC Commercial would otherwise retain a third party to perform any Transactional Services, the Manager may elect to provide, or have a service provider provide, such Transactional Service. In connection with the provision of a Transactional Service, in addition to the Base Service Fee, PMC Commercial will pay to the applicable service providers a “Transaction Fee” equal to the fair market rate charged by similar quality service providers providing similar services in the same geographic market and are generally at least as favorable to PMC Commercial as the terms available in an arm’s-length transaction with a third party, subject to certain approvals by the independent Trust Managers.

PMC Commercial will also reimburse the Manager for any out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services, including those of any third party. However, PMC Commercial is not required to reimburse the Manager for the salaries and other remuneration of its management, personnel or support staff who carry out any services or functions for PMC Commercial or overhead for such persons. To the extent PMC Commercial directly provides any compensation to any of the Manager’s personnel, the base service fee will be reduced by the value of that compensation.

PMC Commercial will reimburse the Manager for all other out-of-pocket fees, costs and expenses incurred in connection with the provision of the services, including those of any third party. Such out-of-pocket fees, costs and expenses are expected to include, among other things: (i) the cost of any insurance required to be obtained by the Manager under the Master Services Agreement; (ii) all insurance costs incurred in connection with the operation of PMC Commercial’s or any of its subsidiaries’ business, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager and underwriters of any securities of PMC Commercial, but excluding the costs attributable to the insurance that the Manager elects to carry for itself and its personnel; (iii) fees, costs and expenses incurred in connection with the general administration of PMC Commercial; (iv) taxes, licenses and other statutory fees or penalties levied against or in respect of PMC Commercial in respect of services provided; (v) amounts owed by the relevant Manager under indemnification, contribution or similar arrangements; (vi) any other fees, costs and expenses incurred by the relevant Manager that are reasonably necessary for the performance by the relevant Manager of its duties and functions under the Master Services Agreement; and (vii) direct expenses of the Manager allocable to the provision of the services, including without limitation, accounting expenses and information technology expenses associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for PMC Commercial.

PMC Commercial will also be required to pay or reimburse the Manager for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges levied or imposed by reason of the Master Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital taxes or other similar taxes payable by the Manager, which are personal to the Manager.

The Master Services Agreement expires on December 31, 2018; provided, however, that the Master Services Agreement will automatically be renewed for additional one-year terms until terminated in accordance with its terms. The independent Trust Managers may terminate the Master Services Agreement upon written notice of termination to the Manager if any of the following occurs:

•

the Manager defaults in the performance or observance of any material term, condition or covenant contained in the Master Services Agreement in a manner that results in material harm to PMC Commercial and the default continues unremedied for a period of 60 days after written notice of the breach is given to such Manager;

•	the Manager engages in any act of fraud, misappropriation of funds or embezzlement against PMC Commercial that results in material harm to PMC Commercial;

•

the Manager acts, or fails to act, in a manner constituting gross negligence, willful misconduct or reckless disregard in the performance of its obligations under the Master Services Agreement, in each case that results in material harm to PMC Commercial;

•

a Manager Change of Control (as defined in the Master Services Agreement) occurs that the independent Trust Managers determine is materially detrimental to PMC Commercial and its subsidiaries as a whole; or

•	certain events relating to the bankruptcy or insolvency of the Manager.

The independent Trust Managers have no right to terminate for any other reason. The Master Services Agreement expressly provides that the Master Services Agreement may not be terminated by PMC Commercial due solely to the poor performance or the underperformance of the PMC Commercial’s operations.

The Manager may terminate the Master Services Agreement upon written notice of termination to PMC Commercial if PMC Commercial defaults in the performance or observance of any material term, condition or covenant contained in the Master Services Agreement in a manner that results in material harm to the Manager and the default continues unremedied for a period of 60 days after written notice of the breach is given to PMC Commercial. The Manager may also terminate the Master Services Agreement upon the occurrence of certain events relating to the bankruptcy or insolvency of PMC Commercial.

Under the Master Services Agreement, the Manager will not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and will not be responsible for any action that PMC Commercial takes in following or declining to follow the advice or recommendations of the Manager. In addition, under the Master Services Agreement, the Managers and the related indemnified parties will not be liable to PMC Commercial for any act or omission, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, conduct that the indemnified person knew was unlawful. The maximum amount of the aggregate liability of the Manager or any of its affiliates, or of any director, officer, agent, subcontractor, contractor, delegate, member, partner, shareholder, employee or other representative of the Manager or any of its affiliates, will be equal to the base services fee and certain of the transactional service fees previously paid by PMC Commercial in respect of services pursuant to the Master Services Agreement or any other agreement or arrangement contemplated by the Master Services Agreement in the two most recent calendar years. PMC Commercial has agreed to indemnify the Manager, its affiliates, directors, officers, agents, subcontractors, delegates, members, partners, shareholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with PMC Commercial’s businesses, investments and activities or in respect of or arising from the Master Services Agreement or the services provided by the Manager, except to the extent that the claims, liabilities, losses, damages, costs or expenses are determined to have resulted from the indemnified person’s bad faith, fraud or willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Registration Rights and Lockup Agreement

Urban II will be entitled to registration rights, subject to certain limitations, with respect to PMC Commercial Common Shares it will receive in the Merger and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares it will receive in the Merger pursuant to an agreement to be entered into in connection with the consummation of the Merger. The securities that may be registered pursuant to the agreement are referred to as Registrable Securities. The holders of at least a majority of the Registrable Securities are entitled to request that PMC Commercial file a registration statement under the Securities Act covering the registration of at least 5% of the Registrable Securities then outstanding, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5 million. After PMC Commercial has effected eight registrations and such registration statements have been declared or ordered effective and remained in effect for a period of at least 180 days, PMC Commercial is not obligated to take any action to effect any other registration. PMC Commercial is also not obligated to take any action to effect a registration if PMC Commercial has effected a registration within the preceding three months that has been declared or ordered effective. In addition, holders of the Registrable Securities will have certain piggyback and incidental registrations rights. PMC Commercial will bear the expenses incurred in connection with the filing of any such registration statements.

In accordance with lockup provisions included in the agreement, Urban II will not be permitted to engage in public sales of the PMC Commercial Common Shares it receives in the Merger (and the PMC Commercial Common Shares issuable upon conversion of the PMC Commercial Preferred Shares it receives in the Merger) until after the 12-month anniversary of the consummation of the Merger, without restriction, provided that these restrictions shall not apply with respect to 40 million PMC Commercial Common Shares six months following the Merger with the prior approval of a majority of the independent Trust Managers. The foregoing lockup restrictions do not apply to private sales or transfers of such shares.

NO DISSENTERS’ RIGHTS

PMC Commercial shareholders do not have the right to exercise dissenters’ rights with respect to any matter to be voted upon at the PMC Commercial special meeting.

LEGAL MATTERS

Locke Lord LLP will pass upon the validity of the proposed issuance of PMC Commercial Common Shares pursuant to the Merger Agreement, and will also pass upon certain U.S. federal income tax consequences to the shareholders of PMC Commercial as a result of the Special Dividend. DLA Piper LLP (US) has acted as counsel for CIM REIT and will pass upon certain U.S. federal income tax consequences to CIM REIT as a result of the Merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of PMC Commercial Trust incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CIM Urban Partners L.P. and its subsidiaries as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, PMC Commercial and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, PMC Commercial will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that PMC Commercial deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify PMC Commercial of their requests by calling or writing PMC Commercial at its principal executive offices at 17950 Preston Road, Suite 600, Dallas, Texas 75252.

WHERE YOU CAN FIND MORE INFORMATION

PMC Commercial has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to PMC Commercial and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of PMC Commercial’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

PMC Commercial is subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. PMC Commercial files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read PMC Commercial’s SEC filings, including PMC Commercial’ registration statement and PMC Commercial’s proxy statement, over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document PMC Commercial files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

The SEC allows PMC Commercial to “incorporate by reference” information into this proxy statement/prospectus, which means that PMC Commercial can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that PMC Commercial has previously filed with the SEC. These documents contain important information about PMC Commercial and its finances.

PMC Commercial SEC Filings (File No. 1-13610)	Period

Annual Report on Form 10-K	Year ended December 31, 2012

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2013 Quarter ended June 30, 2013 Quarter ended September 30, 2013

Current Reports on Form 8-K	Dated March 6, 2013, March 18, 2013, May 10, 2013, June 19, 2013, July 8, 2013 (but only with respect to the information appearing under Item 1.01 and Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4 thereto), July 19, 2013, August 9, 2013 (two filings), August 30, 2013, September 3, 2013 and November 13, 2013

Definitive Proxy Statement on Schedule 14A	Filed on April 29, 2013

Registration Statement on Form 8-A/A	Dated January 31, 1995, setting forth the description of PMC Commercial Common Shares, including any amendments or reports filed for the purpose of updating such description

Registration Statement on Form 8-A	Dated [ ], setting forth the description of PMC Commercial Preferred Shares, including any amendments or reports filed for the purpose of updating such description

The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact PMC Commercial by telephone or in writing:

PMC Commercial Trust 17950 Preston Road Suite 600 Dallas, Texas 75252 Attn: Investor Relations (972) 349-3235

You may also obtain these documents by requesting them in writing or by telephone from PMC Commercial’s proxy solicitation agent at the following address and telephone number:

AST Phoenix Advisors 6201 15th Avenue Brooklyn, NY 11219 (800) 780-7314

If you are a shareholder of PMC Commercial and would like to request documents, please do so by [            ], 2013 to receive them before the PMC Commercial special meeting of shareholders. If you request any documents from PMC Commercial, PMC Commercial will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to PMC Commercial and its subsidiaries has been supplied by PMC Commercial, and all such information relating to CIM Group, CIM REIT, CIM Urban and their affiliates has been supplied by CIM REIT. Information provided by either PMC Commercial or CIM REIT does not constitute any representation, estimate or projection of the other party.

This document is a prospectus of PMC Commercial and a proxy statement of PMC Commercial for PMC Commercial’s special meeting of shareholders. PMC Commercial has not authorized anyone to give any information or make any representation about the Merger, PMC Commercial or CIM Urban that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that PMC Commercial has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CIM Urban Partners, LP and Subsidiaries

INDEPENDENT AUDITORS’ REPORT

To the Partners of

CIM Urban Partners, LP:

We have audited the accompanying consolidated financial statements of CIM Urban Partners, LP and Subsidiaries (“the Partnership”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 18, 2013

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONSOLIDATED BALANCE SHEETS DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Investments in real estate—net	$1,676,823,643	$1,710,502,553
Cash and cash equivalents	31,513,557	46,236,785
Restricted cash	8,831,293	8,808,323
Accounts receivable—net	8,365,697	6,161,537
Note receivable—net	40,100,000	39,290,288
Deferred rent receivable	42,124,914	28,991,122
Acquired below-market ground lease—net	10,682,847	10,822,644
Acquired above-market leases—net	1,852,540	2,855,778
Acquired in-place leases—net	9,549,509	14,937,951
Deferred charges—net	33,729,759	30,948,807
Prepaid expenses and other assets—net	7,138,732	16,452,913

TOTAL ASSETS	$1,870,712,491	$1,916,008,701

LIABILITIES AND EQUITY
LIABILITIES:
Mortgages payable	$315,631,338	$324,536,559
Unsecured revolving line of credit	30,000,000	—
Accounts payable and accrued expenses	20,927,615	30,672,033
Acquired below-market leases—net	11,858,170	15,671,961
Security deposits, deferred revenues, and other liabilities	20,157,394	20,246,612
Asset management fees payable to related party	5,206,426	4,864,114
Due to related parties	858,730	496,838

Total liabilities	404,639,673	396,488,117

COMMITMENTS AND CONTINGENCIES (Note 9)
EQUITY:
Partners’ equity:
Limited partners	1,463,273,824	1,516,671,768
General partner	1,000	1,000

Total partners’ equity	1,463,274,824	1,516,672,768
Noncontrolling interests	2,797,994	2,847,816

Total equity	1,466,072,818	1,519,520,584

TOTAL LIABILITIES AND EQUITY	$1,870,712,491	$1,916,008,701

See notes to consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	2012	2011	2010
REVENUES:
Rent	$181,041,714	$160,603,332	$156,781,398
Expense reimbursements	9,194,050	8,309,705	14,149,961
Hotel	36,858,300	34,694,817	32,869,126
Interest and fees	3,890,528	6,119,270	4,517,225
Other income	1,528,808	3,565,723	2,344,035

Total revenues	232,513,400	213,292,847	210,661,745

EXPENSES:
Rental operating	74,006,380	70,252,463	71,634,378
Hotel operating	25,582,215	24,833,587	23,800,314
Asset management fees to related party	20,923,852	19,326,284	17,656,999
Interest	18,856,150	18,127,772	17,057,803
General and administrative	2,772,460	2,065,710	1,200,872
Acquisition related costs	632,332	3,574,152	2,562,148
Depreciation and amortization	69,942,668	68,803,511	71,204,104

Total expenses	212,716,057	206,983,479	205,116,618

NET INCOME FROM CONTINUING OPERATIONS	19,797,343	6,309,368	5,545,127

DISCONTINUED OPERATIONS:
Income from discontinued operations	—	—	672,807
Gain on sale of real estate	—	—	7,446,725

NET INCOME FROM DISCONTINUED OPERATIONS	—	—	8,119,532

NET INCOME	19,797,343	6,309,368	13,664,659
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(208,504)	(187,464)	(137,070)

NET INCOME ATTRIBUTABLE TO PARTNERS	$19,588,839	$6,121,904	$13,527,589

See notes to consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	Partners
	Limited Partner	General Partner	Total	Noncontrolling Interests	Total
BALANCE—January 1, 2010	$1,627,421,709	$1,000	$1,627,422,709	$2,547,648	$1,629,970,357
Contributions	186,181	—	186,181	—	186,181
Distributions	(62,061,794)	—	(62,061,794)	(212,690)	(62,274,484)
Net income	13,527,589	—	13,527,589	137,070	13,664,659

BALANCE—December 31, 2010	1,579,073,685	1,000	1,579,074,685	2,472,028	1,581,546,713
Contributions	—	—	—	440,000	440,000
Distributions	(68,523,821)	—	(68,523,821)	(251,676)	(68,775,497)
Net income	6,121,904	—	6,121,904	187,464	6,309,368

BALANCE—December 31, 2011	1,516,671,768	1,000	1,516,672,768	2,847,816	1,519,520,584
Distributions	(72,986,783)	—	(72,986,783)	(258,326)	(73,245,109)
Net income	19,588,839	—	19,588,839	208,504	19,797,343

BALANCE—December 31, 2012	$1,463,273,824	$1,000	$1,463,274,824	$2,797,994	$1,466,072,818

See notes to consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,797,343	$6,309,368	$13,664,659
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of real estate	—	—	(7,446,725)
Deferred rent	(13,133,792)	(15,912,255)	(6,274,269)
Depreciation and amortization	69,942,668	68,803,511	72,139,244
Amortization of above- and below-market rent	(2,810,553)	(2,899,094)	(4,120,117)
Amortization of below-market ground lease	139,797	139,797	139,797
Straight line rent—below-market ground lease	1,174,988	1,174,988	1,203,502
Amortization of deferred loan costs	657,102	359,724	618,447
Amortization of premiums and discounts on assumed mortgages payable	(807,405)	(895,043)	(257,743)
Amortization of discount on note receivable	(809,712)	(1,388,076)	(1,388,076)
Bad debt expense	78,799	300,369	452,592
Changes in operating assets and liabilities:
Accounts receivable	(2,523,613)	3,705,829	134,040
Interest accrued on note receivable	240,654	(505,701)	—
Prepaid expenses and other assets	8,920,564	(8,588,725)	1,427,221
Accounts payable and accrued expenses	(5,887,208)	4,387,805	2,302,742
Deferred leasing costs	(7,705,542)	(12,904,629)	(9,147,756)
Security deposits, deferred revenues, and other liabilities	(1,264,206)	4,321,021	1,364,166
Asset management fees payable to related party	342,312	532,390	570,447
Due to related parties	361,892	(701,602)	(350,485)

Net cash provided by operating activities	66,714,088	46,239,677	65,031,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of real estate properties and mortgage note receivable	(1,050,000)	(44,979,545)	(150,703,875)
Additions to investments in real estate	(27,936,866)	(51,726,237)	(19,374,432)
Net proceeds from sale of real estate	—	—	28,683,754
Restricted cash	(22,970)	(3,926,703)	7,354,319

Net cash used in investing activities	(29,009,836)	(100,632,485)	(134,040,234)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgages payable	(8,097,816)	(56,906,837)	(140,229,268)
Proceeds from mortgages payable	—	120,757,000	—
Proceeds from unsecured revolving line of credit	30,000,000	—	—
Deferred loan costs	(1,084,555)	(1,256,195)	(916,951)
Partner contributions	—	—	186,181
Partner distributions	(72,986,783)	(68,523,821)	(62,061,794)
Noncontrolling interests contributions	—	440,000	—
Noncontrolling interests distributions	(258,326)	(251,676)	(212,690)

Net cash used in financing activities	(52,427,480)	(5,741,529)	(203,234,522)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,723,228)	(60,134,337)	(272,243,070)
CASH AND CASH EQUIVALENTS:
Beginning of year	46,236,785	106,371,122	378,614,192

End of year	$31,513,557	$46,236,785	$106,371,122

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid during the year for interest	$18,808,959	$18,466,177	$17,114,255

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to investments in real estate included in accounts payable and accrued expenses	$4,328,586	$7,845,796	$6,347,335

Seller financing and assumed debt in connection with acquisitions of real estate properties and real estate mortgage note receivable	$—	$20,000,000	$49,608,469

Foreclosure on real estate mortgage note receivable	$—	$66,029,545	$—

Additions to loan costs included in accounts payable and accrued expenses	$—	$340,000	$—

See notes to consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2012, 2011, AND 2010

1.	ORGANIZATION AND OPERATIONS

CIM Urban Partners, LP and subsidiaries (the “Partnership,” “we,” “us,” or “our”), a Delaware limited partnership, was formed pursuant to the Agreement of Limited Partnership dated February 4, 2005, as amended and restated, and subsequently amended (the “Partnership Agreement”). The Partnership invests in substantially stabilized real estate assets located in high-population density, high-barrier-to-entry urban markets, which include traditional downtown areas and suburban main streets that lie within the metropolitan areas of the United States of America. The partners of the Partnership are CIM Urban Partners GP, LLC (“REIT GP”), a California limited liability company, as the general partner, and CIM Urban REIT, LLC (“REIT”), a Delaware limited liability company, as the limited partner. REIT GP contributed $1,000 of capital, with the REIT contributing the balance. Profits and losses are allocated to the partners, and cash is distributed in accordance with the Partnership Agreement.

The term of the Partnership expires upon the first to occur: (a) an election to dissolve the Partnership is made by REIT GP with the consent of the REIT, as defined, (b) an election to dissolve the Partnership is made by REIT GP after the reduction to cash of all or substantially all of the Partnership’s investments, or (c) subject to the provisions of the Partnership Agreement, the bankruptcy, dissolution, removal, or other withdrawal of REIT GP or the sale, transfer, or assignment by REIT GP of its interest in the Partnership.

The REIT was formed pursuant to the Limited Liability Company Agreement dated February 4, 2005, as amended and restated, and subsequently amended (the “REIT Agreement”) for the purpose of investing in limited partnership interests in the Partnership. The REIT has two classes of ownership interests outstanding and authorized for issuance: Class A and Class B, each of which is represented by respective membership units. The subscribed Class A members of the REIT are CIM Urban Sponsor, LLC, a California limited liability company, and an affiliate of REIT GP, and various unrelated institutional investors, primarily tax-exempt entities.

The Class B members of the REIT are CIM Group, LLC, an affiliate of REIT GP, the general partner of the Partnership, and various unrelated parties.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation—The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Investments in Real Estate—Real estate acquisitions are recorded at cost as of the date of closing. Costs related to the acquisition of properties are expensed as incurred. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	15—40 years
Furniture, fixtures, and equipment	3—5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on an annual basis, or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two testing is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Investments in real estate are evaluated for impairment on an annual basis. No impairment of long-lived assets was recognized during the years ended December 31, 2012, 2011, and 2010.

Note Receivable—Note receivable represents a mortgage note investment secured by a first mortgage on a hotel located near the Los Angeles Airport. The note pays interest monthly at the London InterBank Offered Rate (LIBOR) plus 2.35%, with a LIBOR floor of 4.75%. For the years ended December 31, 2012, 2011, and 2010, the interest rate was 7.10%. The note was acquired at a discount of $6,015,000, which was amortized from note acquisition through August 9, 2012. Discount amortization of $809,712, $1,388,076, and $1,388,076 was recorded in interest income for the years ended December 31, 2012, 2011, and 2010, respectively. The note matured on August 9, 2012, and was extended through August 9, 2013. At maturity, the principal balance becomes due and payable. The loan went into default in December 2011, and in February 2012, the borrower and the Partnership agreed on a modified payment schedule for the period from November 1, 2011 through April 30, 2012. The deferred amounts accrued interest at a 5.00% default interest premium. All deferred amounts, together with interest and late charges, were collected on May 31, 2012.

In May 2011, the Partnership acquired a first mortgage note receivable, secured by a residential condominium project located in Manhattan, New York. The Partnership foreclosed on the property in October 2011 and took title to the property. The mortgage note investment basis was transferred to the property components at their relative fair values on title transfer.

The Partnership recognized interest income and fees, inclusive of discount amortization, related to the two mortgage notes of $3,034,171, $5,928,825, and $4,381,492 during the years ended December 31, 2012, 2011, and 2010, respectively. At December 31, 2012 and 2011, the Partnership has recorded interest receivable related to the hotel first mortgage of $265,047 and $505,701, respectively, included in accounts receivable. At December 31, 2011, included in prepaid expenses and other assets is a total of $8,409,220 in funds held by the receiver and deposits held in escrow (see Note 3).

On an annual basis, and more frequently if indicators exist, we evaluate the collectability of our notes receivable. Our evaluation of collectability involves judgment, estimates, and a review of the underlying collateral and borrowers’ business models and future operations in accordance with ASC 450-20, Contingencies—Loss Contingencies and ASC 310-10, Receivables. As of December 31, 2012 and 2011, no impairments of notes receivable were recorded.

Cash and Cash Equivalents—Cash and cash equivalents include short-term liquid investments with initial maturities of three months or less.

Restricted Cash—The loan and hotel management agreements provide for depositing into restricted accounts reserves for property taxes, insurance, and capital expenditures.

Deferred Charges—Deferred charges consist of deferred loan costs and deferred leasing costs. Deferred loan costs, which represent legal and third-party fees incurred in connection with our borrowing activities, are capitalized and amortized to interest expense on a straight-line basis over the life of the related loan, approximating the effective interest method. Deferred loan costs of $5,352,722 and $4,608,167 are presented net of accumulated amortization of $2,835,509 and $2,178,407 at December 31, 2012 and 2011, respectively. Deferred leasing costs, which represent lease commissions and other direct costs associated with the acquisition of tenants, are capitalized and amortized on a straight-line basis over the terms of the related leases. Deferred leasing costs of $44,295,999 and $36,590,457 are presented net of accumulated amortization of $13,083,453 and $8,071,410 at December 31, 2012 and 2011, respectively.

Discontinued Operations and Real Estate Held for Sale—In a period in which a property has been disposed of or is classified as held for sale, the consolidated statements of operations for current and prior periods report the results of operations of the property as discontinued operations.

At such time as a property is deemed held for sale, such property is carried at the lower of (1) its carrying amount or (2) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. The Partnership classifies operating properties as property held for sale in the period in which all of the criteria related to discontinued operations are met.

Noncontrolling Interests—Noncontrolling interests represents interests in the various properties not owned by the Partnership.

Purchase Accounting for Acquisition of Investments in Real Estate—The Partnership applies the acquisition method to all acquired real estate investments. The purchase consideration of the real estate is recorded at fair value to the acquired tangible assets, consisting primarily of land, site improvements, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships, and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair value of the tangible assets of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land (or acquired ground lease if the land is subject to a ground lease), site improvements, and building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases, including leasing commissions, legal, and other related costs.

In allocating the purchase consideration of the identified intangible assets and liabilities of an acquired property, the fair value of the above-market and below-market component of acquired in-place leases are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases measured over a period equal to the remaining noncancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below-market, fixed-rate renewal periods. Acquired above-market and below-market leases are amortized and recorded to rental income over the initial terms of the prospective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the estimated cost of operations during a theoretical lease-up period to replace in-place leases, including lost revenues and any unreimbursed operating expenses, plus an estimate of deferred leasing commissions for in-place leases. The value of in-place leases is amortized to expense over the remaining noncancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease are written-off.

For hotels, an intangible value was assigned to expected revenues from advance bookings, which were calculated based on discounted income, and to franchise affiliation, which were calculated based on the difference between the net projected income in the year of acquisition and an estimate of income without the franchise. Advance bookings were fully amortized as of December 31, 2012 and 2011. Franchise affiliation fees of $1,742,888 and $2,136,505 as of December 31, 2012 and 2011, respectively, are grouped with prepaid expenses and other assets. Advance bookings are amortized over one to three years, and franchise fee affiliation is amortized over 10 years. The franchise fee affiliation is fully amortized once the hotel is no longer affiliated with the franchise.

A tax abatement intangible asset was recorded for a property acquired in 2011, based on an approval for a property tax abatement, due to the location of the property. The tax abatement intangible asset is amortized over eight years. As of December 31, 2012 and 2011, $3,604,561 and $4,155,917 was recorded in prepaid expenses and other assets, respectively.

Revenue Recognition—All leases are classified as operating leases, and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is recorded as deferred rent.

Reimbursements from tenants, consisting of amounts due from tenants for common area maintenance, real estate taxes, insurance, and other recoverable costs, are recognized as revenue in the period the expenses are incurred. Tenant reimbursements are recognized and presented on a gross basis, when the Partnership is the primary obligor with respect to incurring expenses and with respect to having the credit risk.

In addition to minimum rents, certain leases provide for additional rents based upon varying percentages of tenants’ sales in excess of annual minimums. Percentage rent is recognized once lessees’ specified sales targets have been met. Included in rental revenues for the years ended December 31, 2012, 2011, and 2010, is $161,836, $127,846, and $164,205, respectively, of percentage rent.

Hotel room sales are recognized upon daily occupancy. Other hotel revenues are recognized as earned upon facility use or food and beverage consumption.

Accounts Receivable—Accounts receivable are carried net of the allowances for uncollectible amounts. Management’s determination of the adequacy of these allowances is based primarily upon evaluation of historical loss experience, individual receivables, current economic conditions, and other relevant factors. The allowances are increased or decreased through the provision for bad debts. The allowance for uncollectible accounts receivable was $143,941 and $568,405 as of December 31, 2012 and 2011, respectively.

Premiums and Discounts on Notes Payable—Premiums and discounts on notes payable are accreted or amortized on a straight-line basis over the respective term of the loan to interest expense, which approximates the effective interest method.

Income Taxes—Under applicable federal and state income tax rules, the Partnership is generally not subject to income taxes. Accordingly, no provision for income taxes is included in the accompanying consolidated financial statements. Income or loss is included in the income tax returns of the partners. The Partnership files income tax returns in the United States federal and state jurisdictions. The Partnership is generally no longer subject to tax examination for state purposes for tax years 2007 and prior and for United States federal purposes for tax years 2008 and prior.

Accounting Standards Codification (ASC) 740, Income Taxes, provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current period. The Partnership has reviewed all open tax years and concluded that the application of ASC 740 resulted in no material effect to the Partnership’s consolidated financial position or results of operations.

Consolidation Considerations for Our Investments in Real Estate—ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. We analyze our investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of our ownership interest, our voting interest, the size of our investment (including loans), and our ability to participate in major policy making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our consolidated financial statements.

Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk—Financial instruments that subject the Partnership to credit risk consist primarily of cash and cash equivalents. The Partnership has its cash and cash equivalents on deposit with high-quality financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. Management routinely assesses the financial strength of its tenants and, as a consequence, believes that its accounts receivable credit risk exposure is limited.

The Partnership’s properties are located throughout the United States. The majority of the Partnership’s revenues are earned from properties located in Washington, D.C., and California. The Partnership is subject to risks incidental to the ownership and operation of commercial real estate. These include, among others, the risks normally associated with changes in the general economic climate in the communities in which the Partnership operates, trends in the real estate industry, change in tax laws, interest rate levels, availability of financing, and the potential liability under environmental and other laws.

Fair Value of Financial Instruments—The Partnership discloses the fair value of its mortgage notes payable. The Partnership determines the fair value of mortgage notes payable by performing discounted cash flow analyses using an appropriate market discount rate. The Partnership calculates the market discount rate by obtaining period-end treasury rates for maturities that correspond to the maturities of its debt and then adding an appropriate credit spread. These credit spreads take into account factors, such as the Partnership’s credit standing, the maturity of the debt, whether the debt is secured or unsecured, and the loan-to-value ratios of the debt. The carrying amounts of the Partnership’s cash and cash equivalents, restricted cash, notes receivable, accounts receivable and accounts payable, and accrued expenses approximate their values due to their short-term maturities.

Segment Information—Segment information is prepared on the same basis that our management reviews information for operational decision-making purposes. We operate in three business segments: the acquisition, redevelopment, ownership and management of office real estate, multifamily real estate, and hospitality real estate. The products for our office segment primarily include rental of office space and other tenant services, including tenant reimbursements, parking, and storage space rental. The products for our multifamily segment include rental of apartments and other tenant services. The products of our hotel segment include revenues generated from the operations of hotel properties, rental income generated from a garage located directly across the street from one of the hotels, and investments in notes receivable secured by hotel properties.

Subsequent Events—In preparing the accompanying consolidated financial statements, management has evaluated subsequent events through March 18, 2013, the date the consolidated financial statements were available to be issued. The Partnership believes that the disclosures contained herein are adequate to prevent the information presented from being misleading.

Recently Issued Accounting Pronouncements—In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2012-04, Technical Corrections and Improvements, which makes certain technical corrections and “conforming fair value amendments” to the FASB ASC. The amendments affect various ASC topics and apply to all reporting entities within the scope of those topics. These provisions of the amendments are effective upon issuance, except for amendments that are subject to transition guidance, which will be effective for fiscal periods beginning after December 15, 2012. The provisions of ASU No. 2012-04 are not expected to have a material impact on our consolidated financial statements

Effective January 1, 2012, we adopted the provisions of ASU No. 2011-04, Amendment to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amended ASC Topic 820, Fair Value Measurement. The objective of this guidance is to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards. The guidance also requires expanded fair value disclosures related to Level 3 financial instruments and Level 3 financial instrument transfers. The guidance does not require any new fair value measurements. The adoption of this guidance did not have a material impact on our consolidated financial statements or notes to our consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which amended ASC Topic 220, Comprehensive Income. ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in equity and requires that all nonowner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In December 2011, the FASB deferred the requirement to present reclassification adjustments for each component of accumulated other comprehensive income in both net income and other comprehensive income on the face of the consolidated financial statements. ASU No. 2011-05 requires retrospective application and will be effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of ASU No. 2011-05 did not have a significant impact on our disclosures and presentation of comprehensive income.

Other accounting standards updates not effective until after December 31, 2012, are not expected to have a significant effect on the Partnership’s consolidated financial statements.

3.	INVESTMENTS IN REAL ESTATE

Investments in real estate as of December 31, 2012 and 2011, consist of the following:

	2012	2011
Land	$315,398,311	$315,398,311
Land improvements	27,084,521	27,069,459
Buildings and improvements	1,427,687,961	1,416,101,184
Furniture, fixtures, and equipment	17,582,164	16,988,156
Tenant improvements	169,073,001	153,621,296
Work in progress	10,222,295	12,400,191

	1,967,048,253	1,941,578,597
Accumulated depreciation	(290,224,610)	(231,076,044)

Net investments in real estate	$1,676,823,643	$1,710,502,553

The fair value of the real estate acquired is recorded to the acquired tangible assets, consisting of land, site improvements, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases and tenant relationships, if any, based in each case on their respective fair values. Loan premiums, in the case of above-market rate loans, or loan discounts, in the case of below-market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate. Above-market ground leases are recorded based on the respective fair value of the ground leases. Effective January 1, 2009, in accordance with ASC 805, Business Combinations, the Partnership began expensing transaction costs related to acquisitions.

The Partnership acquired an office property in 2005 for approximately $120.8 million, paying approximately $41 million in cash and assuming two mortgage loans totaling $79.8 million. The $41 million cash portion of the purchase price was paid by the Partnership making (a) an approximately $1 million equity investment in the existing property owner and (b) a loan to the existing property owner of approximately $40 million, which was converted to equity in 2012, and the Partnership owns 100% of the property directly. The Partnership purchased another office property in 2006 for approximately $76.5 million, paying approximately $42.3 million in cash and assuming a $34.2 million mortgage loan. The $42.3 million cash portion of the purchase price was paid by the Partnership making (a) an approximately $850,000 equity investment in the existing property owner and (b) a loan to the existing owner of approximately $41.4 million, which was convertible to equity after proper notice given by the Partnership. During the year ended December 31, 2011, the loan was converted to equity, and the Partnership owns 100% of the property directly. Prior to the conversion, the properties were included in the consolidated financial statements of the Partnership as variable interest entities. Real estate investments and related mortgages payable of these consolidated variable interest entities of $86,228,434 and $68,906,472, respectively, at December 31, 2011, are included in the consolidated balances sheets of the Partnership.

In May 2011, the Partnership acquired a first mortgage note receivable, secured by a residential condominium project located in Manhattan, New York, in part with seller financing of $20 million, which was repaid prior to December 31, 2011. The loan was in default since it matured in August 2009, and the property was in receivership at December 31, 2011. The Partnership foreclosed on the property in October 2011 and took title to the property. The Partnership is operating the property as an apartment building. In connection with the foreclosure and the acquisition of the property, the Partnership incurred $3,218,587 in transfer taxes and closing costs that were recorded in acquisition-related costs expense for the year ended December 31, 2011. For the year ended December 31, 2011, interest income of $1,382,255 was earned prior to the foreclosure of the property. Subsequent to December 31, 2011, the Partnership submitted motions to discharge the receiver and release cash funds held by the receiver and release deposits held in an escrow account that the Partnership acquired at purchase. At December 31, 2011, included in prepaid expenses and other assets is a total of

$8,409,220 in funds held by the receiver and deposits held in escrow. In March 2012, the motion to terminate the receivership was approved, and the outstanding balance was fully collected.

During 2010, the Partnership acquired a portfolio of three apartment buildings located in the Uptown, Dallas submarket, an apartment building located in the Memorial Hills, Houston submarket and, two office buildings, a surface parking lot, and a parking structure in the West Los Angeles submarket.

The results of the operations of the properties acquired in 2011 and 2010 have been included in the consolidated statements of operations for the years ended December 31, 2012 and 2011. There were no assets acquired or liabilities assumed during the year ended December 31, 2012. The fair values of the assets acquired and liabilities assumed for the above noted acquisitions during the years ended December 31, 2011 and 2010, are as follows:

	2011	2010
Land	$30,611,613	$43,928,138
Land improvements	—	364,051
Buildings and improvements	31,144,926	142,225,832
Furniture, fixtures, and equipment	—	1,275,217
Tenant improvements	—	2,864,724
Acquired in place leases	—	7,860,526
Above-market leases	—	2,202,178
Property tax abatement intangible	4,273,006	—
Below-market leases	—	(408,322)
Payable to seller	(1,050,000)	—
Seller financing and notes payable assumed	(20,000,000)	(48,562,572)
Net premium on note payable assumed	—	(1,045,897)

Net assets acquired	$44,979,545	$150,703,875

Acquisition-related expenses of $632,332, $3,574,152, and $2,562,148 associated with the acquisitions of real estate and the conversion to equity of the office properties in 2012 and 2011 were expensed as incurred during the years ended December 31, 2012, 2011, and 2010, respectively.

The amortization of the above- and below-market leases included in rental revenue were $(1,003,238) and $3,813,791, respectively, for the year ended December 31, 2012, $(1,946,612) and $4,845,706, respectively, for the year ended December 31, 2011, and $(1,552,785) and $5,672,902, respectively, for the year ended December 31, 2010. The amortization of in-place leases included in amortization expense was $5,388,442, $8,476,006, and $13,027,887 for the years ended December 31, 2012, 2011, and 2010, respectively. Included in depreciation and amortization are franchise fee affiliation amortization of $393,617, $393,617, and $393,617 for the years ended December 31, 2012, 2011, and 2010, respectively, and amortization of advance bookings of $0, $894,657, and $2,683,958 for the years ended December 31, 2012, 2011, and 2010, respectively. Tax abatement amortization of $551,356 and $117,089 for the years ended December 31, 2012 and 2011, respectively, and the amortization of below-market ground lease obligation of $139,797, $139,797, and $139,797 for the years ended December 31, 2012, 2011, and 2010, respectively, are included in rental operating expense.

A schedule of the intangible assets and liabilities and related accumulated amortization and accretion as of December 31, 2012 and 2011, is as follows:

	Assets					Liabilities
2012	Acquired Above- Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below-Market Ground Lease	Acquired Below- Market Leases
Gross balance	$8,017,013	$79,644,602	$4,273,006	$3,936,173	$11,684,728	$(61,323,186)
Accumulated amortization	(6,164,473)	(70,095,093)	(668,445)	(2,193,285)	(1,001,881)	49,465,016

	$1,852,540	$9,549,509	$3,604,561	$1,742,888	$10,682,847	$(11,858,170)

Average useful life (in years)	4	4	8	10	84	6

	Assets					Liabilities
2011	Acquired Above- Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below-Market Ground Lease	Acquired Below- Market Leases
Gross balance	$8,017,013	$79,644,602	$4,273,006	$3,936,173	$11,684,728	$(61,323,186)
Accumulated amortization	(5,161,235)	(64,706,651)	(117,089)	(1,799,668)	(862,084)	45,651,225

	$2,855,778	$14,937,951	$4,155,917	$2,136,505	$10,822,644	$(15,671,961)

Average useful life (in years)	4	4	8	10	84	6

A schedule of future amortization and accretion of acquisition-related intangible assets and liabilities as of December 31, 2012, is as follows:

	Assets					Liabilities
Years Ending December 31	Acquired Above-Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below-Market Ground Lease	Acquired Below-Market Leases
2013	$750,193	$3,454,727	$551,356	$393,617	$139,797	$(2,974,035)
2014	552,453	2,725,615	551,356	393,617	139,797	(2,396,293)
2015	396,473	1,984,573	551,356	393,617	139,797	(2,095,304)
2016	119,580	953,442	551,356	393,617	139,797	(2,016,977)
2017	25,753	387,396	551,356	168,420	139,797	(1,907,448)
Thereafter	8,088	43,756	847,781		9,983,862	(468,113)

	$1,852,540	$9,549,509	$3,604,561	$1,742,888	$10,682,847	$(11,858,170)

4.	DISCONTINUED OPERATIONS

Revenues and expenses from discontinued operations for the year ended December 31, 2010, represent the activities of a sold hotel property. On December 17, 2010, the hotel was sold for approximately $29.4 million. The aggregate sales proceeds after customary closing costs were approximately $28.7 million, resulting in a gain on sale of approximately $7.4 million.

In accordance with ASC 205-20, Presentation of Financial Statements-Discontinued Operations, the income and the net gain on dispositions of operating properties are reflected in the consolidated statements of operations as discontinued operations for all periods presented. The revenues and expenses and the net gain on sale for the year ended December 31, 2010, are as follows:

2010
Revenues—hotel	$5,759,624

Expenses:
Hotel operating	4,151,677
Depreciation and amortization	935,140

Total expenses	5,086,817

Income from discontinued operations	672,807
Gain on sale of real estate	7,446,725

Net income from discontinued operations	$8,119,532

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy for inputs used in measuring fair value is as follows:

Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

Level 2 Inputs—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs—Unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The fair value of the note receivable approximates its carrying value given the maturity date of the note and underlying value of the related collateral. The fair values of mortgage notes payable are presented for disclosure purposes only and are estimated based on current interest rates available to the Partnership for debt instruments with similar terms. The fair value of our mortgages payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.54% to 5.15% for the year ended December 31, 2012, and rates ranging from 4.50% to 5.50% for the year ended December 31, 2011. Mortgages payable with book values of $315,631,338 and $324,536,559 as of December 31, 2012 and 2011, respectively, have a fair value of approximately $317,338,000 and $326,000,000, respectively.

6.	MORTGAGES PAYABLE

The mortgages payable as of December 31, 2012 and 2011, are as follows:

	2012	2011
Mortgage loan with a fixed interest rate of 6.30% per annum, with monthly payments of principal and interest. The loan has a 25 1/2-year amortization schedule with a balance of $65,146,785 due on September 10, 2013. This loan is not prepayable and is nonrecourse to the Partnership.	$66,644,340	$68,534,398
Mortgage loan with a fixed interest rate of 6.30% per annum, with monthly payments of principal and interest. The loan has an eight-year amortization schedule through September 10, 2013. This loan is not prepayable and is nonrecourse to the Partnership.	233,022	527,121
Mortgage loan with a fixed interest rate of 7.66% per annum, with monthly payments of principal and interest. The loan has a 20-year amortization schedule with a $25,323,858 balance due on December 1, 2015. The loan is nonrecourse to the Partnership.	29,632,643	30,902,444
Mortgage loan with a fixed interest rate of 7.49% per annum, with monthly payments of principal and interest. The loan had a 10-year amortization schedule with a $28,667,588 balance due on November 15, 2011, was partial recourse to the Partnership, and was paid in full in 2011.	—	—
Mortgage loan with a fixed interest rate of 4.50% per annum, with monthly payments of interest only for 10 years, and payments of interest and principal starting in February 2022. The loan has a $42,008,187 balance due on January 5, 2027. The loan is nonrecourse to the Partnership.	46,000,000	46,000,000
Mortgage loan with a fixed interest rate of 5.56% per annum, with monthly payments of principal and interest. The loan has a 10-year amortization schedule with a $12,287,725 balance due on July 1, 2015, and is nonrecourse to the Partnership.	13,014,840	13,275,882
Mortgage loan with a fixed interest rate of 6.65% per annum, with monthly payments of principal and interest. The loan has a 25-year amortization schedule with a $21,136,209 balance due on July 15, 2018. The loan is nonrecourse to the Partnership.	37,267,917	39,618,774
Mortgage loan with a fixed interest rate of 5.95% per annum, with monthly payments of principal and interest, and a balance of $10,500,164 due on December 1, 2013. The loan is nonrecourse to the Partnership.	10,747,897	10,977,489
Mortgage loan with a fixed interest rate of 5.06% per annum, with monthly payments of principal and interest, and a balance of $33,068,178 due on September 1, 2015. The loan is nonrecourse to the Partnership.	35,390,779	36,152,898
Mortgage loans with a fixed interest rate of 5.39% per annum, with monthly payments of principal and interest, and a balance of $35,695,293 due on March 1, 2021. The loans are nonrecourse to the Partnership.	41,780,437	42,351,729
Mortgage loan with a fixed interest rate of 5.18% per annum, with monthly payments of principal and interest, and a balance of $26,231,655 due on June 5, 2021. The loan is nonrecourse to the Partnership.	31,305,500	31,774,456

	312,017,375	320,115,191
Premiums and discounts on assumed mortgages payable	3,613,963	4,421,368

Total	$315,631,338	$324,536,559

The notes payable are secured by deeds of trust on certain of the properties and assignments of rents.

In accordance with the Partnership Agreement, the Partnership generally may not incur additional debt if total debt of the Partnership would exceed 30% (50% with the approval of the Partnership’s advisory board) of the sum of the aggregate adjusted fair value of all Partnership’s investments, less permitted investments in the REIT, as defined. At December 31, 2012 and 2011, the Partnership was in compliance with all requirements.

Future maturities of the principal balances of the notes payable as of December 31, 2012, are as follows:

Years Ending December 31
2013	$83,698,236
2014	6,472,570
2015	77,055,390
2016	4,354,005
2017	4,641,634
Thereafter	135,795,540

Total	$312,017,375

At December 31, 2012 and 2011, accrued interest payable of $1,268,598 and $1,162,663, respectively, is included with accounts payable and accrued expenses.

7.	UNSECURED REVOLVING LINE OF CREDIT

In February 2012, the Partnership entered into an unsecured revolving line of credit with an unrelated financial institution, which allows for maximum borrowings of $100,000,000. Borrowings under the line of credit are limited by certain borrowing base calculations. Outstanding advances under the line of credit bear interest at the base rate, as defined, plus 0.75% to 1.50% or LIBOR plus 1.75% to 2.50%, depending on the maximum consolidated leverage ratio, as defined. The line of credit contains various restrictions and covenants, including the Partnership maintaining a minimum net asset value of $1,000,000,000 and a fixed-charge coverage rate of not less than 1.5:1.0. The line of credit matures in February 2016, with a one-year extension option under certain conditions. As of December 31, 2012, $30,000,000 was outstanding under the line of credit, and $70,000,000 was available for future borrowings.

At December 31, 2012, accrued interest payable and unused commitment fee payable of $81,765 is included with accounts payable and accrued expenses.

8.	RELATED-PARTY TRANSACTIONS

CIM Urban REIT Management, LP (the “Management Company”), an affiliate of REIT GP, provides asset management services to the Partnership. For these services, the Partnership pays asset management fees to the Management Company, on a quarterly basis, in arrears. The fee is calculated as a percentage of the daily average gross fair value of the Partnership’s investments, as defined, as follows:

Daily Average Gross Fair Value of Investments		Quarterly Fee Percentage
From Greater of	To and Including
$ —	$500,000,000	0.2500%
500,000,000	1,000,000,000	0.2375
1,000,000,000	1,500,000,000	0.2250
1,500,000,000	4,000,000,000	0.2125
4,000,000,000	20,000,000,000	0.1000

For the years ended December 31, 2012, 2011, and 2010, the Management Company earned asset management fees of $20,923,852, $19,326,284, and $17,656,999, respectively. At December 31, 2012 and 2011, asset management fees of $5,206,426 and $4,864,114, respectively, were due to the Management Company.

CIM Group, LP, an affiliate of REIT GP, provides property management, leasing, and development services to the Partnership. For the years ended December 31, 2012, 2011, and 2010, CIM Group, LP earned property management fees totaling $4,170,611, $3,188,110, and $3,239,730, respectively, which are included in rental operating expenses. The Partnership also reimbursed CIM Group, LP $2,726,445, $1,000,038, and $1,012,862 during the years ended December 31, 2012, 2011, and 2010, respectively, for the cost of on-site personnel incurred on behalf of the Partnership, which is included in rental operating expenses. In addition, for the years ended December 31, 2012, 2011, and 2010, CIM Group, LP earned leasing commissions of $744,269, $843,730, and $2,403,867, respectively, and development management fees of $973,239, $1,575,972, and $0, respectively, which were capitalized to deferred charges and investments in real estate, respectively. At December 31, 2012 and 2011, fees payable and expense reimbursements due to CIM Group, LP of $843,246 and $523,687, respectively, are included in due to related parties. Also included in due to related parties as of December 31, 2012 and 2011, is $15,484 and $(26,849), respectively, due to (from) CIM Group, LP and related parties. In addition, the noncontrolling interest owner of an office project was the property manager for that property for part of the year ended December 31, 2012, and during the year ended December 31, 2011 and 2010. The Partnership has also entered into contracts with third-party property management companies.

Certain of these management companies also provide leasing and construction supervision services, for which they are compensated in accordance with the agreements. Management fees incurred to the noncontrolling interest owner of an office project and third-party management companies related to the rental properties totaled $683,483, $1,433,645, and $1,380,402 for the years ended December 31, 2012, 2011, and 2010, respectively, which were included in rental operating expenses.

9.	COMMITMENTS AND CONTINGENCIES

Litigation—The Partnership is not currently involved in any material litigation nor, to the Partnership’s knowledge, is any material litigation currently threatened against it, other than routine litigation arising in the ordinary course of business, most of which are expected to be covered by liability insurance.

Environmental Matters—In connection with the ownership and operation of the real estate properties, the Partnership may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. The Partnership has not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and the Partnership is not aware of any other environmental condition with respect to any of the properties that management believes will have a material effect on the Partnership’s consolidated financial position, results of operations, or cash flows.

Rent Expense—The ground lease for one of the projects provides for current annual rent of $437,252, payable quarterly, with increases on June 1, 2015, and every five years thereafter based on the greater of 15% or 50% of the increase in the Consumer Price Index during a five-year adjustment period. In addition, commencing on June 1, 2040 and 2065, the rent payable during the balance of the lease term shall be increased by an amount equal to 10% of the rent payable during the immediately preceding lease year. The lease term is through May 31, 2089. If the landlord decides to sell the leased property, the Partnership has the right of first refusal.

Rent expense under the lease, which includes straight-line rent and amortization of acquired below-market ground lease, was $1,752,037 for each of the three years in the period ended December 31, 2012. The

Partnership records rent expense on a straight-line basis. Straight-line rent liability of $8,687,947 and $7,512,959 is included in security deposits, deferred revenues, and other liabilities in the accompanying consolidated balance sheets as of December 31, 2012 and 2011, respectively.

Scheduled future noncancelable minimum lease payments at December 31, 2012, are as follows:

Years Ending December 31
2013	$437,252
2014	437,252
2015	475,511
2016	502,840
2017	502,840
Thereafter	129,534,156

Total	$131,889,851

10.	FUTURE MINIMUM LEASE RENTALS

Future minimum rental revenues under long-term operating leases at December 31, 2012, excluding tenant reimbursements of certain costs, are summarized as follows:

Years Ending December 31	Governmental Tenants	Other Tenants	Total
2013	$51,177,346	$91,684,990	$142,862,336
2014	52,946,617	80,759,032	133,705,649
2015	43,755,158	71,082,868	114,838,026
2016	43,000,294	50,760,422	93,760,716
2017	39,999,548	41,444,685	81,444,233
Thereafter	214,061,526	68,237,781	282,299,307

Total	$444,940,489	$403,969,778	$848,910,267

11.	CONCENTRATIONS

Tenant Revenue Concentrations—For the years ended December 31, 2012, 2011, and 2010, rental revenues from the U.S. General Services Administration and other government agencies (collectively, “Governmental Tenants”), which primarily occupy properties located in Washington, D.C., accounted for approximately 33%, 31%, and 31%, respectively, of the Partnership’s rent revenues. At December 31, 2012 and 2011, $4,434,253 and $3,015,611, respectively, is due from Governmental Tenants (see Note 10).

Geographical Concentrations—As of December 31, 2012 and 2011, the Partnership owned 19 properties, inclusive of one and two notes receivable, respectively, located in four states and Washington, D.C.

The Partnership’s revenues concentration from properties and the notes receivable for the years ended December 31, 2012, 2011, and 2010, are as follows:

	2012	2011	2010
California	58.0%	59.2%	60.1%
North Carolina	6.5	7.2	6.2
Texas	7.6	7.7	6.3
New York	2.1	1.0	—
Washington, D.C.	25.8	24.9	27.4

	100.0%	100.0%	100.0%

The Partnership’s real estate investment concentrations from properties and the notes receivable as of December 31, 2012 and 2011, are as follows:

	2012	2011
California	50.8%	51.0%
North Carolina	5.7	5.7
Texas	7.6	7.4
New York	3.7	3.7
Washington, D.C.	32.2	32.2

	100.0%	100.0%

12.	SEGMENT DISCLOSURE

In accordance with ASC Topic 280, Segment Reporting, the Partnership’s reportable segments consist of three types of commercial real estate properties, namely, office properties, hotel properties, and multifamily properties. Management internally evaluates the operating performance and financial results of the segments based on net operating income. The Partnership also has certain general and administrative level activities, including legal, accounting, tax preparation, and partner servicing costs that are not considered separate operating segments. The reportable segments are accounted for on the same basis of accounting as described in Note 2.

The Partnership evaluates the performance of its segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses, and excludes other nonproperty income and expenses, interest expense, depreciation and amortization, corporate-related general and administrative expenses, and acquisition costs. The net operating income of our reportable segments for the years ended December 31, 2012, 2011, and 2010, is as follows:

	Years Ended December 31,
	2012	2011	2010
Office Properties
Revenues	$172,583,129	$158,320,757	$162,641,273

Property expenses:
Operating	66,230,345	63,963,742	66,040,260
General and administrative	1,121,997	683,469	914,059

Total property expenses	67,352,342	64,647,211	66,954,319

Segment net operating income—Office	105,230,787	93,673,546	95,686,954

Hotel Properties
Revenues	41,086,304	39,504,628	37,724,698

Property expenses:
Operating	25,951,332	25,110,980	24,267,372
General and administrative	183,837	141,491	(491,187)

Total property expenses	26,135,169	25,252,471	23,776,185

Segment net operating income—Hotel	14,951,135	14,252,157	13,948,513

	Years Ended December 31,
	2012	2011	2010
Multifamily Properties
Revenues	$18,843,967	$15,467,462	$10,295,774

Property expenses:
Operating	7,406,918	6,011,328	5,127,060
General and administrative	344,313	218,768	18,861

Total property expenses	7,751,231	6,230,096	5,145,921

Segment net operating income—Multifamily	11,092,736	9,237,366	5,149,853

Total segments’ net operating income	$131,274,658	$117,163,069	$114,785,320

A reconciliation of segment net operating income to net income (loss) attributable to partners for the years ended December 31, 2012, 2011, and 2010, is as follows:

	Years Ended December 31,
	2012	2011	2010
Total segments’ net operating income	$131,274,658	$117,163,069	$114,785,320
Interest expense	(18,856,150)	(18,127,772)	(17,057,803)
General and administrative	(1,122,313)	(1,021,982)	(759,139)
Asset management fees to related party	(20,923,852)	(19,326,284)	(17,656,999)
Acquisition related costs	(632,332)	(3,574,152)	(2,562,148)
Depreciation and amortization	(69,942,668)	(68,803,511)	(71,204,104)

Net income from continuing operations	19,797,343	6,309,368	5,545,127

Discontinued operations:
Income from discontinued operations	—	—	672,807
Gain on sale of real estate	—	—	7,446,725

Net income from discontinued operations	—	—	8,119,532

Net income	19,797,343	6,309,368	13,664,659
Net income attributable to noncontrolling interests	(208,504)	(187,464)	(137,070)

Net income attributable to partners	$19,588,839	$6,121,904	$13,527,589

The condensed assets for each of the segments, along with their capital expenditures for each year, are as follows:

	December 31,
	2012	2011
Condensed assets:
Office properties	$1,505,046,216	$1,528,649,965
Hotel properties—continuing operations	178,356,307	184,226,786
Hotel properties—discontinued operations	—	—
Multi-family properties	175,361,371	185,389,898
Non-segment assets	11,948,597	17,742,052

Total assets	$1,870,712,491	$1,916,008,701

	December 31,
	2012	2011	2010
Capital expenditures(1) :
Office properties	$23,153,520	$49,227,807	$21,199,563
Hotel properties—continuing operations	597,987	1,774,314	1,499,947
Hotel properties—discontinued operations	—	—	201,689
Multi-family properties	1,718,149	1,172,577	176,452

Total capital expenditures	$25,469,656	$52,174,698	$23,077,651

(1)	This table presents additions and improvements to real estate investments, excluding acquisitions.

******

CIM Urban Partners, LP

and Subsidiaries

(A Delaware Limited Partnership)

Condensed Consolidated Financial Statements for the

Three and Nine Months Ended September 30, 2013 and

September 30, 2012 (unaudited)

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012 (UNAUDITED)

	September 30, 2013	December 31, 2012
ASSETS
Investments in real estate—Net	$1,648,812,232	$1,676,823,643
Cash and cash equivalents	17,305,332	31,513,557
Restricted cash	6,844,903	8,831,293
Accounts Receivable—Net	14,648,294	8,365,697
Note Receivable—Net	40,100,000	40,100,000
Deferred Rent Receivable	47,237,845	42,124,914
Acquired below-market ground lease—Net	10,578,000	10,682,847
Acquired above-market leases—Net	1,271,677	1,852,540
Acquired in-place leases—Net	6,824,644	9,549,509
Deferred charges—Net	32,386,709	33,729,759
Prepaid expenses and other assets—Net	7,906,761	7,138,732

TOTAL ASSETS	$1,833,916,397	$1,870,712,491

LIABILITIES AND EQUITY
LIABILITIES:
Mortgages payable	$232,871,074	$315,631,338
Unsecured revolving line of credit	145,500,000	30,000,000
Accounts payable and accrued expenses	23,837,914	20,927,615
Acquired below-market leases—Net	9,481,484	11,858,170
Security deposits, deferred revenues, and other liabilities	20,735,713	20,157,394
Asset management fees payable to related party	5,418,139	5,206,426
Due to related parties	762,801	858,730

Total liabilities	438,607,125	404,639,673

COMMITMENTS AND CONTINGENCIES (Note 10)
EQUITY:
Partners’ equity:
Limited partners	1,392,557,742	1,463,273,824
General partner	1,000	1,000

Total partners’ equity	1,392,558,742	1,463,274,824
Noncontrolling interests	2,750,530	2,797,994

Total equity	1,395,309,272	1,466,072,818

TOTAL LIABILITIES AND EQUITY	$1,833,916,397	$1,870,712,491

See notes to unaudited condensed consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
REVENUES:
Rent	$45,758,256	$45,310,220	$136,761,914	$134,848,791
Expense reimbursements	2,590,206	2,492,191	7,636,861	6,939,179
Hotel	8,564,048	8,508,695	28,695,968	28,100,713
Interest and fees	7,798	944,298	331,775	3,162,327
Other operating income	566,269	343,677	2,206,392	1,187,395

Total revenues	57,486,577	57,599,081	175,632,910	174,238,405

EXPENSES:
Rental operating	19,547,664	18,746,970	56,019,534	54,419,750
Hotel operating	6,323,898	6,179,052	19,805,062	19,388,435
Asset management fees to related party	5,442,339	5,215,507	16,282,270	15,666,683
Interest	4,611,779	4,705,702	14,013,300	14,137,865
General and administrative	564,098	699,360	1,821,197	1,820,304
Acquisition related costs	2,618,726	—	4,012,850	—
Depreciation and amortization	16,619,015	17,212,665	51,289,422	51,803,289

Total expenses	55,727,519	52,759,256	163,243,635	157,236,326

NET INCOME	1,759,058	4,839,825	12,389,275	17,002,079

NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	6,446	7,008	(102,884)	(98,778)

NET INCOME ATTRIBUTABLE TO PARTNERS	$1,765,504	$4,846,833	$12,286,391	$16,903,301

See notes to unaudited condensed consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND SEPTEMBER 30, 2013 (UNAUDITED)

	Partners
	Limited Partner	General Partner	Total	Noncontrolling Interests	Total
BALANCE—January 1, 2012	$1,516,671,768	$1,000	$1,516,672,768	$2,847,816	$1,519,520,584
Distributions	(52,986,778)	—	(52,986,778)	(142,701)	(53,129,479)
Net income	16,903,301	—	16,903,301	98,778	17,002,079

BALANCE—September 30, 2012	$1,480,588,291	$1,000	$1,480,589,291	$2,803,893	$1,483,393,184

BALANCE—January 1, 2013	$1,463,273,824	$1,000	$1,463,274,824	$2,797,994	$1,466,072,818
Contributions	32,102	—	32,102	—	32,102
Distributions	(83,034,575)	—	(83,034,575)	(150,348)	(83,184,923)
Net income	12,286,391	—	12,286,391	102,884	12,389,275

BALANCE—September 30, 2013	$1,392,557,742	$1,000	$1,392,558,742	$2,750,530	$1,395,309,272

See notes to unaudited condensed consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013, AND 2012 (UNAUDITED)

	September 30, 2013	September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,389,275	$17,002,079
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred rent	(5,112,931)	(10,730,675)
Depreciation and amortization	51,289,422	51,803,289
Amortization of above- and below-market rent	(1,795,823)	(2,130,430)
Amortization of below-market ground lease	104,847	104,847
Straight line rent—below-market ground lease	881,241	881,241
Amortization of deferred loan costs	493,374	503,071
Amortization of premiums and discounts on assumed mortgages payable	(621,390)	(603,464)
Amortization of discount on note receivable	—	(809,712)
Bad debt expense	490,590	49,011
Changes in operating assets and liabilities:
Accounts receivable	(6,773,187)	(674,620)
Prepaid expenses and other assets	(1,063,241)	7,759,784
Accounts payable and accrued expenses	3,121,505	(6,701,502)
Deferred charges	(3,599,071)	(3,220,994)
Security deposits, deferred revenues, and other liabilities	(302,922)	(2,290,010)
Asset management fees payable to related party	211,713	328,289
Due to related parties	(95,929)	710,857

Net cash provided by operating activities	49,617,473	51,981,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of real estate properties and mortgage note receivable	—	(1,050,000)
Additions to investments in real estate	(15,766,773)	(24,079,673)
Change in restricted cash	1,986,390	784,507

Net cash used in investing activities	(13,780,383)	(24,345,166)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of mortgages payable	(82,138,874)	(6,014,015)
Proceeds from unsecured revolving line of credit	115,500,000	24,000,000
Deferred loan costs	(253,620)	(1,083,131)
Partner contributions	32,102	—
Partner distributions	(83,034,575)	(52,986,778)
Noncontrolling interests distributions	(150,348)	(142,701)

Net cash used in financing activities	(50,045,315)	(36,226,625)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,208,225)	(8,590,730)
CASH AND CASH EQUIVALENTS:
Beginning of period	31,513,557	46,236,785

End of period	$17,305,332	$37,646,055

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid during the period for interest	$14,385,901	$14,043,176

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Additions to investments in real estate included in accounts payable and accrued expenses	$4,117,380	$2,366,015

See notes to unaudited condensed consolidated financial statements.

CIM URBAN PARTNERS, LP AND SUBSIDIARIES

(A Delaware Limited Partnership)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2013 AND FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)

1.	ORGANIZATION AND OPERATIONS

CIM Urban Partners, LP and subsidiaries (the “Partnership,” “we,” “us,” or “our”), a Delaware limited partnership, was formed pursuant to the Agreement of Limited Partnership dated February 4, 2005, as amended and restated, and subsequently amended (the “Partnership Agreement”). The Partnership invests in substantially stabilized real estate assets located in high-population density, high-barrier-to-entry urban markets, which include traditional downtown areas and suburban main streets that lie within the metropolitan areas of the United States of America. The partners of the Partnership are CIM Urban Partners GP, LLC (“REIT GP”), a California limited liability company, as the general partner, and CIM Urban REIT, LLC (“REIT”), a Delaware limited liability company, as the limited partner. REIT GP contributed $1,000 of capital, with the REIT contributing the balance. Profits and losses are allocated to the partners, and cash is distributed in accordance with the Partnership Agreement.

The term of the Partnership expires upon the first to occur: (a) an election to dissolve the Partnership is made by REIT GP with the consent of the REIT, as defined, (b) an election to dissolve the Partnership is made by REIT GP after the reduction to cash of all or substantially all of the Partnership’s investments, or (c) subject to the provisions of the Partnership Agreement, the bankruptcy, dissolution, removal, or other withdrawal of REIT GP or the sale, transfer, or assignment by REIT GP of its interest in the Partnership.

The REIT was formed pursuant to the Limited Liability Company Agreement dated February 4, 2005, as amended and restated, and subsequently amended (the “REIT Agreement”) for the purpose of investing in limited partnership interests in the Partnership. The REIT has two classes of ownership interests outstanding and authorized for issuance: Class A and Class B, each of which is represented by respective membership units. The subscribed Class A members of the REIT are CIM Urban Sponsor, LLC, a California limited liability company, and an affiliate of REIT GP, and various unrelated institutional investors, primarily tax-exempt entities.

The Class B members of the REIT are CIM Group, LLC, an affiliate of REIT GP, the general partner of the Partnership, and various unrelated parties.

2.	MERGER AGREEMENT

On July 8, 2013, the REIT entered into a merger agreement with PMC Commercial Trust (“PMC”) and subsidiaries of the respective parties. PMC is a publicly traded REIT that primarily originates loans to small businesses collateralized by first liens on the real estate of the related business. The merger and other transactions were unanimously approved by both PMC’s Board of Trust managers and the REIT’s Director.

Pursuant to the merger agreement, the REIT and its affiliates will receive approximately 22.0 million newly-issued PMC common shares of beneficial interest and approximately 65.0 million newly-issued PMC preferred shares. Each preferred share will be convertible into seven common shares of beneficial interest, resulting in the issuance of approximately 477.2 million common shares of beneficial interest in the merger and other transactions. This will represent approximately 97.8% of PMC’s outstanding shares.

All PMC common shares of beneficial interest that are outstanding immediately prior to the transactions will remain outstanding following the transactions. In addition, PMC shareholders of record at the close of the business day prior to the closing of the transactions will receive a special cash dividend of $5.50 per common share of beneficial interest, to be paid shortly after closing.

Based on an arrangement with PMC, certain legal and due diligence expenses related to the potential merger incurred during a certain period of time were reimbursable by the REIT. As of September 30, 2013, we had incurred $2,619,409 of merger related costs.

Under certain circumstances, if the potential merger does not occur, we may be entitled to receive a termination fee equal to $4.0 million plus reimbursement for certain of our out-of-pocket expenses up to $700,000.

The merger and other transactions are subject to certain customary closing conditions, including the approval of PMC’s shareholders and other third parties and consent of the Small Business Administration. The transaction is expected to be completed during the fourth quarter of 2013.

3.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For more information regarding our significant accounting policies and estimates, please refer to “Summary of Significant Accounting Policies” contained in Note 2 to our consolidated financial statements for the year ended December 31, 2012.

Interim Financial Information—The accompanying interim condensed consolidated financial statements have been prepared by our management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain information and note disclosures required for annual financial statements have been condensed or excluded pursuant to Securities and Exchange Commission (“SEC”) rules and regulations. Accordingly, the interim condensed consolidated financial statements do not include all of the information and notes required by GAAP for complete financial statements. The accompanying financial information reflects all adjustments which are, in the opinion of our management, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. Our accompanying interim condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto.

Principles of Consolidation—The consolidated financial statements include the accounts of the Partnership and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Investments in Real Estate—Real estate acquisitions are recorded at cost as of the date of closing. Costs related to the acquisition of properties are expensed as incurred. Investments in real estate are stated at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	15—40 years
Furniture, fixtures, and equipment	3—5 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Ordinary repairs and maintenance are expensed as incurred.

Investments in real estate are evaluated for impairment on an annual basis, or whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The estimated fair value of the asset group identified for step two testing is based on either the income approach with market discount rate, terminal capitalization rate and rental rate assumptions being most critical, or on the sales comparison approach to similar properties. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No impairment of long-lived assets was recognized during the three and nine months ended September 30, 2013 and 2012.

Note Receivable—Note receivable represents a mortgage note investment secured by a first mortgage on a hotel located near the Los Angeles Airport. The note pays interest monthly at the London InterBank Offered Rate (LIBOR) plus 2.35%, with a LIBOR floor of 4.75%. For the periods ended September 30, 2013 and 2012, the interest rate was 7.10%. The note was acquired at a discount of $6,015,000, which was amortized from note acquisition through August 9, 2012. Discount amortization of $0 and $809,712 was recorded in interest income for the periods ended September 30, 2013 and 2012, respectively. The note matured on August 9, 2012, and was extended through August 9, 2013. The borrower stopped paying interest in February 2013, and was in default at September 30, 2013. The Partnership had entered into negotiations with the borrower and had simultaneously commenced a judicial foreclosure action and a non-judicial foreclosure against the borrower and the property, and on October 8, 2013, a subsidiary of the Partnership submitted the highest bid at a foreclosure auction and has taken possession of the hotel. The borrower’s most recent default made principal exposure likely but not yet certain, and as such, since February 2013, the Partnership had been accounting for this under the non-accrual method. At September 30, 2013, the Partnership evaluated whether the borrowing entity represented a variable interest to the Partnership and we determined the entity was not a variable interest.

The Partnership recognized interest income and fees, inclusive of discount amortization, related to the mortgage note of $0 and $943,516 during the three months ended September 30, 2013 and 2012, respectively and $316,344 and $3,116,291 during the nine months ended September 30, 2013 and 2012, respectively. Acquisition costs of $1,393,441 related to tax, legal and other costs associated with the foreclosure of the note receivable are included in acquisition related costs for the three and nine months ended September 30, 2013.

On an annual basis, and more frequently if indicators exist, we evaluate the collectability of our note receivable. Our evaluation of collectability involves judgment, estimates, and a review of the underlying collateral and borrowers’ business models and future operations in accordance with ASC 450-20, Contingencies—Loss Contingencies and ASC 310-10, Receivables. As of September 30, 2013 and 2012, no impairment of our note receivable was recorded.

Deferred Charges—Deferred charges consist of deferred loan costs and deferred leasing costs. Deferred loan costs, which represent legal and third-party fees incurred in connection with our borrowing activities, are capitalized and amortized to interest expense on a straight-line basis over the life of the related loan, approximating the effective interest method. Deferred loan costs of $5,606,342 and $5,352,722 are presented net of accumulated amortization of $3,328,883 and $2,835,509 at September 30, 2013, and December 31, 2012, respectively. Deferred leasing costs, which represent lease commissions and other direct costs associated with the acquisition of tenants, are capitalized and amortized on a straight-line basis over the terms of the related leases. Deferred leasing costs of $47,895,070 and $44,295,999 are presented net of accumulated amortization of $17,785,820 and $13,083,453 at September 30, 2013, and December 31, 2012, respectively.

Noncontrolling Interests—Noncontrolling interests represents interests in the various properties not owned by the Partnership.

Consolidation Considerations for Our Investments in Real Estate—ASC 810-10, Consolidation, addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights that would require the entity to be consolidated. We analyze our investments in real estate in accordance with this accounting standard to determine whether they are variable interest entities, and if so, whether we are the primary beneficiary. Our judgment with respect to our level of influence or control over an entity and whether we are the primary beneficiary of a variable interest entity involves consideration of various factors, including the form of our ownership interest, our voting interest, the size of our investment (including loans), and our ability to participate in major policy making decisions. Our ability to correctly assess our influence or control over an entity affects the presentation of these investments in our consolidated financial statements.

Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events—In preparing the accompanying consolidated financial statements, management has evaluated subsequent events through November 19, 2013, the date the consolidated financial statements were available to be issued. The Partnership believes that the disclosures contained herein are adequate to prevent the information presented from being misleading.

4.	INVESTMENTS IN REAL ESTATE

Investments in real estate consist of the following:

	September 30, 2013	December 31, 2012
Land	$315,398,311	$315,398,311
Land improvements	27,100,224	27,084,521
Buildings and improvements	1,432,173,399	1,427,687,961
Furniture, fixtures, and equipment	18,605,513	17,582,164
Tenant improvements	175,065,568	169,073,001
Work in progress	14,260,805	10,222,295

	1,982,603,820	1,967,048,253
Accumulated depreciation	(333,791,588)	(290,224,610)

Net investments in real estate	$1,648,812,232	$1,676,823,643

5.	ACQUISITION RELATED INTANGIBLE ASSETS

The amortization of the above-market leases included in rental revenue were $(185,113) and $(237,186) for the three months ended September 30, 2013 and 2012, respectively and $(580,863) and $(796,244) for the nine months ended September 30, 2013 and 2012, respectively. The amortization of the below-market leases included in rental revenue were $785,961 and $960,304 for the three months ended September 30, 2013 and 2012, respectively and $2,376,686 and $2,926,674 for the nine months ended September 30, 2013 and 2012, respectively. The amortization of in-place leases included in depreciation and amortization expense was $851,102 and $1,356,140 for the three months ended September 30, 2013 and 2012, respectively and $2,724,865, and $4,285,834 for the nine months ended September 30, 2013 and 2012, respectively. Included in depreciation and amortization expense are franchise fee affiliation amortization of $98,404 and $98,404 for the three months ended September 30, 2013, and 2012, respectively and $295,212 and $295,212, for the nine months ended September 30, 2013, and 2012, respectively. Tax abatement amortization of $137,839 and $137,839 for the three months ended September 30, 2013 and 2012, respectively and $413,517 and

$413,517 for the nine months ended September 30, 2013 and 2012, respectively, are included in rental operating expenses. The amortization of below-market ground lease obligation of $34,949 and $34,949 for the three months ended September 30, 2013 and 2012, respectively, and $104,847, and $104,847 for the nine months ended September 30, 2013 and 2012, respectively, are included in rental operating expenses.

A schedule of the intangible assets and liabilities and related accumulated amortization and accretion as of September 30, 2013 and December 31, 2012, is as follows:

	Assets					Liabilities
September 30, 2013	Acquired Above- Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below- Market Ground Lease	Acquired Below- Market Leases
Gross balance	$8,017,013	$79,644,602	$4,273,006	$3,936,173	$11,684,728	$(61,323,186)
Accumulated amortization	(6,745,336)	(72,819,958)	(1,081,962)	(2,488,497)	(1,106,728)	51,841,702

	$1,271,677	$6,824,644	$3,191,044	$1,447,676	$10,578,000	$(9,481,484)

Average useful life (in years)	4	4	8	10	84	6

	Assets					Liabilities
December 31, 2012	Acquired Above- Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below- Market Ground Lease	Acquired Below- Market Leases
Gross balance	$8,017,013	$79,644,602	$4,273,006	$3,936,173	$11,684,728	$(61,323,186)
Accumulated amortization	(6,164,473)	(70,095,093)	(668,445)	(2,193,285)	(1,001,881)	49,465,016

	$1,852,540	$9,549,509	$3,604,561	$1,742,888	$10,682,847	$(11,858,170)

Average useful life (in years)	4	4	8	10	84	6

A schedule of estimated future amortization and accretion of acquisition related intangible assets and liabilities as of September 30, 2013, is as follows:

	Assets					Liabilities
Years Ending December 31	Acquired Above-Market Leases	Acquired In-Place Leases	Tax Abatement	Franchise Fee Affiliation	Acquired Below-Market Ground Lease	Acquired Below-Market Leases
October 1, 2013 to December 31, 2013	$169,890	$747,273	$137,839	$98,405	$34,950	$(652,267)
2014	551,893	2,708,204	551,356	393,617	139,797	(2,341,375)
2015	396,473	1,984,573	551,356	393,617	139,797	(2,095,304)
2016	119,580	953,442	551,356	393,617	139,797	(2,016,977)
2017	25,753	387,396	551,356	168,420	139,797	(1,907,448)
Thereafter	8,088	43,756	847,781	—	9,983,862	(468,113)

	$1,271,677	$6,824,644	$3,191,044	$1,447,676	$10,578,000	$(9,481,484)

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy for inputs used in measuring fair value is as follows:

Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

Level 2 Inputs—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 Inputs—Unobservable inputs

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The estimates of fair value presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The fair value of the note receivable approximates its carrying value based on the underlying value of the related collateral. The fair values of mortgage notes payable are presented for disclosure purposes only and are estimated based on current interest rates available to the Partnership for debt instruments with similar terms which are considered “Level 3” inputs. The fair value of our mortgage notes payable is sensitive to fluctuations in interest rates. Discounted cash flow analysis is generally used to estimate the fair value of our mortgages payable, using rates ranging from 4.54% to 5.15% for the period ended September 30, 2013 and 4.54% to 5.15% for the year ended December 31, 2012. Mortgages payable with book values of $232,871,074 and $315,631,338 as of September 30, 2013 and December 31, 2012, respectively, have a fair value of approximately $233,602,000 and $317,338,000, respectively.

7.	MORTGAGES PAYABLE

The mortgages payable as of September 30, 2013 and December 31, 2012, are as follows:

	September 30, 2013	December 31, 2012
Mortgage loan with a fixed interest rate of 6.30% per annum, with monthly payments of principal and interest. The loan had a 25 1/2-year amortization schedule with a balance of $65,146,785 due on September 10, 2013. This loan was not prepayable without penalty and was nonrecourse to the Partnership. The loan was paid in full during the quarter ended September 30, 2013.	$—	$66,644,340
Mortgage loan with a fixed interest rate of 6.30% per annum, with monthly payments of principal and interest. The loan had an eight-year amortization schedule through September 10, 2013. This loan was not prepayable without penalty and was nonrecourse to the Partnership. The loan was paid in full during the quarter ended September 30, 2013.	—	233,022
Mortgage loan with a fixed interest rate of 7.66% per annum, with monthly payments of principal and interest. The loan has a 20-year amortization schedule with a $25,323,858 balance due on December 1, 2015. The loan is nonrecourse to the Partnership.	28,614,599	29,632,643
Mortgage loan with a fixed interest rate of 4.50% per annum, with monthly payments of interest only for 10 years, and payments of interest and principal starting in February 2022. The loan has a $42,008,187 balance due on January 5, 2027. The loan is nonrecourse to the Partnership.	46,000,000	46,000,000
Mortgage loan with a fixed interest rate of 5.56% per annum, with monthly payments of principal and interest. The loan has a 10-year amortization schedule with a $12,287,725 balance due on July 1, 2015, and is nonrecourse to the Partnership.	12,808,088	13,014,840
Mortgage loan with a fixed interest rate of 6.65% per annum, with monthly payments of principal and interest. The loan has a 25-year amortization schedule with a $21,136,209 balance due on July 15, 2018. The loan is nonrecourse to the Partnership.	35,400,331	37,267,917
Mortgage loan with a fixed interest rate of 5.95% per annum, with monthly payments of principal and interest, and a balance of $10,500,164 due on December 1, 2013. The loan was nonrecourse to the Partnership. The loan was paid in full during the quarter ended September 30, 2013.	—	10,747,897
Mortgage loan with a fixed interest rate of 5.06% per annum, with monthly payments of principal and interest, and a balance of $33,068,178 due on September 1, 2015. The loan is nonrecourse to the Partnership.	34,790,305	35,390,779
Mortgage loans with a fixed interest rate of 5.39% per annum, with monthly payments of principal and interest, and a balance of $35,695,293 due on March 1, 2021. The loans are nonrecourse to the Partnership.	41,327,652	41,780,437
Mortgage loan with a fixed interest rate of 5.18% per annum, with monthly payments of principal and interest, and a balance of $26,231,655 due on June 5, 2021. The loan is nonrecourse to the Partnership.	30,937,526	31,305,500

	229,878,501	312,017,375
Premiums and discounts on assumed mortgages payable	2,992,573	3,613,963

Total	$232,871,074	$315,631,338

The mortgages payable are secured by deeds of trust on certain of the properties and assignments of rents.

In accordance with the Partnership Agreement, the Partnership generally may not incur additional debt if total debt of the Partnership would exceed 30% (50% with the approval of the Partnership’s advisory board) of the sum of the aggregate adjusted fair value of all Partnership’s investments, less permitted investments in the REIT, as defined. At September 30, 2013 and December 31, 2012, the Partnership was in compliance with all requirements.

Future maturities of the principal balances of the notes payable as of September 30, 2013, are as follows:

Years Ending December 31
2013 (Three Months Ending December 31, 2013)	$1,559,362
2014	6,472,570
2015	77,055,390
2016	4,354,005
2017	4,641,634
Thereafter	135,795,540

Total	$229,878,501

At September 30, 2013 and December 31, 2012, accrued interest payable of $943,436 and $1,268,598, respectively, is included with accounts payable and accrued expenses.

8.	UNSECURED REVOLVING LINE OF CREDIT

In February 2012, the Partnership entered into an unsecured revolving line of credit with an unrelated financial institution, which allows for maximum borrowings of $100,000,000. Borrowings under the line of credit are limited by certain borrowing base calculations. Outstanding advances under the line of credit bore interest at the base rate, as defined, plus 0.75% to 1.50% or LIBOR plus 1.75% to 2.50%, depending on the maximum consolidated leverage ratio, as defined, until August 2013. In August 2013, the unsecured revolving line was amended, and outstanding advances under the line bear interest at the base rate, as defined, plus 0.25% to 0.85% or LIBOR plus 1.25% to 1.85%, depending on the maximum consolidated leverage ratio, as defined. The line of credit is also subject to an unused commitment fee of 0.25% or 0.35% depending on the amount of aggregate unused commitments. The line of credit contains various restrictions and covenants, including the Partnership maintaining a minimum net asset value of $1,000,000,000 and a fixed-charge coverage ratio of not less than 1.5:1.0. The line of credit matures in February 2016, with a one-year extension option under certain conditions. As of September 30, 2013 and December 31, 2012, $81,500,000 and $30,000,000, respectively, was outstanding under the line of credit, and $18,500,000 and $70,000,000, respectively, was available for future borrowings. The line of credit also contains various covenants. At September 30, 2013 and December 31, 2012, the Partnership was in compliance with all covenants.

In August 2013, the Partnership entered into another unsecured revolving credit facility with the same bank syndicate, which provides an additional $125,000,000 of borrowing capacity, and may be increased to $150,000,000 under certain conditions. Borrowings under the revolving credit facility are limited by certain borrowing base calculations. Outstanding advances under the revolving credit facility bear interest at the base rate, as defined, plus 0.25% to 0.85% or LIBOR plus 1.25% to 1.85%, depending on the maximum consolidated leverage ratio, as defined. The revolving credit facility is also subject to an unused commitment fee of 0.25% or 0.35% depending on the amount of aggregate unused commitments. The revolving credit facility contains various restrictions and covenants, including the Partnership maintaining a minimum net asset value of $1,000,000,000 and a fixed-charge coverage ratio of not less than 1.5:1.0. The revolving credit facility matures in February 2014, with two 3-month extension options under certain conditions. As of September 30, 2013, $64,000,000 was outstanding under the revolving credit facility and $61,000,000 was available for future borrowings. The revolving credit facility also contains various covenants. At September 30, 2013, the Partnership was in compliance with all covenants.

At September 30, 2013 and December 31, 2012, accrued interest payable and unused commitment fee payable of $160,366 and $81,765, respectively, is included with accounts payable and accrued expenses.

9.	RELATED-PARTY TRANSACTIONS

CIM Urban REIT Management, LP (the “Management Company”), an affiliate of REIT GP, provides asset management services to the Partnership. For these services, the Partnership pays asset management fees to the Management Company, on a quarterly basis, in arrears. The fee is calculated as a percentage of the daily average gross fair value of the Partnership’s investments, as defined, as follows:

Daily Average Gross Fair Value of Investments		Quarterly Fee Percentage
From Greater of	To and Including
$—	$500,000,000	0.2500%
500,000,000	1,000,000,000	0.2375
1,000,000,000	1,500,000,000	0.2250
1,500,000,000	4,000,000,000	0.2125
4,000,000,000	20,000,000,000	0.1000

For the three months ended September 30, 2013 and 2012, the Management Company earned asset management fees of $5,442,339 and $5,215,507, respectively and $16,282,270 and $15,666,683 for the nine months ended September 30, 2013 and 2012, respectively. At September 30, 2013 and December 31, 2012, asset management fees of $5,418,139 and $5,206,426, respectively, were due to the Management Company. CIM Group, LP, an affiliate of REIT GP, provides property management, leasing, and development services to the Partnership. For the three months ended September 30, 2013 and 2012, CIM Group, LP earned property management fees, which are included in rental operating expenses, totaling $1,141,189 and $1,159,822, respectively and $3,471,124 and $2,994,810 for the nine months ended September 30, 2013 and 2012, respectively. For the three months ended September 30, 2013 and 2012, CIM Group, LP earned property management fees, which are included in hotel operating expenses, totaling $30,092 and $0, respectively and $62,545 and $0 for the nine months ended September 30, 2013 and 2012, respectively. The Partnership also reimbursed CIM Group, LP $1,142,811 and $909,153 during the three months ended September 30, 2013 and 2012, respectively, and $3,486,488 and $1,785,332 during the nine months ended September 30, 2013 and 2012, respectively, for the cost of on-site personnel incurred on behalf of the Partnership, which is included in rental operating expenses. In addition, CIM Group, LP earned leasing commissions of $89,089 and $3,100 for the three months ended September 30, 2013 and 2012, respectively and $385,844 and $566,011 for the nine months ended September 30, 2013 and 2012, respectively, which were capitalized to deferred charges. In addition, CIM Group, LP earned development management fees of $146,724 and $37,559 for the three months ended September 30, 2013 and 2012, respectively and $440,240 and $656,463 for the nine months ended September 30, 2013 and 2012, respectively which were capitalized to investments in real estate. At September 30, 2013 and December 31, 2012, fees payable and expense reimbursements due to CIM Group, LP of $803,302 and $843,246, respectively, are included in due to related parties. Also included in due to related parties as of September 30, 2013 and December 31, 2012, is ($40,501) and $15,484, respectively, due (from) to CIM Group, LP and related parties. In addition, the noncontrolling interest owner of an office project was the property manager for that property for part of the nine months ended September 30, 2012. The Partnership has also entered into contracts with third-party property management companies.

Certain of these management companies also provide leasing and development management services, for which they are compensated in accordance with the agreements. Management fees incurred to the noncontrolling interest owner of an office project and third-party management company related to the rental properties totaled $75,749 and $105,221 for the three months ended September 30, 2013 and 2012, respectively and $239,016 and $609,960 for the nine months ended September 30, 2013 and 2012, respectively, which were included in rental operating expenses.

10.	COMMITMENTS AND CONTINGENCIES

Litigation—REIT Redux, L.P. et al v. PMC Commercial Trust, et al. On October 9, 2013, a putative class action and derivative lawsuit was filed in the Dallas County Court at Law No. 5 in Dallas County, Texas against and purportedly on behalf of PMC Commercial. The complaint names as defendants PMC Commercial, members of the PMC Commercial Board and executive officers of PMC Commercial and CIM Urban REIT. The plaintiffs assert the action as a direct action, as well as a derivative action and allege, among other things, that the PMC Commercial Board breached the PMC Commercial Declaration of Trust and conspired to deprive the plaintiffs and the class of their right to vote to approve or decline the merger, to approve or decline of the sale of PMC Commercial and to approve or decline the authorization of the PMC Commercial common shares necessary to support the conversion rights of the PMC Commercial preferred shares to be issued pursuant to the merger agreement. The plaintiffs allege, among other things, that the PMC Commercial Board breached its fiduciary duties by approving and recommending the transactions to the shareholders without due regard for the fairness of the transaction, failing to maximize value for the shareholders, engaging in bad faith and self-dealing by preferring transactions that further enriched the trust managers at the expense of the shareholders, and conspiring to deprive the shareholders of their voting power and prerogatives. The complaint alleges that CIM Urban REIT aided, abetted and induced those breaches of fiduciary duty. The complaint further alleges that the causes of action were aggravated by gross negligence and intentional and malicious wrongdoing. The complaint seeks an order enjoining a vote on the transactions contemplated by the merger agreement, an order certifying the matter as a class action for damages, damages for lost shareholder value, exemplary damages, attorney’s fees and costs, appointment of a receiver, if justice so demands, in order to preserve and maximize shareholder value, and all other such relief as the court may find reasonable and necessary to which plaintiffs may be entitled. We have denied all of the allegations in the complaint and intend to vigorously defend against these allegations. However, no assurance can be given as to the outcome of this lawsuit.

The Partnership is not currently involved in any other material litigation nor, to the Partnership’s knowledge, is any material litigation currently threatened against it, other than routine litigation arising in the ordinary course of business, most of which are expected to be covered by liability insurance.

Environmental Matters—In connection with the ownership and operation of the real estate properties, the Partnership may be potentially liable for costs and damages related to environmental matters, including asbestos-containing materials. The Partnership has not been notified by any governmental authority of any noncompliance, liability, or other claim in connection with any of the properties, and the Partnership is not aware of any other environmental condition with respect to any of the properties that management believes will have a material effect on the Partnership’s consolidated financial position, results of operations, or cash flows.

Rent Expense—The ground lease for one of the projects provides for current annual rent of $437,252, payable quarterly, with increases on June 1, 2015, and every five years thereafter based on the greater of 15% or 50% of the increase in the Consumer Price Index during a five-year adjustment period. In addition, commencing on June 1, 2040 and 2065, the rent payable during the balance of the lease term shall be increased by an amount equal to 10% of the rent payable during the immediately preceding lease year. The lease term is through May 31, 2089. If the landlord decides to sell the leased property, the Partnership has the right of first refusal.

Rent expense under the lease, which includes straight-line rent and amortization of acquired below-market ground lease, was $403,060 and $403,060 for the three months ended September 30, 2013 and 2012, respectively and $1,209,180 and $1,209,180 for the nine months ended September 30, 2013 and 2012, respectively. The Partnership records rent expense on a straight-line basis. Straight-line rent liability of $9,569,188 and $8,687,947 is included in security deposits, deferred revenues, and other liabilities in the accompanying consolidated balance sheets as of September 30, 2013 and December 31, 2012, respectively.

Scheduled future noncancelable minimum lease payments at September 30, 2013, are as follows:

Years Ending December 31
2013 (Three Months Ending December 31, 2013)	$109,313
2014	437,252
2015	475,511
2016	502,840
2017	502,840
Thereafter	129,534,156

Total	$131,561,912

11.	FUTURE MINIMUM LEASE RENTALS

Future minimum rental revenues under long-term operating leases at September 30, 2013, excluding tenant reimbursements of certain costs, are summarized as follows:

	Governmental Tenants	Other Tenants	Total
2013 (Three Months Ending December 31, 2013)	$13,838,382	$23,019,672	$36,858,054
2014	55,249,865	83,584,553	138,834,418
2015	42,627,552	76,604,762	119,232,314
2016	41,541,733	59,308,779	100,850,512
2017	38,462,582	51,057,250	89,519,832
Thereafter	201,304,359	103,439,312	304,743,671

Total	$393,024,473	$397,014,328	$790,038,801

12.	CONCENTRATIONS

Tenant Revenue Concentrations—Rental revenues from the U.S. General Services Administration and other government agencies (collectively, “Governmental Tenants”), which primarily occupy properties located in Washington, D.C., accounted for approximately 34.5%, and 35.2% of the Partnership’s rent revenues for the three months ended September 30, 2013, and 2012, respectively and approximately 33.9%, and 34.2% for the nine months ended September 30, 2013, and 2012. At September 30, 2013 and December 31, 2012, $11,708,251 and $4,434,253, respectively, is due from Governmental Tenants (see Note 11).

Geographical Concentrations—As of September 30, 2013 and December 31, 2012, the Partnership owned 19 properties, inclusive of one note receivable, located in four states and Washington, D.C.

The Partnership’s revenues concentration from properties and the note receivable for the periods ended September 30, 2013, and 2012, are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
California	56.8%	57.4%	57.2%	58.5%
North Carolina	6.1	6.6	6.4	6.5
Texas	8.5	7.8	8.2	7.6
New York	2.2	2.1	2.2	2.1
Washington, D.C.	26.4	26.1	26.0	25.3

	100.0%	100.0%	100.0%	100.0%

The Partnership’s real estate investment concentrations from properties and the note receivable as of September 30, 2013 and December 31, 2012, are as follows:

	September 30, 2013	December 31, 2012
California	50.5%	50.8%
North Carolina	5.6	5.7
Texas	7.7	7.6
New York	3.7	3.7
Washington, D.C.	32.5	32.2

	100.0%	100.0%

13.	SEGMENT DISCLOSURE

In accordance with ASC Topic 280, Segment Reporting, the Partnership’s reportable segments consist of three types of commercial real estate properties, namely, office properties, hotel properties (which includes an investment in a note receivable secured by a hotel property), and multifamily properties. Management internally evaluates the operating performance and financial results of the segments based on net operating income. The Partnership also has certain general and administrative level activities, including legal, accounting, tax preparation, and partner servicing costs that are not considered separate operating segments. The reportable segments are accounted for on the same basis of accounting as described in the notes to the audited consolidated financial statements for the year ended December 31, 2012.

The Partnership evaluates the performance of its segments based on net operating income, defined as: rental income and tenant reimbursements less property and related expenses, and excludes other nonproperty income and expenses, interest expense, depreciation and amortization, corporate-related general and administrative expenses, and acquisition costs. The net operating income of our reportable segments for the three and nine months ended September 30, 2013, and 2012, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Office Properties
Revenues	$43,811,997	$43,323,551	$131,409,201	$128,626,013

Property expenses:
Operating	17,360,489	16,877,443	49,854,086	48,854,128
General and administrative	334,269	244,840	688,555	514,657

Total property expenses	17,694,758	17,122,283	50,542,641	49,368,785

Segment net operating income—Office	26,117,239	26,201,268	80,866,560	79,257,228

Hotel Properties
Revenues	8,630,282	9,515,207	29,201,351	31,542,172

Property expenses:
Operating	6,417,535	6,274,432	20,071,515	19,677,139
General and administrative	29,527	29,268	191,062	74,499

Total property expenses	6,447,062	6,303,700	20,262,577	19,751,638

Segment net operating income—Hotel	2,183,220	3,211,507	8,938,774	11,790,534

Multifamily Properties
Revenues	5,044,298	4,760,323	15,022,358	14,070,220

Property expenses:
Operating	2,093,538	1,774,147	5,898,995	5,276,918
General and administrative	31,933	37,549	74,322	360,497

Total property expenses	2,125,471	1,811,696	5,973,317	5,637,415

Segment net operating income—Multifamily	2,918,827	2,948,627	9,049,041	8,432,805

Total segment net operating income	$31,219,286	$32,361,402	$98,854,375	$99,480,567

A reconciliation of segment net operating income to net income attributable to partners for the three and nine months ended September 30, 2013, and 2012, is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Total segment net operating income	$31,219,286	$32,361,402	$98,854,375	$99,480,567
Interest	(4,611,779)	(4,705,702)	(14,013,300)	(14,137,865)
General and administrative	(168,369)	(387,703)	(867,258)	(870,651)
Asset management fees to related party	(5,442,339)	(5,215,507)	(16,282,270)	(15,666,683)
Acquisition related costs	(2,618,726)	—	(4,012,850)	—
Depreciation and amortization	(16,619,015)	(17,212,665)	(51,289,422)	(51,803,289)

Net income	1,759,058	4,839,825	12,389,275	17,002,079

Net loss (income) attributable to noncontrolling interests	6,446	7,008	(102,884)	(98,778)

Net income attributable to partners	$1,765,504	$4,846,833	$12,286,391	$16,903,301

The condensed assets for each of the segments as of September 30, 2013 and December 31, 2012, along with the capital expenditures for the nine months ended September 30, 2013 and 2012, are as follows:

	September 30, 2013	December 31, 2012
Condensed assets:
Office properties	$1,479,928,103	$1,505,046,216
Hotel properties	176,728,624	178,356,307
Multi-family properties	173,335,377	175,361,371
Non-segment assets	3,924,293	11,948,597

Total assets	$1,833,916,397	$1,870,712,491

	September 30,
	2013	2012
Capital expenditures(1):
Office properties	$12,679,904	$18,372,105
Hotel properties	1,625,637	442,504
Multi-family properties	1,250,026	835,283

Total capital expenditures	$15,555,567	$19,649,892

(1)	This table presents additions and improvements to real estate investments, excluding acquisitions.

******

Exhibit 2.1

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CIM URBAN REIT, LLC,

CIM MERGER SUB, LLC,

PMC COMMERCIAL TRUST

AND

SOUTHFORK MERGER SUB, LLC

DATED AS OF JULY 8, 2013

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 8, 2013, is made and entered into by and among CIM Urban REIT, LLC, a Delaware limited liability company (“CIM”), CIM Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of CIM (“CIM Merger Sub”), PMC Commercial Trust, a Texas real estate investment trust (“Trust”), and Southfork Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Trust (“Trust Merger Sub”). CIM, CIM Merger Sub, Trust and Trust Merger Sub are referred to herein, from time to time, individually as a “Party” and as the “Parties”.

RECITALS

WHEREAS, the Director of CIM, the Manager of CIM Merger Sub and Trust Merger Sub, and the Board of Trust Managers of Trust have approved and deem it advisable and in the best interests of their respective shareholders to consummate the merger transaction provided for herein whereby CIM Merger Sub will merge with and into Trust Merger Sub (the “Merger”) in accordance with applicable state law and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Trust Managers of Trust, among other things, has (a) determined that the Transactions (as defined below), including the Merger and the issuance of common shares of beneficial interest, par value, $0.01 per share, of Trust (“Trust Common Shares”) and convertible preferred shares of beneficial interest, par value, $0.01 per share, of Trust with the terms set forth on Annex A (“Trust Preferred Shares”) to CIM in connection with the GP Contribution (as defined below) and the Merger (the “Trust Common and Preferred Shares Issuance”), are fair to, and in the best interests of, Trust and its shareholders, (b) approved this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, and (c) resolved, subject to the terms of this Agreement, to recommend to Trust’s shareholders, approval of the Trust Common and Preferred Shares Issuance;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, for federal income tax purposes it is intended that: (1) the Merger qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Closing Dividend (as defined in Section 4.2 below) be treated as a distribution from Trust to its pre-Merger shareholders under Section 301 of the Code; and

WHEREAS, the transactions contemplated by this Agreement, the Master Services Agreement (as defined herein), the Registration Rights and Lockup Agreement (as defined herein), and the other agreements and documents contemplated hereby, including, without limitation, the Merger and the Trust Common and Preferred Shares Issuance shall be referred to collectively in this Agreement as the “Transactions.”

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time (as defined herein), the Parties shall consummate the Merger pursuant to which (a) CIM Merger Sub shall be merged with and into Trust Merger Sub and the separate corporate existence of CIM Merger Sub shall thereupon cease, (b) Trust Merger Sub shall be the successor or surviving entity in the Merger (the “Surviving Entity”), shall succeed to and assume all rights and obligations of CIM Merger Sub and shall be governed by the certificate of formation and limited liability company agreement of Trust Merger Sub and the laws of the State of Delaware, including the DLLCA and (c) the separate corporate existence of Trust Merger Sub with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date to be specified by the Parties (the “Closing Date”), which Closing Date shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 203 North LaSalle Street, Suite 1900, Chicago, Illinois 60601-1293, unless another time, date or place is agreed to in writing by the Parties hereto.

1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Trust and CIM shall (i) file a certificate of merger, or other appropriate document (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and (ii) as soon as practicable on or after the Closing Date, make all other filings or recordings required under the DLLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA, or at such other time, if any, as Trust and CIM shall agree and designate in such filings in accordance with applicable law (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in the DLLCA and this Agreement.

1.5 Organizational Documents. The certificate of formation and limited liability company agreement of Trust Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and limited liability agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law.

1.6 Taking of Necessary Action. Each of the Parties shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger in accordance with applicable state Law.

ARTICLE II

BOARD AND OFFICERS

2.1 The Surviving Entity. Trust shall be Manager of the Surviving Entity in accordance with the limited liability company agreement of the Surviving Entity.

2.2 Trust. As of the Effective Time, the trust managers and officers of Trust shall be the persons listed on Schedule 8.9.

ARTICLE III

EFFECT OF THE MERGER

3.1 Effect of the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of CIM, CIM Merger Sub, Trust or Trust Merger Sub or the holders of any of the following services:

(a) Conversion of Equity Interest of CIM Merger Sub. Each equity interest of CIM Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be converted automatically and become in the aggregate 22,000,003 validly issued, fully paid and nonassessable Trust Common Shares and 65,028,571 validly issued, fully paid and nonassessable Trust Preferred Shares. As of the Effective Time, all of the certificates evidencing equity interests of CIM Merger Sub (the “Certificates”), by virtue of the Merger, shall no longer be outstanding and shall automatically be cancelled and cease to exist, and CIM shall cease to have any rights with respect to the equity interests of CIM Merger Sub represented thereby, except the right to receive, upon the surrender of the Certificates in accordance with Article IV, certificates evidencing the Trust Common Shares and Trust Preferred Shares to be issued or paid in consideration therefor upon surrender of such Certificates, as provided above (the “Merger Consideration”).

(b) Limited Liability Company Interests of Trust Merger Sub. Upon the Effective Time, all limited liability company interests of Trust Merger Sub outstanding immediately prior to the Effective Time shall remain as limited liability company interests of the Surviving Entity.

3.2 Trust Stock Options and Trust Restricted Shares. As provided in Trust’s Amended and Restated 2005 Equity Incentive Plan (the “Incentive Plan”), as of the Effective Time, each outstanding option to purchase Trust Common Shares (each, a “Trust Option”) shall become fully exercisable, and each Trust Common Share subject to forfeiture or vesting conditions shall no longer be subject to any such forfeiture or vesting condition. In addition, in connection with the declaration of an extraordinary dividend, the Compensation Committee of the Board of Trust Managers of Trust shall retain the authority to adjust the exercise price of outstanding options to account for such dividend, provided that such adjustment complies with the terms of the Incentive Plan, the adjustment does not exceed $5.50 per share, and in no event shall the exercise price per share be reduced below $0.

ARTICLE IV

EXCHANGE OF CERTIFICATES; OTHER TRANSACTIONS

4.1 Exchange. At the Effective Time, CIM shall surrender the Certificates for cancellation and the Surviving Entity shall issue to CIM certificates representing the Merger Consideration.

4.2 Closing Dividend. Trust shall declare a dividend payable to each shareholder of record as of the close of business on the last Business Day prior to the Effective Time in an amount equal to the sum of (i) $5.50 per Trust Common Share (but in no event in the aggregate more than $58,280,000, plus (ii) the portion of Trust’s regularly quarterly dividend not in excess of $0.125 per Trust Common Share, accrued pro rata through the last Business Day prior to the Effective Time, plus (iii) any dividends attributable to the exercise of any Trust Option prior to the Effective Time that is currently outstanding on the date of this Agreement) (the “Closing Dividend”), such Closing Dividend to be paid on or prior to the tenth (10th) Business Day after the Effective Time.

4.3 Contributions; Other Transactions.

(a) Prior to the Effective Time, CIM shall contribute to CIM Merger Sub all of the limited partner interests of CIM Urban Partners L.P. (the “CIM Partnership”).

(b) Prior to the Effective Time, Trust shall contribute to Trust Merger Sub all of its assets, including the capital stock of all of its other Subsidiaries.

(c) Immediately prior to the Effective Time, Urban Partners GP, LLC, a newly created Delaware limited liability company (“Urban GP”) that is wholly-owned by CIM (and managed by a CIM Affiliate) will be admitted to CIM Partnership as a successor general partner;

(d) Simultaneously with the Effective Time, CIM Urban Partners GP, LLC (the “CIM GP”) will contribute its general partnership interests in the CIM Partnership to the Surviving Entity in exchange for a number of Trust Common Shares and Trust Preferred Shares to be determined by CIM prior to the Effective Time (the “GP Contribution”), which shares shall come out of the Merger Consideration and shall be evidenced by certificates issued to CIM GP; provided that the number of shares issued to CIM GP may be adjusted after the Effective Time pursuant to a transfer between CIM and CIM GP.

(e) Simultaneously with the Effective Time, CIM will contribute all of the outstanding equity interests of Urban GP to the Surviving Entity in exchange for a number of Trust Common Shares and Trust Preferred Shares to be determined by CIM prior to the Effective Time, which shares shall come out of the Merger Consideration and shall be evidenced by certificates issued to CIM.

(f) Trust and CIM Service Provider, LLC (the “Service Provider”) shall execute and deliver the Master Services Agreement in the form attached hereto as Annex B (the “Master Services Agreement”), effective as of the Effective Time.

(g) The investment management agreement between the CIM Urban REIT Management, LP (the “Management Company”) and the CIM Partnership in effect as of the date hereof shall continue in full force and effect in accordance with its terms after the Merger.

(h) CIM, CIM GP and Trust shall execute and deliver the Registration Rights and Lockup Agreement in the form attached hereto as Annex C (the “Registration Rights and Lockup Agreement”), effective as of the Effective Time.

(i) Immediately after the Effective Time, the structure of Trust and its Subsidiaries shall be as set forth on Annex D.

(j) After the Effective Time, the Parties acknowledge that Trust and its Subsidiaries may engage in a variety of real estate-related activities, including, without limitation, (i) originating and/or investing in a variety of loan products including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans and/or (ii) real estate development activities to create core properties or otherwise. These new activities may be internally managed or externally managed by the Management Company or its Affiliates.

4.4 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CIM AND CIM MERGER SUB

Except as set forth in the disclosure schedules attached hereto (the “CIM Disclosure Schedules”), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and that may be amended from time to time pursuant to the provisions hereof, CIM and CIM Merger Sub represent and warrant to Trust that:

5.1 Organization, Standing and Corporate Power. Each of CIM and CIM Merger Sub is a limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite limited liability power and authority to carry on its business as now being conducted. Each of CIM and CIM Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of the CIM Partnership and its Subsidiaries (as defined below) taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which CIM operates, (b) this Agreement, the Transactions or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a “CIM Material Adverse Effect”). For purposes of this Agreement: (x) the term “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) has the right or power to elect a majority of the board of directors or other governing body; (y) the term “Person” means an individual, corporation, partnership, limited liability company, trust, association, unincorporated organization or other entity; and (z) the term “Affiliate” of any Person means any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act (as defined herein). CIM has delivered to Trust or its counsel complete and correct copies of the organizational documents of CIM and CIM Merger Sub, each amended to the date of this Agreement.

5.2 CIM Subsidiaries. Schedule 5.2 hereto sets forth each CIM Subsidiary and a chart detailing certain aspects of the ownership of each CIM Subsidiary. Schedule 5.2 sets forth, for each CIM Subsidiary, its jurisdiction of organization or formation, and the names of the record owners of its equity interests (except for the Class B Preferred Shareholders of CIM Subsidiaries that are REITs (the “Accommodation Shareholders”). For the purposes hereof, the following CIM Subsidiaries: Union Square Plaza Owner LP, Union Square 825 Property LP, Union Square 941 Property LP, and CIM/J Street Hotel Sacramento, L.P. shall be collectively referred to herein as the “Joint Ventures”. For the purposes hereof, the governing documents of the Joint Ventures, complete copies of which have been made available to Trust, shall be collectively referred to herein as the “Joint Venture Agreements”. Except for the equity interests set forth on Schedule 5.2 and shares issued to Accommodation Shareholders, none of the CIM Subsidiaries have issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of a CIM Subsidiary or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except as set forth (A) on Schedule 5.2, (B) in the Joint Venture Agreements and (C) for rights granted to Trust and the Trust Merger Sub under this Agreement, there are no outstanding obligations of any CIM Subsidiary to issue, sell, or transfer or repurchase, redeem, or otherwise acquire, or that relate to the holding, voting, or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any CIM Subsidiary. Except as set forth on Schedule 5.2, (a) all the outstanding shares of capital stock of each CIM Subsidiary that is a corporation (i) have been validly issued, (ii) are fully paid and nonassessable and (iii) are owned, beneficially and of record, directly by CIM or by another CIM Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except (x) for loans made pursuant to written agreements by equity owners (or their affiliates) (excluding CIM REIT) to their subsidiaries and (y) as set forth in the Joint Venture Agreements and (b) all of CIM’s equity interests in each CIM Subsidiary that is a partnership, joint venture, limited liability company or trust are owned, beneficially and of record, directly by CIM, by another CIM Subsidiary, by CIM and another CIM Subsidiary or by two or more CIM Subsidiaries free and clear of all Liens. Except as set forth on Schedule 5.2 or in the Joint Venture Agreements, there are no outstanding contractual obligations of any CIM Subsidiary to provide funds to, or make any investment in, any other Person (other than to another wholly-owned CIM Subsidiary of CIM Partnership or Joint Venture). Except for the capital stock of or other equity or ownership interests in CIM Subsidiaries, and except as set forth on Schedule 5.2, neither CIM nor any CIM Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership interest in any other Person. Each CIM Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each CIM Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 5.2, each CIM Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect.

5.3 CIM Merger Sub. All of the outstanding equity interests in CIM Merger Sub are owned directly by CIM, free and clear of all Liens and, except as set forth on Schedule 5.3, transfer restrictions, voting agreements or other agreements with respect to the ownership, voting, control, or other transfer of such equity or other ownership interests. Since the date of its formation, CIM Merger Sub has not carried on any business or conducted any operations other than execution of this Agreement and the performance of its obligations hereunder. CIM Merger Sub was incorporated solely for the consummation of the Merger.

5.4 Authority; Noncontravention. Each of CIM and CIM Merger Sub has the requisite limited liability company power and authority to enter into this Agreement and, subject to approval of this Agreement by CIM in its capacity as sole member of CIM Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement by each of CIM and CIM Merger Sub and the consummation by each of CIM, CIM Merger Sub and each CIM Subsidiary of the Transactions to which it is a party have been duly authorized by all necessary limited liability company or other action on the part of CIM, CIM Merger Sub and each such CIM Subsidiary, subject to approval of this Agreement by CIM in its capacity as sole member of CIM Merger Sub. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by each of CIM and CIM Merger Sub do not, and the consummation of the Transactions to which it is a party and compliance by CIM and CIM Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of CIM, CIM Merger Sub or any CIM Subsidiary under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under or require any consent, waiver or approval of any Person pursuant to any provision of (a) the charter or organizational documents or partnership or similar agreement (as the case may be) of CIM, CIM Merger Sub or any other CIM Subsidiary, (b) any written loan or credit agreement, note, bond, mortgage, indenture, guaranty, lease, sublease (other than leases or subleases under which CIM, CIM Merger Sub, or any CIM Subsidiary is a landlord or lessor) or other contract or agreement (each, a “Contract”) applicable to CIM, CIM Merger Sub or any other CIM Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 5.5, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to CIM, CIM Merger Sub or any other CIM Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not reasonably be expected to (i) have a CIM Material Adverse Effect or (ii) prevent the consummation of the Transactions.

5.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to CIM, CIM Merger Sub or any other CIM Subsidiary in connection with the execution and delivery of this Agreement by CIM and CIM Merger Sub or the consummation by CIM, CIM Merger Sub or any other CIM Subsidiary of the Transactions to which it is a party, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including, without limitation, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement/prospectus relating to the approval by Trust’s shareholders of the Transactions (as amended or supplemented from time to time, the “Proxy Statement”), and (iii) the NYSE MKT (“NYSE”) or other applicable national securities exchange; (c) the filing of the Certificate of Merger with the Secretary of State of Delaware; (d) compliance with any applicable requirements of the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder (the “1958 Act”), the Small Business Investment Act (1958), as amended, and the rules and regulations promulgated thereunder (the “Small Business Investment Act”) and any other applicable requirements, rules, or regulations of the U.S. Small Business Administration (the “SBA”); and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on Schedule 5.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the “blue sky” laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent CIM or CIM Merger Sub from performing its obligations under this Agreement in any material respect. Notwithstanding the foregoing, the representations and warranties in this Section 5.5 do not include any representation or warranty regarding any transfer tax declarations, property tax assessments, reassessments, or similar documents or consents.

5.6 Financial Statements; Undisclosed Liabilities.

(a) Schedule 5.6 contains a true and complete copy of the following financial statements: (a) audited consolidated financial statements of the CIM Partnership and its Subsidiaries (including the balance sheet and the related statements of income and cash flow) as of and for each of the 12-month periods ended December 31, 2011 and December 31, 2012, respectively, together with all related notes and schedules thereto, accompanied by the reports thereon of CIM’s independent auditors (collectively, the “CIM Year-End Financial Statements”); and (ii) unaudited consolidated financial statements of the CIM Partnership and its Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the three month period ended March 31, 2013 (the “CIM Interim Financial Statements” and, together with the CIM Year-End Financial Statements, the “CIM Financial Statements”). The CIM Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP, the financial position of the CIM Partnership and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the CIM Interim Financial Statements, to normal and recurring year-end audit adjustments).

(b) Except as set forth on Schedule 5.6 or as permitted by Section 7.1 (for the purposes of this sentence, as if Section 7.1 had been in effect since December 31, 2012), neither the CIM Partnership nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the CIM Partnership or, to the knowledge of CIM, of any unconsolidated Subsidiary of the CIM Partnership or in the notes thereto other than any such liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice of the CIM Partnership and its Subsidiaries. For purposes of this Agreement, the term “knowledge” (and derivation terms thereof) with respect to CIM shall mean the actual knowledge of those Persons set forth on Schedule 5.6 and shall include the actual knowledge of such Persons gained through their participation in the business and operations of CIM, the CIM Partnership and the CIM Subsidiaries.

(c) Since December 31, 2010, neither the CIM Partnership nor, to the knowledge of CIM, any director, officer, employee, auditor, accountant or representative of CIM, the CIM Partnership or any party providing accounting or financial advisory services to CIM, the CIM Partnership or any CIM Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CIM, the CIM Partnership or any CIM Subsidiary or its respective internal accounting controls, including any material complaint, allegation, assertion or claim that CIM, the CIM Partnership or any CIM Subsidiary has engaged in questionable accounting or auditing practices.

(d) The CIM Partnership (or CIM GP on behalf of CIM Partnership) has established and maintains a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of CIM Partnership’s financial reporting and the preparation of the CIM Partnership’s financial statements for external purposes in accordance with GAAP. To the knowledge of CIM, there is not (i) any significant deficiencies and material weaknesses in the design or operation of CIM GP’s or the CIM Partnership’s internal control over financial reporting which are reasonably likely to adversely affect the CIM Partnership’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the CIM Partnership’s internal control over financial reporting.

5.7 Binding Effect. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, enforceable against each of CIM and CIM Merger Sub in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

5.8 Absence of Certain Changes or Events. Except as disclosed on Schedule 5.8, since December 31, 2012 and to the date of this Agreement, CIM, the CIM Partnership and its Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have a CIM Material Adverse Effect (a “CIM Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a CIM Material Adverse Change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any equity interests in the CIM Partnership outside the ordinary course of business or as permitted under Section 7.1, (c) any issuance or authorization of any issuance of any other equity or ownership interest in the CIM Partnership, or in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, of its equity interests or any issuance of an ownership interest in, any CIM Subsidiary except as permitted by Section 7.1, (d) any material damage, destruction or loss, not covered by insurance, or (e) any change in accounting methods, principles or practices by the CIM Partnership or any of its CIM Subsidiaries, except as may have been required by a change in GAAP.

5.9 Litigation. Except as disclosed on Schedule 5.9, there is no suit, action or proceeding pending or threatened in writing against or affecting CIM, the CIM Partnership or any CIM Subsidiary that, individually or in the aggregate, would reasonably be expected to (a) be material to the CIM Partnership and its subsidiaries taken as a whole or (b) affect the legality, validity or enforceability of this Agreement of any of the other Transaction Documents or prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CIM, the CIM Partnership or any CIM Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a CIM Material Adverse Effect.

5.10 Environmental Matters.

(a) Except as set forth in Schedule 5.10, (i) neither the CIM Partnership nor any of its Subsidiaries has ever generated, treated or disposed of any Hazardous Substance in violation of any Environmental, Health and Safety Law or otherwise violated any Environmental, Health and Safety Law, except for matters that, individually or in the aggregate, would not be material to the CIM Partnership and the CIM Subsidiaries, taken as a whole; (ii) neither the CIM Partnership nor any of its Subsidiaries has any liability under any Environmental, Health and Safety Law that individually or in the aggregate, would be material to the CIM Partnership and the CIM Subsidiaries, taken as a whole; and (iii) to CIM’s knowledge, each of the CIM Partnership and its Subsidiaries is in compliance in all material respects with all applicable Environmental, Health and Safety Laws. Neither the CIM Partnership nor any of its Subsidiaries has ever entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter, or the enforcement of any Environmental, Health and Safety Law, in either case, imposing material liability on the CIM Partnership and its Subsidiaries, taken as a whole.

(b) Except as set forth in Schedule 5.10 or for matters that, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect, (i) during CIM Partnership’s or any of its Subsidiaries’ ownership or operation of any real property, and to the knowledge of CIM prior to such ownership or operation, no release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances has occurred in, on, under or from any of such real property in a quantity or manner that violates or requires reporting, monitoring, investigation or remediation under any applicable Environmental, Health and Safety Law; (ii) the real property owned or operated by CIM Partnership or any of its Subsidiaries is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized, maintained stored and disposed in the ordinary course of the business operations thereon and in compliance with Environmental, Health and Safety Laws; and (iii) no underground storage tanks are present at any real property owned or operated by CIM Partnership or any of its Subsidiaries. To the knowledge of CIM, no claim has been made and is pending or is threatened alleging any material liability of any party with respect to or arising from any Hazardous Substances on, under, about or from any real property owned or operated or formerly owned or operated by CIM Partnership or any of its Subsidiaries. Notwithstanding the foregoing, to the extent any of the representations and warranties contained in this Section 5.10(b) relate to actions or inactions of any tenant of CIM Partnership, any CIM Subsidiary or any Affiliate thereof, such representations and warranties are limited to the knowledge of CIM.

(c) For the purposes of this Agreement, “Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings) of federal state and local governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

(d) “Hazardous Substances” means any substance, material or waste that is regulated, classified, defined, or otherwise characterized under or pursuant to any Environmental, Health and Safety Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including “hazardous substances” as currently defined by CERCLA, “hazardous wastes” as currently defined by RCRA, petroleum and petroleum products, asbestos, and polychlorinated biphenyls, as well as mold in or on building materials and in quantities and locations requiring abatement or remediation pursuant to Environmental, Health and Safety Laws or commercially reasonable business standards).

5.11 Related Party Transactions. Except as set forth on Schedule 5.11 to the knowledge of CIM, no present or former director, executive officer, stockholder, partner, member, employee, or Affiliate of CIM, the CIM GP, the CIM Partnership, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “CIM Related Party”), is a party to any Contract with or binding upon the CIM Partnership, any CIM Subsidiary or any of their respective properties or assets under which there are any existing or future obligations or liabilities or has any interest in any property owned by the CIM Partnership or any CIM Subsidiary (in each case, a “CIM Affiliate Transaction”). Except as set forth on Schedule 5.11, to the knowledge of CIM, no CIM Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the CIM Partnership or any CIM Subsidiary, or any organization which has a Contract with the CIM Partnership or any CIM Subsidiary. Copies of all such Contracts have been previously delivered or made available to Trust.

5.12 Absence of Changes in Benefit Plans; ERISA Compliance.

(a) Except as disclosed on Schedule 5.12(a), neither the CIM Partnership nor any of its Subsidiaries has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the CIM Partnership, any of its Subsidiaries or any person affiliated with the CIM Partnership under Section 414(b), (c), (m) or (o) of the Code (collectively, “CIM Benefit Plans”).

(b) Except as described on Schedule 5.12(b) or as would not have a CIM Material Adverse Effect, (i) all CIM Benefit Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the CIM Partnership nor any of its Subsidiaries has any liabilities or obligations with respect to any such CIM Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of CIM are any such liabilities or obligations expected to be incurred. Except as set forth on Schedule 5.12(b), the execution of, and performance of the Transactions in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any CIM Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the CIM Partnership or its Subsidiaries are the agreements and policies specifically referred to on Schedule 5.12(b).

5.13 Properties. Except as provided on Schedule 5.13, the CIM Partnership or one of its Subsidiaries own good and marketable fee simple title to each of the real properties identified on Schedule 5.13 (the “CIM Properties”), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Liens. Schedule 5.13 lists the street address and owner of each CIM Property. CIM Partnership and each CIM Subsidiary, as applicable, is in possession of title insurance policies evidencing title insurance with respect to each CIM Property (each, a “CIM Title Insurance Policy” and collectively, the “CIM Title Insurance Policies”). Schedule 5.13 lists the parties currently providing third-party property management services to the CIM Partnership or a CIM Subsidiary and the number of CIM Properties currently managed by each such party. To CIM’s knowledge, the CIM Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest on title (collectively, “Property Restrictions”), except for (i) Liens and Property Restrictions set forth on Schedule 5.13, (ii) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any CIM Property (e.g., if a property is currently used for residential purposes, the current zoning does not materially adversely affect the use of such property for residential purposes), (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which have been delivered or made available to Trust) and (iv) mechanics’, carriers’, workmen’s, repairmen’s liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the CIM Properties subject thereto or affected thereby, and do not otherwise have a CIM Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided on Schedule 5.13 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership and continued use or operation of any of the CIM Properties, (i) CIM has no knowledge that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the CIM Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the CIM Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the CIM Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same and (ii) CIM Partnership has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the CIM Properties issued by any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership and continued use or operation of any of the CIM Properties, neither CIM Partnership nor any of the CIM Subsidiaries has received written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the CIM Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CIM Properties or by the continued maintenance, operation or use of the parking areas.

5.14 Taxes.

(a) Except as disclosed on Schedule 5.14 or as would not have a CIM Material Adverse Effect, each of the CIM Partnership and its Subsidiaries has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or the CIM

Partnership has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the CIM Partnership Year-End Financial Statements reflect an adequate reserve for all material Taxes payable by the CIM Partnership (and by those Subsidiaries of the CIM Partnership whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for the CIM Partnership and each Subsidiary of the CIM Partnership for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of Trust. Except as disclosed on Schedule 5.14, neither the CIM Partnership nor any Subsidiary has incurred any liability for taxes under Sections 856(c)(7), 857, 860 or 4981 of the Code, and neither the CIM Partnership nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of CIM, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the CIM Partnership or any CIM Subsidiary, other than CIM Subsidiaries which are taxable REIT subsidiaries as defined under Section 856(l) of the Code. Except as set forth on Schedule 5.14, to the knowledge of CIM, no deficiencies for any Taxes have been proposed, asserted or assessed against the CIM Partnership or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. CIM Merger Sub is, and since its formation has been a disregarded entity for federal income tax purposes. As used in this Agreement, “Taxes” shall include all federal, state, local and foreign income, franchise, property, sales, employment, withholding, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

(b) Each of the Subsidiaries of the CIM Partnership designated as a REIT on Schedule 5.2 (each such Subsidiary, a “REIT Subsidiary”) (i)(A) is, and since its election, has been taxable as, a REIT, and is, and since its election has been, entitled to the benefits available under the provisions of Part II of Subchapter M of the Code, and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in an amount sufficient to satisfy Section 857(a)(1)(A) of the Code and reduce its excise tax liabilities to zero for such years, (ii) has operated in such a manner that it would qualify as a REIT for the taxable year ending on the Closing Date if, hypothetically, its taxable year ended on the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT by the Internal Revenue Service, and to CIM’s knowledge, no such challenge is pending or threatened. The CIM Partnership and each Subsidiary of the CIM Partnership (other than a REIT Subsidiary) which is a partnership, joint venture or limited liability company (that has not joined with CIM or such REIT Subsidiary in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has been and continues to be treated for federal income tax purposes as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation.

5.15 No Payments to Employees, Officers or Directors. Except as set forth on Schedule 5.15 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of the CIM Partnership or any of its Subsidiaries.

5.16 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CIM or any CIM Subsidiary.

5.17 Compliance with Laws. Except as set forth on Schedule 5.17, neither CIM Partnership nor any of the CIM Subsidiaries has violated or failed to comply with any Laws applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a CIM Material Adverse Effect.

5.18 Contracts. Schedule 5.18 lists each of the following written Contracts of the CIM Partnership and the CIM Subsidiaries (such Contracts as described in this Section 5.18 being the “CIM Material Contracts”):

(a) each Contract (other than a lease for real property) that is not terminable without penalty on thirty (30) days’ notice by the CIM Partnership or any CIM Subsidiary and provides for payment by the CIM Partnership or any CIM Subsidiary of more than $7,500,000 per year, including any such Contracts with customers or clients;

(b) each loan relating to indebtedness for borrowed money having an outstanding amount or borrowing availability per year in excess of $7,500,000 under such loan;

(c) any Contract pursuant to which the CIM Partnership or any CIM Subsidiary is obligated to provide funds to or make any loan, capital contribution, or other investment in, or assume any liability or obligation of, any Person other than a wholly-owned Subsidiary of CIM or Joint Venture in excess of $7,500,000, including take-or-pay contracts or keepwell agreements;

(d) any Contract with any CIM Related Party under which there are any existing or future obligations or liabilities in excess of $250,000 per year;

(e) any employment, change in control, retention or severance Contract;

(f) to the knowledge of CIM, except as set forth in the Joint Venture Agreements, any Contract that materially limits, or purports to materially limit, the ability of the CIM Partnership or any CIM Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of the CIM Partnership or any CIM Subsidiary to sell to or purchase from any Person, or any Contract that is material to the CIM Partnership and the CIM Subsidiaries, taken as a whole, and that grants the other party or any third person “most favored nation” status or any type of special rights;

(g) any executory Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in an amount in excess of $7,500,000;

(h) any material hedging, futures, options, or other derivative Contract in an amount in excess of $7,500,000 per year;

(i) any Contract involving the purchase of any debt or equity security or other ownership interest of any Person in excess of $7,500,000, or the issuance of any debt or equity security or other ownership interest in excess of $7,500,000, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, the CIM Partnership or any CIM Subsidiary in excess of $7,500,000; and

(j) any Contract relating to settlement of any administrative or judicial proceedings within the past five years in an amount in excess of $7,500,000.

(k) Each CIM Material Contract is valid and binding on the CIM Partnership or CIM Subsidiary party thereto and, to the knowledge of CIM, the counterparties thereto, and is in full force and effect. Except for such breaches and defaults as, individually or in the aggregate, would not reasonably be expected to have a CIM Material Adverse Effect, neither the CIM Partnership nor any CIM Subsidiary, and to the knowledge of CIM, no other party, is in breach of, or default under, any CIM Material Contract. CIM has delivered or made available to Trust true and complete copies of all CIM Material Contracts, including any amendments thereto.

5.19 Registration Statement and Proxy Statement. The information supplied or to be supplied by CIM, CIM Merger Sub or any of the CIM Subsidiaries for inclusion in (a) the Registration Statement (as defined in Section 6.5 hereof) will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Trust or at the time of the Trust Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.20 Insurance. Schedule 5.20 sets forth a true and complete list of all material casualty, general liability, product liability, and all other types of insurance policies maintained with respect to the CIM Partnership and the CIM Subsidiaries (the “CIM Insurance Policies”), together with the carriers and liability limits for each such CIM Insurance Policy. All such CIM Insurance Policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Neither the CIM GP, the CIM Partnership nor any CIM Subsidiary has received notice of, nor to the knowledge of CIM is there threatened, any cancellation, termination or reduction of coverage with respect to any CIM Insurance Policy. No claim currently is pending under any CIM Insurance Policy involving an amount in excess of $7,500,000. Schedule 5.20 identifies which CIM Insurance Policies are “occurrence” or “claims made” and which Person is the policy holder. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any CIM Insurance Policy.

5.21 Sufficient Funds. At the Effective Time, as set forth on Schedule 5.21, the CIM Partnership as a subsidiary of Trust will have sufficient cash available to pay the Closing Dividend pursuant to Section 4.2 and 8.19 and any and all other amounts required to be paid in connection with the consummation of the Transactions contemplated by this Agreement, and any related fees and expenses.

5.22 Ownership of Trust Common Shares. Neither CIM, the CIM Partnership nor to the knowledge of CIM, any Affiliate thereof owns any Trust Common Shares on the date of this Agreement or immediately prior to the Effective Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TRUST AND TRUST MERGER SUB

Except as provided in Section 11.11 or the disclosure schedules attached hereto (the “Trust Disclosure Schedules” and, collectively with the CIM Disclosure Schedules, the “Schedules”), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI and that may be amended from time to time pursuant to the provisions hereof, Trust and Trust Merger Sub represent and warrant to CIM and CIM Merger Sub as follows:

6.1 Organization, Standing and Power. Trust is a real estate investment trust duly organized and validly existing under the laws of the State of Texas and has the requisite power and authority to carry on its business as now being conducted. Trust Merger Sub is a limited liability company validly existing under the laws of the State of Delaware and has the requisite limited liability power and authority to carry on its business as now conducted. Each of Trust and Trust Merger Sub is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Trust and the Trust Subsidiaries taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which Trust operates, (b) this Agreement, the Transactions or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a “Trust Material Adverse Effect”). Trust has delivered to CIM or its counsel complete and correct copies of the organizational documents of Trust and Trust Merger Sub, each amended to the date of this Agreement.

6.2 Trust Subsidiaries.

(a) Schedule 6.2 hereto sets forth each Trust Subsidiary and the ownership interest therein of Trust. Schedule 6.2 sets forth, for each Trust Subsidiary, its jurisdiction of organization or formation, the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests, and the names of the record and beneficial owners of its outstanding capital stock or other equity interests. Except for the equity interests set forth on Schedule 6.2, none of the Trust Subsidiaries have issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of a Trust Subsidiary or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Except for rights granted to CIM and the CIM Merger Sub under this Agreement, there are no outstanding obligations of any Trust Subsidiary to issue, sell, or transfer or repurchase, redeem, or otherwise acquire, or that relate to the holding, voting, or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any Trust Subsidiaries. Except as set forth on Schedule 6.2, (a) all the outstanding shares of capital stock of each Trust Subsidiary that is a corporation (i) have been validly issued, (iii) are fully paid and nonassessable, and (iii) are owned, beneficially and of record, directly by Trust or by another Trust Subsidiary free and clear of all Liens and (b) all equity interests in each Trust Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Trust, by another Trust Subsidiary, by Trust and another Trust Subsidiary or by two or more Trust Subsidiaries free and clear of all Liens. There are no outstanding contractual obligations of any Trust Subsidiary to provide funds to, or make any investment in, any other Person. Except for the capital stock of or other equity or ownership interests in Trust Subsidiaries, and except as set forth on Schedule 6.2, neither Trust nor any Trust Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any other Person. Each Trust Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Trust Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 6.2, each Trust Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Trust Material Adverse Effect.

(b) All of the outstanding equity interests in Trust Merger Sub are owned directly by Trust, free and clear of all Liens, transfer restrictions, voting agreements or other agreements with respect to the ownership, voting, control, or other transfer of such equity or other ownership interests. Since the date of its formation, Trust Merger Sub has not carried on any business or conducted any operations other than execution of this Agreement and the performance of its obligations hereunder. Trust Merger Sub was incorporated solely for the consummation of the Merger.

6.3 Capital Structure. The authorized capital of Trust consists of 100,000,000 shares of beneficial interest, consisting of Trust Common Shares and preferred shares, par value $.01 per share (the “Preferred Shares”). On the date hereof, (a) 10,596,220 Trust Common Shares and no Preferred Shares were issued and outstanding, (b) 536,329 Trust Common Shares and no Preferred Shares were held by Trust in its treasury and (c) 98,500 Trust Common Shares were issuable upon exercise of outstanding Trust Options issued under the Incentive Plan. On the date of this Agreement, except as set forth above in this Section 6.3, no capital shares or other voting securities of Trust were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the capital shares of Trust. All outstanding capital shares of Trust are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Trust having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Trust may vote. Except (i) for the Trust Options or (ii) as set forth on Schedule 6.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Trust or any Trust Subsidiary is a party or by which such entity is bound, obligating Trust or any Trust Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Trust or any Trust Subsidiary or obligating Trust or any Trust Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Trust or an Trust Subsidiary). Except as set forth on Schedule 6.3, there are no outstanding contractual obligations of Trust or any Trust Subsidiary to repurchase, redeem or otherwise acquire any capital shares of Trust or any capital stock, voting securities or other ownership interests in any Trust Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Trust Subsidiary).

6.4 Authority; Noncontravention.

(a) Each of Trust and Trust Merger Sub has the requisite power and authority to enter into this Agreement and, subject to the Trust Shareholder Approvals (as defined herein), to consummate the Transactions to which it is a party. The execution and delivery of this Agreement by each of Trust and Trust Merger Sub and the consummation by each of Trust and Trust Merger Sub of the Transactions to which it is a party have been duly authorized by all necessary action on the part of Trust, subject to approval of this Agreement and the Transactions pursuant to Trust Shareholder Approvals. Except as set forth on Schedule 6.4, the execution and delivery of this Agreement by Trust and Trust Merger Sub do not, and the consummation of the Transactions to which it is a party and compliance by Trust and Trust Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Trust and Trust Merger Sub or any Trust Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under or require any consent, waiver or approval of any Person pursuant to any provision of (a) the Declaration of Trust (as amended, the “Declaration of Trust”) or the Bylaws of Trust or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of Trust Merger Sub or any other Trust Subsidiary, (b) any Contract applicable to Trust, Trust Merger Sub or any Trust Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 6.5, any Laws applicable to Trust, Trust Merger Sub or any other Trust Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a Trust Material Adverse Effect or (ii) prevent the consummation of the Transactions.

(b) As of the date hereof, the Board of Trust Managers of Trust has, by resolutions duly adopted at a meeting duly called and held, which resolutions have not been rescinded, modified or withdrawn as of the time of the execution and delivery of this Agreement, by unanimous vote of those directors present and voting (i) determined that the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, are fair to, and in the best interests of, Trust and its shareholders, (ii) approved this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, and (iii) has resolved, subject to the terms of this Agreement, to recommend approval of the Trust Common and Preferred Shares Issuance to Trust’s shareholders (the “Trust Recommendation”), (iv) waived CIM and its Affiliates from the ownership limitation of Trust Common Shares in the Declaration of Trust of Trust by providing that CIM and its Affiliates are each an “Excepted Person” (as defined in the Declaration of Trust) and (v) directed that the Trust Common and Preferred Shares Issuance be submitted to Trust’s shareholders for their approval at a shareholders’ meeting duly called and held for such purpose.

6.5 Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Trust or any Trust Subsidiary in connection with the execution and delivery of this Agreement by Trust or the consummation by Trust of the Transactions to which it is a party, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the HSR Act, to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Trust Common Shares and the Trust Preferred Shares to be issued in the Merger (as amended from time to time, the “Registration Statement”), (ii) the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of the Proxy Statement and (iii) the NYSE or other applicable national securities exchange; (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (d) compliance with any applicable requirements of the 1958 Act, the Small Business Investment Act and any other applicable requirements, rules, or regulations of the of the SBA; and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on Schedule 6.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the “blue sky” laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the Transactions or otherwise prevent Trust from performing its obligations under this Agreement in any material respect. Notwithstanding the foregoing, the representations and warranties in this Section 6.5 do not include any representation or warranty regarding any transfer tax declarations, property tax assessments, reassessments or similar documents consents.

6.6 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Trust has filed with or furnished to the SEC all required reports, schedules, forms, exhibits, statements and other documents since December 31, 2011 (the “Trust SEC Documents”). All of the Trust SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such the Trust SEC Documents. None of the Trust SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later the Trust SEC Documents. The consolidated financial statements of Trust included in the Trust SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects in accordance with the applicable requirements of GAAP, the financial position of Trust as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(b) Trust has made available to CIM copies of all comment letters received by Trust from the Staff of the SEC since January 1, 2011 through the date of this Agreement and all responses to such comment letters by or on behalf of Trust. To the knowledge of Trust, there are no outstanding or unresolved comments from the SEC with respect to any of the Trust SEC Documents.

(c) Schedule 6.6 sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which Trust, or any Trust Subsidiary is a party (including any contract relating to any transaction or relationship between or among Trust and any of the Trust Subsidiaries, on the one hand, and any unconsolidated affiliate of Trust or any of the Trust Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

(d) The audit committee of the Trust Board of Managers has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects, and has made available to CIM true, complete and correct copies of such procedures. Neither Trust nor any Trust Subsidiary, nor to the knowledge of Trust, any director, officer, employee, advisor, accountant or representative of Trust, any Trust Subsidiary or any party providing accounting or financial advisory services to Trust or any Trust Subsidiary has received any material “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To Trust’s knowledge, no material complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

(e) Trust’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Trust SEC Documents. Trust and the Trust Subsidiaries maintain a system of “disclosure controls and procedures” (as defined in Rule 13a-15 of the Exchange Act) that it files or submits under the Exchange Act is, in all material respects, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to Trust’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2011, Trust and the Trust Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures in material compliance with Rule 13a-15 of the Exchange Act.

(f) Trust and the Trust Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply in all material respects with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as would not reasonably be expected to have a Trust Material Adverse Effect, Trust and the Trust Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) Except as set forth on Schedule 6.6 or as permitted by Section 7.2 (for the purposes of this sentence, as if Section 7.2 had been in effect since December 31, 2012), neither Trust nor any Trust Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Trust or, to the knowledge of Trust, of any unconsolidated Trust Subsidiary or in the notes thereto other than any such liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice of Trust and the Trust Subsidiaries. For purposes of this Agreement, the term “knowledge” (and derivation terms thereof) with respect to Trust shall mean the actual knowledge of the Persons set forth in Schedule 6.6 and shall include the actual knowledge of such Persons gained through their participation in the business and operations of Trust and the Trust Subsidiaries.

6.7 Binding Effect. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Trust enforceable against Trust in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

6.8 Absence of Certain Changes or Events. Except as disclosed on Schedule 6.8, since December 31, 2012 and to the date of this Agreement, Trust and the Trust Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change, event, occurrence or effect that individually or in the aggregate, has had or would reasonably be expected to have a Trust Material Adverse Effect (a “Trust Material Adverse Change”), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Trust Material Adverse Change, (b) except for regular quarterly dividends not in excess of $0.125 per Trust Common Share, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Trust’s capital shares, other than the dividend paid pursuant to Section 4.2, (c) any split, combination or reclassification of any of Trust’s capital shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, of its capital shares or any issuance of an ownership interest in, any Trust Subsidiary except as permitted by Section 7.2, (d) any damage, destruction or loss, not covered by insurance, that has or would have a Trust Material Adverse Effect or (e) any change in accounting methods, principles or practices by Trust or any Trust Subsidiary, except insofar as may have been required by a change in GAAP.

6.9 Litigation. Except as disclosed on Schedule 6.9, there is no suit, action or proceeding pending or threatened in writing against or affecting Trust or any Trust Subsidiary that, individually or in the aggregate, could reasonably be expected to (a) have a Trust Material Adverse Effect or (b) affect the legality, validity or enforceability of this Agreement of any of the other Transaction Documents or prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Trust or any Trust Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have a Trust Material Adverse Effect.

6.10 Environmental Matters.

(a) Except as set forth in Schedule 6.10, (i) neither Trust nor any Trust Subsidiary has ever generated, treated or disposed of any Hazardous Substance in violation of any Environmental, Health and Safety Law or otherwise, violated any Environmental, Health and Safety Law, except for matters that individually, or in the aggregate, would not be material to Trust and the Trust Subsidiaries, taken as a whole; (ii) neither Trust nor any Trust Subsidiary has any liability under any Environmental, Health and Safety law that individually or in the aggregate, would be material to Trust and the Trust Subsidiaries, taken as a whole; and (iii) to Trust’s knowledge, each of Trust and the Trust Subsidiaries is in compliance in all material respects with all applicable Environmental, Health and Safety Laws. Neither Trust nor any Trust Subsidiary has ever entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter, or the enforcement of any Environmental, Health and Safety Law, in either case, imposing material liability on Trust and its Subsidiaries, taken as a whole.

(b) Except as set forth in Schedule 6.10 or for matters that, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect, (i) during Trust’s or any of its Subsidiaries’ ownership or operation of any real property, and to the knowledge of Trust prior to such ownership or operation, no release, leak, discharge, spill, disposal, migration or emission of Hazardous Substances has occurred in, on, under or from any of such real property in a quantity or manner that violates or requires reporting, monitoring, investigation or remediation under any applicable Environmental, Health and Safety Law; (ii) the real property owned or operated by Trust or any of its Subsidiaries is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized, maintained stored and disposed in the ordinary course of the business operations thereon and in compliance with Environmental, Health and Safety Laws and (iii) no underground storage tanks are present at any real property owned or operated by Trust or any of its Subsidiaries. To the knowledge of Trust, no claim has been made and is pending or is threatened alleging any material liability of any party with respect to or arising from any Hazardous Substances on, under, about or from any real property owned or operated or formerly owned or operated by Trust or any of its Subsidiaries.

6.11 Related Party Transactions. Except as set forth on Schedule 6.11, to the knowledge of Trust, no present or former director, executive officer, stockholder, partner, member, employee, or Affiliate of Trust or any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Trust Related Party”), is a party to any Contract with or binding upon Trust, any Trust Subsidiary or any of their respective properties or assets under which there are any existing or future obligations or liabilities or has any interest in any property owned by Trust or any Trust Subsidiary, (in each case, a “Trust Affiliate Transaction”). To the knowledge of Trust, no Trust Related Party owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of Trust or any Trust Subsidiary, or any organization which has a Contract with Trust or any Trust Subsidiary. Copies of all such Contracts have been previously delivered or made available to CIM.

6.12 Absence of Changes in Benefit Plans; ERISA Compliance.

(a) Except as disclosed on Schedule 6.12(a), neither Trust nor any of its Subsidiaries has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of Trust, any of its Subsidiaries or any person affiliated with Trust under Section 414(b), (c), (m) or (o) of the Code (collectively, “Trust Benefit Plans”).

(b) Except as described on Schedule 6.12(b) or as would not have a Trust Material Adverse Effect, (i) all Trust Benefit Plans, including any such plan that is an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Trust nor any of its Subsidiaries has any liabilities or obligations with respect to any such Trust Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of Trust are any such liabilities or obligations expected to be incurred. Except as set forth on Schedule 6.12(b), the execution of, and performance of the Transactions in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Trust Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Trust or its Subsidiaries are the agreements and policies specifically referred to on Schedule 6.12(b).

6.13 Loans.

(a) All loans and other extensions of credit (including commitments to extend credit) by Trust and its Subsidiaries (each a “Loan”) are and were originated in compliance with all Laws applicable to such Loans, except for failures to comply that would not, individually or in the aggregate, reasonably be expect to result in a Trust Material Adverse Effect.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable serviced, and relevant loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the underwriting standards of Trust and its Subsidiaries and with all applicable requirements of Law.

(c) Schedule 6.13 identifies (A) each Loan that, as of May 31, 2013, was contractually past due thirty (30) days or more in the payment of principal and/or interest, (B) each Loan that, as of March 31, 2013, (i) was classified as “OAEM,” “substandard,” “doubtful,” or “special mention” (or words of similar import) by Trust, any of its Subsidiaries or the rules of any applicable regulatory authority, (ii) was on non-accrual status, (iii) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which such Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (iv) where a specific reserve allocation existed in connection therewith or (v) which was required to be accounted for as a troubled debt restructuring in accordance with ASC 310, and (C) each asset of Trust or any of its Subsidiaries that, as of March 31, 2013 was classified as other real estate owned or as an asset to satisfy Loans. For each Loan identified in response to clause (A) above, Schedule 6.13 sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of May 31, 2013, and for each Loan identified in response to clause (B) above, Schedule 6.13 sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of March 31, 2013.

(d) To the knowledge of Trust, each outstanding Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(e) Trust originates loans directly and indirectly through the following Subsidiaries: First Western SBLC, Inc. (“First Western”); PMC Investment Corporation (“PMCIC”); and Western Financial Corporation (“Western Financial”). First Western is licensed as a small business lending company (“SBLC”) that originates loans through the SBA’s 7(a) Guaranteed Loan Program (“SBA 7(a) Program”) and has been granted Preferred Lender Program (“PLP”) status by the SBA. PMCIC and Western Financial are licensed as small business investment companies (“SBICs”). Except as provided on Schedule 6.13, (i) neither Trust nor any of its Subsidiaries has knowledge to the effect that (A) First Western’s SBLC license or PLP status may not continue in full force and effect for any reason, (B) any guarantees by the SBA of Loans under the SBA 7(a) Program may be rejected or (C) PMCIC’s or Western Financial’s SBIC license may not continue in full force and effect for any reason. Neither Trust nor any of its Subsidiaries has received written notice from any Governmental Entity that could impact its ability to continue to originate Loans as currently conducted.

(f) Trust’s allowance for Loan losses is, and shall be as of the Effective Time, determined in compliance in all material respects with Trust’s methodology for determining its allowance for Loan losses and, to Trust’s knowledge, is adequate as provided under the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

6.14 Taxes.

(a) Except as disclosed on Schedule 6.14 or as would not have a Trust Material Adverse Effect, each of Trust and each Trust Subsidiary has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or Trust has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Trust SEC Documents reflect an adequate reserve for all material Taxes payable by Trust (and by those Trust Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Trust and each Trust Subsidiary for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto with any Governmental Entity, have been delivered or made available to representatives of CIM. Except as disclosed on Schedule 6.14, Trust has incurred no liability for taxes under Sections 856(c)(7), 857, 860 or 4981 of the Code, and neither Trust nor any Trust Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of Trust, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Trust or any Trust Subsidiary. Except as set forth on Schedule 6.14, to the knowledge of Trust, no deficiencies for any Taxes have been proposed, asserted or assessed against Trust or any of the Trust Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(b) Trust (i)(A) is, and since its election has been taxable as, a REIT, and is, and since its election has been, entitled to the benefits available under the provisions of Part II of Subchapter M of the Code, and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in amounts sufficient to satisfy Section 857(a)(i)(A) of the Code and reduce its excise tax liabilities to zero for such years, (ii) has operated in such a manner that it would qualify as a REIT for the taxable year ending on the Closing Date if, hypothetically, its taxable year ended on the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT by the Internal Revenue Service, and to Trust’s knowledge, no such challenge is pending or threatened. Each Trust Subsidiary which is a partnership, joint venture or limited liability company (that has not joined with Trust in making an election to be a taxable REIT subsidiary in accordance with Section 856(l) of the Code) since its formation has been and continues to be treated for federal income tax purposes as a partnership or a disregarded entity and not as a corporation or an association taxable as a corporation.

6.15 No Payments to Employees, Officers or Trust Managers. Except as set forth on Schedule 6.15 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer, trust manager or director of Trust or any Trust Subsidiary.

6.16 Brokers; Schedule of Fees and Expenses. Except as previously disclosed in writing to CIM, no broker, investment banker, financial advisor or other person, other than Sandler O’Neill, the fees and expenses of which have previously been disclosed to CIM, is or may be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Trust or any Trust Subsidiary.

6.17 Compliance with Laws. Except as set forth on Schedule 6.17, neither Trust nor any of the Trust Subsidiaries has violated or failed to comply with any Laws applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Trust Material Adverse Effect.

6.18 Contracts. Schedule 6.18 lists each of the following written Contracts of Trust and the Trust Subsidiaries, other than Contracts relating to Loans (such Contracts as described in this Section 6.18 being the “Trust Material Contracts”):

(a) each Contract that is not terminable without penalty on thirty (30) days’ notice by Trust or any Trust Subsidiary and provides for receipt or payment by Trust or any Trust Subsidiary of more than $250,000 per year, including any such Contracts with customers or clients;

(b) each loan relating to indebtedness for borrowed money having an outstanding amount or borrowing availability in excess of $250,000 under such loan;

(c) any Contract pursuant to which Trust or any Trust Subsidiary is obligated to provide funds to or make any loan, capital contribution, or other investment in, or assume any liability or obligation of, any Person other than a wholly-owned Trust Subsidiary in excess of $250,000, including take-or-pay contracts or keepwell agreements;

(d) any Contract with any Trust Related Party under which there are any existing or future obligations or liabilities;

(e) any employment, change of control, retention or severance Contract;

(f) to the knowledge of Trust, any Contract that materially limits, or purports to materially limit, the ability of Trust or any Trust Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of Trust or any Trust Subsidiary to sell to or purchase from any Person or to hire any Person, or any Contract that is material to Trust or any of its Trust Subsidiaries, and that grants the other party or any third person “most favored nation” status or any type of special rights;

(g) any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the Transactions;

(h) any executory Contract entered into in the past two years or in respect of which the applicable transaction had not been consummated for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property, in an amount in excess of $250,000;

(i) any material hedging, futures, options, or other derivative Contract in an amount in excess of $250,000;

(j) any Contract involving the purchase of any debt or equity security or other ownership interest of any Person in excess of $250,000, or the issuance of any debt or equity security or other ownership interest in excess of $250,000, or the conversion of any obligation, instrument, or security into debt or equity securities or other ownership interests of, Trust or any Trust Subsidiary in excess of $250,000; and

(k) any Contract relating to settlement of any administrative or judicial proceedings within the past five years in an amount in excess of $250,000.

Each Trust Material Contract is valid and binding on Trust or Trust party thereto and, to the knowledge of Trust, the counterparties thereto, and is in full force and effect. Except for such breaches and defaults as, individually or in the aggregate would not reasonably be expected to have a Trust Material Adverse Effect, neither Trust nor any Trust Subsidiary, and to the knowledge of Trust, no other party, is in breach of, or default under, any Trust Material Contract. Trust has delivered or made available to Trust true and complete copies of all Trust Material Contracts, including any amendments thereto.

6.19 Opinion of Financial Advisor. Trust has received the opinion of Sandler O’Neill, satisfactory to Trust, a copy of which has been provided to CIM, to the effect that the consideration to be received is fair, from a financial point of view, to the shareholders of Trust.

6.20 Takeover Statutes. Trust has taken all action necessary, if any, to exempt transactions between Trust and CIM and its Affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.

6.21 Registration Statement and Proxy Statement. The information supplied or to be supplied by Trust or any of the Trust Subsidiaries for inclusion in (a) the Registration Statement will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Trust or at the time of the Trust Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will each to comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Trust with respect to information supplied by Capital for inclusion therein.

6.22 Insurance. Schedule 6.22 sets forth a true and complete list of all material casualty, general liability, product liability, and all other types of insurance policies maintained with respect to Trust and its Subsidiaries (the “Trust Insurance Policies”), together with the carriers and liability limits for each such Trust Insurance Policy. All such Trust Insurance Policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. Neither Trust nor any of its Subsidiaries has received notice of, nor to the knowledge of Trust is there threatened, any cancellation, termination or reduction of coverage with respect to any Trust Insurance Policy. No claim currently is pending under any Trust Insurance Policy involving an amount in excess of $250,000. Schedule 6.22 identifies which Trust Insurance Policies are “occurrence” or “claims made” and which Person is the policy holder. The consummation of the Transactions will not cause a cancellation or reduction in the coverage of any Trust Insurance Policy.

6.23 Vote Required. The only vote of the holders of any class or series of Trust’s capital shares necessary (under applicable law or otherwise) to approve this Agreement and the Transactions, including the Merger and the Trust Common and Preferred Shares Issuance, is the affirmative vote of the holders of at least a majority of the votes cast in favor of the Trust common and Preferred Shares Issuance, provided that the total votes cast represent at least a majority of the outstanding Trust Common Shares (the “Trust Shareholder Approvals”).

ARTICLE VII

COVENANTS

7.1 Conduct of Business by CIM. During the period from the date of this Agreement to the Effective Time, CIM shall use commercially reasonable efforts to cause the CIM Partnership and the other CIM Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.1 hereto, CIM shall use commercially reasonable efforts to cause the CIM Partnership and the other CIM Subsidiaries not to (and not to authorize or commit or agree to):

(a) (i) except for regular quarterly dividend payments consistent with past practice, including a dividend payment which is consistent with past practice but paid just prior to the Effective Time, declare, set aside or pay any dividends on, or make any other distributions in respect of any equity interests of the CIM Partnership, if any, (ii) split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests or (iii) purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

(b) issue, deliver or sell, or grant any option or other right in respect of, any equity interests of the CIM Partnership or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to the CIM Partnership or a Subsidiary of the CIM Partnership;

(c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of the CIM Partnership or any Subsidiary of the CIM Partnership;

(d) merge or consolidate with any Person;

(e) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

(f) amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

(g) enter into, amend or terminate any Contract with a CIM Related Party;

(h) acquire any assets other than in the ordinary course of business;

(i) incur any liabilities for borrowed indebtedness except (A) in the ordinary course of business consistent with past practice, or (B) to raise funds for the payment of the Closing Dividend;

(j) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

(k) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

7.2 Conduct of Business by Trust. During the period from the date of this Agreement to the Effective Time, Trust shall, and shall cause the Trust Subsidiaries each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply:

During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.2 hereto, Trust shall not and shall cause the Trust Subsidiaries not to (and not to authorize or commit or agree to):

(a) (i) except for the payment of pro rata regular quarterly dividends not in excess of $0.125 per Trust Common Share, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Trust’s capital shares, other than the dividend required to be paid pursuant to Section 4.2, (ii) split, combine or reclassify any equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such equity interests or (iii) purchase, redeem or otherwise acquire any of its equity interests or any options, warrants or rights to acquire, or security convertible into, any such equity interests;

(b) except as required pursuant to the exercise of options or the issuance of shares pursuant to share rights or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any equity interests of Trust or any Trust Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such equity interests except to Trust or an Trust Subsidiary;

(c) except as otherwise contemplated by this Agreement, amend the declaration of trust, articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Trust or any Trust Subsidiary;

(d) merge or consolidate with any Person;

(e) make or change any tax election or take any other action (or fail to take any action) that would result in Trust no longer qualifying as a REIT or no longer being entitled to the benefit of the provisions of Part II of Subchapter M of the Code;

(f) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

(g) amend any material contract, instrument or other agreement except in the ordinary course of business consistent with past practice;

(h) enter into, amend or terminate any Contract with a Trust Related Party;

(i) acquire any assets other than in the ordinary course of business;

(j) incur any liabilities for borrowed indebtedness except in the ordinary course of business consistent with past practice.

(k) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

(l) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

7.3 Other Actions. Each of CIM on the one hand and Trust on the other hand shall not and shall use commercially reasonable efforts to cause its respective Subsidiaries not to take any action that would result in (a) any of the representations and warranties of such Party (without giving effect to any “knowledge” qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties (without giving effect to any “knowledge” qualification) that are not so qualified becoming untrue in any material respect or (c) any of the conditions to the Merger set forth in Article IX not being satisfied.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Preparation of the Registration Statement and the Proxy Statement; Trust Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, CIM and Trust shall prepare and Trust shall file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Trust and CIM, and Trust shall also prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of CIM and Trust agrees to provide to the other for inclusion in the Proxy Statement and Registration Statement all information necessary for the Proxy Statement and Registration Statement to comply in all material respects with all requirements of law and, in the reasonable judgment of the Board of Trust Managers of Trust, to adequately inform Trust’s shareholders. Each of CIM and Trust shall use commercially reasonable efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Trust will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Trust’s shareholders, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such Party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Trust or CIM, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Trust such amendment or supplement. Subject to Section 8.10, the Proxy Statement shall include the recommendation of the Board of Trust Managers of Trust in favor of the Trust Common and Preferred Shares Issuance. Trust also shall take any action required to be taken under any applicable state securities or “blue sky” laws in connection with the Trust Common and Preferred Shares Issuance, and CIM shall furnish all information concerning CIM as may be reasonably requested in connection with any such action. Trust will use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or “blue sky” permits or approvals required to carry out the Transactions and, except as otherwise provided herein, will pay all expenses incident thereto.

(b) Trust will duly call, give notice of, convene and hold a meeting of Trust shareholders for the purpose of obtaining the Trust Shareholder Approvals (the “Trust Shareholders Meeting”) as promptly as reasonably practicable after the date of mailing of the Proxy Statement. Subject to Section 8.10, Trust will, through its Board of Trust Managers, recommend to its shareholders approval of the Transactions, including, but not limited to the requisite vote of such shareholders approving the Trust Common and Preferred Shares Issuance. Trust agrees that unless this Agreement is terminated in accordance with its terms, Trust has an unqualified obligation to submit the Transactions, including this Agreement, to its shareholders at the Trust Shareholders Meeting.

8.2 Access to Information; Confidentiality. Between the date of this Agreement and the Effective Time, and subject to the requirements of confidentiality agreements with third parties, each of CIM and Trust shall, and shall cause each of its respective Subsidiaries (including all the CIM Subsidiaries and all the Trust Subsidiaries) to, afford to the other Party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other Party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of CIM and Trust shall, and shall cause each of its respective Subsidiaries (including all the CIM Subsidiaries and all the Trust Subsidiaries) to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent not available on the SEC’s EDGAR website) and

(b) all other information concerning its business, properties and personnel as such other Party may reasonably request. Prior to the Effective Time, CIM, on the one hand, and Trust, on the other hand, shall hold in strict confidence all such information on the terms and subject to the conditions contained in that certain Confidentiality and Non-Disclosure Agreement dated March 8, 2013, as amended (the “Confidentiality Agreement”).

8.3 Commercially Reasonable Efforts; Notification.

(a) Subject to the terms and conditions herein provided, CIM and Trust shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Transactions as required pursuant to Section 8.4 below; (ii) use all commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entity of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations (iii) use all commercially reasonable efforts to obtain in writing any consents required from third parties pursuant to Section 9.2(d) or 9.3(i) to effectuate the Transactions, such consents to be in reasonably satisfactory form to CIM and Trust; and (iv) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Transactions.

(b) CIM shall give prompt notice to Trust, and Trust shall give prompt notice to CIM, if, to CIM’s knowledge or Trust’s knowledge, as applicable, (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, or any representation or warranty made by it contained in this Agreement is reasonably likely to give rise to a failure of a condition contained in Section 9.2(a) or 9.3(a), as applicable, to effect the Transactions; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

8.4 Hart-Scott-Rodino. Each of CIM and Trust (a) shall use their commercially reasonable efforts to file, and to cause their “ultimate parent entities” to file, as soon as practicable a “Notification and Report Form For Certain Mergers and Acquisitions” under the HSR Act with respect to the Transactions, (b) shall take all other actions as may be necessary, desirable or convenient to obtain the required approval under the HSR Act and (c) will comply at the earliest practicable date with any request for additional information received by it from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act.

8.5 SBA Approval. Each of CIM and Trust (a) shall use its commercially reasonable efforts, and shall take all actions as may be necessary, desirable or convenient, to obtain the approval of the SBA with respect to the Transactions (the “SBA Approval”) and (b) will comply at the earliest practicable date with any request for additional information received by it from the SBA.

8.6 Updating Schedules. In connection with the Closing, CIM and Trust will, promptly upon having knowledge of any fact requiring supplementation or amendment of the Schedules, supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX hereof, or the compliance by any Party hereto with its covenants and agreements set forth herein.

8.7 Expenses. Except as otherwise provided in Section 10.5 of this Agreement, in the event that the Merger is not consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions (collectively, the “Expenses”) shall be paid by the Party incurring such expense. In the event that the Merger is consummated, the applicable Surviving Entity will assume the obligation to pay all Expenses incurred by the Parties, the Management Company and their respective Affiliates, whether incurred prior to or after the date of this Agreement.

8.8 Tax Treatment. Each of Trust and CIM shall use its reasonable best efforts to cause (a) the Merger to qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Code, and to obtain the opinions of counsel referred to in Sections 9.1(i) and 9.3(d), and (b) the Closing Dividend to be treated as a distribution from Trust to its pre-Merger shareholders under Section 301 of the Code.

8.9 Board of Trust Managers Resignations and Appointments. Trust shall use its reasonable best efforts to obtain resignations, effective as of the Effective Time, from each manager and officer of Trust listed on Schedule 8.9 and to appoint as managers and officers of Trust the Persons listed on Schedule 8.9.

8.10 Acquisition Proposals; Go Shop Period; Intervening Event.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on August 6, 2013 (the “Go Shop Period”), Trust and the Trust Subsidiaries and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposals or offers that constitute Acquisition Proposals, including by way of providing access to non-public information to any Person pursuant to confidentiality agreements on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement; provided that Trust shall promptly (and in any event within forty-eight (48) hours thereafter) make available to CIM any material non-public information concerning Trust or the Trust Subsidiaries if such information was not previously made available to CIM, and (ii) engage or enter into or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 8.10 (including Section 8.10(c)), Trust and the Trust Subsidiaries and their respective officers, managers and directors shall, and Trust shall cause its and the Trust Subsidiaries’ other Representatives to, (i) at 12:01 a.m. on the day after the Go Shop Period (“No Shop Period Start Date”) immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No Shop Period Start Date until the earlier of the Effective Time or the termination of this Agreement in accordance with Article X, not (A) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning Trust or the Trust Subsidiaries to any Person relating to, any Acquisition Proposal, (C) enter into any agreement or agreement in principle with respect to any Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Trust Shareholder Approvals are obtained, if Trust receives a written Acquisition Proposal from any Person that did not result from a breach of Section 8.10(b), subject to compliance with this Section 8.10(c), (i) Trust and its Representatives may provide non-public information and data concerning Trust and the Trust Subsidiaries in response to a request therefor by such Person if Trust receives from such Person an executed confidentiality agreement on customary terms not materially more favorable in the aggregate to such Person than those contained in the Confidentiality Agreement; provided that Trust shall promptly (and in any event within forty-eight (48) hours thereafter) make available to CIM any material non-public information concerning Trust or the Trust Subsidiaries if such information was not previously made available to CIM and (ii) Trust and its Representatives may engage or participate in any discussions or negotiations with such Person, in each of (i) and (ii), if and only to the extent that, (x) prior to taking any action described in clause (i) or (ii) above, the Board of Trust Managers of Trust or any committee thereof determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (y) in each such case referred to in clause (i) or (ii) above, the Board of Trust Managers of Trust or any committee thereof has determined in good faith (after consultation with outside legal counsel and a financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(d) Definitions. For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to (x) a merger, consolidation, business combination or similar transaction with any Person or group of Persons that involves Trust or any of the Trust Subsidiaries or (y) any acquisition (whether by tender offer, share exchange or other manner) by any Person or group of Persons which, in each case of (x) and (y), if consummated would result in any Person or group of Persons becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity securities of the Trust or any of the Trust Subsidiaries representing more than 20% of all outstanding equity securities of Trust (by vote or value), or more than 20% of the consolidated total assets (including, equity securities of the Trust Subsidiaries) of the Trust and the Trust Subsidiaries, taken as a whole, in each case other than the Transactions.

(ii) “Business Day” means any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by law or executive order to close.

(iii) “Intervening Event” means a material event or circumstance relating to the business, results of operations, assets or financial condition of Trust and Trust’s Subsidiaries, taken as a whole, that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) and was not known to the Board of Trust Managers of Trust on the date of this Agreement, which event or circumstance becomes known to the Board of Trust Managers of Trust prior to the time at which Trust receives the Trust Shareholder Approvals.

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be seventy five percent (75%) rather than twenty percent (20%)) made by a third party that did not result from a breach of this Section 8.10 for a transaction that is on terms that the Board of Trust Managers of Trust determines, in good faith after consultation with its outside legal counsel and financial advisor, to be more favorable from a financial point of view to the holders of Trust Common Shares than the Transactions (including the Closing Dividend), taking into account all the terms and conditions of such Acquisition Proposal and this Agreement (including any offer by CIM to amend the terms of this Agreement) that are deemed relevant by the Board of Trust Managers of Trust, and taking into account all legal, financial, regulatory, timing and other aspects of such Acquisition Proposal including the financing thereof, and the Person making the Acquisition Proposal.

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as set forth in this Section 8.10(e), Section 8.10(f) or Section 10.3(a), the Board of Trust Managers of Trust and each committee thereof shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to CIM, the Trust Recommendation with respect to the Transactions or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal; or

(ii) except as expressly permitted by Section 10.3(a), cause or permit Trust to enter into any letter of intent, Alternative Acquisition Agreement or other similar agreement (other than a confidentiality agreement referred to in Section 8.10(a) or Section 8.10(c), relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Trust Shareholder Approvals are obtained, the Board of Trust Managers of Trust and any committee thereof may withhold, withdraw, qualify or modify the Trust Recommendation if the Board of Trust Managers of Trust or any committee thereof determines in good faith, after consultation with its outside counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (a “Change of Recommendation”) and may also terminate this Agreement pursuant to Section 10.3(a) (a “Fiduciary Termination”); provided, however, that, Trust shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal without satisfying the following conditions: (x) Trust notifies CIM in writing, at least five (5) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and attach the most current version of such agreement; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 10.3(a) with respect to a Superior Proposal, Trust shall negotiate in good faith with CIM during such five (5) Business Day period (to the extent that CIM desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Trust Managers of Trust not to effect a Change of a Recommendation in connection with a Superior Proposal or not to effect a Fiduciary Termination pursuant to Section 10.3(a) in response to a Superior Proposal; and (z) the Board of Trust Managers of Trust shall have considered in good faith any changes to this Agreement offered in writing by CIM in a manner that would form a binding contract, if accepted by Trust, and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by CIM were to be given effect; provided that, in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any respect by the party making such Acquisition Proposal, Trust shall provide written notice of such modified Acquisition Proposal to CIM and shall again comply with this Section 8.10(e) and provide CIM with an additional three (3) Business Days’ notice prior to effecting any Change in Recommendation or effecting a Fiduciary Termination pursuant to Section 10.3(a) (and shall do so for each such subsequent modification).

(f) Nothing contained in this Section 8.10 shall be deemed to prohibit Trust or the Board of Trust Managers of Trust or any committee thereof from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop look and listen” communication to the shareholders of Trust pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of Trust); provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

(g) From and after the date thereof, Trust agrees that (i) it will promptly (and, in any event, within forty-eight (48) hours) notify CIM if (x) any Acquisition Proposal is received by it or any Trust Subsidiary or any of its Representatives indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation constituting the Acquisition Proposal, including proposed agreements) and (y) any non-public information is requested from, or any discussions or negotiations are sought to be initiated with, it or any of its Representatives in connection with a potential Acquisition Proposal, indicating, in connection with such notice, the identity of the Person seeking such information or discussions or negotiations, and in each case, thereafter shall keep CIM reasonably informed of the status of any such discussions or negotiations, and (ii) in the event that any such party materially modifies its Acquisition Proposal in any respect, Trust shall notify CIM within forty-eight (48) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Trust agrees it shall not, and shall cause the Trust Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits Trust from providing to CIM such material terms and conditions and other information.

(h) Except as set forth in this Section 8.10(h), the Board of Trust Managers of Trust and each committee thereof shall not effect a Change in Recommendation in response to an Intervening Event unless the Board of Trust Managers of Trust has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that Trust shall not effect such a Change of Recommendation with respect to an Intervening Event unless: (x) Trust notifies CIM in writing, at least five (5) Business Days in advance, that it intends to effect such a Change of Recommendation, which notice shall specify in reasonable detail the nature of the Intervening Event; (y) after providing such notice and prior to making such a Change of Recommendation, Trust shall negotiate in good faith with CIM during such five (5) Business Day period (to the extent that CIM desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Trust Managers of Trust not to effect a Change of Recommendation in response to such Intervening Event; and (z) the Board of Trust Managers of Trust shall have considered in good faith any changes to this Agreement offered in writing by CIM, and shall have determined in good faith, after consultation with outside counsel, that it would continue to be inconsistent with the Board of Trust Managers’ fiduciary duties under applicable Law not to effect the Change of Recommendation if such changes offered in writing by CIM were given effect.

8.11 Public Announcements. None of the Parties shall issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior written consent of the other Parties (which consent shall not be unreasonably withheld), except as permitted by Section 8.10 of this Agreement or as may be required by applicable Law or the applicable rules of the NYSE or other applicable national securities exchange, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be issued immediately following the execution of this Agreement and will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

8.12 Listing. Trust will promptly prepare and submit to a national securities exchange mutually acceptable to Trust and CIM a listing application covering the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares issuable in the Merger and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares). Prior to the Effective Time, Trust shall use commercially reasonable efforts to have such national securities exchange approve for listing, upon official notice of issuance, the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares to be issued in the Merger and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares).

8.13 Rule 16b-3. Prior to the Effective Time, Trust shall take such steps as may be required to cause the Trust Common and Preferred Shares Issuance to be exempt from Section 16(b) of the Exchange Act by reason of Rule 16b-3 under the Exchange Act.

8.14 Indemnification of Officers and Directors.

(a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a manager, director or officer of Trust or any of the Trust Subsidiaries (each, together with such Person’s heirs, executors and administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of Trust or any of Trust Subsidiaries, or is or was serving at the request of Trust or any of Trust Subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of this Agreement or any arrangement, agreement or document contemplated hereby or delivered in connection herewith, or otherwise directly or indirectly relating to this Agreement or any such arrangement, agreement or document, or any of the Transactions contemplated hereby or thereby or otherwise directly or indirectly relating to this Agreement or any such other arrangement, agreement or document, whether in any case asserted or arising at or before or after the Effective Time, Trust agrees to cooperate and use its reasonable best efforts to defend against and respond thereto. It is understood and agreed that Trust shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, reasonable and documented expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding, inquiry or investigation, and, in the event of any such threatened or actual claim, action, suit, proceeding, inquiry or investigation (whether asserted or arising at or before or after the Effective Time), (A) Trust shall promptly pay the reasonable and documented out-of-pocket expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding, inquiry or investigation to each Indemnified Party upon receipt of an undertaking by or on behalf of such Indemnified Party if required by Law to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified therefor, (B) the Indemnified Parties may retain one counsel satisfactory to them (together with one additional counsel for each additional jurisdiction in which representation is reasonably necessary), and Trust shall pay all reasonable and documented fees and expenses of such counsel for the Indemnified Parties within twenty (20) days after statements therefor are received, and (C) Trust will use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that Trust shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that Trust shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim indemnification under this Section 8.14, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify Trust thereof; provided that the failure to so notify shall not affect the obligations of Trust except to the extent, if any, such failure to promptly notify materially prejudices such party.

(b) Trust, CIM and Trust Merger Sub each agree that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in Section 8.14(a) above or in the respective declarations of trust, charter or bylaws (or other applicable organizational documents) of Trust and the Trust Subsidiaries or otherwise in effect as of the date hereof (including through any agreement or arrangement between Trust or any Trust Subsidiary, on the one hand, and any manager, director, officer, employee or agent of Trust or any Trust Subsidiary, on the other hand) shall survive the Transactions and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claims (each, a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, Trust and each Trust Subsidiary also agree to jointly and severally indemnify and hold harmless the present and former officers, directors and managers of Trust and the Trust Subsidiaries in respect of acts or omissions occurring at or prior to the Effective Time (and, with respect to acts or omissions occurring after the Effective Time, such acts or omissions that directly or indirectly relate back to acts or omissions occurring at or prior to the Effective Time) to the extent provided in any written indemnification agreements between Trust and/or one or more Trust Subsidiaries and such officers, directors and managers.

(c) For a period of six (6) years after the Effective Time, Trust shall, at no cost to the beneficiaries thereunder, cause to be maintained in effect the current policies of managers’, directors’ and officers’ and fiduciary liability insurance maintained by Trust (provided that Trust may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims directly or indirectly arising from or related to facts or events which occurred at or before the Effective Time; provided that in no event shall Trust be required to expend annually in the aggregate an amount in excess of 200% of the annual premiums currently paid by Trust as of the date of this Agreement for such insurance (the “Insurance Amount”); provided, further, that if Trust is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Trust shall obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that, in lieu of the foregoing insurance, at any time after the date hereof, Trust, may purchase a managers’, directors’ and officers’ and fiduciary liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not less than the annual aggregate coverage limit under Trust’s existing managers, directors and officers liability policy, and in all other respects shall be comparable to such existing coverage); and provided, further, that if the annual premiums for such “tail” policy exceed the Insurance Amount, then Trust may obtain a “tail” policy with the maximum coverage available for the Insurance Amount applied over the term of such policy.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 8.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 8.14 applies without the consent of such affected Indemnified Party. This Section 8.14 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Parties hereto. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 8.14.

(e) In the event that, following the Effective Time, Trust or any Trust Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into or converts into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Trust or any Trust Subsidiary, as the case may be, assume the obligations set forth in this Section 8.14.

8.15 Employee Matters.

(a) On and after the Effective Time, Trust shall honor in accordance with their terms all employment agreements listed on Schedule 6.18(e) and all Trust Benefit Plans listed on Schedule 6.12(a); provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with their terms.

(b) Subject to Section 8.15(h), for no less than the twelve (12)-month period immediately following the Closing Date, each employee of Trust and its Subsidiaries as of the Effective Time shall continue to be employed by Trust (collectively, the “Continuing Employees”) and shall continue to provide to such Continuing Employees compensation and employee benefits that are substantially comparable in value in the aggregate as those provided as of the date of this Agreement by Trust and its Subsidiaries to such Continuing Employee (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Trust may only increase an employee’s compensation between the date of this Agreement and the Closing Date in strict accordance with documented past practices and in the ordinary course of business. Notwithstanding the preceding, if the Closing Date occurs prior to December 31, 2013, (i) Trust shall continue to sponsor through at least December 31, 2013 the Trust Benefit Plans, (ii) permit the Continuing Employees and, as applicable, their eligible dependents, to participate in the Trust Benefit Plans (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) on terms no less favorable than those provided to the Continuing Employees prior to the date of this Agreement.

(c) CIM shall, and it shall cause its Affiliates (including, for periods on or after January 1, 2014, Management Company) to, cause each of its employee benefit plans providing benefits to any Continuing Employees to give each Continuing Employee full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for all service with Trust or its Affiliates prior to the Closing Date to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Trust Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided, however, that (i) such service need not be credited to the extent it would result in a duplication of benefits, and (ii) such service credit shall not be given with respect to benefit accruals under any defined benefit pension plan or plans providing for post-termination medical benefits.

(d) Following the Closing Date, with respect to the Continuing Employees and their eligible dependents, CIM shall, and it shall cause its Affiliates to, cause each of its employee benefit plans providing benefits to any Continuing Employee to: (i) waive any pre-existing conditions to the extent such pre-existing conditions were waived under the existing plans of Trust as of the date of this Agreement, (ii) provide credit for prior service with Trust and its Affiliates as of the Closing Date for purposes of satisfying any applicable waiting periods to the extent such credit would be recognized for its purpose under the existing plans of Trust as of the date of this Agreement, and (iii) give credit in the year in which the Closing Date occurs for any copayments, deductibles and out-of-pocket limits paid by the continuing Employee and eligible dependents in such year prior to the Closing Date to the extent such amounts would be recognized for such purposes under the existing plans of Trust as of the date of this Agreement.

(e) If the Closing Date occurs prior to December 31, 2013, Trust shall pay to each Continuing Employee an annual bonus payment due to such Continuing Employee under Trust’s 2013 annual bonus plan, to the extent such payments were not previously paid to the Continuing Employees pursuant to such bonus plan’s terms. Not later than January 15, 2014, Trust shall fund an employer profit sharing contribution to the PMC Commercial Trust 401(k) Plan for the plan year ending December 31, 2013 for at least the same funding level, determined as a percentage of annual compensation, as was funded for the plan year ending December 31, 2012.

(f) Nothing in this Section 8.15, whether express or implied, shall confer upon any Person whether or not a party to this Agreement (including any Continuing Employee) any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever.

(g) Nothing contained in this Section 8.15, express or implied is intended to confer upon any Person any rights as a third-party beneficiary of this Agreement.

(h) The provisions of this Section 8.15 shall not be applicable to any employee terminated for cause. For purposes of this Section 8.15, “cause” shall mean an employee’s: (i) conviction of, or plea of nolo contendere to, any felony or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (ii) intoxication by alcohol or drugs during the performance of such Continuing Employee’s duties in a manner that adversely affects the Continuing Employee’s performance of such duties; (iii) malfeasance, in the conduct of such Continuing Employee’s duties, including, but not limited to, (A) misuse or diversion of funds of Trust or its Subsidiaries, (B) stealing, (C) misrepresentations or concealments regarding hours worked or on any written reports submitted to Trust or its Subsidiaries, including expense reimbursement requests, or (D) engaging in inappropriate workplace behavior such as gross insubordination, fighting, harassment or discrimination; or (iv) excessive absenteeism or tardiness that is not otherwise protected by law.

8.16 [Intentionally Deleted].

8.17 Trust Board Nomination Committee Procedures. Prior to the Effective Time, Trust shall take such actions as may be necessary so that, as of the Effective Time, (a) the number of trust managers that will comprise the Board of Trust Managers of Trust shall be seven trust managers, consisting of three independent managers (the “Independent Managers”) and four non-Independent Managers and (b) the Board of Trust Managers of Trust (and committees thereof) set forth on Schedule 2.1 shall have been properly evaluated and approved by Trust’s Nominating and Corporate Governance Committee (or CIM shall be advised otherwise and shall be entitled to nominate substitute candidate(s)) so that they may commence to serve effective as of the Effective Time.

8.18 Subsequent Proxy Statement.

(a) As soon as practicable following the Effective Time, CIM agrees to cause Trust, and Trust agrees to file with the SEC a preliminary proxy statement pursuant to which Trust shall solicit proxies from Trust’s shareholders to vote in favor of an increase of the authorized number of Trust Common Shares to 1,000,000,000 shares and a change in the name of Trust to “CIM Commercial REIT” through an amendment to the Declaration of Trust or reincorporation of Trust from Texas to Maryland (the “Subsequent Proxy Statement”). Each of CIM and Trust agree to use their respective reasonable best efforts to have the Subsequent Proxy Statement cleared by the SEC as promptly as practical. As soon as practical following its clearance by the SEC, Trust shall distribute the Subsequent Proxy Statement to Trust’s shareholders to solicit proxies in favor of the matters contained in the Subsequent Proxy Statement.

(b) CIM agrees to cause Trust, and Trust agrees to duly call, give notice of and convene a meeting of Trust’s shareholders for the purpose of obtaining the approval of Trust’s shareholders of the matters set forth in the Subsequent Proxy Statement as promptly as reasonably practicable after the Effective Date. CIM agrees to cause Trust, and Trust agrees through its then Board of Trust Managers, to recommend to Trust’s shareholders that they approve the matters proposed in the Subsequent Proxy Statement.

(c) Each of CIM and CIM GP agrees to vote all of the Trust Common Shares and Trust Preferred Shares held by it immediately after the Effective Time in favor of the approval of the matters set forth in the Subsequent Proxy Statement.

(d) As soon as practicable after such meeting of Trust’s Shareholders, CIM agrees to cause Trust to file all such instruments and to take all actions necessary to effectuate the transactions and other proposals described in the subsequent Proxy Statement that were approved by Trust’s Shareholders at such meeting.

8.19 Closing Dividend. Trust agrees to pay the Closing Dividend on or prior to the tenth (10th) Business Day after the Effective Time. CIM and its Affiliates agree not to take any action to rescind or amend the payment of the Closing Dividend.

ARTICLE IX

CONDITIONS PRECEDENT

9.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Trust Shareholder Approvals. The Trust Shareholder Approvals shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c) Listing of Shares. A national securities exchange mutually acceptable to Trust and CIM (in accordance with the terms of Section 8.12 hereof) shall have approved for listing the Trust Common Shares and Trust Preferred Shares (including the Trust Common Shares and Trust Preferred Shares to be issued in the Merger, and all Trust Common Shares issuable upon conversion of the Trust Preferred Shares to be issued in the Merger).

(d) SBA Approval. The SBA Approval shall have been issued by the SBA and shall not contain any terms and conditions that are (a) unacceptable to CIM or Trust, in its reasonable discretion, or (b) inconsistent with this Agreement.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order, and no similar proceedings with respect to the Proxy Statement shall have been initiated or threatened in writing by the SEC.

(f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

(g) Blue Sky Laws. Trust shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Trust Common Shares and the Trust Preferred Shares pursuant to the Merger.

(h) Certain Actions and Consents. All other consents, approvals, orders, authorizations, registrations, and declarations of any Governmental Entity required to consummate the Transactions shall have been obtained and remain in full force and effect, except for such consents, approvals, orders, authorizations, registrations, or declarations which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Transactions or otherwise prevent the Parties from performing their respective obligations under this Agreement in any material respect or have, individually or in the aggregate, a CIM Material Adverse Effect or a Trust Material Adverse Effect.

(i) Opinions. CIM and Trust shall have received opinions of counsel to CIM, dated as of the Closing Date, reasonably satisfactory to CIM and Trust (with customary exceptions, assumptions and qualifications, and based upon customary representations), (A) that, after giving effect to the Merger, Trust’s proposed method of operation will enable Trust to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (B) that the Merger should qualify as a transfer of property by CIM to Trust solely in exchange for stock of Trust, as described in Section 351(a) of the Code. For purposes of such opinions, which shall be a form customary for transactions of this nature, counsel to CIM may rely on customary assumptions and representations of CIM, Trust and their officers.

9.2 Conditions to Obligations of Trust and Trust Merger Sub. The obligations of Trust and Trust Merger Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Trust:

(a) Representations and Warranties. The representations and warranties of CIM and CIM Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Trust shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of CIM by Kelly Eppich and David Thompson to such effect. This condition shall be deemed satisfied unless any or all breaches of CIM’s and CIM Merger Sub’s representations and warranties in this Agreement (without giving effect to any materiality or Material Adverse Effect qualification or limitation) is reasonably expected to have a CIM Material Adverse Effect.

(b) Performance of Obligations of CIM and CIM Merger Sub. Each of CIM and CIM Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Trust shall have received a certificate signed on behalf of CIM by an authorized signatory of CIM to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have been no CIM Material Adverse Change and Trust shall have received a certificate of the senior executive officer or senior financial officer of CIM certifying to such effect.

(d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a CIM Material Adverse Effect.

(e) Master Services Agreement. The Management Company shall have executed and delivered the Master Services Agreement to Trust to be effective as of the Effective Time.

(f) Registration Rights and Lockup Agreement. CIM and CIM GP shall have executed and delivered the Registration Rights and Lockup Agreement to Trust to be effective as of the Effective Time.

(g) Opinion Relating to REIT Qualification. Trust shall have received an opinion of counsel to CIM dated as of the Closing Date, reasonably satisfactory to Trust (with customary exceptions, assumptions and qualifications), to the effect that each REIT Subsidiary has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code at all times since the formation of such REIT Subsidiary through the Closing Date. For purposes of such opinion, which shall be in a form customary for transactions of this nature, counsel to CIM may rely on customary assumptions and representations of CIM and its officers.

(h) Limited Liability Company Agreement. The Limited Liability Company Agreement of Urban GP shall have been executed on terms reasonably satisfactory to Trust and Trust Merger Sub, to be effective as of the Effective Date.

9.3 Conditions to Obligations of CIM and CIM Merger Sub.

The obligation of CIM and CIM Merger Sub to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by CIM:

(a) Representations and Warranties. The representations and warranties of Trust and Trust Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and CIM shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Trust by the chief executive officer and the chief financial officer of such Party to such effect. This condition shall be deemed satisfied unless any or all breaches of Trust’s and Trust Merger Sub’s representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Trust Material Adverse Effect.

(b) Performance of Obligations of Trust and Trust Merger Sub. Each of Trust and Trust Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CIM shall have received a certificate of Trust signed on behalf of such Party by the chief executive officer or the chief financial officer of such Party to such effect.

(c) Material Adverse Change. Since the date of this Agreement, there shall have been no Trust Material Adverse Change and CIM shall have received a certificate of the chief executive officer or chief financial officer of Trust certifying to such effect.

(d) Opinion Relating to REIT Qualification. CIM shall have received an opinion of counsel to Trust dated as of the Closing Date, reasonably satisfactory to CIM (with customary exceptions, assumptions and qualifications), to the effect that, at all times since its taxable year ended December 31, 2007 through the Closing Date, Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, counsel to Trust may rely on customary assumptions and representations of Trust and its officers.

(e) Board of Trust Managers. The Board of Trust Managers of Trust (and committees thereof) shall be as set forth on Schedule 2.1 effective as of the Effective Time.

(f) Master Services Agreement. Trust shall have executed and delivered to the Management Company the Master Services Agreement to be effective as of the Effective Time.

(g) Registration Rights and Lockup Agreement. Trust shall have executed and delivered the Registration Rights and Lockup Agreement to CIM and CIM GP to be effective as of the Effective Time.

(h) Consents. All consents set forth on Schedule 9.3(h) shall have been obtained. All consents and waivers from third parties otherwise necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a Trust Material Adverse Effect.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the Trust Shareholder Approvals are obtained by mutual written consent of Trust and CIM.

10.2 Termination by Either CIM or Trust. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by written notice of either CIM or Trust if:

(a) the Merger shall not have been consummated by December 31, 2013, whether such date is before or after the date the Trust Shareholder Approvals are obtained (such date, the “Termination Date”);

(b) the Trust Shareholders Meeting shall have been held and completed and the Trust Shareholder Approvals shall not have been obtained at such Trust Shareholders Meeting or at any adjournment or postponement thereof; or

(c) any injunction or other Governmental Entity’s order permanently restraining, enjoining or otherwise prohibiting consummation of the Transactions shall become final and non-appealable (whether before or after the Trust Shareholder Approvals have been obtained);

provided, that the right to terminate this Agreement pursuant to this Section 10.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of, or the primary factor that resulted in, the failure of a condition to the consummation of the Transactions to have been satisfied on or before the Termination Date.

10.3 Termination by Trust. This Agreement may be terminated and the Transactions may be abandoned:

(a) by written notice of Trust at any time prior to the receipt of the Trust Shareholder Approvals if (i) the Board of Trust Managers of Trust authorizes Trust, subject to (x) complying in all material respects with the terms of this Agreement (other than Section 8.10) and (y) complying with Section 8.10 of this Agreement, to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (ii) immediately prior to or substantially concurrently with the termination of this Agreement, Trust enters into an Alternative Acquisition Agreement with respect to a Superior Proposal and (iii) Trust immediately prior to or substantially concurrently with such termination pays to CIM in immediately available funds any fees required to be paid pursuant to Section 10.5; or

(b) by written notice of Trust at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by CIM or CIM Merger Sub in this Agreement such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Trust to CIM and (ii) the Termination Date; provided, however, that Trust and Trust Merger Sub are not then in material breach of this Agreement.

10.4 Termination by CIM. This Agreement may be terminated and the Transactions may be abandoned:

(a) by written notice of CIM at any time prior to the Trust Shareholder Approvals if (i) the Board of Trust Managers of Trust fails to recommend in the Proxy Statement the Transactions or shall make a Change of Recommendation or shall approve, recommend or endorse (or in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of within ten (10) Business Days after the commencement of such tender offer or exchange offer) an Acquisition Proposal or publicly resolves or proposes to do any of the foregoing; or (ii) there shall have been a material breach by any of Trust’s directors, officers or managers of Section 8.1 or Section 8.10, which breach cannot be or is not cured within five (5) Business Days after written notice thereof; or

(b) by written notice of CIM at any time prior to the Effective Time if there has been a breach of any representation, warranty, covenant or agreement made by Trust or Trust Merger Sub in this Agreement such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by CIM to Trust and (ii) the Termination Date; provided, however, that CIM and CIM Merger Sub are not then in material breach of this Agreement.

10.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party hereto of any liability to pay the Termination Fee pursuant to this Section 10.5, (ii) no such termination shall relieve any of the Parties of liability for any willful and material breach of this Agreement prior to termination; and (iii) the agreements of the parties contained in this Section 10.5, Article XI and the Confidentiality Agreement shall survive the termination of this Agreement (in the case of the Confidentiality Agreement, subject to the terms thereof).

(b) In the event that:

(i) (x) this Agreement is terminated pursuant to Section 10.2(a) (in the case of Section 10.2(a) only, before obtaining the Trust Shareholder Approvals), Section 10.2(b), or Section 10.4(b) (as a result of any willful breach), (y) any Person shall have publicly disclosed or shall have made known to the Board of Trust Managers of Trust a bona fide Acquisition Proposal after the date hereof and prior to such termination (unless irrevocably and, if such Acquisition Proposal is public, publicly withdrawn prior to such termination), and (z) within twelve (12) months after such termination Trust shall have entered into a definitive agreement with respect to an Acquisition Proposal or consummated an Acquisition Proposal (provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by CIM pursuant to Section 10.4(a); or

(iii) this Agreement is terminated by Trust pursuant to Section 10.3(a); then Trust shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days after the date on which Trust consummates the Acquisition Proposal referred to in subclause (i)(z) above, pay CIM the Termination Fee by wire transfer of immediately available funds; provided, however, the portion of the Termination Fee representing the Expense Reimbursement is payable within the later of the aforesaid three (3) Business Day Period and two Business Days after receipt from CIM of an invoice therefor; and

(B) in the case of clause (ii) and (iii) above, immediately prior to or substantially concurrently with such termination, pay CIM the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall Trust be required to pay the Termination Fee on more than one occasion); provided, however, the portion of the Termination Fee representing the Expense Reimbursement is payable within two Business Days after receipt from CIM of an invoice therefor.

“Expense Reimbursement” shall mean the amount of all reasonable, documented out-of-pocket expenses (including all reasonable fees and expenses of financing sources, counsel, accountants, investment banks, experts and consultants to CIM and its Affiliates) actually incurred, whether prior to or after the date of the Agreement, in connection with the Transactions, and paid or payable, by CIM or any of their Affiliates (including expenses paid by CIM or its Affiliates on behalf of Trust or its Affiliates prior to the execution of this Agreement (the “Trust Reimbursed Expenses”); provided that the aggregate Expense Reimbursement (excluding the Trust Reimbursed Expenses) shall not exceed $700,000.

“Termination Fee” shall mean an amount equal to $4,000,000 plus the Expense Reimbursement; except that in the event this Agreement is terminated by Trust pursuant to Section 10.3(a) in order to enter into an Alternative Acquisition Agreement prior to the No Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $3,000,000 plus the Expense Reimbursement.

(c) The Parties acknowledge that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement;

accordingly, if Trust fails to promptly pay the amount due pursuant to Section 10.5(b), and, in order to obtain such payment, CIM commences a suit that results in a judgment against Trust for the amount set forth in Section 10.5(b) or any portion thereof, Trust shall pay to the CIM its reasonable out-of-pocket costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding anything to the contrary in this Agreement but subject to Section 11.7(c), in circumstances in which the Termination Fee is payable, CIM’s right to receive payment from Trust of the Termination Fee pursuant to Section 10.5(b) shall be the sole and exclusive remedy of CIM against Trust for the loss suffered for a breach or failure to perform hereunder or otherwise.

10.6 Amendment. This Agreement may be amended by the parties in writing by action of the Director of CIM or the Board of Trust Managers of Trust at any time before or after the Trust Shareholder Approvals are obtained and prior to the Effective Time; provided, however, that, after the Trust Shareholder Approvals are obtained, no such amendment, modification or supplement shall be made which by Law requires further approval by the Shareholders of Trust without obtaining such approval.

10.7 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.6, waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

11.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or upon transmission if sent by electronic mail with confirmation of receipt at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Trust, to

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

Attention: Mr. Jan Salit

Email:       j.salit@pmctrust.com

with a copy to:

Locke Lord LLP

2200 Ross Avenue, Suite 2200

Dallas, Texas 75201

Attention: Ms. Lane Folsom

Email:       LFolsom@lockelord.com

(b)	if to CIM, to

CIM Urban REIT, LLC

6922 Hollywood Blvd.

Ninth Floor

Los Angeles, CA 90028

Attention:    Kelly Eppich and General Counsel

Email:     keppich@cimgroup.com andgeneralcounsel@cimgroup.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, IL 60601-1293

Attention:    Mr. Gregory A. Dahlgren

Email:    gregory.dahlgren@dlapiper.com

11.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

11.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

11.5 Exhibits and Schedules. The exhibits and Schedules hereto are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, clauses, exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the contest shall otherwise require.

11.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, and the other agreements entered into in connection with the Transactions constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended, or shall be deemed, to confer on a person other the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (i) after the Effective Time, the rights of the Indemnified Parties under the provisions of Section 8.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons); (ii) after the Effective Time, the rights of the holders of Trust Common Shares to receive the Closing Dividend, as set forth in Sections 4.2 and 8.19; and (iii) after the Effective Time, the rights of the holders of Trust Common Shares to require that each of CIM and Trust comply with their respective obligations set forth in Section 8.18.

11.7 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the Chosen Courts are an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Courts, and the Parties hereto irrevocably agree that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. The Parties hereby consent to and grant any such Chosen Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 11.7 or in such other manner as may be permitted by law shall be valid, effective and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including with respect to the making of required regulatory filings in connection with the transactions contemplated hereby, this being in addition to any other remedy to which they are entitled at Law or in equity.

11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.9 Definitions. Each of the terms set forth in Schedule 11.9 is defined in the Section of this Agreement opposite such term.

11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 11.10.

11.11 Schedules. CIM and CIM Merger Sub shall not be entitled to claim that any fact or combination of facts constitutes an inaccuracy in, or a breach of, any of the representations or warranties contained in Article VI of this Agreement if and to the extent that such fact or combination of facts has been disclosed in the Trust SEC Documents filed with or furnished to the SEC after December 31, 2011 and prior to the date of this Agreement in sufficient detail to reasonably put CIM and CIM Merger Sub on notice of the relevance of the facts or circumstances so disclosed, but excluding any risk factor disclosure set forth under the caption “Risk Factors” (or a similarly phrased caption) in any such Trust SEC Documents that would similarly apply to most other companies conducting business activities that are the same or similar to those conducted by Trust. Any fact or combination of facts that has been disclosed in any Schedule of the Schedules shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section and Schedule. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted or is reasonably expected to result in a CIM Material Adverse Effect or a Trust Material Adverse Effect, as the case may be, or is outside the ordinary course of business or that it would otherwise be appropriate to include any such information.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
Name: Jan F. Salit
Title: President and Chief Executive Officer

SOUTHFORK MERGER SUB, LLC

By:	/s/ Jan F. Salit
Name: Jan F. Salit
Title: President and Chief Executive Officer

CIM URBAN REIT, LLC

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Offcer

CIM MERGER SUB, LLC

By:	/s/ David Thompson
Name: David Thompson
Title: Vice President and Chief Financial Offcer

[Signature Page to the Agreement and Plan of Merger]

SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER

(listing only; details omitted)

CIM SCHEDULES

Schedule 5.2 – CIM Subsidiaries

Schedule 5.3 – CIM Merger Sub Ownership Interests

Schedule 5.4 – Authority and Third Party Consents

Schedule 5.5 – Governmental and Regulatory Approvals

Schedule 5.6 – Financial Statements and Undisclosed Liabilities

Schedule 5.8 – Material Adverse Effect

Schedule 5.9 – Litigation

Schedule 5.10 – Environmental Matters

Schedule 5.11 – Related Party Transactions

Schedule 5.12(a) – Benefit Plans

Schedule 5.12(b) – ERISA Compliance

Schedule 5.13 – Properties

Schedule 5.14 – Taxes

Schedule 5.15 – Employee, Officer and Director Payments

Schedule 5.17 – Compliance with Laws

Schedule 5.18 – Contracts

Schedule 5.20 – Insurance

Schedule 5.21 – Sufficient Funds

Schedule 7.1 – Conduct of Business

Schedule 8.9 – Managers and Officers of PMC Commercial Trust

TRUST SCHEDULES

Schedule 6.2 – Subsidiaries

Schedule 6.3 – Capital Structure

Schedule 6.4 – Noncontravention

Schedule 6.5 – Consents

Schedule 6.6 – Joint-Ventures; Off-Balance Sheet Arrangements

Schedule 6.8 – Absence of Certain Changes or Events

Schedule 6.9 – Litigation

Schedule 6.10 – Environmental Matters

Schedule 6.11 – Related Party Transactions

Schedule 6.12 – Absence of Changes in Benefit Plans; ERISA Compliance

Schedule 6.13 – Loans

Schedule 6.14 – Taxes

Schedule 6.15 – Severance

Schedule 6.17 – Compliance with Laws

Schedule 6.18 – Trust Material Contracts

Schedule 6.22 – Insurance

Schedule 7.2 – Conduct of Business

Schedule 9.3(h) – Required Consents

CONSENT TO ASSIGNMENT AND LIMITED WAIVER

TO AGREEMENT AND PLAN OF MERGER

This Consent to Assignment and Limited Waiver to Agreement and Plan of Merger, dated as of November 20, 2013 (this “Consent and Waiver”), is entered into by and among CIM Urban REIT, LLC, a Delaware limited liability company (“CIM”), CIM Merger Sub, LLC, a Delaware limited liability company (“CIM Merger Sub”), PMC Commercial Trust, a Texas real estate investment trust (“Trust”), and Southfork Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Trust (“Trust Merger Sub”).

RECITALS

WHEREAS, CIM, CIM Merger Sub, Trust and Trust Merger Sub are parties to that certain Agreement and Plan of Merger, dated as of July 8, 2013 (the “Merger Agreement”), pursuant to which CIM Merger Sub will merge into Trust Merger Sub;

WHEREAS, each capitalized term used, but not defined, herein shall have the meaning given to such term in the Merger Agreement;

WHEREAS, the parties understand and acknowledge (a) the formation of Urban Partners II, LLC, a Delaware limited liability company (“Urban II”), by CIM, (b) the expected formation of Urban Partners GP, LLC, a Delaware limited liability company (“Urban GP”), by Urban II, (c) the expected contribution by CIM to Urban II of all of the equity interests it holds in CIM Merger Sub, (d) the expected contribution by CIM and CIM Urban Partners GP, LLC, a California limited liability company (“CIM GP”), to Urban II of their partnership interests in the CIM Partnership, and the expected contribution by Urban II to CIM Merger Sub of its partnership interests in the CIM Partnership and its membership interests in Urban GP, and (e) the expected contribution by CIM and CIM GP to Urban II of their rights and obligations under the Merger Agreement with respect to, and only with respect to, the receipt and ownership of the Merger Consideration (in the form of PMC Commercial Common Shares and PMC Commercial Preferred Shares, as provided in the Merger Agreement); and

WHEREAS, the parties desire to enter into this Consent and Waiver to provide for (a) certain conforming clarifications to the Merger Agreement to reflect the formation of Urban II and its ownership of CIM Merger Sub, (b) Urban II’s succession to CIM’s and CIM GP’s ownership of the limited partnership interests of the CIM Partnership and certain of their rights and obligations under the Merger Agreement as aforesaid, (c) the waiver of any requirements in the Merger Agreement that Trust register or list the Trust Preferred Shares to be issued in the Merger, and (d) a right of termination of the Merger Agreement after March 31, 2014, rather than after December 31, 2013.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Consent and Waiver.

(a)

Merger Consideration. In light of the formation of Urban II by CIM and the expected contribution by CIM to Urban II of all of the equity interests of CIM Merger Sub, under Section 3.1(a) of the Merger Agreement, as of the Effective Time, Urban II shall cease to have any rights with respect to the equity interests of CIM Merger Sub, except the right to receive, upon the surrender of the Certificates in accordance with Article IV of the Merger Agreement, the Merger Consideration. Further, in

accordance with Section 4.1 of the Merger Agreement, at the Effective Time Urban II shall surrender the Certificates for cancellation and the Surviving Entity shall issue to Urban II certificates representing the Merger Consideration. Finally, Urban II shall succeed to CIM and CIM GP’s rights and obligations under the Merger Agreement associated with its receipt and ownership of the Merger Consideration.

(b)	Other Transactions. Section 4.3 of the Merger Agreement is clarified to provide that prior to the Effective Time, (i) Urban II will form Urban GP, which will be admitted to the CIM Partnership as a successor general partner, (ii) CIM and CIM GP will contribute all of their partnership interests in the CIM Partnership to Urban II, and CIM will contribute to Urban II its membership interests in CIM Merger Sub, and (iii) Urban II shall contribute its limited partnership interests in the CIM Partnership and its membership interests in Urban GP to CIM Merger Sub. In addition to the foregoing, the parties understand and acknowledge that CIM GP will not be contributing its general partnership interests in the CIM Partnership to the Surviving Entity as described in Section 4.3(d) of the Merger Agreement, simultaneously with the Effective Time.

(c)	Registration Rights and Lockup Agreement; Voting. Urban II, rather than CIM and CIM GP, shall execute and deliver the Registration Rights and Lockup Agreement with Trust, as provided in Section 4.3(h) and as otherwise contemplated in the Merger Agreement. The form of Registration Rights and Lockup Agreement shall be modified accordingly and, further, Section 1.13(c) shall be deleted from the form of Registration Rights and Lockup Agreement. Further, Urban II agrees to vote all of the Trust Common Shares and Trust Preferred Shares held by it immediately after the Effective Time in favor of the approval of the matters set forth in the Subsequent Proxy Statement in accordance with Section 8.18(c) of the Merger Agreement.

(d)	General. The Merger Agreement shall otherwise be deemed clarified in recognition of the events set forth in the third Recital hereof, which events are approved by the parties hereto, and the terms of this Section 1.

(e)	Registration and Listing. The parties hereto waive the requirements in the Merger Agreement that require the registration under applicable securities laws and listing on a national securities exchange of the Trust Preferred Shares to be issued pursuant to the Merger Agreement (including the Trust Common Shares issuable upon conversion of such Trust Preferred Shares), including without limitation such requirements in Sections 8.1, 8.12, 9.1(c) and 9.1(e) of the Merger Agreement.

(f)	Termination Date. The parties agree that the “Termination Date,” as that term is defined and used in the Merger Agreement, shall mean “March 31, 2014” rather than “December 31, 2013”.

2.	Miscellaneous.

(a)

Representations and Acknowledgements of CIM and CIM Merger Sub Relating to Urban II. Urban II is a limited liability company, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite limited liability power and authority to carry on its business as now being conducted. Urban II has the requisite limited liability company power and authority to execute this Consent and Waiver as provided below, and to consummate the Transactions. The execution and delivery of this Consent and Waiver by Urban II and the consummation of the Transactions to which it is a party have been duly authorized by all necessary limited liability company or other actions on the part of Urban II. True correct and complete copies of the organizational or governing documents of Urban II (as of the date hereof and as expected to be in effect on the Effective Time) have been provided to Trust, and such organizational or governing documents are currently, and/or as of the Effective Time will be, as applicable, in full force and effect (and without any modification thereto). As of the date hereof, the sole holder of equity interests in Urban II is CIM. As of the Effective Time, the sole holders of equity interests in Urban II shall be CIM and CIM GP, and immediately prior to giving effect to the Merger at the Effective Time, the sole holder of equity interests in CIM Merger Sub shall be Urban II. As of the date hereof, Urban II is managed by its sole member, CIM. As of the

Effective Date, Urban II shall be solely managed by its managing member, CIM GP. As of the date hereof and immediately prior to the Effective Time, Urban II is an “accredited investor,” as that term is defined in Rule 501 promulgated under the Securities Act. Further, it is acknowledged that (a) Urban II is acquiring the Trust Preferred Shares to be issued pursuant to the Merger Agreement (together with the Trust Common Shares issuable upon conversion of such Trust Preferred Shares, the “Private Placement Shares”) for its own account, for investment purposes only, and not with a view to or for the resale or other distribution thereof, (b) the Private Placement Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and, therefore, cannot be transferred or resold unless registered under the Securities Act and the applicable securities laws of any state or unless an exemption from registration is available, and (c) the certificates representing the Private Placement Shares shall include a legend stating that such shares have not been registered under the Securities Act or the applicable securities laws of any state and shall refer to the restrictions on transferability and sale of such shares.

(b)	Ratification and Confirmation. Except as expressly set forth in this Consent and Waiver, the terms, provisions and conditions of the Merger Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect without interruption or impairment of any kind.

(c)	Governing Law. THIS CONSENT AND WAIVER AND ALL CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CONSENT AND WAIVER OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS CONSENT AND WAIVER, SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED, GOVERNED BY AND IN ACCORDANCE WITH THE CHOICE OF LAW AND VENUE CLAUSES SET FORTH IN SECTION 11.7 OF THE MERGER AGREEMENT.

(d)	Binding Effect. This Consent and Waiver shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(e)	Entire Agreement; Third Party Beneficiaries. Except as set forth in this Consent and Waiver, provisions of the Merger Agreement which are not inconsistent with this Consent and Waiver shall remain in full force and effect. Nothing in this Consent and Waiver, expressed or implied, is intended, or shall be deemed, to confer on a person other than the Parties hereto or to the Merger Agreement, or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Consent and Waiver, except as provided in Section 11.6 of the Merger Agreement (including, without limitation, after the Effective Time, the rights of the holders of the Trust Common Shares to require that Urban II comply with its obligations set forth in Section 1(c) of this Consent and Waiver to the same extent as if it were originally named in Section 8.18 of the Merger Agreement).

(f)	Severability. If any provision of this Consent and Waiver or the application thereof under certain circumstances is held invalid or unacceptable by any court of competent jurisdiction, the other provisions of this Consent and Waiver will remain in full force and effect. Any part of this Consent and Waiver held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g)	Counterparts. This Consent and Waiver may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Waiver to be duly executed by their respective duly authorized officers as of the date first written above.

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
	Name:	Jan F. Salit
	Title:	President and Chief Executive Officer

SOUTHFORK MERGER SUB, LLC

By:	/s/ Jan F. Salit
	Name:	Jan F. Salit
	Title:	President and Chief Executive Officer

CIM URBAN REIT, LLC

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

CIM MERGER SUB, LLC

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the undersigned acknowledges and agrees to the foregoing terms of this Consent and Waiver, and specifically agrees to be bound by the rights and obligations under the Merger Agreement with respect to its receipt and ownership of the Merger Consideration (including, without limitation, its voting obligations in connection therewith).

URBAN PARTNERS II, LLC

By:	CIM Urban Partners GP, LLC, a California Limited liability company

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President and Chief Financial Officer

ANNEX B

FORM OF STATEMENT OF DESIGNATION

OF THE CLASS A PREFERRED SHARES

OF BENEFICIAL INTEREST OF

PMC COMMERCIAL TRUST

(the “Statement”)

The Trust Managers (the “Trust Managers”) of PMC Commercial Trust (the “Trust”), pursuant to the Declaration of Trust of the Trust (as amended, the “Declaration”) and Title 5 of the Texas Business Organizations Code (the “Texas REIT Act”) hereby (i) authorize the issuance of a class of Preferred Shares (the Class A Preferred Shares, as defined below) and (ii) classify 65,028,571 of the authorized but unissued shares of the Trust into Class A Preferred Shares (as defined below).

Defined Terms.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Texas are authorized or required by law, regulation or executive order to close.

“Class A Preferred Amount” shall have the meaning set forth in paragraph 3 below.

“Class A Preferred Shares” shall have the meaning set forth in paragraph 1 below.

“Common Shares” shall have the meaning set forth in the Declaration.

“Conversion Date” shall have the meaning set forth in paragraph 5(a) below.

“Conversion Deadline” shall mean [                ] [NTD: six months from the closing]; provided, however, that in the event that the Conversion Date does not occur on or prior to [                ] [NTD: six months from the closing] due to the occurrence of one or more of the events specified below (each, a “Force Majeure Event”), then the Conversion Deadline shall be extended by one day for each day by which such Force Majeure Event(s) has delayed the occurrence of the Conversion Date (provided that each of Trust and the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement uses its reasonable commercial efforts to cure the applicable Force Majeure Event and effect the Conversion Date as promptly as practicable). For purposes of this Statement, “Force Majeure Events” shall mean: (a) any action taken by any court, governmental body (including the Securities and Exchange Commission), or any other person or entity unaffiliated with the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement that prevents or delays the Conversion Date; or (b) fire, flood, earthquakes, interruption of utilities, strikes, labor disturbances, terrorism, riots, explosions, civil disorders, armed conflict, economic catastrophe, governmental (including Securities and Exchange Commission) shutdown, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, or other forces or events beyond the control of Trust and/or the holders of Common Shares and Class A Preferred Shares issued in connection with the Merger Agreement.

“Dividend Date” shall mean the record date, as defined in Section 6.101 of the Texas Business Organizations Code, pertaining to the most recent dividend declaration of the Trust on its Common Shares.

“Junior Shares” shall have the meaning set forth in paragraph 2.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of July 8, 2013, by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, Trust, and Southfork Merger Sub, LLC, as the same may be amended or otherwise modified.

“Preferred Shares” shall mean shares of beneficial interest of the Trust designated as or otherwise on a parity with the Class A Preferred Shares as to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Trust as may be issued and outstanding from time to time

“Trading Day” shall mean any day on which the securities in question are traded on the NYSE MKT, or if such securities are not listed or admitted for trading on the NYSE MKT, on the principal national securities exchange on which such securities are listed or admitted.

“Transfer Agent” shall mean [                ], or such other agent or agents of the Trust as may be designated by the Trust Managers or their designee as the transfer agent for the Class A Preferred Shares.

All other capitalized terms used but not defined herein shall have the meanings ascribed to them in the Declaration.

Class A Preferred Shares

1. Number and Designation. A class of Preferred Shares, consisting of 65,028,571 Preferred Shares designated as Class A Convertible Cumulative Preferred Shares, $.01 par value per share (liquidation preference $17.50 per share) (the “Class A Preferred Shares”), is hereby established.

2. Ranking. In respect of rights to receive distributions and to participate in distributions or payments in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the Class A Preferred Shares shall rank pari passu with any other Preferred Shares of the Trust, and will rank senior to the Common Shares and any other class or series of shares of beneficial interest of the Trust ranking, as to distributions and upon liquidation, junior (collectively, the “Junior Shares”) to the Preferred Shares.

3. Distributions. The holders of the then outstanding Class A Preferred Shares shall be entitled to receive, when and as authorized by the Trust Managers and declared by the Trust out of any funds legally available therefor, cumulative distributions at the rate of 2% of $35.00 per Class A Preferred Share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share per year (the “Class A Preferred Amount”). Distributions paid on the Class A Preferred Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding. Unless the full Class A Preferred Amount shall have been or contemporaneously is declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no dividends or distributions shall be declared or paid or set aside for payment nor shall any other dividend or distribution be declared or made upon the Common Shares or any Junior Shares (except for any dividends or distributions declared prior to the date hereof).

Except as provided in this Statement, the Class A Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.

4. Liquidation Rights.

(a) Upon the voluntary or involuntary dissolution, liquidation or winding up of the Trust, the holders of the Class A Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on any Junior Shares, the amount of $17.50 (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share, plus accrued and unpaid distributions thereon.

(b) After the payment to the holders of the Class A Preferred Shares of the full preferential amounts provided for in paragraph 4(a), the holders of the Class A Preferred Shares will share, ratably with the Common Shares, in any distribution(s) of the remaining assets of the Trust; provided, that, for such purposes, each Class A Preferred Share shall be considered three and one-half (3.5) Common Shares, and each Class A Preferred Share shall receive a distribution pursuant to this paragraph 4(b)

that is three and one half (3.5) times the distribution paid to each Common Share (such 3.5 amount shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event).

(c) If, upon any voluntary or involuntary dissolution, liquidation or winding up of the Trust, the amounts payable with respect to the preference value of the Class A Preferred Shares and any other shares of beneficial interest of the Trust ranking as to any such distribution on parity with the Class A Preferred Shares are not paid in full, the holders of the Class A Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Trust in proportion to the full respective preference amounts to which they are entitled.

(d) Neither the sale of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this paragraph 4.

5. Conversion. On the Conversion Date, the Class A Preferred Shares shall automatically convert into Common Shares as follows:

(a) For the purposes hereof, the “Conversion Date” shall mean the first Business Day on which, pursuant to the Declaration, there are sufficient authorized but unissued shares to convert all of the Class A Preferred Shares into Common Shares, pursuant to the terms hereof.

(b) On the Conversion Date, each Class A Preferred Share shall automatically convert into 7 fully paid and non-assessable Common Shares (as equitably adjusted to reflect any stock split, subdivision, combination or similar event). Each holder of each Class A Preferred Share shall surrender the certificate representing such share, duly endorsed or assigned to the Trust or in blank, at the office of the Transfer Agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Class A Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid). As promptly as practicable after the surrender of certificates representing Class A Preferred Shares as aforesaid, the Trust shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this paragraph 5. Upon conversion, holders of Class A Preferred Shares shall be entitled to receive a final distribution, per Class A Preferred Share, equal to the Class A Preferred Amount which had accrued up to the most recent Dividend Date and which remains unpaid as of the Conversion Date; provided, however, that if the Conversion Date occurs on or before the Conversion Deadline, the Class A Preferred Amount for the purposes of this paragraph 5(b) shall be calculated at the rate of 3.5% of $35.00 per Class A Preferred Share (as equitably adjusted to reflect any stock split, subdivision, combination or similar event) per share per year. For the avoidance of doubt, (i) the payment(s) described in this paragraph 5(b) shall be considered paid prior to the conversion of the Class A Preferred Shares into Common Shares, and (ii) if the Conversion Date occurs on the same date as a Dividend Date, then (A) the Class A Preferred Amount shall accrue through the Dividend Date and the final distribution shall be paid in accordance therewith, and (B) the Common Shares resulting from the conversion of Class A Common Shares shall not be deemed held or owned on the Dividend Date.

(c) The Trust covenants that any Common Shares issued upon conversion of the Class A Preferred Shares shall be validly issued, fully paid and non-assessable. The Trust shall list the Common Shares required to be delivered upon conversion of the Class A Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

(d) The Trust will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the

Class A Preferred Shares pursuant hereto; provided, however, that the Trust shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of title holder of the Class A Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Trust the amount of any such tax or established, to the reasonable satisfaction of the Trust, that such tax has been paid.

(e) Prior to the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Class A Preferred Shares, the Trust shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

6. Voting.

(a) Except as otherwise provided herein, the holders of the Class A Preferred Shares shall be entitled to vote at any meeting of the shareholders for election of Trust Managers, for any other purposes and otherwise to participate in any action taken by the Trust or the shareholders thereof, and to receive notice (except for such notice as required by law) of any meeting of shareholders.

(b) In any matter in which the Class A Preferred Shares are entitled to vote, including any action by written consent, each Class A Preferred Share shall be entitled to 7 votes, each of which 7 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each Class A Preferred Share, the holder thereof may designate up to 7 proxies, with each such proxy having the right to vote a whole number of votes (totaling 7 votes per Class A Preferred Share). The number of proxies and votes set forth in this paragraph shall be equitably adjusted to reflect any stock split, subdivision, combination or similar event.

(c) So long as any Class A Preferred Shares remain outstanding, the Trust will not (whether by merger, consolidation or otherwise), without the affirmative vote or consent of the holders of at least two-thirds of the Class A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such class voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking on a parity with or senior to the Class A Preferred Shares with respect to the payment of distributions or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Trust into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (ii) except for the amendment to the Declaration to increase the number of authorized Common Shares as contemplated in Section 8.18(a) of the Merger Agreement, amend, alter or repeal the provisions of the Declaration or the terms of the Class A Preferred Shares so as to affect any right, preference, privilege or voting power of the Class A Preferred Shares or the holders thereof; (iii) issue, combine or subdivide any shares of beneficial interest in the Trust (except upon exercise of stock options outstanding on the date hereof for the purchase of Common Shares) or (iv) issue any rights, options, warrants or other convertible securities evidencing the right to purchase shares of beneficial interest of the Trust.

(d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, there are no outstanding Class A Preferred Shares.

7. Redemption. The Class A Preferred Shares are not redeemable by any Person.

8. Restrictions on Transfer. The Class A Preferred Shares shall be subject to the restrictions on transfer and ownership of shares set forth in Article Twenty-One of the Declaration.

9. Amendment. The foregoing preferences, conversions, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption, and all other terms regarding the Class A Preferred Shares may be amended with the affirmative vote of (i) the holders of at least two-thirds of the Class A Preferred Shares outstanding at the time and (ii) a majority of the independent trust managers of the Trust; provided, that if any such amendment would have an adverse financial effect (as described below) greater than $250,000 in the aggregate or a non-financial material adverse effect on the holders of the Common Shares, then such amendment must also receive the approval of the holders of at least a majority of the Common Shares voting on such amendment (not including any votes cast by CIM Urban REIT, LLC and its affiliates or the holders of the Class A Preferred Shares). In determining whether there would be an adverse financial effect in the aggregate or a non-financial material adverse effect to the holders of the Common Shares under this Section 9, the terms and provisions of the proposed amendment shall be compared to the terms and provisions of this Statement and the Merger Agreement assuming for purposes of such comparison that any and all of the terms and provisions of this Statement, as adopted by the Trust Managers, and the Merger Agreement, as executed by the parties thereto, are given full force and effect.

The Class A Preferred Shares have been [re]classified by the Trust Managers as authorized by the Declaration.

IN WITNESS WHEREOF, the Trust has caused this Statement to be duly executed on its behalf on the     day of             , 2013.

PMC Commercial Trust

By:
Jan F. Salit, Chief Executive Officer

STATE OF TEXAS

COUNTY OF DALLAS

BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared Jan F. Salit, in his capacity as Chief Executive Officer of PMC Commercial Trust, and acknowledged to me that he executed the above and foregoing instrument on behalf of the said PMC Commercial Trust.

This instrument was acknowledged before me on the     day of                 , 2013.

Notary Public in and for the State of Texas

My commission expires:

Exhibit 10.3

ANNEX C

FORM OF REGISTRATION RIGHTS AND LOCKUP AGREEMENT

BY AND AMONG

PMC COMMERCIAL TRUST

AND

URBAN PARTNERS II, LLC

DATED AS OF                     , 2013

REGISTRATION RIGHTS AND LOCKUP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of             , 2013 by and between PMC Commercial Trust, a Texas real estate investment trust and Urban Partners II, LLC, a Delaware limited liability company (“Urban II”).

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 8, 2013 (as the same may be amended, modified and supplemented from time to time prior to the date hereof, the “Merger Agreement”), by and among the Company, Southfork Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“PMC Merger Sub”), CIM Urban REIT, LLC, a Delaware limited liability company (“CIM”), and CIM Merger Sub, LLC, a Delaware limited liability company (“CIM Merger Sub”), CIM Merger Sub will merge with and into PMC Merger Sub (the “Merger”) in accordance with applicable state law and upon the terms and conditions set forth in the Merger Agreement;

WHEREAS, in connection with the Merger, Urban II shall be entitled to receive (i) 22,000,003 common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Shares”), and (ii) 65,028,571 convertible preferred shares of beneficial interest, par value $0.01 per share, of the Company (the “Preferred Shares”); and

WHEREAS, the parties wish to provide for the registration rights, lock up restrictions, and other rights and obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Registration Rights.

1.1. Definitions.

For purposes of this Agreement:

(a) “Disclosure Package” means (i) the preliminary prospectus, (ii) each Free Writing Prospectus and (iii) all other information that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities at the time of sale (including, without limitation, a contract of sale).

(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(c) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(d) “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 of the Securities Act.

(e) “Hedging Counterparty” means a broker-dealer registered under Section 15(b) of the Exchange Act or an affiliate thereof or any other financial institution or third party.

(f) “Hedging Transaction” means any transaction involving a security linked to the Registrable Class Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to the Registrable Class Securities or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Class Securities, including, without limitation, any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction. For the avoidance of doubt, the following transactions shall be deemed to be Hedging Transactions:

(i) transactions by a Holder in which a Hedging Counterparty engages in short sales of Registrable Class Securities pursuant to a prospectus and may use Registrable Securities to close out its short position;

(ii) transactions pursuant to which a Holder sells short Registrable Class Securities pursuant to a prospectus and delivers Registrable Securities to close out its short position; and

(iii) transactions by a Holder in which the Holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a prospectus or an exemption from registration under the Securities Act.

(g) “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(h) “Law” means any statute, law, ordinance, rule or regulation of any governmental entity.

(i) “Merger Issuance Shares” means (i) the Common Shares and Preferred Shares issued pursuant to the Merger Agreement; (ii) the Common Shares issued upon conversion of the Preferred Shares issued pursuant to the Merger Agreement; and (iii) any shares of capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or upon exercise or in exchange for or in replacement of, the shares referenced in (i) or (ii) above.

(j) “Public Sale” means any sale of Registrable Securities to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act or any other public offering not required to be registered under the Securities Act.

(k) “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l) “Registrable Class Securities” means securities of the Company that are of the same class and series as the Registrable Securities.

(m) The number of shares of “Registrable Common Securities then outstanding” shall be determined by the number of Common Shares outstanding which are, and the number of Common Shares issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(n) “Registrable Securities” means: (i) the Common Shares issued to Urban II pursuant to the Merger Agreement; (ii) any Common Shares acquired on or after the date hereof by any of the Holders, including any and all Common Shares acquired upon conversion of the Preferred Shares issued to Urban II pursuant to the Merger Agreement; and (iii) any shares of capital stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, that Registrable Securities shall not include (x) the Preferred Shares issued to Urban II pursuant to the Merger Agreement; or (y) any Common Shares previously (A) sold in a Public Sale, or (B) sold in a transaction in which the transferor’s rights hereunder are not assigned in accordance with Section 1.11 hereof.

(o) The term “SEC” means the Securities and Exchange Commission.

(p) “Securities Act” means the Securities Act of 1933, as amended.

1.2. Request for Registration.

(a) If the Company shall receive a written request from the Holders of at least a majority of the Registrable Common Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least 5% of the Registrable Common Securities then outstanding, or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $5.0 million, then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) use commercially reasonable efforts to effect promptly the registration under the Securities Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), in a written request received by the Company within fifteen (15) days of the making of the notice pursuant to Section 1.2(a)(i).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter or underwriters will be selected by the Company, subject to the approval of a majority in interest of the Initiating Holders. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(i)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the managing underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder at the time of the filing of the registration statement; provided, however, that the number of shares of Registrable Securities held by Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s chief executive officer or the chairman of the board of trust managers of the Company (the “Board”) stating that in the good faith judgment of the Board, as evidenced by a resolution by the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided, that the Company may not utilize this right more than once in any twelve month period; provided further, that this right is cumulative to the right under Section 1.4(b)(iii) such that the Company may only defer the filing of a registration statement under Section 1.2(c) or Section 1.4(b)(iii) once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected eight (8) registrations pursuant to this Section 1.2 and such registration statements have been declared or ordered effective and have remained effective for a period of at least 180 days; provided, that if such request pursuant to this Section 1.2 is subsequently withdrawn by the requester in writing, it shall not be counted against the limitation of requests set forth in this Section 1.2(d)(i);

(ii) If the Company has effected a registration pursuant to this Section 1.2 within the preceding three (3) months, and such registration has been declared or ordered effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3. Company Registration.

(a) If (but without any obligation to do so) the Company proposes to register any of its capital stock under the Securities Act for its own account or the account of any of its stockholders with registration rights (other than in connection with a registration effected solely to implement an employee benefit plan or arrangement or a business combination transaction or any other similar transaction for which a registration statement on Form S-4 under the Securities Act or any comparable successor form is applicable), the Company will promptly give written notice thereof to the Holders of Registrable Securities at least twenty (20) days prior to the filing of such registration statement, or such lesser time that is reasonable taking into account the Company’s contractual obligation to file such registration statement. Upon the written request of each Holder given within fifteen (15) days after the giving of such notice by the Company, the Company shall, subject to the provisions of this Section 1.3, cause to be registered under the Securities Act in such registration statement all of the Registrable Securities that each such Holder has requested to be registered.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Regardless of any other provision of this Section 1.3, if the underwriter advises the Company that marketing factors require a reduction in the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first, to the Company and the Person or Persons requesting such registration (if other than the Company) shall be entitled to participate in accordance with the relative priorities, if any, as shall exist among them; and then second, all other holders of securities having the right to include such securities in such registration (including the Holders of the Registrable Securities) shall be entitled to participate pro rata based on the number of shares requested to be sold by such Holders. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The registration expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8 hereof.

1.4. Form S-3 Registration.

Notwithstanding anything in Section 1.2 or Section 1.3 to the contrary, in case the Company shall receive from any Holders of Registrable Common Securities then outstanding or Registrable Preferred Securities then outstanding, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and the Company is then eligible to use Form S-3 for the resale of Registrable Securities, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) promptly effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2.5 million;

(iii) if the Company shall furnish to the Holders a certificate signed by the Company’s chief executive officer or chairman of the Board stating that in the good faith judgment of the Board as evidenced by a resolution by the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, that the Company shall not utilize this right more than once in any twelve-month period; provided further, that this right is cumulative to the right under Section 1.2(c) such that the Company may only defer the filing of a registration statement under Section 1.2(c) or Section 1.4(b)(iii) once in any twelve-month period;

(iv) if the Company has, within the three (3) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to Section 1.3, provided, that any such registration shall be deemed to have been “effected” if the registration statement relating thereto (A) has become or been declared or ordered effective under the Securities Act, and any of the Registrable Securities of the Initiating Holder(s) included in such registration have actually been sold thereunder and (B) has remained effective for a period of at least 180 days; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered promptly after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2 or Section 1.3, respectively.

(d) If the Holders intend to distribute the Registrable Securities covered by their request under this Section 1.4 by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in subsection 1.4(a). The underwriter or underwriters will be selected by the Company, subject to the approval of a majority in interest of the Holders participating in such registration. In such event, the right of any Holder to include Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders participating in the registration and the Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(h)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.4, if the managing underwriter advises the Company and the Holders participating in such underwriting in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder at the time of the filing of the registration statement; provided, however, that the number of shares of Registrable Securities held by Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

1.5. Obligations of the Company.

Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for 180 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, that, in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended, if necessary, to keep the registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of such Registrable Securities, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the SEC as announced from time to time, until the earlier of when (i) the Holders have sold all of such Registrable Securities and (ii) the Holders may sell all of such Registrable Securities on a single day pursuant to Rule 144 promulgated under the Securities Act as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement; provided, that before filing a registration statement, or any amendments or supplements thereto, the Company will furnish to counsel selected by the Holders of the Registrable Securities covered by such registration statement to represent such Holders, copies of all documents proposed to be filed, which documents (other than the documents incorporated by reference therein) will be subject to the review of such counsel.

(c) Furnish to the Holders and any Hedging Counterparty, if any, such numbers of copies of such registration statement, the prospectus included in such registration statement (including each preliminary prospectus, summary prospectus and Free Writing Prospectus), and of each amendment and supplement thereto (in each case including all exhibits filed therewith, including any documents incorporated by reference), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the public sale or other disposition of Registrable Securities owned by such Holder or Hedging Counterparty.

(d) Register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, (ii) subject itself to taxation in any jurisdiction or (iii) in the case of a registration pursuant to Section 1.3, register or qualify such Holder’s Registrable Securities in any jurisdiction where shares to be sold by the Company or any other person initiating such registration are not to be registered or qualified.

(e) Notify each Holder of Registrable Securities covered by such registration statement and any Hedging Counterparty, if applicable, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the Company’s becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder or Hedging Counterparty, prepare and furnish to such Holder and Hedging Counterparty a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such amended or supplemental prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(f) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on any securities exchange on which any shares of the Common Shares are then listed.

(g) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(h) Enter into and perform its obligations under such customary agreements (including an underwriting agreement in customary form), which may include indemnification provisions in favor of underwriters and other persons in addition to, or in substitution for the provisions of Section 1.9 hereof, and take such other actions as sellers of a majority of shares of such Registrable Securities, a Hedging Counterparty, if any, or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities or any Registrable Class Securities in connection with any Hedging Transaction.

(i) Make available for inspection by any seller of such Registrable Securities covered by such registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement, by any Hedging Counterparty, and by any attorney, accountant or other agent retained by any such seller, any such underwriter, or any such Hedging Counterparty all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, Hedging Counterparty, attorney, accountant or agent in connection with such registration statement.

(j) Obtain for delivery to the Holders of Registrable Securities being registered and to the underwriter or agent, and, in connection with a Hedging Transaction, to any Hedging Counterparty, an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such Holders, underwriters or agents and their counsel.

(k) Use commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus relating to such registration statement, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment.

(l) Respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC.

(m) Promptly notify the Holders of Registrable Securities to be sold and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the receipt of any comments from the SEC, (iii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus, (iv) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement, or of any order preventing or suspending the use of any preliminary prospectus relating to such registration statement, or the initiation of any proceedings for such purpose(s), (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the discovery of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in a registration statement, prospectus or any such document so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and, in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate. In the event a registration statement is interfered with by any event of the kind described in clauses (iv) through (vii) of the first sentence of this Section 1.5(m) for more than twenty (20) days, such registration shall not be deemed “effected” for purposes of Section 1.2(d) or Section 1.4(b).

(n) If requested by the managing underwriter or agent or any Holder of Registrable Securities covered by the registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or such Holder reasonably requests to be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such Holder to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment.

(o) Cooperate with the Holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or agent, if any, or such Holders may request.

(p) Cooperate with each seller of Registrable Securities, any Hedging Counterparty, and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority.

(q) With respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to such Holders.

(r) Make all required filings of all Free Writing Prospectuses with the SEC.

Each Holder shall be deemed to have agreed by acquisition of the Registrable Securities that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in clauses (iv) through (vii) of subsection (m) of this Section 1.5, such Holder will forthwith discontinue its disposition of the Registrable Securities pursuant to the Registration Statement relating thereto until Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 1.5 and, if so directed by the Company, will deliver to the Company all copies, other than permanent file copies, then in Holder’s possession of the prospectus relating to the Registrable Securities current at the time of receipt of such notice.

1.6. Registration In Connection With Hedging Transactions.

(a) The Company acknowledges that from time to time a Holder may seek to enter into one or more Hedging Transactions with a Hedging Counterparty. Notwithstanding anything to the contrary provided herein, the Company agrees that, in connection with any proposed Hedging Transaction, if, in the reasonable judgment of counsel to the Holder (after good faith consultation with counsel to the Company), it is necessary or desirable to register under the Securities Act such Hedging Transaction or sales or transfers (whether short or long) of Registrable Class Securities in connection therewith, then the Company shall use its commercially reasonable efforts to take such actions (which may include among other things, the filing of a post-effective amendment to any shelf registration statement to include additional or changed information that is material or is otherwise required to be disclosed, including, without limitation, a description of such Hedging Transaction, the name of the Hedging Counterparty, identification of the Hedging Counterparty or its affiliates as underwriters or potential underwriters, if applicable, or any change to the plan of distribution) as may reasonably be required to register such Hedging Transactions or sales or transfers of Registrable Class Securities in connection therewith under the Securities Act in a manner consistent with the rights and obligations of the Company hereunder with respect to the registration of Registrable Securities.

(b) The Company agrees to include in each prospectus supplement filed in connection with any proposed Hedging Transaction language mutually agreed upon by the Company, the Holder and the Hedging Counterparty describing such Hedging Transaction.

(c) Any information regarding the Hedging Transaction included in a registration statement or prospectus pursuant to this Section 1.6 shall be deemed to be information provided by the Holder selling Registrable Securities pursuant to such registration statement or prospectus for purposes of Section 1.5 of this Agreement.

(d) If in connection with a Hedging Transaction a Hedging Counterparty or any affiliate thereof is (or may be considered) an underwriter or selling securityholder, then it shall be required to provide customary indemnities to the Company regarding itself, the plan of distribution and like matters.

1.7. Furnish Information; Limitation of Obligations.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder as to which a registration is being effected to furnish, that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.8. Expenses of Registrations.

All expenses other than underwriting discounts and commissions incurred in connection with registrations pursuant to this Section 1, including without limitation all registration, filing and qualification fees, printers’ and accounting fees and reasonable fees and disbursements of counsel for the Company and one counsel for the participating Holders, shall be borne by the Company; provided, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 as applicable, if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear all such expenses incurred), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit one demand registration pursuant to Section 1.2.

1.9. Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, their respective affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the partners, officers, directors members, representatives, agents and employees of each Holder, and each such person (collectively, the “Holder Indemnified Parties”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including without limitation any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or (iv) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case to any Holder Indemnified Party for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Holder Indemnified Party under an instrument duly executed by any such Holder Indemnified Party expressly for use in connection with such registration by such Holder; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder Indemnified Party from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder Indemnified Party to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability. For purposes of the last proviso to the immediately preceding sentence, the term “prospectus” shall not be deemed to include the documents, if any, incorporated therein by reference, and no person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls such underwriter within the meaning of the Securities Act, shall be obligated to send or give any supplement or amendment to any document incorporated by reference in any preliminary prospectus or the final prospectus to any person other than a person to whom such underwriter had delivered such incorporated document or documents in response to a written request therefor. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such party and shall survive the transfer of such securities.

(b) To the extent permitted by law, each Holder shall, if shares held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, each underwriter and each other stockholder selling securities under such registration statement against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder expressly for use in connection with such registration; and each Holder shall reimburse any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 1.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such violation; provided, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the written consent of such Holder, which consent shall not be unreasonably withheld; provided further, that the liability of each Holder under this Section 1.9(b) shall be limited to an amount equal to the net proceeds actually received and retained by such Holder in the registered public offering out of which such liability arises, unless such liability arises out of or is based on willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this

Section 1.9 to the extent so prejudiced, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder that is a selling party under this Section 1.9(d) exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10. Rule 144 Reporting.

With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC which may permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use commercially reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon written request: (i) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144 and the Exchange Act; (ii) a copy of the most recent annual or quarterly report of the Company; and (iii) such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

1.11. Assignment of Registration Rights.

A Holder may assign any or all of its rights hereunder (but only with all related obligations) to any person or entity to whom the Holder may transfer or assign its Common Shares or Preferred Shares; provided, that: (i) the Company is, within ten (10) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the terms and conditions of Section 1.13 hereof.

1.12. Limitations on Subsequent Registration Rights.

The Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Common Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant to such holder or prospective holder registration rights superior to or, except with respect to piggyback or incidental registration rights, on parity with those granted under this Section 1.

1.13. Lockup.

(a) Each Holder agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Merger Issuance Shares in any Public Sale, enter into a transaction that would have the same effect, or enter into any Hedging Transaction or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Merger Issuance Shares in a Public Sale, whether any of these transactions are to be settled by delivery of Merger Issuance Shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any Hedging Transaction or other arrangement with respect to any Merger Issuance Shares in any Public Sale during the period from the “Effective Time” (as defined in the Merger Agreement) through the one-year anniversary of the Effective Time (such period, the “Lock-Up Period”); provided, that the restrictions set forth in this Section 1.13(a) shall terminate with respect to 40,000,000 Common Shares six months following the Effective Time with the prior approval of the majority of the independent trust managers of the Board.

(b) The terms of this Section 1.13 shall not, during the Lock-Up Period, restrict any offer, sale, contract to sell, pledge, Hedging Transaction or otherwise disposition of any Merger Issuance Shares in any transaction not directly or indirectly involving a Public Sale; provided, however, that in each such case, the transferred Merger Issuance Shares shall be subject to all of the provisions of this Section 1.13 of this Agreement as though the undersigned Holder were still the Holder of such Merger Issuance Shares; and provided, further, that the transferee must execute and deliver to the Company an agreement stating that the transferee is receiving and holding such Merger Issuance Shares subject to all of the restrictions set forth in this Section 1.13.

(c) The terms of this Section 1.13 shall not prohibit or restrict: (i) any disclosure by any Holder in a Schedule 13D or 13G under the Exchange Act of (x) its beneficial ownership of any Merger Issuance Shares or (y) its general intent to dispose of any Merger Issuance Shares (which stated intent shall not include any specific plan or expectation to dispose of any Merger Issuance Shares, other than the distribution of such shares to the owners of the Holder), subject to its compliance with this Section 1.13, from time to time; or (ii) any Holder from exercising its rights under this Agreement to require the Company to file a registration statement under the Securities Act to register all or any part of the Merger Issuance Shares for resale at any time after the six month anniversary hereof.

(d) Each Holder agrees that its registration rights relating to the Registrable Securities set forth in this Agreement shall be subject to material compliance with the restrictions set forth in this Section 1.13.

1.14. Confidential Information.

Each Holder of Registrable Securities agrees that any information obtained pursuant to this Agreement which the Company identifies to be proprietary to the Company or otherwise confidential will not be disclosed without the prior written consent of the Company. Notwithstanding the foregoing, each Holder of Registrable Securities may disclose such information, on a need to know basis, to their employees, accountants or attorneys (so long as each such person to whom confidential information is disclosed agrees to keep such information confidential) or to the extent required by applicable law, rule, regulation or court order. Each Holder of Registrable Securities further acknowledges, understands and agrees that any confidential information will not be utilized in connection with purchases and/or sales of the Company’s securities except in compliance with applicable state and federal antifraud statutes.

1.15. Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after such time at which all Registrable Securities held by such Holder (and any affiliate of the Holder or other person with whom such Holder must aggregate sales under Rule 144 of the Securities Act) can be sold without restriction (including volume and manner-of-sale restrictions) on a single day without registration in compliance with Rule 144 of the Securities Act (or any similar provision then in effect) and such Holder has received, upon such Holder’s request, an opinion of counsel to the Company to that effect.

2. Representations and Warranties of the Company.

The Company represents and warrants to the Holders as follows:

(a) The Company is duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement have been duly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c) The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder and compliance with the terms hereof do not and will not violate any provision of law, any order of any court or other agency of government, the Company’s declaration of trust or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, and will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

3. Miscellaneous.

3.1. Effectiveness.

This Agreement shall become effective as of the Effective Time (as defined in the Merger Agreement).

3.2. Successors and Assigns.

This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

3.3. Governing Law.

This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

3.4. Counterparts.

This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.5. Notices.

All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the person entitled to receive the notice at the address set forth on Exhibit A hereto, or at such other address as a party may provide by notice to the other.

3.6. Attorneys’ Fees.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7. Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company (with the approval of a majority of the independent trust managers of the Board) and the holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities and the Company.

3.8. Other Agreements.

Neither the Company nor any of its subsidiaries has entered, as of the date hereof, nor shall the Company or any of its subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof.

3.9. Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

3.10. Severability.

The illegality or partial illegality of any of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

3.11. Rules of Construction.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. This Agreement will not be interpreted or construed to require any person to take any action, or fail to take any action, that would violate any applicable Law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

3.12. Entire Agreement.

This Agreement constitutes the entire agreement and all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Company and Urban II have caused this Registration Rights and Lockup Agreement to be signed by its officer thereunto duly authorized, all as of the date first written above.

PMC COMMERCIAL TRUST

By:
Name:
Title:

URBAN PARTNERS II, LLC

By:
Name:
Title:

Exhibit A

Addresses For Notices

PMC COMMERCIAL TRUST

URBAN PARTNERS II, LLC

ANNEX D

[PMC COMMERCIAL TRUST] [or such other name as is adopted]

- and –

CIM SERVICE PROVIDER, LLC

- and –

each of the Subsidiaries that has executed this Agreement on Schedule A hereto

FORM OF MASTER SERVICES AGREEMENT

[                    ], 2013

ARTICLE 1	INTERPRETATION	D-4
1.1	Definitions	D-4
1.2	Headings and Table of Contents	D-9
1.3	Interpretation	D-9
1.4	Actions by the Manager or the Service Recipients	D-10
1.5	Generally Accepted Accounting Principles	D-10
1.6	Invalidity of Provisions	D-10
1.7	Entire Agreement	D-10
1.8	Waiver, Amendment	D-11
1.9	Governing Law	D-11

ARTICLE 2	APPOINTMENT OF THE MANAGER	D-11
2.1	Appointment and Acceptance	D-11
2.2	Subsidiaries	D-11
2.3	Other Manager	D-11
2.4	Subcontracting and Other Arrangements	D-11

ARTICLE 3	SERVICES AND POWERS OF THE MANAGER	D-12
3.1	Base Services	D-12
3.2	Transactional Services	D-13
3.3	Supervision of the Manager’s Activities	D-14
3.4	Restrictions on the Manager	D-14
3.5	Errors and Omissions Insurance	D-15
3.6	No Commingling	D-15

ARTICLE 4	RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS	D-15
4.1	Other Activities	D-15
4.2	Exclusivity	D-15
4.3	Independent Contractor, No Partnership, Joint Venture or Agency	D-15

ARTICLE 5	MANAGEMENT AND EMPLOYEES	D-16
5.1	Management and Employees	D-16
5.2	Compensation Charges	D-16

ARTICLE 6	INFORMATION AND RECORDS	D-17
6.1	Books and Records	D-17
6.2	Access to Information by Manager Group	D-18
6.3	Additional Information	D-18

ARTICLE 7	FEES AND EXPENSES	D-19
7.1	Base Service Fee	D-19
7.2	Computation and Payment of Base Service Fee	D-19
7.3	Failure to Pay When Due	D-19
7.4	Amendment to the Base Fee Amount	D-19
7.5	Expenses	D-19
7.6	Governmental Charges	D-20
7.7	Computation and Payment of Expenses and Governmental Charges	D-21
7.8	Transactional Service Fees	D-21

ARTICLE 8	RESERVED	D-21

ARTICLE 9	REPRESENTATIONS AND WARRANTIES OF THE MANAGER AND THE SERVICE RECIPIENTS	D-21
9.1	Representations and Warranties of the Manager	D-21
9.2	Representations and Warranties of the Service Recipients	D-22

ARTICLE 10	LIABILITY AND INDEMNIFICATION	D-23
10.1	Indemnity	D-23
10.2	Limitation of Liability	D-24

ARTICLE 11	TERM AND TERMINATION	D-24
11.1	Term	D-24
11.2	Termination by the Service Recipients	D-25
11.3	Termination by the Manager	D-25
11.4	Survival Upon Termination	D-26
11.5	Action Upon Termination	D-26
11.6	Release of Money or other Property Upon Written Request	D-26

ARTICLE 12	GENERAL PROVISIONS	D-27
12.1	RESERVED	D-27
12.2	Assignment	D-27
12.3	Inurement	D-27
12.4	Notices	D-27
12.5	Further Assurances	D-28
12.6	Counterparts	D-28
12.7	Counterparts	D-28
12.8	Amendments	D-29
12.9	Independent Members	D-29

MASTER SERVICES AGREEMENT

THIS AGREEMENT made as of the [            ] day of [            ], 2013.

B E T W E E N:

PMC COMMERCIAL TRUST, a Texas real estate investment trust (“PMC Commercial”)

- and –

CIM SERVICE PROVIDER, a Delaware limited liability company (the “CIM Service Provider”)

- and -

each of the Subsidiaries (as defined below)

RECITALS:

A. The Service Recipients (as defined below) directly or indirectly hold interests in real estate, loans, and other assets and will directly or indirectly acquire, from time to time, interests in other real estate, loans, and/or assets; and

B. PMC Commercial and the Subsidiaries (as defined below) wish to engage the CIM Service Provider to provide or arrange for other Service Providers (as defined below) to provide to the Service Recipients certain management and administration services, subject to the terms and conditions of this Agreement, and the CIM Service Provider wishes to accept such engagement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, except where the context otherwise requires, the following terms will have the following meanings:

1.1.1 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by such Person, or is under common Control of a third Person;

1.1.2 “Agreement” means this Master Services Agreement;

1.1.3 “Automatic Renewal Term” has the meaning assigned thereto in Section 11.1.

1.1.4 “Available Cash” means all cash and cash equivalents of the Service Recipients available for distribution by the Service Recipients determined at the sole discretion of the Governing Body of PMC Commercial, which, for greater certainty, (i) may not in all cases equal an amount of cash held by the Service Recipients after the payment of expenses, debt service obligations on any indebtedness and any other expense or reserve for any liability, working capital or capital expenditure and (ii) may include cash that has been borrowed by any of the Service Recipients;

1.1.5 “Base Fee Amount” means an amount equal to $1 million, which amount shall be adjusted for inflation annually beginning on January 1, 2014 at the Inflation Factor;

1.1.6 “Base Services” has the meaning assigned thereto in Section 3.1;

1.1.7 “Base Service Fee” means the Base Service Fee, calculated quarterly in arrears, equal to 25% of the Base Fee Amount;

1.1.8 “Business Day” means a day which is not a Saturday or Sunday and on which banks are open for business in New York, New York;

1.1.9 “Cause” shall mean the commission by Urban GP Manager as the manager of the General Partner of an action, or the omission by Urban GP Manager as the manager of the General Partner to take an action, if such commission or omission constitutes willful misconduct, fraud, willful disregard for Urban GP Manager’s duties to the General Partner, in its capacity as manager of the General Partner, to CIM Partnership or to the Limited Partner in its capacity as limited partner of the CIM Partnership, gross negligence (determined in the context of the Standard of Care), or the conviction of Urban GP Manager or any Principal, who is still Affiliated with Urban GP Manager, of a felony involving moral turpitude or constituting a financial crime or criminal culpability in connection with a securities law violation, or a material breach of the Governing Instruments of the General Partner or CIM Partnership by Urban GP Manager that has not been cured within ten (10) Business Days after notice to Urban GP Manager, with respect to a monetary breach, or thirty (30) Business Days after notice to Urban GP Manager, with respect to a non-monetary breach and, in the case of a commission or omission that constitutes a non-monetary breach of the Governing Instruments of the General Partner or CIM Partnership that cannot be cured, that (i) results in a material detriment to CIM Partnership or the Limited Partner (i.e., causing damages in excess of $500,000) or (ii) is part of a course of conduct which is more than negligibly injurious to CIM Partnership or the Limited Partner; provided, however, that in the event that a non-monetary breach cannot reasonably be cured within thirty (30) days despite Urban GP Manager’s diligent efforts to do so, the cure period for such breach will be extended for up to an additional ninety (90) days, but only for so long as the Urban GP Manager’s efforts to cure such breach remain diligent and continuous. Notwithstanding the fact that a commission or omission that constitutes a material breach of this Agreement that cannot be cured, may not constitute Cause, such determination shall have no effect on any liability which Urban GP Manager may otherwise have with respect to such act or omission.

1.1.10 “CIM Entities” means CIM Service Provider or any of its Affiliates;

1.1.11 “CIM Partnership” means CIM Urban Partners L.P., a Delaware limited partnership;

1.1.12 “CIM Partnership Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of CIM Partnership, dated as of December 22, 2005, as amended.

1.1.13 “CIM Partnership Investment Management Agreement” means that certain Investment Management Agreement dated May 20, 2005 between CIM Partnership, a Delaware limited partnership and CIM Urban REIT Management, LP a California limited partnership.

1.1.14 “CIM Service Provider” has the meaning assigned thereto in the preamble;

1.1.15 “Claims” has the meaning assigned thereto in Section 10.1.1;

1.1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.17 “Compensation Charge” has the meaning assigned thereto in Section 5.2;

1.1.18 “Control” means the control by one Person of another Person in accordance with the following: a Person (“A”) controls another Person (“B”) where A has the power to determine the management and policies of B by contract or status (for example, the status of A being the general partner of B) or by virtue of the beneficial ownership of or control over a majority of the voting interests in B; and, for greater certainty and without limitation, if A owns or has control over shares or other securities to which are attached more than 50% of the votes permitted to be cast in the election of directors to the Governing Body of B, or A is the general partner of B, a limited partnership, then in each case A Controls B for this purpose; and the term “Controlled” has the corresponding meaning;

1.1.19 “Expense Statement” has the meaning assigned thereto in Section 7.7;

1.1.20 “Expenses” has the meaning assigned thereto in Section 7.5.2;

1.1.21 “Fair Market Value” means, with respect to a Share, (i) if such Share is listed on a stock exchange or public quotation system, the Trading Price of such Share, or (ii) if such Share is not listed on a stock exchange or public quotation system, the fair market value of such Share determined by the Governing Body of PMC Commercial;

1.1.22 “General Partner” means the general partner of CIM Partnership.

1.1.23 “Governing Body” means (i) with respect to a corporation, the board of directors of such corporation, (ii) with respect to a limited liability company, the manager(s), director(s) or managing member(s) of such limited liability company, (iii) with respect to a partnership, the board, committee or other body of each general partner or managing partner of such partnership, that serves a similar function (or if any such general partner or managing partner is itself a partnership, the board, committee or other body of such general or managing partner’s general or managing partner that serves a similar function), (iv) with respect to a real estate investment trust, the trustees, directors, trust managers or other body of such real estate investment trust that serves a similar function, and (v) with respect to any other Person, the body of such Person that serves a similar function, and in the case of each of (i) through (iv) includes any committee or other subdivision of such body and any Person to whom such body has delegated any power or authority, including any officer or managing director;

1.1.24 “Governing Instruments” means (i) the declaration of trust and bylaws in the case of a real estate investment trust, (ii) the articles or certificate of incorporation and by-laws in the case of a corporation, (iii) the partnership agreement in the case of a partnership, (iv) the articles or certificate of formation and operating agreement in the case of a limited liability company, (v) the trust instrument in the case of a trust and (vi) any other similar governing document under which an entity was organized, formed or created or operates, including any conflict guidelines or protocols in place from time to time;

1.1.25 “Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

1.1.26 “Governmental Charges” has the meaning assigned thereto in Section 7.6;

1.1.27 “Indemnified Party” has the meaning assigned thereto in Section 10.1.1;

1.1.28 “Indemnifying Party” has the meaning assigned thereto in Section 10.1.1;

1.1.29 “Independent Members” means the members of the Governing Body of PMC Commercial that are (i) “independent” of Manager and its Affiliates in accordance with PMC Commercial’s Governing Instruments and the rules of the Principal Exchange and (ii) disinterested with respect to the applicable matter at hand;

1.1.30 “Inflation Factor” shall mean the annualized rate based on the change in the core CPI (Consumer Price Index—United States—All Urban Consumers—All Items Less Food and Energy (non-seasonally adjusted) (1982-84=100)) (the “Index”) published by the United States Department of Labor, Bureau of Labor Statistics, during the calculation period. If at any time the Index is discontinued, CIM Service Provider will select a substitute index which is nearly equivalent thereto, which substitute index will be subject to the approval of the Independent Members. The Inflation Factor shall be calculated in accordance with the following formula:

(CPIn / CPIo) -1

Where:

CPIn = Consumer Price Index as of January 1 of the current year

CPIo = Consumer Price Index as of January 1of the prior year

1.1.31 “Initial Term” has the meaning assigned thereto in Section 11.1.

1.1.32 “Interest Rate” means, for any day, the rate of interest equal to the overnight U.S. dollar London interbank offered rate on such day, as published in the Wall Street Journal (or if the Wall Street Journal ceases to publish such rates, a similar publication);

1.1.33 “Investment Management Agreement” means an investment management agreement between a Service Recipient and a Service Provider for the provision of external management services entered into pursuant to Section 5.2.4.

1.1.34 “Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law; and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

1.1.35 “Liabilities” has the meaning assigned thereto in Section 10.1.1;

1.1.36 “Limited Partner” means the limited partner of CIM Partnership.

1.1.37 “Manager Change of Control” means an event upon which Shaul Kuba, Richard Ressler and Avi Shemesh (each, a “Principal”) (or any of their heirs), individually or collectively, (i) cease to possess, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the combined voting power of the CIM Service Provider’s then outstanding equity interests, or (ii) cease to possess the power to direct or control, directly or indirectly, the management policies of the Manager, whether through the ownership of beneficial interests, common directors or officers, by contract or otherwise; provided, however, that a

Manager Change of Control shall not be deemed to occur, and cannot occur, from and after a Public Transaction. For the purposes hereof, a “Public Transaction” shall mean (i) an initial public offering (whether a primary offering, a secondary offering or both) of membership units or other equity interests of CIM Service Provider (or any Affiliate thereof) pursuant to a registration statement under the Securities Act or any similar law then in effect pursuant to which the equity interests of the CIM Service Provider (or any Affiliate thereof) become publicly traded securities (or are convertible into publicly traded securities) or (ii) a merger of the CIM Service Provider (or its Affiliate) with and into, or other acquisition of the Manager by, a Person substantially in exchange for publicly traded securities.

1.1.38 “Manager Group” means the Manager and any other Service Providers who are Affiliates of CIM Service Provider (but excluding third party Service Providers);

1.1.39 “Manager” means CIM Service Provider and, subject to Section 2.3, any other Affiliate of CIM Service Provider that is appointed by the CIM Service Provider from time to time to act as a manager pursuant to this Agreement;

1.1.40 “Permit” means any consent, license, approval, registration, permit or other authorization granted by any Governmental Authority;

1.1.41 “Person” means any natural person, real estate investment trust, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, unlimited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, Governmental Authority or other entity however designated or constituted and pronouns have a similarly extended meaning;

1.1.42 “PMC Commercial” has the meaning assigned thereto in the preamble;

1.1.43 “Principal Exchange” means the principal stock exchange or public quotation system (determined on the basis of aggregate trading volume for the prior four months) on which the Shares are listed;

1.1.44 “Quarter” means a calendar quarter ending on the last day of March, June, September or December;

1.1.45 “Regulation FD” means Regulation FD as promulgated by the SEC.

1.1.46 “REIT” means a “real estate investment trust” as defined under the Code.

1.1.47 “SEC” means the United States Securities and Exchange Commission.

1.1.48 “Service Providers” means the Manager, any member of the CIM Entities, and any third party retained by the Manager that the Manager has arranged to provide Services to any Service Recipient;

1.1.49 “Service Recipients” means PMC Commercial and the Subsidiaries;

1.1.50 “Services” shall mean either or both of the Base Services and the Transactional Services, as the context requires;

1.1.51 “Shares” means the shares of common beneficial interest of PMC Commercial;

1.1.52 “Special Subsidiary” shall mean any of First Western SBLC, Inc., a Florida corporation, PMC Investment Corporation, a Florida corporation, Western Financial Capital Corporation, a Florida corporation, or any of their direct or indirect subsidiaries;

1.1.53 “Standard of Care” means in managing the affairs of CIM Partnership, and in its dealings with the Limited Partner, except as expressly provided in the CIM Partnership Agreement, Urban GP Manager as the manager of the General Partner of CIM Partnership shall owe the same fiduciary duty to the Limited Partner as a general partner owes each other partner in a general partnership under the laws of the State of Delaware, including: a duty of loyalty, which requires Urban GP Manager to carry out its responsibilities under the CIM Partnership Agreement with loyalty, honesty, good faith, and fairness toward CIM Partnership and the Limited Partner. Furthermore, Urban GP Manager shall invest CIM Partnership’s assets and exercise all of its powers and duties under the CIM Partnership Agreement in accordance with a degree of diligence, prudence and care that a prudent person exercises with respect to his or her own assets.

1.1.54 “Subsidiary” means any Person in which PMC Commercial owns a direct or indirect interest. Subject to Section 12.5 hereof, any Person who becomes a Subsidiary after the date of this Agreement shall execute a joinder to this Agreement; however, each Subsidiary shall be bound by the terms of this Agreement regardless of whether a joinder is executed for such Subsidiary;

1.1.55 “Third Party Claim” has the meaning assigned thereto in Section 10.1.2;

1.1.56 “Trading Price” means, in any Quarter, with respect to any Share that is listed on a stock exchange or public quotation system, the volume-weighted average trading price of such Share on the Principal Exchange for the five trading days ending on the last trading day of such Quarter; provided that where the Trading Price of such Share is calculated in any currency other than U.S. dollars, such amount will be converted to U.S. dollars for purposes of this Agreement in accordance with the applicable exchange rate, as determined by the Manager acting reasonably;

1.1.57 “Transactional Service” has the meaning set forth in Section 3.2; and

1.1.58 “Transaction Fee” has the meaning set forth in Section 7.8.

1.1.59 “Urban GP Manager” has the meaning set forth in Section 5.2.3.

1.2 Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and will not affect the construction or interpretation hereof.

1.3 Interpretation

In this Agreement, unless the context otherwise requires:

1.3.1 words importing the singular will include the plural and vice versa, words importing gender will include all genders or the neuter, and words importing the neuter will include all genders;

1.3.2 the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

1.3.3 references to any Person include such Person’s successors and permitted assigns;

1.3.4 except as otherwise provided in this Agreement, any reference in this Agreement to a statute, regulation, policy, rule or instrument will include, and will be deemed to be a reference also to, all rules and regulations made under such statute, in the case of a statute, to all amendments made to such statute, regulation, policy, rule or instrument, and to any statute, regulation, policy, rule or instrument that may be passed which has the effect of supplementing or superseding the statute, regulation, policy, rule or instrument so referred to;

1.3.5 any reference to this Agreement or any other agreement, document or instrument will be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been, or may from time to time be, amended, varied, replaced, amended and restated, supplemented or otherwise modified;

1.3.6 in the event that any day on which any amount is to be determined or any action is required to be taken hereunder is not a Business Day, then such amount will be determined or such action will be required to be taken at or before the requisite time on the next succeeding day that is a Business Day; and

1.3.7 except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in U.S. currency.

1.4 Actions by the Manager or the Service Recipients

Unless the context requires otherwise, where the consent of or a determination is required by any Manager or Service Recipient hereunder, the parties will be entitled to conclusively rely upon it having been given or taken, as applicable, if, such Manager or Service Recipient, as applicable, has communicated the same in writing.

1.5 Generally Accepted Accounting Principles

In this Agreement, references to “generally accepted accounting principles” mean the generally accepted accounting principles used by PMC Commercial in preparing its financial statements from time to time.

1.6 Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect. The parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

1.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement hereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement hereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8 Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

1.9 Governing Law

This Agreement will be governed by and interpreted and enforced in accordance with the laws of the state of Delaware. Each party irrevocably attorns and submits to the non-exclusive jurisdiction of the New York courts situated in New York, New York and waives objection to the venue of any proceeding in such court or any argument that such court provides an inconvenient forum.

ARTICLE 2

APPOINTMENT OF THE MANAGER

2.1 Appointment and Acceptance

2.1.1 Subject to and in accordance with the terms, conditions and limitations in this Agreement, the Service Recipients hereby appoint the Manager to provide or arrange for other Service Providers (including third parties retained on Manager’s behalf) to provide the Services to the Service Recipients. This appointment will be subject to each Service Recipient’s Governing Body’s supervision of the Manager and obligation to manage and control the affairs of such Service Recipient.

2.1.2 The Manager hereby accepts the appointment provided for in Section 2.1.1 and agrees to act in such capacity and to provide or arrange for other Service Providers to provide the Services to the Service Recipients upon the terms, conditions and limitations in this Agreement.

2.2 Subsidiaries

Subject to Section 12.5 hereof, the parties acknowledge that any Subsidiary that is not a party to this Agreement will execute a joinder of this Agreement agreeing to be bound by the terms of this Agreement; however, each Subsidiary shall be bound by the terms of this Agreement regardless of whether a joinder is executed for such Subsidiary.

2.3 Other Manager

The Manager may, from time to time, appoint an Affiliate of CIM Service Provider to act as a new Manager under this Agreement, effective upon the execution of a joinder agreement by the new Manager in the form set forth on Schedule B hereto.

2.4 Subcontracting and Other Arrangements

The Manager may subcontract to any other Service Provider or any of its other Affiliates, or arrange for the provision of any or all of the Services to be provided by it under this Agreement by any other Service Provider or any other of its Affiliates, and the Service Recipients hereby consent to any such subcontracting or arrangement; provided that the Manager will remain responsible to the Service Recipients for any Services provided by such other Service Provider or Affiliate.

ARTICLE 3

SERVICES AND POWERS OF THE MANAGER

3.1 Base Services

The Manager will provide or arrange for the provision by other Service Providers of, and will have the exclusive power and authority to provide or arrange for the provision by other Service Providers of, the following services (the “Base Services”) to the Service Recipients, for a fee as set forth in Article 7:

3.1.1 The non-exclusive right to make recommendations to the applicable nominating committee for members of PMC Commercial’s Governing Body;

3.1.2 providing overall strategic advice to PMC Commercial including advising with respect to the expansion of their business into new markets;

3.1.3 recommending suitable candidates to serve on the Governing Bodies of the Service Recipients (other than PMC Commercial);

3.1.4 making recommendations to the appropriate Governing Body with respect to the exercise of any voting rights to which the Service Recipients are entitled;

3.1.5 making recommendations to the PMC Governing Body with respect to the payment of dividends by PMC Commercial or any other distributions by the Service Recipients;

3.1.6 making recommendations to the PMC Governing Body with respect to individuals to carry out the functions of the principal executive, accounting and financial officers for PMC Commercial;

3.1.7 providing qualified individuals to act as senior officers of the Service Recipients as agreed from time to time, subject to the approval of the relevant Governing Body;

3.1.8 engaging and supervising, on PMC Commercial’s behalf and at PMC Commercial’s expense, independent contractors, including Affiliates of CIM Service Provider, that provide investment banking, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including transfer agent and registrar services) as may be required relating to PMC Commercial’s operations and investments (or potential investments);

3.1.9 advising PMC Commercial as to its capital structure and capital raising activities;

3.1.10 advising PMC Commercial regarding marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote PMC Commercial’s business;

3.1.11 providing all such other strategic planning services as may from time to time be deemed reasonably related to the above-listed Base Services as determined by the Manager; and

3.1.12 performing such other services as may be required from time to time for management and other activities relating to PMC Commercial’s properties and business, as its Governing Body shall reasonably request and the Manager shall deem appropriate under the particular circumstance.

To the extent that a service could be considered both a Base Service and a Transactional Service, such service shall be considered a Transactional Service.

3.2 Transactional Services

In the event that any Service Recipient would otherwise retain a third-party to perform any of the following “Transactional Services”, the Manager may elect, in its sole discretion, to provide, or have a Service Provider provide, such Transactional Service, for a fee to be approved by the Independent Members and determined pursuant to Section 7.8:

3.2.1 Identifying, recommending, negotiating terms, transacting and closing on acquisitions and dispositions of assets or businesses;

3.2.2 Overseeing, coordinating and executing on capital transactions for the Service Recipients whether in the form of debt, equity, preferred equity, bonds, debentures, or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with the communications support in connection therewith;

3.2.3 Securing, negotiating, structuring, working-out, amending and closing property level debt and other financing;

3.2.4 Identifying and securing Co-Investment or Joint Venture Partner equity for specific transactions;

3.2.5 Property management services;

3.2.6 Development and construction management services;

3.2.7 Leasing services;

3.2.8 Lending services and the origination of loans to third party borrowers;

3.2.9 Overseeing and assisting with the implementation of internal management at any Subsidiary as set forth in Section 5.2.4;

3.2.10 Obtaining insurance for Service Recipients and/or their properties;

3.2.11 Human resource services including, without limitation, payroll, payroll taxes, and benefits (including retirement benefits);

3.2.12 Accounting services; and

3.2.13 Activities related to the servicing of individual, or a portfolio, of loans due from third party borrowers.

The parties hereto agree that in the event any Service Recipient requires any other service for which a Service Recipient would otherwise need to retain a third party to perform, Manager or its affiliate shall have the right to perform such service as a Transactional Service. The fees and other terms and conditions under which the Transactional Service is to be rendered must be embodied in a written contract executed and delivered before the Transactional Service is to be rendered. For the avoidance of doubt, the Transactional Services are separate and apart from and are not duplicative of the services that are required to be provided under the CIM Partnership Investment Management Agreement, and notwithstanding anything to the contrary otherwise contained in this Agreement any services that are required to be provided under the CIM Partnership Investment Management Agreement cannot be performed under this Agreement as Transactional Services.

3.3 Supervision of the Manager’s Activities

Notwithstanding anything to the contrary otherwise contained herein, (i) the Manager will, at all times, be subject to the supervision of the relevant Service Recipient’s Governing Body, and (ii) no provision of this Agreement shall be construed as limiting the power and authority of each Service Recipient’s Governing Body to manage the business and affairs of such Service Recipient.

3.4 Restrictions on the Manager

3.4.1 The Manager represents and warrants that it is familiar with the provisions of the Code applicable to REITs. The Manager shall refrain (and shall cause each other Service Provider to refrain) from taking any action that, in their good faith judgment, and each Service Providers shall be entitled to rely on the advice of counsel and tax advisors in making such good faith judgment, would adversely and materially affect the qualification of PMC Commercial as a REIT under the Code (or its ability to satisfy the asset, income, diversity of ownership and other requirements set forth in Section 856, et seq. of the Code), would result in PMC Commercial being required to pay any taxes (or other sums) under Sections 856(c)(7), 857(b)(5), 857(b)(6), 857(f), 860(c) or 4981 of the Code or would adversely affect its status as an entity excluded from investment company status under the Investment Company Act of 1940, as amended. This Section 3.4.1 will only apply to the extent that PMC’s Governing Body intends that PMC continue to qualify as a REIT.

3.4.2 In performing its duties under this Agreement, each Service Provider will be entitled to rely in good faith on qualified experts, professionals and other agents (including on accountants, appraisers, consultants, legal counsel and other, professional advisors) and will be permitted to rely in good faith upon the direction of the applicable Governing Body to evidence any approvals or authorizations that are required under this Agreement. All references in this Agreement to the Service Recipients or Governing Body for the purposes of instructions, approvals and requests to the Manager will refer to the Governing Body.

3.4.3 The Manager acknowledges receipt of PMC Commercial’s Code of Business Conduct and Ethics (the “Code of Conduct”) and agrees to require such persons who provide services to PMC Commercial to comply with such Code of Conduct in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Code of Conduct.

3.4.4 CIM Service Provider, at its sole cost and expense, shall maintain any required registration of CIM Service Provider or any Affiliates with the SEC under the Investment Advisers Act of 1940, as amended. CIM Service Provider, at PMC Commercial’s cost and expense, shall maintain any required registration of CIM Service Provider or any Affiliates with any state securities authority in any state in which CIM Service Provider or its Affiliates is required to be registered as an investment adviser under applicable securities Laws solely as a result of CIM Service Provider’s or such Affiliate’s provision of Services under this Agreement. In the event that CIM Service Provider or any such Affiliate is required to register and maintain any such registration under applicable securities Laws as a result of rendering services to third parties, the cost of such registration and maintenance shall be fairly and reasonably allocated between PMC Commercial and its Subsidiaries and such third parties.

3.4.5 The Manager will, and will cause any other Service Provider to, refrain from knowingly taking any action that is not in compliance with or would violate any Laws or that otherwise would not be permitted by the applicable Governing Instruments of the Service Recipients in performing the Services. If any Manager or any Service Provider is instructed to take any action that it believes is not in compliance with Section 3.4.1 or applicable Laws by the applicable Governing Body, such person will promptly notify such Governing Body of its judgment that such action would not comply with Section 3.4.1 or violate any such Laws or otherwise would not be permitted by such Governing Instrument, and shall not be obligated to take such action.

3.5 Errors and Omissions Insurance

The Manager will, and will cause, any other Service Provider to, at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by Persons performing functions that are similar to those performed by the Service Providers under this Agreement and in an amount which is comparable to that which is customarily maintained by such other Persons. Such insurance shall name PMC Commercial as an additional insured.

3.6 No Commingling

As necessary, the Manager shall establish and maintain one or more separate bank accounts in the name of a Service Recipient at a reputable bank or other financial institution. No funds of PMC Commercial or any Subsidiary shall be commingled with the funds of any other Person nor shall such funds be employed by the Manager or any Service Provider as compensating balances other than in respect of the relevant Service Recipient’s borrowings. The Manager shall from time to time render appropriate accountings of such collections and payments to PMC Commercial’s Governing Body and, upon request, to the auditors of PMC Commercial or any of its Subsidiaries.

ARTICLE 4

RELATIONSHIP BETWEEN THE MANAGER AND THE SERVICE RECIPIENTS

4.1 Other Activities

Nothing in this Agreement shall (i) prevent the Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group), from engaging in other businesses or from rendering services of any kind to any other person or entity, including, without limitation, investing in, or rendering advisory service to others investing in, any type of investments or other real estate investments (including, without limitation, investments that meet the principal investment objectives of PMC Commercial or its Subsidiaries), whether or not the investment objectives or policies of any such other person or entity are similar to those of PMC Commercial or its Subsidiaries, or (ii) in any way bind or restrict Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group)from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager Group (or any Affiliate, director, officer, member, partner, shareholder or employee of any member of the Manager Group) may be acting. The Manager Group has an allocation policy and procedure in place, and the Service Providers shall operate in compliance with such allocation policy and procedure, as it may be amended from time to time.

4.2 Exclusivity

The Service Recipients will not, during the term of this Agreement, engage any other Person to provide any services comparable to the Base Services or the services under an Investment Management Agreement without the prior written consent of the Manager.

4.3 Independent Contractor, No Partnership, Joint Venture or Agency

The parties acknowledge that the Manager is providing or arranging for the provision of the Services hereunder as independent contractors and that the Service Recipients and the Manager are not partners or joint venturers with or agents of each other, and nothing herein will be construed so as to make them partners, joint venturers or agents or impose any liability as such on any of them as a result of this Agreement; provided however that nothing herein will be construed so as to prohibit the Service Recipients and the Manager from embarking upon an investment together as partners, joint venturers or in any other manner whatsoever.

ARTICLE 5

MANAGEMENT AND EMPLOYEES

5.1 Management and Employees

5.1.1 The Manager will arrange, or will arrange for Service Provider to arrange, for such qualified personnel and support staff to be available to carry out the Services. Such personnel and support staff will devote such of their time to the provision of the Services to the Service Recipients as the relevant member of the Manager Group reasonably deems necessary and appropriate in order to fulfill its obligations hereunder. Such personnel and support staff need not have as their primary responsibility the provision of the Services to the Service Recipients or be dedicated exclusively to the provision of the Services to the Service Recipients.

5.1.2 Each of the Service Recipients will do all things reasonably necessary on its part as requested by any member of the Manager Group consistent with the terms of this Agreement to enable the members of the Manager Group to fulfill their obligations, covenants and responsibilities and to exercise their rights pursuant to this Agreement, including making available to the Manager Group, and granting the Manager Group access to, the employees and contractors of the Service Recipients as any member of the Manager Group may from time to time request.

5.2 Compensation Charges

5.2.1 The parties acknowledge and agree that it may be desirable for employees and other personnel of any member of the Service Recipients or the CIM Entities to provide services not included in the Services to a member of the other group. In these cases, all or a portion of the compensation (including cash, options or other security-based compensation) paid or payable to employees or other personnel who devote a portion of their time to the provision of services to the other group may be allocated to a member of such other group (a “Compensation Charge”).

5.2.2 At the end of each calendar year, PMC Commercial and Manager agree to negotiate in good faith the terms of any Compensation Charge in respect of that calendar year; provided that the amount of any Compensation Charge allocated to a member of the Service Recipients must be approved by the Independent Members.

5.2.3 Management of CIM Partnership

PMC Commercial hereby agrees to appoint a member of the CIM Entities, as designated by the CIM Entities, as the manager (the “Urban GP Manager”) of the General Partner. The parties hereto agree that subject to the limitations set forth in the Governing Instruments of CIM Partnership and the General Partner (i) the Urban GP Manager shall have the power and authority to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (x) the General Partner and (y) CIM Partnership, and (ii) if Cause shall exist with respect to CIM Partnership then the Independent Members or, subject to the terms of the Governing Instruments of PMC Commercial, the PMC Commercial shareholders, shall have the right to call a special meeting of the PMC Commercial shareholders for the purpose of voting on the removal of Urban GP Manager as the manager of the General Partner and the holders of at least sixty-six and two thirds percent (66 2/3%) of the outstanding shares of PMC Commercial (excluding for this purpose any shares held by the Manager Group and their Affiliates, except to the extent set forth in the immediately following sentence), may remove Urban GP Manager as the manager of the General Partner and the Independent Members shall appoint a replacement manager of the General Partner. Notwithstanding the foregoing, CIM Urban REIT, LLC shall have the right to vote any shares of PMC Commercial that it owns with respect to any vote held to remove Urban GP Manager as the manager of the General Partner; provided, however, if any such removal vote is held after the second anniversary of this Agreement, CIM Urban REIT, LLC shall obtain voting instructions from each of its remaining Class A Members (excluding any Class A Members that are part of the Manager Group or Affiliates of the Manager Group) with respect to voting the shares beneficially owned by such Class A Member and CIM Urban REIT, LLC shall vote the number of shares beneficially owned by each such Class A Member as so instructed by such Class A Member. The Urban GP Manager may also be removed as the manager of the General Partner in the event the Urban GP Manager dissolves, makes a general assignment for the benefit of creditors, institutes bankruptcy proceedings, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency.

5.2.4 Management of New Businesses

The Manager may develop plans and recommend new business opportunities to the PMC Governing Body for its approval. For each new business recommended by the Manager, the parties hereto agree that the Manager shall recommend for the approval of the PMC Commercial Governing Body whether each new Subsidiary or Subsidiaries comprising such new business shall be internally managed or externally managed (and if externally managed, the Person who shall be the external Manager and the terms of the applicable Investment Management Agreement); provided, however, that if the proposed external manager shall be a Service Provider, the decision to make such Subsidiary externally managed and the terms of the applicable Investment Management Agreement must be approved by the Independent Members. If the Subsidiary shall be internally managed, a Service Provider shall oversee the hiring of personnel and the implementation of internal management at any Subsidiary as a Transactional Service.

ARTICLE 6

INFORMATION AND RECORDS

6.1 Books and Records; Confidentiality

(a) The Manager Group shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of PMC Commercial or any Subsidiary at any time during normal business hours. In addition, the Manager Group will make available to the Service Recipients or their authorized representatives such financial and operating data in respect of the performance of the Services under this Agreement as may be in existence and as the Service Recipients or their authorized representatives may from time to time reasonably request, including for the purposes of conducting any audit in respect of expenses of the Service Recipients or other matters necessary or advisable to be audited in order to conduct an audit of the financial affairs of the Service Recipients. The Manager Group shall keep confidential any and all non-public information, written or oral, obtained by them in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of their duties under this Agreement or disclose Confidential information, in whole or in part, to any Person other than (i) to their Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of PMC Commercial’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of PMC Commercial, or filings with the Principal Exchange or other applicable securities exchanges or markets, or disclosure or presentations to PMC Commercial’s investors (subject to compliance with Regulation FD), (iv) to governmental officials having jurisdiction over PMC Commercial, (v) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of PMC Commercial. The Manager agrees to inform each of their Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential information in accordance with the terms hereof.

(b) Nothing herein shall prevent any Manager Permitted Disclosure Party from disclosing Confidential information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide PMC Commercial with prompt written notice of such order, request or demand so that PMC Commercial may seek, at its sole expense, an appropriate protective order and for waive the Manager Permitted Disclosure Party compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager Permitted Disclosure Party is required to disclose Confidential Information, the Manager Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager Permitted Disclosure Party agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(c) Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Manager, (B) is released in writing by PMC Commercial to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to PMC Commercial, or (C) is obtained by the Manager from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 6.1 shall survive the expiration or earlier termination of this Agreement.

6.2 Access to Information by Manager Group

6.2.1 The Service Recipients will, as necessary to provide the Services:

6.2.1.1 grant, or cause to be granted, to the Manager Group full access to all documentation and information, including all of the books, records, documents and financial and operating data of the Service Recipients necessary in order for the Manager Group to perform its obligations, covenants and responsibilities pursuant to the terms hereof and to enable the Manager Group to provide the Services; and

6.2.1.2 provide, or cause to be provided, all documentation and information as may be reasonably requested by any member of the Manager Group, and promptly notify the appropriate member of the Manager Group of any material facts or information of which the Service Recipients are aware, including any known, pending or threatened suits, actions, claims, proceedings or orders by or against any member of the Service Recipients before any Governmental Authority, that may affect the performance of the obligations, covenants or responsibilities of the Manager Group pursuant to this Agreement, including the maintenance of proper financial records.

6.3 Additional Information

The parties acknowledge and agree that conducting the activities and providing the Services contemplated herein may have the incidental effect of providing additional information which may be utilized with respect to, or may augment the value of, business interests and related assets in which any Service Provider or any of its Affiliates has an interest and that, subject to compliance with this Agreement, none of the Service Providers or any of their respective Affiliates will be liable to account to the Service Recipients with respect to such activities or results; provided, however, that the relevant Service Provider will not (and will cause its Affiliates not to), in making any use of such additional information, do so in any manner that the relevant Service Provider or any of its Affiliates knows, or ought reasonably to know, would cause or result in a breach of any confidentiality provision of agreements to which any Service Recipient is a party or is bound.

ARTICLE 7

FEES AND EXPENSES

7.1 Base Service Fee

7.1.1 The Service Recipients hereby agree to pay as provided by this Article 7, during the term of this Agreement, the Base Service Fee, quarterly in arrears. The Base Service Fee will accrue commencing on the date hereof and will be pro-rated based on the number of days during the first Quarter in which this Agreement is in effect.

7.2 Computation and Payment of Base Service Fee

7.2.1 The Manager or another Service Provider will compute each installment and allocation of the Base Service Fee as soon as practicable, but in any event no later than five Business Days, following the end of the Quarter with respect to which such installment is payable. Payment of the Base Service Fee for any Quarter (whether in cash, Shares, or any combination of the foregoing) will be due and payable no later than the 45th day following the end of such Quarter.

7.2.2 For any Quarter in which the Independent Members determines that the Service Recipients have insufficient Available Cash to pay the Base Service Fee as well as the next regular distribution on Shares, the Service Recipients may elect to pay all or a portion of the Base Service Fee payable in such Quarter in Shares, provided that any such election will be made within 45 days following the end of the applicable Quarter. If the Service Recipients elect to pay all or a portion of the Base Service Fee in Shares, PMC Commercial will issue, and the applicable Manager hereby agrees to acquire, Shares equal to the portion of the Base Service Fee elected to be paid in Shares divided by the Fair Market Value of a Share on the date the Service Recipients make such election (provided that no fractional Shares will be issued, and such number will be rounded down to the nearest whole number with the remainder payable to the Manager in cash). In such case, PMC Commercial shall apply such payment against the subscription price for such Shares.

7.2.3 If the Service Recipients elect to pay all or any portion of the Base Service Fee for any Quarter in Shares, the Service Recipients will take or cause to be taken all appropriate action to issue such Shares including any action required to ensure that such Shares are issued in accordance with applicable Laws and listed on any applicable stock exchanges and public quotation systems.

7.3 Failure to Pay When Due

Any amount payable by any Service Recipient to any member of the Manager Group hereunder which is not remitted when so due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts (both before and after judgment) at a rate per annum equal to the Interest Rate.

7.4 Amendment to the Base Fee Amount

The parties acknowledge and agree that it may be desirable to increase or reduce the Base Fee Amount from time to time. The Base Fee Amount may be increased or reduced from time to time with the mutual approval of the Independent Members and CIM Service Provider.

7.5 Expenses

7.5.1 The Manager acknowledges and agrees that the Service Recipients will not be required to reimburse any member of the Manager Group for the salaries and other remuneration of the management, personnel or support staff who provide the Base Services to such Service Recipients or overhead for such persons, other than as contemplated by Section 7.5.2. Subject to Section 7.5.2, no member of the Manager Group shall be reimbursed for any costs and expenses relating to the general operation of such member’s business, including administrative expenses, office expenses, insurance of the Manager Group and their employees, rent, and all or any part of any member of the Manager Group’s travel expenses and legal expenses that are not directly incurred in the course of the business, and for the benefit of the Service Recipients.

7.5.2 Each of the Service Recipients will reimburse the relevant member of the Manager Group for all direct expenses and out-of-pocket fees, costs and expenses, including those of any third party (other than those contemplated by Section 7.5.1) (“Expenses”), incurred by the relevant member of the Manager Group in connection with the provision of the Base Services. Such Expenses are expected to include, among other things:

7.5.2.1 the cost of any insurance required to be obtained by the Service Providers under this Agreement, including without limitation, pursuant to Section 3.5;

7.5.2.2 all insurance costs incurred in connection with the operation of PMC Commercial’s or any of its Subsidiaries’ business, including, without limitation, any costs to obtain liability or other insurance to indemnify the Manager, the Service Providers and underwriters of any securities of PMC Commercial, but excluding the costs attributable to the insurance that the Manager elects to carry for itself and its personnel;

7.5.2.3 fees, costs and expenses incurred in connection with the general administration of any Service Recipient;

7.5.2.4 taxes, licenses and other statutory fees or penalties levied against or in respect of a Service Recipient in respect of Services;

7.5.2.5 amounts owed by the relevant member of the Manager Group under indemnification, contribution or similar arrangements;

7.5.2.6 any other fees, costs and expenses incurred by the relevant member of the Manager Group that are reasonably necessary for the performance by the relevant member of the Manager Group of its duties and functions under this Agreement; and

7.5.2.7 direct expenses of the Manager Group allocable to the provision of the Services, including without limitation, accounting expenses and information technology expenses associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Service Recipients.

7.6 Governmental Charges

Without limiting Section 7.5, the Service Recipients will pay or reimburse the relevant member of the Manager Group for all sales taxes, use taxes, value added taxes, goods and services taxes, harmonized sales taxes, withholding taxes or other similar taxes, customs duties or other governmental charges (“Governmental Charges”) that are levied or imposed by any Governmental Authority by reason of this Agreement or the fees or other amounts payable hereunder, except for any income taxes, corporation taxes, capital taxes or other similar taxes payable by any member of the Manager Group which are personal to such member of the Manager Group. Any failure by the Manager Group to collect monies on account of these Governmental Charges will not constitute a waiver of the right to do so.

7.7 Computation and Payment of Expenses and Governmental Charges

From time to time the Manager will, or will cause the other Service Providers to, prepare statements (each an “Expense Statement”) documenting the Expenses and Governmental Charges to be reimbursed by the Service Recipients pursuant to this Article 7 and will deliver such statements to the relevant Service Recipient. All Expenses and Governmental Charges reimbursable pursuant to this Article 7 will be reimbursed by the relevant Service Recipient no later than the date which is 30 days after the receipt of an Expense Statement. The provisions of this Section 7.7 will survive the termination of this Agreement.

7.8 Transactional Service Fees

In connection with the provision of a Transactional Service, in addition to the Base Service Fee, the applicable Service Recipients shall pay to the applicable Service Providers a “Transaction Fee” equal to the fair market rate charged by similar quality service providers providing similar services in the same geographic market and are generally at least as favorable to the Service Recipient as the terms available in an arm’s-length transaction with a third party; provided, however, that the Service Provider may agree to accept a lower fee, in its sole discretion. The Transaction Fee shall be due at such times as is market for the applicable Transactional Service. The Transaction Fee for property management, leasing brokerage and development management services will not exceed the limits set forth on Schedule B to the CIM Partnership Agreement, as the same may be amended from time to time with the approval of the Independent Members to add Transactional Services and the related Transaction Fees thereto or to modify the amount of any Transaction Fee set forth thereon (the “Approved Transaction Fee Services”). Except for any agreement that provides for the provision of Approved Transaction Fee Services, without the approval of the Independent Members, the Service Recipients and the Manager Group will not enter into or amend any individual agreement which obligates the Service Recipients to pay, in the aggregate, Transaction Fees in excess of $500,000 per calendar year. At each quarterly meeting of the PMC Commercial Governing Body, the Manager shall provide the PMC Commercial Governing Body with a schedule of all arrangements for Transactional Services (excluding Approved Transaction Fee Services) entered into during the prior quarter, which summary shall identify the agreement and the parties thereto, summarize the Transactional Services provided thereunder and the Transaction Fee payable thereunder. Following the review and consideration by the Governing Body of PMC Commercial, if the Independent Members determines that any Transaction Fees that are payable or that have been paid by the Service Recipients do not meet the standard set forth in the first sentence of this Section 7.8, the Independent Members and the Manager shall negotiate in good faith the proper fee.

ARTICLE 8

RESERVED

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

OF THE MANAGER AND THE SERVICE RECIPIENTS

9.1 Representations and Warranties of the Manager

The Manager hereby represents and warrants to the Service Recipients that:

9.1.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.1.2 it, or another Service Provider, holds such Permits necessary to perform its obligations hereunder and is not aware of any reason why such Permits might be cancelled;

9.1.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.1.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.1.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, as applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which it or any of its properties or assets may be bound;

9.1.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.1.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

9.2 Representations and Warranties of the Service Recipients

Each of the Service Recipients (or, as applicable, its general partner on its behalf) hereby represents and warrants to the Manager that:

9.2.1 it (and, as applicable, its general partner) is validly organized and existing under the Laws governing its formation and existence;

9.2.2 it holds such Permits necessary to own and operate the assets that it directly or indirectly owns or operates from time to time and is not aware of any reason why such Permits might be cancelled;

9.2.3 it (or, as applicable, its general partner on its behalf) has the power, capacity and authority to enter into this Agreement and to perform its duties and obligations hereunder;

9.2.4 it (or, as applicable, its general partner) has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

9.2.5 the execution and delivery of this Agreement by it (or, as applicable, its general partner on its behalf) and the performance by it of its obligations hereunder do not and will not contravene, breach or result in any default under its Governing Instruments (or, if applicable, the Governing Instruments of its general partner), or under any mortgage, lease, agreement or other legally binding instrument, Permit or applicable Law to which it is a party or by which any of its properties or assets may be bound;

9.2.6 no authorization, consent or approval, or filing with or notice to any Person is required in connection with the execution, delivery or performance by it (or, as applicable, its general partner on its behalf) of this Agreement; and

9.2.7 this Agreement constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization and other laws of general application limiting the enforcement of creditors’ rights and remedies generally; and (ii) general principles of equity, including standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity.

ARTICLE 10

LIABILITY AND INDEMNIFICATION

10.1 Indemnity

10.1.1 The Service Recipients (for the purposes of this Article 10, each a “Recipient Indemnifying Party”) hereby jointly and severally agree, to the fullest extent permitted by applicable Laws, to indemnify and hold harmless each member of the Manager Group, any of its Affiliates (other than any member of the PMC Commercial Group) and any directors, officers, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing (each, a “Manager Indemnified Party”) from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) (“Liabilities”) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a Governmental Authority or otherwise or in connection with the business, investments and activities of the Service Recipients or in respect of or arising from this Agreement or the Services provided hereunder (“Claims”), including any Claims arising on account of the Governmental Charges contemplated by Section 7.6; provided that no Manager Indemnified Party will be so indemnified with respect to any Claim to the extent that such Claim resulted from such Manager Indemnified Party’s fraud, willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a material breach of the terms of this Agreement. Such determination shall be made by the Independent Members; provided, however, that if there is a good-faith dispute as to whether such standard has been met (which shall be determined in the good-faith judgment of the Independent Members), the Manager Indemnified Party shall be entitled to indemnification unless it is finally determined by a final and non-appealable judgment entered by a court of competent jurisdiction, or pursuant to a settlement agreement agreed to by such Manager Indemnified Party, that such Manager Indemnified Party did not meet such standard.

10.1.2 Each member of the Manager Group (for the purposes of this Article 10, each a “Manager Indemnifying Party”; a Manager Indemnifying Party and a Recipient Indemnifying Party are each sometimes referred to herein as an “Indemnifying Party”) shall, jointly and severally, to the fullest extent permitted by applicable Laws, reimburse, indemnify and hold harmless the Service Recipients, and their trust managers, directors, officers, agents, members, partners, shareholders, employees and other representatives (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Recipient Indemnified Party are each sometimes referred to herein as an “Indemnified Party”) of and from any and all Liabilities in respect of or arising from (i) any acts or omissions of the Manager constituting willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a breach of the terms of this Agreement, or (ii) any Claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

10.1.3 The Manager and the Service Recipients agree that if any action, suit, investigation, proceeding or Claim is made or brought by any third party with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third Party Claim”), the Indemnified Party will have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel, as well as the reasonable costs (excluding an amount reimbursed to such Indemnified Party for the time spent in connection therewith) and out of pocket expenses incurred in connection therewith will be paid by the Indemnifying Party in such case, as incurred but subject to recoupment by the Indemnifying Party if ultimately it is not liable to pay indemnification hereunder.

10.1.4 The Manager and the Service Recipients agree that, promptly after the receipt of notice of the commencement of any Third Party Claim, the Indemnified Party in such case will notify the Indemnifying Party in writing of the commencement of such Third Party Claim (provided that any accidental failure to provide any such notice will not prejudice the right of any such Indemnified Party hereunder) and, throughout the course of such Third Party Claim, such Indemnified Party will use its best efforts to provide copies of all relevant documentation to such Indemnifying Party and will keep the Indemnifying Party apprised of the progress thereof and will discuss with the Indemnifying Party all significant actions proposed.

10.1.5 The parties hereto expressly acknowledge and agree that the right to indemnity provided in this Section 10.1 will be in addition to and not in derogation of any other liability which the Indemnifying Party in any particular case may have or of any other right to indemnity or contribution which any Indemnified Party may have by statute or otherwise at law.

10.1.6 The indemnities provided in this Section 10.1 will survive the completion of Services rendered under, or any termination or purported termination of, this Agreement.

10.2 Limitation of Liability

10.2.1 The Manager assumes no responsibility under this Agreement other than to render the Services in good faith and will not be responsible for any action of a Service Recipient’s Governing Body in following or declining to follow any advice or recommendations of the relevant Service Provider, including as set forth in Section 3.3 hereof.

10.2.2 The Service Recipients hereby agree that no Indemnified Party will be liable to a Service Recipient, a Service Recipient’s Governing Body (including, for greater certainty, a director or officer of a Service Recipient or another individual with similar function or capacity) or any security holder or partner of a Service Recipient for any Liabilities that may occur as a result of any acts or omissions by the Indemnified Party pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting fraud, willful misconduct, gross negligence or any violation of any Federal or state securities law or any other intentional or criminal wrongdoing or a breach of the terms of this Agreement.

10.2.3 The maximum amount of the aggregate liability of the Indemnified Parties pursuant to this Agreement will be equal to the Base Fee Amount and Transaction Fees (excluding Transaction Fees paid with respect to property management, leasing brokerage and development management services) previously paid in respect of the Services pursuant to this Agreement in the two most recent calendar years by the Service Recipients.

10.2.4 For the avoidance of doubt, the provisions of this Section 10.2 will survive the completion of the Services rendered under, or any termination or purported termination of, this Agreement. For the avoidance of doubt, the limitations on liability set forth in this Section 10.2 do not apply to any liability that any member of the Manager Group may have pursuant to the CIM Partnership Investment Management Agreement, the CIM Partnership Agreement, or any other agreement.

ARTICLE 11

TERM AND TERMINATION

11.1 Term

This Agreement will continue in full force and effect, until December 31, 2018 (the “Initial Term”) unless terminated in accordance with the terms hereof. After the Initial Term, this Agreement shall be renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless PMC Commercial or the Manager terminate this Agreement in accordance with Section 11.2 or Section 11.3, as applicable.

11.2 Termination by the Service Recipients

11.2.1 The Independent Members may, subject to Section 11.2.3, terminate this Agreement effective upon 30 days’ prior written notice of termination to the Manager without payment of any termination fee if:

11.2.1.1 the Manager defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Service Recipients and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Manager provides reasonable evidence to the Service Recipients that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Service Recipients, acting reasonably, for the Manager to remedy the same;

11.2.1.2 the Manager engages in any act of fraud, misappropriation of funds or embezzlement against any Service Recipient that results in material harm to the Service Recipients;

11.2.1.3 the Manager acts, or fails to act, in a manner constituting gross negligence, willful misconduct or reckless disregard in the performance of its obligations under this Agreement, in each case that results in material harm to the Service Recipients;

11.2.1.4 a Manager Change of Control occurs that the Independent Members determines is materially detrimental to the Service Recipients as a whole; or

11.2.1.5 the Manager dissolves or makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.2.2 This Agreement may be terminated by the mutual agreement of the Independent Members and the Manager.

11.2.3 Each of the Service Recipients hereby agrees and confirms that this Agreement may not be terminated due solely to the poor performance or underperformance of any of the Service Recipient’s operations or any investment made by any member of the Service Recipients on the recommendation of any member of the Manager Group.

11.3 Termination by the Manager

11.3.1 The Manager may terminate this Agreement effective upon written notice of termination to the Service Recipients without payment of any termination fee if:

11.3.1.1 any Service Recipient defaults in the performance or observance of any material term, condition or agreement contained in this Agreement in a manner that results in material harm to the Manager and such default continues for a period of 60 days after written notice thereof specifying such default and requesting that the same be remedied in such 60-day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 60-day period and if, within such period, the Service Recipients provide reasonable evidence to the Manager that they have commenced, and thereafter proceed with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period will be extended for a reasonable period satisfactory to the Manager, acting reasonably, for the Service Recipients to remedy the same; or

11.3.1.2 any Service Recipient makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.

11.4 Survival Upon Termination

If this Agreement is terminated pursuant to this Article 11, such termination will be without any further liability or obligation of any party hereto, except as provided in Section 6.1, Section 6.3, Section 7.3, Section 7.7, Article 10, Section 11.5 and Section 11.6.

11.5 Action Upon Termination

11.5.1 From and after the effective date of the termination of this Agreement, the Manager will not be entitled to receive the Base Service Fee for further Services under this Agreement, but will be paid all compensation accruing to and including the date of termination (or acquisition).

11.5.2 Upon any termination of this Agreement, the Manager will forthwith:

11.5.2.1 after deducting any accrued compensation and reimbursements for any Expenses to which it is then entitled, pay over to the Service Recipients all money collected and held for the account of the Service Recipients pursuant to this Agreement;

11.5.2.2 deliver to the Service Recipients’ Governing Bodies a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Governing Bodies with respect to the Service Recipients;

11.5.2.3 deliver to the Service Recipients’ Governing Bodies all property and documents of the Service Recipients then in the custody of the Manager Group; and

11.5.2.4 cooperate with PMC Commercial and the Subsidiaries in executing an orderly transition of the management of PMC Commercial’s consolidated assets to PMC Commercial or a new manager.

11.6 Release of Money or other Property Upon Written Request

The Manager hereby agrees that any money or other property of the Service Recipients or their Subsidiaries held by the Manager Group under this Agreement will be held by the relevant member of the Manager Group as custodian for such Person, and the relevant member of the Manager Group’s records will be appropriately marked clearly to reflect the ownership of such money or other property by such Person. Upon the receipt by the Manager of a written request signed by a duly authorized representative of a Service Recipient requesting the Manager to release to the Service Recipient any money or other property then held by the Manager for the account of such Service Recipient under this Agreement, the Manager will release such money or other property to the Service Recipient within a reasonable period of time, but in no event later than 30 business days following such request. Upon delivery of such money or other property to the Service Recipient, the Manager will not be liable to any Service Recipient, a Service Recipient’s Governing Body or any other Person for any acts performed or omissions to act by a Service Recipient in connection with the money or other property released to the Service Recipient in accordance with the second sentence of this Section 11.6. Each Service Recipient will indemnify and hold harmless the relevant member of the Manager Group, any of its Affiliates (other than any member of the PMC Commercial Group) and any directors, officers, agents, subcontractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any and all Liabilities which arise in connection with the relevant member of the Manager Group’s proper release of such money or other property to the Service Recipient in accordance with the terms of this Section 11.6. Indemnification pursuant to this provision will be in addition to any right of such Persons to indemnification under Section 10.1 hereof. For the avoidance of doubt, the provisions of this Section 11.6 will survive termination of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 RESERVED

12.2 Assignment

12.2.1 This Agreement will not be assigned by the Manager without the prior written consent of PMC Commercial, except in the case of assignment by the Manager to an Affiliate or to a Person that is its successor by merger or acquisition of the business of the Manager Group in which case the Affiliate or successor will be bound under this Agreement and by the terms of the assignment in the same manner as such Manager is bound under this Agreement, and such Manager will be fully and forever released from all obligations arising under this Agreement other than those obligations that have arisen prior to such assignment taking effect. In addition, provided that the Manager provides prior written notice to the Service Recipients for informational purposes only, nothing contained in this Agreement will preclude any pledge, hypothecation or other transfer or assignment of any of the Manager’s rights under this Agreement, including any amounts payable to the Manager under this Agreement, to a bona fide lender as security; provided, however, that the foreclosure of any such pledge shall be treated as a material breach by the Manager of this Agreement. In addition, nothing contained in this Section 12.2.1 will affect the Manager’s ability to enter into subcontracting and other arrangements pursuant to Section 2.4.

12.2.2 This Agreement will not be assigned by any of the Service Recipients without the prior written consent of the Manager, except in the case of assignment by a Service Recipient to a Person that is its successor by merger or acquisition of the business of the Service Recipient, in which case the successor will be bound under this Agreement and by the terms of the assignment in the same manner as the Service Recipient is bound under this Agreement, and, in each case, such Service Recipient will be fully and forever released from all obligations arising under this Agreement other than those obligations that have arisen prior to such assignment taking effect.

12.2.3 Any purported assignment of this Agreement in violation of this Section 12.2 will be null and void.

12.3 Inurement

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.4 Notices

Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by prepaid first-class mail, by facsimile, by e-mail or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, will be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile, by e-mail or other means of electronic communication with confirmation of transmission without notation of error, will be deemed to have been received on the Business Day following the sending, or if delivered by hand will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock¬out or otherwise, notices or other communications will be delivered by hand or sent by facsimile or other means of electronic communication and will be deemed to have been received in accordance with this section. Notices and other communications will be addressed as follows:

12.4.1 if to PMC Commercial:

[                ]

Attention: [                ]

12.4.2 if to the CIM Service Provider:

[                ]

Attention: [                ]

12.4.3 if to any new Manager appointed pursuant to Section 2.3, at the address listed in the joinder agreement executed by the new Manager

12.4.4 if to any of the Subsidiaries, at the applicable address listed on Schedule A hereto or to such other addresses as a party may from time to time notify the others in accordance with this Section 12.4.

12.5 Governmental Authority

Notwithstanding anything to the contrary otherwise contained in this Agreement, if the execution and delivery of this Agreement or the performance by any Special Subsidiary of its obligations hereunder would contravene, breach, conflict with or violate any requirement of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its assets, such Special Subsidiary shall not be required to execute and shall not otherwise be bound or subject to the terms of this Agreement.

12.6 Further Assurances

Each of the parties hereto will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

12.7 Counterparts

This Agreement may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

12.8 Amendments

This Agreement, nor any terms hereof, may not be amended, supplemented or modified in any respect except in an instrument in writing duly executed by the parties hereto and with the approval of the Independent Members.

12.9 Independent Members

The Independent Members shall have the right to enforce the indemnification obligations of the Manager with respect to the Service Providers under Article X hereof on behalf of the Service Recipients and the termination rights of the Service Recipients under Section 11.2 on behalf of the Service Recipients. For the avoidance of doubt, the Independent Members shall have the right to engage advisors, including without limitation, legal and financial advisors, at the expense of the Service Recipients, to assist the members of the Independent Members in exercising its rights and satisfying its obligations under this Agreement.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

PMC Commercial:

PMC Commercial Trust, a Texas real estate investment trust

By:
Name:
Title:

CIM SERVICE PROVIDER:

CIM Service Provider, LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule A

Joinder of Subsidiaries to Master Services Agreement

IN WITNESS WHEREOF the Subsidiaries have executed this Agreement as of the day and year first above written.

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

[NAME]

By:
Name:
Title:

Joinder

This Joinder is attached hereto and made a part of the foregoing Agreement and all terms capitalized but not defined herein shall have the respective meanings given to them in the Agreement. The undersigned Subsidiary hereby executes this Joinder as of the date set forth below for the purposes of acknowledging and agreeing that it is a Subsidiary subject to the terms of the Agreement.

Date:

[NAME]

By:
Name:
Title:

Schedule B

JOINDER TO MASTER SERVICES AGREEMENT

THIS JOINDER to the Master Services Agreement dated as of [                    ], 2013 among PMC Commercial Trust (“PMC Commercial”), CIM Service Provider, LLC (“CIM Service Provider”), and the Subsidiaries (the “Master Services Agreement”) is made and entered into as of this                     day of                     , by                     a [corporation/partnership/limited partnership] governed by the laws of                     (the “New Manager”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Master Services Agreement.

RECITALS:

A. The Master Services Agreement provides that the Manager may, from time to time, appoint an Affiliate of CIM Service Provider to act as a new Manager under that agreement;

B. The New Manager is an Affiliate of CIM Service Provider; and

C. The Manager wishes to appoint the New Manager to act as a new Manager under the Master Services Agreement and the New Manager wishes to accept such appointment.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Joinder and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Agreement to be Bound. The New Manager hereby agrees that upon execution of this Joinder, it shall become a party to the Master Services Agreement and acknowledges that it is fully bound by, and subject to, all of the covenants, representations, terms and conditions of the Manager under the Master Services Agreement.

2. Successors and Assigns. Any purported assignment of this Joinder in violation of section 12.2 of the Master Services Agreement will be null and void.

3. Inurement. This Joinder will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

4. Notices. Notices and other communications to the New Manager will be addressed as follows:

5. Counterparts. This Joinder may be signed in counterparts and each of such counterparts will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.

6. Governing Law. This Joinder will be governed by and interpreted and enforced in accordance with the laws of the State of Delaware.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF the parties have executed this Joinder to the Master Services Agreement as of the day and year first above written.

CIM Service Provider, LLC, a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

ANNEX E

[LETTERHEAD OF SANDLER O’ NEILL + PARTNERS, L.P.]

July 8, 2013

Board of Trust Managers

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

Ladies and Gentlemen:

PMC Commercial Trust (“PMC Commercial”), Southfork Merger Sub, LLC, (“Southfork”), CIM Urban REIT, LLC (“CIM REIT”) and CIM Merger Sub LLC (“CIM Merger Sub”) have entered into an agreement and plan of merger, dated as of July 8, 2013 (the “Agreement”) pursuant to which CIM Merger Sub shall be merged with and into Southfork and the separate corporate existence of CIM Merger Sub shall thereupon cease and Southfork shall be the successor or surviving entity in the merger (together with the related transactions provided for in the Agreement and the annexes, agreements and other documents referenced therein, the “Merger”). Prior to the effective time of the Merger (as defined in the Agreement, the “Effective Time”), CIM REIT will contribute to CIM Merger Sub all of its limited partnership interests in CIM Urban Partners L.P. (“CIM Urban”), and PMC Commercial will contribute all of its assets and the capital stock of its other subsidiaries to Southfork. Pursuant to the terms of the Agreement, at the Effective Time each equity interest of CIM Merger Sub issued and outstanding immediately prior to the Merger shall be cancelled and shall be converted automatically into 22,000,003 validly issued, fully paid and nonassessable PMC Commercial common shares, par value $0.01 per share (“PMC Commercial Common Shares”), and 65,028,571 validly issued, fully paid and nonassessable PMC Commercial convertible cumulative preferred shares, par value $0.01 per share (“PMC Commercial Preferred Shares” and together with the PMC Commercial Common Shares, the “Share Consideration”). Immediately prior to the Effective Time, PMC Commercial shall declare a dividend payable to each shareholder of record as of the close of business on the last business day prior to the Effective Time in an amount equal to the sum of (i) $5.50 per PMC Commercial Common Share (but in no event in the aggregate more than $58,280,000), plus (ii) the portion of PMC Commercial’s regularly quarterly dividend not in excess of $0.125 per PMC Commercial Common Share, accrued pro rata through the last business day prior to the Effective Time, plus (iii) any dividends attributable to the exercise of any option to purchase PMC Commercial Common Shares prior to the Effective Time (the “Closing Dividend” and together with the Share Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to PMC Commercial and PMC Commercial’s shareholders.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of REITs and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain financial statements and other historical financial information of PMC Commercial that we deemed relevant; (iii) certain financial statements and other historical financial information of CIM Urban and its affiliates that we deemed relevant; (iv) internal financial projections for PMC Commercial for the years ending December 31, 2013 through December 31, 2015 as provided by senior management of PMC Commercial; (v) internal financial projections for CIM Urban for the years ending December 31, 2013 through December 31, 2014 as provided by senior management of CIM Group LLC (together with its affiliates, “CIM Group”); (vi) other financial information, such as major lease agreements, investment memoranda, capital expenditure budgets and straight-line lease analyses for CIM Urban, as provided by senior management of CIM Group; (vii) the pro forma financial impact of the Merger on the combined entity based on assumptions relating to transaction expenses, projected increases in leverage, and other synergies as determined by the senior management of PMC Commercial and CIM Group; (viii) a comparison of certain financial and other information for PMC Commercial and CIM Urban with similar publicly available information for certain other REITs, the securities of which are publicly traded; (ix) the terms and structures of other recent merger and acquisition transactions in the REIT sector; (x) the current market environment generally and in the REIT sector in particular; (xi) the current and historical market prices and trading activity for PMC Commercial Common Shares; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of PMC Commercial the business, financial condition, results of operations and prospects of PMC Commercial and held similar discussions with senior management of CIM Group regarding the business, financial condition, results of operations and prospects of CIM Urban.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by PMC Commercial and CIM Group or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. The respective managements of PMC Commercial and CIM Group confirmed to us that such managements were not aware of any facts at the time of delivery of such information that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of PMC Commercial and CIM REIT or any of their respective subsidiaries. We did not make an independent evaluation of the value of the assets to be contributed by CIM REIT to the combined entity.

With respect to the internal projections for PMC Commercial and CIM REIT used in our analyses, the respective senior managements of PMC Commercial and CIM Group confirmed to us that such projections reflected the best then currently available estimates and judgments of the future financial performance of PMC Commercial and CIM REIT, respectively. With respect to the transaction expenses, projected increases in leverage, and other synergies determined by the senior managements of PMC Commercial and CIM Group, such managements confirmed that they reflected the best then currently available estimates of those managements. We express no opinion as to such earnings estimates, growth rates and other estimates or the assumptions on which they are based, as contained in such internal projections. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of PMC Commercial and CIM Urban since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct in all material respects, that each party to the agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements are not waived. We were not asked to and we do not express any opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as financial advisor to PMC Commercial’s Board of Trust Managers in connection with the Merger and will receive a fee for our services, all of which is contingent upon consummation of the Merger. We will also receive a fee for this fairness opinion at the time it is rendered, which shall be credited against the fee payable to us upon consummation of the Merger. PMC Commercial has also agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may actively trade the securities of PMC Commercial or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We render no opinion as to the trading value of PMC Commercial common stock at any time.

This letter is directed to the Board of Trust Managers of PMC Commercial in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of PMC Commercial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to PMC Commercial and the holders of PMC Commercial Common Shares and does not address the underlying business decision of PMC Commercial to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for PMC Commercial, or the effect of any other transaction in which PMC Commercial might engage. This opinion shall not be reproduced or used for any other purposes without Sandler O’Neill’s prior written consent, such consent not to be unreasonably withheld; provided however that Sandler O’Neill hereby consents to the reproduction of this opinion in the proxy statement/prospectus, and any amendments thereto, to be filed with the Securities and Exchange Commission and delivered in connection with the Merger. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by PMC Commercial’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of PMC Commercial, if any.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to PMC Commercial and the holders of PMC Commercial Common Shares.

Very truly yours,

/s/ Sandler O’Neill + Partners, L.P.

ANNEX F

PROPOSED ARTICLES OF INCORPORATION

of

The undersigned, acting as an incorporator, does hereby adopt the following Articles of Incorporation for the purpose of forming a business corporation in the State of Maryland, pursuant to provisions of the Maryland General Corporation Law. These Articles of Incorporation, as may be amended, supplemented or restated from time to time, are referred to as “Charter.”

ARTICLE I

INCORPORATOR

The undersigned, PMC Commercial Trust, whose address is 17950 Preston Road, Suite 600, Dallas, Texas 75252, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (hereinafter, the “Corporation”) is                                         .

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

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ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF

THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be seven, which number may be increased or decreased only by the Board of Directors pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the current directors who shall serve until the next annual meeting of stockholders and their successors are duly elected and qualify or they are replaced in accordance with applicable law, are:

Richard S. Ressler

Avraham Shemesh

Shaul Kuba

Kelly Eppich

[                                             ]

[                                             ]

[                                             ]

Section 5.2 Vacancies. Subject to the rights of holders of any class or series of stock hereafter classified or reclassified to elect one or more directors voting separately as a class, the Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director so elected by the Board of Directors to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and such director’s successor is duly elected and qualifies. The Corporation elects, at such time as it becomes eligible under Section 3-802 of the MGCL, to make the election provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock hereafter classified or reclassified, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and such director’s successor is duly elected and qualifies. No decrease in the number of directors constituting the Board of Directors shall affect the tenure of office of any director. Whenever the holders of any one or more classes or series of stock of the Corporation shall have the right to elect one or more directors voting separately as a class, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in Section 5.1 above or in accordance with the Bylaws. Notwithstanding the foregoing, and except as may otherwise be required by applicable law, whenever the holders of any class or series of stock of the Corporation shall have the right to elect one or more directors voting separately as a class, the director or directors so elected by such holders shall serve for the remainder of the full term of the directorship in which such vacancy occurred and each such director’s successor is duly elected and qualifies.

Section 5.3 Removal of Directors. Subject to the rights of holders of any class or series of stock hereafter classified or reclassified to elect one or more directors voting separately as a class (which director or directors may only be removed by the holders of such class or series of stock in accordance with the terms and conditions of such class or series of stock and applicable law), any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors.

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Section 5.4 Extraordinary Actions. Except as specifically provided in Section 5.3 (relating to removal of directors) and in Article VIII (relating to certain amendments of the Charter, including amendments to Article VII (relating to restrictions on transfer and ownership of shares) and Section 5.7 (relating to indemnification) hereof), notwithstanding any provision of law requiring any action to be taken, approved or authorized by the stockholders by a greater proportion of votes of all classes or of any class or series of stock entitled to be cast on the matter, any such action shall be effective and valid if declared advisable by the Board of Directors and taken, approved or authorized by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

Section 5.5 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

Section 5.6 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of any class or series of stock hereafter classified or reclassified in accordance with Section 6.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or any other security or right of the Corporation that it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.7 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation (or a predecessor thereof the existence of which ceased upon consummation of a merger, consolidation or other transaction with the Corporation) for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation (or a predecessor thereof the existence of which ceased upon consummation of a merger, consolidation or other transaction with the Corporation) in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast thereon or special legal counsel appointed by the Board of Directors. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Section 5.7 in respect of any act or omission that occurred prior to such amendment or repeal.

Section 5.8 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the

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payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.9 REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall take such actions as it determines necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 5.10 Management Agreements. The Board of Directors may engage a Manager or Managers to advise the Board of Directors and be responsible for directing the day-to-day affairs of the Corporation pursuant to a written agreement (a “Management Agreement”). The approval of any Management Agreement and the renewal or termination thereof shall require the affirmative vote of a majority of the Board of Directors.

Section 5.11 Powers. The enumeration and definition of particular powers of the Board of Directors included in this Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the MGCL as now or hereinafter in effect.

ARTICLE VI

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue One Billion (1,000,000,000) shares of stock, $0.001 par value per share, consisting of Nine Hundred Million (900,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”), and One Hundred Million (100,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is One Million and 00/100 Dollars ($1,000,000.00). If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors, and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

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Section 6.2 Common Stock. The following is a description of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption, as applicable, of the Common Stock of the Corporation:

Section 6.2.1 Voting Powers. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote and, except as may otherwise be specified in the terms of any class or series of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of Common Stock. Shares of Common Stock shall not have cumulative voting rights.

Section 6.2.2 Distributions or Dividends. Subject to the provisions of law, the Charter and Bylaws of the Corporation and any rights or preferences as to dividends of any class or series of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, if applicable.

Section 6.2.3 Rights Upon Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class or series of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

Section 6.2.4 Classification or Reclassification of Common Stock. The Board of Directors may classify any unissued shares of Common Stock of any class or series thereof and reclassify any previously classified but unissued shares of Common Stock from time to time into one or more classes or series of stock (including, without limitation or obligation, into shares of Preferred Stock or any class or series thereof).

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series thereof from time to time, into one or more classes or series of stock (including, without limitation or obligation, into shares of Common Stock or any class or series thereof).

Section 6.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of stock of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including the ability to grant exclusive voting rights on a Charter amendment that would alter the contract rights, as expressly set forth in the Charter, only of the specified class or series of stock), restrictions, including without limitation, restrictions as to transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 6.5 Charter and Bylaws. The rights of all stockholders and the terms of all stock (whether set forth herein or as hereinafter set forth in articles supplementary or any amendment or restatement of the Charter) are subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power to adopt, amend, alter or repeal any provision of the Bylaws and to make new Bylaws. The stockholders of the Corporation shall not have the power to make, adopt, amend, alter or repeal any provision of the Bylaws.

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Section 6.6 Stock Certificates. The Corporation shall not be obligated to issue certificates representing shares of its stock. At the time of issue or transfer of shares of stock that are not represented by certificates, the Corporation shall provide the stockholder with such information as may be required under the MGCL and the Maryland Uniform Commercial Code—Investment Securities of the Annotated Code of Maryland.

Section 6.7 Written Consent of Stockholders. Any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the unanimous consent of stockholders entitled to vote thereon given in writing or by electronic transmission.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of these Articles of Incorporation, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean nine and eight-tenths percent (9.8%) in value or in the number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of Capital Stock, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes. The value and number of the outstanding shares of Capital Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) and Section 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any Charitable Trust provided for in Section 7.3.1.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean nine and eight-tenths percent (9.8%) in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of Common Stock of the Corporation excluding any outstanding shares of Common Stock not treated as outstanding for federal income tax purposes. The number and value of the outstanding shares of Common Stock

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of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.6.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Charter or the Board of Directors pursuant to Section 7.2.6 and subject to adjustment pursuant to Section 7.2.7, the percentage limit established for an Excepted Holder by the Charter or the Board of Directors pursuant to Section 7.2.6.

Initial Date. The term “Initial Date” shall mean the effective date of the merger of PMC Commercial Trust, a Texas real estate investment trust company with and into the Corporation or such other date as determined by the Board of Directors in its sole discretion.

Manager. The term “Manager” means a Person engaged by the Corporation pursuant to a Management Agreement (as that term is defined in Section 5.10) to advise the Board of Directors and be responsible for directing day-to-day business affairs of the Corporation, including any Person to which the Person so engaged subcontracts substantially all such functions.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of

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Capital Stock in violation of the provisions of Section 7.2.1(a). If appropriate in the context, “Prohibited Owner” shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.9 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date but subject to Section 7.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) Except as provided in Section 7.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) No person shall Transfer shares of Capital Stock to the extent that such Transfer would result in the Capital Stock being beneficially owned by fewer than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(iv) Except as provided in Section 7.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(v) Except as provided in Section 7.2.6 hereof, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause any independent contractor of the Corporation to not be treated as such under Section 856(d)(3) of the Code.

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(vi) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT.

(b) Transfer in Trust. If any Transfer of shares of Capital Stock (or any other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i), (ii), (iii), (iv), (v) or (vi),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii), (iii), (iv), (v) or (vi) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares of Capital Stock; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii), (iii), (iv), (v) or (vi), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i), (ii), (iii), (iv), (v) or (vi) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems advisable, in its sole discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have Beneficially Owned or Constructively Owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and until the Restriction Termination Date:

(a) Every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in value of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class or series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and

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(b) Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide promptly to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.

Section 7.2.5 Remedies Not Limited. Subject to Section 5.9 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

Section 7.2.6 Exceptions.

(a) The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit or the restrictions under 7.2.1(a)(iv) and (v), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.

(b) Prior to granting any exception pursuant to Section 7.2.6(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 7.2.1(a)(ii), (iv), (v) and (vi), an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or private resale of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or resale of such Capital Stock, and provided that the restrictions contained in Section 7.2.1(a) will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.

Section 7.2.7 Change in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit; provided, however, that a decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit will not be effective for any Person whose Beneficial Ownership or Constructive Ownership of Capital Stock is in excess of such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit until such time as such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock equals or falls below the decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit, but until such time as such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock falls below such decreased Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit any further acquisition or increase in Beneficial Ownership or Constructive Ownership of Capital Stock will be in violation of the Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit and/or Aggregate Stock Ownership Limit would not allow five or fewer Persons (taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Capital Stock.

Section 7.2.8 Legend. Each certificate for shares of Capital Stock shall bear a legend summarizing the provisions of this Article VII. Instead of such legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

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Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

Section 7.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the

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extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 7.4 Stock Market Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 7.7 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1 of this Article VII, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make, adopt, amend, alter or repeal any provision contained in the Charter, now or hereafter authorized by law, including any amendment (by merger, consolidation or otherwise) altering the terms or contract rights as expressly set forth in the Charter of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for amendments to Section 5.3, Section 5.7, Article VII or the next sentence of the Charter and except for those amendments permitted to be made without stockholder approval

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under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.3, Section 5.7, Article VII or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law as in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

[Signature Page Follows]

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IN WITNESS WHEREOF, PMC COMMERCIAL TRUST has caused the foregoing Articles of Incorporation to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this [    ] day of [                    ], 2013.

PMC COMMERCIAL TRUST

By:
[ ] Chief Executive Officer

ATTEST

By:
[ ] Secretary

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ANNEX G

PROPOSED BYLAWS

of

ARTICLE I

OFFICES

Section 1. PRINCIPAL OFFICE. The principal office of                                         . (the “Corporation”) in the State of Maryland shall be located at such place designated as the principal office in the charter of the Corporation (the “Charter”) or as the Board of Directors may designate from time to time in accordance with Maryland law.

Section 2. ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office within or outside the State of Maryland, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set by the Board of Directors and stated in the notice of the meeting or the Board of Directors may determine that the meeting not be held at any place but instead be held by means of remote communication.

Section 2. ANNUAL MEETING. An annual meeting of the stockholders for the election of Directors and the transaction of any business within the powers of the Corporation shall be held on a date and at the time set by the Board of Directors each year, or in the absence of such determination, the annual meeting of the stockholders shall be held on the second Monday in the month of May at 2:00 p.m., Eastern Time, in each year if a Business Day. Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate acts.

Section 3. SPECIAL MEETINGS.

(a) General. The chairman of the Board of Directors, the president, the chief executive officer or the Board of Directors may call a special meeting of the stockholders. Subject to subsection (b) of this Section 3, a special meeting of the stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting. Except as provided in paragraph (4) of subsection (b) of this Section 3, any special meeting shall be held at such place and/or via remote communication as set in accordance with these Bylaws and at such date and time as may be designated by the chairman of the Board of Directors, president, chief executive officer or Board of Directors, whoever has called the meeting. In fixing a date and time for any special meeting, the chairman of the Board of Directors, president, chief executive officer or Board of Directors may consider such factors as he, she or it deems relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.

(b) Stockholder Requested Special Meetings.

(1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary of the Corporation (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth in detail the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent), shall set forth each matter proposed to be acted upon at the meeting and shall set forth all information relating to each such stockholder that must be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede, and shall not be more than, ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which the Record Date Request Notice is received by the secretary.

(2) In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority (the “Special Meeting Percentage”) of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Request”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth in detail the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), the class, series and number of all shares of stock of the Corporation which are owned by each such stockholder and the name and address of the nominee holder for, and class, series and number of, shares owned by such stockholder beneficially but not of record, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within sixty (60) days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3) The secretary shall inform the requesting stockholders of the reasonably estimated costs of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment from such requesting stockholder of such reasonably estimated costs prior to the preparation and mailing or delivery of such notice of the meeting (including the Corporation’s proxy materials).

(4) In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder Requested Meeting”), such meeting shall be held at such place or via remote communication and such date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten (10) days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder Requested Meeting, then such meeting shall be held at 2:00 p.m. local time on the ninetieth (90th) day after the Meeting Record Date or, if such ninetieth (90th) day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place or the means of remote communication for a Stockholder Requested Meeting within ten (10) days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Corporation. In the case of any Stockholder Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the thirtieth (30th) day after the Delivery Date shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of subsection (b) of this Section 3.

(5) If written revocations of requests for the special meeting have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting to the secretary, the secretary shall: (i) if the notice of meeting has not already been delivered, refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for the special meeting, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting written notice of any revocation of a request for the special meeting and written notice of the secretary’s intention to revoke the notice of the meeting, revoke the notice of the meeting at any time before ten (10) days before the commencement of the meeting. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6) The chairman of the Board of Directors, the chief executive officer, the president or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections (who may be the transfer agent for shares of the Corporation, or an affiliate thereof) to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the secretary until the earlier of (i) ten (10) Business Days after receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such ten (10) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7) For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

Section 4. NOTICE. Not less than ten (10) nor more than ninety (90) days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting written or electronically transmitted notice stating (a) the time and place, if any, of the meeting, (b) the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting and (c) in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called. Notice of any annual or special meeting of stockholders shall be deemed given to a stockholder when it is delivered by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, or by transmitting it to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. Any notice of an annual or special meeting given by the Corporation to the stockholders is effective if given by a single notice, in writing or by electronic transmission, to all stockholders who share an address, unless the Corporation has received a request from a stockholder in writing or by electronic transmission that a single notice not be given.

Subject to subsection (a) of Section 11 of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute or the Charter to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.

Section 5. ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment, by the chairman of the Board of Directors or, in the case of a vacancy in the office or absence of the chairman of the Board of Directors, by one of the following officers present at the meeting: the vice chairman of the Board of Directors, if there be one, the president, the vice presidents in their order of rank and seniority, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary, or, in the secretary’s absence, an assistant secretary, or in the absence of both the secretary and assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of the stockholders, an assistant secretary, or in the absence of assistant secretaries, an individual appointed by the Board of Directors or, in the absence of such appointment, an individual appointed by the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of such chairman, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies or other such individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments by participants; (e) determining when the polls should be opened and closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; and (h) concluding the meeting or recessing or adjourning the meeting to a later date and time and place or means of remote communication announced at the meeting. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 6. QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the Charter for the vote necessary for the adoption of any measure. If, however, such quorum shall not be present at any meeting of the stockholders, the chairman of the meeting shall have the power to adjourn the meeting from time to time to a date not more than one hundred twenty (120) days after the original record date without notice other than announcement at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and convened, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 7. VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a Director. Each share may be voted for as many individuals as there are Directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter of the Corporation. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Section 8. PROXIES. A stockholder may cast the votes entitled to be cast by the shares of stock owned of record by the stockholder in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date, unless otherwise provided in the proxy.

Section 9. VOTING OF SHARES BY CERTAIN HOLDERS. Shares of stock of the Corporation registered in the name of a corporation, partnership, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, a general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such shares pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such shares. Any fiduciary may vote shares of stock registered in his or her name as such fiduciary, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or closing of the stock transfer books within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the stockholder of record of the specified shares of stock in place of the stockholder who makes the certification.

Section 10. INSPECTORS. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more individual inspectors or one or more entities that designate individuals as inspectors to act at the meeting or any adjournment or postponement thereof. If an inspector or inspectors are not appointed, the individual presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the chairman of the meeting. The inspectors, if any, shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. Each such report shall be in writing and signed by him or her or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11. ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER PROPOSALS BY STOCKHOLDERS.

(a) Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of

Directors or (iii) by any stockholder of the Corporation who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business the stockholder proposes to bring before the meeting and who has complied with this Section 11(a).

(1) For nominations for election to the Board of Directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business shall set forth all information required under this Section 11 and shall otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders nor earlier than on the one hundred fiftieth (150th) day prior to the first (1st) anniversary of the date of mailing of the notice for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than thirty (30) days from the first (1st) anniversary of the date of the preceding year’s annual meeting of stockholders (or in the case of the first annual meeting of stockholders), notice by the stockholder to be timely must be delivered not earlier than on the one hundred fiftieth (150th) day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting of stockholders or the tenth (10th) day following the day on which public announcement of the date of the annual meeting of stockholders is first made by the Corporation. In no event shall the public announcement of a postponement or adjournment of an annual meeting of stockholders to a later date or time commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a Director (A) the name, age, business address and residence address of such individual, (B) the class, series and number of all shares of stock of the Corporation that are owned by such individual, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such individual, if any, (C) the date such shares were acquired and the investment intent of such acquisition and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description in reasonable detail of such business, the complete text of any resolutions intended to be presented at the annual meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all shares of stock of the Corporation which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person; (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (ii) or (iii) of this paragraph (2) of this Section 11(a), the name and address of such stockholder as they appear on the Corporation’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; (v) a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice; (vi) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a Director or the proposal of other business on the date of such stockholder’s notice; and (vii) all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law. In addition, a stockholder seeking to submit such nominations or business at the meeting shall promptly provide any other information reasonably requested by the Corporation.

(2) Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event the Board of Directors increases the number of Directors, and there is no public announcement of such action at least one hundred thirty (130) days prior to the first (1st) anniversary of the date of mailing of the notice of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice shall be delivered to the secretary at the principal executive offices of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(3) For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting, and either (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice by the stockholder provided for in this Section 11(b) and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with this Section 11(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a Director as specified in the Corporation’s notice of meeting, if the stockholder’s notice containing the information required by paragraph (a)(2) of this Section 11 shall be delivered to the secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m., Eastern Time, on the one hundred twentieth (120th) day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a stockholder’s notice as described above.

(c) General. (1) Upon written request by the secretary or the Board of Directors or any committee thereof, any stockholder proposing a nominee for election as a Director or any proposal for other business at a meeting of stockholders shall provide, within five (5) Business Days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 11.

(1) Only such individuals who are nominated in accordance with the procedures set forth in this Section 11 shall be eligible for election by stockholders as Directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 and, if any proposed nomination or business is not in compliance with this Section 11, to declare that such defective nomination or proposal shall be disregarded.

(2) For purposes of this Section 11, (a) the “date of mailing of the notice” shall mean the date of the proxy statement for the solicitation of proxies for election of Directors and (b) “public announcement” shall mean disclosure (i) in a press release transmitted to the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or comparable news service or (ii) in a document publicly filed by the Corporation with the United States Securities and Exchange Commission.

(3) Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Subject to the foregoing provisions of this Section 11, a resolution or motion shall be considered for vote only if proposed by a stockholder or a duly authorized proxy and seconded by a stockholder or duly authorized proxy other than the stockholder who proposed the resolution or motion.

Section 12. VOTING BY BALLOT. Voting on any question or in any election may be viva voce unless the presiding officer shall order that voting be by ballot.

Section 13. MEETINGS BY REMOTE COMMUNICATION. At the discretion of the Board of Directors and subject to any guidelines and procedures that the Board of Directors may adopt from time to time, stockholders and proxy holders not physically present at a meeting of the stockholders, by means of remote communication may participate in the meeting of the stockholders and may be considered present in person and may vote at the meeting of the stockholders, whether the meeting is held at a designated place or solely by means of remote communication. The Corporation shall implement reasonable measures to verify that each person considered present and authorized to vote at the meeting by means of remote communication is a stockholder or proxy holder, the Corporation shall implement reasonable measures to provide the stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with the proceedings and in the event any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action shall be maintained by the Corporation.

Section 14. CONTROL SHARE ACQUISITION ACT. Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”), or any successor statute, shall not apply to any acquisition by any person of shares of stock of the Corporation.

ARTICLE III

DIRECTORS

Section 1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2. NUMBER, TENURE AND QUALIFICATIONS. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may establish, increase or decrease the number of Directors; provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than twenty-five (25); and further provided that the tenure of office of a Director shall not be affected by any decrease in the number of Directors. A Director shall be an individual at least 21 years of age who is not under legal disability.

Section 3. ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors shall be held immediately after and at the same place or via the same means of remote communication as the annual meeting of stockholders, no notice other than this Bylaw being necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place for the holding of regular meetings of the Board of Directors without other notice than such resolution.

Section 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the Board of Directors, the chief executive officer, the president or by a majority of the Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place for the holding of special meetings of the Board of Directors without notice other than such resolution.

Section 5. NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each Director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty four (24) hours prior to the meeting. Notice by United States mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the Director or his or her agent is personally given such notice in a telephone call to which the Director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the Director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the Director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6. QUORUM. A majority of the Directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such Directors are present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter, these Bylaws or the provisions of any applicable committee charter, the vote of a majority of a particular group of Directors is required for action, a quorum must also include a majority of such group.

The Directors present at a meeting which has been duly called and convened may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors to leave less than a quorum.

Section 7. VOTING. The action of the majority of the Directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough Directors have withdrawn from a meeting to leave less than a quorum but the meeting is not adjourned, the action of a majority of that number of Directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8. ORGANIZATION. At each meeting of the Board of Directors, the chairman of the Board of Directors or, in the absence of the chairman, the vice chairman of the Board of Directors, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the Board of Directors, the chief executive officer or in the absence of the chief executive officer, the president or in the absence of the president, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or in the absence of the secretary and all assistant secretaries, a person appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9. TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear, and speak to, each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10. CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a consent in writing or by electronic transmission to such action is given by each Director and is filed in paper or electronic form with the minutes of proceedings of the Board of Directors.

Section 11. RATIFICATION. The Board of Directors or the stockholders may ratify and make binding on the Corporation any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter and, if so ratified, shall have the same force and effect as if the action or inaction had been originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders.

Section 12. REMOVAL; VACANCIES. Any Director or the entire Board of Directors may be removed only in accordance with the provisions of the Charter. A vacancy on the Board of Directors may be filled only in accordance with the provisions of the Charter.

Section 13. COMPENSATION. Directors shall not receive any stated salary for their services as Directors, but, by resolution of the Directors, Directors that are not employed by the Corporation may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned, leased or to be acquired by the Corporation and for any service or activity they performed or engaged in as Directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they performed or engaged in as Directors; but nothing herein contained shall be construed to preclude any Directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 14. RESIGNATION OF DIRECTORS. Any Director may resign by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such written notice or upon any future date specified in the notice.

Section 15. LOSS OF DEPOSITS. No Director shall be liable for any loss which may occur by reason of the failure of the bank, trust company, savings and loan association, or other institution with whom moneys or shares of stock have been deposited.

Section 16. SURETY BONDS. Unless required by law, no Director shall be obligated to give any bond or surety or other security for the performance of any of his or her duties.

Section 17. RELIANCE. Each Director, officer, employee and agent of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be fully justified and protected with regard to any act or failure to act in reliance in good faith upon the books of account or other records of the Corporation, upon an opinion of counsel or upon reports made to the Corporation by any of its officers or employees or by the adviser, accountants, appraisers or other experts or consultants selected by the Board of Directors or officers of the Corporation, regardless of whether such counsel or expert may also be a Director, to the extent set forth in Section 2-405.1 (or any successor provision) of the MGCL.

Section 18. CERTAIN RIGHTS OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. The Directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any Director or officer, employee or agent of the Corporation, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation, except as set forth in a written agreement between the Corporation and such Director or officer, employee or agent of the Corporation; provided that such Director or officer, employee or agent complies with the applicable terms of the then existing conflicts of interest policy of the Corporation.

ARTICLE IV

COMMITTEES

Section 1. NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Executive Committee, an Audit Committee and other committees, composed of one or more Directors as required by applicable law, to serve at the pleasure of the Board of Directors.

Section 2. POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law.

Section 3. MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.

A majority of the members of any committee shall be present in person at any meeting of such committee in order to constitute a quorum for the transaction of business at such meeting, and the act of a majority of the committee members present shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of such chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide. In the event of the absence or disqualification of any member of any such committee, the members thereof present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may appoint another Director to act at the meeting in the place of such absent or disqualified member.

Each committee shall keep minutes of its proceedings and shall report the same to the Board of Directors at the next succeeding meeting, and any action by the committee shall be subject to revision and alteration by the Board of Directors to the extent permissible by applicable law, provided that no rights of third persons shall be affected by any such revision or alteration.

Section 4. TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5. CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed in paper or electronic form with the minutes of proceedings of such committee.

Section 6. VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1. GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the Board of Directors, a vice chairman of the Board of Directors, a chief executive officer, one or more vice presidents, a chief investment officer, a chief operating officer, a chief financial officer, a chief legal officer, a chief accounting officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries, assistant treasurers or other officers. Each officer shall hold office until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2. REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the Board of Directors, the chairman of the Board of Directors, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the notice of resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3. VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4. CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. The chief executive officer, in general, shall perform all duties incident to the office of chief executive officer and such other responsibilities and duties as may be prescribed by the Board of Directors from time to time. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed.

Section 5. CHIEF INVESTMENT OFFICER. The Board of Directors may designate a chief investment officer. The chief investment officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 6. CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 7. CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 8. CHIEF LEGAL OFFICER. The Board of Directors may designate a chief legal officer. The chief legal officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 9. CHIEF ACCOUNTING OFFICER. The Board of Directors may designate a chief accounting officer. The chief accounting officer shall have the responsibilities and duties as set forth by the Board of Directors or the chief executive officer.

Section 10. CHAIRMAN OF THE BOARD. The Board of Directors may designate a chairman of the Board of Directors. The chairman of the Board of Directors shall preside over the meetings of the Board of Directors and of the stockholders at which he or she shall be present. The chairman of the Board of Directors shall perform such other duties as may be assigned to him or her by the Board of Directors.

Section 11. PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 12. VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, president or by the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president or as vice president for particular areas of responsibility.

Section 13. SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or by the Board of Directors.

Section 14. TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, moneys and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 15. ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, president or the Board of Directors. The assistant treasurers shall, if required by the Board of Directors, give bonds for the faithful performance of their duties in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors.

Section 16. SALARIES. The salaries and other compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors or a committee thereof and no officer shall be prevented from receiving such salary or other compensation by reason of the fact that he or she is also a Director.

Section 17. ADDITIONAL TITLES. The Board of Directors may from time to time confer upon any employee of the Corporation any other title or titles deemed appropriate, or may authorize the chairman of the Board or the president to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Directors, or by the chairman of the Board or the president if so authorized by the Board of Directors. Any employee designated by such a title shall have the powers and duties with respect to such as shall be prescribed by the Board of Directors, the chairman of the Board or the president. The conferring of additional titles shall not create an office of the Corporation for purposes of these Bylaws or the Charter unless specifically designated as such by the Board of Directors; but any person who is an officer of the Corporation may also have an additional title.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1. CONTRACTS. The Board of Directors or a committee thereof within the scope of its delegated authority may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or such committee and executed by an authorized person. A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

Section 2. CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation in such banks, trust companies or other depositories as the Board of Directors, the chief executive officer, chief financial officer, treasurer or any other officer designed by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1. CERTIFICATES. Except as otherwise provided in these Bylaws, this Article VII shall not be interpreted to limit the authority of the Board of Directors to issue some or all of the shares of any or all of the Corporation’s classes or series without certificates. The Board of Directors may determine to issue certificated or uncertificated shares of stock and other securities of the Corporation. Except as may be otherwise provided by the Board of Directors, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL or the Maryland Uniform Commercial Code—Investment Securities of the Annotated Code of Maryland, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL and the Maryland Uniform Commercial Code—Investment Securities of the Annotated Code of Maryland to be included on stock certificates. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the chairman or vice chairman of the board, the chief executive officer, the chief operating officer, the president, the chief financial officer or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Corporation. The signatures may be either manual or facsimile. Certificates shall be consecutively numbered; and if the Corporation shall, from time to time, issue several classes of shares of capital stock, each class may have its own number series. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. Each certificate representing shares of capital stock which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Corporation, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate. If the Corporation has authority to issue shares of capital stock of more than one class, the certificate shall contain on the face or back a full statement or summary of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class of shares of capital stock and, if the Corporation is authorized to issue any preferred or special class in series, the differences in the relative rights and preferences between the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series. In lieu of such statements or summaries, the Corporation may set forth upon the face or back of the certificate a statement that the Corporation will furnish to any stockholder, upon receipt of a written request and without charge, a full statement of such information. There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2. TRANSFERS. All transfers of shares of stock shall be recorded on the books of the Corporation upon surrender to the Corporation or the transfer agent of the Corporation of proper evidence of succession, assignment or authority to transfer in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender to the Corporation or the transfer agent of the Corporation of a stock certificate duly endorsed or accompanied by proper evidence of assignment. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, to the extent then required by the MGCL or the Maryland Uniform Commercial Code—Investment Securities of the Annotated Code of Maryland, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL and the Maryland Uniform Commercial Code—Investment Securities of the Annotated Code of Maryland to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter of the Corporation and all of the terms and conditions contained therein.

Section 3. REPLACEMENT CERTIFICATE. Any officer designated by the Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined that such certificates may be issued. When authorizing the issuance of a new certificate, an officer designated by the Board of Directors may, in his or her discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or the owner’s legal representative to advertise the same in such manner as he or she shall require and/or to give bond, with sufficient surety, to the Corporation to indemnify it against any loss or claim which may arise as a result of the issuance of a new certificate.

Section 4. CLOSING OF TRANSFER BOOKS OR FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of stockholders, not less than ten (10) days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than twenty (20) days. If the stock transfer books are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting of stockholders, such books shall be closed for at least ten (10) days before the date of such meeting.

Except as otherwise set forth in these Bylaws, if no record date is fixed and the stock transfer books are not closed for the determination of stockholders, (a) the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be at 5:00 p.m., Eastern Time, on the day on which the notice of meeting is mailed or the thirtieth (30th) day before the meeting, whichever is the closer date to the meeting; and (b) the record date for the determination of stockholders entitled to receive payment of a dividend or an allotment of any other rights shall be 5:00 p.m., Eastern Time, on the day on which the resolution of the Board of Directors, declaring the dividend or allotment of rights, is adopted.

When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment or postponement thereof, except when (i) the determination has been made through the closing of the transfer books and the stated period of closing has expired or (ii) the meeting is adjourned or postponed to a date more than one hundred twenty (120) days after the record date fixed for the original meeting, in either of which case a new record date shall be determined as set forth herein.

Section 5. STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6. FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may issue fractional stock or provide for the issuance of scrip, all on such terms and under such conditions as they may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may issue units consisting of different securities of the Corporation. Any security issued in a unit shall have the same characteristics as any identical securities issued by the Corporation, except that the Board of Directors may provide that for a specified period securities of the Corporation issued in such unit may be transferred on the books of the Corporation only in such unit.

Section 7. VOTING STOCK IN OTHER CORPORATIONS. Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the chief executive officer, president, chief financial officer, a vice president, or a proxy appointed by any of them. The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

ARTICLE VIII

ACCOUNTING YEAR

The fiscal year of the Corporation shall be the 12 calendar month period ending December 31 in each year, unless otherwise provided by the Board of Directors by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or shares of stock of the Corporation, subject to the provisions of law and the Charter.

ARTICLE X

INVESTMENT POLICIES

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation, as it shall deem appropriate in its sole discretion.

ARTICLE XI

MANAGEMENT AGREEMENTS

The Board of Directors may engage a manager or managers to advise the Board of Directors and be responsible for directing the business affairs of the Corporation pursuant to a written agreement or agreements. The approval of any such management agreement and the renewal or termination thereof shall require the affirmative vote of a majority of the Board of Directors.

ARTICLE XII

SEAL

Section 1. SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall have inscribed thereon the name of the Corporation and the year of its formation. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2. AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XIII

INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 1. PROCEDURE. Any indemnification or payment of costs and expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within sixty (60) days, upon the written request of the Director or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corporation denies such request, in whole or in part, or (ii) no disposition thereof is made within sixty (60) days. The Indemnified Party’s costs and expenses (including attorney’s fees) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be paid or reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

Section 2. EXCLUSIVITY. The indemnification and payment of expenses provided in these Bylaws shall not be deemed exclusive of or limit in any way other rights to which any Indemnified Party seeking indemnification or payment of expenses may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise, including, without limitation, a vote of stockholders or disinterested Directors, to the extent not inconsistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, which shall continue in respect of all events occurring while a person was a Director or officer after such person has ceased to be a Director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation shall not be liable for any payment under these Bylaws or the Charter in connection with a claim made by a Director or officer to the extent such Director or officer has otherwise actually received payment under insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable hereunder. All rights to indemnification and advance of expenses under these Bylaws or the Charter shall be deemed to be a contract between the Corporation and each Director or officer of the Corporation who serves or served in such capacity at any time while these Bylaws are in effect. Nothing herein shall prevent the amendment, modification or repeal of these Bylaws, provided that no such amendment, modification or repeal shall diminish the rights of any person hereunder or the obligations of the Corporation arising hereunder, in each case, with respect to events occurring or claims made before the adoption of such amendment or modification or while these Bylaws or any provision hereof are in force or as to claims made after its adoption in respect of events occurring before the adoption of such amendment or modification or while these Bylaws or any provision hereof are in force.

Section 3. SEVERABILITY; DEFINITIONS, ETC. The invalidity or unenforceability of any provision of this Article XIII shall not affect the validity or enforceability of any other provision hereof. The phrase “these Bylaws” in this Article XIII means this Article XIII in its entirety. Neither the amendment nor repeal of this Article XIII, nor the adoption or amendment of any other provision of these Bylaws or Charter of the Corporation inconsistent with this Article XIII, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE XIV

WAIVER OF NOTICE

Whenever any notice is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing, signed or given by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XV

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 8.051 and 8.105(b) of Chapter 8 of the Texas Business Organizations Code, or the TBOC, provide that a real estate investment trust shall indemnify a person who is or was a trust manager or officer against reasonable expenses actually incurred by such person in connection with a proceeding in which the person is a respondent because the person is or was serving in such a capacity if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding.

Sections 8.101, 8.102 and 8.105 of Chapter 8 of the TBOC also provide generally that a person sued as a trust manager or officer may be indemnified by the real estate investment trust against judgments and reasonable court costs, penalties, fines, settlements, excise or similar taxes, and attorney’s fees if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity with the real estate investment trust, that his conduct was in the real estate investment trust’s best interests, and in all other cases, that his conduct was at least not opposed to the real estate investment trust’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). Section 8.104 of the TBOC provides that a real estate investment trust may advance expenses incurred by a trust manager or officer in defending a suit or similar proceeding. Pursuant to Section 8.105 of the TBOC, a Texas real estate investment trust is also permitted to indemnify and advance expenses to officers, employees and agents who are not trust managers to such extent as may be provided by its declaration of trust, bylaws, actions of its board of trust manager, resolutions of its shareholders, or contract or required by common law.

Section 8.151 of the TBOC also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a trust manager or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8 of the TBOC.

Section 7.001 of the TBOC provides that a corporation’s certificate of formation may limit or eliminate a trust manager’s liability for monetary damages to the corporation or its shareholders for an act or omission in the trust manager’s capacity as a trust manager.

Section 200.314 of the TBOC provides that no trust manager shall be liable to the real estate investment trust for any act, omission, loss, damage or expense arising from the performance of his duty to a real estate investment trust, except to the extent that any such liability is caused only for his own willful misfeasance, willful malfeasance or gross negligence.

PMC Commercial has also adopted provisions in its Declaration of Trust and Bylaws that limit the liability of its trust managers, officers, agents or any trust manager, officer or employee of an agent of PMC Commercial, and any person who is or was serving at the request of PMC Commercial as a trust manager, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the applicable laws of the State of Texas.

Further, PMC Commercial has entered into an Indemnification Agreement with each of its trust managers and named executive officers. Each Indemnification Agreement provides that PMC Commercial shall indemnify and hold harmless each such trust manager or named executive officer to the fullest extent permitted by law.

The Merger Agreement will provide further indemnification to each manager, trust manager or officer of PMC Commercial or any of the its subsidiaries, together with such person’s heirs, executors and administrators, which indemnification shall survive the Merger for a period of six years, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, trust manager or officer of PMC Commercial or any of its subsidiaries, or is or was serving at the request of PMC Commercial or any of its subsidiaries as a manager, trust manager, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 21.	Exhibits and Financial Statement Schedules.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trust managers, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trust manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trust manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(10) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on November 20, 2013.

PMC COMMERCIAL TRUST

By:	/s/ Jan F. Salit
Jan F. Salit
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jan F. Salit Jan F. Salit	Chairman of the Board of Trust Managers, President, Chief Executive Officer and Secretary (Principal Executive Officer)	November 20, 2013

* Barry N. Berlin	Chief Financial Officer and Executive Vice President (Principal Financial and Principal Accounting Officer)	November 20, 2013

* Nathan G. Cohen	Trust Manager	November 20, 2013

* Dr. Martha Rosemore Morrow	Trust Manager	November 20, 2013

* Barry A. Imber	Trust Manager	November 20, 2013

*By:	/s/ Jan F. Salit Jan F. Salit Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Document

2.1**	Agreement and Plan of Merger, dated as of July 8, 2013, by and among CIM Urban REIT, LLC, CIM Merger Sub, LLC, PMC Commercial Trust and Southfork Merger Sub, LLC; and the Consent to Assignment and Limited Waiver to Agreement and Plan of Merger, dated as of November 20, 2013, by and among PMC Commercial Trust, CIM Urban REIT, LLC, Southfork Merger Sub, LLC, and CIM Merger Sub, LLC, the terms of which were acknowledged and agreed to by a new subsidiary formed by CIM Urban REIT, LLC, Urban Partners II, LLC. These documents are attached as Annex A to the proxy statement/prospectus contained in this registration statement. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

3.1	Declaration of Trust. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-11 (Registration No. 33-65010) of PMC Commercial Trust filed with the Securities and Exchange Commission on June 25, 1993.

3.1(a)	Amendment No. 1 to Declaration of Trust. Incorporated by reference to Exhibit 3.1(a) to the Annual Report on Form 10-K (File No. 00022148) for the year ended December 31, 1993.

3.1(b)	Amendment No. 2 to Declaration of Trust. Incorporated by reference to Exhibit 3.1(b) to the Annual Report on Form 10-K (File No. 00022148) for the year ended December 31, 1993.

3.1(c)	Amendment No. 3 to Declaration of Trust. Incorporated by reference to Annex B to the proxy statement/prospectus as part of the Registration Statement on Form S-4 (Registration No. 333-108180) of PMC Commercial Trust filed with the Securities and Exchange Commission on November 10, 2003.

3.2	Bylaws of PMC Commercial Trust. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-11 (Registration No. 33-65010) of PMC Commercial Trust filed with the Securities and Exchange Commission on June 25, 1993.

3.2(a)	Amendment No. 1 to Bylaws. Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 1-13610) filed with the Securities and Exchange Commission on April 16, 2009.

4.1*	Form of Statement of Designation of the Class A Preferred Shares of Beneficial Interest of PMC Commercial Trust. Attached as Annex B to the proxy statement/prospectus contained in this registration statement.

5.1**	Opinion of Locke Lord LLP.

8.1***	Tax Opinion of Locke Lord LLP.

8.2***	Tax Opinion of DLA Piper LLP (US).

10.1*	Form of Master Services Agreement by and among PMC Commercial Trust, CIM Service Provider, LLC and each of the Subsidiaries party thereto. Attached as Annex D to the proxy statement/prospectus contained in this registration statement.

10.2**	Form of Registration Rights and Lockup Agreement by and among Urban Partners II, LLC and PMC Commercial Trust. Attached as Annex C to the proxy statement/prospectus contained in this registration statement.

10.3	Executive Employment Contract with Jan F. Salit dated December 11, 2012. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 1-13610) filed with the Securities and Exchange Commission on December 13, 2012.

10.3(a)	Amended and Restated Executive Employment Contract with Jan F. Salit. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 1-13610) filed with the Securities and Exchange Commission on August 30, 2013.

10.4	Executive Employment Contract with Barry N. Berlin dated December 11, 2012. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 1-13610) filed with the Securities and Exchange Commission on December 13, 2012.

10.4(a)	Amended and Restated Executive Employment Contract with Barry N. Berlin. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 1-13610) filed with the Securities and Exchange Commission on August 30, 2013.

13.1	Quarterly Report of PMC Commercial Trust on Form 10-Q (File No. 1-13610) filed with the Securities and Exchange Commission on May 10, 2013.

13.2	Quarterly Report of PMC Commercial Trust on Form 10-Q (File No. 1-13610) filed with the Securities and Exchange Commission on August 9, 2013.

13.3	Quarterly Report of PMC Commercial Trust on Form 10-Q (File No. 1-13610) filed with the Securities and Exchange Commission on November 12, 2013.

13.4	Annual Report of PMC Commercial Trust on Form 10-K (File No. 1-13610) filed with the Securities and Exchange Commission on March 18, 2013.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K (File No. 1-13610) for the year ended December 31, 2012.

23.1**	Consent of PricewaterhouseCoopers LLP with respect to PMC Commercial Trust.

23.2**	Consent of Deloitte & Touche LLP with respect to CIM Urban Partners L.P.

23.3****	Consent of Locke Lord LLP (included in Exhibits 5.1 and 8.1 hereto).

23.4***	Consent of DLA Piper LLP (US) (included in Exhibit 8.2 hereto).

24.1*	Power of Attorney (included on the signature page hereto).

99.1**	Consent of Sandler O’Neill + Partners, L.P.

99.2**	Consent of Richard Ressler to become Trust Manager of PMC Commercial Trust.

99.3**	Consent of Avraham Shemesh to become Trust Manager of PMC Commercial Trust.

99.4**	Consent of Shaul Kuba to become Trust Manager of PMC Commercial Trust.

99.5**	Consent of Kelly Eppich to become Trust Manager of PMC Commercial Trust.

99.6**	Consent of Douglas Bech to become Trust Manager of PMC Commercial Trust.

99.7**	Consent of Robert Cresci to become Trust Manager of PMC Commercial Trust.

99.8**	Consent of Frank Golay to become Trust Manager of PMC Commercial Trust.

99.9**	Form of proxy solicited by the Board of Trust Managers of PMC Commercial Trust.

*	Previously filed.
**	Filed herewith.
***	To be filed by amendment.
****	A portion filed herewith and portion to be filed by amendment.